Exhibit 4.24

Board of Directors (as at July 2025) Alison Brittain (Chair) Richard Masters (Chief Executive) Mai Fyfield (Independent Non-Executive Director) Dharmash Mistry (Independent Non-Executive Director) Matthew Ryder KC (Independent Non-Executive Director) Auditors Deloitte LLP 1 New Street Square London EC4A 3BZ Bankers Barclays Bank plc 27th Floor 1 Churchill Place London E14 5HP Registered Office Brunel Building 57 North Wharf Road London W2 1HQ Regd. No. 02719699 Telephone 020 8157 9000 Website www.premierleague.com Published by The Football Association Premier League Limited © The Football Association Premier League Limited 2025 The Football Association Premier League Limited Season 2025/26

Premier League Owners’ Charter As owners and Directors, we are the custodians of our Clubs and will uphold the spirit of these commitments. 1. We understand the vital role of our fans and we commit to listening to their views and protecting our Club’s heritage. 2. We have collective responsibility for the continued success of the Premier League and want it to remain the most watched football league in the world. 3. We recognise the value each Club has to its broader community and the desire of each individual Club to win and to grow. We will run our Club in an economically stable, sustainable, and socially responsible manner. 4. We want to develop and attract the world’s best players, coaches and managers to the Premier League. 5. We are committed to making football free from discrimination and abuse. The Premier League should be a place for everyone. 6. We understand the importance of a football pyramid that rewards success on the pitch, upholds promotion and relegation and qualification for other competitions by current sporting merit. 7. We will promote the strength and financial sustainability of English football, including our national teams and we will continue to support all levels of the game. 8. We support the competitiveness of the Premier League as one of its greatest assets but recognise that, off the pitch, there is strength in our collective unity. We will openly debate the issues facing us and protect Premier League and Shareholders’ confidentiality in public. 9. We are collectively committed to the Premier League and recognise our responsibility to support it. We will not engage in the creation of new competition formats outside of the Premier League’s Rules. 10. We believe that all Shareholders in the Premier League should have an equal voice. We will conduct our Club’s dealings with good faith, honesty and the highest possible standards of professional behaviour and sporting integrity.

Contents Premier League Rules 79 Premier League Forms 317 Youth Development Rules 413 Youth Development Forms 517 Appendices to the Rules 561 Rules 63 Club Directory 01 Fixtures 43 Match Officials 689 Memorandum & Articles of Association 697 Miscellaneous 725 Statistics 763

Club Directory

AFC Bournemouth

Vitality Stadium
Dean Court
Bournemouth
BH7 7AF

Main Switchboard 01202 726300
Ticket Office 01202 726300
www.afcb.co.uk

Chairman
Bill Foley

Head Coach
Andoni Iraola Sagarna

Technical Director
Simon Francis

President of Football Operations
Tiago Pinto

Club Secretary
Tim Lane
07586 124321

General Counsel
Rebecca Todd

Operations Director
Chris Gerrish

Academy Manager
Sam Gisborne

President of Business Operations
Jim Frevola

Finance Director
David Holiday
01202 726321

Commercial Director
Rob Mitchell
01202 726322

Chief Ticketing Officer
Nick Zombolas

Home kit	Alternative kit 1	Alternative kit 2


bj88

Shirt Red and Black Stripes
Shorts Black
Socks Black

Club Directory: AFC Bournemouth

Vice President, Head of Media and Communications
Zoe Rundle

Head of Safeguarding
Meredith Hack
07554 446446

Supporter Liaison Officer
Hannah Powis

Safety Officer
Lisa Honeybun

Head of EDI and Engagement
Hannah Powis
07867 595771

Team Doctor
Dr Ari Pillai
ATMMIF, BSc, MBBS, MRCS, FRCEM, Dip SEM

Director of Medical and Performance
Dr Robert Percy Marshall

Head Groundsman
Ian Lucas
NVQ Level 3 Sports Turf Management

Head of Community Sports Trust
Steve Cuss
01202 726342

Shirt Sponsor
BJ88

Kit Manufacturer
Umbro

Ground Capacity at start of the Season
11,307

Pitch Dimensions
Length: 105 metres Width: 68 metres

Directors
Bill Foley (Chairman)
Neill Blake
Jim Frevola
Ryan Caswell
Todd Pickup

Official Company Name and Number
AFC Bournemouth Limited
No. 6632170

Home Goalkeeper	Goalkeeper Alt kit 1	Goalkeeper Alt kit 2


bj88

Shirt Lime Green
Shorts Lime Green
Socks Lime Green

3
4

Club Directory: Arsenal

Arsenal

Highbury House
75 Drayton Park
London
N5 1BU

Main Switchboard: 020 7619 5003
Contact Centre / Ticket Office: 020 7619 5000
www.arsenal.com

Managing Director
Richard Garlick

Club Secretary
Zayna Perkins

First Team Manager
Mikel Arteta

Assistant Coach
Albert Stuivenberg

Sporting Director
Andrea Berta

Academy Manager
Per Mertesacker

Director of Football Operations
James King

General Counsel
Svenja Geissmar

Chief Commercial Officer
Juliet Slot

Chief Operations Officer
Karen Smart

Chief Communications Officer
Kate Laurens

Chief Financial Officer
Stuart Wisely

Chief People Officer
Liz Bonelli

Chief Technology Officer
Adrian Thompson

Senior Manager – Event Safety and Operations
William Payne

Venue Director
Tom McCann

Supporter Liaison Officer
Mark Brindle

Disability Liaison Officer
Jacquie Pollard

Disability Access Manager
Aaron Heskins

Head of Sports Medicine and Performance
Dr Zafar Iqbal
MBBS, BSc, DCH, DRCOG, MRCGP, MSc, Dip PCR, FFSEM, Dip MSK USS

Head of Horticulture and Playing Surface Operations
Paul Ashcroft
National Diploma in Turf, Science and Grounds Management

Managing Editor (Publications)
Andy Exley

Shirt Sponsor
Emirates

Kit Manufacturer
adidas

Ground Capacity at start of the Season
60,704

Pitch Dimensions
Length: 105 metres Width: 68 metres

Directors
Stanley Kroenke
Josh Kroenke
Richard Carr
Lord Harris of Peckham
Tim Lewis

Official Company Name and Number
The Arsenal Football Club Ltd
No. 109244

Home kit	Alternative kit 1	Alternative kit 2


Emirates
FLY BETTER

Shirt Red and White
Shorts White
Socks Red

Home Goalkeeper	Goalkeeper Alt kit 1	Goalkeeper Alt kit 2


Emirates
FLY BETTER

Shirt Yellow
Shorts Yellow
Socks Yellow

5

6

Club Directory: Aston Villa

Aston Villa

Villa Park
Birmingham
B6 6HE

Main Switchboard 0121 327 2299
Ticket Office No 0333 323 1874
postmaster@avfc.co.uk
www.avfc.co.uk

Chairman
Nassef Sawiris

President of Football Operations
Ramon Rodriguez Verdejo

President of Business Operations
Francesco Calvo

Director of Football Operations
Damian Vidagany Igual

Head of Football Administration
Sharon Barnhurst

Head Coach
Unai Emery

Chief Operating Officer
Ben Hatton

General Counsel
Victoria Wilkes

Academy Manager
Mark Harrison

Chief Financial Officer
Richard Cackett

Communications Director
Tommy Jordan

Head of Ticketing Operations
Lynne O'Reardon

Vice President, Facilities and Estates Development
Troy Griffin

Home kit	Alternative kit 1	Alternative kit 2


Betano

Shirt Claret
Shorts White
Socks Sky Blue


Betano

Shirt Black
Shorts Black
Socks Black



Shirt Off White and Energy Ink
Shorts Off White and Energy Ink
Socks Off White and Energy Ink

Head of Foundation and Community Partnerships
Guy Rippon

Head of Security and Matchday Safety
Sye Roberts

Safety Officer
Dujon Brown-Taylor

Supporter Liaison Manager
Matthew Dainty

Disability Access Officer
Laura Wright

Head of Safeguarding
Ashlee Milliard

Team Doctor
Arnaldo Abrantes

Head Physiotherapist
Ali James
BSC (Hons), MSc (Oxon), Pg Dip

Head Groundsman
Karl Prescott
NVQ Level 1,2,3 4 Sports Turf and
NVQ level 4 in Sports Turf Management

Shirt Sponsor
Betano

Kit Manufacturer
adidas

Ground Capacity at start of the Season
43,205

Pitch Dimensions
Length: 105 metres Width: 68 metres

Directors
Nassef Sawiris
Wesley Edens
Michael Angelakis
Chester Hall
Sarah Watterson
Bashir Lebada

Official Company Name and Number
Aston Villa FC Limited
No. 2502822

Home Goalkeeper	Goalkeeper Alt kit 1	Goalkeeper Alt kit 2


Betano

Shirt Grey Five
Shorts Grey Five
Socks Grey Five


Betano

Shirt Pulse Yellow
Shorts Pulse Yellow
Socks Pulse Yellow

7

8

Brentford

Gtech Community Stadium
Lionel Road South
Brentford
TW8 0RU

Main Switchboard 0208 847 2511
Ticket Office No 0333 005 8521
enquiries@brentfordfc.com
www.brentfordfc.com
Correspondence Address Brentford FC, Vantage London, Great West Road, Brentford, TW8 9AG

Chair
Cliff Crown FCA

Chief Executive
Jon Varney

Club Secretary
Lisa Skelhorn
0208 380 9913

Chief Operating Officer
Ameesh Manek

Head Coach
Keith Andrews

Director of Football
Phil Giles

Performance Director
Ben Ryan

Technical Director
Lee Dykes

Academy Director
Stephen Torpey

Academy Operations Manager
Paul Whelan

Director of Player Health
Colm Fuller

Team Doctor
Dr Naheem Ali

Finance Director
David Joyes

Home kit	Alternative kit 1	Alternative kit 2


HOLLYWOOD

Shirt Red and White Stripes
Shorts Black
Socks Black

Corporate Affairs Director
Alexandra Dallas

Commercial Director
Fran Jones

Football Communications Director
Chris Wickham
0208 380 9934

Operations Director
Alan Walsh
0208 380 9907

Operational Risk Director
Adam Brown

Safety Officer
Dave Gregg

Marketing Services Director
Steve Watts

Head of Safeguarding (Football Department)
Sam Bayford

Head of Safeguarding (Off-Field)
Anna Wooldridge

Equality and Inclusion Director
Kaammini Chanrai

Shirt Sponsor
Hollywood Bets

Kit Manufacturers
Joma Sports S.A.

Ground Capacity at start of the Season
17,250

Pitch Dimensions
Length: 105 metres Width: 68 metres

Directors
Cliff Crown FCA
Nity Raj
Preeti Shetty
Deji Adam Davies
Jon Varney
Stuart Hatcher

Official Company Name and Number
Brentford FC Limited
No. 3642327

Home Goalkeeper	Goalkeeper Alt kit 1	Goalkeeper Alt kit 2

Club Directory: Brentford

9
10

Brighton & Hove Albion

The American Express Stadium
Village Way
Brighton
East Sussex
BN1 9BL

Main Switchboard 01273 668855
Ticket Office No 01273 668855
supporter.services@brightonandhovealbion.com
www.brightonandhovealbion.com

Chairman
Tony Bloom MBE

Chief Executive and Deputy Chairman
Paul Barber OBE

Chief Operating Officer
Paul Mullen

Club Secretary
Finlay Stark

Head Coach
Fabian Hürzeler

Technical Director
David Weir

Finance Director
Lee Cooper

Head of Ticketing and Supporter Services
Jenny Gower
01273 668855 (Option 1)

Head of Media and Communications
Paul Camillin
07747 773692

Head of Safety and Security
Adrian Morris
07785 460346

Head of Commercial
Russell Wood
07879 428274

Head of Marketing
Anna Easthope

Home kit	Alternative kit 1	Alternative kit 2



AMERICAN EXPRESS

Shirt Hyper Blue and White Stripes
Shorts Hyper Blue
Socks Hyper Blue



AMERICAN EXPRESS

Shirt Hydrangeas
Shorts Hydrangeas
Socks Hydrangeas



AMERICAN EXPRESS

Shirt University Gold
Shorts University Gold
Socks University Gold

11

Club Directory: Brighton & Hove Albion

Head of Performance
Doctor Gary Walker

Head of Medicine
Professor Doctor Florian Pfab

General Counsel
Lloyd Thomas

Head of People and Culture
Rose Read (Main EDI Contact)

Brighton & Hove Albion Foundation
Matt Dorn (CEO)
01273 878265

Academy Manager
Ian Buckman

Supporter Services Manager
Millie Crowhurst
01273 668855 (Option 1)

Chief Technology Officer
Mark Loch

Pitch and Grounds Manager
Steve Winterburn

Head Grounds Person
Phil Fifield

Shirt Sponsor
American Express

Kit Manufacturers
Nike

Ground Capacity at start of the Season
31,876

Pitch Dimensions
Length: 105 metres Width: 68 metres

Directors
Tony Bloom MBE (Chairman)
Paul Barber OBE (Chief Executive and Deputy Chairman)
Paul Mullen (Chief Operating Officer)
Lee Cooper (Finance Director)
Rose Read (Head of People and Culture)
Ray Bloom
Paul Brown
Robert Comer
Adam Franks
Peter Godfrey
Anna Jones
Michelle Walder

Official Company Name and Number
The Brighton and Hove Albion Football Club Limited
No. 81077

Home Goalkeeper	Goalkeeper Alt kit 1	Goalkeeper Alt kit 2

12

13 14 Home kit Alternative kit 1 Alternative kit 2 Home Goalkeeper Goalkeeper Alt kit 1 Goalkeeper Alt kit 2 Shirt Purple Potion Shorts Brilliant White Socks Tropical Breeze Club Directory: Burnley Chief Executive James Holroyd Chief Operating Officer/Club Secretary Matt Williams Academy Manager Chris Casper Finance Director Andrew Thompson Commercial Director Nick Cowell Chief Marketing Officer Ed Stewart-Lockhart Chief Technology Officer Joe Darkins Head Coach Scott Parker Head of Retail and Ecommerce Mark Howorth Ticketing and Hospitality Senior Manager Robert Holmes Director of Operations Doug Metcalfe Head of Safety and Security Jon Bullas Head of Safeguarding Gary Russell Director of Fan Experience Russell Ball Disability Access Officer Theodore Jackson HR Manager Jessica Lucas Senior Kit Managers Carl Brighty Ian Elliott Head Groundsperson Barry O’Brien Shirt Sponsor 96.com Kit Manufacturer Castore Ground Capacity at start of the Season 21,990 Pitch Dimensions Length: 105 metres Width: 68 metres Directors Alan Pace (Chairman) Mike Smith Stuart Hunt Dave Checketts Prof. Antonio Davila Vladimir Torgovnik Official Company Name And Number Burnley Football & Athletic Company Limited (The) No. 54222 Turf Moor Harry Potts Way Burnley Lancashire BB10 4BX Burnley Main Switchboard 01282 446800 info@burnleyfc.com www.burnleyfc.com

Chelsea

Stamford Bridge
Fulham Road
London
SW6 1HS

Main Switchboard 0371 811 1955
Ticket Office 0371 811 1905
enquiries@chelseafc.com
www.chelseafc.com
Correspondence Address 60 Stoke Road, Stoke D'Abernon, Cobham, Surrey, KT11 3PT

Chairman
Todd Boehly

President/Chief Operating Officer
Jason Gannon

Director of Football Operations
David Barnard

Sporting Directors
Laurence Stewart
Paul Winstanley

Head Coach
Enzo Maresca

Director of Communications
Tom Roddy

Chief Legal and Corporate Affairs Officer
James Bonington

Director of Finance
Paul Ramos
020 7565 1472

First Team Doctor
Dr Craig Roberts
MBChB (UCT), MPhil (Sports Medicine) (UCT)

Director of Performance
Bryce Cavanagh

Director of Global Sports Surfaces and Landscaping
Paul Burgess

Home kit	Alternative kit 1	Alternative kit 2



Shirt Rush and Royal Blue
Shorts Rush and Royal Blue
Socks White



Shirt Phantom Cream
Shorts Phantom Cream
Socks Galactic Jade

15

Club Directory: Chelsea

Head of Matchday Safety
Chris Baker
07843 518209

Ticketing Operations Manager
Kelly Webster
020 7915 1941

Supporter Liaison Officer and Disability Access Officer
Michael Cornall
07740 411093

Facilities Manager
Jamie Gray
020 7386 3375

Shirt Sponsor
To be confirmed

Kit Manufacturer
Nike

Ground Capacity at start of the Season
40,044

Pitch Dimensions
Length: 103 metres Width: 67.5 metres

Directors
Todd Boehly
Behdad Eghbali
José E. Feliciano
Mark Walter
Hansjörg Wyss
Jonathan Goldstein
Barbara Charone
Lord Daniel Finkelstein OBE
James Pade
David Barnard
Jason Gannon

Official Company Name and Number
Chelsea Football Club Limited
No. 01965149

Home Goalkeeper	Goalkeeper Alt kit 1	Goalkeeper Alt kit 2

16

Club Directory: Crystal Palace

Crystal Palace

Selhurst Park Stadium
London
SE25 6PU

Main Switchboard 020 8768 6000
Ticket Office 0871 200 0071
www.cpfc.co.uk

Chairman
Steve Parish

General Counsel
David Nichol

Club Secretary
Christine Dowdeswell

Manager
Oliver Glasner

Academy Director
Gary Issott

Chief Financial Officer
Mitesh Velani
020 8768 6000

Head of Marketing
Matt Franks
020 8768 6000

Head of Retail
Foz Bowers
020 8768 6000

Head of Ticketing
Paul McGowan
020 8768 6000

Head of Security and Safety Officer
Neil Robinson
020 8768 6000

Chief Operating Officer
Jonty Castle
020 8768 6000

Supporter Liaison and Disability Access Officer
Nicola Gibbons
020 8768 6000

Head of Safeguarding
Laura Baptiste

Head of Sports Medicine
Dr Imtiaz Ahmad
MBBS, BSc, MSc (SEM), PGCMed, PGCMSKUS, FRCGP, FFSEM (UK)

Head of Grounds and Estates
Bruce Elliot
020 8768 6000

Chief Commercial Officer
Barry Webber
020 8768 6000

Media Relations Manager
Kimberley Vogel
020 8768 6000

Production Manager
Terry Byfield
020 8768 6000

Palace for Life Foundation
Mike Summers - Chief Executive

Shirt Sponsor
NET88

Kit Manufacturer
MACRON

Ground Capacity at start of the Season
25,194

Pitch Dimensions
Length: 101.5 metres Width: 68 metres

Directors
Steve Parish
David Blitzer
Joshua Harris

Official Company Name and Number
CPFC Limited
No. 7270793

Home kit	Alternative kit 1	Alternative kit 2


NET88

Shirt Palace Blue and Palace Red Stripes
Shorts Palace Blue
Socks Palace Blue

Home Goalkeeper	Goalkeeper Alt kit 1	Goalkeeper Alt kit 2

17
18

Club Directory: Everton

Everton

Hill Dickinson Stadium
Bramley-Moore Dock
Liverpool
L5 9SR

Main Switchboard 0151 556 1878
Ticket Office 0151 556 1878
Credit Card Bookings 0151 556 1878
everton@evertonfc.com
www.evertonfc.com
Correspondence Address 7th Floor, Royal Liver Building, Pier Head, Liverpool Waterfront, Liverpool, L3 1HU

Chief Executive Officer
Angus Kinnear

Technical Director
Nick Cox

Head of Football Operations
Jonathan Williams

Manager
David Moyes

Interim Academy Director
Carl Darlington

Chief Stadium Commercial Officer
Simon Hunter

Chief Finance Officer
James Maryniak

Senior Manager – Ticketing
Lee Newman

Chief Executive Officer – Everton in the Community
Sue Gregory

Chief Partnerships Officer
Mark Rollings

Head of Security and Stadium Safety Officer
David Lewis

Chief Operations Officer
Alan Bowen

Director of Communications and Engagement
Scott McLeod

Fan Engagement Manager
Christine Edwards

Head of Equality and Inclusion
Ben Osu

Club Doctor
Dr William Fotherby

Head of Medical Services
Adam Newall
MSc, BSc (Hons), CSP, HCPC

Head Groundsperson
Jon Howell

Broadcast and Liaison Manager
Darren Griffiths

Shirt Sponsor
Stake.com

Kit Manufacturer
Castore

Ground Capacity at start of the Season
52,769

Pitch Dimensions
Length: 105 metres Width: 68 metres

Directors
Dan Friedkin
Marc Watts
Analaura Moreira-Dunkel
Eric Williamson
Angus Kinnear
Colin Chong

Official Company Name and Number
Everton Football Club Company Limited
No. 36624

Home kit


Stake

Shirt Blue
Shorts White
Socks Blue

Alternative kit 1


Stake

Shirt Pastel Yellow
Shorts Ocean Cavern
Socks Pastel Yellow

Alternative kit 2

Home Goalkeeper


Stake

Shirt Spring Bouquet
Shorts Spring Bouquet
Socks Spring Bouquet

Goalkeeper Alt kit 1


Stake

Shirt Ebony
Shorts Ebony
Socks Ebony

Goalkeeper Alt kit 2

19

20

21 22 Home kit Alternative kit 1 Alternative kit 2 Home Goalkeeper Goalkeeper Alt kit 1 Goalkeeper Alt kit 2 Club Directory: Fulham Chairman Shahid Khan Vice Chairman and Director of Football Operations Tony Khan Chief Executive Officer Alistair Mackintosh Club Secretary Nick Alford 020 8336 7420 Head Coach Marco Silva Head of First Team Medical Chris Hanson Chief Operating Officer Darren Preston 020 8336 7484 Acting Academy Director Steven Wigley 020 8336 7430 Finance Director Andrew Tighe 020 8336 7452 Commercial Director Jon Don-Carolis 020 8336 7595 Communications Director Carmelo Mifsud 020 8336 7510 Marketing Director Jack Burrows 020 8336 7564 Head of Ticketing Jane Woods 020 3871 0810 Operations and Venue Director Aimee McKenzie 020 8336 7409 CEO, Fulham FC Foundation Mike McSweeney 020 3981 9790 Head of Safety John D’arcy 020 3841 9032 Director of Safeguarding and Inclusion Eleanor Rowland 020 8336 7454 Supporter Liaison Manager Nicola Walworth 0343 208 1222 Disability Access Officer Nathan Blair 0343 208 1222 Head Groundsperson Gareth Abernethy Retail and Licensing Director Sean Davies 020 8336 7407 Kit Manager Mark Harrison Shirt Sponsor To be confirmed Kit Manufacturers adidas Ground Capacity at start of the Season 27,782 Pitch Dimensions Length: 100 metres Width: 65 metres Directors Shahid Khan Tony Khan Alistair Mackintosh Mark Lamping David Daly Official Company Name and Number Fulham Football Club Limited No. 2114486 Fulham Main Switchboard 0843 208 1222 Ticket Office No 020 3871 0810 enquiries@fulhamfc.com www.fulhamfc.com Craven Cottage Stevenage Road London SW6 6HH

Leeds United

Elland Road
Leeds
LS11 0ES

Main Switchboard 0871 334 1919
Ticket Office 0871 334 1992
Enquiries 0330 3331521
tickets@leedsunited.com
www.leedsunited.com

Managing Director
Robbie Evans

Sporting Director
Adam Underwood

Head of Football Administration
Hannah Cox

First Team Manager
Daniel Farke

Academy Manager
Martin Diggle

Chief Financial Officer
Fay Greer

Chief Business Officer
Morrie Eisenberg

Head of Football Communications
Jordan Owens

Head of Marketing
Charlotte Johnson

Head of Content
Scott Hobro

Head of Ticketing and Matchday Operations
Katie Holmes

Head of Facilities and IT
Mark Broadley

Head of Commercial
Stuart Dodsley

Director of Partnerships and Sales
Phil Hardman

Head of Legal
Andrew Price

Head of Medicine
Henry McStay

Safety Officer
Sandra Clark

Foundation CEO
Frances Milner

Senior Safeguarding Manager
Helen Evans

Supporter Liaison Officer
Mark Pitts

Disability Liaison Officer
Nicola Connolly

Kit Manager
Chris Beasley

Head Groundsperson
Kiel Barrett

Shirt Sponsor
Red Bull

Kit Manufacturer
adidas

Ground Capacity at start of the Season
37,645

Pitch Dimensions
Length: 105 metres Width: 68 metres

Directors
Paraag Marathe
Peter Lowy
Robbie Evans
Andrew Schwartzberg
Eugene Schneur

Official Company Name And Number
Leeds United Football Club Limited
No. 06233875

Club Directory: Leeds United

Home kit



Shirt White
Shorts White
Socks White

Alternative kit 1



Shirt Blue and Yellow
Shorts Blue
Socks Blue

Alternative kit 2

Home Goalkeeper



Shirt Blue
Shorts Blue
Socks Blue

Goalkeeper Alt kit 1

Goalkeeper Alt kit 2



Shirt Orange
Shorts Orange
Socks Orange

23

24

25 26 Home kit Alternative kit 1 Alternative kit 2 Home Goalkeeper Goalkeeper Alt kit 1 Goalkeeper Alt kit 2 Club Directory: Liverpool Chairman Tom Werner Chief Executive Officer Billy Hogan Managing Director Andy Hughes Chief Legal and External Affairs Officer Jonathan Bamber Club Secretary Danny Stanway Sporting Director Richard Hughes Head Coach Arne Slot Assistant Coach Sipke Hulshoff Director of First Team Communications Tony Barrett Academy Director Alex Inglethorpe Head of Ticketing and Hospitality Phil Dutton Stadium Manager Stuart Baker Safety Officer Chris Markey Supporter Liaison Officer Karen Mcglynn Director, Impact Rishi Jain Team Doctor Jonathan Power Head Groundsman Dean Davies NVQ level 3 in Sports Turf Management Programme Editor Will Hughes, Trinity Mirror Shirt Sponsor Standard Chartered Kit Manufacturer adidas Ground Capacity at start of the Season 61,276 Pitch Dimensions Length: 101 metres Width: 68 metres Directors John Henry Tom Werner Billy Hogan Andy Hughes Michael Gordon Mike Egan Sir Kenny Dalglish Official Company Name and Number The Liverpool Football Club & Athletic Grounds Limited No. 35668 Anfield Road Anfield Liverpool L4 0TH Liverpool Main Switchboard 0151 263 2361 Ticket Office / Booking Line 0843 170 5555 Customer Services / Memberships 0843 170 5000 customerservices@liverpoolfc.com www.liverpoolfc.com Correspondence Address PO Box 1959, Liverpool L69 3JL

Manchester City

Etihad Stadium
Etihad Campus
Manchester
M11 3FF

Main Switchboard 0161 444 1894
Ticket Office 0161 444 1894
Credit Card Bookings 0161 444 1894
mancity@mancity.com
www.mancity.com
Correspondence Address City Football Group, 400 Ashton New Road, City Football Academy, Etihad Campus, Manchester M11 4TQ

Chairman
H.E. Khaldoon Al Mubarak

Chief Executive Officer
Ferran Soriano

Managing Director (Operations)
Danny Wilson

Head of Football Administration
Andrew Hardman

Manager
Pep Guardiola

First Team Assistant Coach
Pepijn Lijnders

Director of Football
Hugo Viana

Finance Director
Richard De Jonghe

Director of Product
Heather Leigh

Director of Commercial and Fan Support
Jonathan Lingham

Facilities Director
Clive Wilton

Director of Safety and Security
Luke McDonnell

Home kit	Alternative kit 1	Alternative kit 2



Shirt Blue
Shorts White
Socks Blue

27

Club Directory: Manchester City

Chief Communications Officer
Simon Heggie

Head of Fan Support
Fran Warburton

Accessibility Manager
Jen Bunney

Head of Sports Medicine – First Team
Dr Max Sala
Doctor of Medicine & Surgery (University of Ferrara, Italy) with a specialisation in Sports Medicine (University of Pavia)

Head of Physiotherapy – First Team
James Baldwin
BSc (Hons) MCSP SRP, MSc Sports Physiotherapy

Head of Grounds and Landscaping
John Ledwidge

Head of Editorial
Rob Pollard

Shirt Sponsor
Etihad Airways

Kit Manufacturer
PUMA

Ground Capacity at start of the Season
52,900

Pitch Dimensions
Length: 105 metres Width: 68 metres

Directors
H.E. Khaldoon Al Mubarak
Martin Edelman
Simon Pearce
John MacBeath
Alberto Galassi
Abdulla Al Khouri

Official Company Name and Number
Manchester City Football Club Limited
No. 40946

Home Goalkeeper	Goalkeeper Alt kit 1	Goalkeeper Alt kit 2



Shirt Green
Shorts Green
Socks Green

28

Manchester United

Sir Matt Busby Way
Old Trafford
Manchester
M16 0RA

Main Switchboard 0161 676 7770
Ticket Office 0161 676 7770 Option 1
enquiries@manutd.co.uk
www.manutd.co.uk
Correspondence Address: Group Logistics, PO Box 548, Manchester M16 6FU

Co-Chairmen
Joel Glazer
Avram Glazer

Chief Executive Officer
Omar Berrada

Director of Football
Jason Wilcox

Club Secretary
Rebecca Britain

Head Coach
Ruben Amorim

Director of Academy
Nick Cox

Chief Financial Officer
Roger Bell

Chief Communications Officer
Toby Craig

Head of Ticketing and Membership
Jennifer Smith

Facilities Manager
Craig Jepson

Head of Security, Protection and Stadium Safety
Craig Thompson

Director of Fan Engagement
Rick McGagh

Director of Internal Communications and Inclusion
Rachel Fraser

Head of Sports Medicine
Dr Gary O`Driscoll
MBBS, BSc, DipSEM, FFSEM

First Team Head Physiotherapist
Jordan Reece
BScPhysio, BScSpRehab, MScSpMed

Grounds Manager
Anthony Sinclair
Intermediate Diploma in Sportsground Staff

Programme Editor, United Review
Paul Davies

Shirt Sponsor
Snapdragon

Kit Manufacturer
adidas

Ground Capacity at start of the Season
74,244

Pitch Dimensions
Length: 105 metres Width: 68 metres

Directors
Joel Glazer (Co-Chairman)
Avram Glazer (Co-Chairman)
Bryan Glazer
Kevin Glazer
Edward Glazer
Darcie Glazer Kassewitz
Sir Dave Brailsford
David Gill CBE
Sir Alex Ferguson CBE
Michael Edelson

Official Company Name and Number
Manchester United Football Club Limited
No. 95489

Home kit	Alternative kit 1	Alternative kit 2


Snapdragon

Shirt Red
Shorts White
Socks Black


Snapdragon

Shirt White
Shorts White
Socks White

Home Goalkeeper	Goalkeeper Alt kit 1	Goalkeeper Alt kit 2


Snapdragon

Shirt Black
Shorts Black
Socks Black

Club Directory: Manchester United

29

30

Club Directory: Newcastle United

Newcastle United

St James' Park
Newcastle
Upon Tyne
NE1 4ST

Main Switchboard 0344 372 1892
Ticket Office 0344 372 1892 (Option 1)
supporter.services@nufc.co.uk
www.newcastleunited.com

Chairman
Yasir O. AlRumayyan

Chief Executive Officer
Darren Eales

Head Coach
Eddie Howe

Chief Commercial Officer
Peter Silverstone

Chief Financial Officer
Simon Capper

Chief Operating Officer
Brad Miller

Director of Performance
James Bunce

General Counsel
John Devine

Academy Director
Steve Harper

Director of Football Administration
Richard Hines

Facilities Director
Eddie Rutherford

Director of People and Talent
Dominica O'Neil

Club Doctor
Dr Paul Catterson
MBBS, MRCP, FCEM, Dip SEM, MFSEM, Dip MSK US

Head of Media
Lee Marshall

Head of Supporter Services
Sarah Medcalf

Supporter Liaison Officer
Matt Willis

Head of Foundation
Steve Beharall

Head Groundsman
Michael Curran
City & Guilds - Levels 1, 2, 3: Amenity Horticulture & Groundsmanship, IOG NPC, IOG NTC

Shirt Sponsor
Sela

Kit Manufacturer
adidas

Ground Capacity at start of the Season
52,264

Pitch Dimensions
Length: 105 metres Width: 68 metres

Directors
Yasir O. AlRumayyan
Abdulmajid Ahmed Alhagbani
Asmaa Mohammed Rezeeq
Roger Thornton
Jamie Reuben
Jacobo Francisco Solis Patino

Official Company Name and Number
Newcastle United Football Company Limited
No. 31014

Home kit


sela

Shirt Black and White Stripes
Shorts Black
Socks Black

Alternative kit 1

Alternative kit 2


sela

Shirt Navy
Shorts Navy
Socks Navy

Home Goalkeeper


sela

Shirt Blue
Shorts Blue
Socks Blue

Goalkeeper Alt kit 1

Goalkeeper Alt kit 2


sela

Shirt Yellow
Shorts Yellow
Socks Yellow

31

32

Nottingham Forest

The City Ground
Pavilion Road
West Bridgford
Nottingham
NG2 5FJ

Main Switchboard 0115 982 4444
Ticket Office 0115 982 4388
reception@nottinghamforest.co.uk
www.nottinghamforest.co.uk

Chairman
Nicholas Randall KC

Chief Executive Officer
Lina Souloukou

Chief Football Officer
Ross Wilson

Head of Football Administration
Taymour Roushdi
07432 731534

Head Coach
Nuno Espírito Santo

Head of Academy
Chris McGuane

Finance Director
Thomas Bonser
0115 9824367

Chief Business Officer
Paul Bell
0115 9824325

Chief Communications and Business Officer
Wendy Taylor
07932 324905

Ticket Office Manager
Billy Thompson
01159 824370

Home kit	Alternative kit 1	Alternative kit 2



Shirt Red
Shorts White
Socks Red

33

Club Directory: Nottingham Forest

Head of Operations
Adam Timson
07837 174406

Head of Safety and Security
Graham Murray
07929 056435

Fan Engagement Officer
Alex Tatner
07729 909881

Disability Liaison Officer
Ericka Williams
07842 445700

EDI Lead
Ericka Williams
07842 445700

Senior Safeguarding Manager and Designated Safeguarding Officer
Louise Gibson
07729 094817

Head of Medical
Prithish Narayan
07468 698401

Kit Manager
Dan Smith
07432 008862

Pitch Performance Manager
Ethan Reed
07469 027835

Shirt Sponsor
To be confirmed

Kit Manufacturer
adidas

Ground Capacity at start of the Season
30,404

Pitch Dimensions
Length: 105 Metres Width: 68 Metres

Directors
Nicholas Randall KC
Jonny Owen
Simon Forster
Michael Dugher

Official Company Name And Number
Nottingham Forest Football Club Ltd
No. 1630402

Home Goalkeeper	Goalkeeper Alt kit 1	Goalkeeper Alt kit 2

34

Sunderland

Stadium of Light
Sunderland
SR5 1SU

Main Switchboard 0371 911 1200
enquiries@safc.com
www.safc.com

Sporting Director
Kristjaan Speakman

Head Coach
Régis Le Bris

Chief Business Officer
David Bruce

Head of Football Admin and Operations
Samuel Ash

First Team Operations Manager
Leanne Masshedar

Academy Manager
Robin Nicholls

Chief Commercial Officer
Ashley Peden

Chief Operating Officer
Paul Kingsmore

Head of Communications and Digital Media
Oscar Chamberlain

FOL - Chief Executive Officer
Lesley Spuhler OBE DL

Head of Coaching
Stu English

Head of Recruitment
Stu Harvey

Head of Performance and Medical
Jamie Harley

Home kit	Alternative kit 1	Alternative kit 2


W
W88

Shirt Blue
Shorts White
Socks Blue

35

Club Directory: Sunderland

Head of Analysis and Insights
Ross Appleton

Head of Facilties
Chris Ferguson

Business Management Accountant
Roger Whitehill

Ticket Office Manager
Georgi Rusev

Safety Manager
Steve Wood

Head of Safeguarding
Ashley Watson

Safeguarding Officer
Darren McCall

Supporter Liaison Officer / Disability Liaison Officer
Chris Waters

Kit Manager
Andrew Thompson

Head Groundsperson
Glenn Campbell

Shirt Sponsor
W88

Kit Manufacturer
hummel

Ground Capacity at start of the Season
48, 095

Pitch Dimensions
Length: 105 Metres Width: 68 Metres

Directors
Kyril Louis-Dreyfus
Maurice Louis-Dreyfus
David Bruce
Kristjaan Speakman
Juan Sartori
Patrick Treuer
Igor Levin
Simon Vumbuca
David Jones
Leo Pearlman

Official Company Name And Number
Sunderland Association Football Club (The)
No.00049116

Home Goalkeeper	Goalkeeper Alt kit 1	Goalkeeper Alt kit 2


W
W88

Shirt Black, Pink and Light Aqua
Shorts Black
Socks Black

36

Tottenham Hotspur

Lilywhite House
782 High Road
Tottenham
London
N17 0BX

Main Switchboard 0344 499 5000
Ticket Office 0344 844 0102
supporterservices@tottenhamhotspur.com
www.tottenhamhotspur.com

Chairman
Daniel Levy

Chief Executive Officer
Vinai Venkatesham

Director of Football Administration and Governance
Rebecca Caplehorn

Technical Director
Johan Lange

Football Secretary
Jennifer Urquhart

Head Coach
Thomas Frank

Academy Director
Simon Davies

Chief Revenue Officer
Ryan Norys

Director of Legal
Katie Reed

Head of Finance
Paul English

Head of Ticketing
Ian Murphy

Head of Football Communications
Anthony Marshall

Senior Brand Marketing Manager
Samantha Valentine

Stadium Director
Jon Babbs

Senior Event Safety Managers
Dean Smith
Zoe Smith

Head of Safeguarding
Amy McLeod

Head of Supporter Engagement
Jake Heath

Disability Access Officer
Simon Blewett

DEI Lead
Olivia Scott

First Team Doctor
Dr Tamim Khanbhai

First Team Physiotherapist
Stuart Campbell

Stadium Grounds Manager
James Ward

Head of Publications
Jon Rayner

Shirt Sponsor
AIA

Kit Manufacturer
Nike

Ground Capacity at start of the Season
62,850

Pitch Dimensions
Length: 105 metres Width: 68 metres

Directors
Daniel Levy
Matthew Collecott
Vinai Venkatesham
Jonathan Turner
Peter Charrington

Official Company Name and Number
Tottenham Hotspur Football
& Athletic Co Ltd
No. 00057186

Club Directory: Tottenham Hotspur

Home kit	Alternative kit 1	Alternative kit 2


AIA

Shirt White
Shorts Binary Blue
Socks White


AIA

Shirt Black
Shorts Black
Socks Black

Home Goalkeeper	Goalkeeper Alt kit 1	Goalkeeper Alt kit 2

37

38

Club Directory: West Ham United

West Ham United

London Stadium
Queen Elizabeth
Olympic Park
London
E20 2ST

Main Switchboard 020 8548 2748
Ticket Office 0333 030 1966
supporterservices@westhamunited.co.uk
www.whufc.com

Joint Chair
David Sullivan

Vice Chair
Baroness Brady CBE

Head of Matchday Operations
Ben Illingworth

Club Secretary
Andrew Pincher

Head Coach
Graham Potter

Academy Manager
Kenny Brown

Chief Financial Officer
Andy Mollett

Executive Director Commercial, Marketing, Digital and Content
Nathan Thompson

Executive Director
Tara Warren

Director of Ticketing
Nicola Keye

Director of Health, Safety and Compliance (London Stadium)
Peter Swordy
07377 361925

Performance Director
Richard Collinge
MCSP, SRP, MSc Sports Physiotherapy, BSc (Hons) Physiotherapy

Medical Officers
Dr Richard Weiler
MBChB, FFSEM (UK), MRCGP, MSc SEM, PGCME, FHEA

Dr Michael Francis
MMPCGP 2020, B.M.,SEMMsc, Bsc, PgCert MSKUSS

Dr Chris Mogekwu
MBBS, BSc, MSc, MRCGP, MFSEM

Project and Operations Director
Philippa Cartwright

Head of Supporter Services and Fan Engagement
Cat Smith
07709 851 959

Director of Safeguarding and Inclusion
Jackie Ferdinand

Disability Access Officer
Julie Pidgeon
0333 030 0174

Head Groundsman
Dougie Robertson
HNC in Sports Turf Science

Programme Editor
Rob Pritchard
07595 821867

Shirt Sponsor
BoyleSports

Kit Manufacturer
Umbro

Ground Capacity at start of the Season
62,500

Pitch Dimensions
Length: 105 metres Width: 68 metres

Directors
David Sullivan
Baroness Brady CBE
Andy Mollett
Tara Warren
J. Albert Smith
David Sullivan Jr.
Daniel Cunningham
Jack Sullivan
Peter Mitka
Pavel Horsky
Vanessa Gold
Nathan Thompson

Official Company Name and Number
West Ham United Football Club Limited
No. 66516

Home kit


BOYLE SPORTS

Shirt New Claret
Shorts White
Socks White

Alternative kit 1


BOYLE SPORTS

Shirt Ecru
Shorts Navy Blazer
Socks Ecru

Alternative kit 2

Home Goalkeeper


BOYLE SPORTS

Shirt Green
Shorts Green
Socks Green

Goalkeeper Alt kit 1


BOYLE SPORTS

Shirt Orange
Shorts Orange
Socks Orange

Goalkeeper Alt kit 2

39

40

Wolverhampton Wanderers

Molineux Stadium
Waterloo Road
Wolverhampton
West Midlands
WV1 4QR

Main Switchboard 0371 222 2220
Ticket Office No 0371 222 1877
info@wolves.co.uk
www.wolves.co.uk

Executive Chairman
Jeff Shi

Director of Professional Football
Domenico Teti

Director of Football Operations and Administration
Matt Wild

Head Coach
Vitor Pereira

Head of Finance
Adam Beevers

Chief Operating Officer
Christy Gu

Head of Ticketing
James Davies
01902 687078

Communications Director
Max Fitzgerald

General Manager - Marketing and Commercial Growth
Russell Jones

Fan Services Manager
Dave Wood

Facilities, Safety and Security Director
Steve Sutton
01902 687067

Director of Foundation
Will Clowes
01902 687033

Disability Access Officer
To be confirmed

Director of Performance
Phil Hayward

First Team Doctor
Kai Win
MRCP, FFSEM, MFSEM, Dip. SEM

Head Groundsman
Wayne Lumbard

Shirt Sponsor
DeBet

Kit Manufacturer
Sudu

Ground Capacity at start of the Season
31,750

Pitch Dimensions
Length: 105 metres Width: 68 metres

Directors
Jeff Shi
John Bowater
John Gough

Official Company Name and Number
Wolverhampton Wanderers Football Club (1986) Ltd
No. 01989823

Home kit	Alternative kit 1	Alternative kit 2


DEBET

Shirt Old Gold
Shorts Caviar
Socks Old Gold

Home Goalkeeper	Goalkeeper Alt kit 1	Goalkeeper Alt kit 2


DEBET

Shirt Caviar
Shorts Caviar
Socks Caviar

Club Directory: Wolverhampton Wanderers

41
42

Fixtures

Premier League
Fixture List Season 2025/26

Please be aware that fixtures are always subject to change and these will appear in the national press and on premierleague.com.

You are welcome to contact our Public Information Line (020 8157 9000) for up to date fixtures.

Kick off times for weekend and Bank Holidays - 15:00 unless stated otherwise.

Kick off times for midweek matches - 19:45 unless stated otherwise.

Friday 15 August 2025				
Liverpool	v	AFC Bournemouth	20:00	Sky Sports
Saturday 16 August 2025				
Aston Villa	v	Newcastle United	12:30	TNT Sports
Brighton & Hove Albion	v	Fulham		
Nottingham Forest	v	Brentford		
Sunderland	v	West Ham United		
Tottenham Hotspur	v	Burnley		
Wolverhampton Wanderers	v	Manchester City	17:30	Sky Sports
Sunday 17 August 2025				
Chelsea	v	Crystal Palace	14:00	Sky Sports
Manchester United	v	Arsenal	16:30	Sky Sports
Monday 18 August 2025				
Leeds United	v	Everton	20:00	Sky Sports
Friday 22 August 2025				
West Ham United	v	Chelsea	20:00	Sky Sports
Saturday 23 August 2025				
Manchester City	v	Tottenham Hotspur	12:30	TNT Sports
AFC Bournemouth	v	Wolverhampton Wanderers		
Brentford	v	Aston Villa		
Burnley	v	Sunderland		
Arsenal	v	Leeds United	17:30	Sky Sports
Sunday 24 August 2025				
Crystal Palace	v	Nottingham Forest	14:00	Sky Sports
Everton	v	Brighton & Hove Albion	14:00	Sky Sports
Fulham	v	Manchester United	16:30	Sky Sports
Monday 25 August 2025				
Newcastle United	v	Liverpool	20:00	Sky Sports

45

Premier League: Fixture List Season 2025/26

Fixtures

Friday 29 August 2025				
Aston Villa	v	Crystal Palace	20:00	Sky Sports
Saturday 30 August 30th				
Chelsea	v	Fulham	12:30	TNT Sports
Manchester United	v	Burnley		
Sunderland	v	Brentford		
Tottenham Hotspur	v	AFC Bournemouth		
Wolverhampton Wanderers	v	Everton		
Leeds United	v	Newcastle United	17:30	Sky Sports
Sunday 31 August 2025				
Brighton & Hove Albion	v	Manchester City	14:00	Sky Sports
Nottingham Forest	v	West Ham United	14:00	Sky Sports
Liverpool	v	Arsenal	16:30	Sky Sports
Saturday 13 September 2025				
AFC Bournemouth	v	Brighton & Hove Albion		
Arsenal	v	Nottingham Forest		
Brentford	v	Chelsea		
Burnley	v	Liverpool		
Crystal Palace	v	Sunderland		
Everton	v	Aston Villa		
Fulham	v	Leeds United		
Manchester City	v	Manchester United		
Newcastle United	v	Wolverhampton Wanderers		
West Ham United	v	Tottenham Hotspur		
Saturday 20 September 2025				
AFC Bournemouth	v	Newcastle United		
Arsenal	v	Manchester City		
Brighton & Hove Albion	v	Tottenham Hotspur		
Burnley	v	Nottingham Forest		
Fulham	v	Brentford		
Liverpool	v	Everton		
Manchester United	v	Chelsea		
Sunderland	v	Aston Villa		
West Ham United	v	Crystal Palace		
Wolverhampton Wanderers	v	Leeds United

Premier League: Fixture List Season 2025/26

Saturday 27 September 2025		
Aston Villa	v	Fulham
Brentford	v	Manchester United
Chelsea	v	Brighton & Hove Albion
Crystal Palace	v	Liverpool
Everton	v	West Ham United
Leeds United	v	AFC Bournemouth
Manchester City	v	Burnley
Newcastle United	v	Arsenal
Nottingham Forest	v	Sunderland
Tottenham Hotspur	v	Wolverhampton Wanderers
Saturday 4 October 2025		
AFC Bournemouth	v	Fulham
Arsenal	v	West Ham United
Aston Villa	v	Burnley
Brentford	v	Manchester City
Chelsea	v	Liverpool
Everton	v	Crystal Palace
Leeds United	v	Tottenham Hotspur
Manchester United	v	Sunderland
Newcastle United	v	Nottingham Forest
Wolverhampton Wanderers	v	Brighton & Hove Albion
Saturday 18 October 2025		
Brighton & Hove Albion	v	Newcastle United
Burnley	v	Leeds United
Crystal Palace	v	AFC Bournemouth
Fulham	v	Arsenal
Liverpool	v	Manchester United
Manchester City	v	Everton
Nottingham Forest	v	Chelsea
Sunderland	v	Wolverhampton Wanderers
Tottenham Hotspur	v	Aston Villa
West Ham United	v	Brentford

Premier League: Fixture List Season 2025/26

Saturday 25 October 2025		
AFC Bournemouth	v	Nottingham Forest
Arsenal	v	Crystal Palace
Aston Villa	v	Manchester City
Brentford	v	Liverpool
Chelsea	v	Sunderland
Everton	v	Tottenham Hotspur
Leeds United	v	West Ham United
Manchester United	v	Brighton & Hove Albion
Newcastle United	v	Fulham
Wolverhampton Wanderers	v	Burnley
Saturday 1 November 2025		
Brighton & Hove Albion	v	Leeds United
Burnley	v	Arsenal
Crystal Palace	v	Brentford
Fulham	v	Wolverhampton Wanderers
Liverpool	v	Aston Villa
Manchester City	v	AFC Bournemouth
Nottingham Forest	v	Manchester United
Sunderland	v	Everton
Tottenham Hotspur	v	Chelsea
West Ham United	v	Newcastle United
Saturday 8 November 2025		
Aston Villa	v	AFC Bournemouth
Brentford	v	Newcastle United
Chelsea	v	Wolverhampton Wanderers
Crystal Palace	v	Brighton & Hove Albion
Everton	v	Fulham
Manchester City	v	Liverpool
Nottingham Forest	v	Leeds United
Sunderland	v	Arsenal
Tottenham Hotspur	v	Manchester United
West Ham United	v	Burnley

Fixtures

Premier League: Fixture List Season 2025/26

Saturday 22 November 2025		
AFC Bournemouth	v	West Ham United
Arsenal	v	Tottenham Hotspur
Brighton & Hove Albion	v	Brentford
Burnley	v	Chelsea
Fulham	v	Sunderland
Leeds United	v	Aston Villa
Liverpool	v	Nottingham Forest
Manchester United	v	Everton
Newcastle United	v	Manchester City
Wolverhampton Wanderers	v	Crystal Palace

Saturday 29 November 2025		
Aston Villa	v	Wolverhampton Wanderers
Brentford	v	Burnley
Chelsea	v	Arsenal
Crystal Palace	v	Manchester United
Everton	v	Newcastle United
Manchester City	v	Leeds United
Nottingham Forest	v	Brighton & Hove Albion
Sunderland	v	AFC Bournemouth
Tottenham Hotspur	v	Fulham
West Ham United	v	Liverpool

Wednesday 3 December 2025		
AFC Bournemouth	v	Everton
Arsenal	v	Brentford
Brighton & Hove Albion	v	Aston Villa
Burnley	v	Crystal Palace
Fulham	v	Manchester City
Leeds United	v	Chelsea
Liverpool	v	Sunderland
Manchester United	v	West Ham United
Newcastle United	v	Tottenham Hotspur
Wolverhampton Wanderers	v	Nottingham Forest

Premier League: Fixture List Season 2025/26

Fixtures

Saturday 6 December 2025		
AFC Bournemouth	v	Chelsea
Aston Villa	v	Arsenal
Brighton & Hove Albion	v	West Ham United
Everton	v	Nottingham Forest
Fulham	v	Crystal Palace
Leeds United	v	Liverpool
Manchester City	v	Sunderland
Newcastle United	v	Burnley
Tottenham Hotspur	v	Brentford
Wolverhampton Wanderers	v	Manchester United

Saturday 13 December 2025		
Arsenal	v	Wolverhampton Wanderers
Brentford	v	Leeds United
Burnley	v	Fulham
Chelsea	v	Everton
Crystal Palace	v	Manchester City
Liverpool	v	Brighton & Hove Albion
Manchester United	v	AFC Bournemouth
Nottingham Forest	v	Tottenham Hotspur
Sunderland	v	Newcastle United
West Ham United	v	Aston Villa

Saturday 20 December 2025		
AFC Bournemouth	v	Burnley
Aston Villa	v	Manchester United
Brighton & Hove Albion	v	Sunderland
Everton	v	Arsenal
Fulham	v	Nottingham Forest
Leeds United	v	Crystal Palace
Manchester City	v	West Ham United
Newcastle United	v	Chelsea
Tottenham Hotspur	v	Liverpool
Wolverhampton Wanderers	v	Brentford

Premier League: Fixture List Season 2025/26

Saturday 27 December 2025		
Arsenal	v	Brighton & Hove Albion
Brentford	v	AFC Bournemouth
Burnley	v	Everton
Chelsea	v	Aston Villa
Crystal Palace	v	Tottenham Hotspur
Liverpool	v	Wolverhampton Wanderers
Manchester United	v	Newcastle United
Nottingham Forest	v	Manchester City
Sunderland	v	Leeds United
West Ham United	v	Fulham

Tuesday 30 December 2025		
Arsenal	v	Aston Villa
Brentford	v	Tottenham Hotspur
Burnley	v	Newcastle United
Chelsea	v	AFC Bournemouth
Crystal Palace	v	Fulham
Liverpool	v	Leeds United
Manchester United	v	Wolverhampton Wanderers
Nottingham Forest	v	Everton
Sunderland	v	Manchester City
West Ham United	v	Brighton & Hove Albion

Saturday 3 January 2026		
AFC Bournemouth	v	Arsenal
Aston Villa	v	Nottingham Forest
Brighton & Hove Albion	v	Burnley
Everton	v	Brentford
Fulham	v	Liverpool
Leeds United	v	Manchester United
Manchester City	v	Chelsea
Newcastle United	v	Crystal Palace
Tottenham Hotspur	v	Sunderland
Wolverhampton Wanderers	v	West Ham United

Premier League: Fixture List Season 2025/26

Fixtures

Wednesday 7 January 2026		
AFC Bournemouth	v	Tottenham Hotspur
Arsenal	v	Liverpool
Brentford	v	Sunderland
Burnley	v	Manchester United
Crystal Palace	v	Aston Villa
Everton	v	Wolverhampton Wanderers
Fulham	v	Chelsea
Manchester City	v	Brighton & Hove Albion
Newcastle United	v	Leeds United
West Ham United	v	Nottingham Forest

Saturday 17 January 2026		
Aston Villa	v	Everton
Brighton & Hove Albion	v	AFC Bournemouth
Chelsea	v	Brentford
Leeds United	v	Fulham
Liverpool	v	Burnley
Manchester United	v	Manchester City
Nottingham Forest	v	Arsenal
Sunderland	v	Crystal Palace
Tottenham Hotspur	v	West Ham United
Wolverhampton Wanderers	v	Newcastle United

Saturday 24 January 2026		
AFC Bournemouth	v	Liverpool
Arsenal	v	Manchester United
Brentford	v	Nottingham Forest
Burnley	v	Tottenham Hotspur
Crystal Palace	v	Chelsea
Everton	v	Leeds United
Fulham	v	Brighton & Hove Albion
Manchester City	v	Wolverhampton Wanderers
Newcastle United	v	Aston Villa
West Ham United	v	Sunderland

Premier League: Fixture List Season 2025/26

Saturday 31 January 2026		
Aston Villa	v	Brentford
Brighton & Hove Albion	v	Everton
Chelsea	v	West Ham United
Leeds United	v	Arsenal
Liverpool	v	Newcastle United
Manchester United	v	Fulham
Nottingham Forest	v	Crystal Palace
Sunderland	v	Burnley
Tottenham Hotspur	v	Manchester City
Wolverhampton Wanderers	v	AFC Bournemouth
Saturday 7 February 2026		
AFC Bournemouth	v	Aston Villa
Arsenal	v	Sunderland
Brighton & Hove Albion	v	Crystal Palace
Burnley	v	West Ham United
Fulham	v	Everton
Leeds United	v	Nottingham Forest
Liverpool	v	Manchester City
Manchester United	v	Tottenham Hotspur
Newcastle United	v	Brentford
Wolverhampton Wanderers	v	Chelsea
Wednesday 11 February 2026		
Aston Villa	v	Brighton & Hove Albion
Brentford	v	Arsenal
Chelsea	v	Leeds United
Crystal Palace	v	Burnley
Everton	v	AFC Bournemouth
Manchester City	v	Fulham
Nottingham Forest	v	Wolverhampton Wanderers
Sunderland	v	Liverpool
Tottenham Hotspur	v	Newcastle United
West Ham United	v	Manchester United

Premier League: Fixture List Season 2025/26

Saturday 21 February 2026		
Aston Villa	v	Leeds United
Brentford	v	Brighton & Hove Albion
Chelsea	v	Burnley
Crystal Palace	v	Wolverhampton Wanderers
Everton	v	Manchester United
Manchester City	v	Newcastle United
Nottingham Forest	v	Liverpool
Sunderland	v	Fulham
Tottenham Hotspur	v	Arsenal
West Ham United	v	AFC Bournemouth
Saturday 28 February 2026		
AFC Bournemouth	v	Sunderland
Arsenal	v	Chelsea
Brighton & Hove Albion	v	Nottingham Forest
Burnley	v	Brentford
Fulham	v	Tottenham Hotspur
Leeds United	v	Manchester City
Liverpool	v	West Ham United
Manchester United	v	Crystal Palace
Newcastle United	v	Everton
Wolverhampton Wanderers	v	Aston Villa
Wednesday 4 March 2026		
AFC Bournemouth	v	Brentford
Aston Villa	v	Chelsea
Brighton & Hove Albion	v	Arsenal
Everton	v	Burnley
Fulham	v	West Ham United
Leeds United	v	Sunderland
Manchester City	v	Nottingham Forest
Newcastle United	v	Manchester United
Tottenham Hotspur	v	Crystal Palace
Wolverhampton Wanderers	v	Liverpool

Fixtures

Premier League: Fixture List Season 2025/26

Saturday 14 March 2026		
Arsenal	v	Everton
Brentford	v	Wolverhampton Wanderers
Burnley	v	AFC Bournemouth
Chelsea	v	Newcastle United
Crystal Palace	v	Leeds United
Liverpool	v	Tottenham Hotspur
Manchester United	v	Aston Villa
Nottingham Forest	v	Fulham
Sunderland	v	Brighton & Hove Albion
West Ham United	v	Manchester City

Saturday 21 March 2026		
AFC Bournemouth	v	Manchester United
Aston Villa	v	West Ham United
Brighton & Hove Albion	v	Liverpool
Everton	v	Chelsea
Fulham	v	Burnley
Leeds United	v	Brentford
Manchester City	v	Crystal Palace
Newcastle United	v	Sunderland
Tottenham Hotspur	v	Nottingham Forest
Wolverhampton Wanderers	v	Arsenal

Saturday 11 April 2026		
Arsenal	v	AFC Bournemouth
Brentford	v	Everton
Burnley	v	Brighton & Hove Albion
Chelsea	v	Manchester City
Crystal Palace	v	Newcastle United
Liverpool	v	Fulham
Manchester United	v	Leeds United
Nottingham Forest	v	Aston Villa
Sunderland	v	Tottenham Hotspur
West Ham United	v	Wolverhampton Wanderers

Premier League: Fixture List Season 2025/26

Fixtures

Saturday 18 April 2026		
Aston Villa	v	Sunderland
Brentford	v	Fulham
Chelsea	v	Manchester United
Crystal Palace	v	West Ham United
Everton	v	Liverpool
Leeds United	v	Wolverhampton Wanderers
Manchester City	v	Arsenal
Newcastle United	v	AFC Bournemouth
Nottingham Forest	v	Burnley
Tottenham Hotspur	v	Brighton & Hove Albion

Saturday 25 April 2026		
AFC Bournemouth	v	Leeds United
Arsenal	v	Newcastle United
Brighton & Hove Albion	v	Chelsea
Burnley	v	Manchester City
Fulham	v	Aston Villa
Liverpool	v	Crystal Palace
Manchester United	v	Brentford
Sunderland	v	Nottingham Forest
West Ham United	v	Everton
Wolverhampton Wanderers	v	Tottenham Hotspur

Saturday 2 May 2026		
AFC Bournemouth	v	Crystal Palace
Arsenal	v	Fulham
Aston Villa	v	Tottenham Hotspur
Brentford	v	West Ham United
Chelsea	v	Nottingham Forest
Everton	v	Manchester City
Leeds United	v	Burnley
Manchester United	v	Liverpool
Newcastle United	v	Brighton & Hove Albion
Wolverhampton Wanderers	v	Sunderland

Premier League: Fixture List Season 2025/26

Saturday 9 May 2026			
Brighton & Hove Albion	v	Wolverhampton Wanderers	
Burnley	v	Aston Villa	
Crystal Palace	v	Everton	
Fulham	v	AFC Bournemouth	
Liverpool	v	Chelsea	
Manchester City	v	Brentford	
Nottingham Forest	v	Newcastle United	
Sunderland	v	Manchester United	
Tottenham Hotspur	v	Leeds United	
West Ham United	v	Arsenal	
Sunday 17 May 2026			
AFC Bournemouth	v	Manchester City	
Arsenal	v	Burnley	
Aston Villa	v	Liverpool	
Brentford	v	Crystal Palace	
Chelsea	v	Tottenham Hotspur	
Everton	v	Sunderland	
Leeds United	v	Brighton & Hove Albion	
Manchester United	v	Nottingham Forest	
Newcastle United	v	West Ham United	
Wolverhampton Wanderers	v	Fulham	
Sunday 24 May 2026			
Brighton & Hove Albion	v	Manchester United	16:00
Burnley	v	Wolverhampton Wanderers	16:00
Crystal Palace	v	Arsenal	16:00
Fulham	v	Newcastle United	16:00
Liverpool	v	Brentford	16:00
Manchester City	v	Aston Villa	16:00
Nottingham Forest	v	AFC Bournemouth	16:00
Sunderland	v	Chelsea	16:00
Tottenham Hotspur	v	Everton	16:00
West Ham United	v	Leeds United	16:00

Premier League: Fixture List Season 2025/26

Fixtures

Fixtures

England's International Fixture List 2025/26 (all dates subject to change)

European Qualifiers – FIFA 2026 World Cup

England	v	Andorra	Saturday 6 September 2025
Serbia	v	England	Tuesday 9 September 2025
England	v	Wales	Thursday 9 October 2025 (Friendly)
Latvia	v	England	Tuesday 14 October 2025
England	v	Serbia	Thursday 13 November 2025
Albania	v	England	Sunday 16 November 2025

The Football Association Challenge Cup (all dates subject to change)

Dates for Matches in Competition Proper - Season 2025/26

Round One	Saturday 1 November 2025
Round Two	Saturday 6 December 2025
Round Three	Saturday 10 January 2026
Round Four	Saturday 14 February 2026
Round Five	Saturday 7 March 2026
Quarter Final	Saturday 4 April 2026
Semi-finals	Saturday 25 April 2026
Final	Saturday 16 May 2026

The English Football League Cup (all dates subject to change)

Season 2025/26

Round One	Monday* 11 August 2025
Round Two	Monday* 25 August 2025
Round Three	Monday* w/c 15/22 September 2025
Round Four	Monday* 27 October 2025
Round Five	Monday* 15 December 2025
Semi-finals	Monday 12 January 2026 and Monday 2 February 2026
Final	Sunday 22 March 2026

** games played over a range of days*

UEFA Club Competition Dates 2025/26 (all dates subject to change)

English Representatives

UEFA Champions League – Liverpool, Arsenal, Manchester City, Chelsea, Tottenham Hotspur, Newcastle United

UEFA Europa League – Aston Villa, Nottingham Forest*

UEFA Conference League – Crystal Palace*

** Subject to an appeal to the Court of Arbitration for Sport*

UEFA Champions League

1st Qual. Round (1st Leg)	Tues/Wed 8/9 July 2025
1st Qual. Round (2nd Leg)	Tues/Wed 15/16 July 2025
2nd Qual. Round (1st Leg)	Tues/Wed 22/23 July 2025
2nd Qual. Round (2nd Leg)	Tues/Wed 29/30 July 2025
3rd Qual. Round (1st Leg)	Tues/Weds 5/6 August 2025
3rd Qual. Round (2nd Leg)	Tues 12 August 2025
Play-Off (1st Leg)	Tues/Wed 19/20 August 2025
First Play-Off (2nd Leg)	Tues/Wed 26/27 August 2025
Group Stage - Match 1	Tues/Wed/Thurs 16-18 September 2025
Group Stage - Match 2	Tues/Wed 30/1 September/October 2025
Group Stage - Match 3	Tues/Wed 21/22 October 2025
Group Stage - Match 4	Tues/Wed 4/5 November 2025
Group Stage - Match 5	Tues/Wed 25/26 November 2025
Group Stage - Match 6	Tues/Wed 9/10 December 2025
Group Stage – Match 7	Tues/Wed 20/21 January 2026
Group Stage – Match 8	Wed 28 January 2026
Knockout phase play-offs (1st leg)	Tues/Wed 17/18 February 2026
Knockout phase play-offs (2nd leg)	Tues/Wed 24/25 February 2026
Round of 16 (1st Leg)	Tues/Wed 10/11 March 2026
Round of 16 (2nd Leg)	Tues/Wed 17/18 March 2026
Quarter-finals (1st Leg)	Tues/Wed 7/8 April 2026
Quarter-finals (2nd Leg)	Tues/Wed 14/15 April 2026
Semi-finals (1st Leg)	Tues/Wed 28/29 April 2026
Semi-finals (2nd Leg)	Tues/Wed 5/6 May 2026
Final	Saturday 30 May 2026

Fixtures UEFA Europa League and UEFA Conference League 1st Qual. Round (1st Leg) Thursday 10 July 2025 1st Qual. Round (2nd Leg) Thursday 17 July 2025 2nd Qual. Round (1st Leg) Thursday 24 July 2025 2nd Qual. Round (2nd Leg) Thursday 31 July 2025 3rd Qual. Round (1st Leg) Thursday 7 August 2025 3rd Qual. Round (2nd Leg) Thursday 14 August 2025 Play-Off (1st Leg) Thursday 21 August 2025 Play-Off (2nd Leg) Thursday 28 August 2025 UEFA Europa League - Group Stage Match 1 Wed/Thurs 24/25 September 2025 Match 2 Thursday 3 October 2025 Match 3 Thursday 23 October 2025 Match 4 Thursday 6 November 2025 Match 5 Thursday 27 November 2025 Match 6 Thursday 11 December 2025 Match 7 Thursday 22 January 2026 Match 8 Thursday 29 January 2026 UEFA Conference League - Group Stage Match 1 Thursday 2 October 2025 Match 2 Thursday 23 October 2025 Match 3 Thursday 6 November 2025 Match 4 Thursday 27 November 2025 Match 5 Thursday 11 December 2025 Match 6 Thursday 18 December 2025 Knockout Play-Off (1st Leg) Thursday 19 February 2026 Knockout Play-Off (2nd Leg) Thursday 26 February 2026 Round of 16 (1st Leg) Thursday 12 March 2026 Round of 16 (2nd Leg) Thursday 19 March 2026 Quarter-finals (1st Leg) Thursday 9 April 2026 Quarter-finals (2nd Leg) Thursday 16 April 2026 Semi-finals (1st Leg) Thursday 30 April 2026 Semi-finals (2nd Leg) Thursday 7 May 2026 UEFA Europa League – Final Wednesday 20 May 2026 UEFA Conference League – Final Wednesday 27 May 2026 UEFA Super Cup Paris Saint-Germain v Tottenham Hotspur Wednesday 13 August 2025

Premier League Rules

65 66Rules: Contents Rules of the Premier League Contents Contents Premier League Rules Definitions and Interpretation Section A: Definitions and Interpretation 79 Definitions 79 Interpretation 107 The League: Governance, Operations and Finance 109 Section B: The League – Governance 109 Name and Membership 109 Board Powers 110 Procedure at General Meetings 110 Relationship between Clubs and the League 110 Football Association Representation 113 Owners’ Charter 113 Section C: The League Competition 115 The League Competition 115 Determination and Accreditation of Goals 115 The League Championship 116 Relegation 116 Determination of League Table Placings 116 Interruption to and/or Curtailment of a Competition 117 Section D: The League – Finance 121 Obligations of the League 121 Obligations of Clubs 121 Accounting Practice 121 Operating and Other Expenses 122 Transmission of League Matches 122 Distribution of UK Broadcast Revenue 122 Distribution of International Broadcast Revenue 123 Distribution of Commercial Contract Revenue 124 Distribution of Radio Contract Revenue 124 Relegated Clubs 124 Value Added Tax 124 Distribution Account 124 Assignments of Central Funds 125 Financial Consequences of the Curtailment of a Competition 125 Clubs: Finance and Governance 127 Section E: Clubs – Finance 127 Power to Inspect 127 Club Bank Accounts 127 Submission of Club Accounts 127 HMRC 131 Power to Deduct 131 Events of Insolvency 132 Sporting Sanction 135 General 136 Profitability and Sustainability 136 Associated Party Transactions 138 Threshold Transactions 139 Fair Market Value Assessment 140 Compliance 143 Challenge 144 League Databank 145 Transitional Provisions 146 Disciplinary Issues 147 Disputes 148 Section F: Owners’ and Directors’ Test 149 Disqualifying Events 149 Submission of Declaration 153 Change of Director’s Circumstances 154 Disqualification of a Director 154 Disciplinary Provisions 154 Suspension of the Club 155 Appeal against Disqualification of a Director 155 Persons Prohibited by Law from entering the United Kingdom etc. 157 Acquisition of Control 157 Independent Oversight Panel 159 Publication 159 Section G: Disclosure of Ownership and Other Interests 161 Disclosure of Ownership and Other Interests 161 Section H: Directors’ Reports 163 Material Transactions 163 Record of Material Transactions 163 Transfer Policy 163 Section I: Associations and Influence 165 Associations between Clubs 165 Club Officials 165 Dual Interests 165 Club Contracts 166 Section J: Miscellaneous 167 Employment of Officials 167 Betting 167 UEFA Club Licence Applicants 168 Football Foundation 168

Contents

Clubs: Operations		**169**
Section K:	**Stadium Criteria and Broadcasters' Requirements**	169
	Safety Certificate	169
	Ownership of Ground and Training Facilities	169
	Ground Sharing	169
	Ground Registration	169
	Seated Accommodation and Standing Terraces	170
	Ground Regulations	170
	Covered Stadia	170
	Dressing Rooms	170
	Drug-testing Room	171
	Security	171
	The Pitch	172
	Pitch Protection	172
	Artificial Surfaces	173
	Video Assistant Refereeing	173
	Trainers' Bench Facilities	174
	Technical Areas	174
	Sanitary Facilities	174
	Facilities for Disabled Supporters	174
	CCTV	174
	Giant Screens	175
	Media Facilities – General	175
	Television Gantry	177
	UK TV Commentary Positions	178
	International TV Commentary Positions	178
	Radio Commentary Positions	179
	TV Broadcasters' Pitchside Presentation Positions	179
	Tunnel Interview Positions	180
	Camera Positions: Match Coverage	181
	Camera Positions: Team and Supporter Arrivals	181
	Television Studios	182
	TV Broadcasters: Observer Seats	183
	Reporter, Floor Manager and Match Manager Positions	184
	Visiting Club Analyst Positions	184
	Mixed Zone	185
	Access to Tunnel Interview Positions	185
	Hardwiring	186
	Transmission of Pre-Match Media Conference	186
	Power Supply	186
	Rapid Electric Vehicle Charging Points	187
	Car Park Spaces	187

67

Contents

Rules: Contents

	Outside Broadcast Compound	187
	Official Club Team Sheets	188
	TV Broadcaster Refreshment Facilities	189
	Media Working Area	190
	Broadcaster Rest Area	190
	Media Conference Room	191
	Press Seats	191
	Facilities for Photographers	191
	Stadium Developments	192
	Access to Stadia for TV Broadcasters' Non-Match Day Set Up	193
	Content Sessions	193
	Mid-Season Media Access Session	194
	Training Ground and Stadium Filming	195
	UK Content Sessions	196
	International and Non-Live Content Sessions	199
	Additional League Content Sessions	202
	Pre-Match Media Conference	204
	Pre-Match Filming	204
	Match Day Filming	206
	Interviews - General	206
	Match Day Pre-Match Interviews	207
	Technical Area Filming	209
	Dressing Room Filming	209
	Specialist Warm Up / Teams Out Filming	209
	Enhanced Matchday Access	210
	Post-Match Interviews, Mixed Zone and Post-Match Media Conference	212
	League Champions	217
	Promotional Photographs and Footage	217
	Pre-Season Media Access, Footage and Events	219
	Use of Content by the Premier League	220
	Other Competitions Organised by the Premier League	221
	Floodlights	221
Section L:	**Fixtures**	**227**
	Arranging Fixtures	227
	Arranging Other Matches	227
	Other Competitions	228
	Postponement of League Matches	228
	Failure to Play a League Match	230
	Replaying a League Match	230
	Match Delegate	230
	Full Strength Teams	230
	Minimum Age	230

68

Contents

	Team Sheet and Pre-Match Briefing	231
	Substitute Players	231
	Kick-Off	232
	Countdown to Kick-Off	232
	Use of Official Ball	232
	Occupation of the Technical Area	232
	Duration of League Matches	232
	Gate Statements	233
	Penalties	233
	Compensation for Postponed Matches	233
	Provision of Hospitality for Officials	233
Section M:	**Players' Identification and Strip**	**235**
	Player Identification	235
	Home and Alternative Strips	236
	Strip Advertising	238
Section N:	**Match Officials**	**239**
	Appointment of Match Officials	239
	Rules Binding on Match Officials	239
	Payments to Match Officials	239
	Pre-Match Procedures	239
	Compliance with Instructions	240
	Post-Match Procedures	240
Section O:	**Medical**	**241**
	Doctors - General	241
	Team Doctor and Medical Coordinator	241
	Crowd Doctor	242
	Physiotherapists	242
	Medical and Safety Action Plan	243
	Attendance of Medical Personnel and Provision of Medical Facilities	243
	Concussive Injuries	244
	Medical Records	244
	Medical Insurance	245
	COVID-19 Emergency Protocols	245
	Injury Audit	245
Section P:	**Managers**	**247**
	Codes of Conduct	247
	Coaching Qualifications	247
	Manager Contracts of Employment and other Agreements and their Submission to the Board	247
	Contents of Contracts of Employment	248
	Meetings Re Refereeing and Other Matters	248
	Broadcasters and Media	248
	Disputes	248

69

Rules: Contents

Contents

	Assistant Manager/Head Coach	248
	Senior Officials	249
Section Q:	**Scouts**	**251**
	Registration of Scouts	251
	Identification of Scouts	251
	Code of Conduct	251
Section R:	**Supporter Relations**	**253**
	Supporter Liaison Officer	253
	Policies	253
	Disability Access Officer	253
	Reporting	253
	Ticketing	253
	Merchandise	257
	Visiting Club Support Officials	258
	Fan Engagement Standard and Fan Advisory Boards	258
Section S:	**Safeguarding and Mental Health**	**259**
	Clubs' Policies and Procedures	259
	Roles and Responsibilities	259
	Safeguarding Awareness	260
	Club Affiliated Individuals	261
	Notification of Referrals to External Agencies and Football Authorities	261
	Monitoring	262
	Safer Recruitment	263
	Publicity	263
	Mental and Emotional Wellbeing	263
	Promoted and Relegated Clubs	264
Players – Contracts, Registrations and Transfers		**265**
Section T:	**Players – Contracts**	**265**
	Approaches to Players	265
	Approaches by Players	265
	Public Statements	265
	Inducements	265
	Form of Contract	266
	Length of Contract	266
	Players' Remuneration	266
	Signing-on Fees	266
	Lump Sum Payments	267
	Image Contracts	267
	Signing the Contract	267
	Reporting Fines etc.	267
	Submission to Board	268
	Mutual Termination	268
	Disputes between Clubs and Players	268

70

71 72 Agreed Sanctions 291 Provision of Information 291 The Judicial Panel 292 Appointing a Commission 292 Commission Procedures 293 Commission’s Powers 296 Interim Applications 297 Appeals 299 Appeal Board’s Powers 301 Admissibility of Evidence 301 Legal Representation 301 Publication 301 Ad Hoc Appointments 302 Section X: Arbitration 303 Definitions 303 Agreement to Arbitrate 303 Standing 304 Commencement of the Arbitration 304 Appointing the Arbitrators 304 Appointing a Single Arbitrator 305 Replacing an Arbitrator 305 Communications 305 Directions 305 The Tribunal’s General Powers 306 Duty of the Parties 306 Default of the Parties 306 The Hearing 307 Remedies 307 Majority Decision 307 Provisional Awards 307 The Award 307 Costs 308 Challenging the Award 308 Representation 308 Waiver 308 Section Y: Managers’ Arbitration Tribunal 309 Managers’ Arbitration Tribunal 309 Section Z: Premier League Appeals Committee 313 Jurisdiction 313 Composition of the Committee 313 Committee Procedures 314 Fees and Expenses 316 Committee’s Powers 316 Commencement of Player Related Dispute Proceedings 268 Appointing the Player Related Dispute Commission 268 Appointing a Single Member 269 Replacing a Member 269 Procedure 269 Costs 271 Publication 271 Appeal 272 Effect of Termination 272 Testimonial Matches 272 Section U: Players – Registrations 273 Requirement for Registration 273 Types of Registration 274 International Transfer Certificate 274 Eligibility to Work in the United Kingdom 274 Registration Procedure 274 Multiplicity of Registrations 275 Monthly Registrations 275 Termination of Registrations 275 New Registrations Requiring Consent 276 List of Players 276 Clubs Ceasing to be Members 277 Prohibition of Third Party Investment 277 Assignment of Entitlement to Compensation Fee or Loan Fee 278 Section V: Players – Transfers of Registrations 279 Transfer Windows 279 Temporary Transfers 279 Contract Players 281 Retired Players 282 Out of Contract Players 282 The Player’s Options 283 The Club’s Options 283 The Compensation Fee 284 Method of Payment 284 Transfer Levy 286 Solidarity – England and Wales 287 Transfer Windows 287 Disciplinary and Dispute Resolution 289 Section W: Disciplinary 289 Power of Inquiry 289 Board’s Disciplinary Powers 289 Fixed Penalty Procedure 290 Summary Jurisdiction 290 Contents Contents Rules: Contents

Contents

Premier League Forms

Form 1:	List of Authorised Signatories (Rule A.1.29)	319
Form 2:	Notification of Club Bank Account (Rule E.2)	320
Form 3:	Appeal Under Rule E.38	321
Form 3A:	Calculation of Aggregated Adjusted Earnings Before Tax (Rule E.50.3)	322
Form 4A:	Owners' and Directors' Declaration For Individual Directors (Rules A.1.82, F.3, F.4 and F.5)	323
Form 4B:	Owners' and Directors' Declaration For Corporate Directors (Rules A.1.82, F.3, F.4 and F.5)	328
Form 5A:	Dual Interest Notice (Rules G.1, G.3 and G.4)	333
Form 5B:	Dual Interest Notice (Rules G.1, G.3 and G.4)	334
Form 6:	Acquisition Leverage Compliance Certificate (Rule E.15)	335
Form 7:	Directors' Report (Rules H.6, H.7, H.8 and H.9)	336
Form 8:	Registration of Pitch Dimensions (Rule K.20)	337
Form 9:	Registration of Strips (Rule M.17)	338
Form 10:	Scout Registration Form (Rule Q.2)	340
Form 11:	English Football League Contract	341
Form 12:	Premier League Contract	370
Form 13:	Amateur Registration Form (Rule U.15)	399
Form 14:	Offer of New Contract (Rule V.17.2)	400
Form 15:	Application for Free Transfer (Rule V.20)	401
Form 16:	Contingent Sum Notification (Rule V.36.2)	402
Form 17:	Fixed Penalty Notice (Rule W.8)	403
Form 18:	Summary Jurisdiction Notice (Rule W.13)	404
Form 19:	Complaint (Rule W.28)	405
Form 20:	Answer (Rule W.33)	406
Form 21:	Appeal Against Fixed Penalty (Rule W.69)	407
Form 22:	Appeal Against Commission Decision (Rule W.70)	408
Form 23:	Request for Arbitration (Rules X.7 or Y.3)	409
Form 24:	Appointment of Arbitrator (Rules X.9 or Y.6)	410
Form 25:	Appointment of Single Arbitrator (Rule X.14.1)	411
Form 26:	Notice of Preliminary Meeting (Rules X.19 or Y.13)	412

73

Contents

Youth Development Rules

General		**415**
	Definitions	415
	General	426
	Academy Licensing Criteria	426
	Applying for an Academy Licence	427
	Grant of Academy Licence	428
	Assessment of Academies	428
	Changes to Academy Category	431
	Appeals against Decisions of the PGB	432
	Consequences for Breaches of Rules 3 to 26	432
Strategy, Leadership and Management of the Academy		**434**
	Strategic Documents	434
	Academy Performance Plan	434
	Football Intelligence Platform	434
	Technical Board	435
Effective Measurement		**436**
	Monitoring	436
	Productivity Profile	436
Performance Management, Player Development and Progression		**437**
	Development Journey	437
	Individual Learning Plans and Multi-disciplinary Reviews	437
Staff		**440**
	General	440
	Academy Management Team	441
	Academy Manager	441
	Academy Operations Manager	443
	Academy Secretary	443
	Head of Coach Development	443
	Coaches	444
	Goalkeeping Coaches	445
	Senior Professional Development Coach	445
	Coaches: Qualifications and Professional Development	446
	Head of Academy Sports Science and Medicine	447
	Academy Nutritionist	448
	Lead Sports Scientist	449
	Lead Strength and Conditioning Coaches	449
	Senior Academy Physiotherapist	450
	Physiotherapists and Sports Therapists	451
	Academy Doctor	451
	Performance Analysts	452
	Head of Education	452
	Head of Recruitment	453

Rules: Contents

74

75 76 Interns 454 Player Care 454 Academy Psychologist 455 Coaching 456 Coaching Curriculum 456 Coaching Hours 456 Development Centres 458 Pre-Academy Training Centres 460 Junior Training Centres 461 Senior Training Centres 461 Games Programme 463 General 463 Foundation Phase Games Programme 463 Youth Development Phase Games Programme 465 Professional Development Phase Games Programme 469 Premier League 2 and Professional Development League 470 Games Programme: Postponement etc. of Matches 471 Duty of Care 473 Education 473 Reports on Educational Progression 474 Delivery of the Education Programme 474 Personal Development and Life Skills Curriculum 479 Inductions and Transitions 480 Academy Player and Parent Voice 481 Safeguarding and Mental Health and Emotional Wellbeing 481 Health and Safety 482 Inclusion, Diversity and Equality 482 Injury and Medical 482 Sports Science and Medicine/Performance Support 486 Sports Science and Medicine/Performance Support Programme 486 Performance Analysis 486 Talent Identification and Recruitment 488 Scouts: Qualifications 488 Scouts: Attendance at Matches 488 Registrations and Provision of Information by the League 488 Time/Distance Rules 490 Trials 491 Pre-Registration Agreements 493 Registrations 494 End of Season Procedure 496 Termination of Registration 497 Scholarships 498 Approaches by and to Clubs and Inducements 500 Facilities 502 Facilities 502 Finance and Expenses 507 Finance 507 Expenses 507 Compensation 509 Compensation 509 Contents Contents Rules: Contents

Contents

Youth Development Forms

PLYD Form 1:	Scholarship Agreement	519
PLYD Form 2:	Notification of Trialists' Particulars (Youth Development Rule 262.2)	534
PLYD Form 2A:	Notification of International Trialist's Particulars	536
PLYD Form 3:	Notice of Ending of Trial Period (Youth Development Rule 271)	538
PLYD Form 4:	Pre-Registration Agreement (Youth Development Rule 275)	539
PLYD Form 5:	Academy Player Registration Application (Youth Development Rule 284)	542
PLYD Form 5A:	Full Time Training Model (Youth Development Rule 210)	547
PLYD Form 5B:	Hybrid Training Model (Youth Development Rule 210)	549
PLYD Form 5C:	Change In Circumstances (Youth Development Rule 212)	551
PLYD Form 6:	Academy Ethnicity Monitoring Questionnaire (Youth Development Rule 285)	553
PLYD Form 7:	List of Academy Players (Youth Development Rule 293)	554
PLYD Form 8:	Retention/Termination Notification (Youth Development Rule 294.1)	555
PLYD Form 9:	Retention/Termination Notification (Youth Development Rule 294.2)	556
PLYD Form 10:	Academy Player's Registration: Mutual Cancellation Notification (Youth Development Rule 298.2)	557
PLYD Form 11:	Scholarship Offer (Youth Development Rule 309)	558
PLYD Form 12:	Response to Scholarship Offer (Youth Development Rule 310)	559

Contents

Appendices to the Rules

Appendix 1:	Profitability and Sustainability Rules - Standard Directions	563
Appendix 2:	Schedule of Offences (Rule F.1.8.3)	569
Appendix 3:	Inclusion and Anti-Discrimination Policy (Rule J.4)	571
Appendix 4:	Camera Position (Rule K.67)	573
Appendix 5:	Head Injury Protocol	581
Appendix 6:	Medical Examinations and Information to be Conducted/Collected on all Contract Players and Academy Players Registered on Scholarship Agreements (Rule O.21)	601
Appendix 7:	Code of Conduct for Managers (Rule P.1)	603
Appendix 8:	Code of Conduct for Clubs (Rule P.2)	607
Appendix 9:	Standard Clauses for Inclusion in Managers' Contracts of Employment (Rule P.8.1)	609
Appendix 10:	Code of Conduct for Scouts (Rule Q.7)	611
Appendix 11:	Standard Clauses for Inclusion in replica Strip manufacturers' contracts (Rule R.23)	613
Appendix 12:	Notice to Manufacturer Licensed to Manufacture and Distribute Club Replica Strip (Rule R.24)	615
Appendix 13:	Regulations of the Professional Football Compensation Committee	617
Appendix 14:	Code of Conduct for Clubs, Academy Players Registered on PLYD Form 5 and their Parent(s) (the **"Code"**) (Youth Development Rule 220)	627
Appendix 15:	Terms of Reference for the Judicial Panel	631
Appendix 16:	COVID-19 Emergency Protocol (Rule O.24)	637
Appendix 17:	Competition Interruption - Squad Management Protocol	639
Appendix 18:	Fair Market Value Assessment Protocol - Commercial Rights Agreements	645
Appendix 19:	Fair Market Value Assessment Protocol - Player Registrations	651
Appendix 20:	Fair Market Value Assessment Protocol - Agreements for the Supply of Goods or Services	657
Appendix 21:	Terms of Reference – Independent Oversight Panel	663
Appendix 22:	Acquisition Materials	669
Appendix 23:	Fan Engagement Standard	673
Appendix 24:	Authorisation of Additional Approved Competitions	683

Rules: Contents

77

78

79 80Rules: Section A Definitions and Interpretation Section A: Definitions and Interpretation Section A: Definitions and Interpretation (b) Women’s Football Expenditure; (c) Youth Development Expenditure; and (d) Community Development Expenditure. Each of Youth Development Expenditure, Women’s Football Expenditure and Community Development Expenditure shall only be excluded from the calculation of Adjusted Earnings Before Tax for such Accounting Reference Period if separately disclosed: (f) by way of notes to the Annual Accounts for such Accounting Reference Period; or (g) by way of supplementary information which reconciles to the Annual Accounts for such Accounting Reference Period and which has been subject to independent audit; A.1.12. “Adult at Risk” means an adult who has needs for care and support (whether or not the local authority is meeting any of those needs) and is experiencing, or is at risk of, abuse or neglect and as a result of those care and support needs is unable to protect themselves from either the risk of or the experience of abuse or neglect. This may include (but is not limited to) people with learning disabilities, sensory impairments, mental health needs, elderly people and people with a physical disability or impairment. It may also include people who are affected by the circumstances that they are living in, for example, experiencing domestic violence; A.1.13. “Aerial Cabled Wire Cameras” has the meaning set out in Appendix 4; A.1.14. “Agency” means an organisation, entity, form or private company retaining, employing or otherwise acting as a vehicle for the business affairs of one or more Football Agents; A.1.15. “Amateur Player” means any player (other than an Academy Player) who is registered to play or intends to be registered to play for a Club and who is registered with The Football Association as an amateur in accordance with the FIFA Regulations on the Status and Transfer of Players; A.1.16. “Annual Accounts” means: (a) the accounts which each Club’s directors are required to prepare pursuant to section 394 of the Act; or (b) if the Club considers it appropriate or the Board so requests, the Group Accounts of the group of which the Club is a member and which it is required to prepare pursuant to section 399 of the Act, or which it is required to deliver to the Registrar of Companies pursuant to section 400(2)(e) or section 401(2)(f) of the Act, provided that in either case the accounts are prepared to an accounting reference date (as defined in section 391 of the Act) which falls between 31 May and 31 July inclusive. If the accounting reference date falls at any other time, separate accounts for the Club or the group (as appropriate) must be prepared for a period of 12 months ending on a date between 31 May and 31 July inclusive, and in such a case “Annual Accounts” means those accounts. Annual Accounts must be prepared and audited in accordance with all legal and regulatory requirements applicable to accounts prepared pursuant to section 394 of the Act; Definitions A.1. In these Rules: A.1.1. “Accounting Reference Period” means the period in respect of which Annual Accounts are prepared; A.1.2. “Activity” means any activity or series of activities, organised or arranged by or in the name of a Club, for Children and/or Adults at Risk (and/or to be attended by such individual(s)) and “Activities” shall be construed accordingly; A.1.3. “the Act” means the Companies Act 2006 (save for in Section X of these Rules, where it shall have the meaning set out in Rule X.1.1); A.1.4. “the 1986 Act” has the meaning set out in Rule E.27.1; A.1.5. “Acquisition Debt” means, save for financial obligations incurred for the purpose of refinancing or restructuring any existing indebtedness of the target Club (provided that such financial liabilities, which shall include any fee, premium, make-whole or other amount payable as a result of such refinancing or restructuring, do not (a) increase the target Club’s total aggregate indebtedness and (b) permit the use of proceeds to be applied as Acquisition Debt indebtedness), the aggregate amount of all financial liabilities incurred by the Proposed Acquiror (to the extent they are or will be secured over the assets of the target Club) and incurred by the target Club in connection with or following the acquisition of Control of the target Club for or in respect of Borrowings but, in the case of Finance Leases only their capitalised value; A.1.6. “Acquisition Equity” means the aggregate amounts of non-Acquisition Debt funds provided by the Proposed Acquiror in connection with or following the acquisition of Control of the target Club; A.1.7. “Acquisition Leverage Compliance Certificate” means Form 6 (Acquisition Leverage Compliance Certificate); A.1.8. “Acquisition Leverage Test” means that as at any Acquisition Test Date the ratio of Acquisition Debt to Acquisition Equity does not exceed 65%; A.1.9. “Acquisition Materials” means the documentation and information set out in Appendix 22 to these Rules; A.1.10. “Acquisition Test Date” means such date as determined by the Board but which shall be prior to the Proposed Acquiror acquiring Control of the Club (the ‘first acquisition test’), and the date that is six months (the ‘second acquisition test’) and 12 months (the ‘final acquisition test’) (or any other date prior to the final acquisition test that the Board may consider appropriate when considering the information provided to it or becoming known to it in connection with the acquisition) following the date of the first test; A.1.11. “Adjusted Earnings Before Tax” means, in respect of an Accounting Reference Period, Earnings Before Tax for such Accounting Reference Period, adjusted to exclude costs recognised in such Accounting Reference Period in respect of the following: (a) depreciation and/or impairment of tangible fixed assets, amortisation or impairment of goodwill and other intangible assets (but excluding amortisation of the costs of Players’ registrations);

81 82 A.1.24. “Associate” means, in relation to an individual, any other individual who is: (a) the spouse or civil partner of that individual; (b) a relative of that individual or of their spouse or civil partner; or (c) the spouse or civil partner of a relative of that individual or of their spouse or civil partner; A.1.25. An “Associated Party” is a Person that is associated with the Club. In considering each possible Associated Party relationship, the League will direct its attention to the substance of the relationship and not merely the legal form. 1. A Person is associated with a Club if that Person or, where that Person is an individual, a close member of that individual’s family (i.e. those family members who may be expected to influence, or be influenced by, that individual in his dealings with the entity, including that individual’s parents, children, siblings and spouse or domestic partner, children of that individual’s spouse or domestic partner, and dependents of that individual or that individual’s spouse or domestic partner): (a) has Control or joint control over the Club; (b) holds a Holding in excess of 5% of Shares; (c) holds a loan interest or other debt or security interest of any kind in the Club or an entity in the same group of companies as the Club, with the exception of any such interest held (i) as part of regulated banking services provided by a Financial Institution, (ii) in the form of bonds, notes or other securities held by professional investors or (iii) pursuant to a debenture providing the holder with access to tickets to events at the Club’s Stadium; (d) has Material Influence over the Club or an entity in the same group of companies as the Club; or (e) is a Director or member of the key management personnel of the Club or of a Parent Undertaking of the Club. 2. A Person is also associated with a Club if any of the following conditions apply: (a) the Person and the Club are members of the same group of companies; (b) the Person and the Club are directly or indirectly controlled, jointly controlled, or Materially Influenced by the same government, public or state-funded body or by the same party; (c) the Person (or a Director or member of the key management personnel of the Person) has Material Influence over the Club (or vice versa); (d) the Person is an associate or joint venture of the Club (or an associate or joint venture of a member of a group of companies of which the Club is a member) (or vice versa); (e) both the Person and Club are joint ventures in which the same third party is a shareholder; (f) the Person is a joint venture in which a third party is a shareholder and the Club is an associate of the third party (or vice versa); (g) the Person is controlled or jointly controlled by a Person identified in paragraph 1; (h) an individual identified in paragraph 1(a) has Material Influence over the Person or is a member of the key management personnel of the Person (or of a parent of the Person); or (i) the Person, or any member of a group of which it is a part, provides key management personnel services to the Club; A.1.17. “Appeal Board” means the body having appellate jurisdiction under these Rules appointed by the Chair of the Judicial Panel under the provisions of Rule W.67; A.1.18. “Appeals Panel” means the panel of individuals of that name appointed in accordance with the terms of reference of the Judicial Panel, set out at Appendix 15 to these Rules; A.1.19. “Approved Competition” means any of the following: (a) the UEFA Champions League; (b) the UEFA Europa League; (c) the UEFA Conference League; (d) the UEFA Super Cup; (e) the FIFA Club World Cup; (f) the F.A. Cup; (g) the F.A. Community Shield; (h) the EFL Cup; and (i) any other competition, match or series of matches that the Board deems, at its discretion (acting in accordance with the procedure and criteria provided in Appendix 24), to be an Approved Competition; Guidance Any application by a Club or Clubs in respect of a proposal for an additional Approved Competition for the purpose of Rule A.1.19(i) shall be made in accordance with the procedures provided in Appendix 24. A.1.20. “Approved Match(es)” means any match or short series of matches played solely during the Close Season or any match meeting the requirements of Rule L.8; A.1.21. A Transaction is conducted at “Arm’s Length” if the terms and conditions of the Transaction do not differ from the terms and conditions that would have applied between independent Persons in comparable Transactions carried out under comparable circumstances taking into consideration, without limitation, any evidence provided by the Club that: (a) there are one or more appropriate comparators for the proposed Transaction and/or that there were one or more competing and/or bidding contractual counterparties whose bids evidence a competitively determined price and/or terms for the relevant Transaction; or (b) there is no risk of any possible relationship of Material Influence existing between the Club, a Director of the Club and/or an entity in the same group of companies as the Club and its contracting counterparty; or (c) there is an appropriate commercial rationale for the terms and conditions of the Transaction. References to ‘the same group of companies as a Club’ in the Rules means all of the Club’s Associated Undertakings, Fellow Subsidiary Undertakings, Group Undertakings, Parent Undertakings or Subsidiary Undertakings; A.1.22. “Articles” means the Articles of Association of the League and reference to a number following the word ‘Article’ is a reference to an article so numbered in the Articles; A.1.23. “Artificial Surface” means any playing surface which is not or not intended to be predominantly natural grass; Section A: Definitions and Interpretation Section A: Definitions and Interpretation Rules: Section A

83 84 A.1.32. “Average Points Per Game” means the figure calculated as follows: (a) dividing the total number of points obtained by the Club in a Competition by the number of League Matches played at that point; (b) multiplying the resulting figure by 38; and (c) subtracting from the resulting figure any points deducted as a result of disciplinary action under these Rules; A.1.33. “Away Ticket” means a ticket for a League Match allocated to supporters of the Visiting Club within the Seating Blocks referred to in Rule R.11; A.1.34. “Bankruptcy Order” means an order adjudging an individual bankrupt; A.1.35. “Bankruptcy Restriction Order” and “Interim Bankruptcy Restriction Order” mean orders made under the provisions of Schedule 4A of the 1986 Act; A.1.36. “Basic Award Fund” means the fund established out of UK Broadcast Revenue and distributed in accordance with Rule D.17.1; A.1.37. “Board” means the board of directors for the time being of the League (or its designee); A.1.38. “Board Directive” means a directive issued by the Board in accordance with Rule C.20; A.1.39. “Borrowings” means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any Acquisition Debt indebtedness for or in respect of: (a) moneys borrowed and debit balances at banks or other Financial Institutions; (b) any acceptances under any acceptance credit or bill discount facility (or dematerialised equivalent); (c) any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument; (d) any Finance Lease; (e) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis); (f) any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or Financial Institution in respect of any underlying liability of any other entity which liability would fall within one of the other paragraphs of this definition; (g) any amount raised under any other transaction (including any forward sale or purchase agreement, sale and sale back or sale and leaseback agreement, or interest free loan with any shareholder) having the commercial effect of a borrowing; and (h) (without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (g), above; A.1.40. “Broadcaster” means a Radio Broadcaster, a UK Broadcaster or an International Broadcaster; A.1.26. “Associated Party Transaction” means, in respect of any Club, a Transaction that is, whether directly or indirectly, between: (a) a Club and an Associated Party; (b) a Player registered to the Club and an Associated Party of that Club; or (c) a Manager or Senior Official of the Club and an Associated Party of that Club, with the exception of any Transaction pursuant to which the Club, Player, Manager or any Senior Official of the Club is exclusively a purchaser of goods or services (and does not receive any payment, fee or monetary equivalent) and the total value of any consideration either paid or to be paid by the Club or individual (as applicable), when added to any consideration paid or to be paid by the Club or individual (as applicable) in respect of other Transactions with the same party agreed in the preceding three years, is less than £500,000 (and subject to Rules E.71 and E.72). In considering whether a Transaction is an Associated Party Transaction, the League will direct its attention to the substance of the Transaction and not merely the legal form; Guidance For the avoidance of doubt, where by entering into a new Transaction, the total value of the consideration either paid or to be paid by the Club or individual in respect of all Transactions with the same party in the preceding three years exceeds £500,000, that Transaction (and any preceding and subsequent Transactions with the same party) will constitute an Associated Party Transaction and must be submitted to the Board pursuant to Rule E.56. A.1.27. “Associated Person” has the meaning given to it in Rule S.13; A.1.28. “Associated Undertaking” means an undertaking in which another undertaking has a participating interest and over whose operating and financial policy it exercises a significant influence, and which is not a Parent Undertaking or Subsidiary Undertaking; A.1.29. “Authorised Signatory” means an Official of a Club duly authorised by a resolution of its board of directors to sign Forms either as required by these Rules or in connection with a Club’s application for a UEFA Club Licence, whose particulars shall have first been submitted to the Board in Form 1; A.1.30. The “Averaged Annual Value” of a Transaction is the total value of any consideration either paid or received or to be paid or received by the Club, Player, Manager or Senior Official (as applicable) pursuant to the Transaction, divided by the number of years of the term of that Transaction. Where the term of the Transaction is not for a period of years, the Club must calculate the Averaged Annual Value of the Transaction on a pro rata basis. Where the consideration either paid or received or to be paid or received by the Club pursuant to a Transaction is variable and/or contingent and/or its precise value is unknown at the time that the Transaction is executed (for example, where fees are payable to the Club by way of royalties and/or bonuses), the Club must engage in a good faith assessment, both at the point of execution of the Transaction and throughout its term, as to the probable Averaged Annual Value of that Transaction, for the purposes of these Rules. Where that assessment reveals that the Averaged Annual Value of the Transaction is or is likely to be over the threshold referred to in these Rules, it shall be treated as over that threshold and the Transaction must be submitted to the League in accordance with the relevant Rule requirement; A.1.31. “Average Goals Per Game” means the figure calculated by dividing the total number of goals scored by the Club in a Competition by the number of League Matches played at that point; Section A: Definitions and Interpretation Section A: Definitions and Interpretation Rules: Section A

85 86 (d) for the purposes of Section G of these Rules, Section I and Rule J.3 (and including any Forms prescribed therein) includes any Associated Undertaking, Fellow Subsidiary Undertaking, Group Undertaking, Parent Undertaking or Subsidiary Undertaking of such Club; A.1.52. “club” means an association football club not in membership of the League; A.1.53. “Club-Affiliated Individual” means any individual associated with a Club (whether as an employee, volunteer, contractor or in any other capacity) who has access to and/or influence over Children or Adults at Risk engaged in the Club’s activities; A.1.54. “Club Distribution” means any of the following payments: (a) dividend payments to any Person with a Holding in the Club; (b) distributions to any Person with a Holding in the Club; (c) payments to related parties or affiliates of any Person with a Holding in the Club under preference shares, loans or non-arm’s length contracts; (d) payments by the Club to any Person with a Holding in the Club to enable them to make or reserve for payments of interest or make or reserve for repayments of principal under any Borrowings; or (e) payments of interest or making repayments of principal directly or pursuant to any guarantee or indemnity for any of the Club’s shareholders’ or owners’ Borrowings (ignoring the reference to ‘Acquisition Debt’ in the definition of ‘Borrowings’ so that it applies to all forms of indebtedness listed therein); A.1.55. “Club Radio Contract” means any contract upon terms complying in all respects with any directive issued by the League pursuant to Rule D.6 and made between any Club and the local or regional independent radio station or BBC local radio station within whose transmission area the Club’s Stadium is situated; A.1.56. “Club Shirt Sponsor Contract” means any contract between any Club and any Person (not being the manufacturer, producer or distributor of that Club’s Strip) providing for the exhibition upon that Club’s Strip of the agreed prime brand of that Person in accordance with Rule M.29; A.1.57. “Commercial Contract” means any contract entered into by the League relating to sponsorship or like transactions or other matters materially affecting the commercial interests of Clubs other than an International Broadcast Contract, a UK Broadcast Contract or a Radio Contract; A.1.58. “Commercial Contract Revenue” means revenue received by the League under any Commercial Contract; A.1.59. “Commission” means a commission appointed by the Chair of the Judicial Panel under the provisions of Rule W.23; A.1.60. “Community Development Expenditure” means: (a) net expenditure by a Club directly attributable to activities (whether in the United Kingdom or abroad) for the public benefit to promote participation in sport and advance social development; and (b) donations made by the Club: (i) to United Kingdom charities in a form recognised by such charities; and/or A.1.41. “Cash Losses” means aggregate Adjusted Earnings Before Tax after: (a) write back of: (i) amortisation and/or impairment of Players’ registrations up to a maximum of five years; and (ii) profit or loss on the transfer of Players’ registrations; and (b) inclusion of net cash flow in respect of transfers of Players’ registrations; Guidance In line with Rules B.20 and E.9, the five-year maximum will apply to new or extended Contract Player registration(s) post 12 December 2023 and will be forward-looking from that point in time. A.1.42. “Central Funds” has the meaning set out in Rule E.22.1; A.1.43. “Certificate” means the appropriate Certificate or substantially the same Certificate as that prescribed in these Rules; A.1.44. “Chair” means the Person appointed as the Chair pursuant to Article 19.1 of the Articles or any acting Chair appointed pursuant to Article 23.3; A.1.45. “Chair of the Independent Oversight Panel” means the individual appointment to that position in accordance with the Independent Oversight Panel Terms of Reference, set out at Appendix 21 to these Rules; A.1.46. “Chair of the Judicial Panel” means the individual appointed to that position in accordance with Rule W.21 and the terms of reference of the Judicial Panel, set out at Appendix 15 to these Rules; A.1.47. “Champions’ Features” has the meaning set out in Rule K.134; A.1.48. “Child” and “Children” mean any person or persons under the age of 18 years; A.1.49. “clear days” in relation to the period of a notice means that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect; A.1.50. “Close Season” means the period between the end of one Season (i.e. from the end of the relevant Club’s final League Match of the Season or, if the relevant Club qualifies for the F.A. Cup Final in that Season, the end of the F.A. Cup Final) and the commencement of the next Season (i.e. midnight on the day before the first League Match in that Season); A.1.51. “Club” means an association football club in membership of the League and: (a) for the purposes of Rules E.37 to E.46 (inclusive) includes any club which is entitled to be promoted from the EFL to the League; (b) for the purposes of Rules A.1.25, A.1.102, A.1.240 and A.1.259 includes any entity that falls (or would fall) within the Club’s reporting perimeter as required to be submitted in connection with an application for a UEFA Club Licence; (c) for the purposes of Rules A.1.73, A.1.84, A.1.257, Sections F and H of these Rules (including any Forms prescribed therein) and Rules P.7 and P.14 includes any Associated Undertaking, Fellow Subsidiary Undertaking, Group Undertaking, or Parent Undertaking of such Club; and Section A: Definitions and Interpretation Section A: Definitions and Interpretation Rules: Section A

87 88 A.1.67. “Concert Party” means two or more Persons presumed to be acting in concert (unless the contrary is established) within the meaning of paragraphs (1) to (5) (inclusive) of the definition of “acting in concert” in the City Code on Takeovers and Mergers, or would be so acting in concert if the City Code on Takeovers and Mergers applied in the relevant case; A.1.68. “Conditional Contract” means a playing contract between a Club and a Player which is determinable by the Player at any time; A.1.69. A Person (X) is a “Connected Person” to another Person (Y) (where that other Person (Y) is not a natural person) if that Person (X) directly or indirectly possesses or is entitled to acquire more than 30% of: (a) the issued ordinary share capital of that other Person (Y); (b) the loan capital (save where loan capital was acquired in the ordinary course of the business of lending money) and issued share capital of that other Person (Y); or (c) the assets of that other Person (Y) which would be available for distribution to equity holders in the event of the winding up of that other Person (Y); A.1.70. “Content Session” has the meaning set out in Rule K.111; A.1.71. “Contingent Sum” means any sum of money (exclusive of value added tax) additional to a Compensation Fee, payable upon the happening of a contingent event by a Transferee Club to a Transferor Club consequent upon the transfer of the registration of a player (whether that transfer is permanent or temporary); A.1.72. “Contract Player” means any player (other than an Academy Player) who has entered into a written contract of employment with a Club; A.1.73. “Control” means the power of a Person to exercise, or to be able to exercise or acquire, direct or indirect control over the policies, affairs and/or management of a Club, whether that power is constituted by rights or contracts (either separately or in combination) and having regard to the considerations of fact or law involved, and, without prejudice to the generality of the foregoing, Control shall be deemed to include: (a) the power (whether directly or indirectly and whether by the ownership of share capital, by the possession of voting power, by contract or otherwise, including without limitation by way of membership of any Concert Party) to appoint and/ or remove all or such of the members of the board of directors of the Club as are able to cast a majority of the votes capable of being cast by the members of that board; and/or (b) the holding and/or possession of the beneficial interest in, and/or the ability to exercise the voting rights applicable to, Shares in the Club (whether directly, indirectly (by means of holding such interests in one or more other persons) or by contract including without limitation by way of membership of any Concert Party) which confer in aggregate on the holder(s) thereof 25% or more of the total voting rights exercisable at general meetings of the Club. For the purposes of the above, any rights or powers of a Nominee for any Person or of an Associate of any Person shall be attributed to that Person and any rights or powers of any Person will be attributed to any Connected Person to that Person; A.1.74. “Conviction” means a finding by a court anywhere in the world that a Person has committed an offence (or offences) or carried out the act(s) for which they were charged, and whether or not that finding is considered to be final pending resolution of any appeal against that finding, and “Convicted“ shall be construed accordingly; (ii) for foreign charitable purposes in a form which (had the donations been made to registered United Kingdom charities) would have been recognised as charitable; A.1.61. “Company Secretary” means the Person whose particulars are registered or registrable as the secretary of the League pursuant to section 276 of the Act, and shall include any joint, assistant or deputy secretary; A.1.62. “Comparable Transaction Data” bears the meaning given to it in Rule E.68.1; A.1.63. “Comparable Transaction Data Undertaking” means the undertaking referred to in Rule E.68.2.3, in the following form: The terms used but not defined in this document shall have the meaning given in the Premier League Rules (the “Rules”). I, [NAME], of [ORGANISATION], being an External Recipient of Data, undertake to (i) the League, and (ii) to the extent relevant, all parties to any dispute between [parties and dispute to be identified] (the “Dispute”) and the Tribunal appointed in respect of the Dispute that: 1. I have read Sections E and X of the Rules and understand their implications and the giving of this undertaking; 2. I will treat all Comparable Transaction Data made available to me for the purpose of (i) any representations made in respect of the League’s Fair Market Value Assessment of the relevant Transaction, or (ii) for the Dispute (each a “Permitted Purpose”) as confidential and will use any such Comparable Transaction Data only for the proper conduct of the Permitted Purpose in respect of which it was disclosed to me (and not for any other purpose, including any other advice or dispute on which I am or may be involved in or instructed); 3. Except as expressly contemplated by the Rules, I will not use, disclose, discuss, copy, reproduce or distribute any such Comparable Transaction Data or authorise, enable or assist any person to do so. For the avoidance of doubt, I will not share any Comparable Transaction Data (in any form) with any person that has not completed this undertaking; 4. I will take all such steps as may be necessary or expedient on my part to comply with any request made under or pursuant to the Rules in respect of any Comparable Transaction Data; and 5. I will otherwise comply with Sections E and X of the Rules and/or, as the case may be, take all steps within my power to ensure that Sections E and X of the Rules are complied with (including by not disclosing or assisting or enabling any person to disclose, any Comparable Transaction Data other than to other External Recipients of Data who have given an undertaking in the same form as this document). A.1.64. “Compensation Fee” means any sum of money or other consideration (exclusive of value added tax) payable by a Transferee Club to a Transferor Club upon the permanent transfer of the registration of a Contract Player or in respect of an Out of Contract Player; A.1.65. “Compensation Fee Account” means the account bearing that name at Barclays Bank Plc into which Compensation Fees, Loan Fees (including, in both cases, instalments thereof) and Contingent Sums are payable as set out in Rule V.29; A.1.66. “Competition” means the men’s first team football competition called the ‘Premier League’, organised by the League and comprising the 380 League Matches required by Rule C.1, to be completed over the course of a Season, unless otherwise curtailed in accordance with these Rules; Section A: Definitions and Interpretation Section A: Definitions and Interpretation Rules: Section A

89 90 A.1.84. Subject to Rule A.1.85, “Director” means: (a) any Person occupying the position of director of a Club whose particulars are registered or registrable under the provisions of section 162 of the Act and includes a shadow director, that is to say, a Person in accordance with whose directions or instructions the directors of the Club are accustomed to act; (b) a Person having Control over the Club; (c) a Person exercising the powers that are usually associated with the powers of a director of a company; (d) a Person occupying the position of ‘chief executive officer’ (or an individual with another title, but carrying out an equivalent role); and (e) a Relevant Signatory; A.1.85. For the purposes of Rules H.1 to H.9: (a) a Person shall be excluded from the definition of Director set out in Rule A.1.84 if (and only if): (i) they fall within the said definition of Director solely because Rule A.1.73(b) applies to them; and/or (ii) their aggregate interest (of the kind set out in Rule A.1.73(b)) in the Shares conferring voting rights exercisable at general meetings of the Club is less than 50%; and (b) the Official referred to in Rule J.1.1 shall be included in that definition; A.1.86. “Disciplinary Panel” means the panel of individuals of that name appointed in accordance with the terms of reference of the Judicial Panel, set out at Appendix 15 to these Rules; A.1.87. “Disclosure” means the service provided by the DBS to Persons registered with it; A.1.88. “Distribution Lock-up” has the meaning defined in Rule E.17.4; A.1.89. “Earnings Before Tax” means, in respect of any Accounting Reference Period, profit or loss after depreciation and interest but before tax, for such Accounting Reference Period; A.1.90. “the EFL” means The Football League Limited and/or the league competitions organised by it, as appropriate; A.1.91. “EFL Regulations” means the Regulations of the EFL as amended from time to time; A.1.92. “Entity” means any legal entity, firm or unincorporated association and in the case of an Entity which is incorporated any of its Associated Undertaking, Fellow Subsidiary Undertaking, Group Undertaking, Parent Undertaking or Subsidiary Undertaking; A.1.93. “Equal Share Distribution Method” means, in respect of the League’s distribution of any element of Central Funds, the distribution of such funds in equal shares, with one share distributed to each Club; A.1.94. “Estimated PSR Calculation” means the aggregation of a Club’s: (a) estimated Adjusted Earnings Before Tax for T; (b) Adjusted Earnings Before Tax for T-1; and (c) Adjusted Earnings Before Tax for T-2; A.1.75. “Countdown to Kick-Off” means, in respect of each League Match, the document agreed between the Home Club and the Match Manager (and approved by the League) in advance, setting out the timings according to which (among other things) the participating Clubs should line up in the tunnel area and progress onto the pitch; Guidance The Countdown to Kick-Off in respect of each League Match must be approved by the League in advance. Where Clubs wish to engage in in-Stadium activity of any kind (a) in the period between 15 minutes prior to kick-off and the kick-off itself, (b) during half-time and/or (c) in the period between the final whistle and 15 minutes following the conclusion of the League Match (whether by way of remembrance, tribute, celebration or otherwise), such activity must be notified to the League as far in advance of the League Match as reasonably practicable (and, in any event, no later than seven days prior to the League Match). Any such activity that is not notified to the League within that deadline will only be approved by the Board in exceptional circumstances. A.1.76. “COVID-19 Emergency Protocol” means the document of that name set out in Appendix 16 of these Rules; A.1.77. “Crowd Doctor” means the Official described in Rules O.9 to O.11; A.1.78. “Curtailment Resolution” means a Resolution tabled by the Board in accordance with Rule C.25, which would, if passed, bring an end to the Competition, notwithstanding that all of the League Matches referred to in Rule C.1 have not been played; A.1.79. “Databank” bears the meaning given to it in Rule E.77; A.1.80. “Databank Transaction” means any Transaction between a Club and any third party pursuant to which a payment, fee or value in kind is provided or to be provided to the Club, the total Averaged Annual Value of which is over £100,000 per annum, with the exception of (a) any sale or loan of a Player’s registration, (b) any Transaction between a Club and any consolidated subsidiary of the Club and (c) any Transaction between a Club and its foundation or charitable arm; A.1.81. “DBS” means the Disclosure and Barring Service, being a non-departmental public body of the Home Office which, amongst other things, processes requests for criminal records checks and barred list information, or any successor body which carries out its functions; A.1.82. “Declaration” means a declaration in Form 4; A.1.83. “Digital Ticket” means a ticket for a League Match that is delivered securely end-to-end through electronic means and includes (without limitation) the following (a) near field communication (“NFC”)-enabled mobile tickets, dynamic or rotating mobile barcodes and (b) static digital mobile barcodes or QR codes; Guidance For the avoidance of doubt, print-at-home tickets, physical season ticket cards and paper tickets are not considered to be Digital Tickets. The League recognises that the technology in this area is evolving and the non-exhaustive list of examples of Digital Tickets is subject to change over time (including the removal of examples currently listed). Clubs are encouraged to contact the League in respect of any queries as to whether or not a type of ticket is considered to be a Digital Ticket. Section A: Definitions and Interpretation Section A: Definitions and Interpretation Rules: Section A

91 92 A.1.108. “Finance Lease” means any lease or hire purchase contract, a liability which would, in accordance with applicable accounting principles, be treated as a balance sheet liability (other than a lease or hire purchase contract which would, in accordance with the accounting principles in force prior to 1 January 2019, have been treated as an operating lease); A.1.109. “Financial Institution” means any entity which is incorporated in, or formed under the law of any part of the United Kingdom, and which has permission under Part 4a of the Financial Services and Markets Act 2000 to carry on the regulated activity of accepting deposits (within the meaning of section 22 of that statute, taken with Schedule 2 and any order under section 22) but such definition shall not include: (a) a building society (within the meaning of section 119 of the Building Societies Act 1986); or (b) a credit union (within the meaning of section 31 of the Credit Unions Act 1979); A.1.110. “Fixed Central Funds Distribution Ratio” means a ratio reflecting the fact that, in respect of any one Season, the maximum possible Central Funds distribution that one Club could receive is an amount equal to 180% of the minimum possible Central Funds distribution that one Club could receive; Guidance For the purposes of calculating the Fixed Central Funds Distribution Ratio, the ‘maximum’ referred to is the total that a Club would receive if it finished the Season as League Champions and received the highest possible number of facility fees. The ‘minimum’ is the total that a Club would receive if it finished in 20th position and received the lowest possible number of facility fees. A.1.111. “FMV Dispute” has the meaning set out in Rule E.74; A.1.112. “Football Agent” means a natural person licensed by FIFA to perform ‘football agent services’ as defined in the FIFA Football Agent Regulations (as amended from time to time); A.1.113. “The Football Association” means The Football Association Limited and “The FA” shall be construed accordingly; A.1.114. “The Football Association Rules” means the rules and regulations for the time being of The Football Association; A.1.115. “Football Creditor” has the meaning set out in Rule E.33; A.1.116. “the EFL Cup” means the cup competition organised by the board of the EFL; A.1.117. “Force Majeure Event” means an event which is beyond the reasonable control of the Board and Clubs, including any strike, lock-out, or labour disputes, act of God, fire, flood, storm, war, riot, civil commotion, terrorism, epidemic or pandemic and which renders the staging of League Matches strictly in accordance with Sections K (Stadium Criteria and Broadcasters’ Requirements), L (Fixtures) and R (Supporter Relations) of these Rules impossible for a period of 14 clear days; A.1.118. “Form” means the appropriate form or substantially the same form as that prescribed in these Rules; A.1.119. “Future Financial Information” has the meaning set out in Rule E.12; A.1.95. “Events of Insolvency” means the events set out in Rule E.27; A.1.96. “External Recipient of Data” has the meaning set out in Rule E.68.2.1; A.1.97. “F.A. Cup” means the Football Association Challenge Cup competition; A.1.98. “The FA Return To Play Guidelines” means the provisions relating to returning to activity and play set out in the concussion guidelines published by The Football Association from time to time; A.1.99. “Facility Fees Fund” means the fund established out of UK Broadcast Revenue and distributed in accordance with Rule D.17.3; A.1.100. “Faculty” has the meaning set out in Rule O.10; A.1.101. “Fair Market Value” means the amount for which an asset, right or other subject matter of the Transaction could be sold, licensed or exchanged, a liability settled, or a service provided, between knowledgeable, willing parties in an arm’s length transaction; A.1.102. “Fair Market Value Assessment” means an assessment as to whether the consideration either paid or received or to be paid or received by the Club, Player, Manager or Senior Official (as applicable) pursuant to a Transaction represents Fair Market Value. In conducting a Fair Market Value Assessment, the Board is required to: (a) consider: (i) an assessment of the value of the Transaction produced by an independent expert procured by the Board (save that the Board may elect not to obtain an assessment by an independent expert where the Transaction in question is a Shareholder Loan or involves no consideration paid or to be paid to the Club, Player, Manager or Senior Official or involves the sale or loan of a Player’s registration); (ii) any relevant information provided by the Club (including any assessment of the value of the Transaction produced or procured by the Club); and (iii) such comparable evidence of the values of similar Transactions as is appropriate, relevant and readily available to it at the time of the assessment; and (b) comply with any protocols agreed by Clubs for that purpose (including the Fair Market Value Assessment Protocol – Commercial Rights Agreements at Appendix 18 of the Rules). For the avoidance of doubt, where there is no such protocol in place applicable to a particular type of Transaction, the Board will conduct the Fair Market Value Assessment as it sees fit, in compliance with paragraph (a) above; A.1.103. “Fan Advisory Board” has the meaning set out in Rule R.28; A.1.104. “Fan Engagement Standard” is the document of that name agreed by Clubs, set out at Appendix 23 to these Rules; A.1.105. “Feature Session” has the meaning set out in Rule K.132; A.1.106. “Fellow Subsidiary Undertaking” has the meaning set out in section 1161(4) of the Act; A.1.107. “FIFA” means the Fédération Internationale de Football Association; Section A: Definitions and Interpretation Section A: Definitions and Interpretation Rules: Section A

93 94 A.1.132. “Home Ticket” means a ticket for a League Match that is issued and/or distributed by (or on behalf of) a Home Club, including (without limitation) season tickets, general admission tickets, members tickets, premium and hospitality tickets; A.1.133. “Host Broadcaster” has the meaning set out in Rule K.148.1; A.1.134. “Image Contract” means any contract whereby a Player transfers to any Person the right to exploit his image or reputation either in relation to football or non-footballing activities; A.1.135. “Image Contract Payment” means any payment made or liability incurred by or on behalf of a Club to such a Person in order to acquire that right; A.1.136. “Independent Oversight Panel” means the panel of that name appointed in accordance with the Independent Oversight Panel Terms of Reference, set out at Appendix 21 to these Rules; A.1.137. “Individual Voluntary Arrangement” means an arrangement made under the provisions of Part VIII of the 1986 Act; A.1.138. “International Broadcaster” means a Person with which the League has entered into an International Broadcast Contract and which is entitled to effect the Transmission of League Matches in accordance with the terms of that contract; A.1.139. “International Broadcast Contract” means any contract entered into by the League for the Transmission of League Matches outside the United Kingdom, the Republic of Ireland, the Isle of Man and the Channel Islands; A.1.140. “International Broadcast Revenue” means revenue received by the League under any International Broadcast Contract; A.1.141. “International Broadcast Revenue Excess” means, in respect of any one Season, the Net Distributable International Broadcast Revenue in excess of the International Broadcast Threshold Amount; A.1.142. “International Broadcast Threshold Amount” means the figure notified to Clubs each Season, calculated to reflect an increase from the Season three years prior in accordance with the Three-Year Compound CPI Formula; A.1.143. “International Content Session” has the meaning set out in Rule K.127; A.1.144. “International Loan Fee” means any sum of money (exclusive of value added tax) paid in connection with the temporary registration of a Player, whether by way of fixed fee or contingent payment, by a Club to club that is (a) not affiliated to The FA, nor (b) has its registered address in Wales but is a member of the EFL; A.1.145. “International Transfer” means the transfer of the registration of a player to a Club in respect of which an international transfer certificate is required under the provisions of the FIFA Regulations on the Status and Transfer of Players; A.1.146. “International TV Commentary Positions” means the commentary positions more particularly described in Rules K.57 and K.58; A.1.147. “Interview Backdrops” means backdrops against which interviews must, where specified by these Rules, be conducted. The Interview Backdrops will be provided to Clubs from time to time by the League; A.1.120. “Gambling Related Agreement” means any agreement (a) which concerns any advertising, marketing, promotion, supply or provision of betting, gaming, lottery or other gambling related products, services, brands or facilities (whether as part of a Club Shirt Sponsor Contract, the appointment of a gambling partner or otherwise) and/or (b) where the business activities of any of the parties (or of an Associated Undertaking or Group Undertaking of any of the parties) to such agreement include the provision of betting, gaming, lottery or other gambling related products, services or facilities; A.1.121. “General Meeting” means any meeting of the members of the League duly called in accordance with the provisions of Article 13; A.1.122. “Goal Line Technology” means all necessary equipment for the purpose of assisting the referee to determine whether, in a League Match, a goal has been scored; A.1.123. “Group Accounts” mean accounts that a Club is required to prepare pursuant to section 399 of the Act, or which its Parent Undertaking is required to deliver to the registrar of companies pursuant to section 400(2)(e) or section 401(2)(f) of the Act; A.1.124. “Group Undertaking” has the meaning set out in section 1161(5) of the Act; A.1.125. “Hardwiring” means the permanent installation of cabling, to the League’s specification, to enable the uninterrupted live Transmission of League Matches and “Hardwired” shall be construed accordingly; A.1.126. “Hate Crime” means an offence which is considered to be aggravated in accordance with the Crime and Disorder Act 1998 and the Sentencing Act 2020; A.1.127. “Head of Safeguarding” means the Club Affiliated Individual appointed to that role by each Club in accordance with Rule S.4; A.1.128. “HMRC” means His Majesty’s Revenue and Customs or such other government department(s) that may replace the same; A.1.129. “Holding” means the holding and/or possession of the beneficial interest in, and/or the ability to exercise the voting rights applicable to, Shares in the Club (whether directly, indirectly (by means of holding such interests in one or more other Persons) or by contract including without limitation by way of membership of any Concert Party) which confer any voting rights exercisable at general meetings of the Club. For the purposes of the above, any rights or powers of a Nominee for any Person shall be attributed to that Person, that is to say any rights or powers which another Person possesses on their behalf or may be required to exercise at their direction or on their behalf, and any rights or powers of any Person shall be attributed to any Connected Person to that Person; A.1.130. “Home Club” means the Club at whose Stadium a League Match is or was or should be or should have been played or, where the Clubs participating in that League Match share a Stadium, the Club whose name first appears in respect of that League Match on the League’s fixture list; A.1.131. “Home Grown Player” means a Player who, irrespective of his nationality or age, has been registered with any Club (or club) affiliated to The Football Association or the Football Association of Wales for a period, continuous or not, of three Seasons or 36 months prior to his 21st birthday (or the end of the Season during which he turns 21) and, for the purposes of this definition of “Home Grown Player”, a Season will be deemed to commence on the date on which the relevant Summer Transfer Window closes and expire on the date of the final League Match of the Season; Section A: Definitions and Interpretation Section A: Definitions and Interpretation Rules: Section A

95 96 A.1.164. “Match Manager” means a representative of the League who may be appointed to act in relation to a League Match and whose responsibilities include (without limitation): (a) liaising with Clubs, Match Officials, Broadcasters and any Person with whom the League has entered into a Commercial Contract to promote the delivery by the League of all match day requirements and entitlements of Broadcasters and such Persons pursuant to these Rules; (b) assisting Clubs to comply with their obligations pursuant to Rule D.3 insofar as those obligations must be fulfilled at League Matches; and (c) working with Clubs and Broadcasters to enable the referee to ensure that the kick-off, and re-start after half-time, of each League Match take place promptly; Guidance The appointment of a Match Manager in relation to a League Match does not absolve Clubs from compliance with their responsibilities under Rules L.32 and L.33 (which provide for prompt kick-offs and re-starts of League Matches) or with any of the provisions of Section K concerning Broadcaster access requirements. A.1.165. “Match Officials” means referees, assistant referees, video assistant referees and assistant video assistant referees and includes reserve officials and fourth officials; A.1.166. “Material Influence” means the ability to influence but not control financial and operating policy decision-making, and the term “Materially Influenced” shall be construed accordingly. Material Influence may be gained by share ownership, by statute or by agreement, or otherwise from the particular circumstances. For the avoidance of doubt, a party (or in aggregate parties with the same ultimate controlling party) is deemed to have Material Influence if it provides within a reporting period an amount equivalent to 30% or more of the Club’s total revenue; A.1.167. “Material Transactions” has the meaning set out in Rule H.1; A.1.168. “Medical Coordinator” means the Official described in Rule O.7; A.1.169. “Memorandum” means the Memorandum of Association of the League; A.1.170. “Mental and Emotional Wellbeing Action Plan” means a document setting out internal roles and responsibilities regarding mental and emotional wellbeing, internal initiatives and processes for support, education and monitoring the mental and emotional wellbeing needs of employees (including Players) and such other matters as advised by the Board from time to time; A.1.171. “Mental and Emotional Wellbeing Lead” means the board-level Official designated that role in accordance with Rule S.20.3; A.1.172. “Merit Based Distribution Method” means, in respect of the League’s Distribution of UK Broadcast Revenue and (if applicable) International Broadcast Revenue, the distribution of such funds in shares in accordance with the following table: End of Season Number of shares League position 1 20 2 19 3 18 4 17 A.1.148. “Judicial Panel” means the panel of individuals, comprising the Disciplinary Panel and Appeals Panel, appointed in accordance with the terms of reference of the Judicial Panel, set out at Appendix 15 to these Rules; A.1.149. “League” means The Football Association Premier League Limited; A.1.150. “League’s Appointed Production Partner” means Premier League Productions who shall, unless otherwise specified, capture content for the exclusive use of TV Broadcasters; A.1.151. “League Champions” has the meaning set out in Rule C.11; A.1.152. “League Match” means a first team match played under the jurisdiction of the League; A.1.153. “League Office” means the registered office for the time being of the League; A.1.154. “League Table” means the table referred to in Rule C.3; A.1.155. “Licensing Manual” means the manual in which are set out procedures agreed between The Football Association and the League relating to applications for and the granting of licences enabling Clubs (or clubs) to play in UEFA Club Competitions; A.1.156. “Loan Fee” means any sum of money (exclusive of value added tax) payable by a Transferee Club to a Transferor Club upon a Temporary Transfer; A.1.157. “Manager” means the Official of a Club responsible for selecting the Club’s first team; A.1.158. “Managers’ Arbitration Tribunal” has the meaning set out in Rule Y.1; A.1.159. “Mandatory Medical Equipment Form” means the document referred to in Rule O.8, in such form as prescribed by the Board from time to time; A.1.160. “Masterclass” has the meaning set out in Rule K.132.2; A.1.161. “Match Day Information Sheet” means, in respect of each League Match, the administrative document produced by the League and distributed to the Home Club and Visiting Club in advance, containing relevant information for match day operations including (but not limited to) approved Strips, the identity of the relevant Match Officials, the Countdown to Kick-Off and the identities and contact details of the Match Manager and other League representatives; A.1.162. “Match Day Medical Requirements Form” means the document referred to in Rule O.7.1, in such form as prescribed by the Board from time to time; A.1.163. “Match Day Safety and Security Observer” means a representative of the League who supports the Clubs participating in a League Match to deliver a safe and secure match day experience for all attendees at that League Match, and whose responsibilities shall include: (a) supporting each Club’s relevant safety and security personnel; (b) identifying, managing and reducing the instances of anti-social behaviour, including identifying relevant trends and sharing good practices with the Clubs; and (c) generating timely and accurate qualitative and quantitative data relating to match day safety and security incidents, to be provided to the Clubs participating in the League Match and the League; Section A: Definitions and Interpretation Section A: Definitions and Interpretation Rules: Section A

97 98 A.1.183. “Official” means (a) any director, employee or representative of a Club, excluding any Player, Football Agent or auditor and (b) any employee of any Associated Undertaking, Fellow Subsidiary Undertaking, Group Undertaking or Parent Undertaking of that Club who spends (or is to spend) at least 50% of their annual working time undertaking activity for or on behalf of the Club; A.1.184. “Out of Contract Player” means a Contract Player whose contract of employment with a Club has expired; A.1.185. “Outside Broadcast Compound” means the area for the exclusive use of TV Broadcasters’ vehicles, as more particularly described at Rules K.91 to K.94; A.1.186. “Owners’ Charter” means the document of that name agreed by Clubs. The Owners’ Charter does not form part of the Rules and the commitments and obligations contained therein are subject at all times to the duties at law of its signatories, and may not be enforced against any Club or Director, whether by any Person bound by the Rules or otherwise; A.1.187. “Parent” means a Person who has parental responsibility for a Child; A.1.188. “Parent Undertaking” has the meaning set out in section 1162 of the Act; A.1.189. “PAYE and NIC” means any and all payments required to be made by a Club in respect of income tax and national insurance contributions; A.1.190. “Person” includes any natural person, legal entity, firm or unincorporated association and in the case of a Person which is incorporated any of its Associated Undertaking, Fellow Subsidiary Undertaking, Group Undertaking, Parent Undertaking or Subsidiary Undertaking; A.1.191. “PFCC Regulations” means the regulations which govern the proceedings of the Professional Football Compensation Committee, set out at Appendix 13 of these Rules; A.1.192. “PGB” has the meaning set out in Rule B.23; A.1.193. “PGMOL” means the Professional Game Match Officials Limited; A.1.194. “Player” means any Contract Player, Out of Contract Player, Amateur Player or Academy Player who is registered to play for a Club; A.1.195. “Player Related Dispute Commission” means the commission constituted in accordance with Rule T.27; A.1.196. “Player’s Image” means the Player’s name, nickname, fame, image, signature, voice and film and photographic portrayal, virtual and/or electronic portrayal image or representation, reputation, replica and all other characteristics of the Player including his shirt number; A.1.197. “Post-Match Media Conference” has the meaning set out in Rules K.183 to K.186; A.1.198. A Person is subject to a “Potential Disqualifying Event” where they are the subject of an ongoing investigation by a UK government appointed regulatory authority or a UK criminal authority (or any equivalent body or authority of competent jurisdiction anywhere in the world) for conduct which, if proven, would result in the Person being disqualified under Rule F.1; 5 16 6 15 7 14 8 13 9 12 10 11 11 10 12 9 13 8 14 7 15 6 16 5 17 4 18 3 19 2 20 1 A.1.173. “Merit Payments Fund” means the fund established out of UK Broadcast Revenue and distributed in accordance with Rule D.17.2; A.1.174. “Mid-Season Media Access Session” has the meaning set out in Rule K.117; A.1.175. “Mixed Zone” means the area in which media interviews with Players and Managers may be conducted after the conclusion of a League Match, as more particularly described in Rules K.80 and K.81; A.1.176. “Monthly Contract” has the meaning set out in Rule T.11.2; A.1.177. “National League” means The Football Conference Limited (trading as The National League) and/or the league competitions organised by it, as appropriate; A.1.178. “Net Distributable International Broadcast Revenue” means, in respect of any one Season, the total sum that is distributed to Clubs and Relegated Clubs out of International Broadcast Revenue (i.e. following the deductions referred to at Rules D.18.1 and D.18.2 and adjusted to take account of any foreign exchange and/or gain); A.1.179. “New Registration” has the meaning set out in Rule U.14; A.1.180. “Nominee” means, in connection to any Person, another Person who possesses rights or powers on their behalf, or which they may be required to exercise at their discretion; A.1.181. “Non-Live Content Session” has the meaning set out in Rule K.130.4; A.1.182. “Number Zone” means an area on the back of a playing shirt reserved exclusively for the shirt number that must be included on certain shirts in accordance with Rule M.7. The number zone is based on a two-digit number, and must extend 2cm above the highest point and 3cm below the lowest point of the two digits, and horizontally 3cm from the left edge of the left-hand digit and 3cm from the right edge of the right-hand digit. The Number Zone must be entirely free of any stripes or any other design feature and any team, manufacturer or other identification or advertising and comply with any guidelines laid down by the Board from time to time; Section A: Definitions and Interpretation Section A: Definitions and Interpretation Rules: Section A

99 100 A.1.215. “Radio Broadcaster” means a Person with which the League has entered into a Radio Contract and which is entitled to effect the Radio Transmission of League Matches in accordance with the terms of that contract; A.1.216. “Radio Commentary Positions” means the commentary positions more particularly described in Rule K.59; A.1.217. “Radio Contract” means any contract entered into by the League other than an International Broadcast Contract or a UK Broadcast Contract for the Radio Transmission of League Matches; A.1.218. “Radio Contract Revenue” means revenue received by the League under any Radio Contract; A.1.219. “Radio Transmission” means any terrestrial or satellite broadcast or transmission by cable of sounds of and/or commentary upon any League Match or inclusion thereof in a cable programme service and/or on the Internet and/or any relay of sound of and/or commentary upon any League Match whether to an open or closed user group by any means now existing or hereafter invented not consisting solely of storage and distribution of recorded sounds in tangible form whether such radio transmission is on a live or recorded basis in whole or as excerpts; A.1.220. “Relegated Club” means an EFL club which was relegated under the provisions of Rule C.14 at the end of any of the three previous Seasons and which remains relegated; A.1.221. “Relegated Club Shares” means (a) one share of the Basic Award Fund and (b) one share of all Net Distributable International Broadcast Revenue distributed to Clubs by the League in accordance with the Equal Share Distribution Method for the relevant Season. For the avoidance of doubt, it does not include any element of any International Broadcast Revenue distributed to Clubs by the League in accordance with the Merit Based Distribution Method; A.1.222. “Relevant Signatory” means any Person who is authorised to sign on behalf of a Club a Declaration, a written contract of employment with a Player (other than an Academy Player), a transfer agreement and/or any transfer or registration form in respect of a Player (other than an Academy Player) as may be required by the League from time to time; A.1.223. “Representation Contract” means an agreement to which a Club and a Football Agent are party and pursuant to which the Football Agent acts for the Club or a Player in the context of either the registration or transfer of the registration of a Player or the employment of a Player by a Club; A.1.224. “Resolution” has the meaning set out in Article 1.1; A.1.225. “Respondent” has the meaning set out in Rule W.26.2; A.1.226. “Retired Player” means a Player who has stopped playing competitive football; A.1.227. “Review Application” has the meaning set out in Rule F.24; A.1.228. “Rules” means the rules for the time being of the League, and a letter and a number following a reference to a Rule identifies the Section in which it is comprised and its number within that Section; A.1.199. “Pre-Match Media Conference” has the meaning set out in Rule K.140; A.1.200. “Pre-Match Positions” has the meaning set out in Rule K.142; A.1.201. “Premier League Appeals Committee” means the committee constituted in accordance with Rule Z.2; A.1.202. “Premier League Match Centre” means the facility, staffed by representatives of the League and PGMOL during each League Match, that provides support for all on-field football and the League’s match day operational matters; A.1.203. “Premier League Safeguarding Standards” means the document by that name published by the League from time to time; A.1.204. “Pre-Season Launch Event” has the meaning set out in Rule K.201; A.1.205. “Pre-Season Media Access” has the meaning set out in Rule K.198; A.1.206. “Professional Football Compensation Committee” means the committee constituted in accordance with the Regulations of the Professional Football Compensation Committee; A.1.207. “Professional Footballers’ Pension Scheme” means the pension scheme organised by the Professional Footballers’ Association which provides benefits for Players and their dependants during their playing career and after they retire; A.1.208. “Professional Game Youth Fund” means the fund of that name managed by the League which shall award grants from the fund’s resources to qualifying Clubs and EFL clubs; A.1.209. “Promoted Club” means a Club which became a member of the League at the end of the previous Season pursuant to Rule B.4; A.1.210. “Promoted Club Access Session” has the meaning set out in Rule K.202; A.1.211. “Promoted Club Estimated PSR Calculation” means, in respect of a Promoted Club, the aggregation of that Promoted Club’s: (a) estimated Adjusted Earnings Before Tax for its Accounting Reference Period ending in the year of its promotion; (b) Adjusted Earnings Before Tax for its Accounting Reference Period immediately preceding the Accounting Reference Period to which paragraph (a) of this definition refers; and (c) Adjusted Earnings Before Tax for its Accounting Reference Period immediately preceding the Accounting Reference Period to which paragraph (b) of this definition refers; A.1.212. “Proposed Acquiror” has the meaning set out in Rule F.28; A.1.213. “PSR Calculation” means the aggregation of a Club’s Adjusted Earnings Before Tax for T-1, T-2 and T-3; A.1.214. “Qualifying NLS Club” means a club in membership of the National League, the Northern Premier League, the Isthmian League or the Southern League; Section A: Definitions and Interpretation Section A: Definitions and Interpretation Rules: Section A

101 102 A.1.237. “Semi-Automated Offside Technology” means all necessary equipment for the purpose of assisting Match Officials to determine whether, in a League Match, a Player is offside; A.1.238. “Senior Official” means any individual other than (a) a Player registered with the Club, (b) a Manager employed by a Club and (c) any Football Agent, solicitor registered with the Solicitors Regulatory Authority, barrister registered with the Bar Council or accountant registered with the Institute of Chartered Accountants of England and Wales, but not employed by the Club in each case, who: (a) is employed by, contracted to, a consultant of or otherwise provides services to a Club; (b) spends (or is to spend) over 50% of their annual working time providing such services to the Club; and (c) receives (or is to receive) remuneration (whether in cash or in kind) from the Club and/or any other Person of more than £1 million per annum (including any discretionary bonuses of any kind); Guidance Where, by virtue of payment of a discretionary non-contractual bonus results in the total remuneration paid to that individual pursuant to point (c), above, exceeding the £1 million per annum threshold for the prior or current year, the individual will be treated as meeting the definition of Senior Official and the reporting and transparency obligations in Rule P.14 will apply in respect of them. A.1.239. “Senior Safeguarding Lead” means the board-level representative appointed to that role by each Club in accordance with Rule S.3; A.1.240. “Shareholder Loan” means any loan or security to or from the Club and a Person that is in the same group of companies as the Club and/or a Person that holds (whether directly or indirectly) a Holding in excess of 5% of the Shares in the Club; A.1.241. “Shares” means shares or other equity securities; A.1.242. “Significant Interest” means the holding and/or possession of the legal or beneficial interest in, and/or the ability to exercise the voting rights applicable to, Shares in the Club which confer in aggregate on the holder(s) thereof 10% or more of the total voting rights exercisable in respect of any class of Shares of the Club. All or part of any such interest may be held directly or indirectly or by contract including, but not limited to, by way of membership of any Concert Party, and, for the purposes of determining whether an interest or interests amounts to a “Significant Interest”: (a) any rights or powers held by any Person shall be attributed to any Connected Person to that Person; and (b) any rights or powers held by an Associate or Nominee of any Person shall be attributed to that Person; A.1.243. “Signing-on Fee” means a lump sum payment payable under the terms of a contract between a Club and a Contract Player and which is expressed to be a signing-on fee; A.1.244. “Spent Conviction” means a conviction in respect of which the offender is treated as rehabilitated for the purposes of the Rehabilitation of Offenders Act 1974 or, where this statute does not apply for any reason, a conviction which would be so treated had the provisions of the statute applied; A.1.229. “Safe Standing Licence” means a licence granted by the Sports Ground Safety Authority permitting standing accommodation for spectators at a Stadium; A.1.230. “Safeguarding Officer” means the Club Affiliated Individual to whom safeguarding duties may be delegated by the Head of Safeguarding in accordance with Rule S.6; A.1.231. “Safer Recruitment Lead” means the Club Affiliated Individual appointed to that role by each Club in accordance with Rule S.18; A.1.232. “Scholar” means an Academy Player who has entered into a Scholarship Agreement with a Club in accordance with Youth Development Rule 305; A.1.233. “Scout” means any Person employed or engaged by a Club (whether on a full time or part-time basis and whether or not they are remunerated in any way for their services) whose duties include identifying to their Club players whose registration their Club may wish to secure; A.1.234. A “Season” means the period commencing on the date of the first League Match on the fixture list of the Competition and ending on the earlier of the following (a) at midnight on the date on which the last League Match of those referred to in Rule C.1 is completed, (b) immediately upon the passing of a Curtailment Resolution or (c) 80 clear days from the date of the last League Match in the Competition (scheduled in accordance with Rule L.1), pursuant to Rule C.29; A.1.235. “Section” means a section of these Rules; A.1.236. “Secure Funding” means funds which have been or will be made available to the Club in an amount equal to or in excess of any Cash Losses which the Club has made in respect of the period from T-2 and is forecast to make up to the end of T+2. Secure Funding may not be a loan and shall consist of: (a) contributions that an equity participant has made by way of payments for shares through the Club’s share capital account or share premium reserve account; (b) an irrevocable commitment by an equity participant to make future payments for shares through the Club’s share capital account or share premium reserve account. This irrevocable commitment shall be evidenced by a legally binding agreement between the Club and the equity participant and may if the Board so requires be secured by one of the following: (i) a personal guarantee from the ultimate beneficial owner of the Club, provided that the Board is satisfied that (a) they are of sufficient standing and (b) the terms of the guarantee are satisfactory; (ii) a guarantee from the Club’s Parent Undertaking or another company in the Club’s group, provided that the Board is satisfied that (a) the guaranteeing company is of sufficient standing and (b) the terms of the guarantee are satisfactory; (iii) a letter of credit from a Financial Institution of sufficient standing and an undertaking from the Club’s directors to the League to call on the letter of credit in default of the payments from the equity participant being made; (iv) payments into an escrow account, to be paid to the Club on terms satisfactory to the Board; or (v) such other form of security as the Board considers satisfactory; or (c) such other form of Secure Funding as the Board considers satisfactory; Section A: Definitions and Interpretation Section A: Definitions and Interpretation Rules: Section A

103 104 A.1.245. “Squad List” means the list of up to a maximum of 25 Players eligible to participate in League Matches during a Season of whom a maximum of 17 may not be Home Grown Players; A.1.246. “Stadium” means the Club’s ground registered with the Board pursuant to Rule K.5, and “Stadia” shall be construed accordingly; A.1.247. “Stakeholders” has the meaning set out in Rule R.2; A.1.248. “Strip” means Players’ shirts, shorts and socks; A.1.249. “Subsidiary Undertaking” has the meaning set out in section 1162 of the Act; A.1.250. “Suitably Qualified Person” has the meaning given to it in Rule X.10; A.1.251. “Summer Transfer Window” has the meaning set out in Rule V.2; A.1.252. “T” means, in respect of any Season, the Club’s Accounting Reference Period ending in the year in which that Season finishes, and: (a) “T-1” means the Club’s Accounting Reference Period immediately preceding T; (b) “T-2” means the Club’s Accounting Reference Period immediately preceding T-1; (c) “T-3” means the Club’s Accounting Reference Period immediately preceding T-2; (d) “T+1” means the Club’s Accounting Reference Period immediately following T; and (e) “T+2” means the Club’s Accounting Reference Period immediately following T+1; A.1.253. “Team Doctor” means the Official described in Rules O.4 and O.5; A.1.254. “Technical Specification” means a specification, unique to each Club, showing how that Club will deliver each of the facilities, infrastructure requirements and services required of it pursuant to Rules K.46 to K.110 and K.206 to K.219 on the occasion of League Matches played at its Stadium; Guidance The Technical Specification is the detailed working document showing how the requirements of the Rules will be translated into working facilities at each Club’s Stadium on match days. For example, it will show the location of each of the required facilities, such as: • the television cameras; • the dedicated rooms for Broadcasters such as the Television Studios; • the location of the Mixed Zone; • the location of the dedicated car park spaces; and • the location of the Outside Broadcast Compound. A.1.255. “Television Gantry” means the television gantry more particularly described in Rules K.52 to K.54; A.1.256. “Temporary Transfer” has the meaning set out in Rule V.5; A.1.257. “Third Party Payment” means any payment made or liability incurred (other than Compensation Fees, remuneration or payments to or for the benefit of Football Agents referred to in Rule H.1) by or on behalf of a Club in respect of a Player, including an Image Contract Payment; A.1.258. “Three-Year Compound CPI Formula” means, in respect of a three-Season period, a calculation compounding the consumer price index figure published by the Office of National Statistics for that three-year period; A.1.259. “Threshold Transaction” means any Transaction between a Club and any third party that is not an Associated Party of the Club and which is: (a) not a Transaction: (i) under which the Club is exclusively the purchaser, for cash consideration only, of: (a) electricity, gas, water, internet, telephony or other utilities for use by the Club; (b) services relating to the maintenance and operation of the Stadium, including security, stewarding, cleaning and catering; (c) professional services, including legal, audit or accountancy services; or (d) insurance or insurance services; or (ii) required to be submitted to the League in accordance with Rules P.7 and P.14; and (b) for a term of 12 months or more with an Averaged Annual Value equal to or in excess of the lower of: (i) £1 million; or (ii) 5% of the Club’s annual turnover, excluding Central Funds, for the prior Accounting Reference Period; or (c) for a term of less than 12 months where the total value of consideration to be paid to, or by the Club, when added to any consideration paid (or likely to be paid) to, or by the Club pursuant to other Transactions with the same third party will, in a 12-month period, be equal to or in excess of the lower of: (i) £1 million; or (ii) 5% of the Club’s annual turnover, excluding Central Funds, for the prior Accounting Reference Period; Guidance For the purposes of this Rule A.1.259, the League will treat the term ‘Central Funds’ so as to include any central distribution received by a Club from the EFL whilst in membership of an EFL league competition. For the avoidance of doubt, where a Club has entered into a Transaction (or Transactions) with a third party the value of which exceed(s) the thresholds referred to in this Rule any further Transaction entered into by the Club with that third party in the relevant 12-month period should be submitted to the Board as a Threshold Transaction in accordance with Rule E.61. A.1.260. “Transaction” means an agreement or a transfer, licence, provision and/or fulfilment of resources, rights, services or obligations, regardless of whether a price has been charged and regardless of whether it is recorded in a written agreement in any form, save for: (a) any equity investment or capital contribution in/to the Club by a Person; (b) the grant of any corporate power of attorney; (c) the payment of taxation (to include Council tax rates); Section A: Definitions and Interpretation Section A: Definitions and Interpretation Rules: Section A

105 106 A.1.272. “UK Broadcaster” means a Person with which the League has entered into a UK Broadcast Contract and which is entitled to effect the Transmission of League Matches in accordance with the terms of that Contract; A.1.273. “UK Content Session” has the meaning set out in Rule K.123; A.1.274. “UK Sanctions” means sanctions imposed from time to time by the United Kingdom government pursuant to the Sanctions and Money Laundering Act 2018, or any sanctions regulations made thereunder, which results in the Person being listed in the UK Government sanctions list; A.1.275. “UK Sanctions Restricted Person” means any Person that is, or is owned or controlled (as such terms are interpreted in accordance with applicable UK sanctions laws and regulations) by one or more Persons that are, subject to UK Sanctions; A.1.276. “UK TV Commentary Positions” means the commentary positions more particularly described in Rule K.56; A.1.277. “Unapproved Competition” means any senior men’s first team football competition (not including any Approved Match(es)), whatever the format, scheduling or location, that is not an Approved Competition; A.1.278. “Under 21 Player” means a Player under the age of 21 as at 1 January in the year in which the Season concerned commences (i.e. for Season 2025/26 born on or after 1 January 2004); A.1.279. “U21 Non-Home-Grown Player” means a Player who: (a) is an Under 21 Player; (b) is not a Home-Grown Player; and (c) does not have a British passport or the right to work in the United Kingdom without a visa or such other valid form of right to remain; A.1.280. “VAR” has the meaning set out in Rule K.28; A.1.281. “Visiting Club” means the Club playing, which has played, which should play or which should have played a League Match at the Stadium of a Home Club or, where the Clubs participating in that League Match share a Stadium, the Club whose name last appears in respect of that League Match on the League’s fixture list; A.1.282. “Visiting Club Support Officials” has the meaning set out in Rule R.27; A.1.283. “Visiting Club Ticket Price Cap” means the maximum price for which a Visiting Club may sell the tickets referred to at Rule R.9 to its supporters, which is to be agreed by the Clubs at a General Meeting from time to time; A.1.284. “Week by Week Contract” means a playing contract between a Club and a Player which is determinable by either party on seven days’ written notice; A.1.285. “Winter Transfer Window” has the meaning set out in Rule V.3; (d) any purchase of general admission tickets to a League Match or Approved Competition match in which the Club is participating; and (e) any payment of Central Funds by the League to the Club; Guidance In respect of Rule A.1.260(a), for the purposes of assessing whether an instrument is an ‘equity investment or capital contribution’, the Board shall have regard to relevant sources of information and evidence, including (i) the nature of the instrument (including its impact, if any, on Club solvency), (ii) its treatment under applicable international accounting standards, and (iii) any other relevant information presented by the relevant Club. A.1.261. “Transfer Agreement” means an agreement between a Transferor Club and a Transferee Club for the permanent transfer of the registration of a Contract Player; A.1.262. “Transfer Window” has the meaning set out in Rule V.1; A.1.263. “Transferee Club” means a Club (or club) to which the registration of a Contract Player is, or is to be or has been transferred (including on the basis of a Temporary Transfer) or which, in the case of an Out of Contract Player, effects his New Registration; A.1.264. “Transferor Club” means a Club (or club) from which the registration of a Contract Player is, or is to be or has been transferred (including on the basis of a Temporary Transfer) or which, in the case of an Out of Contract Player, holds his registration under the provisions of Rule U.29.2; A.1.265. “Transmission” means any terrestrial or satellite broadcast of television or other moving pictures with or without sound or transmission by cable of moving pictures with or without sound or inclusion of moving pictures with or without sound in a cable programme service and/or on the Internet and/or relay of moving pictures with or without sound whether to an open or closed user group by any means now existing or hereafter invented not consisting solely of the storage and distribution of recorded pictures with or without sound in tangible form whether the said transmission is on a live or recorded basis in whole or as excerpts. “Transmitted” shall be construed accordingly; A.1.266. “TV Broadcaster” means a UK Broadcaster or an International Broadcaster; A.1.267. “UEFA” means the Union des Associations Européennes de Football; A.1.268. “UEFA Club Competition” means the club competitions organised by UEFA; A.1.269. “UEFA Club Licence” means the licence granted by The Football Association in accordance with the procedures set out in the Licensing Manual enabling Clubs (or clubs) to play in UEFA Club Competitions; A.1.270. “UK Broadcast Contract” means any contract entered into by the League for the Transmission of League Matches within the United Kingdom, the Republic of Ireland, the Isle of Man and the Channel Islands; A.1.271. “UK Broadcast Revenue” means revenue received by the League under any UK Broadcast Contract; Section A: Definitions and Interpretation Section A: Definitions and Interpretation Rules: Section A

107 108 A.8. In all matters relating to the consideration of any interruption to and/or the curtailment of a Competition and any consequential issues, the Board and Clubs must be guided at all times by the principles set out below, and Rules C.18 to C.30 shall be interpreted at all times in accordance with (and to give effect to) those principles: • the priority must always be to complete the relevant Competition if (a) it is safe to do so and (b) by completing the Competition, the subsequent Competition is not materially impacted. Curtailment of a Competition must always be a last resort; • in all matters related to the safety of staging League Matches and/or completing the Competition, the Board and Clubs must always adhere to instructions from Government (or a competent public body, with powers delegated by Government); • Clubs must accept changes to normal playing conditions and schedules in order to ensure the completion of the Competition, notwithstanding the fact that such changes might impact upon the integrity of the Competition. These changes will include (but not be limited to) those matters detailed at Rule C.18; and • the Board must have due regard to the collective interests of Clubs, together, the “Guiding Principles”. A.9. Where a monetary value in these Rules is expressed in Pounds Sterling, such references will be deemed to include the equivalent value in other currencies. A.1.286. “Women’s Football Expenditure” means expenditure by a Club directly attributable to activities to train, educate and develop players involved in women’s football teams (including, for the avoidance of doubt such activities as they relate to female players under the age of 18); A.1.287. “Working Day” means any day on which the League Office is open for normal business but excluding, unless the Board determines otherwise, a Saturday, a Sunday or a Bank or Public Holiday; A.1.288. References to “written” or “in writing” shall be construed to include: (a) hard copy; (b) facsimile transmission; and (c) subject to any guidance issued by the Board, email (including any attachment to an email), but shall not include any form of electronic communication other than those listed at paragraphs (b) and (c) above. Where a communication is sent by email, the burden of proof of receipt shall be on the sender; A.1.289. “Youth Development Expenditure” means expenditure by a Club directly attributable to activities to train, educate and develop Academy Players net of any portion of Central Funds paid to Clubs solely for the purpose of such activities; A.1.290. “Youth Development Rules” means the Youth Development Rules which accompany and are incorporated into these Rules; and A.1.291. “Youth Temporary Transfer” means a Temporary Transfer of a Contract Player aged 20 or under on 1 July immediately preceding the Season in question. Interpretation A.2. Terms defined in Youth Development Rule 1 shall have the meanings set out in that rule. A.3. Unless the context otherwise requires: A.3.1. words importing the singular number shall include the plural and vice versa; and A.3.2. words importing any particular gender shall include all other genders. A.4. References to statutory provisions shall be construed as references to those provisions as they may be amended or re-enacted. A.5. The headings in these Rules are for convenience only and shall not affect their interpretation. A.6. Unless otherwise stated, the provisions of the Articles shall prevail in the event of any conflict with these Rules. A.7. These Rules shall be governed by and shall be construed in accordance with English law. Strictly without prejudice to the arbitration and other dispute resolution provisions of these Rules, disputes relating to these Rules shall be subject to the exclusive jurisdiction of the English courts. Section A: Definitions and Interpretation Section A: Definitions and Interpretation Rules: Section A

109 110 Section B: The League - Governance Rules: Section B The League: Governance, Operations and Finance Section B: The League – Governance B.8.3. the Board may restrict the Club’s access to confidential information of the League where it reasonably considers that disclosing such confidential information to the Club may prejudice the interests of the League or one or more other Club(s). B.9. Not earlier than 1 March nor later than 31 March in every year following the giving of a notice under Rule B.7, the Club giving such notice shall notify the Company Secretary in writing whether such notice is confirmed or withdrawn. If no such notice is given in any year, the notice under Rule B.7 shall be deemed to have been withdrawn. B.10. Without prejudice to the powers contained in Section W (Disciplinary) of these Rules, any Club purporting to resign otherwise than in accordance with Rules B.7 and B.9 shall on demand indemnify the League on behalf of itself and the Clubs remaining in membership of the League against all losses, damages, liabilities, costs or expenses whatsoever suffered or incurred by the League or such Clubs resulting directly or indirectly from such purported resignation including without limitation loss of income or profits from any Commercial Contract, UK Broadcast Contract, International Broadcast Contract or Radio Contract. Board Powers B.11. Where a discretion, right or power is expressed in these Rules to be exercisable by the Board, such discretion, right or power shall, unless otherwise provided in these Rules or the Articles, be exercisable by the Board in its sole and absolute discretion or as a sole right or power of the Board and shall when exercised be final and binding and not subject to appeal. B.12. The Board may appoint any Person who is not an Official to deputise for either the Chair or the chief executive when the Board is required to exercise its function under Rule W.1. Procedure at General Meetings B.13. Subject to the provisions of the Articles and the Act, the Chair may regulate the procedure for General Meetings as they think fit. Unless otherwise determined by the Chair: B.13.1. Clubs must give to the League not less than 28 clear days’ notice of any item for inclusion on the agenda of a forthcoming General Meeting; and B.13.2. two representatives from each Club may attend General Meetings, each of whom may speak but only one of whom shall be entitled to vote. Guidance Notwithstanding the League’s obligations under the Articles (which are not varied by this Guidance), wherever reasonably practicable, the League will seek to provide any Resolutions, supporting materials and any other ancillary documentation relevant to a General Meeting not less than 14 clear days prior to that General Meeting (with the exception of material presented on the day in the form of PowerPoint slides). Relationship between Clubs and the League B.14. Membership of the League shall constitute an agreement between the League and Club (both on its own behalf and on behalf of its Officials) and between each Club to be bound by and comply with: Name and Membership B.1. The Competition shall consist of teams of those association football clubs playing in England and Wales not exceeding 20 in number which are from time to time members of the League. B.2. Each member Club shall on request give to the League the address of its registered office and shall provide to the League certified true copies of: B.2.1. its certificate of incorporation; B.2.2. its memorandum of association; B.2.3. its articles of association; and B.2.4. any amendments to the above documents. B.3. Subject to Rules C.25 to C.30, at the end of each Season the Board shall require each of the Clubs relegated in accordance with Rule C.14 to execute an instrument transferring its ordinary share in the League to such of the three clubs promoted to the League from the EFL as the Board directs. B.4. Upon such share transfers being registered in accordance with the Articles each of the Promoted Clubs will become a member of the League. B.5. A Club shall cease to be entitled to be a member of the League (and upon registration in accordance with the Articles of the transfer of its ordinary share in the League shall cease to be a member thereof) following: B.5.1. its relegation in accordance with Rule C.14; B.5.2. the receipt of a notice by the Board under the provisions of Article 7.5; B.5.3. its expulsion under the provisions of Rule B.6; or B.5.4. its resignation under the provisions of Rule B.7. B.6. Notwithstanding the provisions of Article 14.10, the League may expel a Club from membership upon a special Resolution to that effect being passed by a majority of not less than three-quarters of such members as (being entitled to do so) vote by their representatives or by proxy at a General Meeting of which notice specifying the intention to propose the Resolution has been duly given. B.7. Any Club intending to resign as a member of the League may do so only with effect from midnight on the last day of the third Season following the Season in which notice is given. Guidance Pursuant to Rule B.7, by way of example, if a Club were to serve notice to resign during Season 2025/26, that resignation would only take effect from the end of Season 2028/29. B.8. In the event that a Club gives notice under the provisions of Rule B.7: B.8.1. any Director of that Club who represents the League on the Council of The Football Association shall vacate that office forthwith upon the giving of the notice; B.8.2. the Board may remove any Official of the Club from any committee convened in accordance with the Articles or other working group or advisory group; and

111 112Rules: Section B Section B: The League - Governance Section B: The League - Governance B.16.2. in the case of a Club, preserve communications, records, documents and information (and have in place all necessary processes, procedures and contractual provisions which provide that (to the greatest extent lawfully possible) its Officials and Directors so preserve) where the Club is aware that such communications, records, documents and information are/is, or might reasonably be considered to be, relevant to a matter that is under investigation or inquiry by the League or that is the subject of disciplinary proceedings brought by the League; and B.16.3. in the case of the League, preserve communications, records, documents and information (and have in place all necessary processes, procedures and contractual provisions which provide that (to the greatest extent lawfully possible) its employees and directors so preserve) where the League is aware that such communications, records, documents and information are/is, or might reasonably be considered to be, relevant to the League’s role as regulator of the Competition. B.17. No Person bound by these Rules, including any Club (either by itself, its registered Players, Officials, Directors, employees or agents), shall do any of the following: B.17.1. conduct itself in an abusive, derogatory, insulting, intimidating or offensive manner towards any (other) Club or the League or (where applicable in either case) any of its registered Players, Officials, Directors, employees or agents; B.17.2. commit any act (or omission) or make any statement that is discriminatory by means of race, religion, gender, sexuality, colour or national or ethnic origin; or B.17.3. commit any act (or omission) or make any statement that brings the game of football, the League, its competition, a Club, a Broadcaster or a party to a Commercial Contract into disrepute. B.18. No Club, Official or Director shall, without the Board’s prior written consent, either during the relevant Club’s membership of the League or at any time after its membership has terminated, disclose or divulge, either directly or indirectly, to any Person whatsoever or otherwise make use of any confidential information as to the business or finances of the League or any other Club or any of their dealings, transactions or affairs or as to any other matters which may come to its knowledge by reason of its membership, save to statutory and regulatory authorities or as may be required by law or to such Officials and Auditors of that Club to whom such disclosure is strictly necessary for the purpose of their duties and then only to the extent so necessary. For the avoidance of doubt, references to confidential information in this Rule shall be deemed to include all information and documents relating to any General Meeting or meeting of a committee convened in accordance with the Articles or other working group or advisory group (whether disclosed prior to, during or after such meeting). B.19. Without prejudice to the League’s powers of inquiry under Rule W.1, each Club shall comply promptly and in full with any request for information and/or documents made by the League (including, for the avoidance of doubt, any such request made pursuant to a demand from a statutory or regulatory authority). B.20. Any amendment to these Rules shall be effective immediately upon the passing of the Resolution approving the applicable amendment (unless specifically stated to the contrary within the relevant Resolution). B.14.1. the Laws of the Game (and any protocols issued by the International Football Association Board); B.14.2. The Football Association Rules; B.14.3. the Articles; B.14.4. these Rules; B.14.5. the statutes and regulations of FIFA; B.14.6. the statutes and regulations of UEFA; and B.14.7. the Regulations of the Professional Football Compensation Committee, each as amended from time to time. B.15. In all matters and transactions relating to the League each Club, Official and Director shall behave towards each other Club, Official, Director and the League with the utmost good faith. For the avoidance of doubt and by way of example only, it shall be a breach of the duties under this Rule to: B.15.1. act dishonestly towards the League or another Club; or B.15.2. engage in conduct that is intended to circumvent these Rules or obstruct the Board’s investigation of compliance with them. Guidance For the avoidance of doubt, a Club will be in breach of its duty under Rule B.15 if it presents an Associated Party Transaction to the League (pursuant to Rules E.56 – E.82) (i) as a product of a genuine commercial negotiation where, in their reasonable and honest belief, no such genuine commercial negotiations took place and/or (ii) as having a genuine commercial rationale to the counterparty when they do not hold a reasonable and honest belief that such a genuine commercial rationale exists. In the event that disciplinary proceedings are commenced under Section W (Disciplinary) of the Rules for a breach of Rule B.15 at the same time as an FMV Dispute arises, the disciplinary proceedings shall be stayed pending determination of the FMV Dispute. B.16. Without prejudice to the generality of Rule B.15, each Club and the League is required from 1 December 2025 onwards, to: B.16.1. either: B.16.1.1. take all reasonable steps to ensure that relevant individuals (which, in respect of each Club, means its Officials and Directors, and in respect of the League, means its employees and directors) conduct all business connected with their role at their Club or the League (as the case may be) on devices or servers that are issued or otherwise controlled by their Club or the League (as the case may be); or B.16.1.2. where such business is not conducted on such devices or servers, have in place policies, procedures and contractual provisions (as necessary) which provide that (to the greatest extent lawfully possible) communications, records, documents and information from any other devices or servers must be delivered to the relevant Club or the League (as the case may be) promptly on request so that, in the case of the relevant Club, it (and where applicable, the Official or Director) is able to respond promptly and completely to any request by the League or Board for information pursuant to these Rules; and

113 114Rules: Section B Section B: The League - Governance Section B: The League - Governance Football Association Representation B.21. Under the articles of association of The Football Association, the League is entitled to appoint annually eight representatives to the Council of The Football Association. Any Person who is an Official or a director or officer of the League shall be eligible for appointment. Six such representatives shall be elected by Clubs in a General Meeting and two shall be appointed by the Board subject to ratification by Clubs in a General Meeting. B.22. Under the articles of association of The Football Association, the League is entitled to appoint annually one member of The Football Association board of directors. Any Person who is a Football Association council representative appointed in accordance with Rule B.21 or, if a representative of a regional division of The Football Association, a Person who is an Official, shall be eligible for appointment. The Board shall appoint the representative subject to ratification by Clubs in a General Meeting. B.23. Under the articles of association of The Football Association, the League is entitled to appoint four members of the Professional Game Board (the “PGB”), a committee of the board of directors of The Football Association. The Board shall appoint the four members of the PGB subject to ratification by Clubs in a General Meeting. Provided always that at least two of the appointed PGB members shall be Football Association Council representatives appointed in accordance with Rule B.21, the following shall be eligible for appointment: B.23.1. an Official; B.23.2. a Football Association council representative appointed in accordance with Rule B.21; and B.23.3. a director or officer of the League. Owners’ Charter B.24. Save for individuals who are Directors solely by virtue of being a Relevant Signatory of a Club, each Director must, no later than 14 days before the commencement of each Season, provide to the League a copy of the Owners’ Charter signed by them. Guidance Where the Director is not a natural person, it must ensure that the individual signing the Owners’ Charter on its behalf is duly authorised to do so. B.25. Save for individuals who are Directors solely by virtue of being a Relevant Signatory of a Club, each Club shall ensure that, where any of its Officials or Directors is elected to a formal position on any committee, advisory group, working group or similar entity constituted by any domestic or international footballing body (including but not limited to The Football Association, UEFA, FIFA or the European Clubs’ Association) (each a “Representative Body”) they will provide details to the League and Clubs of meetings, agendas, points of discussion and decisions by the Representative Body where reasonably requested to do so and provided that the provision of such information does not in any way prejudice their position on the Representative Body or place them in conflict or breach with any obligation owed to such Representative Body.

115 116Rules: Section C The League: Governance, Operations and Finance Section C: The League Competition Section C: The League Competition C.10. The Board will review all goals scored in every League Match, and if there are any in respect of which the identity of the scoring Player is in doubt, then the issue shall be resolved by such means as the Board determines in advance of each Season. The League Championship C.11. Subject to Rules C.25 to C.30, the Club which is at the top of the League Table following the completion of the Competition shall be the League Champions. C.12. The League Champions shall receive a trophy which it shall return to the Board in good order and condition not later than three weeks before its final League Match of the subsequent Competition. C.13. The League Champions shall further receive 40 commemorative medals to be presented by the Club to its Manager and to such of its Players and Officials as it thinks fit provided that any Player who has entered the field of play in a minimum of five of its League Matches that Season shall receive from the Club a commemorative medal. Additional medals may only be presented with the consent of the Board which shall only be given if the total number of Players who have entered the field of play that Season in a minimum of five of the Club’s League Matches exceeds 39. Relegation C.14. Subject to Rules C.15 and C.25 to C.30, the bottom three Clubs in the League Table following the completion of the Competition shall be relegated to the EFL. C.15. If any Club ceases during the Season to be a member of the League, the record of the League Matches in which it has participated in that Season’s Competition shall be expunged from the League Table and, subject to Rules C.25 to C.30, the number of Clubs to be relegated following the completion of the Competition shall be reduced so as to maintain at 20 (or, if less, as near thereto as may be) the number of Clubs in membership of the League at the beginning of the next Season. C.16. If any Club ceases to be a member of the League other than by reason of relegation following the completion of the Competition but before the Board has fixed the dates of League Matches for the next Competition, the Board may invite the Relegated Club which attained the highest position in the League Table referred to in Rule C.3 following the completion of the previous Competition to rejoin the League. Determination of League Table Placings C.17. Notwithstanding Rules C.25 to C.30, if following the completion of the Competition either the League Champions or the Clubs to be relegated or the question of qualification for other competitions cannot be determined because two or more Clubs are equal on points, Goal Difference and goals scored, the relative position in the League Table of the Clubs will be determined by the following means: C.17.1. the total points scored by the relevant Clubs in the League Matches in that Season’s Competition contested by those Clubs (“Head-to-Head Matches”), with the Club having scored the highest number of points in Head-to-Head Matches occupying the highest position in the League Table and the Club having scored the lowest number of points in Head-to-Head Matches occupying the lowest position in the League Table; The League Competition C.1. Subject to Rules C.18 and C.25 to C.30, each Club shall play two League Matches against each other Club in the Competition during each Season, being the Home Club in respect of one such League Match and the Visiting Club in respect of the other. C.2. The winner of a League Match shall score three points. Each Club participating in a League Match which is drawn shall score one point. C.3. The results of League Matches shall be recorded by the Board in the League Table containing, in respect of each Club, the following information: C.3.1. the number of League Matches played in the Competition during that Season; C.3.2. the number of League Matches won, drawn and lost as a Home Club in the Competition during that Season; C.3.3. the number of League Matches won, drawn and lost as a Visiting Club in the Competition during that Season; C.3.4. the number of goals scored in League Matches by and against that Club in the Competition during that Season; and C.3.5. the number of points scored in the Competition during that Season. C.4. The position of Clubs in the League Table shall be determined by the number of points scored in the Competition during that Season; the Club having scored the highest number of points being at the top of the League Table and the Club having scored the lowest number of points being at the bottom. C.5. If any two or more Clubs have scored the same number of points their position in the League Table shall be determined on goal difference, that is to say, the difference between the total number of goals scored by and against a Club in League Matches in the Competition during that Season (“Goal Difference”), and the higher or highest placed Club shall be the Club with the higher or highest Goal Difference. C.6. If any two or more Clubs have scored the same number of points and have the same Goal Difference the higher or highest placed Club shall be the Club having scored the most goals in League Matches in the Competition during that Season. C.7. Subject to Rule C.17, if any two or more Clubs have scored the same number of points, have the same Goal Difference and have scored the same number of goals in League Matches in the Competition during that Season, they shall be deemed to occupy the same position in the League Table. Determination and Accreditation of Goals C.8. Goal Line Technology shall be utilised at League Matches (save that, for the avoidance of doubt, a League Match shall proceed even if Goal Line Technology is unavailable for part or all of it). The referee’s decision as to whether a goal has been scored shall be final. C.9. The League shall keep a record of the scorer of each goal in each League Match.

117 118 C.17.2. if the Clubs cannot be separated by operation of Rule C.17.1, the Club scoring the higher number of goals whilst the Visiting Club in Head-to-Head Matches occupying the higher position in the League Table; and C.17.3. if two Clubs cannot be separated by operation of Rule C.17.1 or C.17.2, a play-off on a neutral ground, the format, timing and venue of which shall be determined by the Board. Interruption to and/or Curtailment of a Competition C.18. Where the Board, acting reasonably, considers it necessary in order to ensure the completion of the Competition, it shall have the power to require any of the following (and shall have the power to disapply or modify such Rules as are necessary to give effect to these powers): C.18.1. Clubs to stage League Matches without spectators being admitted to the Stadium; C.18.2. that a League Match be played on a neutral ground, the date, the time and the venue of which shall be determined by the Board, where a safety certificate cannot be obtained for the staging of the League Match at the Home Club’s Stadium; C.18.3. Clubs to participate in a League Match, notwithstanding the fact that Goal Line Technology and/or VAR will not be utilised; C.18.4. having given due consideration to the health and safety of participating Players, that Clubs must participate in League Matches at more frequent intervals than initially scheduled in accordance with Rule L.1; and C.18.5. Clubs to comply with such protocols (whether in respect of training or staging of League Matches) as it deems necessary in the circumstances, including the Competition Interruption – Squad Management Protocol set out in Appendix 17 to these Rules. C.19. Where the Board intends to exercise any of the powers conferred on it under Rule C.18, it will confirm the same to all Clubs in writing, following which any failure by a Club to comply with the requirements under Rule C.18 shall be a breach of these Rules, liable to be dealt with under the provisions of Section W (Disciplinary) of these Rules. C.20. Without prejudice to the powers conferred on the Board pursuant to Rule C.18, where a Force Majeure Event occurs, in order to ensure the completion of the Competition, the Board may, by written notice to all Clubs and subject to Rule C.21, issue a directive: C.20.1. disapplying the automatic consequences for any breach of the Rules by a Club (or any Person bound by the Rules); or C.20.2. modifying, limiting or adding to the requirements of the Rules, (in each case, a “Board Directive”). C.21. The Board: C.21.1. may only issue a Board Directive: C.21.1.1. for a specified period; and C.21.1.2. where it can demonstrate that the issuance of the Board Directive is necessary to resolve an issue concerning the interruption to, completion or curtailment of a Competition that is not adequately provided for in the Rules or Articles in force at the relevant time; and C.21.2. may not issue a Board Directive in respect of Sections B (The League – Governance) or D (The League – Finance). C.22. A Board Directive may be revoked: C.22.1. by the Board, by notice to Clubs in writing; C.22.2. by written notice signed by a simple majority of Clubs; or C.22.3. by the Chair of the Judicial Panel in accordance with Rule C.23. C.23. The Chair of the Judicial Panel (or their designee) shall have the power to revoke a Board Directive where: C.23.1. they receive notice, signed by one or more Clubs, within two clear days of the issuance of the Board Directive, that it/they wish to challenge the Board Directive; and C.23.2. they determine, in accordance with such process as they in their absolute discretion consider appropriate, that the decision to issue the Board Directive could not have been reached by any reasonable Board which had applied its mind properly to the issues that formed the basis of the Board Directive. C.24. Revocation of a Board Directive by any of the means referred to in Rule C.22 shall not invalidate any actions taken pursuant to the Board Directive prior to such revocation. C.25. A Curtailment Resolution may be tabled at any time during the course of a Season by the Board, provided that prior to tabling such a Curtailment Resolution the Board has: C.25.1. engaged in a period of consultation with Clubs and relevant stakeholders (the length and terms of which shall be in its absolute discretion); and C.25.2. determined that, after giving due consideration to the Guiding Principles, the tabling of a Curtailment Resolution is appropriate in all the circumstances. C.26. Where the Board intends to table a Curtailment Resolution, it shall convene a General Meeting at no fewer than two days’ notice for that purpose. C.27. For the avoidance of doubt, no Club (or group of Clubs) may table a Curtailment Resolution at any time. C.28. The Board may, at the same time as it tables a Curtailment Resolution, table a further Resolution to determine (if Clubs approve the Curtailment Resolution) the sporting consequences of such a decision. Such Resolution may, depending on its terms, require The FA’s consent, in accordance with Article 5. C.29. Where a Competition remains uncompleted 80 clear days after the date of the last League Match in the Competition as scheduled pursuant to Rule L.1: C.29.1. the Competition shall be deemed automatically curtailed as at that point (and for the avoidance of doubt, there shall be no requirement for any further formalities to effect such curtailment including, without limitation, the tabling and approval of a Curtailment Resolution); and C.29.2. the Board shall convene a General Meeting within 14 clear days to determine the sporting consequences of that curtailment. Section C: The League Competition Section C: The League Competition Rules: Section C

119 120 C.30. Where, following the curtailment of a Competition (whether pursuant to Rule C.25 or Rule C.29), sporting consequences fall to be considered by Clubs, each Club’s relative place in the League Table as at the point of curtailment shall be determined as follows: C.30.1. by reference to Average Points Per Game; C.30.2. if Clubs cannot be separated by operation of Rule C.30.1, by reference to Goal Difference (and the higher or highest placed Club shall be the Club with the higher or highest Goal Difference); C.30.3. if Clubs cannot be separated by operation of Rules C.30.1 or C.30.2, by reference to Average Goals Per Game (and the higher or highest placed Club shall be the Cub with the higher or highest Average Goals Per Game); and C.30.4. if Clubs cannot be separated by operation of Rules C.30.1, C.30.2 or C.30.3, by reference to the processes detailed at Rules C.17.1, C.17.2 and C.17.3. Section C: The League Competition Section C: The League Competition Rules: Section C

121 122 The League: Governance, Operations and Finance Section D: The League - Finance Section D: The League – Finance D.9. Notwithstanding the foregoing provisions of Rule D.8, advances received or early payment of other contracted accounts may be treated as income of the financial period in which they are received provided that in each case a Resolution is passed to that effect. Operating and Other Expenses D.10. The operating and other expenses of the League shall be paid, at the discretion of the Board, out of International Broadcast Revenue, Commercial Contract Revenue, Radio Contract Revenue or any other income of the League excluding UK Broadcast Revenue. D.11. Subject to the prior approval of Clubs in a General Meeting, the Board shall be empowered to require Clubs to pay to the League from time to time any sum by which its income, excluding UK Broadcast Revenue, falls short of the operating and other expenses of the League. D.12. Each Club and Relegated Club shall contribute to the Professional Game Youth Fund and to the Premier League Charitable Fund and other community and charitable initiatives and obligations such sum as is approved at a General Meeting, such contributions to be deducted from the distributions for the Basic Award Fund made pursuant to Rule D.17.1. Transmission of League Matches D.13. No Transmission shall be made of any League Match except: D.13.1. in accordance with any UK Broadcast Contract or International Broadcast Contract; D.13.2. as permitted by Rules K.40 and K.41; or D.13.3. in accordance with the terms of any express license or permission issued in writing by the League. D.14. No Radio Transmission shall be made of any League Match except in accordance with: D.14.1. any Radio Contract; D.14.2. any Club Radio Contract; or D.14.3. the terms of any express licence or permission issued in writing by the League. Distribution of UK Broadcast Revenue D.15. Subject to Rule D.33, the League shall pay out of UK Broadcast Revenue: D.15.1. such sums as may be agreed from time to time shall be payable to the Professional Footballers’ Association for Players’ educational, insurance and benevolent purposes; and D.15.2. any other sum approved by a Resolution. D.16. Subject to Rule D.33, the balance of UK Broadcast Revenue shall be divided so that: D.16.1. one half shall comprise the Basic Award Fund; D.16.2. one quarter shall comprise the Merit Payments Fund; and D.16.3. one quarter shall comprise the Facility Fees Fund. Each of the Basic Award Fund and the Merit Payments Fund shall be divided into such number of shares as shall be required in either case to put into effect the provisions of Rules D.17.1, D.17.2 and D.25 and the Facility Fees Fund shall be distributed in accordance with the provisions of Rule D.17.3. Obligations of the League D.1. Subject to the provisions of Article 20.3, the League shall enter into Commercial Contracts, UK Broadcast Contracts, International Broadcast Contracts and Radio Contracts with the intention in the case of each UK Broadcast Contract for the live Transmission of League Matches that each Club shall participate in at least one live televised League Match each Season. D.2. Each Club and each Contract Player shall comply with any reasonable request made on behalf of the League to allow the Player’s Image to be used to enable the League to fulfil its Commercial Contracts, UK Broadcast Contracts, International Broadcast Contracts and Radio Contracts, provided that, where the size of the product permits, the League shall not use the images of less than four Contract Players, each from a different Club, on any one product. Obligations of Clubs D.3. Subject to Rule D.7, Clubs shall provide such rights, facilities and services as are required to enable the League to fulfil its Commercial Contracts, UK Broadcast Contracts, International Broadcast Contracts and Radio Contracts and shall not by any act or omission infringe any exclusive rights granted thereunder or otherwise cause any breach thereof to occur. For the avoidance of doubt only the League may enforce this Rule against a Club and no other Person shall have any right under the Contracts (Rights of Third Parties) Act 1999 to so enforce it. D.4. Each Club shall indemnify the League against any liability the League may incur in the event of a finding by a court of law or other body of competent jurisdiction that the League induced the Club to breach a contract with a third party as a result of requiring the Club to comply with Rule D.3. D.5. Each Club shall provide such reasonable rights, facilities and services at each League Match taking place at its Stadium as are reasonably required and as are authorised by any directive issued by the League pursuant to Rule D.6 to enable the Visiting Club in respect of the said League Match to comply with the terms of any Club Radio Contract to which it is party. D.6. The League shall issue from time to time directives to Clubs setting out those rights which may or may not be granted by any Club in any Club Radio Contract and each Club shall comply in all respects with any such directive. D.7. In the case of a Commercial Contract a Club shall not be bound to comply with Rule D.3 if: D.7.1. to do so would result in the Club being in breach of a contractual obligation entered into before the date of the Article 20.3 Resolution authorising or approving the Commercial Contract; or D.7.2. such Commercial Contract has not been entered into by the League within six months of the Article 20.3 Resolution relating to it. Accounting Practice D.8. Subject to Rule D.9, all income of the League shall be allocated to its financial periods in accordance with generally accepted accounting practice. Rules: Section D

123 124 Distribution of Commercial Contract Revenue D.20. The League shall pay out of Commercial Contract Revenue: D.20.1. its operating and other expenses in accordance with Rule D.10; and D.20.2. any other sum approved by a Resolution. D.21. In consideration of Clubs providing such rights, facilities and services as are required to enable the League to fulfil any Commercial Contract, as soon as practicable during or after the end of each Season, subject to Rules D.22, D.33, E.22 and E.32, the balance of Commercial Contract Revenue shall be distributed by way of fees equally between Clubs. D.22. Commercial Contract Revenue derived from a Commercial Contract relating to the provision of perimeter advertising boards at Stadia shall be distributed to those Clubs that provide such boards in proportion in each case to the amount of perimeter board inventory provided. Distribution of Radio Contract Revenue D.23. The League shall pay out of Radio Contract Revenue: D.23.1. its operating and other expenses in accordance with Rule D.10; and D.23.2. any other sum approved by a Resolution. D.24. In consideration of Clubs providing such rights, facilities and services as are required to enable the League to fulfil any Radio Contract, as soon as practicable during or after the end of each Season, subject to Rules D.33, E.22 and E.32, the balance of Radio Contract Revenue shall be distributed by way of fees equally between Clubs. Relegated Clubs D.25. Subject to Rules D.26, D.33, E.22, E.32 and E.36, each Relegated Club shall receive the following fees: D.25.1. in the first Season after being relegated, a sum equivalent to 55% of the Relegated Club Shares; D.25.2. in the second Season after being relegated, a sum equivalent to 45% the Relegated Club Shares; and D.25.3. in the third Season after being relegated, a sum equivalent to 20% of the Relegated Club Shares. D.26. A Relegated Club that was in membership of the League for only one Season immediately prior to being relegated will not receive the fee set out in Rule D.25.3. Value Added Tax D.27. Value added tax shall be added to each fee paid in accordance with Rules D.17, D.18, D.19, D.21, D.24 and D.25. Distribution Account D.28. Each distribution made under the provisions of Rules D.17, D.18, D.19, D.21, D.22 and D.25 shall be accompanied by an account showing how it has been computed. D.17. Subject to Rule D.33, in consideration of Clubs providing such rights, facilities and services as are required to enable the League to fulfil any UK Broadcast Contract: D.17.1. subject to Rules E.22, E.32 and E.36, the Basic Award Fund shall be distributed by way of fees to Clubs in accordance with the Equal Share Distribution Method and distributed to each Relegated Club in accordance with Rule D.25; D.17.2. as soon as practicable after the end of each Season, subject to Rules E.22 and E.32, the Merit Payments Fund shall be distributed by way of fees to Clubs in accordance with the Merit Based Distribution Method; and D.17.3. the Board shall in respect of each Season determine the amounts to be paid to Clubs by way of facility fees for League Matches which are televised live or of which recorded excerpts are broadcast. During or after the end of each Season, subject to Rules E.22 and E.32, such facility fees shall be paid out of the Facility Fees Fund to those Clubs which have participated in each of such League Matches, whether as a Home Club or a Visiting Club. Distribution of International Broadcast Revenue D.18. Subject to Rule D.33, the League shall pay out of International Broadcast Revenue: D.18.1. its operating and other expenses in accordance with Rule D.10; and D.18.2. any other sum approved by a Resolution. Thereafter, in consideration of Clubs providing such rights, facilities and services as are required to enable the League to fulfil any International Broadcast Contract, as soon as practicable during or after the end of each Season, subject to Rules E.22, E.32, E.36 and K.45, Net Distributable International Broadcast Revenue shall be distributed by way of fees so that each Club and each Relegated Club receives such number of shares as shall be required to put into effect the provisions of Rules D.19 and D.25. D.19. Subject to Rule D.33, in respect of each Season: D.19.1. all Net Distributable International Broadcast Revenue up to the International Broadcast Threshold Amount will be distributed to Clubs by way of fees in accordance with the Equal Share Distribution Method; and D.19.2. where the Net Distributable International Broadcast Revenue exceeds the International Broadcast Threshold Amount: D.19.2.1. the International Broadcast Revenue Excess will be distributed to Clubs by way of fees in accordance with the Merit Based Distribution Method, subject to Rule D.19.2.2; and D.19.2.2. where, as a result of the methods of distribution of Central Funds referred to in Rules D.15 to D.25, the Board determines that the Fixed Central Funds Distribution Ratio is reached, any further International Broadcast Revenue Excess will be distributed by the League to Clubs in such shares (whether by the Equal Distribution Method or the Merit Based Distribution Method) so as to ensure that the Fixed Central Funds Distribution Ratio is maintained. Section D: The League - Finance Section D: The League - Finance Rules: Section D

125 126 D.33.2. reduced Central Funds shall be allocated to Clubs and Relegated Clubs as follows: D.33.2.1. each Club’s relative place in the League Table as at the point of curtailment shall be identified using the processes detailed in Rule C.30 (its “Forecast League Position”); D.33.2.2. the Board shall forecast the facility fees that would have been payable to each Club had the Competition been completed by (a) pro-rating the number of its League Matches that had been televised live prior to curtailment, (b) pro-rating the number of League Matches that had been announced for live broadcast in the UK but not yet played prior to curtailment and (c) respecting the minimum Club guaranteed facility fee allocation as budgeted for that Competition (its “Forecast Live TV Picks”); D.33.2.3. the Board shall then calculate the percentage share of Central Funds that would have been allocated to each Club and Relegated Club for that Competition, had the Competition been completed (in the case of Clubs) by reference to its position in the League Table and Forecast Live TV Picks for the completed Competition (the “Forecast Central Funds Percentage”); and D.33.2.4. the Reduced Central Funds shall then be allocated so that each Club and Relegated Club receives its Forecast Central Funds Percentage. D.34. For the avoidance of doubt, Central Funds distributed prior to the point of curtailment will form part of each Club’s (and Relegated Club’s) share of Reduced Central Funds resulting in a balancing amount due to or from the League to give effect to the process outlined in Rule D.33. Guidance By way of example of the operation of Rule D.33.2, where: • the Reduced Central Funds in respect of a Competition is £1 billion; • using the methods referred to in Rule D.33.2.1, Club A’s place in the League Table is 10th, with 15 League Matches televised live and a further three League Matches due to be televised live; and • the Board determines that, had the Competition been completed as scheduled, and Club A would have had 25 League Matches televised live and if finishing the Competition in 10th place in the League Table, the Club would have received 10% of the total Central Funds payable in respect of that Competition, Club A will receive £100 million from the Reduced Central Funds. Assignments of Central Funds D.29. If a Club or a Relegated Club proposes to charge, assign or otherwise grant security over all or part of its entitlement to future distributions of Central Funds, it shall: D.29.1. disclose to the League the proposed documentation with the lender giving effect to such charge, assignment or other grant of security; D.29.2. not enter into the said proposed documentation without the prior written consent of the League (not to be unreasonably withheld); and D.29.3. procure that it and its lender enter into an agreement with the League whereby the lender will confirm that: D.29.3.1. it understands that the Club’s entitlement to future distributions of Central Funds is subject to the provisions of the Articles and these Rules and in particular (without prejudice to the generality of the foregoing) to Rules E.22, E.26 and E.32; D.29.3.2. it waives any and all claims of whatever nature against the League associated in any way with the League’s application and/or enforcement of the Rules referred to at Rule D.29.3.1; D.29.3.3. the Club has disclosed to it the Club’s current and future liabilities to other Clubs (and clubs) and the League will confirm that such disclosure accords with its records of such liabilities; and D.29.3.4. it shall not further charge, assign, grant security over or otherwise vary its rights in respect of future distributions of Central Funds without the prior written consent of the League. D.30. Rule D.29 shall not apply to any assignment, charge or other grant of security by a Club of its future entitlement to Central Funds as part of a fixed and floating charge over the entirety of its assets and undertaking on usual commercial terms. D.31. Without the express, prior consent of the Board, no Club or Relegated Club may charge, assign or otherwise grant security over its entitlement to Central Funds in accordance with Rule D.29 to any Person other than a Financial Institution. D.32. Without prejudice to Rule D.31 above, the Board may still refuse to permit any proposed charge, assignment or grant of security under Rule D.29 by a Club, Relegated Club or lender to a Financial Institution, where the ownership or structure of that Financial Institution conflicts with any of these Rules. Financial Consequences of the Curtailment of a Competition D.33. Where a Competition is curtailed in accordance with Rules C.25 or C.29, the methods of distribution of Central Funds to Clubs and Relegated Clubs detailed in Rules D.15 to D.26 shall be varied as necessary to give effect to the following process: D.33.1. the total amount of Central Funds that would have been payable in respect of that Competition, less any reduction as a result of the curtailment shall hereinafter be referred to as “Reduced Central Funds”; and Section D: The League - Finance Section D: The League - Finance Rules: Section D

127 128Rules: Section E Clubs: Finance and Governance Section E: Clubs – Finance Section E: Clubs – Finance E.7.2. be prepared in accordance with the accounting principles adopted in the preparation of the Club’s Annual Accounts; E.7.3. be presented in a similar format to the Annual Accounts including as regards the matters set out in Rule E.4; E.7.4. include in the profit and loss account and cashflow statement comparative figures for the same period in the preceding year; E.7.5. include a balance sheet as of the end of the preceding financial year; E.7.6. include by way of separate disclosure an additional audited, non-statutory set of interim accounts or in such form and including such detail as confirmed by the Board from time to time when Rule E.9 is applicable; E.7.7. be approved in writing by the board of directors of the company to which they relate; and E.7.8. be reviewed or audited in accordance with applicable regulatory requirements. E.8. Rule E.5 shall apply to the interim accounts (with appropriate modification) if the auditors have issued anything other than an unqualified opinion without modification on them. E.9. Each Club shall allocate the directly attributable cost(s) of a Contract Player’s registration from the date of the Board’s approval of the registration pursuant to Rule V.12 over the period of the Contract Player’s registration up to a maximum of five years. In the event that the Contract Player’s registration is extended beyond the initial term (“Extension Period”) and there are unallocated cost(s) in respect of the Contract Player’s initial registration and/or directly attributable cost(s) pertaining to the Extension Period, each Club shall allocate said costs to (a) the remainder of the initial registration period or (b) the Extension Period, provided no costs are allocated beyond the maximum of five years running from the date of the contract extension. Guidance In line with Rule B.20, Rule E.9 will apply to new or extended Contract Player registration(s) post 12 December 2023 and will be forward-looking from that point in time. E.10. Each Club must by 7 April (or such later date as the Board shall specify) in each Season prove that, subject to Rule E.11: E.10.1. no Compensation Fee, Loan Fee or Contingent Sum payable pursuant to a Transfer Agreement due to be paid by the preceding 28 February; and E.10.2. no sum payable to or in respect of an employee in relation to services provided and due to be paid by the preceding 28 February (including PAYE and NIC), is or was overdue as at the preceding 31 March. E.11. For the purpose of Rule E.10: E.11.1. “employee” means a Player, a Manager, any Official referred to in Rule J.1, an Academy Manager, a Team Doctor and a senior physiotherapist referred to in Rule O.12, an assistant manager or head coach referred to in Rule P.13 and a safety officer; and Power to Inspect E.1. Without prejudice to its powers of inquiry under Rule W.1, the Board either by itself or by any Person appointed by it shall be empowered to inspect the financial records of any Club which it reasonably suspects has acted in breach of these Rules. Club Bank Accounts E.2. Each Club shall submit to the Board Form 2 signed by two Directors of the Club and specifying a bank account (which must be registered with a Financial Institution), to be in the name of and controlled by the Club, into which the League shall pay monies due to the Club from the League in accordance with and subject to these Rules save that if that Club has assigned its entitlement to such monies or any part of them, payment will be made by the League as directed in the assignment. Submission of Club Accounts E.3. Each Club shall by 1 March in each Season, submit to the Board a copy of its Annual Accounts in respect of its most recent completed Accounting Reference Period or if the Club considers it appropriate or the Board so requests the Group Accounts of the group of which it is a member (in either case such accounts to be prepared and audited in accordance with applicable legal and regulatory requirements) together with a copy of the directors’ report for that year and a copy of the auditors’ report on those accounts. E.4. The accounts referred to in Rule E.3 shall: E.4.1. include separate disclosure within the balance sheet or notes to the accounts, or by way of supplementary information separately reported on by its auditors by way of procedures specified by the Board, of the total sums payable and receivable in respect of Compensation Fees, Contingent Sums and Loan Fees; E.4.2. include a breakdown within the profit and loss account or the notes to the accounts, or by way of supplementary information separately reported on by its auditors by way of procedures specified by the Board, of revenue in appropriate categories such as gate receipts, sponsorship and advertising, broadcasting rights, commercial income and other income; and E.4.3. include by way of separate disclosure an additional audited, non-statutory set of Annual Accounts or in such form and including such detail as confirmed by the Board from time to time in accordance with Rule E.9. E.5. If the auditors’ report on the accounts submitted pursuant to Rule E.3 contains anything other than an unqualified opinion without modification, the Club shall at the Board’s request submit such further documentary evidence as the Board shall require (including, but not limited to, Future Financial Information). E.6. If the Annual Accounts of a Club or Group Accounts submitted pursuant to Rule E.3 are prepared to a date prior to 30 November in the Season of submission, such Club or group shall by the following 31 March submit to the Board interim accounts covering the period commencing from its accounting reference date and ending on a date between the following 30 November and 1 March. E.7. The interim accounts shall: E.7.1. comprise a balance sheet, a profit and loss account, a cash flow statement and relevant explanatory notes;

129 130 E.15. No later than two days after each Acquisition Test Date (or 14 days after the date of request from the Board in respect of an Acquisition Test Date that is not the second acquisition test or the final acquisition test (as referred to in the definition of Acquisition Test Date)) each Club shall submit to the Board an Acquisition Leverage Compliance Certificate (in the form of Form 6) delivered by an Authorised Signatory of each Club, which illustrates compliance with the Acquisition Leverage Test. E.16. The Board shall have the powers set out in Rule E.17 if: E.16.1. the Club has failed to submit to the Board Annual Accounts as required by Rules E.3 and E.4 or Rule E.14; E.16.2. the Club has failed to submit to the Board interim accounts as required by Rule E.6 or Rule E.14; E.16.3. the Club has failed to submit to the Board the Future Financial Information as required by Rule E.12 or Rule E.14; E.16.4. the Club has failed to deliver to the Board an Acquisition Leverage Compliance Certificate as required by Rule E.15; E.16.5. the Club has delivered to the Board an Acquisition Leverage Compliance Certificate as required by Rule E.15, but the Acquisition Leverage Compliance Certificate certifies that the Acquisition Leverage Test has been breached; E.16.6. the Board has asked the Club to submit further documentary evidence pursuant to Rule E.5, Rule E.8 or Rule E.14 and the Club has failed to do so within such reasonable deadline that is specified by the League; E.16.7. the Club has failed to satisfy the Board that no sums of the kind set out in Rule E.10 (and subject to Rule E.11) were overdue as at the preceding 31 March; E.16.8. the auditors’ report on the Annual Accounts, the additional audited, non-statutory set of Annual Accounts, or the interim accounts of the Club or the group submitted pursuant to Rule E.3 and Rule E.6 respectively or Rule E.14 contains anything other than an unqualified opinion without modification; or E.16.9. as a result of its review of all the documents and information submitted by the Club pursuant to Rules E.3 to E.14, and having taken into account any failure of the Club to supply any such documents or information, in its reasonable opinion it determines that the Club will not over the course of the following Season be able to: E.16.9.1. pay its liabilities to the creditors listed in Rule E.25 (in so far as they are or will become creditors of the Club) and to its employees as they fall due; E.16.9.2. fulfil its obligation under Rule C.1 to play two League Matches against each other Club; or E.16.9.3. fulfil its obligations under Rule D.3 to provide such rights, facilities and services as are required to enable the League to fulfil its Commercial Contracts, UK Broadcast Contracts, International Broadcast Contracts and Radio Contracts. E.17. The powers referred to in Rule E.16 are: E.17.1. to require the Club to submit, agree and adhere to a budget which shall include, but not be limited to, the matters set out in Rule H.1.1 to H.1.3; E.17.2. to require the Club to provide such further information as the Board shall determine and for such period as it shall determine; E.11.2. an amount shall not be treated as overdue as at 31 March if by that date it has been paid or the date for payment has been extended by means of a written agreement with the creditor or it is the subject of current litigation or arbitration proceedings or has been submitted to a dispute resolution procedure of the League, The Football Association, UEFA or FIFA. E.12. By 31 March in each Season, each Club shall submit to the Board in respect of itself (or if the Club considers it appropriate or the Board so requests in respect of the group of which it is a member) future financial information comprising projected profit and loss accounts, cash flow, balance sheets and relevant explanatory notes (“Future Financial Information”) commencing from its accounting reference date or, if it has submitted interim accounts pursuant to Rule E.6, from the date to which those interim accounts were prepared and expiring on the next accounting reference date after the end of the following Season. The projected profit and loss accounts, cash flow and balance sheets shall be prepared at a maximum of quarterly intervals. E.13. The Future Financial Information shall: E.13.1. be prepared in accordance with the accounting principles adopted in the preparation of the Club’s Annual Accounts (except where the accounting principles and policies are to be changed in the subsequent Annual Accounts, in which case the new accounting principles and polices should be followed) and such form and including such detail as confirmed by the Board from time to time when Rule E.9 is applicable; E.13.2. be approved in writing by the board of directors of the company to which they relate; E.13.3. include in the explanatory notes thereto principal assumptions and risks; and E.13.4. include for comparison profit and loss accounts for the period covered by the Annual Accounts and interim accounts submitted pursuant to Rules E.3 and E.6, a forecast for the current financial year and a balance sheet as at the date of the interim accounts submitted pursuant to Rule E.6 and such form and including such detail as confirmed by the Board from time to time when E.9 is applicable. E.14. Each Promoted Club shall by 30 June in the year of its promotion submit to the Board: E.14.1. copies of the documents and other information that it would have been required to submit to the Board pursuant to Rules E.3, E.6 and E.10 (and excluding Rule E.4.3) by 1 March of that year had it then been a member of the League; E.14.2. Future Financial Information commencing from 1 July in the year of its promotion and expiring on the Club’s next accounting reference date after the end of the following Season; E.14.3. any further documentary evidence required pursuant to Rules E.5 and E.8; and E.14.4. the calculation of its: E.14.4.1. estimated Adjusted Earnings Before Tax for its Accounting Reference Period ending in the year of its promotion; E.14.4.2. Adjusted Earnings Before Tax for its Accounting Reference Period immediately preceding the Accounting Reference Period to which Rule E.14.4.1 refers; E.14.4.3. Adjusted Earnings Before Tax for its Accounting Reference Period immediately preceding the Accounting Reference Period to which Rule E.14.4.2 refers; and E.14.4.4. Promoted Club Estimated PSR Calculation. Section E: Clubs – Finance Section E: Clubs – Finance Rules: Section E

131 132 E.23. Where Rule E.22 applies in circumstances where (i) the debtor Club is a Club (and not a Relegated Club) and (ii) the creditor club is either a Club or a club in membership of the EFL, until such time as payment is made pursuant to Rule E.22.1 or otherwise, the Board will not approve any applications to register Players by the debtor Club. Guidance Central Funds payments are made by the League to Clubs at intermittent periods throughout the Season. Where Rule E.22.1 applies, the Board will make payment to the relevant creditor from future Central Funds payments. In the intervening period, the relevant debtor Club will not be permitted to register any Players (as such a Club should, in preference to registering new Players and incurring the costs of doing so, be making payments to creditor clubs). Before exercising its powers under Rule E.23, the Board (a) would expect the creditor club to have provided the debtor Club with reasonable notice of the alleged non-payment and an opportunity to explain the delay and/or make payment of the relevant debt, with a view to the matter being resolved consensually between the parties before the matter is referred to the Board and (b) will itself provide the debtor Club with an opportunity to provide its observations as to the status of the debt, whether it is payable and if there are any reasons for non-payment. E.24. The Board shall only have the powers set out in Rule E.22.2 if the debtor Club has failed to make any payment when due (whether or not paid thereafter) to a creditor of the description set out in Rule E.25 within the period of 120 days immediately prior to the due date of distribution of the Central Funds to the debtor Club. E.25. The creditors to which Rule E.22 applies are: E.25.1. another Club (or club); E.25.2. the League; E.25.3. any Associated Undertaking, Fellow Subsidiary Undertaking, Group Undertaking, or Subsidiary Undertaking of the League; E.25.4. any pension or life assurance scheme administered by or on behalf of the League; E.25.5. the EFL; E.25.6. any Associated Undertaking, Fellow Subsidiary Undertaking, Group Undertaking, or Subsidiary Undertaking of the EFL; and E.25.7. the Football Foundation. E.26. If any Transferee Club acts in breach of Rules V.29 or V.32 to V.36 inclusive: E.26.1. Rule V.37 shall apply; and E.26.2. out of any monies held by the Board for or on behalf of or to the order of that Transferee Club (whether in the Compensation Fee Account or otherwise), the Board shall have power to pay to its Transferor Club any amount not exceeding the sum due to it from the Transferee Club under the provisions of this Section of these Rules. Events of Insolvency E.27. Subject to Rule E.35, the Board shall have power to suspend a Club by giving to it notice in writing to that effect if it or its Parent Undertaking suffers an Event of Insolvency, that is to say: E.17.3. where the matter relates to the late provision of an Acquisition Leverage Compliance Certificate required by Rule E.15, to require the Club to provide a reasoned explanation for any delay in submitting an Acquisition Leverage Compliance Certificate and where a submitted Acquisition Leverage Compliance Certificate shows a breach of the Acquisition Leverage Test, to provide a remedial plan as to how compliance is to be achieved and in what time frame; E.17.4. in relation to Rule E.16.4, and where such failure to deliver subsists for 14 days, to prohibit the Club from making any Club Distributions, such prohibition amounting to a “Distribution Lock-up”; E.17.5. in relation to Rule E.16.5, to require the Club to implement a Distribution Lock-up; and E.17.6. to refuse any application by that Club to register any Player or any new contract of an existing Player of that Club if the Board reasonably deems that this is necessary in order to ensure that the Club complies with its obligations listed in Rule E.16.9. E.18. Where the Board directs a Club to implement a Distribution Lock-up in accordance with Rule E.17.4 or E.17.5, the Club shall implement such Distribution Lock-up until the Club certifies that it is compliant with the Acquisition Leverage Test. HMRC E.19. Each Club shall provide quarterly certification in such form as the Board may request from time to time to confirm that its liabilities to HMRC in respect of PAYE and NIC are no more than 28 days in arrears. E.20. Each Club shall promptly on request from the Board: E.20.1. provide confirmation (to be signed by an Authorised Signatory) as to whether it has any outstanding liabilities to HMRC, and if it has it shall provide the Board with full details thereof (including details of any agreements which are in place with HMRC as regards such liabilities); and E.20.2. provide HMRC with written permission in such form as HMRC may require for HMRC to share information about the Club’s liabilities to HMRC with the League. E.21. Where the Board reasonably believes that a Club’s liabilities in respect of PAYE and NIC are more than 28 days in arrears it may exercise the powers set out in Rule E.17. Power to Deduct E.22. If the Board is reasonably satisfied that a Club or Relegated Club (“the debtor Club”) has failed to make any payment due to any creditor of the description set out in Rule E.25, the Board shall be empowered to: E.22.1. deduct the amount of any such payment from any distribution of UK Broadcast Revenue, International Broadcast Revenue, Commercial Contract Revenue or Radio Contract Revenue (“Central Funds”) payable to the debtor Club, paying the same to the creditor to which it is due; and E.22.2. withhold any distribution of Central Funds otherwise due to the debtor Club to the extent of any liabilities falling due from the debtor Club to any creditor of the description set out in Rule E.25 within the period of 60 days after the due date of the distribution of the Central Funds to the debtor Club, and pay the same to the creditor on the date when it is due to that creditor should the debtor Club fail to do so. Section E: Clubs – Finance Section E: Clubs – Finance Rules: Section E

133 134 E.30.3. any Approved Competition; or E.30.4. any other match. E.31. For the purposes of the League competition, the Board shall have power to determine how the cancellation of a League Match caused by the suspension of one of the Clubs which should have participated in it shall be treated. E.32. While pursuant to this Section of these Rules a Club is suspended or its suspension is postponed, the Board shall have power, subject to Rule E.35, to make such payments as it may think fit to the Club’s Football Creditors out of: E.32.1. any UK Broadcast Revenue payable to the suspended Club under the provisions of Rule D.17; E.32.2. any International Broadcast Revenue payable to the suspended Club under the provisions of Rules D.18 and D.19; E.32.3. any Commercial Contract Revenue payable to the suspended Club under the provisions of Rule D.21; and E.32.4. any Radio Contract Revenue payable to the suspended Club under the provisions of Rule D.24. E.33. For the purposes of this Section of these Rules, Football Creditors shall comprise: E.33.1. The Football Association and clubs in full or associate membership thereof; E.33.2. Affiliated Organisations (as defined by the articles of association of The Football Association); E.33.3. the League and any subsidiary of it; E.33.4. the EFL, the National League, the Northern Premier League, the Southern Premier League and the Isthmian Football League; E.33.5. the Professional Footballers’ Association; E.33.6. the Football Foundation; E.33.7. any employee or former employee of the suspended Club to whom arrears of wages or salary are due, to the extent of such arrears; and E.33.8. any pension provider to which a pension contribution payable by the suspended Club in respect of its employees or former employees is due, to the extent of such contribution. E.34. Upon being reasonably satisfied that a suspended Club’s liabilities to its Football Creditors have been settled, the Board shall have power, subject to Rule E.35, to withdraw the suspension of that Club by giving to it notice in writing to that effect. E.35. In exercising its powers under Rules E.27, E.32, E.34 and E.37 and its discretion under Rule E.29, the Board shall have regard to all the circumstances of the case and to: E.35.1. such of the provisions of the 1986 Act, the Competition Act 1998 and the Enterprise Act 2002 as are relevant and then in force; E.35.2. the consideration (if any) given by the insolvent Club under the provisions of Rules D.17, D.18, D.19, D.21 and D.24; E.35.3. the interests of the insolvent Club’s Officials, Players, supporters, shareholders and sponsors; E.35.4. the interests of the insolvent Club’s other Football Creditors; E.35.5. the need to protect the integrity and continuity of the League Competition; E.27.1. it enters into a ‘Company Voluntary Arrangement’ pursuant to Part 1 of the Insolvency Act 1986 (“the 1986 Act”) or a compromise or arrangement with its creditors under Part 26 of the Act, or a restructuring plan under Part 26A of the Act or enters into any compromise agreement with its creditors as a whole; E.27.2. it or its shareholders or Directors lodge a ‘Notice of Intention to Appoint an Administrator’ or ‘Notice of Appointment of an Administrator at the Court’ in accordance with paragraph 26 or paragraph 29 of Schedule B1 to the 1986 Act or where it or its shareholders or Directors make an application to the court for an ‘Administration Order’ under paragraph 12 of Schedule B1 to the 1986 Act or where an Administrator is appointed or an ‘Administration Order’ is made in respect of it (‘Administrator’ and ‘Administration Order’ having the meanings attributed to them respectively by paragraphs 1 and 10 of Schedule B1 to the 1986 Act); E.27.3. an ‘Administrative Receiver’ (as defined by section 251 of the 1986 Act), a ‘Law of Property Act Receiver’ (appointed under section 109 of the Law of Property Act 1925) or any ‘Receiver’ appointed by the court under the Supreme Court Act 1981 or any other ‘Receiver’ is appointed over any of its assets which, in the opinion of the Board, are material to the Club’s ability to fulfil its obligations as a member of the League; E.27.4. the coming into force of a moratorium pursuant to Part A1 of the 1986 Act; E.27.5. its shareholders pass a resolution pursuant to section 84(1) of the 1986 Act to voluntarily wind it up; E.27.6. a meeting of its creditors is convened pursuant to section 95 or section 98 of the 1986 Act; E.27.7. a winding up order is made against it by the court under section 122 of the 1986 Act or a provisional liquidator is appointed over it under section 135 of the 1986 Act; E.27.8. it ceases or forms an intention to cease wholly or substantially to carry on its business save for the purpose of reconstruction or amalgamation or otherwise in accordance with a scheme of proposals which have previously been submitted to and approved in writing by the Board; or E.27.9. it enters into or is placed into any insolvency regime in any jurisdiction outside England and Wales which is analogous with the insolvency regimes detailed in Rules E.27.1 to E.27.7 hereof. E.28. A Club shall forthwith give written notice to the Board upon the happening of any of the events referred to in Rule E.27. E.29. At the discretion of the Board exercised in accordance with Rule E.35, a suspension may take effect from the giving of the notice or it may be postponed subject to: E.29.1. a condition that while the suspension is postponed the Club may not apply to register or have transferred to it the registration of any Player; and E.29.2. such other conditions as the Board may from time to time during the postponement of the suspension think fit to impose. E.30. Unless a suspension is postponed, a suspended Club shall not play in: E.30.1. any League Match; E.30.2. any matches organised as part of the Games Programmes or matches in the Professional Development Leagues (as those terms are defined in the Youth Development Rules); Section E: Clubs – Finance Section E: Clubs – Finance Rules: Section E

135 136 E.45. The appeal tribunal shall have the following powers: E.45.1. to allow or dismiss the appeal; E.45.2. to order the deposit to be forfeited to the League or repaid to the appellant Club; and E.45.3. to order the appellant Club to pay or contribute to the costs of the appeal including the fees and expenses of members of the appeal tribunal. E.46. The decision of the appeal tribunal shall be final and binding on the appellant Club. General E.47. Each Club shall notify the League forthwith of any circumstances which may materially and adversely affect any of the information or representations submitted to the League pursuant to this Section E, and on consideration of those circumstances the Board may, if it considers it appropriate, amend any decision or determination that it made based on such information or representations. E.48. The information and representations referred to in Rule E.47 include, without limitation: E.48.1. Future Financial Information; E.48.2. the estimated profit and loss account submitted pursuant to Rule E.50.2; E.48.3. any other estimated financial data submitted to the League for the purposes of calculating a Club’s estimated Earnings Before Tax, estimated Adjusted Earnings Before Tax, Estimated PSR Calculation and/or Promoted Club Estimated PSR Calculation; and E.48.4. information and undertakings provided to the League in connection with Secure Funding. E.49. If a Club is relegated from the League, that Club shall, notwithstanding relegation, remain bound by Rules E.47 to E.86 as if it were still a Club, until such time as it has complied with all of its obligations relating to its last Season as a Club. Profitability and Sustainability E.50. Each Club shall by 31 March in each Season submit to the Board: E.50.1. copies of its Annual Accounts for T-1 (and T-2 if these have not previously been submitted to the Board) together with copies of the directors’ report(s) and auditors’ report(s) on those accounts and all information referred to in Rule E.4; E.50.2. its estimated profit and loss account and balance sheet for T which shall: E.50.2.1. be prepared in all material respects in a format similar to the Club’s Annual Accounts and such form and including such detail as confirmed by the Board from time to time when Rule E.9 is applicable; and E.50.2.2. be based on the latest information available to the Club and be, to the best of the Club’s knowledge and belief, an accurate estimate as at the time of preparation of future financial performance; and E.50.3. a completed Form 3A setting out the calculation of its: E.50.3.1. estimated Adjusted Earnings Before Tax for T; E.35.6. the reputation of the League and the need to promote the game of association football generally; and E.35.7. the relationship between the Club and its Parent Undertaking, in the event that the Parent Undertaking suffers the Event of Insolvency. E.36. Any distribution to a Relegated Club under the provisions of Rules D.17 or D.18 may be deferred if, on or before the date of the distribution, the Relegated Club has been given notice under article 4.5 of the articles of association of the EFL which has been suspended. Upon such notice being withdrawn the deferred distribution shall be paid but if in consequence of the notice the club to which it was due ceases to be a member of the EFL its amount shall be added to the next distribution made in accordance with these Rules. Sporting Sanction E.37. Upon a Club or its Parent Undertaking suffering an Event of Insolvency the Board shall have the power to impose upon the Club a deduction of nine points scored or to be scored in the League competition. If the Board exercises this power it shall forthwith give written notice to the Club to that effect. E.38. Subject to Rule E.39, the Club may appeal against the deduction of points by sending or delivering to the Board Form 3 so that it receives the same together with a deposit of £1,000 within seven days of the date of the notice given under the provisions of Rule E.37. E.39. The only grounds upon which a Club may appeal in accordance with Rule E.38 are that: E.39.1. the Event of Insolvency was caused by and resulted directly from circumstances, other than normal business risks, over which it could not reasonably be expected to have had control; and E.39.2. its Officials had used all due diligence to avoid the happening of such circumstances. E.40. An appeal under the provisions of Rule E.38 shall lie to an appeal tribunal which shall hear the appeal as soon as reasonably practicable. The appeal tribunal shall be appointed by the Chair of the Judicial Panel and shall comprise three members of the Judicial Panel including: E.40.1. an authorised insolvency practitioner; and E.40.2. a legally qualified member who shall sit as chair of the tribunal. E.41. The chair of the appeal tribunal shall have regard to the procedures governing the proceedings of Commissions and Appeal Boards set out in Section W (Disciplinary) of these Rules but, subject as aforesaid, shall have an overriding discretion as to the manner in which the appeal is conducted. E.42. The Club shall have the burden of proving the matters set out in the appeal. The standard of proof shall be the balance of probabilities. E.43. The appeal tribunal shall make its decision unanimously or by majority. No member of the appeal tribunal may abstain. E.44. The appeal tribunal shall give written reasons for its decision. Section E: Clubs – Finance Section E: Clubs – Finance Rules: Section E

137 138 Section E: Clubs – Finance Section E: Clubs – Finance Rules: Section E Associated Party Transactions Guidance Clubs have agreed Rules E.56 to E.82 as a necessary tool in maintaining the effectiveness of the Profitability and Sustainability Rules, by ensuring the veracity of the costs and revenues reported by Clubs for the purposes of compliance. They seek to ensure: • the long-term financial sustainability of Clubs by extinguishing reliance on enhanced commercial revenues received from entities linked to the Club’s ownership; and • fairness amongst Clubs, so that Clubs are not able to derive an unfair advantage over domestic competitors by increasing revenues or reducing costs via arrangements with entities linked to a Club’s ownership. Rules E.56 to E.82 (to include any determinations of the Board made pursuant to those Rules) should be interpreted at all times in line with the purpose and objectives set out above. E.56. Each Associated Party Transaction must be submitted to the Board (in such form and including such detail as required by the Board) in order for the Board to conduct a Fair Market Value Assessment of it. E.57. Each Club submitting an Associated Party Transaction shall procure that a declaration by a director (or equivalent) of the relevant Associated Party by way of confirmation that they consider the Associated Party Transaction to be at Fair Market Value is obtained and submitted to the League with the Associated Party Transaction. Guidance For the avoidance of doubt, where the Board informs a Club that it considers, in its reasonable opinion, that a Transaction submitted by the Club (whether as a Databank Transaction or Threshold Transaction) or otherwise discovered by the Board is an Associated Party Transaction, that Club will be required to procure and submit the documentation referred to in Rule E.57. While no disciplinary action will be taken by the League solely on the basis that the document referred to in Rule E.57 is not provided, the Board shall be permitted to draw adverse inferences in respect of the Club’s inability to demonstrate that the Associated Party Transaction is at Fair Market Value in circumstances where the Club fails to provide it. E.58. The submissions required by Rule E.56 must be made to the Board either: E.58.1. prior to execution of the agreement governing the Associated Party Transaction; or E.58.2. within two clear Working Days after the execution of the agreement governing the Associated Party Transaction. E.59. Where the Club opts to execute an Associated Party Transaction prior to receiving written confirmation from the Board in accordance with these Rules that it approves the Transaction and that no further action will be taken in respect of it, the Club must ensure that: E.59.1. the receipt of consideration, of any kind, by it under the terms of the Associated Party Transaction (except any principal sum under a Shareholder Loan) is made expressly subject at all times to confirmation by the Board (in accordance with Rule E.66) that the Board approves the Transaction and no further action will be taken in respect of it; and E.50.3.2. Adjusted Earnings Before Tax for T-1; E.50.3.3. Adjusted Earnings Before Tax for T-2; and E.50.3.4. Estimated PSR Calculation. Rule E.50.3 shall apply to each Club, whether or not it was also a Club at any time during the period covered by such calculation. Guidance The Board will in due course consider the Annual Accounts for the Accounting Reference Period in respect of which information pursuant to Rule E.50.2 is submitted and in particular examine whether any material variances indicate that the estimated financial information was not prepared in accordance with Rule E.50.2.2. E.51. Each Club (including each Promoted Club) must submit to the Board (and, in the event that the Club is no longer a member of the League following the relevant Season, to the EFL) its Annual Accounts for T-1, together with the calculation of its Adjusted Earnings Before Tax for T-1 and its PSR Calculation for T-1, in each case, by no later than 31 December in the current Season. This Rule E.51 applies whether or not the Club was also a Club during T-1, or part of T-1. E.52. If the Estimated PSR Calculation and/or Promoted Club Estimated PSR Calculation results in a forecast loss of up to £15m, then the Board shall determine whether the Club will, until the end of T+1, be able to pay its liabilities described in Rule E.16.9.1 and fulfil the obligations set out in Rules E.16.9.2 and E.16.9.3. E.53. If the Estimated PSR Calculation and/or Promoted Club Estimated PSR Calculation results in a forecast loss in excess of £15m then the following shall apply: E.53.1. the Club shall provide, by 31 March in the current Season, Future Financial Information to cover the period commencing from its last accounting reference date (as defined in section 391 of the Act) until the end of T+2 and a calculation of estimated aggregated Adjusted Earnings Before Tax until the end of T+2 based on that Future Financial Information; E.53.2. the Club shall provide such evidence of Secure Funding as the Board considers sufficient; and E.53.3. if the Club is unable to provide evidence of Secure Funding as set out in Rule E.53.2, the Board may exercise its powers set out in Rule E.17. E.54. If the PSR Calculation results in losses in excess of £105m: E.54.1. the Board may exercise its powers set out in Rule E.17; and E.54.2. the Club shall be treated as being in breach of these Rules and accordingly the Board shall refer the breach to a Commission constituted pursuant to Section W (Disciplinary) of these Rules, which shall be determined in accordance with the Profitability and Sustainability Rules – Standard Directions set out at Appendix 1 to these Rules. This Rule E.54 shall apply, at any given time, to each Club irrespective of the extent to which that Club constituted a Club (pursuant to Rule A.1.51) during the period covered by its PSR Calculation. E.55. The sum set out in Rule E.54 shall be reduced by £22m per Season, for each of the three Seasons prior to the current Season during which a Club was in membership of the EFL, up to a maximum deduction of £66m.

139 140 E.64. When in receipt of a Threshold Transaction, the Board will (within five clear Working Days, save where further time is required due to exceptional circumstances or the requirement for further information from the Club in order to reach a conclusive decision) determine whether: E.64.1. the Threshold Transaction is an Associated Party Transaction; or E.64.2. the Board has reasonable grounds to suspect that the Threshold Transaction is otherwise than at Arm’s Length. E.65. Where the Board determines that a Threshold Transaction submitted or discovered is an Associated Party Transaction or that it has reasonable grounds to suspect that it is otherwise than at Arm’s Length, it will conduct a Fair Market Value Assessment of it. In all other cases, no further action will be required in respect of the Threshold Transaction and the Board will confirm in writing that it approves the Threshold Transaction. Guidance Without prejudice to Rule E.72, where the Board considers that a Fair Market Value Assessment of a Transaction submitted by the Club as a Threshold Transaction is warranted, it will, prior to making the determination, provide the relevant Club with a provisional indication to that effect, together with written reasons, and an opportunity to produce any further submissions it wishes to make within seven days, which the Board will consider before making a final determination. Fair Market Value Assessment E.66. Where the Board is required to conduct a Fair Market Value Assessment in accordance with these Rules, it will conclude that Fair Market Value Assessment (and communicate its findings, including whether the Board approves the relevant Transaction, to the Club) within 10 clear Working Days of either receipt of the Associated Party Transaction in accordance with Rule E.56, or its determination in accordance with Rule E.65, as applicable, save where further time is required due to exceptional circumstances or the requirement for further information and/or documentation from the Club or additional analysis to be undertaken in order to reach a conclusive decision, in which case Rule E.67 will apply. E.67. In circumstances where: E.67.1. the Board reasonably requires further information and/or documentation from the Club or additional analysis to be undertaken to conclude its Fair Market Value Assessment; or E.67.2. due to exceptional circumstances, further time is required for the Board to conclude its Fair Market Value Assessment, the 10 clear Working Day period referred to at Rule E.66 above will cease to apply. Where further information requested of the Club is provided to the Board in a timely manner, the Board will conclude its Fair Market Value Assessment of standard Transactions to which the Commercial Rights Agreement or Player Registrations Protocols apply within 30 days of either receipt of the Associated Party Transaction in accordance with Rule E.56, or its determination in accordance with Rule E.65, as applicable. Guidance For the avoidance of doubt, the “standard Transactions” referred to in Rule E.67 to which the Commercial Rights Agreement Protocol applies are those for which (i) all consideration is cash consideration (i.e. the Transaction does not provide for consideration, for example, by way of value-in-kind, royalty arrangements or revenue shares) and (ii) the Club has clearly and promptly evidenced that the Transaction is the product of genuine commercial negotiations for which there is a genuine commercial rationale. The “standard Transactions” referred to in Rule E.67 to which the Player Registrations Protocol applies are those for which there is a permanent transfer of a Player between an Associated Party and the Club. E.59.2. any consideration derived or to be derived from the Associated Party Transaction is excluded from the Club’s accounting of revenue for the purposes of confirming its actual/forecast profit/loss before tax in Form 3A, unless and until the Board approves the Transaction and confirms no further action will be taken in respect of it. Guidance For the avoidance of doubt, a Club may provide rights to a counterparty under the terms of an Associated Party Transaction prior to receiving approval from the Board in respect of that Transaction under the Rules but may not receive any consideration. If a Club does not choose to provide rights to a counterparty in the intervening period, the Board may need to update its Fair Market Value Assessment where the rights to be provided by the Club to the counterparty reduce as a result of the passage of time (such as, for example, where the rights relate to fixtures which are being fulfilled). A Club’s decision not to provide such rights to a counterparty pending approval by the Board, and any consequential impact on the Fair Market Value of the Transaction, is at the Club’s own risk. Receipt of any consideration whatsoever by a Club under the terms of an Associated Party Transaction (except any principal sum under a Shareholder Loan) prior to confirmation that the Board approves the Transaction shall be a breach of these Rules. E.60. Where an Associated Party Transaction is submitted or discovered the Board will conduct a Fair Market Value Assessment of it. Threshold Transactions E.61. Each Threshold Transaction must be submitted to the Board (in such form and including such detail as confirmed by the Board from time to time) in order for the Board to conduct an assessment of it in accordance with Rule E.64. E.62. The submissions required by Rule E.61 must be made to the Board either: E.62.1. prior to the execution of the agreement governing the Threshold Transaction; or E.62.2. within two clear Working Days after execution of the agreement governing the Transaction. E.63. Where the Club opts to execute a Threshold Transaction prior to receiving written confirmation from the Board in accordance with these Rules that it approves the Transaction and that no further action will be taken in respect of it, the Club must ensure that the receipt of consideration, of any kind, by it under the terms of the Threshold Transaction is made expressly subject at all times to confirmation by the Board (in accordance with Rule E.65) that it approves the Transaction and no further action will be taken in respect of it. Guidance For the avoidance of doubt, a Club may provide rights to a counterparty under the terms of a Threshold Transaction prior to receiving approval from the Board in respect of that Transaction under the Rules but may not receive any consideration. If a Club does not choose to provide rights to a counterparty in the intervening period, where the Board considers in its reasonable opinion that a Fair Market Value Assessment is required in accordance with Rule E.65, it is possible that the rights to be provided by the Club to the counterparty may reduce as a result of the passage of time (such as, for example, where the rights relate to fixtures which are being fulfilled). A Club’s decision not to provide such rights to a counterparty pending approval by the Board, and any consequential impact on the Fair Market Value of the Transaction, is at the Club’s own risk. Receipt of any consideration whatsoever by a Club under the terms of a Threshold Transaction prior to confirmation that the Board approves the Transaction shall be a breach of these Rules. Section E: Clubs – Finance Section E: Clubs – Finance Rules: Section E

141 142 E.68.2.8. the Board will have the power, in exceptional circumstances, where a Club is able to demonstrate that it is necessary to remedy or avoid any unfairness in the process, to disclose the Comparable Transaction Data to one or more identified representatives of the Club, subject at all times to this provision. Where such disclosure is made, the individual(s) to whom the Comparable Transaction Data is to be disclosed will be treated as External Recipients of Data for the purposes of Rules E.68.2.1 to E.68.2.7 and E.74.3; and E.68.3. provide the relevant Club an opportunity to produce any further submissions it wishes to make concerning the Fair Market Value of the Transaction within seven days of the Board’s provisional indication, which the Board will consider before making a final determination. E.69. Where, having completed a Fair Market Value Assessment, the Board determines, in its reasonable opinion, that the relevant Transaction is evidently not at Fair Market Value: E.69.1. the Board will determine and confirm to the Club what it does consider, in its reasonable opinion, to be the Fair Market Value of the Transaction; E.69.2. where the Transaction has not been executed, the Club, Player, Manager or Senior Official will not be permitted to execute the Transaction at a value other than that Fair Market Value determination by the Board; and E.69.3. where the Transaction has been executed, subject to Rule E.69.3.3: E.69.3.1. where the Board determines that (a) the Transaction involves a net receipt of consideration and (b) the Fair Market Value of the Transaction is below the total value of net consideration received (notwithstanding the prohibition in Rule E.59, above) or to be received by the Club, Player, Manager or Senior Official, the Club, Player, Manager or Senior Official must, within seven clear Working Days of that determination either: (i) take all such steps as are necessary to end the Transaction (in which case, any consideration received must be returned to the counterparty by the same deadline); or (ii) take all such steps as are necessary to vary the Transaction and/or to return to the counterparty any consideration received in excess of the Fair Market Value determination, in order to ensure that the total value of any net consideration received or to be received is not in excess of that Fair Market Value determination, and, whichever approach is adopted, written confirmation must be provided to the League of the action taken by the Club, Player, Manager or Senior Official to comply with the requirements of this Rule by the same deadline; E.69.3.2. where the Board determines that (a) the Transaction involves a net payment of consideration and (b) the Fair Market Value of the Transaction is above the total net value of consideration paid (notwithstanding the prohibition in Rule E.59, above) or to be paid by the Club, Player, Manager or Senior Official, the Club, Player, Manager or Senior Official must within seven clear Working Days of that determination either: E.68. Prior to making a determination that, in its reasonable opinion, a Transaction is evidently not at Fair Market Value, the Board shall: E.68.1. provide to the relevant Club information concerning any specific Transactions obtained from the Databank and considered by the Board and/or the independent expert procured by the Board to inform the Board’s provisional indication under this Rule E.68 (the “Comparable Transaction Data”) in accordance with Rule E.68.2; E.68.2. provide Comparable Transaction Data to the relevant Club on the following terms: E.68.2.1. Comparable Transaction Data shall be disclosed to the relevant Club’s external legal advisers and independent external experts that have been instructed by the relevant Club in relation to the League’s Fair Market Value Assessment of the Transaction (together, with the recipients of Comparable Transaction Data in accordance with Rule E.74.3, “External Recipients of Data”); E.68.2.2. Comparable Transaction Data shall be disclosed to the External Recipients of Data in the same format as that considered by the Board; E.68.2.3. as a condition precedent to receiving Comparable Transaction Data, each External Recipient of Data shall provide to the League a signed Comparable Transaction Data Undertaking; E.68.2.4. Comparable Transaction Data will be treated by each External Recipient of Data as strictly confidential and will be used by each such individual solely for the purpose of making representations to the Board in respect of the relevant Transaction in accordance with Rule E.68.3 and/or the proper conduct of an FMV Dispute in respect of the Transaction for which it has been disclosed, and for no other commercial or other purpose whatsoever; E.68.2.5. Comparable Transaction Data may only be shared with other External Recipients of Data who have provided a signed Comparable Transaction Data Undertaking to the League in respect of the specific Comparable Transaction Data; E.68.2.6. any documents containing or referring to Comparable Transaction Data will be clearly marked as being ‘Restricted Access – contains Comparable Transaction Data’ and shall not be shared with any person who is not an External Recipient of Data except insofar as all Comparable Transaction Data is redacted in advance; E.68.2.7. Comparable Transaction Data (including any documents containing or referring to such data) shall be returned to the League and/or destroyed or deleted by all External Recipients of Data within 30 days of the Board having issued a determination to the Club pursuant to Rule E.69 unless in the event of an FMV Dispute, within 30 days of the award being made; and Section E: Clubs – Finance Section E: Clubs – Finance Rules: Section E

143 144 E.72.4. failure by a Club to provide accurate or complete information in connection with any submission of an Associated Party Transaction or a Threshold Transaction to the Board or providing misleading information in connection with such a submission; E.72.5. failure by a Club, Official and/or Director engaged in the process of submission of any Associated Party Transaction or Threshold Transaction on behalf of a Club to use all reasonable care to ensure that the information provided to the Board is accurate and complete and not misleading; E.72.6. failure by a Club to provide written confirmation of the steps taken by the Club, Player, Manager or Senior Official to comply with the requirements of Rule E.69.3 by the deadline in that Rule (and/or fulfil those steps); E.72.7. engaging in conduct that is intended to circumvent Rules E.56 to E.70 (including the definitions contained therein) or obstruct the Board’s investigation of compliance of them; E.72.8. engaging in, permitting and/or facilitating any arrangement, the intention or effect of which is to conceal details from the League of any remuneration of any kind payable by a Club (whether directly or indirectly) to a Player, Manager or Senior Official that would otherwise fall to be disclosed under these Rules; E.72.9. failure to comply with the obligations in Rules E.75 to E.77 regarding submission of Databank Transactions to the League; and/or E.72.10. where the Board has made a determination as to the Fair Market Value of a Transaction, executing the Transaction otherwise than in accordance with that Fair Market Value determination or otherwise failing to comply with Rules E.58, E.63 or E.71. Guidance When considering whether a Club has taken all reasonable care to ensure an Associated Party Transaction is at Fair Market Value, the League shall consider (i) the extent to which a Club has in place effective procedures and processes (being clear, practical, accessible, and effectively implemented and enforced) for ensuring an Associated Party Transaction is at Fair Market Value and (ii) evidence of such procedures and processes being followed, together with appropriate enquiries and scrutiny, in respect of the Transaction in question. The League may issue further guidance on this point if it deems necessary. Challenge E.73. A Person may challenge a determination by the Board under Rules E.65, E.69 or E.71, by way of arbitration pursuant to Rule X.3, with the dispute deemed to be a ‘Board Dispute’, for the purposes of Rule X.3.2. E.74. Where a Person challenges a determination by the Board pursuant to Rule E.73 (an “FMV Dispute”), the provisions of Section X (Arbitration) will apply in full, save that: E.74.1. the single arbitrator or chair of the tribunal (as applicable) will have the power to abbreviate the deadlines set out in Section X to ensure that the dispute can be concluded (and an award handed down) within 30 days of them/the tribunal becoming seised of the matter, save where the abbreviation of any such deadline causes clear prejudice to any party; (i) take all such steps as are necessary to end the Transaction; or (ii) take all such steps as are necessary to vary the Transaction and/or to pay to the counterparty such consideration as is necessary to cover the shortfall between that Fair Market Value determination and the consideration paid, in order to ensure that the total value of any consideration paid or to be paid is not below that Fair Market Value determination, and, whichever approach is adopted, written confirmation must be provided to the League of the action taken by the Club, Player, Manager or Senior Official to comply with the requirements of this Rule by the same deadline; and E.69.3.3. where the Transaction involves the transfer (whether temporary or permanent) of a Player’s registration, the Club concerned must proceed in accordance with Rule E.69.3.1(ii) or E.69.3.2(ii), as applicable, and may not proceed in accordance with Rule E.69.3.1(i) or E.69.3.2(i), as applicable. Guidance Where the Board considers that a Transaction is evidently not at Fair Market Value, it will, prior to making the determination, provide the relevant Club with a provisional indication to that effect, together with written reasons, and an opportunity to produce any further submissions it wishes to make within seven days, which the Board will consider before making a final determination. The Board may determine that the action provided for at Rule E.69.2 need not be taken in circumstances where the Club will not unduly benefit from the Transaction in question. For example, in circumstances where the value of the Transaction is (i) in excess of the value of consideration the Club, Player, Manager or Senior Official shall receive or (ii) less than the value of consideration the Club, Player, Manager or Senior Official shall provide. E.70. Where, having completed a Fair Market Value Assessment, the Board determines that, in its reasonable opinion, the relevant Transaction does not fall to be restated to Fair Market Value, it will confirm the same to the Club and no further action will be required. Compliance E.71. Without prejudice to the Board’s powers set out in Rules E.56 to E.70, where it considers, acting reasonably, that a Transaction should have been submitted to the Board pursuant to Rules E.56 and/or E.60 but has not been, it may conduct a Fair Market Value Assessment of that Transaction in accordance with Rules E.66, E.67, E.68 and E.69. E.72. The following conduct constitutes a breach of the Rules and will be liable to be dealt with in accordance with the provisions of Section W (Disciplinary) of these Rules: E.72.1. failure by a Club to submit an Associated Party Transaction or a Threshold Transaction to the Board strictly in accordance with these Rules; E.72.2. failure by a Club to use all reasonable care to ensure that an Associated Party Transaction is at Fair Market Value; E.72.3. failure by a Club to use all reasonable care to ensure it does not arrange or facilitate a Transaction between a Player, Manager or Senior Official of that Club and a third party that is not at Fair Market Value; Section E: Clubs – Finance Section E: Clubs – Finance Rules: Section E

145 146 E.74.2. notwithstanding Rule X.18.2, and with the sole exception of Comparable Transaction Data – the disclosure of which shall only be in accordance with Rule E.68.2 or E.74.3 - no party shall be entitled to any disclosure in respect of the Databank (and for this purpose, all Persons bound by these Rules hereby undertake not to seek disclosure of the Databank in any forum for any purpose), and the tribunal shall not have jurisdiction to order disclosure of all or part of the Databank for any reason. All parties to these Rules agree that the non-disclosure of the Databank (save as provided for in Rule E.68.2) shall not prevent them having a fair and reasonable opportunity to present their case (or deal with that of their opponent(s)) in the context of an FMV Dispute; E.74.3. the Comparable Transaction Data shall only be disclosed in an FMV Dispute in accordance with Rule E.68.2; and E.74.4. the single arbitrator or chair of the tribunal (as applicable) will have the power, in exceptional circumstances, where a party is able to demonstrate that it is necessary to remedy or avoid any unfairness in the process, to order disclosure of the Comparable Transaction Data to one or more identified representatives of the Club, subject at all times to the provisions of Rule E.74.3. Where such an order is made, the individual(s) to whom the Comparable Transaction Data is/are to be disclosed will be treated as External Recipients of Data for the purposes of Rule E.68.2. League Databank E.75. Each Club must submit to the League (in such form and including such detail as confirmed by the Board from time to time) details of each Databank Transaction it enters into, no later than 14 clear Working Days after its execution. Guidance Clubs are not required to submit details of a Databank Transaction in accordance with Rule E.75 if they have submitted the details of the same Transaction in compliance with Rules E.56 or E.61. E.76. Each Promoted Club must, by the date of the first League Match played in the relevant Season, submit to the League (in such form and including such detail as confirmed by the Board from time to time) details of each Databank Transaction it has entered into in the five years prior to it becoming a member of the League (save where the League is already in possession of such details due to its previous membership of the League). E.77. The information submitted to the League: E.77.1. pursuant to Rules E.56 to E.76 shall be subject to strict information security measures agreed by the Board and Clubs, including as to access rights, storage, retention, deletion and all other appropriate matters; and E.77.2. either in (a) accordance with Rules E.75 and E.76 or (b) relation to Transactions approved by the Board in accordance with Rules E.65 and E.66 (together, the “Databank”) will be used to assist the Board and/or the independent expert procured by the Board with the process of Fair Market Value Assessment (providing the comparable evidence referred to in Rule A.1.102 and otherwise ensure compliance with Rules E.56 to E.72, and for no other purpose whatsoever. Guidance For the avoidance of doubt, Rule E.77.2 shall not apply to information submitted to the League via the iFAS system. The League may use such information for the purpose of carrying out its regulatory and governance functions pursuant to the Rules. Transitional Provisions E.78. The provisions of Rules E.56 to E.72 apply to: E.78.1. each Transaction executed after the adoption of those Rules, including any renewals, extensions and variations to such Transactions and/or the exercise of any options by the Club to renew, extend or vary any aspect of such Transaction (each of which will be treated as a further and new Transaction for the purposes of the Rules); E.78.2. each renewal or extension of, or variation to, an existing Transaction (including any agreement governing that Transaction) that is exercised, negotiated or otherwise comes into operation after the adoption of the Rules (which will each be treated as a new Transaction for the purposes of the Rules); E.78.3. each exercise of an option by the Club to renew, extend or vary any aspect of an existing Transaction (including any agreement governing that Transaction) that is exercised, negotiated, triggered or otherwise comes into operation after the adoption of the Rules (which will be treated as a new Transaction for the purposes of these Rules), and E.78.4. each Transaction that was or ought to have been submitted to the Board pursuant to the equivalent Rules in place prior to 22 November 2024 and where no final determination or reconsideration of one (following an FMV Dispute) has been taken by the Board in accordance with Rules E.69 or E.70 (or the equivalent Rules in place prior to 22 November 2024), provided that nothing in this Rule E.78 is to be taken as requiring any Club or counterparty to act in breach of any valid term of an existing agreement, entered into prior to the adoption of Rules E.56 to E.72. For the avoidance of doubt, but without prejudice to Rule E.80, the drawdown (or further drawdown) of a Shareholder Loan (as distinct from the execution of a Shareholder Loan or the variation of its terms) does not constitute a separate Transaction for the purposes of those Rules. Guidance For the avoidance of doubt, Rule E.78 shall apply irrespective of whether the Transaction or any renewal, extension or variation of it is documented in writing. E.79. Any Shareholder Loan executed after 14 December 2021 but before 22 November 2024 and remaining in effect on 11 January 2025 must be submitted to the Board as an Associated Party Transaction in accordance with Rule E.56 within two clear Working Days of 11 January 2025. Rules E.60, E.66 to E.74, E.78 and E.80 shall apply to any such Shareholder Loans. Section E: Clubs – Finance Section E: Clubs – Finance Rules: Section E

147 148 E.83.1. the Board’s powers of inquiry set out at Rule W.1 will apply in full in respect of the investigation (with the reference to ‘these Rules’ in Rule W.1 deemed to include the relevant aligned EFL Regulations); and E.83.2. the Board’s disciplinary powers set out in Section W (Disciplinary) of these Rules will apply in full in respect of the matter (with the reference to ‘these Rules’ in Rule W.6 and W.11, deemed to include the relevant aligned EFL Regulations). E.84. Where a Relegated Club or any Official or Director of that Relegated Club, at the point at which it ceases to be a member of the League pursuant to Rule C.14, is the subject of an investigation by the League for alleged or anticipated breaches of Rules E.50 to E.72, responsibility for that investigation may pass to the EFL, if at any time the Board and the EFL agree, and the provisions of the relevant EFL Regulations will apply. The League may pass any relevant information to the EFL for these purposes. Disputes E.85. Where a Promoted Club, at the point at which it becomes a member of the League pursuant to Rule B.4, is engaged in a dispute with the EFL in relation to any aspect of the application of the relevant aligned EFL Regulations by the EFL, where the EFL and the League agree, conduct of that dispute on behalf of the EFL may pass to the League. In such cases: E.85.1. where the dispute is the subject of an arbitration pursuant to the EFL Regulations that has already commenced at the point at which the Club becomes a member of the League, those regulations will continue to apply to the dispute, with references to ‘the EFL’ in those regulations deemed to refer to the Board; and E.85.2. where no arbitration has yet commenced at the point at which the Club becomes a member of the League, any subsequent arbitration commenced pursuant to the dispute will be determined in accordance with Section X (Arbitration) of these Rules, as amended by Rule E.74. E.86. Where a Relegated Club, at the point at which it ceases to be a member of the League pursuant to Rule C.14, is engaged in a dispute with the League in relation to any aspect of the application of Rules E.50 to E.72, where the EFL and the League agree, conduct of that dispute on behalf of the League may pass to the EFL, to be resolved in accordance with the EFL Regulations. E.80. For any Shareholder Loan falling within Rule E.79, where the Board determines that the consideration flowing from the Club is less than the Fair Market Value of the Transaction, the Club shall be permitted to retain the Shareholder Loan on its existing terms and to draw down further sums pursuant to it, provided that the Club’s Annual Accounts submitted pursuant to Rule E.50 for the Accounting Reference Period are thereafter prepared as if, from 22 November 2024, the Shareholder Loan was on the terms that the Board determines constitute Fair Market Value. For the avoidance of doubt, the next Accounting Reference Period shall be no earlier than the 2024/2025 season. Guidance For the purposes of complying with this Rule E.80, Clubs are permitted to make the requisite disclosures by way of notes to their Annual Accounts or by way of a supplementary submission of information which reconciles to the Annual Accounts and which has been subject to independent audit. E.81. For any Shareholder Loan executed prior to 14 December 2021 and remaining in effect on 11 January 2025, on the first occasion of any drawdown under that Shareholder Loan that takes place after 22 November 2024, notwithstanding the final sentence of Rule E.78, the Shareholder Loan must be submitted to the Board as an Associated Party Transaction in accordance with Rule E.56 within two clear Working Days of that drawdown. Rules E.60, E.66 to E.74, E.78 and E.82 shall apply to any such Shareholder Loans. Guidance Any drawdown that takes place between 22 November 2024 and 11 January 2025 should be submitted to the Board as an Associated Party Transaction in accordance with Rule E.56 within two clear Working Days of 11 January 2025. E.82. For any Shareholder Loan falling within Rule E.81, where the Board determines that the consideration flowing from the Club is less than the Fair Market Value of the Transaction, the Club shall be permitted to retain the Shareholder Loan on its existing terms and to draw down further sums pursuant to it, provided that the Club’s Annual Accounts submitted pursuant to Rule E.50 for the next Accounting Reference Period are thereafter prepared as if, from 22 November 2024 any sums drawn down from 22 November 2024 were subject to the terms that the Board determines constitute Fair Market Value. For the avoidance of doubt, the next Accounting Reference Period shall be no earlier than the 2024/2025 season. Guidance Any Shareholder Loan executed before 22 November 2024, which is replaced with other forms of financing (which may include, for example, converting loans to equity) or fully repaid and/or terminated within 50 days from 22 November 2024, does not need to be submitted to the League for an FMV Assessment. For the purposes of complying with this Rule E.82, Clubs are permitted to make the requisite disclosures by way of notes to their Annual Accounts or by way of a supplementary submission of information which reconciles to the Annual Accounts and which has been subject to independent audit. Disciplinary Issues E.83. Where a Promoted Club or any Official or Director of that Promoted Club, at the point at which it becomes a member of the League pursuant to Rule B.4, is the subject of an investigation by the EFL for alleged or anticipated breaches of any aligned provisions within the EFL Regulations, responsibility for that investigation may pass to the Board, if at any time the Board and the EFL agree. In such a case: Section E: Clubs – Finance Section E: Clubs – Finance Rules: Section E

149 150Rules: Section F Clubs: Finance and Governance Section F: Owners’ and Directors’ Test Section F: Owners’ and Directors’ Test F.1.8.2.3. to constitute fraud of any kind, including by way of example and without limitation, tax fraud, tax evasion, identity theft, electoral fraud, bribery, online fraud, money laundering and benefit fraud; F.1.8.2.4. to constitute corruption; F.1.8.2.5. to constitute perverting the course of justice; F.1.8.2.6. to constitute a serious breach of any requirement under the Act or the Companies Act 1985; and/or F.1.8.2.7. to constitute a Hate Crime; F.1.8.3. in respect of an offence set out in Appendix 2 (Schedule of Offences) or a directly analogous offence in a foreign jurisdiction (and, for the avoidance of doubt, irrespective of the actual sentence imposed); and/or F.1.8.4. for attempting or conspiring to commit offences as set out at Rules F.1.8.1 to F.1.8.3; F.1.9. they have two or more Convictions for any of the matters set out in Rule F.1.8, irrespective of whether such Convictions are Spent Convictions or not; F.1.10. in the reasonable opinion of the Board, they have engaged in conduct outside the United Kingdom that would constitute an offence as set out in Rules F.1.8.2.1 or F.1.8.3, if such conduct had taken place in the United Kingdom, whether or not such conduct resulted in a Conviction; F.1.11. they become the subject of: F.1.11.1. an Individual Voluntary Arrangement (including any fast track voluntary arrangement); F.1.11.2. a debt relief order (in accordance with the provisions of Part 7A of the 1986 Act); F.1.11.3. an administration order (in accordance with Part 6 of the County Courts Act 1984); F.1.11.4. an enforcement restriction order (in accordance with the provisions of Part 6A of the County Courts Act 1984); F.1.11.5. a debt management scheme or debt repayment plan (in accordance with provisions of Chapter 4 of Part 5 of the Tribunals, Courts and Enforcement Act 2007); and/or F.1.11.6. an Interim Bankruptcy Restriction Order, a Bankruptcy Restriction Order or a Bankruptcy Order (or any equivalent provisions in any jurisdiction which has a substantially similar effect), or any equivalent provision in any other jurisdiction which has a substantially similar effect, and in each case as may be amended from time to time; F.1.12. they have been subject to two or more arrangements, orders, schemes, plans or provisions in respect of any of the matters set out in Rule F.1.11, irrespective of whether any arrangement, order, scheme, plan or provision is current or not; F.1.13. in respect of an Entity, it suffers an Event of Insolvency (as defined at Rule A.1.95); Disqualifying Events F.1. A Person shall be disqualified from acting as a Director and no Club shall be permitted to have any Person acting as a Director of that Club if: F.1.1. they have been found by a Commission to have acted in breach of Rules B.24 or L.9; F.1.2. they have accepted a sanction proposed by the Board pursuant to Rule W.6.6 that they should be disqualified from acting as a Director of the Club, as a result of a breach of Rules B.24 or L.9; F.1.3. in relation to the assessment of their compliance with Rule F.1 (and/or any similar or equivalent rules of the EFL or The Football Association) at any time, they have: F.1.3.1. failed to provide all relevant information (including, without limitation, information relating to any other Person who would qualify as a Director but has not been disclosed, including where they are acting as a proxy, agent or nominee for another Person); or F.1.3.2. provided false, misleading or inaccurate information (including, without limitation, any such information provided in any Declaration, Form or Certificate or in any supporting materials provided with or for any Declaration, Form or Certificate prescribed by the Rules); F.1.4. either directly or indirectly they are involved in or have any power to determine or influence the management or administration of another Club or EFL club; F.1.5. either directly or indirectly they hold or acquire any Significant Interest in a Club while they either directly or indirectly hold any interest in any class of Shares of another Club; F.1.6. they become prohibited by law from being a director (including without limitation as a result of being subject to a disqualification order as a director under the Company Directors Disqualification Act 1986 (as amended or any equivalent provisions in any jurisdiction which has a substantially similar effect) (“the CDDA”) or being subject to the terms of an undertaking given to the Secretary of State under the CDDA unless a court of competent jurisdiction makes an order under the CDDA permitting an appointment as a Director); F.1.7. they have been subject to two disqualifications, suspensions or like sanctions for any of the matters set out in Rule F.1.6, irrespective of whether any such disqualification, suspension or sanction is current or not; F.1.8. they have a Conviction (which is not a Spent Conviction) imposed by a court of the United Kingdom or a competent court of foreign jurisdiction: F.1.8.1. in respect of which an unsuspended sentence of at least 12 months’ imprisonment was imposed; F.1.8.2. in respect of any offence involving any act which could reasonably be considered: F.1.8.2.1. to be dishonest (and, for the avoidance of doubt, irrespective of the actual sentence imposed); F.1.8.2.2. to have involved violence including, by way of example and without limitation, offences under the Offences Against the Person Act 1861;

151 152 F.1.20. they are subject to a suspension or ban or other form of disqualification by any: F.1.20.1. UK government appointed regulatory body (including, by way of example and without limitation, the Charity Commission, Ofcom, the Financial Conduct Authority, the Prudential Regulation Authority, the Gambling Commission and/or HMRC); and/or F.1.20.2. any equivalent body of competent jurisdiction anywhere in the world; F.1.21. they have been subject to two or more suspensions, bans, disqualifications or strikings-off as set out in Rules F.1.18 to F.1.20, irrespective of whether they are current or not; F.1.22. they have been removed from acting as a trustee of a pension scheme by the Pensions Regulator or a court, or have otherwise seriously contravened the pensions regulatory system (whether in the United Kingdom or by any equivalent body or court of competent jurisdiction anywhere in the world); F.1.23. they have been a Director or Relevant Signatory at a Club (or held an equivalent role at a club) that has been expelled from either the League, the EFL, the National League, Isthmian League, Northern Premier League, Southern Football League, the FA Women’s Super League or the FA Women’s Championship whilst they were in that role at that Club or club or in the one year immediately following their departure from the Club (or club); F.1.24. they have been in an equivalent role to that of a Director or Relevant Signatory at any club or team in any other sport which, pursuant to the rules of the relevant sports governing body, has been removed (other than by way of relegation on sporting merit after completion of a full season) from the applicable league or competition whilst they were in that role (or in the one year immediately following their departure from that role); F.1.25. they are required to notify personal information pursuant to Part 2 of the Sexual Offences Act 2003; F.1.26. they are found to have breached (irrespective of any sanction actually imposed), or have admitted breaching (irrespective of whether disciplinary proceedings were brought or not): F.1.26.1. Rule J.6; or F.1.26.2. any other rules in force from time to time in relation to the prohibition on betting on football (whether in England or Wales or elsewhere); F.1.27. they are an Agency, a Football Agent, or a Person in an equivalent role to that of a Director at an Agency; and/or F.1.28. either: F.1.28.1. in respect of an individual, they become a UK Sanctions Restricted Person; and/or F.1.28.2. in respect of an Entity, they or any of their, directors, officers or employees are the subject of UK Sanctions. F.2. A Person who is not already a Director of a Club shall be disqualified from becoming a Director of a Club if they are subject to a Potential Disqualifying Event and no Club shall permit a Person to become a Director of a Club if they are subject to a Potential Disqualifying Event. F.1.14. they are or have been a Director of a Club (or club) which, while they have been a Director of it, has suffered two or more unconnected Events of Insolvency in respect of each of which a deduction of points was imposed (and for the purposes of this Rule F.1.14 and Rule F.1.15 a Person shall be deemed to have been a Director of a Club (or club) which has suffered an Event of Insolvency if such Event of Insolvency occurred in the one year immediately following their having resigned as a Director of that Club (or club)); F.1.15. they have been a Director of two or more Clubs (or clubs) each of which, while they have been a Director of them, have suffered an Event of Insolvency in respect of each of which a deduction of points was imposed; Guidance For the purposes of Rules F.1.14 and F.1.15, the definition of ‘Director’ and ‘Events of Insolvency’ shall be deemed to apply to clubs in the same way as to Clubs. F.1.16. they have been in an equivalent role to that of a Director: F.1.16.1. in at least two Entities that have each been subject to or suffered unconnected Events of Insolvency; or F.1.16.2. in an Entity that has been subject to or suffered two or more unconnected Events of Insolvency, and in either case the Events of Insolvency occurred in the immediately preceding ten years either at a time when they held that role or within one year following their ceasing to act in that capacity. For the purposes of this Rule F.1.16 only (i) the event described at Rule E.27.5 (the voluntary winding up of a company), will not constitute an Event of Insolvency, (ii) where any Entity has been subject to more than one Event of Insolvency during the process of compromising or entering into a composition with its creditors (for example, administration followed by exit via a company voluntary arrangement), this will only count as one Event of Insolvency and (iii) it shall not apply where the Person is carrying out an equivalent role to that of a Director in their capacity as an authorised insolvency practitioner; F.1.17. they are subject to any unsatisfied judgment or court order for payment of any monetary amount (provided all appeal rights have been exhausted); F.1.18. they are subject to a suspension or ban from involvement in the administration of a sport by any ruling body of a sport that is recognised by the International Olympic Committee, UK Sport, or Sport England, another of the home country sports councils, or any other national or international sporting association or governing body, whether such suspension or ban is direct or indirect (for example, a direction to Persons subject to the jurisdiction of the ruling body that they should not employ, contract with or otherwise engage or retain the services of an individual); F.1.19. they are subject to any form of suspension, disqualification or striking-off by a professional body including, without limitation, the Law Society, the Solicitors’ Regulation Authority, the Bar Council or the Institute of Chartered Accountants of England and Wales or any equivalent body in any jurisdiction outside England and Wales, whether such suspension, disqualification or striking-off is direct or indirect (for example, a direction to Persons subject to the jurisdiction of the professional body that they should not employ, contract with or otherwise engage or retain the services of an individual); Section F: Owners’ and Directors’ Test Section F: Owners’ and Directors’ Test Rules: Section F

153 154 Change of Director’s Circumstances F.6. Upon the happening of an event which affects any statement contained in a submitted Declaration: F.6.1. the Director in respect of whom the Declaration has been made shall forthwith give full written particulars thereof to their Club; and F.6.2. the Club shall thereupon give such particulars in writing to the Board. Guidance For the avoidance of doubt, the requirement for a Club to give particulars in writing to the Board pursuant to Rule F.6.2 shall include instances in which a Director ceases to be a Director. Disqualification of a Director F.7. Upon the Board becoming aware by virtue of the submission of a Declaration or in the circumstances referred to in Rule F.6 or by any other means that a Person is liable to be disqualified as a Director under the provisions of Rule F.1 or Rule F.2, following the review of the Board’s determination by the Independent Oversight Panel under Rule F.35, the Board will: F.7.1. give written notice to the Person that they are disqualified, giving reasons therefore; F.7.2. give written notice to the relevant Club that the Person is disqualified, giving reasons therefore; F.7.3. where the Person is a Director: F.7.3.1. within 28 days of receipt of written notice given in accordance with Rule F.7.1, require the relevant Person to resign as a Director and/or take such other steps as are necessary in all the circumstances to ensure that they no longer come within the definition of Director; and F.7.3.2. thereafter they must ensure that they continue not to come within the definition of Director for so long as the Disqualifying Event or Potential Disqualifying Event subsists; F.7.4. where the Person is not a Director when the decision is made, they must not do anything that brings them within the definition of a Director for so long as the Disqualifying Event or Potential Disqualifying Event subsists; and F.7.5. a Club must not permit any person who is disqualified either to become a Director or (if they were a Director before the Disqualifying Event arose) to continue to be a Director at the Club, for so long as the Disqualifying Event or Potential Disqualifying Event subsists. Disciplinary Provisions F.8. Any Club which fails to comply with its obligations under the foregoing provisions of this Section of these Rules or which submits a Declaration which is false in any particular shall be in breach of these Rules and will be liable to be dealt with in accordance with the provisions of Section W (Disciplinary) of these Rules. F.9. Any Director who fails to comply with their obligations under the foregoing provisions of this Section of these Rules or who fails to complete and sign a Declaration and any Director or Authorised Signatory who signs a Declaration which is false in any particular shall likewise be in breach of these Rules and liable to be dealt with as aforesaid. Guidance Rules F.1.7, F.1.8.2.2 to F.1.8.2.7, F.1.8.4, F.1.9, F.1.11.6, F.1.12, F.1.13, F.1.16, F.1.17, F.1.20 to F.1.22, F.1.24 and F.1.28 (“Additional Disqualifying Events”) were agreed by Clubs at a Shareholders’ Meeting on 30 March 2023. As relates to Persons who were Directors on or prior to 30 March 2023, the Additional Disqualifying Events and the Board’s powers associated with them will apply to the occurrence of an Additional Disqualifying Event only where it occurs after 30 March 2023. For the avoidance of doubt, in respect of any Persons who become (or propose to become) a Director following 30 March 2023, nothing shall preclude the Board applying its powers in respect of Additional Disqualifying Events, irrespective of when they occurred. Submission of Declaration F.3. Not later than 14 days before the commencement of each Season each Club shall submit to the Board a duly completed Declaration in respect of each of its Directors signed by the Director to which it refers and by an Authorised Signatory, who shall not be the same Person. Guidance Where these Rules impose an obligation on a Director (or proposed Director) to submit a Declaration (whether under this Rule F.3 or Rule F.28) and the Director (or proposed Director) concerned is not a natural person, it must ensure that the individual signing the Declaration on its behalf is duly authorised to do so and to bind that Director to comply with the obligations placed upon it by these Rules. F.4. Within 21 days of becoming a member of the League each Club promoted from the EFL shall likewise submit to the Board a duly completed Declaration in respect of each of its Directors signed as aforesaid. F.5. If any Person proposes to become a Director of a Club (including for the avoidance of doubt by virtue of being a shadow director but not including any instance where a Person is proposing to acquire Control of the Club): F.5.1. the Club shall, no later than 10 Working Days prior to the date on which it is anticipated that such Person shall become a Director, submit to the Board: F.5.1.1. a duly completed Declaration in respect of that Person signed by them and by an Authorised Signatory, at which point that Person shall be bound by and subject to the Rules; and F.5.1.2. a copy of the Owners’ Charter signed by them; F.5.2. within five Working Days of receipt thereof the Board shall advise the Club of the timeframe within which the Board, acting reasonably, expects to be able to finalise its enquiries in respect of that Person (where the proposed Director is not someone acquiring Control, it is expected that the Board will ordinarily be in a position to take this step within five Working Days of receipt of the Club’s submission pursuant to Rule F.5.1); F.5.3. following completion of those enquiries, the Board will advise the Club whether or not the Person is liable to be disqualified as a Director under the provisions in Rule F.1 or Rule F.2, and if the Person is so liable the Board will take the steps set out in Rule F.7; and F.5.4. the Person shall not become a Director, and the Club may not permit them to do anything which brings them within the definition of Director, until the Club has received confirmation from the Board pursuant to Rule F.5.3, above, that the Person is not liable to be disqualified as a Director under the provisions of Rule F.1 or F.2. Section F: Owners’ and Directors’ Test Section F: Owners’ and Directors’ Test Rules: Section F

155 156 Suspension of the Club F.10. If a Director who receives a notice under the provisions of Rule F.7.1 fails to resign and their Club fails to ensure their removal from office as required, or if a Club proceeds with the appointment as a Director of a Person to whom Rule F.5 applies despite having received a notice under the provisions of Rule F.7.2, the Board shall have power to suspend the Club by giving to it notice in writing to that effect. F.11. A suspended Club shall not play in: F.11.1. any League Match; F.11.2. any matches organised as part of the Games Programmes or matches in the Professional Development Leagues (as those terms are defined in the Youth Development Rules); F.11.3. any Approved Competition; or F.11.4. any other match. F.12. For the purposes of the League competition, the Board shall have power to determine how the cancellation of a League Match caused by the suspension of one of the Clubs which should have participated in it shall be treated. F.13. Upon being reasonably satisfied that the Director of the suspended Club has resigned or has been removed from office, the Board shall have power to withdraw the suspension by giving to it notice in writing to that effect. Appeal against Disqualification of a Director F.14. Any Person or Club who receives notice under Rule F.7 has a right to appeal the disqualification notice(s) in accordance with the following Rules. F.15. Any Person or Club wishing to appeal a disqualification notice must, within 14 days of the date of that notice, send or deliver to the Board a notice of appeal, setting out full details of the grounds of appeal of that Person or Club, together with a deposit of £1,000. F.16. The only grounds upon which a Person or Club may appeal a disqualification notice are: F.16.1. none of the Disqualifying Events or Potential Disqualifying Events set out in Rules F.1 and F.2 apply; F.16.2. in respect of a Conviction of a court of foreign jurisdiction under Rule F.1.8, or a finding of the conduct referred to in Rule F.1.10 or a suspension or ban by a sport ruling body under Rule F.1.18, or a suspension, disqualification or striking-off by a professional body under Rules F.1.19 or F.1.20, or a finding of a breach of rule by a ruling body of football pursuant to Rule F.1.26.2, or a banning order received pursuant to the Football Spectators Act 1989 (or any like sanction pursuant to similar provisions in any other jurisdiction) under Rule F.1.8.3, there are compelling reasons why that particular Conviction, suspension, ban, finding, disqualification or striking-off, should not lead to disqualification; or F.16.3. the Disqualifying Event is a Conviction imposed between 19 August 2004 and 5 June 2009 for an offence which would not have led to disqualification as a Director under the Rules of the League as they applied during that period. F.17. An appeal under the provisions of Rule F.14 shall lie to an appeal tribunal which shall hear the appeal as soon as reasonably practicable. The appeal tribunal shall be appointed by the Chair of the Judicial Panel and shall comprise three members of the Judicial Panel including a legally qualified member who shall sit as chair of the tribunal. F.18. The chair of the appeal tribunal shall have regard to the procedures governing the proceedings of Commissions and Appeal Boards set out in Section W (Disciplinary) of these Rules but, subject as aforesaid, shall have an overriding discretion as to the manner in which the appeal is conducted. F.19. On application of the Person or Club bringing the appeal, the appeal tribunal may stay implementation of the Board’s decision pending determination of the appeal, where the Person or Club (as applicable) satisfies it that such a stay is necessary to avoid undue prejudice. F.20. The Person or Club advancing the appeal shall have the burden of proving the complaint. The standard of proof shall be the balance of probabilities. F.21. The appeal tribunal shall make its decision unanimously or by majority. No member of the appeal tribunal may abstain. F.22. The appeal tribunal shall give written reasons for its decision. F.23. The appeal tribunal shall have the following powers: F.23.1. to allow the appeal in full; F.23.2. to reject the appeal; F.23.3. if it determines that a Disqualifying Event or Potential Disqualifying Event exists, to determine that the individual concerned should not be banned for that period during which they will remain subject to it and substitute such period as it shall reasonably determine, having regard to all of the circumstances of the case; F.23.4. to declare that no Disqualifying Event or Potential Disqualifying Event ever existed or that any Disqualifying Event has ceased to exist; F.23.5. to order the deposit to be forfeited to the League or to be repaid to the appellant Person or Club; and F.23.6. to order the appellant Person or Club to pay or contribute to the costs of the appeal including the fees and expenses of members of the appeal tribunal. F.24. Where a Person or Club does not appeal the disqualification notice, or where any appeal is unsuccessful, the Person may apply to an appeal tribunal for an order that their disqualification should be for a prescribed period (a “Review Application”). The appeal tribunal shall be appointed by the Chair of the Judicial Panel and shall comprise three members of the Judicial Panel including a legally qualified member who shall sit as chair of the tribunal. F.25. The Review Application: F.25.1. must be sent to the Board, together with a deposit of £1,000 (in the event an appeal and Review Application are made simultaneously, only one deposit of £1,000 is payable); F.25.2. must set out the grounds on which it is brought; F.25.3. shall be heard in accordance with Rules F.17, F.18, F.20, F.21 and F.22; and Section F: Owners’ and Directors’ Test Section F: Owners’ and Directors’ Test Rules: Section F

157 158 F.25.4. shall only be upheld if the Person bringing the Review Application satisfies the appeal tribunal that the period of disqualification would be disproportionate in light of the nature of that Disqualifying Event. F.26. In respect of a Review Application, the appeal tribunal may: F.26.1. uphold the Review Application and specify a shorter period of disqualification; or F.26.2. reject the Review Application, such that the Person is to remain disqualified (in which case, the appeal tribunal may specify a period of time within which a further Review Application may not be made). Persons Prohibited by Law from entering the United Kingdom etc. F.27. No Person may acquire any Holding in a Club if, pursuant to the law of the United Kingdom or the European Union: F.27.1. they are prohibited from entering the United Kingdom; or F.27.2. no funds or economic resources may be made available, directly or indirectly, to or for their benefit. Acquisition of Control F.28. If any Person proposes to acquire Control of a Club (a “Proposed Acquiror”): F.28.1. the Club and/or the Proposed Acquiror shall, as far in advance of the proposed acquisition of Control as reasonably possible and in any event no later than 10 Working Days prior to the date on which it is anticipated that such acquisition of Control will take place: F.28.1.1. submit to the Board a duly completed Declaration and signed copy of the Owners’ Charter in respect of each Person who will become a Director upon the proposed acquisition of Control; F.28.1.2. submit such documentation and information as may be requested by the Board, to include but not limited to the Acquisition Materials; F.28.1.3. submit to the Board up-to-date Future Financial Information prepared to take into account the consequences of the acquisition of Control on the Club’s future financial position; and F.28.1.4. submit to the Board, in respect of the first applicable Acquisition Test Date, an Acquisition Leverage Compliance Certificate; and F.28.2. notwithstanding Rule F.28.1, the Board shall have power to require the Club and/or the Proposed Acquiror who proposed to acquire Control to appear before it and to provide evidence of the source and sufficiency of any funds which that Person proposes to invest in or otherwise make available to the Club. F.29. In relation to any proposed acquisition of Control of a Club by a Person, the Board shall have the powers set out in Rule E.17 and/or the ability to impose such other conditions as in each case it may determine in order to monitor and/or ensure compliance with Sections E (Clubs - Finance), F (Owners’ and Directors’ Test), G (Disclosure of Ownership and Other Interests) and/or I (Associations and Influence) of these Rules (and their successor or replacement provisions). F.30. The Board shall, upon receipt and consideration of an application to acquire Control of a Club (including all materials set out at Rule F.28 above) determine (and notify the relevant Club of the same) whether it: F.30.1. accepts the application with no conditions imposed; F.30.2. accepts the application but with conditions to be imposed (including the nature of any such conditions); or F.30.3. rejects the application (including its reasons for such rejection). F.31. No Person may acquire Control of a Club and no Club may permit a Person to acquire Control of it until such time as: F.31.1. the Board provides confirmation that all Persons that are required to do so have complied with the process set out in Rules F.28.1.1 and F.28.1.4 and no such Persons are liable to be disqualified as a Director under the provisions of Rules F.1 or F.2; F.31.2. the Board provides confirmation of its satisfaction with the information provided pursuant to Rules F.28.1.2, F.28.1.3 and F.28.2; and F.31.3. the Club and Person proposing to acquire Control have acceded to any powers and/or accepted any conditions imposed pursuant to Rule F.29. F.32. Notwithstanding the provisions of Rule F.1, the following shall constitute a breach of the Rules and the Relevant Person (as defined in Rule F.33, below) shall in each case be liable to be dealt with in accordance with the provisions of Section W (Disciplinary) of these Rules: F.32.1. a false declaration is made or false information is provided in a Declaration, Form or Certificate (or any supporting materials provided with or for any Declaration, Form or Certificate); F.32.2. an Acquisition Leverage Compliance Certificate provided on the applicable Acquisition Test Date certifies that the Acquisition Leverage Test has not been met; and/or F.32.3. a Proposed Acquiror fails to provide an Acquisition Leverage Compliance Certificate on any applicable Acquisition Test Date. F.33. For the purposes of Rule F.32, above, the Relevant Person shall be deemed to include: F.33.1. in relation to Rule F.32.1, the Person(s) making the false declaration and the Person(s) providing the Declaration, Form or Certificate to the Board; or F.33.2. in relation to Rules F.32.2 and F.32.3, the Proposed Acquiror and the relevant Club and/or its Directors. F.34. Any Director or Official of a Club who (whether intentionally, negligently or recklessly) causes, allows or permits any Person to acquire Control of the Club in breach of Rule F.31 shall be in breach of these Rules and will be liable to be dealt with in accordance with the provisions of Section W (Disciplinary) of these Rules. Without limitation to the foregoing, where any act of the Club, any Group Undertaking or any Director or Official thereof recognises: F.34.1. any Person as meeting the definition of Director; or F.34.2. any form of transfer (legal or beneficial) or any trust or joint ownership arrangements in relation to any share and the rights which may be exercised by a shareholder, without having first complied with Rule F.31 in full, it will constitute a breach of these Rules by that Club. Section F: Owners’ and Directors’ Test Section F: Owners’ and Directors’ Test Rules: Section F

159 160 Independent Oversight Panel F.35. Where the Board makes one of the following determinations, that determination shall be subject to review by the Independent Oversight Panel in accordance with the Independent Oversight Panel Terms of Reference set out at Appendix 21 to these Rules: F.35.1. any determination by the Board that a Person proposing to become a Director is or is not liable to be disqualified as a Director under the provisions of Rules F.1 or F.2, in accordance with Rule F.5.3; F.35.2. any determination by the Board that a Director is liable to be disqualified under the provisions of Rules F.1 or F.2, in accordance with Rule F.7; or F.35.3. any determination by the Board made regarding a proposed change of Control in accordance with Rule F.30 (including that all Persons that satisfy the definition of Director have submitted a fully executed Form 4 and/or that conditions should be applied pursuant to Rule F.29). F.36. Any Club that is subject to a proposed change of Control in accordance with this Section F (Owners’ and Directors’ Test) must reimburse the League for its legal and other costs incurred by the League (as well as the costs of the Independent Oversight Panel) in relation to that proposed change of Control. Those costs must be paid within 28 days following confirmation by the League as to the determination of the Independent Oversight Panel pursuant to Rule F.35.3. Publication F.37. All matters concerning Rules F.5, F.7, F.28 and F.30 shall be confidential, save as follows: F.37.1. the League shall maintain a public register of Directors; F.37.2. the League shall publish an annual Owners’ and Directors’ Test report. The report will be suitably anonymised such that no individuals or entities who made applications under this Section F are named or identified, save where the Board considers that an applicant deliberately or recklessly provides false, misleading or inaccurate information (in which case the Board may publish such non-anonymised details as it considers appropriate); F.37.3. where the Board gives written notice of disqualification of a Director pursuant to Rule F.7, it shall publish that fact; and F.37.4. the Board shall have the power to publish information pertaining to matters in this Section F where, in its sole discretion, exceptional circumstances apply such that it considers it in the best interests of the League to do so. Guidance For the purposes of Rule F.37.2, whilst the content of that report shall be at the discretion of the League, it is anticipated that it will confirm the number of applications received by the League pursuant to Rule F.5 (to become a Director) and Rule F.28 (to acquire Control of a Club) and, of those applications, the number that were successful and unsuccessful. For the purposes of Rule F.37.3, in the event that a Director appeals pursuant to Rule F.15 and, upon lodging that appeal issues an application to stay the implementation of the Board’s decision pursuant to Rule F.19, publication shall not be made (i) where the stay application is successful, until the appeal has been fully and finally determined or (ii) where the stay application is unsuccessful, until such time as the appeal tribunal confirms that outcome. For the purposes of Rule F.37.4, the Board will ordinarily consider there to be exceptional circumstances where the Independent Oversight Panel remits the matter back to the Board and the Board elects to proceed with its original decision, such that these matters will be published in the annual Owners’ and Directors’ Test report. F.38. No later than 14 days after any acquisition of Control of a Club, any new Directors of the Club shall attend an induction meeting with the League. Section F: Owners’ and Directors’ Test Section F: Owners’ and Directors’ Test Rules: Section F

161 162Rules: Section G Clubs: Finance and Governance Section G: Disclosure of Ownership and Other Interests Section G: Disclosure of Ownership and Other Interests G.7. Each Club shall forthwith give notice in writing to the Board if any Person identified in a notice given in accordance with Rules G.1.1 or G.1.2 either directly or indirectly holds, acquires or ceases to hold any Holding in the Club. G.8. The Board shall have power to suspend a Club if either directly or indirectly a Person acquires a Significant Interest in that Club while such Person either directly or indirectly holds any Holding in any class of Shares of another Club. G.9. At the discretion of the Board, a suspension may take effect forthwith or it may be postponed subject to such conditions as the Board may think fit to impose. G.10. Unless a suspension is postponed, a suspended Club shall not play in: G.10.1. any League Match; G.10.2. any matches organised as part of the Games Programmes or matches in the Professional Development Leagues (as those terms are defined in the Youth Development Rules); G.10.3. any Approved Competition; or G.10.4. any other match. G.11. For the purposes of the League competition, the Board shall have power to determine how the cancellation of a League Match caused by the suspension of one of the Clubs which should have participated in it shall be treated. G.12. The Board shall have power to remove a Club’s suspension imposed under Rule G.8 upon being satisfied that the circumstances giving rise to it are no longer extant. Disclosure of Ownership and Other Interests G.1. A Club shall forthwith give notice in Form 5A to the Board if any Person either directly or indirectly: G.1.1. holds; G.1.2. acquires; or G.1.3. having held or acquired, ceases to hold, any Significant Interest in the Club. G.2. A Club shall forthwith give notice to the Board if it either directly or indirectly: G.2.1. holds; G.2.2. acquires; or G.2.3. having held or acquired, ceases to hold, any Significant Interest in any other Club (or club) and in this Rule G.2, the definition of Significant Interest shall be deemed to apply to clubs in the same way as to Clubs. G.3. A Club shall forthwith give notice in Form 5B to the Board if it is aware or if it becomes aware that any holder of a Significant Interest in it either directly or indirectly: G.3.1. holds; G.3.2. acquires; or G.3.3. having held or acquired, ceases to hold, any interest at all in any other club in the world, howsoever held and with no de minimis exclusion whatsoever, including, but not limited to (i) any legal or beneficial ownership of an Entity (whether directly or indirectly) through which any of the activities of the Entity holding such interest in the club are conducted and/or (ii) being in a position that may enable the exercise (directly or indirectly) of a financial, commercial, administrative, managerial or any other influence over the affairs of a Person holding such interest (whether directly or indirectly and whether formally or informally). G.4. A notice given pursuant to the provisions of Rules G.1, G.2 and G.3 shall: G.4.1. identify the Person holding, acquiring or ceasing to hold the Significant Interest in question; G.4.2. set out all relevant details of the Significant Interest including without limitation the number of Shares, their description and the nature of the interest; and G.4.3. set out where appropriate the proportion (expressed in percentage terms) which the relevant Shares in respect of which the Significant Interest exists bear to the total number of Shares of that class in issue and of the total issued Shares. G.5. Each Club shall publish the identities of the ultimate owner of each Significant Interest in the Club. G.6. The Board shall maintain a register which shall include the particulars set out in Rule G.4 and the said register shall be available for inspection by any Club by prior appointment.

163 164Rules: Section H Clubs: Finance and Governance Section H: Directors’ Reports Section H: Directors’ Reports H.7. Any Director who for any reason is unwilling to sign Form 7 shall nevertheless submit Form 7 to the League, noting their unwillingness to sign and giving full reasons. H.8. Any Director signing a Form 7 who knows or ought reasonably to know that it or any part of it is false or misleading in any way and any Director noting their unwillingness to sign a Form 7 knowing that such note or the reasons given by them are false or misleading in any way will, in either case, be in breach of these Rules and will be liable to be dealt with in accordance with the provisions of Section W (Disciplinary) of these Rules. H.9. Managers, Players and Officials shall cooperate fully with the Directors of their Club in the preparation of Form 7. Material Transactions H.1. For the purposes of these Rules, Material Transactions shall comprise any payment or financial obligation (or any series of connected payments or financial obligations relating to the same transaction) made or undertaken by or to or in favour of a Club and recorded in its accounting and administration records which relates to any of the following: H.1.1. Compensation Fees, Contingent Sums or Loan Fees; H.1.2. remuneration of Players (including, for this purpose, any benefits they are entitled to receive); H.1.3. payments to or for the benefit of Football Agents; or H.1.4. Third Party Payments, and remuneration of and payments to or for the benefit of Players or Football Agents shall in each case include payments made by or on behalf of a Club to or for the benefit of a Player or Football Agent (as the case may be) including, for this purpose, to any company or trust in which the Player or Football Agent (as the case may be) has an interest. Record of Material Transactions H.2. Brief particulars of each Material Transaction sufficient to identify its date(s), its amount(s), the payer, the payee and the nature of it shall be recorded by a Club and the record shall be made available on demand to its Directors, its auditors and the League. H.3. Directors of a Club (including non-executive Directors) shall take such steps as are reasonably necessary to satisfy themselves that their Club’s record of Material Transactions is complete and correct. Transfer Policy H.4. Each Club shall formally adopt, and make available to the League at its request, a written transfer policy identifying who on its behalf has authority to negotiate and approve Material Transactions. H.5. Each Club shall ensure that all its Material Transactions are: H.5.1. negotiated and approved in accordance with its written transfer policy; and H.5.2. documented and recorded as required by relevant provisions of these Rules and The Football Association Rules. H.6. Each Club shall, if requested to do so by the League, submit to the League Form 7 signed and dated by each of the Directors of the Club.

165 166 Clubs: Finance and Governance Section I: Associations and Influence Section I: Associations and Influence Rules: Section I Associations between Clubs I.1. A Club shall not either directly or indirectly: I.1.1. apply to hold or hold any Holding in another Club or EFL club; I.1.2. issue any of its Shares or grant any Holding to another Club or EFL club; I.1.3. lend money to or guarantee the debts or obligations of another Club or EFL club; I.1.4. borrow money from another Club or EFL club or permit another Club or EFL club to guarantee its debts or obligations; I.1.5. be involved in or have any power to determine or influence the management or administration of another Club or EFL club; or I.1.6. permit any other Club or EFL club to be involved in or have any power to determine or influence its management or administration. Club Officials I.2. An Official of a Club shall not: I.2.1. be an Official of another Club or EFL club; or I.2.2. either directly or indirectly be involved in or have any power to determine or influence the management or administration of another Club or EFL club. I.3. A Club shall not appoint as an Official anybody who: I.3.1. is an Official of another Club or EFL club; or I.3.2. either directly or indirectly is involved in or has any power to determine or influence the management or administration of another Club or EFL club. Dual Interests I.4. No Person may either directly or indirectly be involved in or have any power to determine or influence the management or administration of more than one Club. I.5. No Person may either directly or indirectly hold or acquire any Significant Interest in a Club while such Person either directly or indirectly holds any Holding in another Club. I.6. A Club shall not either directly or indirectly issue Shares of any description or grant any Holding to any Person that either directly or indirectly already holds a Significant Interest in another Club. I.7. A Club shall not enter into any arrangement that results in a breach of Rule I.4. I.8. If a Club is found to have entered into an arrangement that results in a breach of Rule I.4, the League will require the Club to take all such steps as are necessary to either: I.8.1. end the arrangement; or I.8.2. vary the arrangement, such that the circumstances giving rise to the breach of Rule I.4 are no longer extant. Club Contracts I.9. No Club shall enter into a contract which enables any other party to that contract to acquire the ability materially to influence its policies or the performance of its teams in League Matches, any matches in the Professional Development Phase Games Programme or the Professional Development Leagues (as those terms are defined in the Youth Development Rules) or in any Approved Competition.

167 168Rules: Section J Clubs: Finance and Governance Section J: Miscellaneous Section J: Miscellaneous J.6. No Club, Official or Player may, in connection with betting on an event in, or on the result of, a League Match or a match in a competition which forms part of the Games Programmes or Professional Development Leagues (as those terms are defined in the Youth Development Rules): J.6.1. offer or receive a payment or any form of inducement to or from any Club or the Official or Player of any Club; or J.6.2. receive or seek to receive any payment or other form of inducement from any Person. UEFA Club Licence Applicants J.7. Any Club, Authorised Signatory or other Official making a false statement (whether made verbally or in writing) in or in connection with an application for a UEFA Club Licence or falsifying a document produced in support of or in connection with such an application shall be in breach of these Rules and shall be liable to be dealt with in accordance with the provisions of Section W (Disciplinary) of these Rules. Football Foundation J.8. Each Club must make available one half page of advertising or editorial material in match programmes for the benefit of The Football Foundation. Employment of Officials J.1. Without limitation to the requirements to employ specific members of staff found elsewhere in these Rules, each Club shall employ and provide written terms of reference to: J.1.1. an Official who shall be responsible for running the daily business of the Club with the support of a sufficient number of administrative staff in suitable and appropriately equipped offices, who can be contacted during normal office hours; J.1.2. an Official who holds a nationally recognised qualification as an accountant or auditor, or who has sufficient experience to demonstrate their competence as such, who shall be responsible for the Club’s finances; J.1.3. a press or media officer who holds a nationally recognised qualification in journalism or who has sufficient experience to demonstrate their competence as a press or media officer; J.1.4. one or more supporter liaison officer(s), whose roles and responsibilities are set out in Rule R.1; and J.1.5. one or more disability access officer(s), whose roles and responsibilities are set out in Rule R.4. J.2. Each Club shall bind each of its Officials: J.2.1. to comply with these Rules during the period of their appointment or employment and in the case of Rule B.18 at all times thereafter; and J.2.2. to seek its permission before contributing to the media (whether on television, radio, online or otherwise). J.3. Save as otherwise permitted by these Rules, no Club shall directly or indirectly induce or attempt to induce any Player, Manager, assistant manager, head coach or other senior first team football coach of another Club (or EFL club) to terminate a contract of employment with that other Club (or EFL club) (whether or not by breach of that contract) or directly or indirectly approach any such employee with a view to offering employment without the consent of that other Club (or EFL club). J.4. Each Club shall adopt and each Club, Manager, Official, Player and Academy Player shall observe, comply with and act in accordance with the Equality, Diversity and Inclusion Standard set out in Appendix 3 to these Rules. Betting J.5. Prior to entering into (or performing any aspect of) a Gambling Related Agreement, the Club shall procure that the other party (or parties) to the Gambling Related Agreement (or, where the party to the Gambling Related Agreement is an agent acting on behalf of a gambling partner, the gambling partner itself) shall enter into an agreement with the League pursuant to which it shall agree with the League in the terms set out in Rules J.5.1 and J.5.2: J.5.1. it will provide accurate and complete information forthwith to the League in the event that the League is exercising its powers to enquire into any suspected or alleged breach of these Rules; and J.5.2. it will not permit any form of gambling on any game referred to in Youth Development Rules 1.22(b)(ii), 1.22(b)(iii), and 1.22(c) to (e) or on any match including a Club in the UEFA Youth League.

169 170Rules: Section K Clubs: Operations Section K: Stadium Criteria and Broadcasters’ Requirements Section K: Stadium Criteria and Broadcasters’ Requirements K.6.6. would enhance the reputation of the League and promote the game of association football generally. Seated Accommodation and Standing Terraces K.7. Unless a Stadium has been granted a Safe Standing Licence, spectators admitted to a Stadium shall be offered only seated accommodation. The majority of spectator accommodation (whether seated or, where applicable, standing) shall be covered. Ground Regulations K.8. Each Club shall ensure that sufficient copies of the official notice entitled ‘Ground Regulations’ published by the League are displayed prominently at its Stadium. Covered Stadia K.9. Any Club applying for planning permission to cover or partially cover the playing area of its Stadium with a fixed or moveable roof shall provide to the Board a copy of its application together with copies of all submitted plans. K.10. No League Match shall take place at any Stadium where during the playing of the League Match the playing area is covered or partially covered by a fixed or moveable roof without the prior written approval of the Board. Before giving or refusing to give any such approval the Board shall consult with all Clubs and shall take into account their representations. Dressing Rooms K.11. Each Club shall provide two dressing rooms for Players (one for the Home Club and one for the Visiting Club) the minimum area of which in each case (excluding showers, baths and toilets) shall be 30m². In addition, each Club shall provide one or more additional dressing room(s) for Match Officials, ensuring suitable separate accommodation for any female Match Official appointed. K.12. Unless otherwise permitted by the Board, each Club shall ensure that: K.12.1. the two dressing rooms provided for Players in accordance with Rule K.11 shall in each case have as a minimum: K.12.1.1. an area (excluding showers baths and toilets) of 45m²; K.12.1.2. six showers; K.12.1.3. four toilet units (seated toilets or urinals) in such configuration as the Club considers appropriate, provided that there are not less than two seated toilets; and K.12.1.4. two washbasins; and K.12.2. the additional dressing room(s) provided for Match Officials in accordance with Rule K.11 shall have as a minimum: K.12.2.1. an area (excluding showers, baths and toilets) of 10m²; K.12.2.2. two showers; K.12.2.3. one seated toilet; and K.12.2.4. one washbasin. Safety Certificate K.1. Subject to Rule K.2, each Club shall hold a current safety certificate for its Stadium issued in accordance with the provisions of the Safety of Sports Grounds Act 1975. K.2. If a Club has a ground-sharing agreement in respect of its Stadium it shall be a term thereof that either the Club or the other party to the agreement shall hold a current safety certificate for that Stadium. Ownership of Ground and Training Facilities K.3. Each Club shall either own its Stadium and training facilities or have a legally enforceable agreement with its owner for its use by the Club, expiring not earlier than the end of the current Season. Ground Sharing K.4. No Club shall have or enter into a ground-sharing agreement in respect of its Stadium unless the agreement contains legally enforceable provisions to the effect that: K.4.1. the playing of the Club’s League Matches at the Stadium shall always take precedence over the activities of the other party to the agreement; and K.4.2. the Club shall have the ability to postpone other activities scheduled to take place on the pitch in the 48 hours immediately preceding the kick-off of a League Match where, in the reasonable opinion of the Club, there is a risk that such activity might result in the subsequent postponement or abandonment of the League Match. Ground Registration K.5. Each Club shall register its Stadium with the Board and must play all matches in the competitions listed in Rule A.1.19 for which it is the Home Club at the Stadium. No Club shall move to another Stadium (either on a permanent or temporary basis) without first obtaining the written consent of the Board, in accordance with Rule K.6, below. K.6. In considering whether to give any such consent, the Board shall have regard to all the circumstances of the case (including, but not limited to, the factors set out in this Rule K.6) and shall not consent unless reasonably satisfied that such consent: K.6.1. would be consistent with the objects of the League as set out in the Memorandum; K.6.2. would be appropriate having in mind the relationship (if any) between the locality with which by its name or otherwise the applicant Club is traditionally associated and that in which such Club proposes to establish its Stadium; K.6.3. would not to any material extent adversely affect such Club’s Officials, Players, supporters, shareholders, sponsors and others having an interest in its activities; K.6.4. would not have a material adverse effect on Visiting Clubs; K.6.5. would not to any material extent adversely affect Clubs (or EFL clubs) having their registered grounds in the immediate vicinity of the proposed location; and

171 172 Guidance In order to assess whether policing and/or stewarding is ‘adequate’ for the purposes of this Rule, it is recommended that Clubs engage in appropriate risk assessments. K.16. Each Home Club shall further procure that Players and Match Officials are provided with a safe and secure: K.16.1. means of access to and egress from the Stadium prior to and after the League Match; K.16.2. environment in which to play the League Match; and K.16.3. means of access to and egress from the pitch prior to the kick-off of a League Match, at the beginning and end of the half-time interval and upon the conclusion of the League Match. K.17. Each Home Club shall be required to provide necessary access for a Match Day Safety and Security Observer at every League Match. The Pitch K.18. Unless otherwise permitted by the Board, in League Matches the length of the pitch shall be 105 metres and its breadth 68 metres. K.19. The Board shall only give permission to a Club for the dimensions of its pitch to be other than as set out in Rule K.18 if it is impossible for it to comply with Rule K.18 due to the nature of the construction of its Stadium. K.20. A Club shall register the dimensions of its pitch before the commencement of each Season by giving written notice thereof in Form 8 to the Board. K.21. The Board may at any time require a Club to obtain and submit to the Board a report by an independent expert certifying its pitch dimensions. K.22. No Club shall alter the dimensions of its pitch during the Season without the prior written consent of the Board. K.23. The height of the pitch grass shall not exceed 27mm and the entire playing surface must be cut to the same height. The grass shall be cut so as to display straight, parallel lines across the entire width of the pitch, perpendicular to the touchlines. No other form of pitch presentation (such as circular or diagonal patterns) is permitted. K.24. Each Club shall take all reasonable steps to maintain its pitch in good condition throughout the Season and the Board may require a Club to take such steps as the Board shall specify if it is not satisfied that the pitch is being maintained to an adequate standard. K.25. Each Club shall provide and maintain at its Stadium an undersoil heating system for its pitch and shall ensure, so far as is reasonably possible, that the pitch is playable on the occasion of each home League Match. Pitch Protection K.26. In order to protect the pitch, unless otherwise mutually agreed between both participating Clubs and the League, the following procedures shall be adopted by Players and Officials in the periods immediately before and after a League Match and at half time: K.13. In addition to the dressing room as required by Rule K.11, unless otherwise permitted by the Board each Cub shall provide: K.13.1. one or more additional dressing room(s) for any female Match Official appointed, which shall have as a minimum (i) one shower, (ii) one seated toilet and (iii) one washbasin; K.13.2. two additional dressing rooms for female staff (one for the Home Club and one for the Visiting Club) which in each case shall have as a minimum (i) a suitable area for changing, (ii) one seated toilet, (iii) one washbasin and (iv) one shower; K.13.3. a separate space for Players under the age of 18 to change, separate to the dressing rooms required by Rule K.11, which shall have as a minimum (i) a suitable area for changing, (ii) one seated toilet, (iii) one washbasin and (iv) one shower; K.13.4. a multifaith space for Players, Match Officials and staff to use during League Matches; and K.13.5. a suitably equipped medical treatment room in the vicinity of the dressing rooms required by Rule K.11. Drug-testing Room K.14. Each Club shall provide accommodation capable of being used as a drug-testing room which shall be near the Players’ and Match Officials’ dressing rooms and inaccessible to the public and media. Security K.15. In order to safeguard the Players, Directors and Officials of each Club, Match Officials, and representatives of Broadcasters and contractors of the League prior to, during and after a League Match, each Home Club shall procure that: K.15.1. the Visiting Club’s team coach is able to park adjacent to the Players’ entrance; K.15.2. barriers are placed so as to prevent members of the public gaining access to the area between the team coach and the Players’ entrance; K.15.3. a parking area (for a minimum of six vehicles) is provided for Officials and Directors of the Visiting Club and an additional parking area for Match Officials close to their respective points of entry to the Stadium; K.15.4. the Players’ entrance as well as the parking area and the points of entry referred to in Rule K.15.3 are adequately policed or stewarded, and adequate policing or stewarding is employed so as to ensure a safe and secure means of access to and egress from the Stadium for (i) each Player, and (ii) Official or Director of the Visiting Club utilising one of the parking spaces referred to in Rule K.15.3, prior to and after the League Match; K.15.5. access to the Match Officials dressing room is controlled in compliance with guidance as issued by PGMOL and approved by the Board; and K.15.6. there is adequate policing and/or stewarding of the Outside Broadcast Compound, each of the Hardwired camera positions and the pitchside presentation positions referred to at Rule K.60, the UK TV Commentary Positions referred to at Rule K.55, the International TV Commentary Positions referred to at Rule K.57.1, the Radio Commentary Positions referred to at Rule K.59, the seats referred to at Rules K.75, K.76 and K.77.1, the seating area reserved for the individuals referred to at Rule K.15 above and the means of access to and egress from the facilities, areas and rooms described in this Rule K.15.6. Section K: Stadium Criteria and Broadcasters’ Requirements Section K: Stadium Criteria and Broadcasters’ Requirements Rules: Section K

173 174 K.29.3. give all necessary cooperation to such Person appointed by the League to supply, install, maintain and operate such Goal Line Technology, Semi-Automated Offside Technology and VAR and to any Person properly authorised by the League or FIFA to test or certify the Club’s Goal Line Technology or VAR; K.29.4. use Goal Line Technology, Semi-Automated Offside Technology and VAR only as specified by the Board from time to time; and K.29.5. take all such steps as are necessary to ensure the League can participate in any IFAB trials regarding ‘Referee’s announcement of VAR related decisions’ and comply with any direction of the Board regarding announcements in Stadia from time to time. K.30. For the avoidance of doubt, ownership of the Goal Line Technology and Semi-Automated Offside Technology installed and operated at each Club, and of all rights arising therefrom or in connection therewith, shall not belong to the Club. Trainers’ Bench Facilities K.31. Each Club shall provide separate trainers’ benches adjacent to the pitch for the sole use of team officials, medical staff and substitute Players of each of the Home Club and the Visiting Club. Such trainers’ benches shall be clearly marked ‘Home’ and ‘Away’, shall have direct access onto the pitch, shall be located equidistant from the halfway line, shall be under cover and shall each contain 16 seats. K.32. In addition to the 16 positions situated in the Visiting Club’s trainers’ bench, each Club shall provide at each League Match played at its Stadium 10 or more positions for the sole use of coaching and medical staff of the Visiting Club. These positions must be in one self-contained area with access to the Visiting Club’s trainers’ bench. K.33. The individuals occupying the trainers’ benches shall display throughout the League Match such identification as is required and provided by the League. Technical Areas K.34. The technical areas shall include the trainers’ benches required by Rule K.31 and shall extend one metre either side of each and to within one metre of the touchline. K.35. The boundaries of each of the technical areas shall be clearly marked. Sanitary Facilities K.36. Each Club shall provide sufficient, bright, clean and hygienic toilet and washing facilities for male and female spectators in accordance with any local authority requirements and having regard to guidance issued by the Sports Ground Safety Authority. Facilities for Disabled Supporters K.37. Each Club shall provide sufficient and adequate facilities for disabled supporters. CCTV K.38. A Home Club may arrange for any League Match in which its team participates to be relayed by closed circuit television to other locations within its Stadium. K.26.1. the pitch shall only be used for warming up or warming down by Players named on the team sheet plus an additional goalkeeper who, whilst not named on the team sheet, would have otherwise been eligible to participate in the League Match; K.26.2. pre-match warming up by either team shall not commence until 45 minutes for outfield Players and 60 minutes for goalkeepers before the kick-off time at the earliest, shall not last for more than 30 minutes for outfield Players and 45 minutes for goalkeepers, and shall end no later than 10 minutes before the kick-off time; K.26.3. each team shall complete all warm-up activities in areas of the pitch as directed by the pitch map(s) produced by the Home Club and agreed by the League; K.26.4. portable goals should be provided and shall be used by both Clubs for all goalkeeping and outfield Player drills, other than that permitted in Rule K.26.5; K.26.5. the goal area shall be used during the warm-up for one single continuous 15-minute period, comprising a 10-minute period for use solely by goalkeepers, plus an additional five minutes for use with outfield Players; K.26.6. Players using the pitch at half time shall give due consideration to any other activity or entertainment taking place on the pitch at the same time; K.26.7. the Home Club may water the pitch and/or carry out any remedial or repair work to the pitch at half time provided that it gives reasonable notice to the referee and the other Club that it intends to do so and that any such watering and/or remedial or repair work is carried out evenly over the entire length and width of the pitch; and K.26.8. any warming down after the conclusion of the League Match shall last for no longer than 20 minutes, no footballs shall be permitted and shall only take place in the areas as defined by the pitch map(s) produced by the Home Club and agreed by the League, which must not include either penalty area. Artificial Surfaces K.27. No League Match shall be played on an Artificial Surface. Video Assistant Refereeing K.28. Each Club’s Stadium must have installed such Goal Line Technology and Semi-Automated Offside Technology as the Board shall specify from time to time and, in respect of each League Match, facilitate the installation of such equipment so as to enable the use of video assistant refereeing in accordance with any protocol issued by the International Football Association Board and/or the Board from time to time (“VAR”). K.29. Each Club shall: K.29.1. ensure that the Goal Line Technology, Semi-Automated Offside Technology and VAR installed at its Stadium is properly maintained in accordance with all applicable requirements insofar as such maintenance is the responsibility of the Club and not the responsibility of any Person appointed by the League pursuant to Rule K.29.3; K.29.2. have an alternative and uninterrupted power source such that the Goal Line Technology, Semi-Automated Offside Technology and VAR can continue to operate in the event of the failure of the primary power source; Section K: Stadium Criteria and Broadcasters’ Requirements Section K: Stadium Criteria and Broadcasters’ Requirements Rules: Section K

175 176 K.43. Where a Club demonstrates to the League that it is unable to comply with one or more of the requirements of Rules K.46 to K.110 or Rules K.206 to K.220, despite its best endeavours, due to the nature of the construction and configuration of its Stadium, the League may suspend action for breach of such Rules for such period of time and subject to such further order as the League considers appropriate. Guidance If the existing nature of a Club’s Stadium is such that it necessitates a longer lead time to put in place a facility required by these Rules, then it may apply to the Board for temporary dispensation from the relevant Rule. In extreme cases, it is recognised that it may be physically impossible to comply with a particular requirement. In such a case, the Board may waive compliance without the Club attracting sanction pursuant to Rule K.45 below, subject to whatever further action the Board considers appropriate to comply as much as reasonably practicable with the intent of the Rules. Any application for dispensation from any of the requirements in Rules K.46 to K.105 or Rules K.189 to K.218 will be judged on its own facts. K.44. The details of how each Club will, subject to Rule K.45, comply with Rules K.46 to K.105 and Rules K.189 to K.218 shall be recorded in its Technical Specification. K.45. If a Club fails to comply with any of Rules K.46 to K.105 and Rules K.189 to K.218, the Board may: K.45.1. withhold from that Club part or all of its share of International Broadcast Revenue to which it would otherwise be entitled pursuant to Rule D.18 until such time as it has demonstrated compliance; and/or K.45.2. require the Club to undertake such works as the Board considers necessary by such date as the Board may specify; and K.45.3. in the event of any continuing breach or failure to implement works as required by the Board pursuant to Rule K.45.2, deal with the matter under the provisions of Section W (Disciplinary) of these Rules. K.46. The League or the League’s Appointed Production Partner will inform each Club no later than 14 days before the date of each League Match to be played at its Stadium of the Match Manager appointed to act at that League Match and whether, and if so to what extent, the Club is required to comply with the following Rules: K.46.1. Rules K.57 and K.58 (International TV Commentary Positions); K.46.2. Rule K.67 (Camera Positions: Match Coverage) only insofar as the Rule relates to Aerial Cabled Wire Cameras; K.46.3. Rule K.71 (Television Studios); K.46.4. Rule K.75 (seats for TV Broadcasters: Observer Seats); K.46.5. Rule K.76 (additional seats for International Broadcasters); K.46.6. Rule K.77 (Reporter Positions, additional seats); K.46.7. Rule K.90 (car park spaces for the use of Broadcasters); and K.46.8. Rule K.97 (TV Broadcaster Refreshment Facilities). K.47. Access to the facilities, areas and rooms described in this Section of the Rules shall, on the date of each League Match, be restricted to such personnel as are accredited by the League or Home Club and each Home Club shall ensure that such facilities, areas and rooms are stewarded in such a manner as to enforce this restriction. K.39. Except at any time when any live Transmission of any League Match pursuant to a UK Broadcast Contract is in progress, a Visiting Club may arrange by agreement with the Home Club for the closed circuit television signal of a League Match in which it participates to be relayed to its Stadium only. In all such circumstances, the Visiting Club shall ensure that any such relay of any such signal shall be encrypted. Giant Screens K.40. Except with the prior written consent of the Board, giant screens or the like at a Club’s Stadium shall not be used to relay to spectators closed circuit pictures of the League Match at which they are present. K.41. Any consent given under the provisions of Rule K.40, above, shall be subject to the following conditions: K.41.1. the screen shall be located so that it does not interfere with the League Match at which it is used or distract the Players and Match Officials; K.41.2. it shall be operated by a responsible Person who is fully aware of the conditions governing its use; K.41.3. the Club has installed (to the League’s specification) such equipment as necessary to ensure that the ‘VAR information’ feed can be used on the giant screen; K.41.4. the screen may be used to show: K.41.4.1. live action; K.41.4.2. when the ball is not in play, action replays of positive incidents; or K.41.4.3. replays or still images of incidents determined by the VAR, in accordance with any guidance issued by the Board; and K.41.5. subject to Rule K.41.4.3, the screen shall not be used to show: K.41.5.1. action replays of negative or controversial incidents; K.41.5.2. any incident which may bring into question the judgement of a Match Official; K.41.5.3. the area of the trainers’ bench; K.41.5.4. until substitute boards have been displayed, pictures of any substitute Player warming up or preparing to enter the field of play; or K.41.5.5. any pictures which may tend to criticise, disparage, belittle or discredit the League, any Club or any Official, Player or Match Official or to bring the game into disrepute. Media Facilities – General K.42. Each Club shall provide to the League such information and access to its Stadium as the League may reasonably require in order to assess whether the Club complies, or will in due course comply, with the requirements of Rules K.46 to K.110 and Rules K.206 to K.219. Guidance Assessment of compliance will be undertaken via self-assessment, inspections by the League or its appointees, and, if there is disagreement as to whether a Club complies with a particular requirement, by an independent audit. Section K: Stadium Criteria and Broadcasters’ Requirements Section K: Stadium Criteria and Broadcasters’ Requirements Rules: Section K

177 178 Guidance When considering the location of the Television Gantry, Clubs should be aware of the need to position the gantry so as to ensure that the cameras positioned on it do not face directly into the sun. K.53. Each UK TV Commentary Position and each camera position on the Television Gantry shall be Hardwired. K.54. A Club may fulfil the requirements set out in Rule K.52, above, across two gantries in close proximity to each other provided that: K.54.1. one is at least 12 metres wide and two metres deep and able to accommodate at least two UK Commentary Positions and three cameras (allowing at least two metres by two metres per camera), in which case Rule K.52.1 shall apply to this gantry; and K.54.2. the other is at least seven metres wide and two metres deep and able to accommodate at least one UK Commentary Position and two cameras (allowing at least two metres by two metres per camera). UK TV Commentary Positions K.55. Each Club shall provide at each League Match played at its Stadium at least three UK TV Commentary Positions on the Television Gantry, for use by UK Broadcasters’ commentators. K.56. Each UK TV Commentary Position shall: K.56.1. consist of three seats; K.56.2. be no less than three metres wide and one metre deep; K.56.3. have internet connectivity as set out in Rule K.48 and mains power; K.56.4. have a full and clear view of the whole pitch; and K.56.5. have a desk large enough to hold a monitor, two laptop computers and such commentary equipment as UK Broadcasters may reasonably require. Guidance A Club will not be penalised for a failure to provide a full and clear view of the whole pitch under these Rules if the permanent infrastructure of its Stadium is such that this is not possible (for example, due to the presence of stanchions supporting the roof of a stand), provided that its inability to provide such a full and clear view is communicated to the Board in the Technical Specification. Notwithstanding this, there must be no temporary or movable installations restricting the view. International TV Commentary Positions K.57. Subject to Rule K.46, each Club shall provide at each League Match played at its Stadium: K.57.1. at least 15 International TV Commentary Positions (which need not be on the Television Gantry, provided that they are situated on the same side of the pitch as the Television Gantry and are sufficiently Hardwired for the receipt of the Broadcasters’ feeds to monitors), of which five must have capacity for video and audio to be transmitted via a mini-camera to the Outside Broadcast Compound; and K.57.2. no fewer than five additional seats for the use of International Broadcasters’ technical staff. K.48. Each Club shall ensure that for each League Match played at its Stadium: K.48.1. the Stadium is supplied with internet connectivity with a total bandwidth capacity of 1360 megabits per second, for the exclusive use of Broadcasters, accredited representatives of the media, data partners and representatives of the League; and K.48.2. within that total bandwidth, the Club provides connections to the internet and permits the installation and maintenance by the League of connectivity in accordance with the specification notified to the Club in advance of each Season. Guidance The League shall notify Clubs of the connectivity specifications for the forthcoming Season by no later than the preceding 30 June. K.49. Each Club shall give the Match Manager all such assistance, and access to such facilities, areas and rooms, as may be reasonably required. K.50. Each Club shall: K.50.1. provide at its Stadium for the use of the League in relation to this Section K a network access facility within its Outside Broadcast Compound and provide such rights and access as is needed for its installation and maintenance; and K.50.2. ensure that for at least three hours before kick-off and two hours after the final whistle of each League Match at its Stadium an appropriately competent Official is available to ensure as far as reasonably practicable uninterrupted use of the services set out at Rule K.48. K.51. Each Club shall provide necessary access to accredited representatives of the League whose role is to identify unauthorised data collection at League Matches, if requested by the League or its appointee (currently Football DataCo Limited). Such access will include, but is not limited to, access to Stadium management facilities and any CCTV systems. Guidance Accreditation of the representatives referred to in Rule K.51 will be undertaken by the League or its appointee (currently Football DataCo Limited) on behalf of the League and Clubs. Television Gantry K.52. Subject to Rule K.54, each Club shall ensure that its Stadium has a Television Gantry which: K.52.1. is situated so that cameras can be positioned on the half-way line; K.52.2. (where the gantry is constructed after 5 June 2019) is, subject to any dispensation granted by the Board, no higher than 18 metres from pitch level and no further than 30 metres behind the relevant touchline; K.52.3. is at least 19 metres wide and at least two metres deep; K.52.4. is able to accommodate at least three UK TV Commentary Positions and five cameras, allowing at least two metres by two metres per camera (in accordance with Rule K.67 and Appendix 4); K.52.5. permits the cameras to have a full and clear view of the whole pitch; and K.52.6. permits each camera position and UK Commentary Position to be easily accessible by technical personnel during the League Match without disturbing the cameramen or commentators. Section K: Stadium Criteria and Broadcasters’ Requirements Section K: Stadium Criteria and Broadcasters’ Requirements Rules: Section K

179 180 K.62. Each Club shall provide at each League Match played at its Stadium a minimum of 10m2 of secure storage space for use on match day to store equipment required by TV Broadcasters using the presentation positions referred to at Rule K.60 above. The storage must be located as near to the pitch as reasonably practicable to enable TV Broadcasters to efficiently set up and clear away the presentation areas at kick-off, half-time and after the final whistle. Guidance If a single suitable area cannot be identified, the storage area may consist of two separate areas (within close proximity to the pitch) amounting to 10m2 in aggregate. TV Broadcasters will be encouraged to only use the storage area for equipment required for use at the presentation positions so that the storage area is not used for equipment that could otherwise be stored at the Outside Broadcast Compound. TV Broadcasters will be instructed to lay flat or fold equipment that exceeds the height of the advertising boards when the storage area is located in front of supporter seating so that it does not interfere with the supporters’ view of the pitch. The storage area does not need to be for the exclusive use of the TV Broadcasters using the presentation positions; it can be used by the Club to store other items provided that the space available to the TV Broadcasters using the presentation positions is not less than 10m2. The storage must be adequately stewarded in accordance with Rule K.47. K.63. In respect of each League Match for which TV Broadcasters are using the pitchside presentation positions referred to at Rule K.60 above, the Home Club shall ensure that no equipment that could cause a noise disturbance to any TV Broadcaster’s Transmission from a pitchside presentation position is used on the pitch for at least 30 minutes after the final whistle, or, where notified by the League no later than three hours prior to kick-off, for 60 minutes after the final whistle. Tunnel Interview Positions K.64. Each Club shall provide at each League Match played at its Stadium at least five Hardwired tunnel interview positions for the use of Broadcasters, save that: K.64.1. where the League confirms to the Home Club no later than seven days prior to a League Match to be played at its Stadium that more than 12 International Broadcasters will be in attendance, the Club must provide at least six tunnel interview positions for the use of TV Broadcasters (five of which must be Hardwired); and K.64.2. where the League confirms to the Home Club no later than seven days prior to a League Match to be played at its Stadium that more than 15 International Broadcasters will be in attendance, the Club must provide at least seven tunnel interview positions for the use of TV Broadcasters (five of which must be Hardwired). Guidance Where a Club is regularly required to provide additional tunnel interview positions, in accordance with Rules K.64.1 and K.64.2, it is recommended that it installs permanent Hardwiring to those positions, to be used as necessary. K.65. The tunnel interview positions shall be: K.65.1. located in the same stand as, and in close proximity to, the tunnel and the Players’ dressing rooms; K.65.2. designed so that television interviews within them can be conducted against the Interview Backdrops; and Guidance The mini-cameras referred to in Rule K.57.1 will be used to film commentators and not Match footage. K.58. Each International TV Commentary Position shall: K.58.1. be situated as close to the half-way line as reasonably practicable; K.58.2. consist of two seats for the use of commentators; K.58.3. be at least two metres wide and one metre deep; K.58.4. be Hardwired; K.58.5. have internet connectivity as set out in Rule K.48 and mains power; K.58.6. have a full and clear view of the whole pitch; and K.58.7. have a desk large enough to hold a monitor, two laptop computers and such commentary equipment as International Broadcasters may reasonably require. Guidance Where the Rules specify that different Persons are entitled to each be placed as near to the half-way line as reasonably practicable, the Match Manager shall allocate actual positions. Radio Commentary Positions K.59. Each Club shall provide at each League Match played at its Stadium at least 15 Radio Commentary Positions for use by Radio Broadcasters and (subject to the priority over such seats of the Radio Broadcasters) by any radio broadcasters with whom the Home Club or the Visiting Club has entered into a Club Radio Contract, and each such position shall: K.59.1. comprise one seat; K.59.2. be situated as close to the half-way line as reasonably practicable and in any event no further than 25 metres either side of it; K.59.3. have a clear view of a television monitor; and K.59.4. have mains power and a desk large enough to hold such commentary equipment as Radio Broadcasters may reasonably require. TV Broadcasters’ Pitchside Presentation Positions K.60. Each Club shall provide at each League Match played at its Stadium at least 10 pitchside presentation positions, each of which shall: K.60.1. be Hardwired; K.60.2. be as close to the touchline as reasonably practicable; K.60.3. measure at least three metres by three metres; and K.60.4. be available from at least four hours before kick-off until five minutes before kick-off, during half-time until at least five minutes before the re-start, and for at least one hour after the final whistle. K.61. Where necessary to comply with Rule K.60, Clubs must either (a) remove any infrastructure or equipment preventing the pitch side presentation position from extending to the required depth, or (b) extend the pitch side presentation position beyond the touchline and onto the pitch, in which case Clubs may use matting in order to protect the pitch and demarcate the position if they deem it necessary to do so. Such matting should be in keeping with the appearance of the pitch. Section K: Stadium Criteria and Broadcasters’ Requirements Section K: Stadium Criteria and Broadcasters’ Requirements Rules: Section K

181 182 K.70. Each Club shall permit TV Broadcasters to film coverage of supporters outside its Stadium before each League Match. Television Studios K.71. Subject to Rules K.43 and K.46, each Club shall provide at each League Match played at its Stadium at least two Hardwired studios for the use of Broadcasters. Subject to Rule K.73 below, each studio shall: K.71.1. measure at least five metres by five metres; K.71.2. be at least three metres high; and K.71.3. have a window which is at least 4.5 metres wide by 1.5 metres high and which gives a full and clear view of the majority of the pitch and the crowd, unobstructed by any permanent Stadium structure (such as the giant screen). K.72. The Home Club shall, where possible, make available a covered presentation space for use by the Host Broadcaster, the parameters and location of which will be agreed by the League and the Home Club, where the Host Broadcaster requests such covered presentation space no fewer than 10 days in advance of the League Match. Guidance With regard to the studio window, ideally the bottom of the window should be 50cm from the floor and the top of the window should be two metres from the floor. K.73. Where a Club either relocates or reconfigures an existing studio or constructs a new one (which shall include all planning in respect of such relocation, reconfiguration or construction) after 1 August 2022, at least one of the studios shall comply with the following specifications (with the second studio complying with the specifications in Rule K.71 above): K.73.1. measure at least seven metres by six metres; K.73.2. be at least three metres high; K.73.3. have a window that consists of a single, flat pane of glass that is at least six metres wide and extends from the studio floor to the studio ceiling and which gives a full and clear view of the majority of the pitch and the crowd, unobstructed by any permanent Stadium structure (such as the giant screen) and has a ‘Sound Transmission Class’ of no less than 60, and at least 65 wherever reasonably practicable; K.73.4. have appropriate soundproofing, including but not limited to a carpeted floor, to ensure an operational sound level of no more than 60dBA; K.73.5. have walls painted with black or dark grey matte paint; K.73.6. be located near to toilet facilities that are not available for use by the general public; K.73.7. be equipped with an isolatable air conditioning unit; K.73.8. have the Hardwiring cabinet located so that it can be easily accessed by accredited representatives of the Broadcasters present within the studio, but cannot be accessed by any other individual during the Broadcaster’s Transmission; K.73.9. does not have a false ceiling installed; K.73.10. have a lighting rig permanently installed on the ceiling except where it is agreed between the League and the Club that such installation is not required; and K.65.3. configured and designed in such way so as to ensure that each position can be used simultaneously and without causing noise disturbance of any kind to the other positions. K.66. The following additional requirements apply in respect of any tunnel interview positions created by Clubs after 30 June 2016: K.66.1. one tunnel interview position must measure at least 2.5 metres by 2.5 metres; and K.66.2. with the exception of those interview positions required by Rules K.64.1 and K.64.2, all additional tunnel interview positions must measure at least two metres by 1.6 metres. Guidance Tunnel interview positions should be configured in such a way that the largest position is the one that Players and Managers arrive at first, where reasonably practicable. Clubs should use such sound proofing and/or partitions as is/are necessary to satisfy the requirement set out at Rule K.65.3. The size requirements of the additional tunnel interview positions required by Rules K.64.1 and K.64.2 will be agreed by the League and the relevant Club in each case. Camera Positions: Match Coverage K.67. Each Club shall provide at each League Match played at its Stadium Hardwired positions for television cameras in accordance with the requirements of Appendix 4 to these Rules, save that in respect of all League Matches, the Home Club shall also provide a Hardwired fixed, unmanned camera position in the tunnel. K.68 Each Club shall: K.68.1. provide such pods and hoists as are necessary in order to ensure that all camera equipment can be installed in the required camera positions; and K.68.2. ensure there is safe access to and egress from (including in case of emergency) the required camera positions for all persons and equipment. Guidance A pod is a pair of scaffolding tubes fixed (at an equal distance apart) to the front of the camera position to support a camera mount. A hoist is a rope and pulley system for lifting equipment from floor level to working height. When fitting pods, Clubs should consult the League who will offer guidance on the dimensions required. Camera Positions: Team and Supporter Arrivals K.69. Each Club shall provide at its Stadium a sufficient number of separate and static Hardwired camera positions to enable the filming of the arrivals of each team before each League Match. Guidance With respect to Rule K.69, ordinarily a ‘sufficient number’ of camera positions will be achieved by the provision of two separate camera positions per entry point to the Stadium (so if the Home Club and the Visiting Club arrive at the same point, two positions will be required, and if they arrive at different points, four positions will be required). Section K: Stadium Criteria and Broadcasters’ Requirements Section K: Stadium Criteria and Broadcasters’ Requirements Rules: Section K

183 184 Reporter, Floor Manager and Match Manager Positions K.77. Each Club shall provide: K.77.1. at least eight seats (the positions of which shall be Hardwired) at each League Match played at its Stadium for the use of accredited representatives of UK Broadcasters, International Broadcasters, the League and the League’s Appointed Production Partner. Such seats shall be situated as near to the trainers’ benches as practicable and must provide a full, clear view of the whole pitch; and K.77.2. when notified to do so in accordance with Rule K.46.6, an additional four seats for the use of accredited representatives of TV Broadcasters or the League’s Appointed Production Partner that are adjacent to the eight seats referred to at Rule K.77.1 above. Guidance It is envisaged that Broadcasters may use some of the seats allocated at K.77.1 for technical equipment. Use of the four seats referred to at Rule K.77.2 should only be requested for presenters, reporters and floor managers working at the pitchside presentation positions provided for at Rule K.60. K.78. Each Club shall provide one position at each League Match played at its Stadium for the use of the Match Manager, which must be situated: K.78.1. sufficiently close to the position of the fourth official to enable the Match Manager to easily communicate with the fourth official during the League Match without needing to enter either technical area to do so; and K.78.2. so as to enable the Match Manager to easily communicate with the floor manager(s) of the League’s Appointed Production Partner and the Host Broadcaster (where applicable) during a League Match. If the Club is unable to fulfil this requirement at its Stadium it must permit the League or the League’s Appointed Production Partner to install a system to facilitate such communication. Guidance Where reasonably possible, Clubs should provide additional positions for the floor managers of the Host Broadcaster (where applicable) and the League’s Appointed Production Partner, located in close proximity to the Match Manager’s position and so as to enable easy communication with the fourth official. Visiting Club Analyst Positions K.79 Each Club shall provide at each League Match played at its Stadium three dedicated positions for the use of analysts of the Visiting Club, each of which shall: K.79.1. consist of one seat situated as near to the half-way line, the tunnel and the Visiting Club’s dressing room as reasonably practicable and provide a clear view of the whole pitch; K.79.2. be sufficiently Hardwired for the receipt of three separate Broadcaster feeds (the ‘world feed’, the ‘tactical feed’ and one ‘high behind’ feed) by monitors in place at the relevant position; K.79.3. have internet connectivity as set out in Rule K.48 and mains power; and K.79.4. have a desk large enough to hold a monitor and a laptop computer and such other equipment as the analyst(s) may reasonably require. K.73.11. have a roof that is designed to slop downwards away from the studio window (to the extent the studio has an external roof). K.74. In respect of studios constructed prior to 1 August 2022, each Club shall as soon as reasonably practicable and in any event prior to 1 August 2023, undertake any necessary action to ensure one of the studios (to be identified by the League): K.74.1. does not contain any structure that is not necessary to maintain its structural integrity; K.74.2. has a window that consists of a single flat pane of glass that is at least 4.5 metres wide by 1.5 metres high and has a ‘Sound Transmission Class’ of no less than 60, and at least 65 wherever reasonably practicable; and K.74.3. is compliant with the requirements at Rules K.73.4 to K.73.10. Guidance Wherever possible, the Hardwiring cabinets referred to at Rules K.71 and K.73 should be located at the back of the studio and in any event in a location that is not visible on or does not interfere with a Broadcaster’s set. TV Broadcasters: Observer Seats K.75. Subject to Rule K.46, each Club shall make available at each League Match played at its Stadium at least 25 seats for the use of accredited representatives of TV Broadcasters, to be situated in close proximity to the half-way line, with easy access to the tunnel area and Mixed Zone. Each seat shall have a desktop, electricity supply, a clear view of a television monitor, and internet connectivity as set out in Rule K.48. Guidance These seats will be for the use of working personnel of TV Broadcasters. The tickets for these seats will be distributed by the League, who will also monitor their use. The location of, and facilities provided at, these seats should be such that they are equivalent to the press seats referred to in Rule K.103. Clubs may provide fewer than 25 seats that are permanently equipped with the specified facilities if they can provide a plan (to be approved by the League) that demonstrates how 25 seats with the specified facilities could be made available within the 14-day deadline referred to in Rule K.46. Where necessary, Clubs shall take appropriate steps to ensure that any television monitors installed for accredited representatives of TV Broadcasters cannot be observed during the League Match by supporters of either participating Club. K.76. Subject to Rule K.46, where more than 15 International Broadcasters will be in attendance, each Club must make available 15 seats for the use of accredited representatives of TV Broadcasters, in addition to the 25 seats required by Rule K.75, each of which must be situated with easy access to the tunnel area and pitch side presentation position provided for at Rule K.60. Where reasonably practicable, the additional 15 seats should have the equipment required by Rule K.75. However, where a Club is unable to make the required number of seats available in the location and/or with the equipment specified in this Rule K.75, with the prior agreement of the League the Club may provide seats in an alternative location and/ or without those facilities. Section K: Stadium Criteria and Broadcasters’ Requirements Section K: Stadium Criteria and Broadcasters’ Requirements Rules: Section K

185 186 Guidance TV Broadcasters’ representatives are only permitted access to the tunnel interview positions for the filming of the exchange of team sheets, interviews, team arrivals, match reports, and to conduct unfilmed, informal discussions with coaching staff where the latter choose to speak to Broadcasters (and for the avoidance of doubt they are not obliged to engage in such informal discussions although they are encouraged to do so) and all other activities required by these Rules. Hardwiring K.84. Each Club shall: K.84.1. ensure that, where required to do so by these Rules, it installs Hardwiring to the League’s specification; K.84.2. ensure that all Hardwiring at its Stadium is properly maintained and in good working order at all times when its use is required; and K.84.3. provide to the League a certificate in writing in advance of each Season confirming that the Hardwiring at its Stadium is in compliance with Rule K.84.1 above, such certificate to be provided by an independent Person experienced in the design and installation of permanent outside broadcast cable infrastructure. K.85. Each Club shall permit the installation of temporary cabling by Broadcasters sufficient to ensure the continuous Transmission of League Matches played at its Stadium in the event of the failure of any Hardwiring required by these Rules (in addition to any other measures that the League may specify in order to ensure such continuous Transmission). Transmission of Pre-Match Media Conference K.86. Each Club shall permit the League to install such facilities as are required to allow Broadcasters to enable the Transmission of the Club’s Pre-Match Media Conference, where such facilities are not already in place (subject to any embargo implemented in accordance with Rule K.141). Power Supply K.87. Each Club shall provide at its Stadium and make available to Broadcasters, at their request, access to electricity supply sufficient to power the Broadcasters’ non-match day operations (referred to at Rule K.109) and match day operations. Each Club must install the electricity supply in accordance with the guidance on power installation issued by League. K.88. At each League Match, the Home Club shall provide such facilities and access as is required by a Broadcaster to establish its own power supply for an Outside Broadcast Compound. Guidance The League shall notify Clubs of the match day and non-match day power supply specifications for the forthcoming Season by no later than the preceding 30 June. For the avoidance of doubt, the non-match day operations referred to in Rule K.87 shall be limited to the Broadcasters’ set-up for the match day. To the extent permitted under applicable laws and regulations, each Club may require that carbon emissions which are measurable within their Stadium footprint as a direct result of the Broadcasters’ power supply requirements for non-matchday operations (referred to at Rule K.109) are attributed to the relevant Broadcaster(s) for environmental reporting purposes. Guidance Where, due to the configuration of the Stadium, a Club is unable to provide three positions for the use of analysts of the Visiting Club, it may seek dispensation from the League to provide two such positions. Mixed Zone K.80. Each Club shall provide at each League Match played at its Stadium a Mixed Zone in which media interviews with Players and Managers may be conducted. K.81. The Mixed Zone shall: K.81.1. be located between the Players’ dressing rooms and the Players’ point of exit from the Stadium; K.81.2. be accessible to Players, Managers, coaching staff and accredited representatives of Broadcasters; K.81.3. be large enough to accommodate at least 20 representatives of Broadcasters; and K.81.4. have lighting of a sufficient level to provide suitable conditions for the Transmission of interviews. K.82. Each Home Club: K.82.1. shall permit into the Mixed Zone: K.82.1.1. accredited representatives of Broadcasters who wish to conduct interviews in the Mixed Zone (up to a maximum of 20), who shall have priority entry into the Mixed Zone over those listed in Rules K.82.1.2 and K.82.1.3 below; K.82.1.2. accredited representatives of Radio Broadcasters with whom it or the Visiting Club has entered into a Club Radio Contract; and K.82.1.3. such authorised representatives of it or the Visiting Club as either may reasonably require in order to provide commentary or reports on media services such as its website, social media accounts or television channel; and K.82.2. may, at its discretion, permit into the Mixed Zone such other accredited representatives of the media as it considers appropriate. Guidance Further discussions will be undertaken with Clubs about the branding of the Mixed Zone. The League’s preference is that Interview Backdrops should be used in Mixed Zones. Accreditation of representatives of the media will be undertaken by the League or its appointee (currently Football DataCo Limited) on behalf of the League and Clubs. Access to Tunnel Interview Positions K.83. Each Club shall at each League Match played at its Stadium permit accredited representatives of TV Broadcasters access to the tunnel interview positions referred to in Rules K.64 to K.66 to prepare for, set up and carry out all activity permitted by these Rules. The Match Manager will manage all such access to ensure that, as far as reasonably practicable, the Persons referred to in this Rule only have access to the tunnel interview positions when needed. Section K: Stadium Criteria and Broadcasters’ Requirements Section K: Stadium Criteria and Broadcasters’ Requirements Rules: Section K

187 188 Guidance These toilet facilities can be temporary provided that they comply with the specifications outlined at Rule K.92.2. Where it is not possible for a Club to provide adequate toilet facilities within the Outside Broadcast Compound, alternative toilet facilities for the exclusive use of TV Broadcasters should be agreed between the Club and the League. K.93. From June 2025 onwards, each new Outside Broadcast Compound approved in accordance with Rule K.108 must include accessible and gender-neutral toilets which, where reasonably practicable, shall have separate cubicles. For the avoidance of doubt, such toilets are additional to the requirements at Rule K.92.2. K.94. The Outside Broadcast Compound shall have an unobstructed view of the southern horizon such as to allow satellite uplinking or, if the Outside Broadcast Compound does not have such unobstructed view, the Club must provide an additional area as close as reasonably practicable to the Outside Broadcast Compound to enable satellite uplinking. Guidance The identity of the suppliers of the relevant ’network access facility’ for the purpose of Rule K.92 will be notified to Clubs by the League in advance of each Season. With regard to Rule K.94, if an additional area is needed because satellite uplinking is not reasonably practicable from the Outside Broadcast Compound, then the additional area must be sufficiently large (approximately 120m2) to accommodate six satellite news gathering trucks. Clubs should be aware of the additional provisions regarding the Outside Broadcast Compound at Rule K.50. Official Club Team Sheets K.95. Each Home Club shall provide to the Match Manager the official team sheets of both the Home Club and the Visiting Club as soon as reasonably practicable after they have been submitted to the referee pursuant to Rule L.23. Guidance Rule L.23 provides that at least 75 minutes before the kick-off, a representative of each Club must submit to the referee and their opponents a team sheet. The Match Manager will give copies of the team sheets to Broadcasters and to the League’s data providers. Clubs will remain responsible for distributing it to others (e.g. representatives of the written media). K.96. A Club playing in a League Match shall not publish the teams until 75 minutes before kick-off. Rapid Electric Vehicle Charging Points K.89. Each Club shall make available at each League Match played at its Stadium a minimum of four rapid electric vehicle charging points (the precise location to be agreed between the League and the Club) that shall be for the use of TV Broadcasters for the full match day, provided that the TV Broadcasters make a request for such rapid electric vehicle charging points no later than 72 hours before the date of the League Match. The Club is permitted to require any representative of a TV Broadcaster using the rapid electric vehicle charging point to pay for any power used by the electric vehicle charging point provided any such payment does not exceed the cost incurred by the Club for the same. Guidance In circumstances where TV Broadcasters have not requested the use of any or all of the rapid electric vehicle charging points at least 72 hours in advance of the date of the League Match, the charging points may be available for use by the Home Club. Car Park Spaces K.90. Subject to Rule K.46, each Club shall make available to the League a minimum of 20 car park spaces as close to the Outside Broadcast Compound as reasonably practicable for each League Match played at its Stadium for the use by TV Broadcasters. Guidance Car park spaces that are not required by Broadcasters will be released back to the League no later than 14 days before the date of the League Match pursuant to Rule K.46. Outside Broadcast Compound K.91. At each League Match, the Home Club shall provide a secure, level area (with a hard surface suitable for the parking of TV Broadcasters’ vehicles) outside and adjacent to the Stadium of at least 1500m2 for the exclusive use of the League’s and TV Broadcasters’ vehicles. K.92. The Outside Broadcast Compound shall: K.92.1. have sufficient drainage, waste disposal and recycling facilities; K.92.2. have at least one male and one female toilet facility for the exclusive use of TV Broadcasters that are available from the arrival of the TV Broadcasters’ vehicles up to two days prior to a League Match and until such time as the vehicles depart. The toilet facilities must be serviced by hot running water, have adequate cleansing facilities and be the subject of regular cleaning and maintenance throughout the match day; and K.92.3. include sufficient working lights to enable complete illumination of the area above the League’s and TV Broadcasters’ vehicles, and each Club shall ensure that Broadcasters are given all requested access to the network access facility within the Outside Broadcast Compound located at its Stadium. Section K: Stadium Criteria and Broadcasters’ Requirements Section K: Stadium Criteria and Broadcasters’ Requirements Rules: Section K

Section K: Stadium Criteria and Broadcasters' Requirements

TV Broadcaster Refreshment Facilities

K.97. Each Home Club shall provide refreshment and catering facilities at each League Match played at its Stadium of a good standard that are equivalent to the facilities referred to at Rule K.99, and appropriate for the times of day, for the use of accredited representatives of TV Broadcasters and/or the League at a time agreed between the League and the Club (within the parameters detailed in the table below). Where a Club is unable to provide a good standard of catering at the facilities referred to in this Rule K.97 to that provided in accordance with Rule K.99, the standard of catering to be provided in accordance with this Rule K.97 shall be agreed between the Club and the TV Broadcaster prior to the start of each Season.

Type of League Match	Maximum Broadcaster Crew Size	Earliest Permitted Broadcaster Access to Refreshment Facilities	Latest Permitted Broadcaster Access to Refreshment Facilities	Maximum Duration of Individuals' Access to Refreshment Facilities (to allow for staggered breaks)
League Matches that are not Transmitted live in the UK	100	3.5 hours prior to kick-off	2.5 hours prior to kick-off	60 minutes
League Matches that are Transmitted live in the UK	175	6 hours prior to kick-off	3.5 hours prior to kick-off	120 minutes

Guidance

The facilities should provide an area for the accredited representatives of TV Broadcasters to eat and rest during the agreed timeframe.

Access to the refreshment facilities may be staggered.

Clubs may locate the refreshment facilities in the Media Working Area before it is made available to accredited representatives of the media, or in its the hospitality area before it is made available to hospitality guests. Some representatives of TV Broadcasters (for example, those who are in attendance to report or commentate on the League Match) will not require use of these refreshment facilities during the timeframe agreed between the League and the Club and will instead attend the Media Working Area in accordance with Rule K.99. TV Broadcasters will confirm the number of their accredited representatives that will attend these refreshment facilities for each League Match and the timeframe in which they will attend the refreshment facilities within the 14-day deadline referred to in Rule K.46.

189

Section K: Stadium Criteria and Broadcasters' Requirements

Rules: Section K

Media Working Area

K.98. Each Club shall provide at each League Match played at its Stadium a working area for the use of accredited representatives of the media and Broadcasters, such area to be located in the same stand as the Players' dressing rooms and comprising a room of minimum $50m^2$ and supplied with 25 individual or linked work stations, each of which shall have its own desk, chair, electricity supply and internet connectivity as set out in Rule K.48.

K.99. Refreshment facilities of a good standard which are appropriate for the time of day shall be made available to accredited representatives of the media and Broadcasters for a reasonable period before and after the League Match and during the half-time interval. The Home Club shall ensure that they are able to provide at least one vegan refreshment option to those using the area referred to at Rule K.98 above and that they follow best practice when catering for any dietary requirements and allergies.

Broadcaster Rest Area

K.100. Where requested by the Host Broadcaster or the League's Appointed Production Partner, each Club must provide a rest area for use by accredited representatives of Broadcasters. Such space (which may also be used for other purposes, outside of the times set out in Rule K.100.3 below) must:

K.100.1. be large enough to hold 20 people, although Clubs may stipulate that the space is used by no more than 10 people at any one time;

K.100.2. have the following amenities as a minimum: seating; 10 power sockets; internet connectivity in accordance with Rule K.48; temperature control and facilities for hot drinks;

K.100.3. be available for use for the period beginning no later than three hours and ending no earlier than one hour prior to the kick-off of the League Match (unless the Club has a dedicated rest area in accordance with Rule K.101 below, in which case the area must be available for use for the period beginning no later than six hours prior to the kick-off of the League Match and ending no earlier than one hour after the conclusion of the League Match); and

K.100.4. be located in close proximity to the Outside Broadcast Compound, where reasonably practicable.

K.101. From June 2025 onwards, unless otherwise agreed in writing with the League, any Stadium development plans must include a dedicated rest area (which cannot be used for any other purposes on the day of the League Match) for use by accredited representatives of Broadcasters. The dedicated rest area may be the same location in which the refreshments and catering facilities required by Rule K.97 are provided, and must:

K.101.1. be in close proximity to the Outside Broadcast Compound; and

K.101.2. if it encompasses the refreshments and catering facilities required by Rule K.97, have a minimum area of $50m^2$; or

K.101.3. if the refreshments and catering facilities required by Rule K.97 are located in an alternative space, have a minimum area of $25m^2$.

190

191 192 K.105.3. bibs of a different colour bearing the word “Messenger” on the rear and similarly numbered; and K.105.4. a working area or wire room of 20 square metres, internet connectivity as set out in Rule K.48, 16 power points, a television monitor, shelves to support laptop computers and refreshment facilities. Guidance Accreditation of photographers will be undertaken by the League or its appointee (currently Football DataCo Limited) on behalf of the League and Clubs. K.106. Subject to Rule K.107, each Club must ensure that, at each League Match, its own employed or contracted photographers remain outside of the pitch in the following positions: K.106.1. for the period from the Players exiting the tunnel prior to the kick-off of the League Match to the conclusion of the League Match, in static positions outside of the pitch; and K.106.2. following the conclusion of the League Match, in any position outside of the pitch. K.107. A Club may permit one of its own employed or contracted photographers to enter the pitch prior to the kick-off of the League Match to photograph the Players and the Manager and fulfil any of the Club’s commercial obligations, provided that the Club takes all reasonable steps to ensure that any such photographer does not interfere in any way with any Broadcaster’s Transmission of a League Match. Guidance Reasonable steps a Club would be expected to take to comply with this Rule may include (but are not limited to) ensuring that photographers (a) do not unduly obstruct the view of any camera, (b) stay a reasonable distance away from events of editorial relevance (such as team huddles) and (c) exit the pitch a reasonable amount of time prior to the kick-off of the League Match. Stadium Developments K.108. Each Club must: K.108.1. save where the works are urgent as a result of an emergency, inform the League of any proposed building works at any part of its Stadium that could affect its ability to provide, or allow accredited representatives of Broadcasters access to, the facilities specified in this Section K as soon as reasonably practicable and in any event prior to the commencement of such works; and K.108.2. obtain the prior approval of the League for any architectural or other plans relating to the construction or refurbishment of facilities required in this Section K. Such approval must be sought prior to any planning application (save where it is agreed by the League and the Club that no planning application is required) and provide the League with a reasonable timeframe in which to consider and respond to the request (which will be no less than 14 days) before any planning application is made (or if no planning application is required, before construction is due to begin). If no response is received from the League within that timeframe approval will be deemed to be granted. Guidance For the avoidance of doubt, the minimum area required for the rest area is in addition to the 1500m2 required for the Outside Broadcast Compound in accordance with Rule K.91. Commentators, reporters and floor managers should continue to use the media working area in accordance with Rule K.98. When considering a request from a Club to not include a dedicated rest area in Stadium development plans, the League will consider (among other things) the Club’s pre-existing facilities and compliance with the requirements set out in Rule K.101. Media Conference Room K.102. Each Club shall provide at each League Match at its Stadium a media conference room with the following minimum facilities: K.102.1. seating for 70 persons; K.102.2. lighting of a sufficient level for the filming and live Transmission of the Post-Match Media Conference; K.102.3. a podium at the front of the room and in clear view of the cameras, with table and chairs to seat three people; and K.102.4. a Hardwired camera platform at the rear of the room of sufficient size to accommodate at least two cameras and with an unobstructed view of the podium. Guidance This can be the same room as the media working area described in Rule K.98. With regard to Rule K.102.4, ideally the camera platform should be able to accommodate up to 10 cameras. Press Seats K.103. Each Club shall provide at each League Match played at its Stadium a minimum of 50 seats for the use of accredited representatives of the media and the League’s data providers. Such seats must be located (a) near the media working room and (b) in a position enabling a clear view of the whole pitch. Guidance Accreditation of representatives of the media will be undertaken by the League or its appointee (currently Football DataCo Limited) on behalf of the League and Clubs. K.104. The seats referred to in Rule K.103 above, shall have a desktop, electricity supply, a clear view of a television monitor, telephone point, and internet connectivity as set out in Rule K.48. Facilities for Photographers K.105. Each Club shall provide at each League Match played at its Stadium facilities for photographers to the following minimum standards: K.105.1. pitch side access for 20 accredited photographers and messengers and appropriate pitch side wiring and wireless internet connectivity; K.105.2. bibs bearing the word “Photographer” on the rear, numbered consecutively, the numbers appearing on both the front and rear of the bib; Section K: Stadium Criteria and Broadcasters’ Requirements Section K: Stadium Criteria and Broadcasters’ Requirements Rules: Section K

193 194 K.113. Each Club must ensure that its training ground includes a suitable, dedicated room in which (subject to Rules K.125 and K.131 below) the recording and interviews required by Rules K.123 to K.132 can be carried out. This room must measure no less than 2.5 metres by 2.5 metres and must be equipped with suitable facilities to enable the recording of interviews by TV Broadcasters, including, for example, mains power, sound proofing, black-out blinds and curtains on all windows and isolated air conditioning. K.114. Prior to the start of each Season, each Club shall provide at least four locations at its training ground (precise locations to be mutually agreed between the Club and the League but one of which being the dedicated room referred to at Rule K.113 above) that can be used for the Content Sessions required by Rules K.123 to K.132. K.115. Each Club shall, upon the request of the League or the League’s Appointed Production Partner, permit the League’s Appointed Production Partner and/or TV Broadcasters access to its Stadium for a continuous and uninterrupted period of no more than two hours within the period commencing 48 hours prior to any League Match played at its Stadium (the specific timing of which to be mutually agreed between the Club and the League) during which they can film and present. Specific filming locations shall be mutually agreed between the Club and the League, but shall where reasonably practicable include: K.115.1. the Stadium exterior; K.115.2. the Stadium bowl; K.115.3. the Home Club dressing room; and K.115.4. the tunnel area. K.116. Each Club shall ensure that, in each case, its Content Session takes place on a date when its subsequent first team match is a League Match. Guidance The League may waive or vary the requirements set out in Rule K.116 (at its absolute discretion) in exceptional circumstances and upon request from a Club if, for example, the proximity in time between a match in the UEFA Europa League or UEFA Conference League competition and the subsequent League Match and/or the location of the relevant UEFA Europa League or UEFA Conference League match makes it impracticable for the Club to arrange its Content Session at a time when its subsequent first team match is a League Match. A Club seeking a waiver or variation of these requirements from the League in respect of a particular Content Session must notify the League of that fact in good time and abide by the League’s decision as to whether or not to grant the Club’s request. In lieu of a conventional interview, any Broadcaster entitled to attend a Content Session may apply to the League for permission to use its allotted time in that Content Session for a background briefing with the Player(s) and/or the Manager who will be made available. Such an application will only be granted by the League with the permission of the Club concerned. Mid-Season Media Access Session K.117. Each Club shall make no fewer than three Players available to the League’s Appointed Production Partner for a continuous and uninterrupted period of no less than 60 minutes no earlier than two months before, and no later than one month after, match round 19 of each Season (the “Mid-Season Media Access Session”). The date and location of the Mid-Season Media Access Session shall be mutually agreed between the Club and the League no later than two weeks before the date it is scheduled for. Access to Stadia for TV Broadcasters’ Non-Match Day Set Up K.109. Each Club shall provide the necessary access to TV Broadcasters from two days prior to each League Match played at its Stadium to enable the TV Broadcasters to set up the equipment required to facilitate the Transmission of the League Match. Requests made by TV Broadcasters for access to the Stadium earlier than 48 hours prior to the League Match for this purpose should be accommodated by the Club as far as reasonably practicable. The Club shall ensure that appropriate Officials are present on these days to enable the TV Broadcasters to finalise the set-up of their equipment. K.110. Where the Home Club’s team undertakes a training session on the pitch on a day that a TV Broadcaster is in attendance at the Stadium to set up the equipment required to facilitate the Transmission of the League Match, the TV Broadcaster shall not be present at pitch level for the duration of the training session. However, the Club shall permit the TV Broadcaster to continue working in any area above pitch level for the duration of the training session (unless otherwise agreed between the Club and the League that the TV Broadcaster shall also vacate the area above pitch level for no more than 90 minutes). Content Sessions K.111. Unless otherwise agreed by the League, each Club shall ensure that, during the six days preceding the day of each League Match, there is a period of two hours during which all TV Broadcasters (including such number of International Broadcasters as the League may determine) and the League’s Appointed Production Partner may conduct the discussions and/or record the content and/or conduct the interviews with Players and the Manager required by Rules K.123 to K.132 (“Content Session”). The Content Sessions required by Rules K.123 to K.132 may take place virtually, if so requested by the relevant Club and/or relevant Broadcaster(s), and agreed by the League. Guidance Interviews conducted during Content Sessions should not take place in front of a branded backdrop or in a location where any prominent branding is visible. Content Sessions may be used by the League’s Appointed Production Partner and TV Broadcasters to capture digital content for use on the TV Broadcasters’ social media platforms (the nature of such content to be mutually agreed between the League or Broadcaster and the Club). Any Club that commences a Content Session after the time provided for by the Club in accordance with Rules K.123.3 or K.127.2 may be considered by the League to be in breach of its obligation to provide that Content Session. In all circumstances, any Content Sessions that commence 60 minutes after that time will be considered to be a breach of the relevant Club’s obligations to provide that Content Session. K.112. Each Club is entitled to apply to the Board for special dispensation for a Player to be granted an exemption from the requirements of Rules K.123 to K.132 for a period of up to four weeks during a Season. The Board will only grant such special dispensation in exceptional circumstances and only once per Season in respect of each Player. Should a Club wish to make an application for special dispensation in accordance with this Rule, it must do so in writing to the Board, citing reasons (and, where appropriate, providing supporting evidence) for its application. The Board’s decision as to whether or not to grant such special dispensation in each case is final and not subject to challenge. Where such dispensation is granted, the Board will confirm to the Club how that dispensation affects the Player’s remaining obligations under Rules K.123 to K.132 for the remainder of the Season. Section K: Stadium Criteria and Broadcasters’ Requirements Section K: Stadium Criteria and Broadcasters’ Requirements Rules: Section K

195 196 Section K: Stadium Criteria and Broadcasters’ Requirements Section K: Stadium Criteria and Broadcasters’ Requirements Rules: Section K Guidance Any content provided by Clubs or filmed by the League’s Appointed Production Partner for the purposes of Rule K.121 will be distributed for the use of TV Broadcasters, unless otherwise agreed with the relevant Club. Any such content shall be used by TV Broadcasters in accordance with the terms of their contract with the League, which restricts use of that content to authorised purposes only. Examples of footage to be provided in accordance with Rule K.121 include content from the first team’s training session (such as goal scoring, shooting practice and goalkeeper saves) and ‘behind the scenes’ content filmed pre- and post-training. If agreed between the Club and the League, some or all of the footage required at Rule K.121 may be captured by an accredited representative of the League. The League may grant dispensation to Clubs from the requirements of Rule K.121 where training schedules, fixtures in other competitions or international breaks make compliance with the Rule impractical. In such circumstances, Clubs should seek dispensation from the League as far in advance of the affected week(s) as reasonably possible. K.122. Twice per Season, and only if agreed between the League or the League's Appointed Production Partner and the Club, each Club shall make available a Club representative (whose identity shall be mutually agreed in advance between the League or the League’s Appointed Production Partner and the Club) for a continuous and uninterrupted period of no less than 60 minutes for an interview (to be conducted by TV Broadcasters and/or the League’s Appointed Production Partner) at the Club’s training ground or Stadium. Guidance The Club representative required by Rule K.122 could be, by way of example, a senior Club executive or a senior member of the coaching, sports science, scouting or other backroom staff. UK Content Sessions K.123. In respect of a League Match to be Transmitted live by a UK Broadcaster, unless otherwise specified by the League, each participating Club shall be required to make its Players and/or its Manager available for a Content Session with that UK Broadcaster (a “UK Content Session”), in accordance with the following requirements: K.123.1. in advance of the League Match to which the UK Content Session relates, the relevant UK Broadcaster will provide each participating Club (with a copy to the League) with a shortlist of two Players that it wishes to be made available for the UK Content Session; K.123.2. subject to Rule K.124, each participating Club must make (at least) one of the two Players included on the shortlist referred to at Rule K.123.1, above, available for the UK Content Session and must inform the relevant UK Broadcaster (with a copy to the League) which of the two Players it has selected when providing the notice referred to at Rule K.123.3, below. The Player(s) made available in accordance with this Rule K.123.2 shall, upon the request of the relevant UK Broadcaster made at least 10 days prior to the League Match to which the Content Session relates, be different to the Player(s) made available for the International Content Session in accordance with Rule K.127.1, unless otherwise agreed between the Club and the UK Broadcaster; K.118. The identity of the Players who shall participate in the Mid-Season Access Session shall be selected in accordance with the following provisions: K.118.1. at least seven days in advance of the Mid-Season Access Session, the League’s Appointed Production Partner shall provide to the Club a shortlist of three Players that it wishes to be made available for the Mid-Season Access Session; K.118.2. at least five days in advance of the Mid-Season Access Session, the Club will provide to the League’s Appointed Production Partner (a) written confirmation of the identity of one Player included on the shortlist referred to at Rule K.118.1 that will be made available for the Mid-Season Access Session and (b) a further shortlist of five Players that it is able to make available for the Mid-Season Access Session; and K.118.3. at least three days in advance of the Mid-Season Access Session, the League’s Appointed Production Partner will provide to the Club written confirmation of the identity of two Players included on the shortlist referred to at Rule K.118.2 that the Club shall make available for the Mid-Season Access Session. K.119. A Player shall only be included on the shortlists referred to at Rules K.118.1 and K.118.2 above if (a) the Player has been included in the Club’s starting line-up in at least half of the Club’s League Matches during the current Season as at the date of their inclusion on the shortlists or (b) the Club and the League’s Appointed Production Partner mutually agree that the Player is otherwise editorially relevant. Training Ground and Stadium Filming K.120. At least once per calendar month (with the exception of the months of June and July, and any calendar month in which there Is an international break lasting 14 consecutive days or more), each Club must permit TV Broadcasters and the League’s Appointed Production Partner to film and Transmit live at the TV Broadcasters’ or the League’s request (through the presence of one or more on-site reporters, technicians and/or producers, if required) one uninterrupted period of no less than 15 minutes of a Club training session involving the first team squad. Clubs must give no less than one week’s notice to the League of each such session (the details of which may be amended up to five days before the session in exceptional circumstances, subject to the agreement of the League) and may limit the proximity of TV Broadcasters and the League’s Appointed Production Partner to a maximum of 30 metres from the pitch on which the training session is to take place. In circumstances in which the Club’s first team squad is training at a location other than its training ground, Clubs shall, in satisfaction of their obligation under this Rule K.120: K.120.1. invite TV Broadcasters and the League’s Appointed Production Partner to capture the content required by this Rule K.120 at that other location, such invitation to be given at least one week prior to the relevant training session; or K.120.2. provide the League’s Appointed Production Partner with footage of a training session at that location filmed for their own media channels. K.121. At least once per calendar month (with the exception of the months of June and July), each Club shall provide the League’s Appointed Production Partner with at least five minutes of edited footage taken at the Club’s training ground or other location (the content of which to be varied over any one Season). Clubs may publish the footage captured in accordance with this Rule K.121 on their own media channels provided that they provide the footage to the League’s Appointed Production Partner no later than the point at which it is published on those media channels.

197 198 Guidance By way of example, should a Player be shortlisted for UK Content Sessions on five occasions throughout the Season, he must be made available by the Club on four of those occasions. If it is determined at the end of the Season that a Player has been made available by his Club for fewer than 75% of the UK Content Sessions for which he has been shortlisted, that Club will be in breach of Rule K.124. Clubs are free to exceed the minimum requirements referred to at Rule K.124 (by, for example, making a Player available for more than six UK Content Sessions and/or more than 75% of the UK Content Sessions for which he has been shortlisted), should they wish to do so. K.125. Each Club shall ensure that: K.125.1. when requested, and on no fewer than five occasions per Season, its UK Content Session takes place at a location other than its training ground (the date and location of such UK Content Session to be agreed by the Club and the relevant UK Broadcaster). Subject to the agreement of the UK Broadcaster, the Player made available for a UK Content Session provided in accordance with this Rule K.125.1 may be the same Player made available for an International Content Session required by Rule K.127.1; K.125.2. when requested, and on no more than six occasions per Season, its UK Content Session takes place at the dedicated room at its training ground referred to at Rule K.113; and K.125.3. all UK Content Sessions to which Rules K.125.1 and K.125.2 do not apply take place at the locations referred to at Rule K.114 (excluding the dedicated room referred to at Rule K.113). Guidance Where possible, the UK Content Sessions referred to at Rule K.125.3 are to be equally split across the locations referred to at Rule K.114 (excluding the dedicated room referred to at Rule K.113). K.126. Each Club shall ensure that, on no fewer than five occasions per Season, it makes two or more of its Players available together for a UK Content Session. The date of such Content Session in each case shall be subject to the agreement of the Club and the relevant UK Broadcaster. Where it is agreed between the Club and the relevant UK Broadcaster that two or more Players will be made available together for a Content Session, the identity of the Players to be made available will be determined as follows: K.126.1. the relevant UK Broadcaster will provide the Club (with a copy to the League) with a shortlist of two Players, from which the Club will select one Player to be made available for the Content Session; K.126.2. subject to Rule K.124 above, once the identity of the first Player to be made available is confirmed by the Club to the relevant UK Broadcaster, the UK Broadcaster will then provide a further shortlist of two Players, which may include a Player included on the shortlist referred to at Rule K.126.1 above, (with a copy to the League), from which the Club will select one Player to be made available for the Content Session; and K.126.3. in the event that the relevant UK Broadcaster and the Club agree that one or more further Player(s) will be made available for the Content Session, their identity in each case will be determined by means of the process referred to in Rule K.126.2 above. K.123.3. unless otherwise agreed by the League (and subject to Rules K.125 and K.126), each Club shall give the League and the relevant UK Broadcaster at least (a) six days’ notice of the name(s) of the Player(s) who will be made available for the UK Content Session to which the League Match relates, selected in accordance with this Rule K.123 and (b) seven days’ notice of the date, time, and location of the UK Content Session; K.123.4. in the event that the Player selected by the Club becomes unable to participate in that UK Content Session due to illness, injury or other exceptional circumstance, the Club must (a) inform the relevant UK Broadcaster (with a copy to the League) as soon as reasonably possible and (b) ensure that the second Player included on the shortlist referred to at Rule K.123.1, above, is made available as a replacement, or another suitable alternative is provided who is acceptable to the Broadcaster; K.123.5. each participating Club must make its Manager available for each UK Content Session; and K.123.6. each participating Club must ensure that: K.123.6.1. at the request of a UK Broadcaster that is Transmitting the League Match live, the Player(s) selected to participate in a UK Content Session (and who, for the avoidance of doubt, is not participating in an International Content Session) shall be made available for a continuous and uninterrupted period of no less than 30 minutes for filming and/or interview by the relevant UK Broadcaster, provided that no such Club shall be required to accede to such a request more than five times per Season; and K.123.6.2. in all other circumstances, its Player(s) or Manager who is selected to participate in a UK Content Session is made available for a continuous period of no less than 15 minutes for filming and/or interview by the relevant UK Broadcaster. Guidance Broadcasters will be encouraged to provide the shortlist referred to at Rule K.123.1 as far in advance of the League Match in question as possible to allow Clubs sufficient time to meet their obligations under Rule K.123.3 (and, in any event, such shortlists should be sent to Clubs no later than 24 hours before the deadline set out in Rule K.123.3). Any delay in the submission of such shortlists by Broadcasters will be taken into account by the League when considering Clubs’ compliance with Rule K.123.3. The League recognises that there may be weeks in which Clubs play two (or indeed in exceptional cases more than two) League Matches, e.g. over the Christmas period, and the League will take account of this fact when monitoring compliance with these Rules. The League will monitor Broadcaster access during such times to ensure that unreasonable demands are not being placed on Clubs. K.124. The selection of Players to be made available by Clubs for UK Content Sessions throughout the Season is subject to the following: K.124.1. subject to Rules K.124.2 and K.124.3, below, each Player listed on a Club’s Squad List must be made available by the Club, in accordance with Rule K.123, for no fewer than 75% of the UK Content Sessions for which he is selected (by his inclusion on the shortlists referred to at Rule K.123.1, above); K.124.2. no Club will be required to make any Player available for two consecutive UK Content Sessions; and K.124.3. no Club will be required to make any Player available for UK Content Sessions on more than six occasions per Season. Section K: Stadium Criteria and Broadcasters’ Requirements Section K: Stadium Criteria and Broadcasters’ Requirements Rules: Section K

199 200 Guidance Where possible, the International Content Sessions referred to at Rule K.128.3 are to be equally split across the locations referred to at Rule K.114 (excluding the dedicated room referred to at Rule K.113). K.129. In respect of each League Match, each International Content Session must take place by the following deadlines: Day of League Match Deadline for International Content Session Saturday, Sunday or Monday Within six days of the League Match, to start no later than 13:30 on the immediately preceding Friday. Tuesday Within six days of the League Match, to start no later than 13:30 on the immediately preceding Monday. Wednesday Within six days of the League Match, to start no later than 13:30 on the immediately preceding Tuesday. Thursday Within six days of the League Match, to start no later than 13:30 on the immediately preceding Wednesday. Friday Within six days of the League Match, to start no later than 13:30 on the immediately preceding Thursday. Guidance The League may grant dispensation to Clubs from the deadlines set out in Rule K.129 where training schedules and/or fixtures in other competitions make adhering to such deadline impracticable. In such circumstances, Clubs should seek such dispensation as far in advance of the relevant deadline as reasonably possible to allow the League to consider the request and its effect on Broadcasters. K.130. Over the course of each Season, each Club shall ensure that: K.130.1. its Manager is made available for International Content Sessions on no fewer than three occasions; K.130.2. each of its Players is made available for International Content Sessions as follows: K.130.2.1. if the Player has been included in his Club’s starting line-up in respect of 30 or more League Matches throughout the Season, that Player must have been made available by his Club for no fewer than three International Content Sessions; K.130.2.2. if the Player has been included in his Club’s starting line-up in respect of 20 or more League Matches throughout the Season, that Player must have been made available by his Club for no fewer than two International Content Sessions; and K.130.2.3. if the Player has been included in his Club’s starting line-up in respect of 10 or more League Matches throughout the Season, that Player must have been made available by his Club for at least one International Content Session; International and Non-Live Content Sessions K.127. Subject to Rule K.131, below, in respect of each League Match: K.127.1. both participating Clubs shall ensure the attendance of (at least) one Player and/or the Manager during the Content Session for discussion and/ or recording and/or interview by International Broadcasters, non-live UK Broadcasters and the League’s Appointed Production Partner, for a period of no less than 45 minutes (an “International Content Session”); K.127.2. both participating Clubs shall give the League at least one week’s notice of the date, time and location of their respective International Content Session (subject to Rule K.131) and the name(s) of the individual(s) who will be made available for the International Content Session. These details may be amended in each case, subject to the agreement of the League, in exceptional circumstances and provided that no such amendment is made within 72 hours of the International Content Session; K.127.3. in the event that the individual(s) selected by the Club in accordance with Rule K.127.2, above, becomes unable to participate in that International Content Session due to illness, injury or other exceptional circumstance, the Club must (a) inform the League and the relevant Broadcaster and/or the League’s Appointed Production Partner as soon as reasonably possible and (b) ensure that a suitable alternative individual(s) is provided who is acceptable to the League and/or the relevant Broadcaster; and K.127.4. any Player(s) to be made available by the Club for an International Content Session must have featured prominently in any of the Club’s previous three League Matches (assessed as at the date when the notice referred to in Rule K.127.2 above, is provided to the League). Guidance There may be occasions in which a Club wishes to make a Player available for an International Content Session who does not meet the criteria specified in Rule K.127.4, but who is nevertheless editorially relevant (for example, a Player who has recently recovered from injury or who has been recently signed). In such circumstances, Clubs should consult with the League, which may provide dispensation from the requirements of Rule K.127.4, where it agrees with the editorial relevance of the Player. Any content captured in accordance with Rule K.127 may be used on the League’s own digital channels subject to any applicable holdback agreements. K.128. Each Club shall ensure that: K.128.1. when requested, and on no fewer than five occasions per Season, its International Content Session takes place at a location other than its training ground (the date and location of such International Content Session to be agreed by the Club and the relevant International Broadcaster or the League’s Appointed Production Partner and, unless otherwise agreed with the League, the Club’s Stadium shall be used on no more than three of these occasions); K.128.2. when requested, and on no more than 10 occasions per Season, its International Content Session takes place at the dedicated room at its training ground referred to at Rule K.113; and K.128.3. all International Content Sessions not addressed at Rules K.128.1 to K.128.2 take place at the locations referred to at Rule K.114 (excluding the dedicated room referred to at Rule K.113). Section K: Stadium Criteria and Broadcasters’ Requirements Section K: Stadium Criteria and Broadcasters’ Requirements Rules: Section K

201 202 Additional League Content Sessions K.132. On no fewer than four occasions during each Season, in each case in lieu of its requirement to participate in an International Content Session in accordance with Rule K.127 above, each Club shall, at the request of the League’s Appointed Production Partner or relevant International Broadcaster, make available one Player or its Manager for a continuous period of no less than 60 minutes for the recording of additional ‘in-depth’ feature content by the League’s Appointed Production Partner (the “Feature Session”), subject to the following: K.132.1. the date and time of each Feature Session shall be mutually agreed between the Club and the League’s Appointed Production Partner; K.132.2. one of the Feature Sessions shall take place on a training pitch to facilitate the filming of particular skills or training session (the “Masterclass”). The date of the Masterclass and the activity that will take place during it shall be mutually agreed between the Club and the League’s Appointed Production Partner; K.132.3. in advance of each Feature Session, the League’s Appointed Production Partner shall provide the relevant Club with a shortlist of four individuals (either Players and/or the Manager) from which the Club will select one who will be made available for the relevant Feature Session; and K.132.4. an individual’s participation in a Feature Session (whether a Player or the Manager) shall not count towards the League’s assessment of compliance with Rule K.130. Guidance The League’s Appointed Production Partner shall give the Clubs as much notice as reasonably practicable in respect of the date of the Masterclass, and in any event such notice shall be no less than seven days. K.133. Each Club shall provide the League’s Appointed Production Partner with access to its training ground for one day each Season to film ‘behind the scenes’ content, the precise details of which (including the time, date and location of the filming) shall be mutually agreed between the Club, the League and the League’s Appointed Production Partner. Guidance Any content provided by Clubs or filmed by the League’s Appointed Production Partner for the purposes of Rule K.133 will be distributed for the use of TV Broadcasters, unless otherwise agreed with the relevant Club. Any such content shall be used by TV Broadcasters in accordance with the terms of their contract with the League, which restricts use of that content to authorised purposes only. K.134. Within a week of the final League Match of each Season, the League Champions for that Season must participate in five additional features with the League and the UK Broadcaster designated by the League (the “Champions’ Features”) in accordance with the following conditions: K.134.1. of the five Champions’ Features, no fewer than three must include interviews with one or more Players who have played a significant role in the Club’s performance throughout the Season; and K.134.2. the content of each of the Champions’ Features must be agreed by the Club, the League and the UK Broadcaster designated by the League. K.130.3. subject to Rules K.127 and K.130.1, every International Broadcaster that wishes to attend one of the Club’s International Content Sessions is permitted to do so and is given no less than 10 minutes of access to interview either (a) one of the Club’s Players or (b) its Manager; and K.130.4. upon the request of a non-live UK Broadcaster in respect of a League Match that is taking place on a weekend but is not being Transmitted live in the UK (but on no more than three occasions per Season and subject to Rules K.127 and K.130.1) at least one of the Club’s Players is made available to non-live UK Broadcasters for a period of no less than 30 minutes (a “Non-Live Content Session”). At least seven days in advance of a Non-Live Content Session, each Club shall: K.130.4.1. give the League and the relevant non-live UK Broadcaster notice of the date, time and location of the Non-Live Content Session; and K.130.4.2. provide the non-live UK Broadcaster with a shortlist of at least five Players (who, unless otherwise agreed between the Club and the League, have featured prominently in one of the Club’s previous three League Matches), from which the non-live UK Broadcaster will select one Player who will be made available for the Non-Live Content Session. Guidance Regardless of the number of International Broadcasters present, Clubs are only required to provide (at least) one Player and the Manager for the 45 minutes specified in Rule K.127. However, Clubs should be aware that the requirement that the Player and/or Manager be made available for a 45 minute period during the International Content Session remains even in the event that no International Broadcasters are in attendance. In those circumstances, the League may use the full 45 minute entitlement, if necessary. UK Broadcasters should request that a Club provide a Non-Live Content Session at least 10 days prior to the League Match to which the Non-Live Content Session relates. Clubs may provide the access to non-live UK Broadcasters required under Rule K.130.4 in one continuous period or in two separate sessions each being no less than 15 minutes in length. K.131. On no fewer than four occasions during each Season (the dates of which are subject to the agreement of the Club and the League’s Appointed Production Partner), a Club must make two or more of its Players available together for an International Content Session. In such cases, the League’s Appointed Production Partner will provide the relevant Club with a shortlist of at least three Players (by no later than seven days prior to the date on which the relevant International Content Session is to take place) from which the Club will select the two or more Players who will be made available for the International Content Session. Guidance The International Content Sessions referred to at Rule K.131 may be carried out in parallel, meaning that (subject to the agreement of the League) a Club may make more than one of its Players available for an International Content Session to take place away from the dedicated room referred to in Rule K.113. Section K: Stadium Criteria and Broadcasters’ Requirements Section K: Stadium Criteria and Broadcasters’ Requirements Rules: Section K

203 204 Section K: Stadium Criteria and Broadcasters’ Requirements Section K: Stadium Criteria and Broadcasters’ Requirements Rules: Section K K.139. The Club may provide access to the Enhanced Training Session to the League’s Appointed Production Partner at the same session it provides monthly training ground access to TV Broadcasters as required by Rule K.120. Guidance The filming required by Rule K.135 should not adversely impact upon the Club’s football operations and training sessions. Pre-Match Media Conference K.140. In addition to the requirements of Rules K.123 to K.130, each Club shall ensure that its Manager attends a media conference with Broadcasters and, at its discretion, such other accredited representatives of the media as the Club considers appropriate, to be scheduled as follows: Day of League Match Day of Pre-Match Media Conference Saturday, Sunday or Monday Thursday or Friday to start no later than 13:30 (save for exceptional circumstances, to be managed and monitored by the League, e.g. in the case of late return from a fixture in a UEFA Club Competition taking place on a Thursday). Tuesday Monday to start no later than 13:30. Wednesday Monday or Tuesday to start no later than 13:30. Thursday Tuesday or Wednesday to start no later than 13.30pm. Friday Wednesday or Thursday to start no later than 13.30pm. K.141. Each Club must allow UK Broadcasters and the League access to the Pre-Match Media Conference for the Transmission of that conference. Clubs must not delay or otherwise restrict the Transmission of the Pre-Match Media Conference for any longer than 30 minutes after the commencement of that conference. Each Club must provide access to the Pre-Match Media Conference to at least one representative from each Broadcaster upon its request. If the number of requests exceeds the maximum number of places available at the Pre-Match Media Conference, the Club must consult with the League to agree a list of attendees from Broadcasters. Any requests made by a Broadcaster or the League’s Appointed Production Partner for a camera position in order to facilitate the Transmission of the Pre-Match Media Conference must take priority over any requests made from other accredited representatives of the media. Pre-Match Filming K.142. In addition to the requirements of Rule K.156, each Club shall: K.142.1. by no later than two weeks prior to each Club’s first League Match of the Season, the Club and the League shall agree three positions within the Stadium that may be utilised by Broadcasters for pre-match filming prior to each League Match (“Pre-Match Positions”), one of which shall be the Home Club’s dressing room; and Guidance In the event that the League Champions are required to participate in any other competitions during the week following the final League Match of the Season, making compliance with Rule K.134 impractical, the League and the Club will agree revised dates outside the deadline in Rule K.134 but as soon as possible thereafter. K.135. At least once per Season, each Club must permit the League’s Appointed Production Partner to film at a training session, the date of which shall be mutually agreed by the Club and the League’s Appointed Production Partner. During such filming the Club must make at least one Player in addition to its Manager and/or a coach of editorial relevance (the identity of whom shall be mutually agreed with the League) available to wear microphones to capture audio (the “Enhanced Training Session”), in accordance with the following provisions: K.135.1. the Club must provide the League’s Appointed Production Partner with at least one week’s notice of (a) the exact time and location of the Enhanced Training Session and (b) a shortlist of at least five Players (who, unless otherwise agreed between the Club and the League, must have featured prominently in one of the Club’s previous three League Matches). Within 48 hours of the shortlist being submitted, the League’s Appointed Production Partner will select one Player from the shortlist to be made available to wear the microphone; K.135.2. the Club must permit the League’s Appointed Production Partner to film for an uninterrupted period of no less than 30 minutes (which period shall not include warm-up and/or warm-down activities); K.135.3. the League’s Appointed Production Partner may also elect to capture content using a camera that is worn by the Player during the Enhanced Training Session, with the prior agreement of the Player; and K.135.4. when providing notice of the date, time, and location of the Enhanced Training Session in accordance with Rule K.135.1, the Club must confirm to the League’s Appointed Production Partner whether the content is to be embargoed until the conclusion of the Club’s League Match immediately following the Enhanced Training Session. K.136. As an alternative to permitting the League’s Appointed Production Partner to capture the Enhanced Training Session content described in Rule K.135, the Club may in its discretion choose to capture the content itself provided that it complies with the requirements set out in Rule K.135.1 to K.135.4. The Club must confirm whether it intends to capture the Enhanced Training Session content itself when providing notice of the date, time, and location of the Enhanced Training Session in accordance with Rule K.135.1. When capturing the content, the Club must comply with any production brief that is mutually agreed with the League’s Appointed Production Partner. K.137. Following the Enhanced Training Session, the League’s Appointed Production Partner will share the final edit of the content it has obtained with the Club. Within 24 hours of receiving the final edit of the content, the Club must confirm whether it consents to the content being published by the League’s Appointed Production Partner and/or distributed for the use of TV Broadcasters (which consent shall not be unreasonably withheld). K.138. When provided by a Club, the Enhanced Training Session shall count in lieu of the Club’s obligation to provide (a) one of the four Feature Sessions required by Rule K.132, (b) the Masterclass required by Rule K.132.2 or (c) the ‘behind the scenes’ access required by Rule K.133, which shall be determined by the League.

205 206 Guidance Where by reason of adverse weather conditions (or other exceptional circumstances), the filming referred to in Rule K.144 poses a risk to the condition of the pitch, the requirements of Rule K.144 may be waived with the agreement of the League. The League will monitor requests to conduct the filming referred to in Rule K.144 to ensure (a) that requests to do so are made sufficiently in advance of the League Match to enable the Club to properly plan and to ensure that the timing and location of the filming can be recorded in the documents circulated by the relevant Match Manager in the week leading up to the League Match and (b) that the filming does not in any way impact upon pre-Match warm-ups by either team or negatively affect the quality of the pitch. K.145. On the day of a League Match each participating Club shall, when requested by the League’s Appointed Production Partner, use reasonable efforts to provide pre-match footage featuring at least one Player or the Manager, filmed on a mobile device and not exceeding 60 seconds to the League’s Appointed Production Partner no later than 15 minutes prior to kick-off for use on TV Broadcasters’ digital media channels. Guidance Any content provided by Clubs or filmed by the League’s Appointed Production Partner for the purposes of Rule K.145 will be distributed for the use of TV Broadcasters, unless otherwise agreed with the relevant Club. Any such content shall be used by TV Broadcasters in accordance with the terms of their contract with the League, which restricts use of that content to authorised purposes only. Footage provided in accordance with Rule K.145 should be editorially relevant. Examples of such footage could include a pre-match meal, the team walking on the pitch, or an interview or self-shot piece to camera of a Player discussing the League Match or sending a message to the Club’s supporters. Where reasonably practicable, the mobile footage should be recorded by the Players. If agreed between the Club and the League, the footage required at Rule K.145 may be captured by (i) an accredited representative of the League’s Appointed Production Partner and/or (ii) at the International Content Session arranged in accordance with Rule K.127 in the week preceding the relevant League Match. Match Day Filming K.146. Each Club shall, at the request of the League or the League’s Appointed Production Partner, permit an accredited representative of the League’s Appointed Production Partner access to the following areas to capture content throughout the day of a League Match: K.146.1. the tunnel area; K.146.2. the pitchside; and K.146.3. for the duration of the League Match, a static position behind the goals. Guidance The League’s Appointed Production Partner shall share the content captured in accordance with Rule K.146 with the Club so that the footage can be published on the Club’s own media channels. Interviews - General K.147. If interpretation into English is required for any interview taking place pursuant to Rules K.123 to K.131 (Content Sessions), K.148 (Matchday Pre-Match Interviews) or, in respect of Managers only, K.175.3 and K.177 (Post-Match Interviews), then it must be provided by the Club. K.142.2. make available at each League Match played at its Stadium at least two Pre-Match Positions (one of which shall be the Home Club’s dressing room). K.143. By no later than two weeks prior to each League Match, the Home Club must notify the League: K.143.1. which of the Pre-Match Positions will be available to Broadcasters in advance of the League Match; and K.143.2. a continuous period of 60 minutes, within the period between four hours and two hours prior to kick-off (precise details to be agreed between the League and the Club), when filming can take place by Broadcasters at the designated Pre-Match Positions. Guidance Examples of suitable Pre-Match Positions include the dugout(s), the Manager’s office, the Directors’ Box and/or the tunnel area. The League will ensure that only one Broadcaster at a time is permitted to film at the designated Pre-Match Positions. K.144. Prior to each League Match to be Transmitted live in the UK, the Home Club must agree with the UK Broadcaster and the League’s Appointed Production Partner the details of a period of 45 minutes, within the period between 120 minutes and 15 minutes prior to kick-off, when they can film and present from a location on the pitch (the exact pitch position(s) to be mutually agreed between the UK Broadcaster or the League’s Appointed Production Partner and the Club, provided that they must always be within the area defined by the pitch map below). Where requested by the League or the League’s Appointed Production Partner, at any one time a maximum of two of the following Broadcasters shall be permitted to film and present from the agreed positions during the same 45 minute period (a) the League’s Appointed Production Partner, (b) the UK Broadcaster Transmitting the League Match live and (c) an International Broadcaster. Section K: Stadium Criteria and Broadcasters’ Requirements Section K: Stadium Criteria and Broadcasters’ Requirements Rules: Section K

207 208 Match Day Pre-Match Interviews K.148. Each Club shall ensure that the following are made available for an interview with one TV Broadcaster (or the League’s Appointed Production Partner) within the period between 45 minutes and 120 minutes before the kick-off of the League Match: K.148.1. one of its Players (whose identity shall be confirmed by the Club to the Match Manager and UK Broadcaster filming the League Match (the “Host Broadcaster”) at least 15 minutes before the interview) who is to be in the starting line-up of the League Match (but who must not be the Player who was made available for the interview required by this Rule prior to the previous League Match) who will be asked no more than three questions, all of which shall be related to that League Match; and K.148.2. its Manager, such interview to take place after the team sheets have been publicly announced, the exact time to be agreed with the TV Broadcaster and Match Manager (and to be adhered to by the Club and Manager once so agreed). Guidance With regard to Rule K.148.1, it is appreciated that if the pre-match interview takes place before the announcement of the teams, the Club Official nominating a Player to take part may not be aware of the starting line-up due to timing issues. Clubs may accordingly prefer to ensure that such interviews take place after the announcement of the teams. The League reserves the right to investigate a breach of this provision if the nominated Player is one who could reasonably have been anticipated would not start the League Match, and/or if a Club persistently nominates Players none of whom go on to start the League Matches in question. If the Manager wishes to be interviewed before the announcement of the teams, this will be acceptable provided that the relevant TV Broadcaster (or the League) agrees, and provided that the Manager discloses their team selection to the relevant TV Broadcaster (or the League), who will keep this information strictly confidential until after the teams have been publicly announced which, as noted in Rule K.96, will not occur until 75 minutes before kick-off. Either of the interviews referred to at Rule K.148, above, may take place in the Club’s dressing room or any area proposed by the Host Broadcaster, subject to the agreement of the Club. K.149. Each Visiting Club shall, at the request of the League, the League’s Appointed Production Partner or the Host Broadcaster (such request to be made no later than 24 hours before kick-off) and in each case in lieu of its requirement to facilitate the interviews provided for at Rule K.148 above ensure that one of its Players (whose identity shall be mutually agreed between the Club and the League or League’s Appointed Production Partner) or its Manager is made available for a short interview to be conducted on the pitch by the League’s Appointed Production Partner or the Host Broadcaster before or during the pre-match warm-up. The timing of the interview shall be mutually agreed between the Club and the League, the League’s Appointed Production Partner or the Host Broadcaster. Guidance A maximum of five interviews of Visiting Club Players as referred to at this Rule K.149 shall take place at any one Club’s Stadium each Season. The filming required by Rule K.149 should not in any way (a) impact upon the Club’s pre-match warm-up or (b) negatively affect the quality of the pitch. In circumstances in which there are safety or security concerns in relation to an interview referred to at Rule K.149 being delivered on the pitch, the Club and the League or the League’s Appointed Production Partner may mutually agree to conduct the interview at a suitable alternative location. For the avoidance of doubt, the time period in which the interviews referred to at Rule K.148 must take place shall not apply to interviews conducted in accordance with Rule K.149. K.150. In addition to the interview requirements at Rules K.148 and K.149 above, upon the request of the Host Broadcaster, each Club shall make available one of its Players (whose identity shall be agreed between the Club and the Host Broadcaster) or its Manager for an interview that will take place at the pitchside presentation position being utilised by the Host Broadcaster. The time of the interview shall be mutually agreed between the Club and the Host Broadcaster. K.151. At least three times per Season, upon the request of the Host Broadcaster (which must be made at least five days before the relevant League Match), each Club must make available one of its Players for an interview with the Host Broadcaster in one of the following locations (a) the dressing room, (b) the technical area, (c) the pitch or (d) a location of relevance to be mutually agreed by the Host Broadcaster and the Club (the “Arrival Plus Interview”). This shall be in accordance with the following provisions: K.151.1. the Club must confirm to the Host Broadcaster the identity of the selected Player at least 15 minutes before the Arrival Plus Interview is scheduled to take place and, unless otherwise agreed with the Host Broadcaster, that Player must be in the starting line-up for the League Match; K.151.2 the location of the Arrival Plus Interview must be mutually agreed by the Host Broadcaster and Club in advance of the League Match; and K.151.3. the Arrival Plus Interview must take place no earlier than 60 minutes prior to the kick-off of the League Match (except where the agreed location for the Arrival Plus Interviews is the dressing room, in which case it may take place once the Club (whether it is the Home Club or Visiting Club) arrives at the Stadium). K.152. The Arrival Plus Interview will count in lieu of the Visiting Club’s obligation to provide a warm-up interview in accordance with Rule K.149. However, where an Arrival Plus Interview is provided, the Club must also provide the interviews required by Rules K.148 and K.150. Guidance The Player selected by the Club for the Arrival Plus Interview may be the same Player that it made available for an interview in accordance with Rule K.148.1 at the same League Match. The layout of each Club’s Stadium and the operational impact of Arrival Plus Interviews on match days will be taken into account by the League when monitoring compliance with Rules K.151.2 and K.151.3. K.153. At least three times per Season, upon the request of the League, each Club must ensure that one of its Players or its Manager is made available for an interview with an International Broadcaster before the kick-off of the League Match. At least one week before the League Match requested by the League, the League and the Club must mutually agree (a) the timing and location for the interview, (b) whether a Player or the Manager will be made available for it and (c), if it is a Player, their identity. Guidance Interviews conducted in accordance with Rule K.153 shall consist of no more than three questions, all of which shall be related to that League Match. K.154. A Club may refuse a request made in accordance with Rule K.153 if an Arrival Plus Interview is scheduled to take place at the same League Match in accordance with Rule K.151. Section K: Stadium Criteria and Broadcasters’ Requirements Section K: Stadium Criteria and Broadcasters’ Requirements Rules: Section K

209 210 Technical Area Filming K.155. Each Club shall provide at its Stadium, and make available to the League’s Appointed Production Partner and the Host Broadcaster upon request, a camera position in each technical area for remotely operated cameras (as referred to in Appendix 4 to these Rules), the specific location of which is to be agreed between the Club and the League. Guidance The cameras used in these camera positions shall have no audio functionality at source. The Visiting Club may, up to three hours prior to kick-off, request that the camera position in their technical area be moved to an alternative position in the technical area, with that position to be agreed between the Visiting Club, the Home Club, the League and the Host Broadcaster. Dressing Room Filming K.156. In respect of each League Match to be Transmitted live by a UK Broadcaster, each participating Club shall permit the UK Broadcaster or the League to gain access to and film footage of its dressing room between the time that the Club’s Strip has been laid out for the Players and the time that the Players arrive at the Stadium. Guidance Access to the dressing rooms will be for no longer than five minutes and will be monitored by the Match Manager, who will ensure that only the necessary TV Broadcaster and/or League personnel are present. Any footage will not be Transmitted until after the official team sheets have been published. Specialist Warm Up / Teams Out Filming K.157. At least three times per Season, upon the request of the League’s Appointed Production Partner or the Host Broadcaster (which must be made at least five days before the relevant League Match), each Club must permit the League’s Appointed Production Partner or the Host Broadcaster (as applicable) to film either (a) the Club’s warm-up activities prior to the League Match or (b) the period from the Players leaving the dressing room to the completion of the handshakes prior to the kick-off of the League Match (the “Specialist Warm Up / Teams Out Filming”), using either: K.157.1. a steadicam; K.157.2. a cinecam; K.157.3. a camera that is worn by a Player or member of coaching staff. In relation to this (a) the specific type of camera will be selected by the League’s Appointed Production Partner or the Host Broadcaster (as applicable) and (b) the camera will only be used with the prior agreement of the individual who is to wear it; or K.157.4. any other form of specialist camera that is selected by the League’s Appointed Production Partner or the Host Broadcaster (as applicable). K.158. The Specialist Warm Up / Teams Out Filming will be in accordance with the following provisions: K.158.1. where a Player or member of coaching staff is to wear a body worn camera in accordance with Rule K.157.3, the identity of that Player or coach must be mutually agreed by the Club and the Host Broadcaster or the League’s Appointed Production Partner (as applicable) at least 48 hours in advance of the League Match; K.158.2. in the event that the individual agreed in accordance with Rule K.158.1 is subsequently not selected or is otherwise unavailable to play in the League Match, the Club must (a) inform the League’s Appointed Production Partner or Host Broadcaster (as applicable) as soon as reasonably possible and (b) ensure that a suitable alternative individual is provided who is acceptable to the League’s Appointed Production Partner or the Host Broadcaster (as applicable); K.158.3. the Club will have discretion as to whether the content obtained during the Specialist Warm Up / Teams Out Filming includes audio; and K.158.4. the League’s Appointed Production Partner or the Host Broadcaster (as applicable) will share any content obtained during the Specialist Warm Up / Teams Out Filming with the Club for use on the Club’s own media channels. Guidance Any filming required by Rule K.157 should not adversely impact the Club’s football operations and match day preparations. Furthermore, the impact on the Club’s commercial partners should be considered when planning the filming (for example, where a camera worn by an individual would obstruct the view of a commercial partner’s advertising on that individual’s clothing). Enhanced Matchday Access K.159. At least twice per Season, upon the request of the League’s Appointed Production Partner or the Host Broadcaster (which must be made at least five days before the relevant League Match), each Club must do one of the following: K.159.1. allow the League’s Appointed Production Partner or the Host Broadcaster (as applicable) to gain access and film in its dressing room in accordance with Rule K.163 (“Dressing Room Access”); K.159.2. make a Player or its Manager available for an interview during the half-time interval of the League Match in accordance with Rule K.164 (”Half-time Interview”); or K.159.3. make a Player available for an interview during the League Match in accordance with Rule K.165 (“In Match Interview”). K.160. At the time of making a request in accordance with Rule K.159 above, the League’s Appointed Production Partner or the Host Broadcaster (as applicable) will inform the Club whether its preference would be to receive Dressing Room Access, a Half-time Interview or an In Match Interview. Following this, at least 72 hours in advance of the relevant League Match, the Club must confirm to the League’s Appointed Production Partner or Host Broadcaster (as applicable) which of these three access opportunities it intends to deliver, which shall be selected at its own discretion, and begin preparations to bring this into effect. K.161. Where a Club is in a losing position at the time that the League’s Appointed Production Partner or the Host Broadcaster (as applicable) is due to receive the access opportunity selected in accordance with Rule K.160, the Club is not required to provide that access but may do so at its own discretion. Where a Club does not provide the access, the League Match shall not count towards one of the two opportunities that must be provided by the Club in accordance with Rule K.159. K.162. The Club and the League’s Appointed Production Partner or Host Broadcaster (as applicable) will work together to ensure that any content captured in accordance with Rule K.159 above is positive and non-controversial. Section K: Stadium Criteria and Broadcasters’ Requirements Section K: Stadium Criteria and Broadcasters’ Requirements Rules: Section K

211 212 Dressing Room Access K.163. If, in accordance with Rule K.160 above, the Club confirms that it intends to provide Dressing Room Access, the following provisions will apply: K.163.1. the Club must permit the League’s Appointed Production Partner or the Host Broadcaster (as applicable) to gain access to and film footage of the dressing room for an uninterrupted period of at least 90 seconds at a time within one of the following periods, to be mutually agreed by the Club and the League’s Appointed Production Partner or the Host Broadcaster (as applicable): K.163.1.1. from the end of the warm-up to the first bell being rung prior to the kick-off of the League Match; K.163.1.2. from the first bell being rung to the Players departing the dressing room prior to the kick-off of the League Match; K.163.1.3. during the half-time interval of the League Match; or K.163.1.4. immediately after the conclusion of the League Match once all Players have returned to the dressing room; K.163.2. the Club must permit the League’s Appointed Production Partner or the Host Broadcaster (as applicable) to capture the footage referred to in Rule K.163 by one of the following methods (which shall be determined by the Club) (a) a camera operator or (b) a remotely operated camera (which may be covered when not in use) installed in the main dressing room in a position to be mutually agreed between the Club and the League’s Appointed Production Partner or the Host Broadcaster (as applicable). With the agreement of the League, the remotely operated camera may be installed outside of the main dressing room; and K.163.3. the Club may request that the Transmission of any footage filmed in accordance with Rule K.163 above is without audio unless approved by the Club in accordance with an approval process to be agreed between the Club and the League’s Appointed Production Partner or the Host Broadcaster (as applicable). Such approval process shall be immediate to avoid delay to the Transmission of the footage. Guidance Where it is mutually agreed that the dressing room filming will take place immediately after the conclusion of the League Match once all Players have returned to the dressing room, the Club will not be in breach if one or more Player(s) are unable to return to the dressing room immediately due to exceptional circumstances (including, but not limited to, receiving medical treatment or being selected for doping control). In such circumstances, the filming may commence before any such Players return to the dressing room. Half-Time Interview K.164. If, in accordance with Rule K.160 above, the Club confirms that it intends to provide a Half-time Interview, the following provisions will apply: K.164.1. prior to the kick-off of the League Match, the Club and the League’s Appointed Production Partner or the Host Broadcaster (as applicable) will mutually agree: K.164.1.1. by no later than 24 hours before the kick-off of the League Match, whether a Player or the Manager will be made available for the interview (where a Player is to be made available, they will be chosen from a shortlist of at least five Players provided by the League’s Appointed Production Partner or the Host Broadcaster (as applicable) to the Club by no later than the 40th minute of the first half of the League Match, and the Club must confirm their selection by no later than the 45th minute); K.164.1.2. whether the interview is to take place in the (a) tunnel, (b) interview area or (c) technical area; and K.164.1.3. the exact timing of the interview, which must allow sufficient time for the interview to be conducted so as not to delay the re-start after the half-time interval of the League Match; K.164.2. the Club must make the Player or Manager that is selected available for an interview at the time and location agreed in accordance with Rule K.164.1; and K.164.3. the interview may be conducted on either an audio-visual or audio only basis at the discretion of the League’s Appointed Production Partner or Host Broadcast (as applicable). Guidance A Half-time Interview should consist of no more than three questions, all of which should be related to the League Match and positive. In Match Interview K.165. If, in accordance with Rule K.160 above, the Club confirms that it intends to provide the In Match Interview, the following provisions will apply: K.165.1. during the League Match, the Club must make either its Manager or a Player that has been substituted (to be mutually agreed between the Club and the League’s Appointed Production Partner or the Host Broadcaster (as applicable)) available for an interview with the League’s Appointed Production Partner or the Host Broadcaster (as applicable); K.165.2. the Manager or the Player that is selected must be made available for interview by no later than the 85th minute of the League Match; and K.165.3. the interview may be conducted on either an audio-visual or audio only basis at the discretion of the League’s Appointed Production Partner or the Host Broadcaster (as applicable). Guidance An In Match Interview should consist of no more than two questions, both of which must be related to the League Match and positive. Post-Match Interviews, Mixed Zone and Post-Match Media Conference K.166. After the conclusion of each League Match, each participating Club must ensure that it makes its Player(s) and/or Manager available for interview strictly in accordance with the provisions of Rules K.172 to K.180 below. For the avoidance of doubt the relevant interviewees must remain so available until the interviews are concluded, even if this is after the times stated below. Section K: Stadium Criteria and Broadcasters’ Requirements Section K: Stadium Criteria and Broadcasters’ Requirements Rules: Section K

213 214 K.167. No Player or Manager who has been sent-off in a League Match or is suspended for a League Match will be required to be made available for interview during or after that League Match. In such circumstances, the media obligations relating to a Club’s Manager shall be fulfilled by the Club’s assistant manager or another senior member of its coaching staff. K.168. Where a TV Broadcaster is utilising a pitchside presentation position referred to at Rule K.60, each participating Club that is in a non-losing position at the final whistle shall, when mutually agreed with that TV Broadcaster, make its Player(s) and/or Manager required for the interviews referred to at Rules K.175 and K.176 available at the relevant pitchside presentation position instead of the Tunnel Interview Positions referred to at Rule K.83. Guidance In circumstances in which there are safety or security concerns in relation to an interview referred to at Rule K.168 being delivered at the pitchside presentation position, the Club and the League may mutually agree to conduct the interview at a suitable alternative location. K.169. Where mutually agreed between the Club and the Broadcaster, each Club may make its Manager and/or Player(s) required for the interviews referred to at Rules K.172 to K.180 available for interview(s) on the pitch. K.170. Each Club shall, upon the request of TV Broadcasters and unless otherwise agreed between the Club and the League, make the Player(s) and/or its Manager required at Rules K.175 and K.176 below, available for interviews to be Transmitted live directly to the TV Broadcasters’ studios. K.171. Each Club that has won a League Match shall, when requested by the League or the League’s Appointed Production Partner, use reasonable efforts to provide the League’s Appointed Production Partner with no more than 60 seconds of footage filmed on a mobile device after the final whistle and featuring at least one Player or the Manager for use on TV Broadcasters’ digital media channels. Such footage shall be provided to the League’s Appointed Production Partner no later than 60 minutes after the final whistle. Guidance Any content provided by Clubs or filmed by the League’s Appointed Production Partner for the purposes of Rule K.171 will be distributed for the use of TV Broadcasters, unless otherwise agreed with the relevant Club. Any such content shall be used by TV Broadcasters in accordance with the terms of their contract with the League, which restricts use of that content to authorised purposes only. If agreed between the Club and the League or the League’s Appointed Production Partner, the footage required at Rule K.171 may be captured by an accredited representative of the League’s Appointed Production Partner. Super-Flash Interview K.172. Prior to the conclusion of each League Match, the Host Broadcaster may notify a participating Club of a shortlist of three Players who participated in the League Match and who the Host Broadcaster wishes to interview immediately after the conclusion of the League Match and before returning to the dressing room (the “Super-Flash Interview”). Where mutually agreed between the Club and the Host Broadcaster prior to the conclusion of the League Match, the Super-Flash Interview(s) may take place on the pitch. Guidance Where the Super-Flash Interview(s) take place on the pitch, the Host Broadcaster may utilise the Aerial Cabled Wire Cameras (as referred to in Appendix 4 to these Rules) to record the Super-Flash Interview footage. In circumstances in which, after the League Match, there are safety or security concerns in relation to an interview referred to at Rule K.172 being delivered on the pitch, the Club and the League may mutually agree to conduct the interview at a suitable alternative location. K.173. When in receipt of that shortlist, the relevant Club must select at least one of the shortlisted Players to be made available for the Super-Flash Interview, together with one further Player (who may or may not be one of the other Players shortlisted by the Host Broadcaster but must have featured prominently in the League Match) who must also be made available for the Super-Flash Interview. Guidance Where the shortlisted Player selected pursuant to Rule K.173 is unable to participate in the Super-Flash Interview due to a need to receive immediate medical treatment that becomes apparent to the Club after the conclusion of the League Match, the Club will not be in breach of Rules K.172 or K.173 in the event that it replaces that injured Player with another shortlisted Player who has already returned to the dressing room before being made available for the Super-Flash Interview. K.174. In the event that the Host Broadcaster does not wish to carry out the Super-Flash Interview to which it is entitled, any other UK Broadcaster present at the League Match may exercise that right (and in the event that no UK Broadcaster wishes to do so, the League may do so). UK Broadcasters K.175. In respect of each UK Broadcaster that has the right to the Transmission of a League Match, that UK Broadcaster is entitled to interview two Players and the Manager from each participating Club (save where that Club has provided a Super-Flash Interview to that UK Broadcaster in accordance with Rule K.172 above) following each League Match, in accordance with the following requirements: K.175.1. prior to the conclusion of the League Match, the UK Broadcaster may: K.175.1.1. on no more than five occasions per Season notify a participating Club of a shortlist of two Players who participated in the League Match and who the UK Broadcaster wishes to interview following the League Match; and K.175.1.2. on all occasions other than those referred to at Rule K.175.1.1 above, notify a participating Club of a shortlist of three Players who participated in the League Match and who the UK Broadcaster wishes to interview following the League Match; K.175.2. when in receipt of the shortlist referred to at Rule K.175.1, above, the relevant Club must select at least one of the shortlisted Players to be made available for interview with the UK Broadcaster, together with one further Player (who may or may not be one of the other Players shortlisted by the UK Broadcaster but must have featured prominently in the League Match) and the Club’s Manager; and K.175.3. the relevant Players and the Manager must be made available for interview (a) within 20 minutes of the conclusion of the League Match for interviews with a UK Broadcaster that has Transmitted the League Match live and (b) within 45 minutes of the conclusion of the League Match for all other UK Broadcasters. Section K: Stadium Criteria and Broadcasters’ Requirements Section K: Stadium Criteria and Broadcasters’ Requirements Rules: Section K

215 216 Guidance In assessing compliance with the requirements of Rule K.175.3, the League will take account of whether the relevant UK Broadcaster submitted its shortlist to the Club prior to the conclusion of the League Match, as required. International Broadcasters and the League K.176. In respect of each League Match, each participating Club must ensure that at least one of its Players who featured prominently in the League Match and/or its Manager is made available for interview by International Broadcasters in attendance at the League Match and the League’s Appointed Production Partner (subject to Rule K.178 below), in accordance with the requirements set out in Rule K.179 below. Any Player made available for interview by the League’s Appointed Production Partner shall not be a Player made available for interview by the UK Broadcaster as required under Rule K.175, unless otherwise agreed with the League. K.177. Each participating Club is required to ensure that each International Broadcaster in attendance at the League Match and the League receive an interview by either a Player or its Manager in accordance with the deadlines set out in Rule K.179 below, save that a Club that has lost the League Match shall be required to provide such interviews to 15 International Broadcasters and the League (or more International Broadcasters, should they wish to do so). The interviews required by this Rule may take place virtually, if so requested by the relevant Broadcaster(s). K.178. The identity/ies of the individual(s) to be made available for interview in accordance with Rule K.176 above may be determined by the Club concerned at its discretion, however: K.178.1. where it receives one or more requests from International Broadcasters that its Manager be made available for an interview, it must ensure that it makes its Manager available in accordance with the following requirements: No. of requests by International Broadcasters Minimum no. of interviews for which Manager must be made available 1 1 2 1 3 2 4 2 5 3 6 3 7 or more 3 ; and K.178.2. no Club may refuse four consecutive requests from the same International Broadcaster (in respect of four different League Matches) that a Player with the ability to speak in that International Broadcaster’s local language is made available for an interview, unless otherwise agreed between the Club and the League. Guidance International Broadcasters may only request interviews from Players with the ability to speak in their local language for the purposes of Rule K.178.2 where one or more such Player(s) has participated in the League Match. K.179. Each participating Club must make its Players and/or its Manager available for interviews with International Broadcasters and the League by the following deadlines: K.179.1. within 20 minutes of the conclusion of the League Match for the League save that (a) where a Player has provided a Super-Flash Interview to the League, he is not required to provide a further post-match interview to the League and (b) for each League Match that is broadcast live by a UK Broadcaster, this deadline is extended to 30 minutes for Players/the Manager from a Club that has lost the relevant League Match; K.179.2. within 30 minutes of the conclusion of the League Match for each International Broadcaster Transmitting the League Match live (save that this deadline is extended to 45 minutes for Players/the Manager from a Club that has lost the relevant League Match); and K.179.3. within 45 minutes for each other International Broadcaster that has Transmitted the League Match. Radio Broadcasters K.180. Each Club participating in a League Match must ensure that each Radio Broadcaster that has the right to the Radio Transmission of that League Match is permitted to interview (a) at least one Player who featured prominently in the League Match and (b) the Manager, following the League Match. Guidance For the avoidance of doubt, all Players selected for doping control following a League Match are still expected to comply with their obligations regarding Broadcaster access (save where the doping control officer refuses to allow the Player to depart from the doping control station as a result of, for example, a lack of available chaperones). However, where selection for doping control affects a Player’s ability to make himself available for interview within the deadlines stipulated by these Rules, that will be taken into account by the Board when determining whether a breach has occurred. Furthermore, Clubs should ensure that they make a sufficient number of Players available for interview by International Broadcasters and the League to ensure compliance with the deadlines set out at Rule K.179. For example, if a Club makes only one Player available for interview by International Broadcasters and the League, it is unlikely that all such Broadcasters will receive interviews within the relevant deadlines. In such circumstances, where the deadlines are missed as a result of too few Players being made available by a Club, that Club will be in breach of these Rules. “Radio Broadcasters” means for the purposes of this Rule UK and/or Irish radio broadcasters only. Interviews with TV Broadcasters which take place pursuant to Rules K.172 to K.176 may take place in any location agreed between the relevant Broadcaster and the relevant Club. K.181. Before 31 July each year, each Club must confirm to the League whether, in respect of each League Match throughout the Season: K.181.1. each of the Players listed on its team sheet will walk through the Mixed Zone when exiting the Stadium following the League Match; or K.181.2. a minimum of six of the Players listed on the team sheet will walk through the Mixed Zone when exiting the Stadium following the League Match and the Club will ensure that each Broadcaster in attendance in the Mixed Zone is able to interview at least one such Player. Section K: Stadium Criteria and Broadcasters’ Requirements Section K: Stadium Criteria and Broadcasters’ Requirements Rules: Section K

217 218 K.189.3. ensure that any Contract Player or its Manager who is not available on the day referred to at Rule K.189.1, above, shall be made available for a continuous and uninterrupted period of no less than 60 minutes no later than two weeks after the close of the relevant Summer Transfer Window to be photographed and/or filmed by TV Broadcasters, the League’s Appointed Production Partner or the League’s appointees. K.190. For the purposes of the photography and filming referred to in Rule K.189: K.190.1. each Contract Player shall wear each of the Strips registered by the Club pursuant to Rule M.17; and K.190.2. the Manager shall wear match day attire (such as the Club’s official training kit or blazer or suit). Guidance Club media and broadcast channels are permitted to attend the session referred to in Rule K.189, provided that any additional filming or photography by such channels in no way interrupts or inhibits that session. K.191. On the day referred to at Rule K.189.1, each Club shall: K.191.1. permit the League, TV Broadcasters, the League’s Appointed Production Partner and the League’s appointees access to the facilities referred to at Rule K.193 at least three hours prior to the commencement of the photography and filming referred to at Rule K.189.1; and K.191.2. provide appropriate refreshments and catering facilities for representatives of the League, TV Broadcasters, the League’s Appointed Production Partner and the League’s appointees in attendance in connection with the photography and filming referred to at Rule K.189.1. K.192. Each Club shall provide to the League’s Appointed Production Partner photographs of any new Contract Player or Manager and, where requested, a video of the pronunciation of their full name within 48 hours of their registration with the Club. Guidance The League’s Appointed Production Partner shall notify the Clubs in advance of the relevant Transfer Window of the specific requirements for any photographs to be provided under Rule K.192. If mutually agreed between the Club and the League, the Club can request that the League’s Appointed Production Partner (or the League’s appointees) capture the photographs referred to at Rule K.192. K.193. Each Club shall make available at its Stadium or training ground suitable facilities, the details of which shall be agreed between the Club and the League in advance, with the benefit of mains electric power, for the purposes of the filming and photography referred to in Rule K.189. K.194. Each Club shall share with the League’s Appointed Production Partner at least two minutes of footage from the first interview with any new Player or Manager that has been registered with the Club no later than such time that any footage from that interview is published on the Club’s own media channels. Guidance Clubs may request that use of the footage provided to the League’s Appointed Production Partner in accordance with this Rule K.194 by Broadcasters should be embargoed until midnight on the day the footage is published on the Club’s own media channels. K.182. Having made the election referred to at Rule K.181, above, each Club must ensure that it complies with its chosen approach at each League Match. Guidance Clubs may withdraw a Player from walking through the Mixed Zone in exceptional circumstances, e.g. where the Player has suffered injury and needs medical treatment or is subject to doping control. K.183. Each Home Club shall facilitate a media conference following each League Match (the “Post-Match Media Conference”). K.184. The Post-Match Media Conference shall take place in the media conference room referred to in Rule K.102. K.185. Each Home Club shall ensure that Broadcasters that wish to do so have access to the Post-Match Media Conference and may at its discretion give such access to accredited representatives of other media. K.186. Each Club shall ensure that its Manager attends the Post-Match Media Conference. League Champions K.187. Each Season, following the conclusion of each of the League Matches at which (a) a Club’s result in that League Match guarantees that it will become League Champions and (b) the trophy is awarded to that Club for becoming League Champions, the Club concerned shall grant access to the Host Broadcaster to its dressing room from the period between the conclusion of the League Match and 60 minutes after the conclusion of the League Match. Guidance The Club’s own media channel may also conduct filming during the period referred to in Rule K.187. Where it chooses to do so, the Club and Host Broadcaster shall engage in good faith discussions in advance to ensure that both are able to carry out their media requirements in cooperation with each other. K.188. Following the conclusion of the League Match at which the trophy is awarded to the League Champions, the League Champion Club shall not permit any Player(s) required to participate in the Club’s media obligations with the League’s Appointed Production Partner or any Broadcasters to engage in any Club or other media activity that could interfere with or delay any such media obligations. Guidance For the avoidance of doubt, and in accordance with Rule L.34, the League Champions must comply with the schedule in the relevant Countdown to Kick-Off immediately after the trophy has been lifted. Promotional Photographs and Footage K.189. Each Club shall: K.189.1. select (and notify the League of) one continuous and uninterrupted half day period, no later than 48 hours before the start of each Season, during which its Contract Players and Manager may be photographed and/or filmed by TV Broadcasters, the League’s Appointed Production Partner or the League’s appointees; K.189.2. ensure that each of its Contract Players and its Manager is available for a continuous and uninterrupted period of no less than 60 minutes during such half day period for the photography and filming referred to at Rule K.189.1 above; and Section K: Stadium Criteria and Broadcasters’ Requirements Section K: Stadium Criteria and Broadcasters’ Requirements Rules: Section K

219 220 K.200.3. upon the request of the League, confirm that the League can use a generator at the agreed location of the Pre-Season Media Access or, alternatively, demonstrate to the League that the Club can guarantee the necessary power supply to meet the League’s specifications. Guidance Participation by a Player or Manager in a Pre-Season Media Access will not be taken into account by the League in its assessment of Club compliance with Rules K.124 and K.130. Pre-Season Launch Event K.201. Prior to the commencement of each Season, one Club (to be selected by the League) shall make at least one Player and/or its Manager available to the League for a continuous and uninterrupted period of no less than 60 minutes (the “Pre-Season Launch Event”). The date (to be confirmed by no later than 10 July), time and location of the Pre-Season Launch Event, and the identity of the Player(s) and/or its Manager required to participate in the Pre-Season Launch Event shall be agreed between the Club and the League. Guidance The Pre-Season Launch Event will be used by the League to launch each new Season and to communicate any key themes or messages for the upcoming Season. The League has absolute discretion to determine which Club shall participate in the Pre-Season Launch Event, save that it will not select a Club to participate in the Pre-Season Launch Event for any two consecutive Seasons. A Club’s participation in the Pre-Season Launch Event will not be taken into account by the League in its assessment of a Club’s compliance with Rule K.198. Promoted Club Access Session K.202. Each Promoted Club shall, during the first week of their first team’s training ahead of a new Season, make a location(s) at its Stadium or training ground available to the League’s Appointed Production Partner for a continuous and uninterrupted period of no less than two hours (the “Promoted Club Access Session”). Precise details of the date, time and location(s) of the Promoted Club Access Session and the identity of appropriate Club spokespeople to be made available during the Promoted Club Access Session shall be mutually agreed between the Promoted Club and the League. Guidance A Promoted Club’s obligations under Rule K.202 are in addition to its obligations under Rule K.198 to K.200 (where applicable). Use of Content by the Premier League K.203. Each Club acknowledges and agrees that the League may use any content captured by the League’s Appointed Production Partner pursuant to the provisions of this Section K on its own media channels, subject to any agreements with Clubs that restrict the use of such content. K.195. Each Club shall provide to the League by no later than 30 September each year a group photograph of all of the Players included on its Squad List and any Under 21 Players who in the Club’s reasonable opinion will play in a significant number of League Matches in the forthcoming Season. Guidance The purpose of the photography and filming requirement, referred to at Rule K.189, is primarily to provide footage of players to be used by TV Broadcasters. In addition, photographs and video of players captured in accordance with Rules K.189 and K.191 may be used by the League’s agreed official commercial partners and licensees. The League will hold the copyright in these photographs and licence it to Clubs. K.196. By no later than its first League Match of the Season, each Club shall provide to the League information about each of its Players and its Manager, indicating, for example, their hobbies, interests and any interesting facts, together with details of each language in which they are able to carry out any media duties required by these Rules. K.197. Each Club shall ensure that, when reasonably requested to do so by the League, Players and Managers will take part in recordings for the promotional purposes of Broadcasters and the League. Guidance The League will manage the requests for access made by Broadcasters under Rule K.197 to ensure that the demands made of Clubs or of individual Players and Managers are not too onerous. Pre-Season Media Access, Footage and Events Pre-Season Media Access K.198. Each Club shall make one Player (to be mutually agreed between the Club and the League), its captain and its Manager available to TV Broadcasters and the League’s Appointed Production Partner for a continuous period of no less than 60 minutes, prior to the start of each Season (“Pre-Season Media Access”). The time, date and location of such Pre-Season Media Access, together with the identity of the Player in attendance, in addition to the Club’s captain, shall be determined in accordance with Rules K.199 and K.200 below. K.199. Each Club must ensure that the Player participating in the Pre-Season Media Access (in addition to its captain) is a Player who was listed in the Club’s starting line-up in no fewer than 20 League Matches during the preceding Season (save that the League may grant dispensation from this requirement at its discretion, for example, where the Club registers one or more new Players). K.200. By no later than the 10 July preceding each Season, each Club must: K.200.1. notify the League of identity of the Player (in addition to its captain and Manager) who will be made available for the Pre-Season Media Access; K.200.2. agree with the League the time, date and location of the Pre-Season Media Access (which may run immediately prior to, following or concurrently with the period referred to in Rule K.189, provided that it in no way inhibits the ability of the League’s Appointed Production Partner and/or any Broadcaster to carry out the photography or filming required under that Rule); and Section K: Stadium Criteria and Broadcasters’ Requirements Section K: Stadium Criteria and Broadcasters’ Requirements Rules: Section K

221 222 Guidance The average lux value referred to in Rule K.207.1 is calculated by adding together the readings in each direction taken from each of the 96 measurement points referred to in Rule K.209 and dividing them by 96. The average lux value referred to in Rule K.207.2 is calculated by adding together the readings taken in the same direction at each of the 96 measurement points referred to in Rule K.209 and dividing the total by 96. The average lux value referred to in Rule K.207.3 is calculated by adding together the readings taken in the same direction at each of the 96 measurement points referred to in Rule K.209 and dividing the total by 96. Clubs should also take measurements on the horizontal plane at all 96 measurements as referred to in Rule K.209 for reference. These measurements should be reported in the certificate required by Rule K.218. All measurements should be taken at one metre above the pitch surface. K.208. The floodlighting must provide uniformity of maintained vertical illuminance at all locations on the pitch such that the minimum illuminance is no less than half of the maximum illuminance and no less than 60% of the average illuminance. Guidance The requirements of Rule K.208 are often expressed by technical experts as “U1 values” and “U2 values” in the following manner: “Uniformity (U1 [min/max]) > 0.50 Uniformity (U2 [min/ave]) > 0.60”. K.209. Calculation, measurement and reporting of the lux values shall be undertaken on the pitch using 96 measurement points in a grid format and at an equal distance from each other on each axis. K.210. At each of the 96 measurement points referred to in Rule K.209 above, five measurements shall be taken at one metre above the pitch and in the following five directions: K.210.1. one measurement shall be taken on the horizontal plane at each reference point as shown in the pitch lighting grid set out below; K.210.2. when necessary, one measurement shall be taken towards the main camera on the Television Gantry (represented at position no. 1 on the Master Camera Plan of Appendix 4 to these Rules); and K.210.3. four measurements shall be taken in four directions. The measurements shall be taken at 0°, 90°, 180° and 270° planes as shown in the pitch lighting grid set out below. Other Competitions Organised by the Premier League K.204. In respect of each match in the Premier League 2 competition at which a Club is the Home Club (as defined in Rule 2.2 of the Premier League 2 Rules): K.204.1. the Club must record the match with at least one camera (irrespective of whether the match has been selected by a UK Broadcaster for Transmission); K.204.2. the Club must provide the League, the League’s Appointed Production Partner and the Visiting Club with highlights of the match, which are at least two minutes in duration within 24 hours of the conclusion of the match. This 24-hour deadline may be extended to 48 hours with the agreement of the League (which will only be granted in exceptional circumstances); K.204.3. where the Club is Transmitting the match live, the Club must (a) comply with Rule 78 of the Premier League 2 Rules regarding the restriction of access to the Transmission and (b) make the live programme feed of the match available to the Visiting Club; and K.204.4. where the Visiting Club is Transmitting the match live and the Club is not, the Club must work in good faith with the Visiting Club to support its production of a live programme feed. K.205. In respect of matches in the Premier League 2 competition at which a Club is the Visiting Club (as defined in Rule 2.19 of the Premier League 2 Rules): K.205.1. with the prior approval of the Home Club, the Club may record the match and/or Transmit the match live using its own cameras; and K.205.2. the Club must use best endeavours to provide the League, the League’s Appointed Production Partner and the Home Club (if it is not a Club in membership of the League) with highlights of the match which are at least two minutes in duration within 24 hours of the conclusion of the match. This 24-hour deadline may be extended to 48 hours with the agreement of the League (which will only be granted in exceptional circumstances). Guidance Any footage provided to the League and the League’s Appointed Production Partner in accordance with these Rules K.204 and K.205 may be used on their own media channels and/or provided to International Broadcasters for use on their media channels. Floodlights K.206. On the day of each League Match, each Club shall ensure that its floodlights are operational and comply with the requirements of these Rules for such period as the Board may from time to time specify. K.207. A Club’s Stadium must have floodlights giving a maintained vertical illuminance of: K.207.1. an average of at least 1650 lux and a minimum of at least 1000 lux when measured towards the principal camera on the Television Gantry; K.207.2. an average of at least 1000 lux and a minimum of at least 650 lux at any one location on the pitch when measured towards the four vertical planes at 0°, 90°, 180° and 270° as shown in the pitch lighting grid set out below; and K.207.3. an average of at least 1650 lux and a minimum of at least 1000 lux on the horizontal reference plane. Section K: Stadium Criteria and Broadcasters’ Requirements Section K: Stadium Criteria and Broadcasters’ Requirements Rules: Section K

223 224 K.214. Each Club’s floodlighting shall have: K.214.1. colour rendering index Re of greater than 80; K.214.2. an average colour temperature of between 5200kelvin and 6000kelvin, being the average of three measurements taken in the middle of each goal-line and on the centre spot; and K.214.3. flicker (as measured by flicker factor) of no more than 6% at any one or more of the 96 measurement points referred to in Rule K.209 when measured towards the principal camera on the Television Gantry. K.215. Each Club must have installed at or adjacent to its Stadium an alternative power source for the floodlights such that the floodlighting shall continue with a minimum average illuminance of greater than 900 lux on the horizontal plane in the event of the failure of the primary power source. K.216. Details of the alternative power source referred to in Rule K.215 above, the estimated time before floodlights are available again in the event of failure of the primary power source, and the lux value of the floodlights when powered by the alternative power source must be set out in the annual floodlighting report referred to in Rule K.218 and the procedure referred to in Rule K.220. K.217. Each Club shall ensure that the floodlighting installation and supporting services at its Stadium are properly designed and maintained. K.218. In advance of each Season, the League will notify each Club whether it is required to undergo an independent assessment of its compliance with the illuminance requirements of Rules K.207 and K.210 by a Person appointed by the League or, alternatively, whether it is required to provide a certificate signed by a Chartered Electrical Engineer, a member of the Institute of Lighting Professionals, a member of the Illuminating Engineering Society or a member of the Society of Light and Lighting (in this Rule “the Signatory”) certifying: K.218.1. the floodlights have been inspected by the Signatory and in their opinion comply with Rules K.207 to K.217; K.218.2. the illuminance meter used to measure compliance with Rule K.207 was: K.218.2.1. cosine corrected; K.218.2.2. suitable for use for measuring the illuminance of floodlighting; K.218.2.3. fitted with a wide-angle receptive light sensor; and K.218.2.4. calibrated at least once in the previous 12 months (and a copy of the most recent certificate of calibration shall be attached to the certificate required to be provided in accordance with this Rule); and K.218.3. the floodlighting installation and its supporting services have been designed to an appropriate standard in compliance with these Rules and have been properly maintained. K.219. If works are undertaken at a Club’s floodlighting installation and support services after the submission of the certificate referred to in Rule K.218 above, then the Club must provide a further such certificate to the League within four weeks of those works being concluded. Guidance – Pitch Lighting Grid To illustrate what is meant by this, Clubs are requested to measure and report lux values using a grid as shown below demonstrating each point on the pitch at which a measurement must be taken and recorded: The certificate to be provided to the League pursuant to Rule K.218 must contain the outcome of the measurement of the lux values at each point and in each direction on the pitch in this format. As five measurements must be taken at each of the 96 points, a total of 480 measurements must be taken (or 576 if including an assessment of illuminance towards the main camera). K.211. The 12 rows of seating nearest to the pitch (save for such rows in the stand where the Television Gantry is situated) shall be illuminated such that they have a minimum vertical illuminance perpendicular to the pitch of at least 200 lux and provide a comfortable, glare-free environment for spectators. K.212. The illuminance referred to in Rule K.211 above, shall be measured by measurements taken at illuminance test reference points located at 10 metre intervals on the tenth row of seating around the pitch. The illuminance test reference points are required in all seating areas around the perimeter of the pitch save for areas adjacent to the Television Gantry. K.213. Floodlighting shall be installed and arranged so as not to cause undue glare to Players. Guidance This is especially important in the goalmouth area where it is recommended by the International Commission on Illumination that no floodlights are installed in the horizontal zone of 5º of either side of the goal line. Section K: Stadium Criteria and Broadcasters’ Requirements Section K: Stadium Criteria and Broadcasters’ Requirements Rules: Section K

225 226 K.220. Each Club must devise, implement and make available to the League on request, an operation procedure to ensure the minimum possible level of disruption in the event of a power failure at the Stadium (as referred to in Rule K.215) or a failure in any Stadium electrical system, which complies with such guidance as issued by the League from time to time. Section K: Stadium Criteria and Broadcasters’ Requirements Section K: Stadium Criteria and Broadcasters’ Requirements Rules: Section K

227 228Rules: Section L Clubs: Operations Section L: Fixtures Section L: Fixtures Arranging Fixtures L.1. The Board shall: L.1.1. determine the dates and kick-off times of all League Matches as soon as practicable prior to the commencement of each Season; and L.1.2. have the power at any time thereafter to change the date and kick-off time of a League Match, and before exercising such power the Board will consult with and take into account any representations made by the Clubs participating in the League Match in question and any other Club or Clubs which may be affected thereby. L.2. Each Club shall use its best endeavours to ensure that each League Match takes place on the date and at the time fixed for it. L.3. No fixtures shall be arranged on or on any of the six days preceding the four dates agreed between the League and The Football Association prior to each Season upon which international matches will be played. L.4. League Matches will be played on New Year’s Day unless it falls on a Thursday or Friday and F.A. Cup matches are scheduled to be played on the immediately following Saturday. L.5. All intellectual property and other rights in the League’s fixture list shall belong to the League. L.6. A Club engaged in any match played in a UEFA Club Competition on a Thursday evening and a League Match on the following Saturday may rearrange the League Match to the following Sunday, provided that: L.6.1. it gives notice to that effect to the Board and to the relevant opposing Club within 72 hours of the date of the UEFA Club Competition match being fixed (or, if the period of 72 hours expires on a day which is not a Working Day, by close of business on the first Working Day thereafter); L.6.2. there is no police objection; L.6.3. the rearrangement of the League Match does not result in the opposing Club having to play another League Match, F.A. Cup match or UEFA Club Competition match within two days of the rearranged League Match being played; and L.6.4. the kick-off time of the re-arranged League Match is the same as that of one of the League Matches (if any) which have been selected for live Transmission in the United Kingdom on that Sunday, or such other kick-off time as the Board may approve. L.7. A Club may apply to the Board for permission to rearrange any fixture so that it is played on a different date or at a different kick-off time. Arranging Other Matches L.8. A Club shall not arrange to play a friendly match during the Season: L.8.1. until the dates of League Matches for that Season have been fixed and published in accordance with Rule L.1; or L.8.2. so that it adversely affects a League Match. Other Competitions L.9. It shall be a breach of these Rules by a Club (acting through any of its Officials or Directors) or any of its Officials or its Directors themselves to (directly or indirectly) do any of the following without the prior written approval of the Board (not to be unreasonably withheld or delayed): L.9.1. enter into any agreement of any kind (whether by correspondence, heads of terms or memorandum of understanding) whether legally binding or otherwise, which includes an intention that the Club will participate in an Unapproved Competition; L.9.2. contractually bind the Club to participate in any Unapproved Competition or instruct someone to do so on its/their behalf; L.9.3. acquire any share or equity stake of any kind in any Unapproved Competition that it/they intend the Club to participate in or instruct someone to do so on its/their behalf; L.9.4. publicly announce (or approve a third party to publicly announce) the intention of the Club to participate in any Unapproved Competition; or L.9.5. enter or play in any Unapproved Competition. Guidance For the avoidance of doubt and without limitation, it shall not be a breach of Rule L.9 (or any other Rule) for: • a Club, Official or Director to discuss with other Clubs or the Board amendments to existing competition formats and structures or potential new competition formats and structures, without engaging in any of the conduct referred to in Rule L.9; or • a Club, Official or Director to engage in any of the conduct referred to in Rules L.9.1 to L.9.5 (a) following the provision of notice to resign under Rule B.7 and (b) in relation to an Unapproved Competition in which the Club will not play until after the resignation pursuant to the Rules has taken effect. L.10. Where a Commission upholds a complaint brought by the Board pursuant to Section W (Disciplinary) of these Rules that a Club or any of its Officials or Directors has acted in breach of Rule L.9, it may apply the following sanctions: L.10.1. where it is a first offence, a deduction of up to 30 points scored by the Club or to be scored in the League Table; L.10.2. an order that the Club in breach indemnifies the League for any and all loss sustained as a result of such breach; and/or L.10.3. such other order or sanction as it thinks fit. L.11. Each Club shall enter the F.A. Cup. L.12. Qualification for UEFA Club Competitions shall be on sporting merit through domestic competitions controlled or sanctioned by The Football Association. Clubs qualifying for a UEFA Club Competition must apply for a UEFA Club Licence in accordance with the Licensing Manual. Postponement of League Matches L.13. Subject to Rules C.25 and C.29, a League Match shall not be postponed or abandoned except: L.13.1. when on the date fixed for it to be played either the Home Club or the Visiting Club is competing in a competition permitted by Rules A.1.19(a) to A.1.19(f);

229 230 Guidance The Board shall consider whether a Club took all reasonable steps available to it to comply with this Rule on a case-by-case basis. Without prejudice to that position, reasonable steps Clubs would be expected to take to comply with this Rule may include (but not be limited to) (i) engaging with relevant local authorities, police forces and/or other statutory authorities or community stakeholders in a proactive and timely manner to adequately address any concerns such stakeholders may have in respect of the League Match in question, (ii) securing enhanced policing, stewarding and/or other security resources as may be appropriate for the League Match in question, (iii) ensuring that the League is given the opportunity to attend each meeting with the relevant Safety Advisory Group at which the League Match in question is to be discussed, and (iv) engaging in dialogue with the League and opposing Club regarding whether a reduction in Visiting Club ticket allocation would address any concerns raised by relevant local authorities, police forces and/or other statutory authorities or community stakeholders. Failure to Play a League Match L.17. Subject to Rules C.25 and C.29, except in the case of a League Match which, without either of the participating Clubs being at fault, is postponed or abandoned under the provisions of Rule L.13, any Club which is at fault for the postponement or abandonment of a League Match on the date fixed under Rule L.1 or to which it is rearranged under Rules L.1.2, L.6 or L.7 (which may be as a result of action or inaction and will include, for the avoidance of doubt, any instance where such postponement or abandonment is as a result of the Club’s failure to comply with any other Rule) will be in breach of these Rules. Replaying a League Match L.18. The Board shall have power to order that a League Match be replayed provided that a recommendation to that effect has been made by a Commission in exercise of its powers under Rule W.55. Match Delegate L.19. The League will appoint a match delegate to attend each League Match and the Home Club shall ensure that they are allocated a prime seat and allowed access to all areas of the Stadium. L.20. The match delegate will act as an official representative of the League at the League Match to which they are appointed and they will report thereon to the League. Full Strength Teams L.21. In every League Match each participating Club shall field a full strength team. Minimum Age L.22. A Player who for the purpose of Youth Development Rule 2 is placed in an age group below Under 16 shall not be named in a Club’s team sheet for or participate in a League Match. L.13.2. with the approval of or on the instructions of the officiating referee; L.13.3. by order of the police; L.13.4. by order of any other authority exercising its statutory powers to that effect; or L.13.5. on the instructions of or with the prior written consent of the Board. L.14. Where it is proposed to postpone a League Match pursuant to Rule L.13.4 on the grounds of safety, the appropriate Official of the Home Club shall: L.14.1. complete and make available on request to the League all relevant risk assessment documentation; and L.14.2. time permitting, consult with the officiating referee, the police and the chair of the Club’s safety advisory group and ensure that the match delegate appointed to attend the League Match pursuant to Rule L.19 is fully briefed as to the reasons for the postponement. L.15. Subject to Rules C.25 and C.29, upon a League Match being postponed or abandoned in accordance with Rules L.13.1 to L.13.4 the Home Club shall forthwith inform the Board, and the Board will thereupon: L.15.1. in respect of a League Match that has been postponed before the kick-off time, exercise its power under Rule L.1.2 and fix a date and kick-off time of the re-arranged League Match; or L.15.2. in respect of a League Match that has been abandoned after the kick-off time but before 90 minutes (plus any additional time) has been played, exercise its powers under Rule L.39 and order that the League Match shall (i) count as a completed fixture with the points being awarded in accordance with Rule C.2 based on the score at the time of abandonment, or (ii) be replayed either partially or in its entirety and exercise its powers under Rule L.1.2 to fix a date and kick-off time of the re-arranged League Match. Guidance Clubs are reminded of their obligation pursuant to Rule L.2 to use their best endeavours to ensure that all League Matches take place on the date and at the kick-off time fixed for them. Pursuant to this, Clubs are expected to do all they can to address any concerns raised by a statutory authority. When making a determination pursuant to Rule L.15.2, the Board may consider the following factors (without limitation) (i) the score at the time of the abandonment, (ii) the number of minutes played prior to the abandonment, (iii) the cause of the abandonment, and/or (iv) whether either Club and/or its supporters were at fault. L.16. Where a League Match is postponed due to an order pursuant to Rule L.13.3 or L.13.4, the Home Club must demonstrate to the Board that such order was not as a consequence of the Club having failed to take all reasonable steps to ensure that the League Match could take place at the time and on the date scheduled pursuant to Rule L.1. If the Board reasonably considers that the Home Club did fail to take such reasonable steps and that the order was as a consequence of such failure, the Home Club will be in breach of this Rule. Section L: Fixtures Section L: Fixtures Rules: Section L

231 232 Kick-Off L.32. Each Club participating in a League Match shall adhere to the kick-off time and the Home Club shall report any delay to the Board together with any explanation therefor. L.33. Any Club which without good reason causes to be delayed either the kick-off of a League Match from the time fixed or the re-start after the half-time interval shall be dealt with under the provisions of Section W (Disciplinary) of these Rules. Guidance In cases of significant and/or repeated breaches of Rule L.33 by a Club, instead of exercising its summary jurisdiction to impose a fine, the Board may refer a breach to a Commission and seek an alternative sanction. By way of example, the Board (in common with other football competition organisers) may, in appropriate cases, seek a sanction in the form of a ban of a Manager for one or more League Matches (whether from the touchline or the Stadium), where it considers that the conduct of the Manager is the cause of significant and/or repeated breaches of Rule L.33. Where the Board considers that the Manager is the cause of any breach of Rule L.33 and intends to submit that the appropriate sanction should include a ban on the Manager, it will request that the Club procures observations from the Manager (or the League will request such observations from the Manager). Countdown to Kick-Off L.34. Each Club participating in a League Match must comply with the terms of the relevant Countdown to Kick-Off. Use of Official Ball L.35. In all League Matches: L.35.1. participating Clubs shall utilise a system of replacement balls, in accordance with Law 2.3 of the Laws of the Game and any guidance issued by the League in conjunction with PGMOL; and L.35.2. the Home club shall provide, and the participating Clubs shall use, only the official ball approved from time to time by the League. Occupation of the Technical Area L.36. The technical area shall be occupied during a League Match only by substitute Players and Officials whose names appear on the team sheet. Only Officials whose names appear on the team sheet and who are situated in the technical area may communicate instructions to Players during a League Match. L.37. Any Player who is dismissed from the field of play shall proceed immediately to the dressing room and shall not occupy the technical area. Duration of League Matches L.38. Subject to the provisions of Law 7 of the Laws of the Game and Rule L.39, the duration of a League Match shall be 90 minutes. L.39. The Board may order a League Match which for whatever reason lasts for less than 90 minutes to count as a completed fixture or to be replayed either partially or in its entirety. Team Sheet and Pre-Match Briefing L.23. At least 75 minutes before the time fixed for the kick-off of a League Match, a representative of each participating Club shall submit a team sheet by such method as approved by the Board containing the following particulars: L.23.1. the shirt numbers and names of its Players (including substitute Players) who are to take part in that League Match; L.23.2. the colour of the Strip to be worn by its Players, including the goalkeeper; and L.23.3. the names and job titles of up to seven Officials who will occupy the trainer’s bench during that League Match. L.24. At least 60 minutes before the time fixed for the kick-off of a League Match, the Manager or a senior member of the coaching staff listed in Rule L.23.3 of each participating Club shall attend a briefing with the referee. L.25. Any Club acting in breach of either Rules L.23 or L.24 will pay a fixed penalty of £2,500 in respect of a first such breach, £5,000 in respect of a second such breach during a Season and £10,000 in respect of a third such breach during a Season. Any subsequent breach shall be dealt with under the provisions of Section W (Disciplinary) of these Rules. L.26. If any Player (or substitute Player) named on a team sheet is injured or otherwise incapacitated after the submission of the team sheet but before kick-off, upon his Team Doctor or, if they are unavailable, another doctor certifying that the injury or incapacitation is such that the Player in question cannot reasonably be expected to play, the Club may add the name of another Player to the team sheet as a Player or substitute Player. L.27. Any amendment to the team sheet pursuant to Rule L.26 shall be communicated forthwith to the referee, the opposing Club and the Match Manager. L.28. No Player whose name does not appear on his Club’s team sheet shall take the field of play in that League Match. Substitute Players L.29. Subject to Rule L.30, in any League Match a Club may include in its team sheet up to nine substitute Players of whom not more than five may take part in the League Match subject to the conditions set out in Law 3 of the Laws of the Game. L.30. In each League Match, in addition to the five substitutions permitted by Rule L.29, each Club shall also be permitted to utilise one ‘concussion substitute’ and/or one ‘additional substitute’ (as appropriate) from those substitutes listed on the team sheet, strictly in accordance with the provisions of the International Football Association Board’s ‘Additional permanent concussion substitutes protocol’ (“IFAB Protocol”), the Head Injury Protocol at Appendix 5 to these Rules (“Head injury Protocol”) and any associated guidance issued by the League. Each Club must also provide the League with such information as is necessary to ensure compliance with the IFAB Protocol and the Head Injury Protocol. L.31. Not more than five substitute Players of each Club shall warm up at the same time on the perimeter of a pitch upon which a League Match is being played. Section L: Fixtures Section L: Fixtures Rules: Section L

233 234 L.40. The half-time interval in League Matches shall be 15 minutes. Gate Statements L.41. Within 10 Working Days of a League Match the Home Club shall submit its gate statement to the Board (via the iFAS system). Penalties L.42. Any Club acting in breach of Rule L.34 will pay a fixed penalty of £2,500 in respect of a first such breach, £5,000 in respect of a second such breach during a Season and £10,000 in respect of a third such breach during a Season. Any subsequent breach shall be dealt with under the provisions of Section W (Disciplinary) of these Rules. Compensation for Postponed Matches L.43. Compensation shall be payable to a Home Club if a League Match in which it should participate is postponed, provided that: L.43.1. the postponement is caused by the Visiting Club on the date fixed for the League Match or on a date reasonably proximate thereto being engaged in an F.A. Cup match or a EFL Cup match; and L.43.2. on the date fixed for the League Match the Home Club is no longer engaged in the relevant competition. L.44. In the case of a postponement caused by an F.A. Cup match compensation shall be paid out of the F.A. Cup pool and in the case of an EFL Cup match out of the EFL Cup pool or in either case as the Board shall determine. L.45. In either case the amount of compensation shall be the sum (if any) by which the Home Club’s net revenue from the postponed League Match falls short of the Home Club’s average net revenue for League Matches played in that Season. Provision of Hospitality for Officials L.46. Each Home Club shall provide hospitality arrangements for the Directors and other Officials of the Visiting Club. Section L: Fixtures Section L: Fixtures Rules: Section L

235 236Rules: Section M Clubs: Operations Section M: Players’ Identification and Strip Section M: Players’ Identification and Strip Home and Alternative Strips M.13. Each Club shall have a home Strip for outfield Players and goalkeepers and up to a maximum of two alternative Strips for outfield Players and a minimum of two alternative Strips for goalkeepers which shall be registered with the Board and worn by its Players in League Matches in accordance with the provisions of these Rules. M.14. Each Strip registered with the Board by a Club must differ visibly from and contrast with each other Strip registered by the Club in that Season, such that they could be worn by competing Clubs in a League Match, for the purposes of Rule M.22. M.15. The logo of the League (which for Season 2025/26 shall be deemed to include the presence of the ‘No Room For Racism’ logo beneath the League’s primary logo) shall appear on the right sleeve of both home Strip and alternative Strip shirts. Where the relevant Strip does not bear a sponsor’s logo on the left sleeve of its shirt, a logo of the League shall appear on that sleeve as well. M.16. Neither the home Strip shirt nor the shirt of either of the alternative Strips shall be of a colour or design alike or similar to the outfits of Match Officials. M.17. Not later than ten weeks before the commencement of each Season, each Club shall register its Strips (each of which must be available for the Club to wear in each League Match during the Season) by submitting to the Board Form 9 together with a computer aided drawing (“CAD”) and physical samples of its home Strip, alternative Strip(s) and goalkeeper’s Strip complying with these Rules and a brief written description of each. The Board will print the Club’s registered Strips in the handbook of the League and on the League’s website. M.18. Each Strip sample and CAD submitted for registration in accordance with Rule M.17 shall have on it: M.18.1. the shirt number and name of any Player in the Club’s first team squad, displayed as required by Rule M.7; and M.18.2. any advertisement for which the approval of the Board is either sought or has already been given under the provisions of Rule M.29.1. M.19. If pursuant to Rule M.17 a Club seeks to register a Strip which does not comply with these Rules: M.19.1. the Board shall give to that Club notice in writing to that effect giving full details of the changes required to achieve compliance; and M.19.2. the Strip in question shall not be worn by that Club’s Players in a League Match until a further sample has been submitted to and approved in writing by the Board. M.20. Subject to Rule M.21, Strips of the description thus registered shall be worn throughout the Season immediately following and no changes to it shall be made except with the prior written permission of the Board. Any request for such permission must be made to the Board no less than 14 days before the League Match in which the Club concerned intends to wear the changed Strip. Player Identification M.1. Before the commencement of each Season each Club shall allocate a different shirt number to each member of its first team squad. M.2. A Club shall likewise allocate a shirt number to any Player joining its first team squad during the Season. M.3. Save with the prior written consent of the Board shirt numbers shall commence with the number one and shall be allocated consecutively. M.4. While he remains with the Club a Player will retain his shirt number throughout the Season for which it was allocated. M.5. Upon a Player leaving a Club the shirt number allocated to him may be re-allocated. M.6. Each Club shall forthwith provide to the Board (via the iFAS system) full details in writing of shirt numbers allocated so that throughout each Season the Board is aware of the names of members of the first team squad of each Club and the shirt numbers allocated to them. M.7. When playing in League Matches each Player shall wear a shirt: M.7.1. on the back of which shall be prominently displayed his shirt number so as to be clearly visible (and contrast with any pattern or design on the shirt) subject to Rule M.7.2 and any guidelines laid down by the Board from time to time, and above that his surname or such other name as may be approved in writing by the Board; and M.7.2. that includes a Number Zone in circumstances where (i) it is necessary to ensure the shirt number is clearly visible and/or (ii) the Board directs that a Number Zone is required. M.8. The Player’s shirt number shall also appear on the front of the left or right leg of his shorts. M.9. The size, style, colour and design of shirt numbers, lettering and the logo of the League appearing on a Player’s shirt or shorts and the material from which such numbers, lettering and logo are made shall be determined by the Board from time to time. M.10. The colour and design of the shirt and socks worn by the goalkeeper when playing in League Matches shall be such as to distinguish him from the other Players and from Match Officials. M.11. The captain of each team appearing in a League Match shall wear an armband provided by the League indicating his status as such. M.12. Any Club acting in breach of any of Rules M.1 to M.11 inclusive will be liable to pay to the League a fixed penalty of £2,500 for a first breach and any subsequent breach may be dealt under the provisions of Section W (Disciplinary) of these Rules.

237 238 M.26. Subject to Rule M.21, no Club shall participate in a League Match wearing a Strip other than its registered home Strip or alternative Strip or a combination of the same (in either case as instructed under Rule M.24 or Rule M.25) except with the prior written consent of the Board. M.27. Each Club shall ensure that it has available at each League Match a replacement Strip for each Player named on the team sheet which can be used in the event of a Player requiring to change any part of his Strip. Each Player’s replacement Strip shall comply with Rules M.7 and M.8. M.28. When participating in a League Match no Player shall reveal undergarments that show political, religious or personal slogans, statements or images, or advertising other than a manufacturer’s logo. The Board may proceed under Section W (Disciplinary) of these Rules against either the Player or his Club or both for any breach of this Rule. Strip Advertising M.29. Provided that: M.29.1. the content, design and area of the advertisement is approved by the Board; and M.29.2. it complies with The Football Association Rules for the time being in force, advertising on Strips shall be permitted. M.21. On the occasions of a Club’s last home and away League Match in any Season a further Strip (i.e. not one registered by the Club in accordance with Rule M.17) may be worn provided that: M.21.1. at least 14 days’ prior written notice of intention to do so is given to the Board (such notice to be accompanied by a sample of the Strip intended to be worn) and the opposing Club (such notice to be accompanied by a CAD drawing of the Strip intended to be worn); and M.21.2. the alternative Strip shall be subsequently registered as the Club’s home or alternative Strip for the following Season. M.22. When playing in League Matches the Players of each participating Club shall wear a Strip which differs visibly from and contrasts with one another to ensure that Match Officials, Players, spectators and television viewers (including those with colour vision deficiency) will be able to distinguish clearly between the two teams. In selecting the choice of Strip the following order of precedence shall apply unless authorised by the Board: M.22.1. 1st priority: the outfield Players of the Home Club who shall wear their home Strip; M.22.2. 2nd priority: the outfield Players of the Visiting Club; M.22.3. 3rd priority: the Home Club goalkeeper; M.22.4. 4th priority: the Visiting Club goalkeeper; and M.22.5. 5th priority: the Match Officials. M.23. At least 10 days prior to each League Match the Visiting Club shall notify the Home Club and the League (by such means as advised by the Board from time to time) of the Strip it intends its Players (including for the avoidance of doubt its goalkeeper) to wear. M.24. The League, in consultation with PGMOL acting on behalf of the referee, will determine any disputes arising between Clubs and no later than three Working Days prior to each League Match notify both Clubs and the Match Officials of the colours to be worn. Guidance In respect of each League Match, the League will notify Clubs of the confirmed Strips to be worn by the Home Club and the Visiting Club (together with the uniform to be worn by the Match Officials) in the form of the Match Day Information Sheet. For the avoidance of doubt, pursuant to the League’s power to resolve disputes arising between Clubs regarding Strips, the League may (if necessary) require one or both Clubs to wear different shirts and/or shorts and/or socks from more than one of their respective registered Strips to ensure sufficient contrast, as required by Rule M.22. Further, Clubs should be aware that, pursuant to Rule N.6.10, the Match referee is empowered, where there is a clash between the Strip(s) or one or more Clubs participating in a League Match and the ball assistants and/or stewards on duty at the League Match, to require that the ball assistants and/or stewards change their uniform(s) to remove the clash. Clubs are required to bear this in mind when selecting Strips. M.25. In the event of a dispute arising on the day of a League Match in relation to the Strip to be worn then the referee’s decision shall be final. Rules: Section M Section M: Players’ Identification and Strip Section M: Players’ Identification and Strip

239 240 Clubs: Operations Section N: Match Officials Rules: Section N Section N: Match Officials Appointment of Match Officials N.1. Prior to the commencement of each Season, PGMOL will compile and publish a list of Match Officials eligible to be appointed to officiate at League Matches during that Season. N.2. PGMOL shall be empowered to remove the name of any Match Official from its list at any time. N.3. PGMOL will appoint the Match Officials to officiate at each League Match. PGMOL will give notice of such appointment to the participating Clubs and to the Match Officials so appointed who shall each forthwith acknowledge their appointment to PGMOL. Rules Binding on Match Officials N.4. Acknowledgement by a Match Official of an appointment made under Rule N.3 shall constitute an agreement with the League by such Match Official to be bound by and to comply with: N.4.1. the Laws of the Game (and any protocols issued by the International Football Association Board); N.4.2. The Football Association Rules; and N.4.3. these Rules. Payments to Match Officials N.5. No Club or Official shall either directly or indirectly make or offer to make any payment to or confer or offer to confer any benefit upon any Match Official. Pre-Match Procedures N.6. Prior to the commencement of a League Match at which they have been appointed to officiate, the referee shall: N.6.1. together with the other appointed Match Officials, arrive at the Stadium not less than two hours before the advertised time of kick-off; N.6.2. decide on the fitness of the pitch for the playing of the League Match and: N.6.2.1. if the referee considers it to be unfit, instruct that the League Match be postponed or that the kick-off be delayed; or N.6.2.2. if the referee considers it to be necessary, instruct that the pitch be re-marked; N.6.3. receive the team sheets of the participating Clubs in accordance with Rule L.23; N.6.4. permit the amendment of a team sheet if a Player is injured or otherwise incapacitated as provided in Rule L.26; N.6.5. attend the briefing referred to at Rule L.24; N.6.6. check and approve any football to be used in the League Match; N.6.7. ensure that, if appropriate, the Home Club has made a coloured ball available; N.6.8. wear one of the match uniforms provided by PGMOL ensuring that it does not clash with the Strip worn by either of the participating teams; N.6.9. ensure that the Players’ Strip complies with the provisions of Section M (Players’ Identification and Strip) of these Rules; N.6.10. ensure that the uniform worn by any ball assistant or steward does not clash with the Strip worn by either of the participating teams and if in their opinion there is such a clash, they shall be authorised to request such ball assistant or steward to change their uniform or to leave the vicinity of the field of play; N.6.11. with the assistant referees, lead the participating teams onto the field of play in accordance with the provisions set out in the Countdown to Kick-Off; and N.6.12. take such other steps as may be agreed between the League and PGMOL from time to time. Compliance with Instructions N.7. Players and Officials shall comply with any lawful instruction given to them by a Match Official officiating at a League Match. Post-Match Procedures N.8. By such method approved by PGMOL, the referee shall send the team sheets to and make the following reports to the Board as soon as practicable after officiating at a League Match: N.8.1. on the standard of facilities for Match Officials provided by the Home Club; N.8.2. on the late arrival at the Stadium of any of the Match Officials, giving reasons therefore; N.8.3. on the condition of the pitch; N.8.4. on the circumstances surrounding the kick-off or re-start being delayed; N.8.5. on either team commencing the League Match with less than a full complement of Players; N.8.6. on any change of Strip ordered; N.8.7. on the failure of a team to process together onto the field of play in accordance with the provisions set out in the Countdown to Kick-Off; N.8.8. on any breach of Rule L.35 by either Club; N.8.9. on any Player being cautioned or sent-off; N.8.10. on either assistant referee taking over as referee and stating the reason therefore; N.8.11. on any breach of these Rules by Clubs, Players, Officials, Managers and other Match Officials; and N.8.12. any other matter which the referee considers appropriate to bring to the Board’s attention. N.9. A referee shall likewise report to The Football Association any breach of The Football Association Rules.

241 242Rules: Section O Clubs: Operations Section O: Medical Section O: Medical Doctors – General O.1. Nothing in this Section O or elsewhere in these Rules replaces, reduces or affects in any way the obligations imposed on Clubs by statute and/or common law in the fields of medicine, occupational health and/or health and safety. O.2. Each Club’s Team Doctor, Crowd Doctor and Medical Coordinator, and any other doctor appointed by the Club, shall be a registered medical practitioner licensed to practice by the General Medical Council. O.3. References in these Rules to a requirement to hold a current Football Association Advanced Trauma Medical Management in Football qualification (“ATMMiF”) shall mean that the individual concerned shall: O.3.1. have successfully undertaken the full ATMMiF course (or an equivalent course that is recognised and approved by (a) the Faculty of Pre-Hospital Care as equivalent to the ATMMiF Certificate and (b) the Board) in the preceding 42 months; and O.3.2. have successfully undertaken the ATMMiF refresher course (or an equivalent course recognised and approved by the Board) in the preceding 22 months (unless they successfully undertook the full ATMMiF course or an equivalent course recognised and approved by the Board within that period). Guidance The Football Association has developed a number of new courses to replace the previously required qualifications: • ATMMiF replaces the AREA; • Introduction to First Aid in Football (“IFAiF”) replaces EA; • Emergency First Aid in Football (“EFAiF”) replaces BFAS; and • Intermediate Trauma Medical Management in Football (“ITMMiF”) replaces IFAS. Where an individual is required by these Rules to hold one of the new qualifications referred to above, it will be acceptable to hold the previous qualification referred to until that qualification has expired, at which point the new qualification will be required. Team Doctor and Medical Coordinator O.4. Each Club shall appoint at least one Team Doctor and at least one Medical Coordinator (who must be a doctor). O.5. Each doctor appointed by a Club whose responsibilities include giving medical treatment to Players must: O.5.1. hold a current ATMMiF; O.5.2. comply with the Head Injury Protocol and any guidance issued by the Board in respect of the identification and notification of concussive injuries; and O.5.3. comply with the General Medical Council’s requirements concerning annual appraisal, scope of practice, indemnity and revalidation of doctors. O.6. The Team Doctor must hold a diploma in sports medicine or an equivalent or higher professional qualification. O.7. In respect of each League Match, the Medical Coordinator of the Home Club shall: O.7.1. by such method approved by the League, complete and sign the Match Day Medical Requirements Form in advance of each League Match; O.7.2. liaise with the Visiting Club’s Team Doctor prior to each League Match in order to explain to them the Home Club’s arrangements for emergency care; O.7.3. on the day of the League Match, be available to deal with any queries of the Visiting Club’s Team Doctor and ensure that the latter is given the opportunity to familiarise themselves with the Home Club’s medical facilities and to meet the paramedics present at the League Match pursuant to Rule O.19.4; O.7.4. comply with the Head Injury Protocol including providing assistance with the identification and assessment of concussive injuries, whether through the use of pitch-side video technology or otherwise; and O.7.5. at the request of either Team Doctor: O.7.5.1. assist with the treatment of injuries; O.7.5.2. care for and monitor any Player or Match Official who has left the field of play; and O.7.5.3. act as the lead point of liaison and co-ordination for all Players or Match Officials referred to hospital, including by liaising with the hospital and establishing contact with local ambulances and hospital emergency departments. O.8. In advance of each League Match, the Team Doctor of the Home Club shall, by such method approved by the League, complete and sign the Mandatory Medical Equipment Form and retain it for their records. Crowd Doctor O.9. Each Club shall appoint at least one Crowd Doctor. O.10. A Crowd Doctor shall either: O.10.1. hold a Diploma in Immediate Medical Care issued by the Royal College of Surgeons (Edinburgh) Faculty of Pre-Hospital Care (“Faculty”) or its equivalent; or O.10.2. have successfully undertaken the Faculty’s ‘Generic Crowd Doctor Training’ course or its equivalent. O.11. Each Crowd Doctor shall successfully undertake the Faculty’s ‘Generic Refresher and Skills Update Course’ at least once every five years. Physiotherapists O.12. Each Club shall employ a full time senior physiotherapist. O.13. The senior physiotherapist shall: O.13.1. be a registered physiotherapist member of the Health and Care Professions Council; and O.13.2. hold a current ATMMiF.

243 244 O.14. Any other physiotherapist employed by a Club shall: O.14.1. be a registered physiotherapist member of the Health and Care Professions Council; and O.14.2. (where the duties of the physiotherapist concerned include being present in the technical area during League Matches in accordance with Rule L.36) hold a current ATMMiF. O.15. Any other sports therapist employed by a Club (where the duties of the therapist concerned include being present in the technical area during League Matches in accordance with Rule L.36) shall hold a current ATMMiF. Medical and Safety Action Plan O.16. Each Club shall prepare and make available to the League on request a Medical and Safety Action Plan, which shall: O.16.1. set out protocols for the assessment of risk and management of injuries to its employees in all areas of its business; O.16.2. set out protocols detailing the management of injuries to Players and Match Officials sustained during League Matches, other matches in which the Club participates and training (including a dedicated protocol for the emergency treatment of Players and Match Officials during League Matches played at its Stadium); and O.16.3. detail all first aid facilities and medical equipment maintained by the Club in the event that treatment of such injuries is necessary. O.17. The Medical and Safety Action Plan shall be: O.17.1. drawn up under the guidance of, and be regularly reviewed and if necessary amended by, the Team Doctor in consultation with the Medical Coordinator, senior physiotherapist, the Club’s safety officer and such other Persons as the Club may consider appropriate; and O.17.2. annually reported to and approved by the Club’s board. O.18. Each Club shall ensure that: O.18.1. it manages effectively all medical issues that may arise at a League Match; and O.18.2. its first aid facilities and medical equipment are properly maintained and are in full working order. Attendance of Medical Personnel and Provision of Medical Facilities O.19. At every League Match: O.19.1. each participating Club shall procure the attendance of its Team Doctor and the Home Club shall procure the attendance of its Crowd Doctor and Medical Coordinator. The Home Club’s Team Doctor, Crowd Doctor and Medical Coordinator shall be available throughout and for a reasonable time before and after the League Match; O.19.2. each participating Club shall procure the attendance of a physiotherapist or therapist who is qualified as required by these Rules; O.19.3. each participating Club’s Team Doctor and physiotherapist or therapist (who shall be qualified as required by these Rules) shall occupy that Club’s trainers’ bench during the League Match; O.19.4. the Home Club shall procure the attendance of at least two fully qualified and appropriately insured paramedics who shall be available to assist with on-field medical incidents; O.19.5. no Person other than a participating Club’s Team Doctor, Medical Coordinator, physiotherapist or therapist (who shall be qualified as required by these Rules) or the paramedics referred to in Rule O.19.4 shall be permitted to treat Players or Match Officials on the field of play; O.19.6. the Home Club shall ensure that all equipment and facilities listed in the Mandatory Medical Equipment Form are available and present at the Stadium; O.19.7. the Home Club shall ensure that throughout each League Match a fully equipped, dedicated and appropriately insured ambulance suitable to carry an emergency casualty and staffed by a Person or Persons qualified to perform essential emergency care en route is available at the Stadium to transport any Player or Match Official requiring emergency treatment to hospital; and O.19.8. the Home Club shall before each League Match make available to the Visiting Club the emergency treatment protocol referred to in Rule O.16.2 and obtain the Visiting Club’s Team Doctor’s confirmation that they have received it. Concussive Injuries O.20. Where a Player, whether engaged in a League Match, any other match or in training, has sustained, or is suspected of having sustained, a concussive injury: O.20.1. the Club must comply with the Head Injury Protocol, The FA Return to Play Guidelines and any other concussion protocol and guidance issued by the League in respect of the treatment of that Player and any review of that treatment; and O.20.2. notwithstanding Rule O.20.1 above, the Player shall not, under any circumstances, be allowed to resume playing or training (as the case may be) that same day. Furthermore, he shall not be allowed to return to playing in matches or participating in training thereafter unless he has been examined and declared fit to do so by his Team Doctor or, if they are unavailable, by another medical practitioner. In such circumstances, the welfare of the Player is paramount and the decision of the Team Doctor or other medical practitioner as to whether the Player is fit to resume playing or training shall be final. Medical Records O.21. Each Club shall carry out medical examinations on all its Contract Players and Academy Players registered on Scholarship Agreements (as defined in the Youth Development Rules) in accordance with the requirements laid down in Appendix 6 to these Rules and keep medical records that comply with General Medical Council requirements. O.22. Where the transfer (including the Temporary Transfer) of the registration of a Contract Player is being negotiated between Clubs, the Club holding the registration shall, at the request of the other Club, and provided that the consent of the Contract Player has been obtained, provide to it the medical records of the Contract Player in question (including for the avoidance of doubt any records which the Club holds of the cardiac screening and/or concussion history of the Player). Section O: Medical Section O: Medical Rules: Section O

245 246 Medical Insurance O.23. During such time as there shall remain in force an agreement between the League and the Professional Footballers’ Association for the subsidising of Player insurance schemes, each Club shall cause each of its Contract Players and those of its Academy Players with whom it has entered into a Scholarship Agreement (as defined in the Youth Development Rules) to be insured under and in accordance with the terms of any private medical insurance scheme approved by the Board. In the case of such Academy Players such insurance may be limited to football related injuries. COVID-19 Emergency Protocols O.24. Clubs must comply with the COVID-19 Emergency Protocol set out at Appendix 16 to these Rules. Injury Audit O.25. Subject to any legal restrictions preventing disclosure, each Club shall comply promptly and in full with any request for information made by the League in connection with any injury audit operated by (or on behalf of) the League. Section O: Medical Section O: Medical Rules: Section O

247 248Rules: Section P Clubs: Operations Section P: Managers Section P: Managers Codes of Conduct P.1. Managers shall conduct themselves in accordance with the Code of Conduct for Managers set out in Appendix 7 to these Rules. P.2. Clubs shall conduct themselves in relation to Managers in accordance with the Code of Conduct for Clubs set out in Appendix 8 to these Rules. P.3. Any failure by Managers or Clubs to conduct themselves in accordance with their respective Codes of Conduct will constitute a breach of this Rule. Coaching Qualifications P.4. Each Manager shall either: P.4.1. hold, or have commenced and be actively engaged on the requisite course to obtain, a valid UEFA Pro Licence; or P.4.2. hold, or have commenced and be actively engaged on the requisite course to obtain, a valid diploma of a similar standard issued by another national association. P.5. No Club shall employ any Person as a Manager who does not hold a qualification listed in Rule P.4. P.6. Rules P.4 and P.5 shall not apply to Managers until the expiry of 12 weeks from the date of their appointment as such. The Board shall have power to grant an extension of the 12 week period only if reasonably satisfied that a Manager is acting as a temporary replacement for another who is medically unfit to resume their duties. Manager Contracts of Employment and other Agreements and their Submission to the Board P.7. Each Club must provide to the League within seven clear Working Days of it coming into effect: P.7.1. full details of a Manager’s remuneration including all benefits to which they are entitled whether in cash or in kind. All such details must be set out in their contract. It will be a breach of these Rules for a Club to remunerate a Manager or otherwise induce them to sign or extend a contract of employment by offering or providing any payment or benefit (whether directly or indirectly) that is not set out in their contract; P.7.2. any settlement or termination agreement it enters into with its Manager (or previous Manager). That agreement must include full details of all benefits to which the Manager (or previous Manger) is entitled as a consequence of the settlement or termination, whether in cash or in kind; and P.7.3. full details of any other Transaction pursuant to which its Manager received or is to receive remuneration from any other Person while they are the Manager of the Club, including all benefits to which they are entitled, whether in cash or in kind. Each Manager must provide the Club with all such information as is necessary to enable the Club to comply with its obligations under this Rule. Contents of Contracts of Employment P.8. Contracts of employment between a Club and a Manager shall: P.8.1. include the standard clauses set out in Appendix 9 to these Rules; and P.8.2. clearly set out the circumstances in which the contract of employment may be determined by either party. Meetings Re Refereeing and Other Matters P.9. Each Club must procure that its Manager (in person) and Club captain (virtually, via videoconference) attend an annual pre-Season meeting and any mid-Season meeting organised by the League and/or PGMOL. Failure to procure such attendance will (save where the Club concerned can demonstrate exceptional circumstances) constitute a breach of these Rules by the Club. P.10. By no later than 25 June in advance of each Season, each Club must notify the League of two dates (each of which shall be before the Club’s first League Match of the Season) on which each of its Contract Players, first team coaching and technical staff (including all sports scientists, analysts and performance staff) will be available for a meeting to be attended by the League and/or PGMOL. The League will then notify the Club as soon as possible thereafter on which of the two dates provided the meeting will take place. Failure to attend this meeting (in the case of a Contract Player, first team coaching and technical staff (including all sports scientists, analysts and performance staff)) or to take reasonable steps to ensure the attendance of each of its Contract Players, first team coaching and technical staff (including all sports scientists, analysts and performance staff) at this meeting (in the case of a Club), save in exceptional circumstances, will constitute a breach of these Rules. Broadcasters and Media P.11. Each Manager shall when requested to do so attend in person and participate in the interviews, press conferences and other activity required of Managers pursuant to Section K (Stadium Criteria and Broadcasters’ Requirements) of these Rules and failure to do so (save in exceptional circumstances) will constitute a breach of these Rules. Such interviews shall not be arranged in such a manner as to interfere with the Manager’s primary Match Day responsibilities as regards team matters. Disputes P.12. Any dispute arising between the parties to a Manager’s contract with a Club shall be dealt with under the procedures set out in Section Y (Managers’ Arbitration Tribunal) of these Rules. Assistant Manager/Head Coach and Goalkeeping Coach P.13. A Club which applies for a UEFA Licence must, in addition to employing a Manager: P.13.1. employ an individual (such as an assistant manager or head coach) to assist the Manager in all football matters relating to the first team (who shall hold, or have commenced and be actively engaged on the requisite course to obtain, either (a) at least a valid UEFA A licence, or (b) a valid diploma of a similar standard issued by another national association); and

249 250 P.13.2. employ a goalkeeping coach to assist the Manager in all goalkeeping matters relating to the first team (who shall hold, or have commenced and be actively engaged on the requisite course to obtain, either (a) the highest available valid UEFA goalkeeping licence, or (b) a valid UEFA recognition of competence equivalent to the licence described above). Senior Officials P.14. Each Club must provide to the League within seven clear Working Days of it coming into effect, in respect of each Senior Official: P.14.1. full details of that Senior Official’s remuneration for all services provided to the Club, including all benefits to which they are entitled, whether in cash or in kind. All such details must be set out in a contract between the Club and the Senior Official, or otherwise included as a cost of the Club. It will be a breach of these Rules for a Club to remunerate a Senior Official or otherwise induce them to sign or extend a contract of employment by offering or providing any payment or benefit (whether directly or indirectly) that is not set out in their contract or otherwise included as a cost of the Club; P.14.2. any settlement or termination agreement it enters into with that Senior Official (or previous Senior Official). That agreement must include full details of all benefits to which the Senior Official (or previous Senior Official) is entitled as a consequence of the settlement or termination, whether in cash or in kind; and P.14.3. full details of any other Transaction pursuant to which that Senior Official received or is to receive remuneration from any other Person while they are a Senior Official of the Club, including all benefits to which they are entitled, whether in cash or in kind. Each Senior Official must provide the Club with all such information as is necessary to enable the Club to comply with its obligations under this Rule. Section P: Managers Section P: Managers Rules: Section P

251 252Rules: Section Q Clubs: Operations Section Q: Scouts Section Q: Scouts Registration of Scouts Q.1. The Board shall keep a register of Scouts. Q.2. Each Club upon employing or engaging a Scout shall within five days thereof apply to register them by duly completing Form 10 and submitting to the Board a copy of the document by which, in accordance with Rule J.2, the Club binds the Scout to comply with these Rules. Q.3. The Board shall register a Scout and shall notify the applicant Club to that effect upon being satisfied that: Q.3.1. the Club has complied with Rule Q.2 above; and Q.3.2. the Scout who is the subject of the application is not currently registered as the Scout of another Club. Q.4. Except during the period of five days mentioned in Rule Q.2 above, no Club shall employ a Scout who is not registered under the provisions of this Section of these Rules unless it has made an application to register them which has yet to be determined. Q.5. Upon a Club ceasing to employ or engage a registered Scout it shall within five days thereof give notice to that effect to the Board who shall thereupon remove the name of such Scout from the register. Identification of Scouts Q.6. Each Club shall issue to each of its registered Scouts a formal means of identification which shall include: Q.6.1. the name of the Club by which it is issued; Q.6.2. the signature of an Authorised Signatory of the issuing Club; Q.6.3. a photograph of the Scout; and Q.6.4. the Scout’s signature. Code of Conduct Q.7. Scouts shall conduct themselves in accordance with the Code of Conduct for Scouts set out in Appendix 10 and any failure to do so shall constitute a breach of this Rule. Each Club must ensure that its Scouts comply with the provisions of these Rules (and, where applicable, the Youth Development Rules) and Appendix 10 of these Rules.

253 254Rules: Section R The League: Operations Section R: Supporter Relations Section R: Supporter Relations Supporter Liaison Officer R.1. Each Club shall employ one or more appropriately senior Official(s) whose responsibilities shall include: R.1.1. the delivery of the Club’s policies regarding its supporters; R.1.2. ensuring that there is a regular point of contact within the Club for the Club’s supporters; and R.1.3. liaising regularly with the Club’s management (including on safety and security related issues as they affect supporters). Policies R.2. Each Club shall devise, document and publish (a) a policy (or policies) with regard to ticketing, merchandise and relations with its supporters, season ticket holders and others having an interest in the activities of the Club (together in this Section of these Rules referred to as “Stakeholders”) and (b) a disability access statement. A copy of all such documents must be provided to the League before the start of the Season. R.3. A Club’s policy with regard to its Stakeholders should: R.3.1. provide for consultation with them on a structured and regular basis through forums, questionnaires and focus groups and by the publication of current policies on major issues in an easily digested format; and R.3.2. promote supporter and community liaison and provide for the establishment of liaison structures where none exist. Disability Access Officer R.4. Each Club shall employ one or more appropriately senior Official(s) whose responsibilities shall include: R.4.1. ensuring the provision by the Club of safe, inclusive, accessible facilities and services for disabled supporters; and R.4.2. liaising regularly with the Club’s management (including on issues related to disability access). Reporting R.5. Each Club shall notify the League on request of how each of its said policies has been implemented and the extent to which each has been achieved. Ticketing R.6. A Club’s ticketing policy should: R.6.1. provide general information to the public about ticket availability and pricing, giving the earliest possible notice of any changes and the reasons therefore; R.6.2. aim to promote greater accessibility by the adoption of flexible and imaginative ticketing schemes; R.6.3. facilitate wider access to League Matches by the public by allowing for a broad range of ticket prices, the more expensive effectively subsidising the cheapest; R.6.4. allow for a reasonable reduction in the price of tickets for seats with a restricted view of the goal; R.6.5. adopt a system of concessionary ticket prices tailored to the needs of the local community; R.6.6. give details in an online format and/or other appropriate means of the availability of seating for disabled spectators and their personal assistants and the pricing policy in relation thereto; R.6.7. set out particulars of any membership, loyalty, bond, debenture or similar scheme; R.6.8. make available a method of payment for season tickets by instalments at competitive rates of interest; R.6.9. promote the availability of tickets by reserving a reasonable proportion (at least 5%) of them for sale to non-season ticket holders; R.6.10. deal with the return and distribution of unwanted tickets; R.6.11. include the following provisions in respect of abandoned League Matches: R.6.11.1. abandonment after spectators admitted to the Stadium but before kick-off - free admission to the rearranged League Match; and R.6.11.2. abandonment after kick-off - half price admission to the rearranged League Match; and R.6.12. refer to the obligations set out in Rules R.7 to R.20 below. R.7. Each Club shall provide an area of its Stadium for the exclusive use of family groups and junior supporters. R.8. Concessionary ticket prices must be made available by each of the Home and Visiting Clubs for: R.8.1. senior citizens; and R.8.2. junior supporters. R.9. Unless otherwise agreed by the Board or between the Clubs, and subject to Rule R.11, at each League Match, the Home Club shall make available to the Visiting Club the following allocation of tickets (with such allocation to be inclusive of a minimum of 10% of the Home Club’s disabled spectator accommodation in each case): R.9.1. 3,000 tickets; or R.9.2. if the capacity of the Home Club’s Stadium is less than 30,000, such number of tickets as is equal to 10% of its Stadium capacity. Guidance It is recognised that Clubs may categorise disabled spectator accommodation in different ways. However, to ensure compliance with Rule R.9, it is expected that, at a minimum, the 10% allocation referred to should include 10% of the Home Club’s wheelchair accommodation and 10% of the Home Club’s ambulant disabled seating.

255 256 R.12.2. must confirm its final order of tickets (subject to the conditions set out in Rule R.13) at least four weeks before the League Match to which they relate; and R.12.3. shall pay for the entirety of the tickets so ordered save that it may return (and not pay for) any unsold tickets in the final Seating Block for which it ordered tickets if it has sold 50% of the tickets in that Seating Block. R.13. Unless otherwise agreed, the provision by a Home Club of tickets for sale by a Visiting Club shall be conditional upon: R.13.1. the Visiting Club making the tickets available for purchase by the later of either three Working Days after receipt from the Home Club or the date that is four weeks before the date of the fixture; R.13.2. any unsold tickets being returned by the Visiting Club to the Home Club not later than 10 days before the date fixed for the League Match to which they relate; R.13.3. the proceeds of tickets sold and the value (to be pro-rated to the number of adult and concessionary tickets actually sold by the Visiting Club) of any unsold tickets not returned as aforesaid being paid by the Visiting Club to the Home Club within four days of the League Match taking place; and R.13.4. the Visiting Club paying to the Home Club daily interest at the rate of 5% per annum over the base rate for the time being of Barclays Bank Plc on any amount not paid in accordance with Rule R.13.3. R.14. Each Club shall submit to the League details of its season ticket prices and ticket prices for individual League Matches no later than 48 hours before announcing the same publicly (and, in any event, before the start of each Season). R.15. Clubs participating in the League must comply in full with Rules R.16 to R.20 below: R.15.1. in the case of Clubs in membership of the League in Season 2024/25, by no later than Season 2026/27; and R.15.2. in the case of Promoted Clubs becoming a member of the League from Season 2025/26 onwards, within two years of becoming a member of the League. Guidance In the event that the nature of a Club’s Stadium or primary ticketing provider is such that it requires a longer period of time to implement the necessary measures to give effect to Rules R.16 to R.20, the Club may apply to the Board for dispensation from the relevant Rule. Clubs are encouraged to make any such application as soon as possible. For the avoidance of doubt, the requirements of Rule R.15, above, will apply irrespective of whether a club remains in membership of the League at the end of the relevant transition period. R.16. Each Club shall ensure that, as far as practicably possible, all Home Tickets and Away Tickets (as applicable) for each League Match are assigned to the individual who intends on attending the related League Match (the “Attendee”). Each Attendee’s name and contact details must be registered with the Club. No Club shall permit the sale of Home and/or Away Tickets (as applicable) to an individual not registered with it. For the purposes of Rule R.9, Board approval of a lower Visiting Club allocation (to include any reduction to the requirements regarding disabled spectator accommodation) will ordinarily only be given where a Club can demonstrate the following: • a reduced allocation is required to ensure that the League Match can take place at the time scheduled by the Board pursuant to Rule L.1; or • alternatively: o the Club has informed the League as soon as practically possible after becoming aware of any proposal to reduce the Visiting Club allocation below the Rule R.9 threshold and provides all relevant details of that proposal. It is expected that such notification should be received by the League prior to any Safety Advisory Group (or other equivalent meeting) where the matter will be discussed; o the Home Club has meaningfully engaged and consulted with the Visiting Club on the proposed reduction (including by providing advance notice of the Safety Advisory Group meeting (or other equivalent meeting) to the Visiting Club and the League in order that a representative from the Visiting Club and the League can attend that meeting and/or make representations to it); and o there has been a detailed process of consideration and consultation conducted by the Home Club (evidence of which has been provided to the League), including consideration of what mitigations might be employed to avoid the reduction (and, if they have been deemed inappropriate, why), how the reduction will be implemented and the expected impact this will have on the safety and security operation at the League Match in question. Where Board approval has been granted in accordance with this Rule, that approval will be time-limited (whether to a particular League Match or such other period as the Board deems appropriate). The Club concerned will be expected to take such remedial action during the close Season as necessary to ensure that no similar issues arise during the following Season. R.10. The Visiting Club shall not sell the tickets referred to in Rule R.9 for a price greater than the Visiting Club Ticket Price Cap. R.11. The tickets referred to in Rule R.9 must: R.11.1. be made available to the Visiting Club in blocks corresponding to the blocks of seating (“Seating Blocks”) in the area of the Home Club’s Stadium for supporters of the Visiting Club, such Seating Blocks to be designated by reference to the points at which segregation of supporters of the Home and Visiting Clubs can occur (and, for the avoidance of doubt, there shall be no maximum or minimum number of seats in a Seating Block and any question as to the size of a Seating Block or the location of a segregation point shall be determined by the Board); R.11.2. be allocated so as to ensure that supporters of the Visiting Club are located in one or more segregated, self-contained area(s) of the Stadium; and R.11.3. (subject to the approval of the relevant local authority) be allocated so as to ensure that, at a minimum, one Seating Block in which supporters of the Visiting Club will be located is situated ‘pitch-side’ (i.e. the front row of such Seating Block is the row closest to the pitch in the relevant stand that is available for general admission). R.12. The Visiting Club: R.12.1. may order and sell tickets on a sequential Seating Block by Seating Block basis (the sequence of release of Seating Blocks to the Visiting Club to be determined by the Home Club); Section R: Supporter Relations Section R: Supporter Relations Rules: Section R

257 258 R.24. Upon a Promoted Club becoming a member of the League in accordance with the provisions of Rule B.4, it shall give notice to any manufacturer licensed to manufacture and distribute its replica Strip in the terms set out in Appendix 12 of these Rules and request such manufacturer to convey the substance of the notice to its dealers forthwith and advise them that: R.24.1. they are free to sell, advertise and display for sale replica Strip supplied by such manufacturer at whatever price they may choose; and R.24.2. they should inform the Competition and Markets Authority if they are concerned that a minimum resale price is being imposed. R.25. No Club shall cause or procure any manufacturer with which it has a licensing agreement for the manufacture of replica Strip to do any act or cause to be done anything which would constitute a breach of the standard clauses referred to in Rule R.23. R.26. Each Club shall provide the Competition and Markets Authority with such information as it may need in order to satisfy itself that Rules R.23 to R.25 above have been complied with. Visiting Club Support Officials R.27. At each League Match, the Visiting Club must ensure an appropriate number of Officials, and in any event one Official for each 500 tickets sold to Visiting Club supporters, attends the Home Club’s Stadium to assist the Home Club in the area in which the Visiting Club’s supporters are located (the “Visiting Club Support Officials”). All Visiting Club Support Officials shall have at least a level 2 National Occupational Standards for Spectator Safety qualification. One of the Visiting Club Support Officials must have at least a level 3 National Occupational Standards for Spectator Safety qualification and shall attend the Home Club’s safety briefing prior to the League Match. Guidance A Visiting Club’s Supporter Liaison Officer may be included within the allocation of Visiting Club Support Officials required under Rule R.27. Fan Engagement Standard and Fan Advisory Boards R.28. Each Club shall: R.28.1. establish an advisory group to consider issues relevant to its supporters and supporter engagement (a “Fan Advisory Board”); and R.28.2. nominate a board-level Official to oversee fan engagement and be accountable to the Board for the effective delivery of relevant Club policy(ies) and the operation of the Fan Advisory Board. R.29. Each Club shall adopt, and comply with, the Fan Engagement Standard. Guidance The above responsibility falls on each Club to ensure that any tickets it sells are to individuals registered with it. That is, the Home Club shall ensure that Home Tickets are sold only to registered individuals, and Visiting Clubs shall ensure that Away Tickets are sold only to registered individuals. The Rule shall apply to group bookings (for example, bookings by supporter groups or third-party agencies) but tickets issued to certain registered groups may be exempt (by way of example only, tickets issued to schools or a Club’s foundation). R.17. Each Home Club shall ensure that a minimum of 70% of all available Home Tickets for each League Match are issued as Digital Tickets. Guidance Notwithstanding the minimum requirement set out above, Clubs are encouraged to ensure as many Home Tickets are issued as Digital Tickets as practicable. R.18. Each Home Club shall ensure that Away Tickets are, by default, made available to the Visiting Club as Digital Tickets. Guidance The Home Club and Visiting Club should liaise and mutually agree the method of the issuance of Away Tickets. R.19. Each Home Club shall ensure that any transfer of Home Tickets which are Digital Tickets between individuals is conducted via the Club’s official digital transfer mechanism. Each Home Club shall take all reasonable steps to ensure that the transfer of Home Tickets (which are not Digital Tickets) takes place with the Home Club’s permission. For the avoidance of doubt, the registration requirements set out at Rule R.16, above, shall apply to any transferred Home Tickets. R.20. Not later than four weeks before the commencement of each Season, each Club shall send all Visiting Clubs a digital seating plan of the Seating Blocks within its Stadium referred to in Rule R.11. Merchandise R.21. A Club’s merchandising policy should: R.21.1. allow for market research to be undertaken with regard to the frequency of Strip changes and their design; R.21.2. identify the intervals at which Strip changes are intended to take place and the date of the next intended change; R.21.3. provide for swing tickets attached to replica Strip to state its launch date; and R.21.4. refer to the effect on the consumer of the obligations set out in Rules R.23 to R.26 below. R.22. Any numbers, lettering, badges and logos appearing on replica Strip shall be of the same style, colour and design as those appearing on Players’ Strip currently registered as required by Rule M.17. R.23. In any future contract to license a manufacturer to produce for retail sale replica Strip, each Club shall include the standard clauses set out in Appendix 11 of these Rules. Section R: Supporter Relations Section R: Supporter Relations Rules: Section R

259 260Rules: Section S Clubs: Operations Section S: Safeguarding and Mental Health Section S: Safeguarding and Mental Health S.5.10. be made known to all Club Affiliated Individuals, and (in any handbook or the like which the Club produces to accompany any Activity) to Children and Adults at Risk (and their Parents or carers) engaged in each Activity and be available in person or by telephone to the Club Affiliated Individuals and to such Children and Adults at Risk, their Parents and carers at all reasonable times; S.5.11. provide written instructions to the Club Affiliated Individuals engaged in each Activity in respect of good practice and what they are required to do if they detect any sign of abuse of Children and Adults at Risk, if they suspect such abuse is taking place or if they otherwise have concerns as to the welfare of a Child or Adult at Risk; S.5.12. provide guidance to and support for any Club Affiliated Individual engaged in each Activity who reports suspected abuse of a Child or Adult at Risk or concerns as to their welfare; and S.5.13. be responsible for maintaining clear, comprehensive and up-to-date records of all allegations of abuse or poor practice (including, but not limited to, those subject to referral under Rules S.12 and S.13), details of how such allegations are resolved and any decisions reached. S.6. The Head of Safeguarding may, in relation to a specific Activity, if appropriate, delegate any of the responsibilities listed in S.5.10 to S.5.12 to one or more other Club Affiliated Individuals (“Safeguarding Officer(s)”). In such circumstances, the Head of Safeguarding must supervise the work of Safeguarding Officer(s) and ensure that they are properly trained, and supported including, without limitation, by way of regular, minuted meetings with each Safeguarding Officer. S.7. Each Head of Safeguarding and Safeguarding Officer shall: S.7.1. be trained in all issues affecting the safeguarding of Children and Adults at Risk; S.7.2. be given a job description that properly records their responsibilities; and S.7.3. undertake in each calendar year continuing professional development training in the safeguarding of Children and Adults at Risk, approved by the League, and maintain a record thereof. Guidance Clubs’ attention is drawn to Youth Development Rule 228 which requires that an Academy Safeguarding Officer must be appointed to undertake the functions set out in Rule S.5.7 with regard to the Academy. Safeguarding Awareness S.8. The following Persons shall be given regular training (in a form approved by the Head of Safeguarding) in the Club’s policies and procedures for the safeguarding of Children and Adults at Risk: S.8.1. each Club Affiliated Individual; S.8.2. each member of the Club’s board of directors; S.8.3. each Player; and S.8.4. each Academy Player and their Parent(s). Clubs’ Policies and Procedures S.1. Each Club shall prepare, implement and review written policies and procedures for the safeguarding of Children and Adults at Risk (which shall be consistent with any relevant legislation and statutory guidance in place from time to time). S.2. Each Club’s policies and procedures for the safeguarding of Children and Adults at Risk shall: S.2.1. be in accordance with this Section of these Rules and shall have regard to any guidance issued by the League in respect of safe event management; S.2.2. meet the Premier League Safeguarding Standards; and S.2.3. comply with any other policy or guidance published by the League from time to time. Roles and Responsibilities S.3. Each Club shall designate a Senior Safeguarding Lead, who shall take leadership responsibility for the Club’s safeguarding provision (in consultation with the Club’s Head of Safeguarding) and actively champion safeguarding at board level. The name of the Club’s Senior Safeguarding Lead shall be notified in writing to the League’s Head of Safeguarding. S.4. Each Club shall designate at least one full time Club Affiliated Individual with the necessary skills and expertise as its Head of Safeguarding. The name of the Club’s Head of Safeguarding shall be notified by the Club to the League. S.5. The Head of Safeguarding shall: S.5.1. be dedicated full time to that role as their sole responsibility; S.5.2. where possible, report directly to (and be managed by) the Senior Safeguarding Lead; S.5.3. provide strategic leadership on safeguarding provision and issues within the Club; S.5.4. review and approve the safeguarding provision for all Activities; S.5.5. act as the first point of contact for any report or suspicion of abuse or concern relating to the welfare of a Child or Adult at Risk engaged in an Activity; S.5.6. liaise regularly with and be guided by the advice of the relevant local and statutory authorities and the League with regard to issues concerning the safeguarding of Children and Adults at Risk; S.5.7. promote awareness within the Club of safeguarding of Children and Adults at Risk and encourage and monitor the adoption of best practice procedures in that regard; S.5.8. report on a regular basis on the effectiveness of, and the Club’s compliance with, its policies and procedures for the safeguarding of Children and Adults at Risk to the Senior Safeguarding Lead and the board of the Club; S.5.9. act as the lead Club Official in any investigation of an allegation of abuse of a Child or Adult at Risk;

261 262 Club Affiliated Individuals S.9. Club Affiliated Individuals shall in all dealings with and on behalf of Children and Adults at Risk do what is reasonable in the circumstances of the case for the purpose of safeguarding or promoting the safety and welfare of the relevant individual(s). S.10. Each Club Affiliated Individual shall be given in writing: S.10.1. the name of the Club’s Head of Safeguarding; S.10.2. descriptions of what constitutes poor safeguarding practice, abuse or unsuitable behaviour towards a Child or Adult at Risk; S.10.3. details of what they are required to do if there is any sign of poor safeguarding practice, abuse or unsuitable behaviour towards a Child or Adult at Risk or if there is a suspicion that such conduct is taking place; and S.10.4. the League’s ‘Guidance for Safer Working Practice’. S.11. No Person shall be appointed as a Club Affiliated Individual unless: S.11.1. they have been recruited and vetted in accordance with the Safer Recruitment Guidelines published by the League from time to time; S.11.2. the Club is satisfied that they are not unsuitable to work with Children and Adults at Risk; and S.11.3. their particulars have been entered in the single central record referred to at Rule S.18.3. Notification of Referrals to External Agencies and Football Authorities S.12. On making any referral of an allegation or incident of suspected abuse of or unsuitable behaviour towards a Child or Adult at Risk to any external agency (including, without limitation, the police, the local authority, the Charity Commission, the Care Quality Commission, Ofsted or the DBS), the Head of Safeguarding or other Official making the referral shall notify the Senior Safeguarding Lead in writing and ensure that the Senior Safeguarding Lead is kept fully appraised of the progress of the referral and any subsequent investigation or action. S.13. The Club shall notify the League and The Football Association (through the submission of the Affiliated Football Safeguarding Referral Form) of, and give the League and The Football Association such further information as they may require in respect of: S.13.1. any information received by the Club (or any foundation or community or charity with which it is connected) regarding the abuse, harm or exploitation of a Child or Adult at Risk by an individual who is or has previously been involved in football related activity in any capacity. This includes any former, current, prospective or future employee, volunteer, consultant, Contract Player, Academy Player of any Club (or any foundation or community or charity with which it is connected) (an “Associated Person”), whether or not the information relates to a recent or non-recent allegation. This includes any referrals made to external agencies (as described in Rule S.12); S.13.2. any information received by the Club (or any foundation or community or charity with which it is connected) regarding an allegation of a sexual offence of any nature against anyone (irrespective of whether that person is a Child or an Adult at Risk) by an individual who is or has previously been involved in football related activity in any capacity. This includes any Associated Person whether or not the information relates to their performance in their role or otherwise, and whether or not the information relates to a recent or non-recent allegation. This also includes any referrals made to external agencies (as described in Rule S.12); and S.13.3. a third or subsequent incident or allegation of low-level concerns (as that term is defined in Affiliated Football’s Safeguarding Policy) whether similar in nature or otherwise, in relation to a Child or Adult at Risk, involving the same Associated Person, in each case, as soon as reasonably practicable, and in any event within 24 hours of the relevant evidence, incident or investigation coming to the attention of the Club (or the foundation, community or charity with which it is connected). Monitoring S.14. Each Club will permit the League to assess its compliance with this Section of these Rules by a representative of the League appointed for this purpose. Each Club shall ensure that each such representative of the League is given access to all records kept in accordance with the requirements of this Section of these Rules and is able to meet Club Affiliated Individuals, Parents, Children, Academy Players, Adults at Risk and their carers. S.15. Such representative appointed by the League in accordance with Rule S.14 shall: S.15.1. give written feedback to the Club concerned on each monitoring visit made and, if appropriate, agree with the Club an action plan setting out actions to be taken by the Club to ensure compliance with this Section of these Rules; and S.15.2. report on each visit in writing to the League (a copy of which shall be provided to the Club). S.16. Where the League becomes aware of significant or repeated breaches of the Premier League Safeguarding Standards, abuse of or unsuitable behaviour towards a Child or Adult at Risk by a Club Affiliated Individual or otherwise holds concerns regarding a Club’s handling of a matter relating to safeguarding, it may (in its absolute discretion) conduct a case review, either on its own or in conjunction with The Football Association. Where such a case review is undertaken, the League shall be entitled to have access to all records kept in accordance with the requirements of this Section of these Rules and shall be entitled to meet Club Affiliated Individuals, Parents, Children, Adults at Risk and their carers. Following such a case review, the League may make such directions to the Club concerned and/or propose such measures be put in place by the Club as it considers necessary, which must be adopted by the Club concerned in full. Rules: Section S Section S: Safeguarding and Mental Health Section S: Safeguarding and Mental Health

263 264 Promoted and Relegated Clubs S.21. Where a Promoted Club, at the point at which it becomes a member of the League pursuant to Rule B.4, is the subject of any investigation, proceedings and/or sanction(s) by the EFL for alleged breaches of any safeguarding provisions within the EFL Regulations that are aligned with these Rules, responsibility for the investigation, proceedings and/or sanctioning will pass to the Board. In such a case: S.21.1. the Board’s powers in Sections S (Safeguarding and Mental Health) and W (Disciplinary) of these Rules will apply in full in respect of the investigation (with the reference to ‘these Rules’ in Rule W.1 deemed to include the relevant aligned EFL Regulations); and S.21.2. the Board’s disciplinary powers set out in Section W (Disciplinary) will apply in full in respect of the matter (with the reference to ‘these Rules’ in Rules W.6 and W.11, deemed to include the relevant aligned EFL Regulations). S.22. Where a Relegated Club, at the point at which it ceases to be a member of the League pursuant to Rule C.14, is the subject of any investigation, proceedings and/ or sanction(s) by the League for alleged breaches of the Rules that are aligned with any safeguarding provisions within the EFL Regulations, responsibility for the investigation, proceedings and/or sanctioning will pass to the EFL, in which case the provisions of the relevant EFL Regulations will apply. Safer Recruitment S.17. Each Club shall prepare, implement and review regularly a safer recruitment policy, which shall: S.17.1. be in accordance with this Section of these Rules; and S.17.2. comply in full with any guidance or policy published by the League from time to time. S.18. Each Club shall designate a Club Affiliated Individual as its Safer Recruitment Lead. The Safer Recruitment Lead shall: S.18.1. act as the Club’s principal point of contact with the League on all matters connected with safer recruitment; S.18.2. ensure strict compliance by the Club with its safer recruitment policies; and S.18.3. maintain a single central record of Club-Affiliated Individuals engaged in Club activities in such format as approved by the League. Guidance The Safer Recruitment Lead is required to maintain a single central record (i.e. a system of centralised records) which should include pre-employment/engagement vetting checks, role commencement and induction dates, repeat criminal record checks and training records. In the case of any third-party employees, volunteers, and contractors involved in the Club’s activities, records must be maintained detailing the due diligence checks undertaken under the third-party organisation’s safeguarding and safer recruitment policies and procedures. Clubs should refer to the League’s Safeguarding Standards and Safer Recruitment Guidance for further information. Publicity S.19. Each Club shall publish in an easily accessible section of its website: S.19.1. a clear statement of the Club’s commitment to safeguarding; S.19.2. the details for the Club’s safeguarding team (which can be a generic email address or the details of a specific contact in the team); and S.19.3. a copy of the Club’s policies and procedures referred to at Rule S.1. Mental and Emotional Wellbeing S.20. Each Club shall ensure that: S.20.1. each Season, it makes each of its Contract Players available for a session of between 45 and 90 minutes in duration, to receive information regarding the support and resources available to promote mental and emotional wellbeing; S.20.2. it devises, implements and makes available to the League on request, a Mental and Emotional Wellbeing Action Plan; and S.20.3. designates an individual as its Mental and Emotional Wellbeing Lead, with responsibility for the Club’s mental emotional wellbeing provision and who actively champions mental and emotional wellbeing initiatives at board level. Section S: Safeguarding and Mental Health Section S: Safeguarding and Mental Health Rules: Section S

265 266Rules: Section T Players – Contracts, Registrations and Transfers Section T: Players – Contracts Section T: Players – Contracts T.9.2. no Player shall either directly or indirectly accept or cause or permit his Football Agent to accept any such offer as is described in this Rule. Form of Contract T.10. Save for any contracts entered into by a Promoted Club before it became a member of the League which are in Form 11, contracts between Clubs and Players shall be in Form 12 (save with the permission of the Board). Length of Contract T.11. Subject to the exceptions set out below, a contract between a Club and a Player may be for any period provided that its expiry date is 30 June. The exceptions to this Rule are: T.11.1. contracts with Contract Players under the age of 18 years which must not be capable of lasting for more than three years; T.11.2. contracts no greater than one month in duration (a “Monthly Contract”); and T.11.3. Week by Week Contracts. T.12. A Player under the age of 17 years may not enter into a contract of employment with a Club and may only be registered as an Academy Player. Players’ Remuneration T.13. Full details of a Player’s remuneration including all benefits to which he is entitled whether in cash or in kind shall be set out in his contract (or any amendment to that contract in a form approved by the Board). It will be a breach of these Rules for a Club to remunerate a Player or otherwise induce him to register with the Club and/or sign or extend a contract of employment by offering or providing any payment or benefit (whether directly or indirectly) that is not set out in his contract. T.14. The terms of a contract between a Club and a Player (including any amendment to that contract in a form approved by the Board) shall be strictly adhered to. Signing-on Fees T.15. A Signing-on Fee may be paid only to a Contract Player whose contract: T.15.1. is for a period of not less than three months; and T.15.2. is not a Monthly Contract or a Conditional Contract or a Week by Week Contract. T.16. In the case of a contract between a Club and a Player lasting for more than one year, any Signing-on Fee shall be paid in equal annual instalments. T.17. If the registration of a Contract Player is transferred when any part of his Signing-on Fee remains unpaid, a sum equal to the unpaid balance thereof shall be paid to him forthwith by the Transferor Club unless: T.17.1. the transfer is consequent upon the Contract Player’s contract having been terminated by the Transferor Club by reason of the Contract Player’s breach of its terms and conditions; T.17.2. the transfer is consequent upon the Contract Player’s written request to that effect; Approaches to Players T.1. A Club shall be at liberty at any time to make an approach to a Player with a view to negotiating a contract with him: T.1.1. if he is an Out of Contract Player; or T.1.2. in the case of a Contract Player, with the prior written consent of the Club (or club) to which he is contracted. T.2. A Club shall be at liberty after the third Saturday in May in any year and before the subsequent 1 July to make such an approach to a Contract Player: T.2.1. who will become an Out of Contract Player on that 1 July; and T.2.2. who has received no offer from his Club under Rule V.17.2; or T.2.3. who has received but has declined such offer. T.3. Any Club which by itself, by any of its Officials, by any of its Players, by its Football Agent, by any other Person on its behalf or by any other means whatsoever makes an approach either directly or indirectly to a Contract Player except as permitted by either Rule T.1.2 or Rule T.2 shall be in breach of these Rules and may be dealt with under the provisions of Section W (Disciplinary) of these Rules. T.4. For the purposes of Rules T.2 and T.3, “Contract Player” shall include a player who has entered into a written contract of employment with an EFL club. Approaches by Players T.5. An Out of Contract Player, or any Person on his behalf, shall be at liberty at any time to make an approach to a Club (or club) with a view to negotiating a contract with such Club (or club). T.6. Subject to Rule T.7, a Contract Player, either by himself or by any Person on his behalf, shall not either directly or indirectly make any such approach as is referred to in Rule T.5 without having obtained the prior written consent of his Club. T.7. After the third Saturday in May in any year and before the subsequent 1 July a Contract Player to whom Rule T.2 applies or any Person on his behalf may make such an approach as is referred to in Rule T.5. Public Statements T.8. A statement made publicly by or on behalf of a Club expressing interest in acquiring the registration of a Contract Player or by a Contract Player expressing interest in transferring his registration to another Club (or club) shall in either case be treated as an indirect approach for the purposes of Rules T.3 and T.6. Inducements T.9. Except as may be provided in a Player’s contract: T.9.1. no Club shall induce or attempt to induce a Player to sign a contract by directly or indirectly offering him or any Person connected with him or his Football Agent a benefit or payment of any description whether in cash or in kind; and

267 268 Submission to Board T.23. Each Club shall submit a completed Schedule 3 to Form 11 or 12 to the Board when it submits a copy of the Player’s contract in accordance with Rule T.24. T.24. Subject to the provisions of Rules U.17, U.19, U.21 and V.11.3, Clubs shall submit to the Board copies of all contracts with Players (including any amendments to contracts permitted by the Board) within five days of their execution. Mutual Termination T.25. If the parties thereto (and the Player’s Parent if the Player is under the age of 18 years) agree to terminate a Player’s contract before its expiry date they shall forthwith notify The Football Association and the Board to that effect and shall provide the Board with a copy of any compromise or other agreement recording that termination within five days of its coming into full force and effect. T.26. A Club shall be at liberty at any time to reach agreement with a Contract Player to amend the terms of his contract (save for paragraph 7 of Schedule 2 to Form 12). If such an agreement increases the Contract Player’s remuneration then, unless the agreement is made in the Close Season, it shall be a term thereof that the Contract Player’s current contract is extended by a minimum of one year. Disputes between Clubs and Players T.27. The following shall be determined by a Player Related Dispute Commission: T.27.1. an appeal by a Player under the provisions of clause 10.3 or paragraph 3.3.2 of Schedule 1, Part 1 of Form 11 or Form 12; T.27.2. an appeal by a Club under the provisions of clause 11.2 of Form 11 or Form 12; or T.27.3. any dispute or difference between a Club and a Player not otherwise expressly provided for in these Rules. For the purpose of this Rule only, “Player” shall include one who was formerly employed by the Club with which the dispute or difference has arisen, whether or not he has been registered to play for another Club. Commencement of Player Related Dispute Proceedings T.28. Proceedings brought in accordance with Rule T.27 shall be commenced by an application in writing to the other party (copied to the Chair of the Judicial Panel and the Board) which shall: T.28.1. identify the other party; T.28.2. identify the relevant part of Rule T.27 pursuant to which the proceedings have been brought; T.28.3. provide a brief description of the matters in dispute; and T.28.4. annex copies of any documents relied upon. Appointing the Player Related Dispute Commission T.29. Subject to Rule T.32, the Player Related Dispute Commission shall comprise three members appointed in accordance with Rules T.30 and T.31. T.17.3. the Board, on the application of either the Transferor Club or the Contract Player, otherwise decides and either party may appeal to the Premier League Appeals Committee against the decision of the Board in this respect in accordance with the provisions of Section Z (Premier League Appeals Committee) of these Rules; or T.17.4. the Contract Player and Transferor Club agree in writing (with a copy of such agreement submitted to the Board) that the Contract Player’s entitlement under this Rule T.17 to receive the unpaid balance is waived. Lump Sum Payments T.18. Unless otherwise agreed by the Board, no lump sum payment shall be paid or payable by a Club to a Player during the first year of his employment as a Contract Player with that Club save for: T.18.1. a Signing-on Fee (which must be paid in accordance with Rules T.15 to T.17); or T.18.2. a sum paid in respect of the Player’s relocation expenses not exceeding the amount from time to time permitted by HMRC to be paid for this purpose without income tax and national insurance liability. Guidance For the avoidance of doubt, a sum payable in equal weekly or monthly instalments over the duration of the first year of a Contract Player’s employment will not constitute a ‘lump sum’ for the purposes of Rule T.18. Image Contracts T.19. Particulars of any Image Contract Payment in respect of the Player shall be set out in the contract with his Club. T.20. No Image Contract or other agreement entered into by a Club may vary or affect the rights and obligations set out in clause 4 of Form 12 (Standard Player’s Contract) to the extent that such rights and obligations relate to rights granted to the League. Signing the Contract T.21. Save where an alternative method of execution is approved by the Board in advance, a contract between a Club and a Player shall be signed by: T.21.1. the Player; T.21.2. the Player’s Parent if the Player is under the age of 18 years; and T.21.3. an Authorised Signatory on behalf of the Club. Reporting Fines etc. T.22. A copy of any notice terminating a Player’s contract, whether given by the Club or the Player, and any notice given by a Club imposing a fine on a Player or suspending him shall be sent forthwith by the Club to the League and to The Football Association. Section T: Players – Contracts Section T: Players – Contracts Rules: Section T

269 270 T.30. Within 14 days of a party commencing proceedings in accordance with Rule T.28, each party shall by notice in writing addressed to the other party (and copied to the Chair of the Judicial Panel and the Board) appoint one member to sit on the Player Related Dispute Commission in the proceedings, who shall be: T.30.1. independent of the party appointing them and able to render an impartial decision; and T.30.2. suitably qualified (if not a solicitor or barrister of at least five years’ post-qualification experience, shall be a person who is capable of rendering an impartial decision and is not otherwise subject to a Disqualifying Event). If a party refuses or fails to appoint a member in accordance with this Rule T.30, the Chair of the Judicial Panel shall make the appointment giving notice in writing to that effect to each party (copied to the Board). T.31. Within 14 days of their appointment (i.e. the date of the second member being appointed), the two members appointed pursuant to Rule T.30 shall appoint a third member to sit on the Player Related Dispute Commission as chair, who shall be (i) a solicitor of no less than 5 years’ admission or a barrister of no less than 5 years’ call and (ii) independent of the parties appointing them and able to render an impartial decision. If the two members so appointed fail to agree on the appointment of the chair, the Chair of the Judicial Panel shall make the appointment giving notice in writing to that effect to each party (copied to the Board). Appointing a Single Member T.32. Notwithstanding the provisions of Rules T.30 and T.31, the parties shall be at liberty to agree to the appointment of a single member (who must meet the requirements set out in Rule T.31) in which case this Section of these Rules shall be interpreted on the basis that the Player Related Dispute Commission comprises a single member who shall undertake the duties of the chair. The parties shall notify the Chair of the Judicial Panel and the Board of such an appointment. Where the parties agree that the Player Related Dispute Commission should comprise of a single member, but cannot agree on an appointment, the Chair of the Judicial Panel shall make the appointment. Replacing a Member T.33. If the chair of the Player Related Dispute Commission is unable to act or to continue acting as chair, the two other members shall appoint a replacement chair (who must meet the requirements set out in Rule T.31). If the two members cannot agree, the Chair of the Judicial Panel shall appoint the replacement. T.34. If following their appointment any other member of the Player Related Dispute Commission is unable to act or to continue acting, their appointer may appoint a replacement (who must meet the requirements set out in Rule T.30) so that the composition of the Player Related Dispute Commission is maintained as provided in Rule T.29. Procedure T.35. Any communications from the Player Related Dispute Commission to a party shall be copied to the other party and to the Board. T.36. Any communications sent by either party to the Player Related Dispute Commission shall be addressed to its chair and shall be copied to the other party and to the Board. T.37. The chair of the Player Related Dispute Commission shall decide all procedural and evidential matters and for that purpose within 14 days of their appointment they shall either give directions for the conduct of the proceedings addressed in writing to each party or require their attendance at a preliminary meeting at which they will give directions. T.38. The chair of the Player Related Dispute Commission shall have the power to abridge the time limits in Rule T.37, whether on application or of their own motion, if there is a compelling reason why the proceedings need to be extended or conducted expeditiously. T.39. The chair of the Player Related Dispute Commission shall have overall control of the conduct of proceedings and shall have the power to regulate its proceedings as it sees fit. T.40. The parties shall do all things necessary for the proper and expeditious conduct of the proceedings and shall comply without delay with any direction of the chair of the Player Related Dispute Commission as to procedural or evidential matters. T.41. If either party is in breach of Rule T.40 the Player Related Dispute Commission shall have the power to: T.41.1. make peremptory orders prescribing a time for compliance; T.41.2. make orders against a party which fails to comply with a peremptory order; T.41.3. dismiss a claim for want of prosecution in the event of inordinate or inexcusable delay by a party which appears likely to give rise to a substantial risk that it will not be possible to have a fair resolution of the issues or will cause serious prejudice to the other party; and/or T.41.4. debar that party from further participation and proceed with the proceedings and make an award but only after giving that party written notice of its intention to do so. T.42. The chair of the Player Related Dispute Commission shall have the power to summon any Person to attend a hearing to give evidence and to produce documents and any Person who is bound by these Rules and who, having been summoned, fails to attend or to give evidence or to produce documents shall be in breach of these Rules. T.43. The chair of the Player Related Dispute Commission shall fix the date, time and place of a hearing and shall give the parties reasonable notice thereof. A representative of the Board shall be entitled to attend the hearing as an observer. T.44. If a party to the proceedings fails to attend the hearing, the Player Related Dispute Commission may either adjourn it or proceed in their absence. T.45. The chair of the Player Related Dispute Commission shall decide the manner in which hearings are conducted. T.46. The Player Related Dispute Commission shall not be bound by any enactment or rule of law relating to the admissibility of evidence in proceedings before a court of law. T.47. Each party shall be entitled to be represented at the hearing by a solicitor or counsel provided that they shall have given the other party and the chair of the Player Related Disputes Commission 14 days’ prior written notice to that effect. Section T: Players – Contracts Section T: Players – Contracts Rules: Section T

271 272 T.56. Notwithstanding any decision taken in respect of publication pursuant to Rule T.55, copies of any decision by the Player Related Dispute Commission must be provided to the League within 24 hours of the making of the decision. When the League considers, acting reasonably, that the terms of the decision are of general importance to Clubs, the League may produce an anonymised version and/or summary of such decision for distribution to Clubs. Appeal T.57. Within 14 days of a decision of the Player Related Dispute Commission given under Rule T.50 either party may by notice in writing appeal against such decision to the Premier League Appeals Committee in accordance with the provisions of Section Z (Premier League Appeals Committee) to these Rules whose decision shall be final. Effect of Termination T.58. Upon the termination of a Player’s contract by a Club under the provisions of clause 10.1 of Form 11 or Form 12 becoming operative or upon the termination by a Player of his contract with his Club under the provisions of clause 11.1 of Form 11 or Form 12 becoming operative, the Club shall forthwith release the Player’s registration. T.59. Except in the case of a Retired Player to whom the provisions of Rule U.29.5 apply, upon a Player’s contract being terminated by mutual consent, his Club shall retain the Player’s registration for such period (if any) and on such terms (if any) as the parties may in writing agree. Should the Player sign for another Club (or EFL club) during that period, that Club (or EFL club) shall pay to the Club retaining the registration a Compensation Fee, the amount of which, in default of agreement, shall be determined by the Professional Football Compensation Committee upon application of either Club (or EFL club), provided that such application is served by the deadline provided for in the PFCC Regulations. In the event that an application is not served by the deadline and the conditions in Youth Development Rule 351 are met, a sum calculated pursuant to the compensation provisions in Youth Development Rules 351 to 375 will, unless the relevant Club (or EFL club) agree otherwise, be payable by default within 30 days of the deadline. Testimonial Matches T.60. Notwithstanding that it has no contractual obligation to do so, a Club in its absolute discretion and with the prior written consent of the Board may, in the case of a Player who has completed 10 or more years in its service as such, permit its Stadium to be used without charge for the purposes of a testimonial match. T.48. If the members of the Player Related Dispute Commission fail to agree the final decision, they shall decide by a majority. T.49. Subject to Rules T.51 to T.53 (inclusive), the Player Related Dispute Commission may make such order as it thinks fit. T.50. The Player Related Dispute Commission shall inform the parties of its decision as soon as practicable and, if possible, at the end of the hearing. A written version of the decision must also be provided to the parties and shall contain reasons for the decision (with a copy to the Board and the Chair of the Judicial Panel). The decision shall be binding on the parties. Costs T.51. Subject to Rules T.52 and T.53, the Player Related Dispute Commission shall have the power to make an order for costs in determining disputes under this Section T and shall determine the amount of any such costs. T.52. In proceedings before the Player Related Dispute Commission related to proceedings between Players and Clubs, the League shall contribute £10,000 to the administrative costs (including the members of the Player Related Dispute Commission). Any order for costs pursuant to Rule T.51 shall be for any costs incurred in excess of the sum payable by the League in accordance with this Rule T.52. T.53. In proceedings before the Player Related Dispute Commission related to proceedings between Academy Players (excluding Scholars) and Clubs in relation to the Youth Development Rules: T.53.1. the general rule is that there should be no order as to costs of the parties, but the Player Related Dispute Commission may make an order for costs where it considers it appropriate to do so; and T.53.2. any order will in any event be subject to a condition limiting the amount of costs (including disbursements) which the Club may recover up to £25,000. T.54. Costs ordered to be paid as aforesaid shall be recoverable: T.54.1. in the case of a Club, under the provisions of Rule E.22; or T.54.2. in any other case, as a civil debt. Publication T.55. The proceedings of the Player Related Dispute Commission under this Section T shall be confidential and shall be conducted in private save that, unless otherwise agreed between the parties, and subject to Rule T.56, the Player Related Dispute Commission’s decision shall be published on the League’s website. Where a decision contains any information that is either (a) medically sensitive, (b) confidential in relation to safeguarding and/or (c) commercially sensitive, a party may request within two days of the notification of the decision that the Player Related Dispute Commission publish an anonymised or a redacted version. For this purpose, reasonable prior notice of the date of publication of any decision must be provided to the parties. Section T: Players – Contracts Section T: Players – Contracts Rules: Section T

273 274Rules: Section U Players – Contracts, Registrations and Transfers Section U: Players – Registrations Types of Registration U.9. There shall be four types of registration governed by this Section of these Rules, namely: U.9.1. amateur; U.9.2. contract; U.9.3. Monthly Contract; and U.9.4. temporary. U.10. The registration of Academy Players shall be governed by the Youth Development Rules. International Transfer Certificate U.11. A Player who last played (or was last registered to play) for a club affiliated to a national association other than that to which the Club which is applying to register him is affiliated shall not be registered unless the League has received written confirmation from the Club’s national association that an international transfer certificate has been issued in respect of the Player. U.12. A Player who is the subject of a loan to a Club or club affiliated to a national association other than that to which the loaning Club is affiliated may not play for the loaning Club following the termination of the loan until the League has received written confirmation from the Club’s national association that an international transfer certificate has been issued in respect of his return to his Club, and the League has confirmed to the Club in writing receipt thereof and that he is eligible to play for that Club. Eligibility to Work in the United Kingdom U.13. An application to register a Player shall be accompanied by such evidence as the League may require to demonstrate that the Player may take up employment in the United Kingdom, and the League shall not confirm that he is eligible to play for the Club applying to register him until the League has received such evidence. Registration Procedure U.14. For the purpose of this Section of these Rules the New Registration of a Player shall mean his registration at a time when no other Club (or club) holds his registration either because no previous application to register the Player has been made or because a previous registration has been cancelled or has terminated or has expired. U.15. The New Registration of an Amateur Player shall be effected by completion of and submission to the Board of Form 13 signed on behalf of the Club by an Authorised Signatory. U.16. The registration of an Amateur Player is not transferable. U.17. The New Registration of a Contract Player shall be effected by completion and submission to the Board of a copy of the Player’s contract. Requirement for Registration U.1. A Player shall not be named on the team sheet and/or play for a Club in a League Match unless that Club holds his registration (which shall include, in the circumstances set out in Rules U.3, U.12 and U.13, confirmation that he is eligible to play for it) with effect from at least 75 minutes before kick-off and for League Matches to be played between the close of the Summer Transfer Window and the end of the Season either: U.1.1. his name is included on the Squad List; or U.1.2. he is an Under 21 Player. U.2. A Club shall be deemed to hold the registration of a Player upon receipt of the League’s confirmation by email to that effect. U.3. If a loan of a Player (whether by Temporary Transfer or otherwise) is cancelled by mutual consent, the Player shall not play for the Club to which he is returning unless the League has confirmed to that Club that the Player is eligible to play for it. U.4. A Club shall apply to: U.4.1. include a Player on its Squad List by submitting to the Board the requisite Form; and U.4.2. remove a Player from its Squad List by submitting to the Board the requisite Form. U.5. A Player shall be deemed to have been included or removed from a Club’s Squad List on receipt of the Board’s written confirmation. U.6. Changes to a Squad List may be made: U.6.1. during the period of a Transfer Window; or U.6.2. at other times only with the permission of the Board. U.7. Each application to register a Player shall be subject to the approval of the Board. Guidance The Board will not approve an application to register a Player where Rule E.23 applies. U.8. In addition to the forms and documents specifically required by these Rules, a Club shall submit to the Board: U.8.1. any contract it proposes to enter into which gives the Club or any other party to the proposed contract any rights relating to the transfer of the registration of a player at a date in the future from or to the Club or any rights relating to the employment of the player by the Club; or U.8.2. any contract it proposes to enter into, save for a Representation Contract or an Image Contract, which gives the Club or any other party to the proposed contract the right to receive payments in respect of a Player. Any such proposed contract shall be subject to the approval of the Board. In deciding whether to give such approval the Board shall have regard to (without limitation) Rules I.4 and I.9 (regarding dual interests). Section U: Players – Registrations

275 276 U.29. Subject to the provisions of Rules T.58 and T.59, a contract registration shall terminate: U.29.1. in the case of a Contract Player, upon it being transferred in accordance with Rule V.11; U.29.2. in the case of an Out of Contract Player in respect of whom the conditions set out in Rule V.17 have been satisfied, upon a Transferee Club effecting his New Registration; U.29.3. in the case of an Out of Contract Player in respect of whom the said conditions have not been satisfied, upon the expiry of his contract; U.29.4. in the case of a Contract Player, upon his contract being terminated on the ground of his permanent incapacity; and U.29.5. in the case of a Retired Player, on the expiry of a period of 30 months commencing at the end of the Season in which he stops playing competitive football. New Registrations Requiring Consent U.30. An application for the New Registration of a Contract Player whose contract has been terminated by a Club (or club) on the ground of his permanent incapacity shall be refused unless that Club (or club) consents. U.31. An application for the New Registration of a Contract Player who has received a lump sum disability benefit under the terms of the League’s personal accident insurance scheme shall be refused unless, upon being satisfied that the circumstances of such application are exceptional, the Board consents. List of Players U.32. Except as provided in Rules U.33 and U.34, after the Winter Transfer Window in each year and on or before the subsequent third Saturday in May each Club shall confirm to the Board: U.32.1. whether the list of Players provided to it for these purposes is complete and accurate in all material particulars; U.32.2. details of any Players who are not included in the list referred to in Rule U.32.1 but who should be so included; U.32.3. in the case of each Contract Player whose registration it holds and whose contract expires on the 30 June in that year, whether or not the Club has: U.32.3.1. offered him a new contract under the provisions of Rule V.17.2; or U.32.3.2. implemented any option provision in respect of him; and U.32.4. in the case of each Academy Player whose registration it holds and with whom it has entered into a Scholarship Agreement (as defined in the Youth Development Rules), whether or not the Club has: U.32.4.1. (if the Academy Player is in the second year of his Scholarship Agreement), given him written notice, pursuant to clause 4.2 of the Scholarship Agreement, of the extension of the duration thereof by one year; or U.32.4.2. (if the Academy Player is in the second or third year of his Scholarship Agreement) given him written notice, pursuant to clause 6.7 of the Scholarship Agreement, of its intention to offer him a professional contract as a Contract Player. U.18. The transfer of the registration of a Contract Player shall be effected in accordance with the provisions of Rule V.11. U.19. The New Registration of a Contract Player on a Monthly Contract basis shall be effected by completion of and submission to the Board of Football Association Form G(1), signed on behalf of the Club by an Authorised Signatory, together with a copy of the Player’s contract. U.20. The transfer of the registration of a Contract Player on a Monthly Contract basis shall be effected in accordance with the provisions of Rule V.11. U.21. A Monthly Contract registration may be extended by one month by completion of and submission to the Board of Football Association Form G(1) (Extension), signed on behalf of the Club by an Authorised Signatory, and, if any changes to it have been made, a copy of the Player’s contract. U.22. The Temporary Transfer of the registration of a Contract Player and any extension thereof shall be effected in accordance with the provisions of Rules V.6 to V.10. U.23. Subject to the provisions of Rule V.1, the deadline for receipt by the Board of all duly completed documents required by these Rules to effect the registration of a Player shall be 12 noon on the last Working Day before the date of the first League Match in which the Club making the application intends him to play, save that the international transfer certificate and evidence of eligibility to take up employment in the United Kingdom (in both cases if applicable) may be provided thereafter (but must be provided before the Player is eligible to play for a Club in a League Match). U.24. A Club which transfers or cancels the registration of a Player may not apply to register that Player within a year except with the prior written consent of the Board. Multiplicity of Registrations U.25. A Player shall not apply to be registered by more than one Club (or club) at any one time and the Board shall refuse any application made in breach of this Rule. Monthly Registrations U.26. There shall be no limit to the number of times a Monthly Contract registration may be extended under Rule U.21 provided that a Club intending to apply to extend the Monthly Contract registration of a Player for a third or subsequent time shall give to the Player not less than seven days’ notice of its intention to do so. U.27. Notwithstanding the provisions of Rule V.1, a Club may apply at any time to extend a Monthly Contract registration provided it has not been allowed to expire. Termination of Registrations U.28. The registration of an Amateur Player: U.28.1. shall expire at the end of the Season in which it commenced; U.28.2. may be terminated before its expiry by agreement to that effect between the Club and the Player, such agreement to be notified in writing forthwith by the Club to the Board; and U.28.3. may likewise be terminated by order of the Board on the application of either the Club or the Player. Section U: Players – Registrations Section U: Players – Registrations Rules: Section U

277 278 U.38.4. by way of remuneration (including benefits in cash or kind and Image Contract Payments) to or for the benefit of a Contract Player whose registration it holds; U.38.5. by way of an allowance permitted by Youth Development Rule 313, to an Academy Player with whom it has entered into a Scholarship Agreement (as defined in the Youth Development Rules); U.38.6. by way of payment to a Football Agent strictly in accordance with the terms of The FA Football Agent Regulations; U.38.7. by payment of incidental expenses arising in respect thereof; U.38.8. by payment or receipt of training compensation or solidarity payment pursuant to the FIFA Regulations for the Status and Transfer of Players and any other levies or payments payable to or by a Club pursuant to the statutes or regulations of FIFA or any other football governing body from time to time, or otherwise properly due to or from such a governing body; U.38.9. by payment of value added tax payable in respect of any of the above payments or liabilities; U.38.10. in the case of a Transferor Club, by assignment of its entitlement to a Compensation Fee or Loan Fee to a Financial Institution; and U.38.11. in the case of a Transferee Club, by payment of a Compensation Fee or Loan Fee to a Financial Institution to whom the Transferor Club has assigned its entitlement of the same. U.39. In respect of a player whom it applies to register as a Contract Player, a Club is permitted to make a payment to buy out the interest of a Person who, not being a Club or club, nevertheless has an agreement either with the club with which the player is registered, or with the player, granting it the right to receive money from a new Club or club for which that player becomes registered. Any such payment which is not dependent on the happening of a contingent event may be made either in one lump sum or in instalments provided that all such instalments are paid on or before the expiry date of the initial contract between the Club and the player. Any such payment which is payable upon the happening of a contingent event shall be payable within seven days of the happening of that event. Assignment of Entitlement to Compensation Fee or Loan Fee U.40. A Club may only assign its entitlement to a Compensation Fee or Loan Fee to a Financial Institution in accordance with Rule U.38.10 where, as a condition of such assignment, the relevant Financial Institution confirms in a written agreement with the Club that it will not further assign the entitlement to a third party without the express prior written consent of the League. U.33. The date by which each Club is required by Rule U.32 to give confirmation to the Board shall be extended in the case of a Club which on the third Saturday in May in any year is still participating in the F.A. Cup, the UEFA Champions League, the UEFA Europa League or the UEFA Conference League or has yet to play a League Match required pursuant to Rule C.1 in the relevant Season. U.34. In the circumstances outlined in Rule U.33, above, the Club shall give the Board the information required by Rule U.32 within four Working Days of the last relevant F.A. Cup match, UEFA Champions League Match, UEFA Europa League match, UEFA Conference League match or League Match having been played. U.35. The particulars contained in Clubs’ lists of Players shall be published by the Board by the second Saturday in June in each year. Clubs Ceasing to be Members U.36. Upon a Club (in this Rule and Rule U.37 called “the Former Member”) ceasing to be a member of the League under the provisions of Rule B.5 (other than by reason of its relegation from the League in accordance with Rule C.14), the registrations of its Players (except those held in consequence of a Temporary Transfer) shall vest in the League and thereupon the League shall be at liberty to transfer those registrations as it shall think fit and shall receive any Compensation Fees to which the Former Member would otherwise have been entitled under the provisions of Section V (Players – Transfers of Registrations) of these Rules. U.37. Any Compensation Fees obtained in accordance with Rule U.36 shall belong to the League and out of them the Board shall have power to make a grant to either or both of: U.37.1. any Club to which Compensation Fees are owed by the Former Member; and U.37.2. the Former Member. Prohibition of Third Party Investment U.38. Unless otherwise agreed by the Board and subject to Rule U.39, a Club may only make or receive a payment or incur any liability as a result of or in connection with the proposed or actual registration (whether permanent or temporary), transfer of registration or employment by it of a Player in the following circumstances: U.38.1. by payment to a Transferor Club or receipt from a Transferee Club of a Compensation Fee, Contingent Sum, Loan Fee or sell-on fee; U.38.2. by payment of levy pursuant to Rules V.38 to V.40; U.38.3. by receipt of all or part of a Compensation Fee, Contingent Sum, Loan Fee or sell-on fee, in default of payment of it by the Transferee Club from which it is due, from: U.38.3.1. a financial institution or other guarantor; U.38.3.2. the League in accordance with the provisions of these Rules; or U.38.3.3. the EFL in accordance with the provisions of the Regulations of the EFL; Section U: Players – Registrations Section U: Players – Registrations Rules: Section U

279 280Rules: Section V Players – Contracts, Registrations and Transfers Section V: Players – Transfers of Registrations Section V: Players – Transfers of Registrations V.6.3. between a Club that has its registered address in Wales and a club in membership of the Welsh Premier League. V.7. The conditions referred to in Rule V.6 are: V.7.1. a Temporary Transfer to a Club may not take place in the Transfer Window in which the Transferor Club acquired the Player’s registration; V.7.2. during the period of the Temporary Transfer of his contract registration a Player shall not play against the Transferor Club unless the Transferor Club and the Transferee Club agree in writing that the Player can play against the Transferor Club (a copy of which agreement must be provided to the League in advance of the relevant League Match); V.7.3. if during the period of a Temporary Transfer the Player’s registration is transferred permanently from the Transferor Club to the Transferee Club, the two Clubs may agree in writing (with such agreement copied to the League) that the Player shall not play against the Transferor Club for the remainder of the Season; V.7.4. subject to any conditions imposed by the Board in the exercise of its discretion under Rules V.4.2 or V.4.3, the minimum period of a Temporary Transfer shall be the period between the Summer Transfer Window and the Winter Transfer Window (and vice versa) and the period of a Temporary Transfer shall not extend beyond 30 June next after it was entered into, save that the Board may, in its absolute discretion (a) permit a Temporary Transfer to be terminated before the commencement of the second Transfer Window (subject to such conditions as the Board deems appropriate) and (b) permit a Youth Temporary Transfer of a Contract Player from a Club to a Qualifying NLS Club in accordance with Rule V.7.8; V.7.5. the maximum number of Temporary Transfers to any one Club registrable in the same Season shall be four and in no circumstances shall more than one be from the same Transferor Club at any one time save there shall be excluded from these numbers any Temporary Transfer of the kind described in V.7.6.1 or V.7.6.2; V.7.6. not more than two Temporary Transfers shall be registered by a Club at the same time except that there shall be excluded from that number: V.7.6.1. any Temporary Transfer which become permanent; and V.7.6.2. the Temporary Transfer of a goalkeeper which in its absolute discretion the Board may allow in circumstances it considers to be exceptional; V.7.7. a Club may transfer the registration of no more than one of its goalkeepers by way of Temporary Transfer to another Club each Season, subject to any further Temporary Transfer of one of its goalkeepers pursuant to Rule V.7.6.2; V.7.8. Youth Temporary Transfers of Contract Players from a Club to a Qualifying NLS Club will only be permitted subject to the following conditions: V.7.8.1. all Youth Temporary Transfers to a Qualifying NLS Club are subject to The Football Association Rules, including The Football Association’s Standardised Rules and the time limits contained in those regulations; V.7.8.2. no Youth Temporary Transfer from a Club to a Qualifying NLS Club may take place after the fourth Thursday in March of any Season; Transfer Windows V.1. “Transfer Windows” means the periods in a year during which, subject to Rule V.4, a Club may apply for: V.1.1. the New Registration of a player; V.1.2. the registration of a player transferred to it; and V.1.3. the registration of a Temporary Transfer. V.2. The Summer Transfer Window in any year shall: V.2.1. conclude at such a date and time that the Board may determine in its discretion save that it will always be at a time between 17:00 and 23:59 and on a date up to three days before or three days after 31 August; and V.2.2. commence either (a) at 00:01 on the date 12 weeks prior to the date on which it is to conclude (in accordance with Rule V.2.1, above) or three days after, or (b) at such other date and at such other time as the Board may determine in its discretion. Guidance The Board will confirm the date/time on which the Summer Transfer Window will open and close at a General Meeting during the preceding Season. V.3. The Winter Transfer Window in any year shall commence at 00:01 on 1 January or at such other date and time as the Board shall determine and shall end on such a date and time that the Board may determine in its discretion save that it will always be at a time between 17:00 and 23:59 and on a date up to three days before or three days after 31 January. Guidance The Board will confirm the date/time on which the Winter Transfer Window will open and close at a General Meeting. V.4. Outside a Transfer Window, the Board in its absolute discretion may: V.4.1. refuse an application to register a player; V.4.2. grant an application to register a player and, if thought fit, impose conditions by which the Club making the application and the player shall be bound; or V.4.3. permit a Youth Temporary Transfer of a Contract Player from a Club to a Qualifying NLS Club, and, if it thinks fit, impose conditions to which the Youth Temporary Transfer will be subject. Temporary Transfers V.5. A “Temporary Transfer” shall mean the transfer of a contract registration effected in accordance with Rules V.6 to V.10. V.6. Subject to the conditions set out below, a Temporary Transfer shall be permitted: V.6.1. between Clubs; V.6.2. between a Club and a club in membership of the EFL, the National League, the Northern Premier League, the Isthmian League and the Southern League; and

281 282 V.11.2. any such arrangements agreed between the Transferor Club and the Contract Player to which the Transferee Club is not privy may be omitted from the Transfer Agreement provided that they are forthwith notified in writing to the Board by the Transferor Club; V.11.3. the Transfer Agreement shall be sent by the Transferee Club to the Board together with a copy of the contract entered into between the Transferee Club and the Contract Player together with (if applicable) the evidence required by Rules U.12 and U.13; and V.11.4. the Transferee Club shall pay any Compensation Fee due to the Transferor Club under the terms of the Transfer Agreement in accordance with Rule V.29 and any levy payable under Rule V.38. V.12. All transfer arrangements in respect of Contract Players are subject to the approval of the Board. V.13. The Transferee Club will hold the registration of the Contract Player upon receipt of the League’s confirmation by email to that effect. Retired Players V.14. A Club that, pursuant to Rule U.29.5, holds the registration of a Retired Player who is under the age of 24 years, shall be entitled, if his registration is transferred, to be paid a Compensation Fee by the Transferee Club. Out of Contract Players V.15. An Out of Contract Player may seek to be registered by any Transferee Club. V.16. Upon receiving a formal written offer to effect the New Registration of an Out of Contract Player whose registration it holds, a Club shall forthwith notify the Player and the Board in writing to that effect. V.17. Provided that the following conditions are satisfied, a Compensation Fee shall be paid to a Transferor Club by a Transferee Club upon effecting the New Registration of an Out of Contract Player: V.17.1. the Out of Contract Player in question must be under the age of 24 years as at the 30 June in the year his contract of employment with a Club has expired; V.17.2. on or before the third Saturday in May in the year in which the Player’s contract is to expire or, in the circumstances mentioned in Rule U.33, within four Working Days of the last relevant F.A. Cup match, UEFA Champions League match, UEFA Europa League match, UEFA Conference League match or League Match, in that year having been played, the Transferor Club must send to the Player Form 14 offering him a new contract on the terms therein set out, which must be no less favourable than those in his current contract; V.17.3. any offer made on Form 14 by a Club to a Player under the provisions of Rule V.17.2 shall remain open and capable of acceptance by the Player for a period of one month from the date upon which it was sent by the Club by ordinary first class post to his usual or last known address; and V.17.4. a copy of Form 14 must be sent forthwith to the Board. V.7.8.3. subject to Rule V.7.8.4, a Youth Temporary Transfer from a Club to a Qualifying NLS Club will only be permitted where it is for a period of no less than 28 days; and V.7.8.4. notwithstanding V.7.8.3, a Player may be recalled during the first 28 days of the term of a Youth Temporary Transfer from a Club to a Qualifying NLS Club if (a) the Player is a goalkeeper, (b) the relevant Club and Qualifying NLS Club mutually agree a recall clause in respect of that Player to enable them to be recalled at any point during the term of the Youth Temporary Transfer, and (c) the Board, in its absolute discretion, approves the early recall of the Player; and V.7.9. any other conditions agreed between the Transferor Club and the Transferee Club or, in the exercise of its discretion, imposed by the Board. Guidance For the avoidance of doubt, no Club that already has two Temporary Transfers registered at the same time may be permitted to register a further player whose permanent registration is held by a Club on a ‘sub-loan’. That is to say, if a player is loaned by a club based overseas (or to which Rules V.5 to V.7 do not otherwise apply), that player cannot then be ‘sub-loaned’ by the overseas club to another Club where that Club already has two Temporary Transfers registered at that time. An example of the circumstances in which the Board might exercise its discretion in Rule V.7.4 is where a Player subject to a Temporary Transfer is unable to represent the Club temporarily holding his registration due to a long-term injury. In such circumstances, the Board might approve the termination of the Temporary Transfer on the condition that the Player is prohibited from making any first team appearances at the Club with which he re-registers, during the remaining period of the original Temporary Transfer. V.8. The Loan Fee payable on a Temporary Transfer shall be such sum (if any) as shall have been agreed between the Transferee Club and the Transferor Club and set out in Football Association Form H.2 or H.3 (as appropriate) or in a supplementary agreement. V.9. Any Loan Fee (including any instalments thereof) shall be paid on or before the date or dates agreed between the parties, the latest of which must be no later than 30 June immediately following the conclusion of the Season in which the Temporary Transfer expired. V.10. A Temporary Transfer shall be effected by submitting to the Board Football Association Form H.2 or Form H.3 duly completed and signed on behalf of the Club by an Authorised Signatory. Contract Players V.11. The transfer of the registration of a Contract Player shall be effected in the following manner: V.11.1. the Transferor Club and the Transferee Club shall enter into a Transfer Agreement signed on behalf of each Club by an Authorised Signatory in which shall be set out full particulars of all financial and other arrangements agreed between the Transferor Club and the Transferee Club and, except as provided below, between the Transferor Club and the Contract Player in relation to the transfer of the Contract Player’s registration whether the same are to take effect upon completion of the transfer or at any time thereafter; Section V: Players – Transfers of Registrations Section V: Players – Transfers of Registrations Rules: Section V

283 284 V.25. A Club which having continued to pay the Player the amount of his basic wage under Rule V.22.3 intends to cease making such payments shall give to the Player two weeks’ notice to that effect and upon a Transferee Club effecting the Player’s New Registration the Club shall not be entitled to a Compensation Fee. The Compensation Fee V.26. The Compensation Fee payable by a Transferee Club to a Transferor Club upon the transfer of the registration of a Contract Player to the Transferee Club shall be such sum as shall have been agreed between the Transferee Club and the Transferor Club and set out in the Transfer Agreement. V.27. The Compensation Fee likewise payable in respect of an Out of Contract Player under the provisions of Rule V.17 shall be: V.27.1. such sum as shall have been agreed between the Transferee Club and the Transferor Club or in default of agreement; or V.27.2. such sum as the Professional Football Compensation Committee on the application of either Club (provided that such application is served by the deadline provided for in the PFCC Regulations) shall determine. In the event that an application is not served by the deadline and the conditions in Youth Development Rule 351 are met, a sum calculated pursuant to the compensation provisions in Youth Development Rules 351 to 375 will, unless the relevant Club (or EFL club) agree otherwise, be payable by default within 30 days of the deadline. V.28. A Club which is a Transferor Club shall provide to any previous Club or EFL club with which a Player was registered, and which has a right to a sell-on fee in respect of any transfer of that Player, full details of any Compensation Fee and Contingent Sum(s) to which it becomes entitled. The Club receiving the information shall not disclose or divulge it directly or indirectly to any third party without the prior written consent of the Transferor Club save to statutory and regulatory authorities or as may be required by law or to its auditors. Method of Payment V.29. Subject to Rules V.30 and V.35, all Compensation Fees, Loan Fees (including in both cases instalments thereof) and Contingent Sums payable to a Club or to an EFL club shall be paid (together in each case with value added tax at the then current rate) by the Transferee Club into the Compensation Fee Account by telegraphic transfer or by such other means as the Board may from time to time direct. V.30. If a Club assigns its entitlement to a Compensation Fee or Loan Fee instalment pursuant to Rule U.38.10: V.30.1. it shall procure by means of a legally enforceable agreement that monies payable by virtue of the assignment are paid into the Compensation Fee Account by the assignee; and V.30.2. it shall irrevocably and unconditionally instruct the Transferee Club to pay such monies to the assignee upon their becoming due. V.18. Contract terms shall be deemed to be no less favourable if, disregarding any provision for a Signing-on Fee in the Player’s current contract which is stated to be a once only payment, they are at least equal in value to the most favourable terms to which the Player was or is entitled in any year of his current contract. The Player’s Options V.19. Upon receiving an offer on Form 14 a Player may either: V.19.1. accept the same within one month of its date and enter into a new contract with his Club in the terms offered; or V.19.2. decline it in writing. V.20. If the Player considers that the terms offered by his Club and set out in Form 14 are less favourable than those in his current contract, he may give notice to that effect to his Club and the Board in Form 15 and apply for a free transfer. V.21. Such application shall be determined by the Board and if it succeeds: V.21.1. the Player’s Club will not be entitled to a Compensation Fee upon a Transferee Club effecting his New Registration; and V.21.2. the Player will receive severance pay in accordance with his contract. The Club’s Options V.22. If a Club makes an offer to a Player on Form 14 and the Player declines it, upon the expiry of the Player’s contract the Club may either: V.22.1. enter into a Conditional Contract with the Player in such financial terms as may be agreed; V.22.2. enter into a Week by Week Contract with the Player; or V.22.3. if neither a Conditional Contract nor a Week by Week Contract has been entered into or a Week by Week Contract has been determined by the Club, continue to pay the Player the amount of the basic wage under his expired contract, and in any such case the Club shall be entitled to a Compensation Fee upon a Transferee Club effecting the Player’s New Registration provided he then remains under the age of 24 years and the other conditions set out in Rule V.17 have been satisfied. V.23. The financial terms of a Week by Week Contract shall be those contained in the Player’s expired contract, excluding any Signing-on Fee, except that the Player shall be entitled to receive such incentives (if any) as are payable by the Club to its Contract Players with effect from the date of his new contract. V.24. An Out of Contract Player who continues to receive from his Club the amount of his basic wage under the provisions of Rule V.22.3 shall not be entitled to play for that Club. If such Out of Contract Player unreasonably refuses or other relevant circumstances exist whereby the Out of Contract Player will not accept an offer of employment by another Club (or club), his Club may make application to the Premier League Appeals Committee for an order that payments to the Out of Contract Player may cease without affecting his Club’s entitlement to a Compensation Fee. Section V: Players – Transfers of Registrations Section V: Players – Transfers of Registrations Rules: Section V

285 286 V.36.2. in every other case, the Transferee Club shall forthwith inform the Transferor Club to that effect on Form 16 and shall pay such Contingent Sum by the date stipulated in the transfer agreement (which must be no later than the following 31 July) in accordance with Rule V.29. V.37. If any Transferee Club acts in breach of Rules V.29 or V.32 to V.36 (inclusive): V.37.1. the Board shall have power to refuse any application by that Transferee Club to register any Player until any sums then payable to its Transferor Club are paid; V.37.2. the Board shall have the power set out at Rule E.26; V.37.3. the Board shall have power to impose a penalty in accordance with the tariff of applicable penalties which it shall from time to time notify to Clubs; and V.37.4. that Transferee Club shall pay to its Transferor Club interest on any part of a Compensation Fee or Contingent Sum not paid on its due date at the rate of 5% over the base rate from time to time of Barclays Bank Plc from that date until the date of payment together with such other penalty as the Board in its discretion may decide. Transfer Levy V.38. Subject to Rule V.39, upon payment of a Compensation Fee, a Contingent Sum, International Loan Fee or a payment made pursuant to Rule U.39, a Club shall forthwith pay to the League a levy equal to 4% of the sum paid (net of any value added tax) and in the case of a Compensation Fee or International Loan Fee payable by instalments, the levy upon the whole of it shall be paid as aforesaid upon the Transferee Club applying to register the Player to which it relates. V.39. Such levy shall not be payable on a Loan Fee unless the registration of the Contract Player who is the subject of the Temporary Transfer is transferred on a permanent basis from the Transferor Club to the Transferee Club during, or within four months of the expiry of, the Temporary Transfer, in which case a levy equal to 4% of the aggregate of any Loan Fee and Compensation Fee shall be paid to the League. V.40. Where a Transferee Club registers a Player and the relevant consideration tendered by the Transferor Club includes the registration of another Player or some other form of non-financial consideration or value-in-kind, the Transferee Club and Transferor Club shall attribute a financial value to the Player(s) transferred, which shall be noted in the Transfer Agreement(s), and upon which a levy equal to 4% of such value shall be paid in each case. Guidance Where in the case of a proposed transfer of the type referred to in Rule V.40, above, the Board is of the view that the financial value attributed to either of the Players is materially below that Player’s true transfer value (with the effect that a reduced sum is payable by way of levy), the Board will request that the Transferor Club(s) restate(s) the declared transfer value and may exercise its power under Rule V.12 if necessary. V.41. The sums received by the League by way of levy shall be used to pay premiums due under the Professional Footballers’ Pension Scheme and any surplus shall be added to the Professional Game Youth Fund. V.31. Subject to Rule V.37.2, forthwith upon receiving monies into the Compensation Fee Account the Board shall pay the same to the Transferor Club entitled to receive them. V.32. A Transfer Agreement shall provide that the agreed Compensation Fee shall be paid on or before the expiry date of the initial contract between the Transferee Club and the Contract Player. Compensation Fee instalments shall be paid on or before the dates set out in the Transfer Agreement (and if any such date is not a Working Day then the instalment shall be paid on the Working Day which immediately precedes that date). Value added tax at the then current rate shall be paid in its entirety up to 30 days following the registration of the Player. V.33. Where any Compensation Fee payable under the provisions of Rule V.17 is not agreed between the Transferee Club and the Transferor Club, the Transferee Club shall upon applying to register the Out of Contract Player pay into the Compensation Fee Account at least half the Compensation Fee offered to the Transferor Club and the balance shall likewise be paid as determined by the Professional Football Compensation Committee under Rule V.27.2. V.34. In respect of the transfer of the registration of a Player from a Transferor Club to a Transferee Club that are both in membership of the League or the EFL, if the registration of a Player is further transferred before the Compensation Fee in respect of an earlier transfer is paid in full, the Transferee Club in that earlier transfer shall forthwith pay the balance of such Compensation Fee into the Compensation Fee Account, save: V.34.1. where it has received an instruction in accordance with Rule V.30.2, in which case it shall pay such balance to the assignee named in the instruction on the date or dates when it becomes due under the Transfer Agreement pursuant to which it acquired the registration of the Player; or V.34.2. where the Board expressly approves an alternative arrangement for the payment of the balance of the Compensation Fee into the Compensation Fee Account. Guidance Clubs should be aware that the equivalent provision in the EFL Regulations (EFL Regulation 52.2) applies to domestic and international transfers. V.35. An agreement for an International Transfer and a Transfer Agreement with a Transferor Club which is not in membership of the League or the EFL shall provide that the Compensation Fee, any instalments thereof and any Contingent Sums payable by the Transferee Club shall be paid (together with any value added tax payable in respect thereof) to The Football Association by telegraphic transfer or by such other means as the Board may from time to time direct for payment to the Transferor Club in accordance with The Football Association Rules. V.36. Upon the happening of a contingent event resulting in a Contingent Sum becoming payable: V.36.1. in the case of an International Transfer, the Transferee Club shall forthwith inform the Transferor Club in writing to that effect and shall pay such Contingent Sum by the date stipulated in the transfer agreement (which must be no later than the following 31 July) in accordance with Rule V.35; and Section V: Players – Transfers of Registrations Section V: Players – Transfers of Registrations Rules: Section V

287 288 Solidarity – England and Wales V.42. Membership of the League shall constitute an agreement between each Club that they shall not make or continue any claim (to FIFA, The Football Association or any other relevant regulatory body of football and/or any judicial bodies exercising jurisdiction pursuant to any rules thereof) under Article 20 (Training Compensation) and/or Article 21 (Solidarity Mechanism) of the FIFA Regulations on the Status and Transfer of Players and shall return any monies received from the FIFA Clearing House in relation to movement of players between: V.42.1. Clubs (or clubs) affiliated to The Football Association; and V.42.2. Clubs (or clubs) affiliated to The Football Association of Wales but which participate in leagues sanctioned by The Football Association. V.43. Any Club that makes or continues any claim (including any claim made prior to admission into membership of the League) in breach of the agreement set out in Rule V.42, above, shall indemnify those Club(s) or club(s) that are the subject of the claim against any liability imposed by FIFA, The Football Association or any other relevant regulatory body of football and/or any judicial bodies exercising jurisdiction pursuant to any rules thereof. Transfer Windows V.44. During the Transfer Windows in each Season, no Club may register and secure governing body endorsements (in accordance with The FA’s Men’s Players Points Based System) for more than six new U21 Non-Home-Grown Players. Guidance The cap on U21 Non-Home-Grown Players set out in Rule V.44 is applicable per Season (which, for the avoidance of doubt, includes the Summer Transfer Window immediately prior to the Season). A Club shall be entitled to register U21 Non-Home-Grown Players without obtaining a governing body endorsement where such Players will be loaned out to clubs outside of the United Kingdom without first participating in League Matches. If at a later date that Club wishes such Players to participate in League Matches it must apply for a governing body endorsement in respect of the Player, who will then (if he is an Under 21 Player) be counted towards the cap on U21 Non-Home-Grown Players set out in Rule V.44 (and any subsequent cap on the number of new U21 Non-Home-Grown Players that the Club may register). Section V: Players – Transfers of Registrations Section V: Players – Transfers of Registrations Rules: Section V

289 290Rules: Section W Disciplinary and Dispute Resolution Section W: Disciplinary Section W: Disciplinary W.6.7. concluding an agreement in writing with that Person in which it accepts a sanction (which may include any of the sanctions referred to at Rule W.55) proposed by the Board, provided that agreement has been ratified in accordance with Rule W.17 (a “Sanction Agreement”); and/or W.6.8. if any Club is found to have been in breach of any EFL Regulation by an EFL Club Financial Review Panel, EFL Arbitration Panel or any Disciplinary Commission constituted in accordance with an EFL Regulations, and any such panel or commission imposes, or recommends the imposition, of any penalty on the Club (including where the breach and/or the decision of the panel or commission occurs at a time when the Club is not a member of the League), the Board shall have the power to impose any penalty on that Club, where the Board, acting reasonably, considers the imposition of such penalty: W.6.8.1. is necessary in order to ensure the breach is appropriately punished; W.6.8.2. is equivalent to the penalty imposed, or recommended to be imposed, by the relevant panel or commission; and W.6.8.3. would not lead to the Club being unfairly punished more than once in respect of the same breach. W.7. For the avoidance of doubt, any dispute arising out of a decision of the Board to exercise its power pursuant to Rule W.6.8 shall be a Board Dispute as defined by Rule X.3.2 and shall be resolved by arbitration pursuant to Section X (Arbitration). Fixed Penalty Procedure W.8. Upon being satisfied that a fixed penalty is payable under the provisions of these Rules, the Board shall give notice in Form 17 to the Club or Person by whom it is payable. W.9. Within 14 days of the date of a notice in Form 17 the Club or Person to whom it is addressed must either: W.9.1. pay the fixed penalty; or W.9.2. appeal under the provisions of Rule W.66.1.1 against the imposition of the same. W.10. Failure to pay a fixed penalty as provided in Rule W.9.1 or within seven days, upon an appeal against the same being dismissed, shall in either case constitute a breach of these Rules. Summary Jurisdiction W.11. The Board’s summary jurisdiction shall extend to any suspected or alleged breach of these Rules (other than a breach for which a fixed penalty is prescribed) which in its absolute discretion the Board considers should not be referred to a Commission under Rule W.6.4 or to The Football Association under Rule W.6.6. W.12. In exercising its summary jurisdiction the Board shall be entitled to impose a fine not exceeding £100,000 or, in the case of a breach of these Rules by a Manager, such sum as may be set out in any tariff of fines, or other penalty, agreed in writing between the Board and the League Managers Association. The Board shall also be entitled to suspend any portion of any fine imposed in accordance with this Rule W.12. Power of Inquiry W.1. The Board shall have power to inquire into any suspected or alleged breach of these Rules and for that purpose may require: W.1.1. any Manager, Match Official, Official or Player to appear before it to answer questions and/or provide information; and W.1.2. any such Person or any Club to produce documents. W.2. Upon a Club becoming aware of the Board commencing an inquiry into a suspected or alleged breach of these Rules by that Club under Rule W.1 (whether under Rules W.1.1, W.1.2 or otherwise), that Club must (a) immediately preserve all documents and information (in their/its existing format) in its possession or control that are/is, or might reasonably be considered to be, relevant to the inquiry or any disciplinary proceedings that might reasonably be expected to follow the inquiry, pending further direction from the Board, (b) as soon as practicable, notify all current Officials, Directors and Players of that Club who are connected with the subject or subjects of the inquiry and inform them that they must do the same and (c) as soon as practicable, take reasonable steps to notify all former Officials, Directors or Players of the Club who are connected with the subject or subjects of the inquiry and inform them that they must do the same. W.3. Upon an individual subject to these Rules becoming aware of the Board commencing an inquiry into a suspected or alleged breach of these Rules by that individual under Rule W.1 (whether under Rule W.1.1, Rule W.1.2 or otherwise), that individual must immediately preserve all documents and information (in their/its existing format) in their possession or control that are/is, or might reasonably be considered to be, relevant to the inquiry or any disciplinary proceedings that might reasonably be expected to follow the inquiry, pending further direction from the Board. W.4. All Clubs and Persons subject to these Rules must ensure that all document deletion or retention policies and obligations that they are required to observe or comply with are made expressly subject to the retention obligations set out in Rules W.2 and W.3. W.5. Any Manager, Match Official, Official or Player who fails to appear before or to produce documents to the Board when required to do so under Rule W.1 shall be in breach of these Rules. Board’s Disciplinary Powers W.6. The Board shall have power to deal with any suspected or alleged breach of these Rules (and in the case of Rule W.6.8, to deal with any breach of any EFL Regulation) by doing any of the following: W.6.1. issuing a reprimand; W.6.2. imposing a fixed penalty or other sanction where such provision is made in these Rules; W.6.3. exercising its summary jurisdiction; W.6.4. referring the matter to a Commission appointed under Rule W.23; W.6.5. seeking interim measures in accordance with Rules W.62 to W.65; W.6.6. referring the matter to The Football Association for determination under The Football Association Rules;

291 292 W.13. The Board shall exercise its summary jurisdiction by giving notice in Form 18 to the Club or Person allegedly in breach. W.14. Within 14 days of the date of a notice in Form 18, the Club or Person to whom it is addressed must either: W.14.1. submit to the Board’s jurisdiction and pay the fine imposed or accept the sanction imposed; or W.14.2. elect to be dealt with by a Commission. W.15. Failure to comply with the requirement contained in a notice in Form 18 shall constitute a breach of these Rules. Agreed Sanctions W.16. Where the Board wishes to conclude a Sanction Agreement with a Person pursuant to Rule W.6.7, it must provide a copy of the proposed Sanction Agreement to the Chair of the Judicial Panel prior to its execution. W.17. When in receipt of a proposed Sanction Agreement, the Chair of the Judicial Panel must, within two clear days, nominate three members of the Disciplinary Panel who will be required, within five clear days of their appointment, either: W.17.1. to ratify the sanction set out in the proposed Sanction Agreement, in which case the Sanction Agreement can be concluded immediately by the parties and take immediate effect thereafter; or W.17.2. to refuse to ratify the sanction set out in the proposed Sanction Agreement on the basis that it is unduly lenient, in light of the breach(es) of the Rules admitted. In such cases, either: W.17.2.1. the parties may revise the sanction set out in the proposed Sanction Agreement and re-submit it to the Chair of the Judicial Panel in accordance with Rule W.16; or W.17.2.2. the Board may refer the matter to a Commission in accordance with Rule W.6.4. W.18. A decision taken pursuant to Rule W.17 need not be unanimous and may be taken by simple majority. Guidance Where the three members of the Disciplinary Panel intend to refuse to ratify the sanction set out in the proposed Sanction Agreement, pursuant to Rule W.17.2, they must (a) first provide both parties to the proposed Sanction Agreement with an opportunity to make any representations and consider those representations prior to taking their final decision and (b) if the decision remains that they will refuse to ratify the proposed Sanction Agreement, they must provide written reasons for their decision. Provision of Information W.19. It shall be no answer to a request from the Board to disclose documents or information pursuant to Rule W.1 that such documents or information requested are confidential. All Clubs and Persons subject to these Rules must ensure that any other obligations of confidentiality assumed are made expressly subject to the League’s right of inquiry under these Rules. No Club or Person shall be under an obligation to disclose any documents rendered confidential by either the order of a court of competent jurisdiction or by statute or statutory instrument. W.20 All Clubs and Persons who are requested to assist pursuant to Rule W.1 shall provide full, complete and prompt assistance to the Board in its exercise of its power of inquiry. Guidance The obligation above means that those bound by the Rules must not only answer questions, provide information and provide documents when requested to do so, but also that, for example (and without limitation), they must not delay at all in doing so, they must do so comprehensively, and they must do so on a co-operative and open basis, which includes volunteering relevant information and documents unknown to the Board, obtaining such information and documents from other parties when able to do so, and ensuring that the appropriate individuals are made available for questioning by the Board. The Judicial Panel W.21. Subject to the approval of Clubs in a General Meeting, a Chair of the Judicial Panel shall be appointed to administer the Judicial Panel in accordance with its terms of reference, set out at Appendix 15 to these Rules. W.22. The Judicial Panel shall include: W.22.1. authorised insolvency practitioners eligible under Rule E.40 to sit as a member of an appeal tribunal appointed thereunder; W.22.2. legally qualified persons eligible: W.22.2.1. under Rule E.40 or Rule F.17 to sit as chair of appeal tribunals appointed thereunder; W.22.2.2. under Rule Y.7 to sit as chair of Managers’ Arbitration Tribunals; and/or W.22.2.3. under Rule W.23 to sit as chair of Commissions; W.22.3. Persons who have held judicial office eligible under Rule W.67 to sit as chairs of Appeals Boards; and W.22.4. Persons who hold nationally recognised qualifications as accountants or auditors, who shall be eligible to be members of Commissions appointed to determine suspected or alleged breaches of Rules E.50 to E.54. Appointing a Commission W.23. Subject to Rule W.89, a Commission shall be appointed by the Chair of the Judicial Panel and shall comprise three members of the Disciplinary Panel of whom one, who shall be legally qualified, shall sit as chair of the Commission. W.24. Subject to Rule W.89, a Commission appointed to deal with a suspected or alleged breach of Rules E.50 to E.54 shall include at least one member of the Disciplinary Panel qualified as set out in Rule W.22.4 (but who shall not sit as the chair of the Commission, who shall be legally qualified as set out in Rule W.23). W.25. Subject to Rule W.89, and notwithstanding Rule W.23, where both parties are in agreement that the proceedings should be determined by a single member (rather than three members) of the Disciplinary Panel, the Chair of the Judicial Panel shall appoint a one-person Commission for that purpose. In such circumstances, this Section of the Rules shall be interpreted on the basis that the Commission comprises a single individual, who shall undertake the duties of chair of the Commission. Section W: Disciplinary Section W: Disciplinary Rules: Section W

293 294 W.33. Within 14 days of receipt of the complaint (or such shorter time as ordered pursuant to Rule W.35) the Respondent shall send to the Board and to the Commission (or the Chair of the Judicial Panel if a Commission has not yet been fully constituted) by email a written answer in Form 20 in which the Respondent: W.33.1. shall either admit or deny the complaint; and W.33.2. may request that the complaint shall be determined by written representations in which case, if the complaint is denied, the written representations shall be contained in the answer. W.34. The Board shall respond in writing to any request that the matter be determined by written representations within 14 days of receipt of the answer (or such shorter time as ordered pursuant to Rule W.35) and, if the request is contested by the Board, the Commission (or the Chair of the Judicial Panel if the Commission has not yet been fully constituted) shall determine (in accordance with such procedure as they see fit) whether the complaint shall be determined at a hearing or by written representations alone. W.35. The Commission (or the Chair of the Judicial Panel if a Commission has not yet been fully constituted) shall have the power to amend the time periods set out in Rules W.33 and W.34 if there is a compelling reason why the proceedings before the Commission need to be extended, concluded expeditiously or the parties are in agreement in respect of such amendment. W.36. If the complaint is admitted, the Respondent may include in the answer details of any mitigating factors (together with any supporting evidence) that it wishes to be taken into account by the Commission. W.37. If the complaint is denied, the Respondent’s reasons shall be set out in the answer and copies of any documents on which the Respondent intends to rely shall be annexed. W.38. Documentary evidence shall be admissible whether or not copies are attached to the complaint or the answer as long as such documents: W.38.1. are relevant; W.38.2. are submitted by a party to the Commission in sufficient time before the hearing, such that neither party will be prejudiced by their submission; and W.38.3. were not available and/or could not have been procured by the party when its complaint or answer was served. W.39. If the Respondent fails to send an answer in accordance with Rule W.33, the Respondent shall be deemed to have denied the complaint which shall be determined at a hearing. W.40. If the complaint is to be determined by written representations, forthwith upon receipt of the answer the chair of the Commission shall convene a meeting of its members at which the complaint will be determined. W.41. If the complaint is to be determined at a hearing, the chair of the Commission may give directions for the future conduct of the complaint addressed in writing to the parties or require the parties to attend a directions hearing. Commission Procedures W.26. The parties to proceedings before a Commission shall be: W.26.1. the Board; and W.26.2. the Club, Manager, Match Official, Official or Player allegedly in breach of these Rules (the “Respondent”). W.27. Proceedings before a Commission shall be commenced by a written complaint which shall be drafted by or on behalf of the Board. W.28. The complaint shall be in Form 19 and shall identify the Rule(s) allegedly breached, it shall contain a summary of the facts alleged and it shall have annexed to it copies of any documents the Board intends to rely upon in support of the complaint. W.29. The complaint shall be sent by email by the Board to the Respondent and the Chair of the Judicial Panel. In the case of a Respondent who is a Manager, an Official or a Player, it shall be sent to them care of their Club. A complaint shall be deemed to have been received by a Respondent on the day the complaint is sent to them by email, provided the email is sent before 16:30. In the event a complaint is sent to a Respondent after 16:30 it is deemed to have been received the following working day. No defect in the service of a complaint shall invalidate all or any part of the proceedings if it can be shown that it is likely that the complaint has come to the attention of the Respondent. W.30. As soon as reasonably practicable following receipt of a complaint, the Chair of the Judicial Panel shall appoint a Commission to hear the complaint, confirm the identities of the Commission members to the Board and the Respondent(s) and require each appointed individual to complete a statement of impartiality in such form as the Chair of the Judicial Panel shall prescribe. Where a party objects to one or more of the appointments made to the Commission, it must raise such objection within two Working Days of the relevant appointment(s), which shall be resolved by the Chair of the Judicial Panel in such manner as they think fit. W.31. At any stage the Commission may indicate (either of its own accord or as a result of representations from a Person, Club (or club) and in any event in its sole discretion), that if the complaint is upheld, it may wish to exercise its power under Rule W.55.5 to award compensation to any Person or to any Club (or club). If the Commission so indicates, it shall notify the parties to the proceedings and the relevant Person, Club (or club) of this fact. The Commission may then make appropriate directions as to the receipt of evidence of loss from the relevant Person, Club (or club) as well as directions on the receipt of evidence in response from the parties to the proceedings. W.32. Where (in proceedings in which the Respondent is a Club or Relegated Club) the Commission makes the indication referred to at Rule W.31 above, and after having heard evidence from both parties subsequently determines that no compensation is to be awarded in accordance with Rule W.55.5, the Club (or Relegated Club) claiming compensation in such circumstances may appeal that determination to an Appeal Board. If it fails to do so (or if the Appeal Board dismisses any such appeal) the Club (or Relegated Club) will not be able to bring any further claim of any kind (whether for compensation, in damages or otherwise) against the Respondent Club arising out of the breach of these Rules in respect of which the Commission was appointed. Section W: Disciplinary Section W: Disciplinary Rules: Section W

295 296 W.50. The Commission shall make its decision unanimously or by majority. No member of the Commission may abstain. W.51. In the case of a determination by written representations the Commission’s decision shall forthwith be communicated in writing by the chair of the Commission to the parties (and copied to the Chair of the Judicial Panel). W.52. In the case of a determination at a hearing the Commission’s decision shall be announced as soon as practicable thereafter and if possible at the end of the hearing and shall be confirmed in writing by the chair of the Commission to the parties (and copied to the Chair of the Judicial Panel). W.53. In either case, unless the parties otherwise agree, the Commission shall give its reasons for its decision (a copy of which shall be provided to the Chair of the Judicial Panel). In the event of a majority decision no minority or dissenting opinion shall be produced or published. Commission’s Powers W.54. Upon finding a complaint to have been proved the Commission shall invite the Board and the Respondent to place any mitigating and/or aggravating factors before the Commission. W.55. Having heard and considered such mitigating factors (if any) the Commission may: W.55.1. reprimand the Respondent; W.55.2. impose upon the Respondent a fine unlimited in amount and suspend any part thereof; W.55.3. in the case of a Respondent who is a Manager, Match Official, Official or Player, suspend them from operating as such for such period as it shall think fit; W.55.4. in the case of a Respondent which is a Club: W.55.4.1. suspend it from playing in League Matches or any matches in competitions which form part of the Games Programmes or Professional Development Leagues (as those terms are defined in the Youth Development Rules) for such period as it thinks fit; W.55.4.2. deduct points scored or to be scored in League Matches or such other matches as are referred to in Rule W.55.4.1; W.55.4.3. recommend that the Board orders that a League Match or such other match as is referred to in Rule W.55.4.1 be replayed; and/ or W.55.4.4. recommend that the League expels the Respondent from membership in accordance with the provisions of Rule B.6; W.55.5. order the Respondent to pay compensation unlimited in amount to any Person or to any Club (or club); W.55.6. cancel or refuse the registration of a Player registered or attempted to be registered in contravention of these Rules; W.55.7. impose upon the Respondent any combination of the foregoing or such other penalty as it shall think fit; W.55.8. make any such penalty conditional, including imposing the penalty unless a defined action is taken by the Respondent within a defined period of time; W.42. A directions hearing shall be conducted by the Commission (or the chair of the Commission sitting alone). At such a hearing or at any other time the Commission (or the chair of the Commission alone) may give such directions as they think fit including (without limitation) directions for: W.42.1. the Board to give further particulars of the complaint; W.42.2. the Respondent to give further particulars of the answer; W.42.3. one, more or all of the parties to conduct reasonable and proportionate searches for, and to thereafter disclose, produce and/or exchange documents that are relevant to the issues in the proceedings; W.42.4. the submission of expert evidence; W.42.5. lists of witnesses and lodging and exchange of witness statements; W.42.6. witnesses to be summoned to attend the hearing; W.42.7. prior notice to be given of any authorities relied on by the parties; W.42.8. the parties to lodge and exchange an outline of their submissions; and/or W.42.9. the assessment of the entitlement to and amount of compensation that may be ordered pursuant to Rule W.55.5. W.43. Notice of the date, time and place of the hearing shall be given in writing to the parties and the Chair of the Judicial Panel by the chair of the Commission. W.44. If the Board or its representative fails to attend the hearing, the chair of the Commission may either adjourn it or proceed in the Board’s absence. W.45. If the Respondent fails to attend the hearing, the chair of the Commission may either adjourn it or proceed in the Respondent’s absence. W.46. Any witness who is bound by these Rules, and who having been summoned by a Commission to attend a hearing fails to do so, shall be in breach of these Rules. W.47. The chair of the Commission shall have an overriding discretion as to the manner in which a hearing is conducted but, subject thereto: W.47.1. where the complaint has been admitted, they shall invite the Board or its representative to outline the facts of the complaint and shall give the Respondent the opportunity to provide further details of any mitigating factors contained in the answer; W.47.2. where the complaint has been denied, witnesses shall be taken through their evidence in chief by the party tendering such evidence and may be subject to cross-examination by the opposing party (at its option) and re-examination if required. Witnesses may also be examined by the chair of the Commission and its members; W.47.3. the parties shall be permitted to put questions to witnesses; W.47.4. witnesses may be examined on oath; and W.47.5. at the conclusion of the evidence the parties shall each be invited to address the Commission. W.48. The chair of a Commission may order that a transcript of the proceedings be taken. W.49. The Board shall have the burden of proving the complaint. The standard of proof shall be on a balance of probabilities. Section W: Disciplinary Section W: Disciplinary Rules: Section W

297 298 W.63.2. within two clear days of being served with the Interim Application, the Chair of the Judicial Panel shall appoint an individual from the Judicial Panel to hear it (the “Interim Commission“) and require the appointed individual to complete a statement of impartiality in such form as the Chair of the Judicial Panel shall prescribe. Where a party objects to the appointment made to the Interim Commission, it must raise such objection within two Working Days of the appointment, which shall be resolved by the Chair of the Judicial Panel in such manner as they think fit; W.63.3. the Interim Commission shall decide all procedural and evidential matters and shall give directions within two clear days of their appointment with a view to ensuring the resolution of the Interim Application within 14 clear days of it being made, save in exceptional circumstances. The directions shall include without limitation: W.63.3.1. the extent to which there shall be oral or written evidence or submissions; and W.63.3.2. whether to have an oral hearing to determine the Interim Application, or whether to determine the Interim Application solely on the basis of written submissions and evidence; and W.63.4. in determining the Interim Application, the Interim Commission shall have all the powers set out in Rule W.55. For the avoidance of doubt, and without prejudice to the generality of those powers, where the Interim Application involves a request by the Board for a direction, declaration or other measure that a Person complies with its obligations under Rules W.1 and W.20, and/or an order enforcing such obligations, the Interim Commission may make the following orders, without excluding any other order that it deems appropriate: W.63.4.1. where the respondent to the Interim Application is a Club, the suspension of the Club’s entitlement to receive Central Funds from the League, either (a) for a prescribed period of time, (b) pending compliance in full with its obligations under Rules W.1 and W.20 (following which the withheld Central Funds will be provided to the Club) and/or (c) unless prescribed actions are taken by the Club within a prescribed period of time; and/or W.63.4.2. where the respondent to the Interim Application is an individual (whether a Manager, Official, Match Official or Director), suspension of that individual from some or all of their duties, either (a) for a prescribed period of time, (b) pending compliance in full with its obligations under Rules W.1 and W.20 and/or (c) unless prescribed actions are taken by the individual within a prescribed period of time. Guidance No Club or Person to whom the Rules apply must be able to defeat the proper investigation of potential breaches of the Rules by refusing or delaying the answering of questions or provision of information or documents or failing to provide full, complete and prompt assistance to the Board. In these circumstances it is necessary that an Interim Commission is able to impose interim measures that will require and enforce compliance with those obligations by imposing a consequence on the respondent unless and/or until there is compliance. Where an Interim Commission makes an order of the sort referred to in Rule W.63, it may (if it deems appropriate) provide for a review date on which, if the order remains in force due to the respondent’s ongoing non-compliance with its obligations under Rules W.1 and W.20, it can consider whether the ongoing effect of the order and the length of time in which it has been in place renders it clearly disproportionate, in which case it may be vacated. W.55.9. order the Respondent to pay such sum by way of costs as it shall think fit which may include the fees and expenses of members of the Commission; W.55.10. in the case of a Respondent which is no longer a member of the League at the point at which any sanction is to be imposed, make a recommendation to the EFL, or any EFL Club Financial Review Panel, EFL Arbitration Panel or Disciplinary Commission constituted in accordance with the EFL Regulations (as applicable), as to the sanction that should be imposed on the club; and/or W.55.11. make such other order as it thinks fit. W.56. Where a Person or Club (or club) has been invited to address the Commission on compensation, in accordance with Rules W.31 and W.32, the Commission may adjourn the hearing to allow all relevant parties to make submissions, or if it considers that it is in the interest of justice that the determination of the complaint be resolved before the issue of compensation is addressed, direct that a further hearing take place on the issue of compensation after the complaint has been determined. W.57. A Person or Club (or club) invited to make submissions on compensation shall be entitled to be present at the hearing, but may only make submissions or advance evidence or question witnesses if and to the extent that the chair of the Commission gives it leave. W.58. If the Board fails to prove a complaint a Commission may order the League to pay to the Respondent such sum by way of costs as it shall think fit. W.59. Where a Respondent Club is suspended from playing in League Matches or any matches in competitions which form part of the Games Programme or Professional Development Leagues (as those terms are defined in the Youth Development Rules) under the provisions of Rule W.55.4.1, its opponents in such matches which should have been played during the period of suspension, unless a Commission otherwise orders, shall be deemed to have won them. W.60. Fines and costs shall be recoverable by the Board as a civil debt; compensation shall likewise be recoverable by the Person or Club entitled to receive it. W.61. Fines recovered by the Board shall be used towards the operating expenses of the League or, at the discretion of the Board, towards charitable purposes. Costs recovered by the Board shall be used to defray the costs of the Commission. Interim Applications W.62. Following a Commission being constituted in accordance with Rule W.30 (“Fully Constituted”), the parties shall make any application for any interim measures, relief or order that they wish to make to the Commission, which shall determine any such applications as it sees fit with the Commission exercising the powers provided under Rules W.55. W.63. In the event that a party wishes to seek any interim measures, relief or order prior to the Commission being Fully Constituted (including without limitation, where the Board wishes to seek compliance with and/or enforcement of a Person’s obligations under Rules W.1 and W.20), then that party shall be entitled to seek such measures, order or relief in accordance with the following provisions: W.63.1. the party seeking the interim measures, order or relief (the “Interim Applicant“) shall serve its application on the other party and file its application (the “Interim Application“) with the Chair of the Judicial Panel; Section W: Disciplinary Section W: Disciplinary Rules: Section W

299 300 Section W: Disciplinary Section W: Disciplinary Rules: Section W W.71. An appeal shall be commenced by the appellant sending by email to the Chair of the Judicial Panel Form 21 or Form 22, as the case may be, so that it is received within 14 days of the date of the decision appealed against (time being of the essence) unless a lesser period is ordered pursuant to Rule W.73. W.72. As soon as reasonably practicable following receipt of Form 21 or Form 22, as appropriate, the Chair of the Judicial Panel shall appoint an Appeal Board to hear the appeal, confirm the identities of the Appeal Board members to the parties and require each appointed individual to complete a statement of impartiality in such form as the Chair of the Judicial Panel shall prescribe. Where a party objects to one or more of the appointments made to the Appeal Board, it must raise such objection within two Working Days of the relevant appointment(s), which shall be resolved by the Chair of the Judicial Panel in such manner as they think fit. W.73. The Appeal Board (or the Chair of the Judicial Panel if an Appeal Board has not yet been fully constituted) shall have the power to abridge the time period set out in Rule W.71 if there is a compelling reason why the proceedings before the Appeal Board need to be extended or concluded expeditiously. W.74. The Appeal Board may give directions as it thinks fit for the future conduct of the appeal, addressed in writing to the parties, or require the parties to attend a directions hearing. W.75. Any party to an appeal may apply for permission to adduce evidence that was not adduced before the Commission or Interim Commission that heard the complaint or Interim Application (as appropriate). Such permission shall only be granted if it can be shown that the evidence was not available to the party and could not have been obtained by such party with reasonable diligence, at the time at which the Commission or Interim Commission heard the complaint or Interim Application (as appropriate). W.76. A respondent to an appeal may request that the Appeal Board upholds the decision of the Commission or Interim Commission for the reasons given by the Commission or Interim Commission and/or for additional reasons. Any additional reasons should be fully particularised in the respondent’s response to the appeal. W.77. Notice of the date, time and place of the appeal hearing shall be given in writing to the parties and the Chair of the Judicial Panel by the chair of the Appeal Board. W.78. If a party fails, refuses or is unable to attend the hearing the Appeal Board may either adjourn it or proceed in the party’s absence. W.79. Except in cases in which the Appeal Board gives leave to adduce fresh evidence pursuant to Rule W.75, an appeal shall be by way of a review of the evidence adduced before the Commission or Interim Commission and the parties shall be entitled to make oral representations. Subject to the foregoing provisions of this Rule, the Appeal Board shall have an overriding discretion as to the manner in which the hearing is conducted. W.80. The Appeal Board may permit the appellant at any time to withdraw the appeal on such terms as to costs and otherwise as the Appeal Board shall determine. W.81. The Appeal Board shall make its decision unanimously or by majority. No member of the Appeal Board may abstain. W.64. The Interim Commission shall issue its decision in writing (which may be in summary, with detailed reasons to follow) in respect of the Interim Application within 14 days of it being served (or, where there are exceptional circumstances pursuant to Rule W.63.3, in accordance with the directions issued by the Interim Commission). W.65. Any decision by an Interim Commission in respect of an Interim Application may be appealed by either party, in accordance with Rule W.66, below. Where the appeal is against an order by an Interim Commission of the sort referred to in Rule W.63.4.1 or W.63.4.2 that order will, save in exceptional circumstances, remain in full force and effect pending the outcome of proceedings before the Appeal Board. Appeals W.66. Either: W.66.1. a Club (or club) or Person that wishes to challenge: W.66.1.1. the decision of the Board to impose a fixed penalty; W.66.1.2. the decision of a Commission or an Interim Commission before which such Club or Person appeared as Respondent, including the relief, order, measure or sanction imposed; or W.66.1.3. the amount of compensation (if any) which a Commission has, pursuant to Rule W.55.5, ordered either that it shall pay or that shall be paid in its favour; or W.66.2. the Board, where it: W.66.2.1. wishes to challenge a decision by a Commission before which the Board appeared, including the relief, order, measure or sanction imposed; or W.66.2.2. wishes to challenge a decision by an Interim Commission in respect of an Interim Application, including the relief, order, measure or sanction imposed, may appeal in accordance with the provisions of these Rules against the decision, the penalty or the amount of compensation (as appropriate). W.67. An appeal shall lie to an Appeal Board which shall be appointed by the Chair of the Judicial Panel and, subject to Rule W.89, shall comprise three members of the Appeals Panel of whom one, who shall have held judicial office, shall sit as chair of the Appeal Board. W.68. The parties to an appeal shall be: W.68.1. a Respondent to a complaint; W.68.2. a Person subject to a decision of an Interim Commission; W.68.3. a Person, Club or club pursuant to Rule W.66.1.3; and/or W.68.4. the Board. W.69. An appeal against the decision of the Board to impose a fixed penalty shall be in Form 21. W.70. An appeal against the decision of a Commission or Interim Commission shall be in Form 22.

301 302 Section W: Disciplinary Section W: Disciplinary Rules: Section W W.82. The Appeal Board’s decision shall be announced as soon as practicable after the appeal hearing and if possible at the end thereof and shall be confirmed in writing by the chair of the Appeal Board to the parties, giving reasons (with a copy provided to the Chair of the Judicial Panel). If the decision reached by the Appeal Board was by a majority, no minority or dissenting opinion shall be produced or published. Appeal Board’s Powers W.83. Upon the hearing of an appeal, an Appeal Board may: W.83.1. allow the appeal; W.83.2. dismiss the appeal; W.83.3. except in the case of a fixed penalty, vary any penalty imposed or order made at first instance; W.83.4. vary or discharge any order for compensation made by the Commission; W.83.5. order the deposit to be forfeited to the League or repaid to the appellant; W.83.6. order a party to pay or contribute to the costs of the appeal including the fees and expenses of members of the Appeal Board; W.83.7. remit the matter back to the Commission or Interim Commission with directions as to its future disposal; and/or W.83.8. make such other order as it thinks fit. W.84. Subject to the provisions of Section X (Arbitration) of these Rules, the decision of an Appeal Board shall be final. Admissibility of Evidence W.85. In the exercise of their powers under this Section of these Rules, a Commission or an Appeal Board shall not be bound by judicial rules governing the admissibility of evidence. Instead, facts relating to a breach of these Rules may be established by any reliable means. Legal Representation W.86. The parties to proceedings before a Commission or an Appeal Board shall be entitled to be represented by a solicitor or counsel provided that they shall have given to the other party and to the chair of the Commission or of the Appeal Board as the case may be 14 days’ prior written notice to that effect identifying the solicitor or counsel instructed. In relation to proceedings before an Interim Commission, if there is to be an oral hearing, the parties shall notify one another and the Interim Commission of their intention to instruct a solicitor or counsel and their identity no later than two clear days before that hearing. Publication W.87. All proceedings convened under this Section W shall be confidential and heard in private, save as follows: W.87.1. where a suspected or alleged breach of the Rules has been referred to a Commission pursuant to Rule W.6.4, the Board will confirm the same in public, providing details of the Person suspected or alleged to be in breach and the Rule(s) suspected or alleged to have been breached; W.87.2. interlocutory decisions of any Commission or Appeal Board which the League considers to be of wider application or use to the Board and Clubs (such as, but not limited to, questions of principle and/or interpretation of the Rules) shall be provided by the League in such a manner and to such Clubs and Persons as it considers appropriate. Where provision of such a decision would conflict with the confidentiality protection afforded by this Rule W.87, the League will make appropriate redactions. Where the League does not itself decide to circulate an interlocutory decision, any other party to that decision may request that the League does so, which the League may only refuse on the grounds that it does not consider (acting reasonably) the decision to be of wider application or use to the Board and Clubs; W.87.3. final awards of any Commission, Interim Commission or Appeal Board shall be confirmed publicly and published on the League’s website; W.87.4. a Sanction Agreement that includes either (a) a fine in excess of £100,000 or (b) a ‘sporting sanction’ of any kind, shall be confirmed publicly and published on the League’s website; and W.87.5. at the conclusion of each Season, the Board will present to Clubs at the subsequent annual general meeting a summary of all disciplinary action taken pursuant to this Section W in the preceding 12 months, including (in each case) details of the respondent, the Rule(s) breached and the sanction(s) imposed. W.88. All Clubs and Persons bound by these Rules (and any Person required to observe these Rules as a result of any obligation whether to the League or to any third party) shall be deemed to have provided their full and irrevocable consent to publication of the details, awards and Sanction Agreements referred to in Rule W.87 above (including details of any submissions, oral or written statements or other evidence adduced in the proceedings to which those documents relate), save that such Clubs and Persons may apply to the Board and/or the body that has handed down the award to request the redaction of any information that is either (a) medically sensitive or (b) confidential in relation to safeguarding. For this purpose, reasonable prior notice of the date of publication of any award (and its contents) or Sanction Agreement, in accordance with Rules W.87.3 or W.87.4, must be provided to the parties. Ad Hoc Appointments W.89. Notwithstanding Rules W.23 to W.25 and W.67 and any other Rules to the contrary, the Chair of the Judicial Panel may, in their absolute discretion, when appointing Commissions, Appeal Boards, tribunals and otherwise, as provided for in the Rules, appoint on an ad hoc basis individuals who are not members of the Judicial Panel but whom they consider would be suitable for the particular appointment (and for the period of their temporary appointment each such person will be considered a member of the Judicial Panel). It is anticipated that the Chair of the Judicial Panel will exercise this power only in exceptional circumstances.

303 304Rules: Section X Disciplinary and Dispute Resolution Section X: Arbitration Section X: Arbitration X.5.3. was reached as a result of fraud, malice or bad faith; or X.5.4. was contrary to English law, and directly and foreseeably prejudices the interests of a Person or Persons who were in the contemplation of the Board at the time that the decision was made as being directly affected by it and who suffer loss as a result of that decision. Standing X.6. A Person who is not a party to a Disciplinary Dispute or a Board Dispute may not invoke these arbitration provisions in respect of such a dispute, unless that party can show that they are sufficiently affected by the outcome of the dispute that it is right and proper for them to have standing before the tribunal. Commencement of the Arbitration X.7. An arbitration shall be deemed to have commenced (and for the purpose of Rule X.2 a dispute shall be deemed to have arisen) upon the party requesting an arbitration serving upon the other party (and copied to the Board) a request in Form 23. Appointing the Arbitrators X.8. Subject to Rule X.14, the tribunal shall comprise three Suitably Qualified Persons (as defined in Rule X.10) and there shall be no umpire. X.9. Within 14 days of the party requesting an arbitration serving upon the other party (and copied to the Board) the Form 23 pursuant to Rule X.7, each party shall by notice in Form 24 addressed to the other party (and copied to the Board) appoint one Suitably Qualified Person (as defined in Rule X.10) to act as an arbitrator in the arbitration requested. And within 14 days of their appointment (i.e. of the date of the second appointee being appointed) the two arbitrators so appointed shall appoint another Suitably Qualified Person (as defined in Rule X.10) as the third arbitrator who shall sit as chair. If the two arbitrators so appointed fail to agree on the appointment of the third arbitrator the Board (or The Football Association if the League is a party) shall make the appointment giving notice in writing to that effect to each party. X.10. A Suitably Qualified Person for the purposes of this Section X shall be any individual who is both: X.10.1. a solicitor of no less than 10 years’ admission or a barrister of no less than 10 years’ call; and X.10.2. independent of the party appointing them and able to render an impartial decision. X.11. If a party refuses or fails to appoint an arbitrator when it is obliged to do so in accordance with these Rules the Board (or The Football Association if the League is a party) shall make the appointment giving notice in writing to that effect to each party. X.12. Upon appointment all arbitrators must sign a statement of impartiality confirming that (a) they are not aware of any circumstances that might reasonably give rise to justifiable doubts as to their impartiality or independence in relation to the dispute concerned and (b) they are ready, willing and able to devote sufficient time, diligence and industry to ensure the expeditious and efficient conduct of the arbitration. Any arbitrator not signing such a statement within seven days of appointment may not act and the party appointing them must nominate another arbitrator within seven days subject to the provisions in Rules X.8 to X.11. Definitions X.1. In this Section of these Rules: X.1.1. “the Act” means the Arbitration Act 1996 or any re-enactment or amendment thereof for the time being in force; X.1.2. “party” means a party to the arbitration; X.1.3. “the tribunal” means the arbitral tribunal; and X.1.4. “the chair” means the chair of the tribunal. Agreement to Arbitrate X.2. Membership of the League shall constitute an agreement in writing between the League and each Club, between the League and each Director of each Club and between each Club for the purposes of section 5 of the Act in the following terms: X.2.1. to submit all disputes which arise between them (including in the case of a Relegated Club any dispute between it and a Club or the League, the cause of action of which arose while the Relegated Club was a member of the League), whether arising out of these Rules or otherwise, to final and binding arbitration in accordance with the provisions of the Act and this Section of these Rules; X.2.2. that the seat of each such arbitration shall be in England and Wales; X.2.3. that the issues in each such arbitration shall be decided in accordance with English law; and X.2.4. that no other system or mode of arbitration will be invoked to resolve any such dispute. X.3. Disputes subject to arbitration under this Section X will be deemed to fall into one of three categories, being: X.3.1. disputes arising from decisions of Commissions or Appeal Boards made pursuant to Section W (Disciplinary) of these Rules (“Disciplinary Disputes”); X.3.2. disputes arising from the exercise of the Board’s discretion (“Board Disputes”); and X.3.3. other disputes arising from these Rules or otherwise. X.4. In the case of a Disciplinary Dispute, the only grounds for review of a decision of a Commission or Appeal Board by way of arbitration under this Section X shall be that the decision was: X.4.1. reached outside of the jurisdiction of the body that made the decision; X.4.2. reached as a result of fraud, malice or bad faith; X.4.3. reached as a result of procedural errors so great that the rights of the applicant have been clearly and substantially prejudiced; X.4.4. reached as a result of a perverse interpretation of the law; or X.4.5. one which could not reasonably have been reached by any Commission or Appeal Board which had applied its mind properly to the facts of the case. X.5. In the case of a Board Dispute, the only grounds for review shall be that the decision: X.5.1. was reached outside the jurisdiction of the Board; X.5.2. could not have been reached by any reasonable Board which had applied its mind properly to the issues to be decided;

305 306 X.19.7. whether and if so to what extent the tribunal shall itself take the initiative in ascertaining the facts and the law. The Tribunal’s General Powers X.20. The chair of the tribunal shall have power to: X.20.1. allow either party upon such terms (as to costs and otherwise) as it shall think fit to amend any statement of claim and defence; X.20.2. give directions in relation to the preservation, custody, detention, inspection or photographing of property owned by or in the possession of a party to the proceedings; X.20.3. give directions as to the preservation of evidence in the custody or control of a party; X.20.4. direct that a witness be examined on oath; X.20.5. require each party to give notice of the identity of witnesses it intends to call; X.20.6. require exchange of witness statements and any expert’s reports; X.20.7. appoint one or more experts to report to it on specific issues; X.20.8. require a party to give any such expert any relevant information or to produce or provide access to any relevant documents or property; X.20.9. order that a transcript be taken of the proceedings; X.20.10. extend or abbreviate any time limits provided by this Section of these Rules or by its directions; X.20.11. require the parties to attend such procedural meetings as it deems necessary to identify or clarify the issues to be decided and the procedures to be adopted; X.20.12. consolidate multiple arbitrations pertaining to the same subject matter in one single arbitration; and X.20.13. give such other lawful directions as it shall deem necessary to ensure the just, expeditious, economical and final determination of the dispute. Duty of the Parties X.21. The parties shall do all things necessary for the proper and expeditious conduct of the arbitration and shall comply without delay with any direction of the chair of the tribunal as to procedural or evidential matters. Default of the Parties X.22. If either party is in breach of Rule X.21 the tribunal shall have power to: X.22.1. make peremptory orders prescribing a time for compliance; X.22.2. make orders against a party which fails to comply with a peremptory order; X.22.3. dismiss a claim for want of prosecution in the event of inordinate or inexcusable delay by a party which appears likely to give rise to a substantial risk that it will not be possible to have a fair resolution of the issues or will cause serious prejudice to the other party; and/or X.22.4. debar that party from further participation and proceed with the arbitration and make an award but only after giving that party written notice of its intention to do so. X.13. Each arbitrator appointed must also disclose in writing any circumstance that arises after the provision of their statement of impartiality pursuant to Rule X.12 that might reasonably give rise to justifiable doubts as to their impartiality or independence in relation to the dispute concerned. Appointing a Single Arbitrator X.14. Notwithstanding the provisions of Rule X.8, the parties shall be at liberty to appoint a single arbitrator (who must be a Suitably Qualified Person) in which case: X.14.1. Form 25 shall be substituted for Form 24; and X.14.2. this Section of these Rules shall be interpreted on the basis that the tribunal comprises a single arbitrator who shall undertake the duties of the chair. Replacing an Arbitrator X.15. If following their appointment an arbitrator refuses to act, becomes incapable of acting, is removed by order of a competent court or dies, the Board (or The Football Association if the League is a party) shall appoint a replacement arbitrator (who must be a Suitably Qualified Person) to replace them. Communications X.16. All communications sent in the course of the arbitration by the arbitrators shall be signed on their behalf by the chair. X.17. Such communications addressed by the arbitrators to one party shall be copied to the other and to the Board. X.18. Any communication sent by either party to the arbitrators shall be addressed to the chair and shall be copied to the other party and the Board. Directions X.19. The chair of the tribunal shall decide all procedural and evidential matters and for that purpose within 14 days of their appointment they shall either give directions for the conduct of the arbitration addressed in writing to each party or serve on each party Form 26 requiring their attendance at a preliminary meeting at which they will give directions. In either case the directions shall address without limitation: X.19.1. where appropriate, whether the proceedings should be stayed to permit the parties to explore whether the dispute may be resolved by way of mediation; X.19.2. whether and if so in what form and when statements of claim and defence are to be served; X.19.3. whether and if so to what extent discovery of documents between the parties is necessary; X.19.4. whether strict rules of evidence will apply and how the admissibility, relevance or weight of any material submitted by the parties on matters of fact or opinion shall be determined; X.19.5. whether and if so to what extent there shall be oral or written evidence or submissions; X.19.6. whether expert evidence is required; and Section X: Arbitration Section X: Arbitration Rules: Section X

307 308 The Hearing X.23. The chair shall fix the date, time and place of the arbitration hearing and shall give the parties reasonable notice thereof. Representatives of the Board shall be entitled to attend the hearing as an observer. X.24. At or before the hearing the chair shall determine the order in which the parties shall present their cases. X.25. Any witness who gives oral evidence may be questioned by the representative of each party and by each of the arbitrators. X.26. The proceedings of an arbitration convened under this Section X shall be confidential and shall be conducted in private. Remedies X.27. The tribunal shall have power to: X.27.1. determine any question of law or fact arising in the course of the arbitration; X.27.2. determine any question as to its own jurisdiction; X.27.3. make a declaration as to any matter to be determined in the proceedings; X.27.4. order the payment of a sum of money; X.27.5. award simple or compound interest; X.27.6. order a party to do or refrain from doing anything; X.27.7. order specific performance of a contract (other than a contract relating to land); and/or X.27.8. order the rectification, setting aside or cancellation of a deed or other document. Majority Decision X.28. If the arbitrators fail to agree on any issue they shall decide by a majority and a majority decision shall be binding on all of them. No dissenting judgment shall be produced. Provisional Awards X.29. The tribunal shall have power to make provisional awards during the proceedings including, without limitation, requiring a party to make an interim payment on account of the claim or the costs of the arbitration. Any such provisional award shall be taken into account when the final award is made. The Award X.30. If before the award is made the parties agree on a settlement of the dispute the tribunal shall record the settlement in the form of a consent award. X.31. The tribunal may make more than one award at different times on different aspects of the matters in dispute. X.32. The award shall be in writing and shall contain reasons for the tribunal’s decision. A copy of it shall be provided to the Board and to the Chair of the Judicial Panel. Where the award contains decisions on points of law or interpretation that the Chair of the Judicial Panel considers to be of wider application or use to the Board and Clubs, with the agreement of the parties to the arbitration, they may produce and circulate to the Board (for distribution to Clubs) an anonymised summary of the award. Costs X.33. Until they are paid in full, the parties shall be jointly and severally liable to meet the arbitrators’ fees and expenses, the total amount of which shall be specified in the award. X.34. The tribunal shall award costs on the general principle that costs should follow the event except where it appears to the tribunal that in the circumstances this is not appropriate in relation to the whole or part of the costs. X.35. The party in favour of which an order for costs is made shall be allowed, subject to Rule X.35, a reasonable amount in respect of all costs reasonably incurred, any doubt as to reasonableness being resolved in favour of the paying party. X.36. In appropriate cases the tribunal may award costs on an indemnity basis. X.37. The chair shall have power to tax, assess or determine the costs if requested to do so by either party. Challenging the Award X.38. Subject to the provisions of sections 67 to 71 of the Act, the award shall be final and binding on the parties and there shall be no right of appeal. There shall be no right of appeal on a point of law under section 69 of the Act. In the event that a party to arbitration under this Section X challenges the award, whether in the English High Court or any other forum, it shall ensure that the League is provided with a copy of any written pleadings filed and/or evidence adduced as soon as reasonably practicable after their/its filing. Representation X.39. A party may be represented before a tribunal by a solicitor or counsel provided that 14 days’ prior written notice to that effect identifying the solicitor or counsel instructed is given to the other party and to the chair. X.40. A Club which is a party may be represented before a tribunal by one of its Officials. An Official shall not be prevented from representing their Club because they are or may be a witness in the proceedings. Waiver X.41. A party which is aware of non-compliance with this Section of these Rules and yet proceeds with the arbitration without promptly stating its objection to such non-compliance to the chair shall be deemed to have waived its right to object. Section X: Arbitration Section X: Arbitration Rules: Section X

309 310Rules: Section Y Disciplinary and Dispute Resolution Section Y: Managers’ Arbitration Tribunal Section Y: Managers’ Arbitration Tribunal Managers’ Arbitration Tribunal Y.1. Any dispute arising between the parties to a Manager’s contract of employment shall be determined by the Managers’ Arbitration Tribunal (in this Section of these Rules referred to as ”the Tribunal”). Y.2. The seat of each arbitration conducted by the Tribunal shall be in England and Wales. Each such arbitration shall be decided in accordance with English law. Y.3. Such an arbitration shall be deemed to have commenced upon the party requesting it serving on the other party a request in Form 23. Guidance Parties to such disputes are encouraged to seek resolution without recourse to arbitration through, for example, a pre-action meeting to discuss the matter, prior to issuing a Form 23. Y.4. The party requesting such an arbitration shall send a copy of Form 23 to the other party (and copied to the Board and the Chair of the Judicial Panel). Y.5. The Tribunal shall ordinarily comprise of three arbitrators appointed in accordance with Rules Y.6 and Y.8. However, the parties are at liberty to agree that the matter be resolved by a single arbitrator (who meets the requirements set out in Rule Y.8), in which case this Section of the Rules shall be interpreted on the basis that the Tribunal consists of a single arbitrator who shall undertake the duties of the chair. Y.6. Within 14 days of the party requesting an arbitration pursuant to Rule Y.4, each party shall by notice in Form 24 addressed to the other party (copied to the Chair of the Judicial Panel and Board) appoint one arbitrator to sit on the Tribunal in the arbitration requested, who shall be: Y.6.1. independent of the party appointing them and able to render an impartial decision; and Y.6.2. a solicitor or barrister of at least five years’ post-qualification experience and is not otherwise subject to a Disqualifying Event, save where a single arbitrator is agreed pursuant to Rule Y.5, in which case the parties shall jointly confirm their identity to the Chair of the Judicial Panel (and copied to the Board) in writing. Y.7. If a party refuses or fails to appoint an arbitrator in accordance with Rule Y.6 the Chair of the Judicial Panel shall make the appointment giving notice in writing to that effect to each party (copied to the Board). Y.8. Within 14 days of their appointment the two arbitrators so appointed shall appoint a third arbitrator to sit as chair, who shall be (i) a solicitor of no less than 10 years’ admission or a barrister of no less than 10 years’ call and (ii) independent of the parties involved in the appeal and able to render an impartial decision. If the two arbitrators so appointed fail to agree on the appointment of the third arbitrator the Chair of the Judicial Panel shall make the appointment giving notice in writing to that effect to each party (copied to the Board). Y.9. If following their appointment: Y.9.1. the chair of the Tribunal refuses to act, becomes incapable of acting, is removed by order of a competent court or dies, the two arbitrators so appointed pursuant to Rule Y.6 shall appoint a replacement chair (who must meet the requirements set out in Rule Y.8) to replace them (and provide notice of that appointment to the Board and the parties). If the two arbitrators cannot agree, the Chair of the Judicial Panel shall appoint a replacement chair; and/or Y.9.2. any other member of the Tribunal refuses to act, becomes incapable of acting or is removed by order of a competent court, their appointer may appoint a replacement (who must meet the requirements set out in Rule Y.6) so that the composition of the Tribunal is maintained as provided in Rule Y.5 (and provide notice of that appointment to the Chair of the Judicial Panel, the Board and the other party). Y.10. All communications sent in the course of the arbitration by the Tribunal shall be signed on its behalf by its chair. Y.11. Such communications addressed by the Tribunal to one party shall be copied to the other and to the Board. Y.12. Any communications sent by either party to the Tribunal shall be addressed to its chair and shall be copied to the other party and to the Board. Y.13. The chair of the Tribunal shall decide all procedural and evidential matters and for that purpose within 14 days of their appointment they shall either give directions for the conduct of the arbitration addressed in writing to each party or serve on each party Form 26 requiring their attendance at a preliminary meeting at which they will give directions including, but not limited to, those set out in Rule X.19. Y.14. The chair of the Tribunal shall have the powers set out in Rule X.20. Y.15. The parties shall do all things necessary for the proper and expeditious conduct of the arbitration and shall comply without delay with any direction of the chair of the Tribunal as to procedural or evidential matters. Y.16. If either party is in breach of Rule Y.15 the Tribunal shall have power to: Y.16.1. make peremptory orders prescribing a time for compliance; Y.16.2. make orders against a party which fails to comply with a peremptory order; Y.16.3. dismiss a claim for want of prosecution in the event of inordinate or inexcusable delay by a party which appears likely to give rise to a substantial risk that it will not be possible to have a fair resolution of the issues or will cause serious prejudice to the other party; and/or Y.16.4. debar that party from further participation and proceed with the arbitration and make an award but only after giving that party written notice of its intention to do so.

311 312 Y.17. The chair of the Tribunal shall fix the date, time and place of the arbitration hearing and shall give the parties reasonable notice thereof. A representative of the Board shall be permitted to attend the hearing as an observer. In order to allow the parties time in which to fulfil their obligation to attempt to reach a settlement of the dispute by mediation, the hearing shall not take place before the expiry of 42 days from the deemed commencement of the arbitration. Guidance Where the parties engage in mediation, each party should ensure that they are represented in person at such mediation by an individual with sufficient authority to reach a resolution of the dispute. Y.18. At or before the hearing the chair of the Tribunal shall determine the order in which the parties shall present their cases. Y.19. Any witness who gives oral evidence may be questioned by the representative of each party and by each of the arbitrators. Y.20. Except for the power to order specific performance of a contract, the Tribunal shall have the powers set out in Rule X.27 together with the following additional powers: Y.20.1. to order the cancellation of the registration of the Manager’s contract of employment; and/or Y.20.2. to make such other order as it thinks fit. Y.21. The provisions of Rules X.28, X.30, X.31 and X.38 to X.41 (inclusive), substituting “Tribunal” for “tribunal” and “chair of the Tribunal” for “chair”, shall apply to proceedings of the Tribunal. Y.22. The proceedings of an arbitration convened under this Section Y shall be confidential and shall be conducted in private and, unless otherwise agreed between the parties, and subject to Rule Y.23, the Tribunal’s decision shall be published on the League’s website. Where a decision contains any information that is either (a) medically sensitive, (b) confidential in relation to safeguarding and/or (c) commercially sensitive, a party may request within five days of the notification of the decision that the Tribunal publish an anonymised or a redacted version. For this purpose, reasonable prior notice of the date of publication of any decision must be provided to the parties. Y.23. Notwithstanding any decision taken any decision taken in respect of publication pursuant to Rule Y.22, copies of any decision by the Tribunal must be provided to the League within 24 hours of the making of the decision. When the League considers, acting reasonably, that the terms of the decision are of general importance to Clubs, the League may produce an anonymised version and/or summary of such decision for distribution to Clubs. Y.24. The Tribunal shall have the power to make an order for costs in determining disputes under this Section Y and shall determine the amount of any such costs. Section Y: Managers’ Arbitration Tribunal Section Y: Managers’ Arbitration Tribunal Rules: Section Y

313 314 Z.4. Notwithstanding the provisions of Rules Z.2 and Z.3, the parties may agree to the appointment of a single Committee member (who must meet the requirements set out in Rule Z.3.4) in which case this Section of these Rules shall be interpreted on the basis that the Committee comprises a single member who shall undertake the duties of the chair. The parties shall notify the Chair of the Judicial Panel and the Board of such an appointment. Where the parties agree that the Committee should comprise of a single member, but cannot agree on an appointment, the Chair of the Judicial Panel shall make the appointment. Z.5. If the chair of the Committee is unable to act or to continue acting as such in the determination of any matter: Z.5.1. in respect of appeals under Rules Z.1.1 and Z.1.3, the Chair of the Judicial Panel shall appoint in their stead a member of the Judicial Panel who holds or has held judicial office; and Z.5.2. in respect of appeals under Rule Z.1.2, the two other Committee members shall appoint a replacement chair (who shall meet the requirements set out in Rule Z.3.4). If the two Committee members cannot agree, the Chair of the Judicial Panel shall appoint a replacement chair. Z.6. If following their appointment any other member of the Committee is unable to act or to continue acting, their appointer may appoint a replacement so that the composition of the Committee is maintained as provided in Rules Z.2 (in respect of appeals under Rules Z.1.1 and Z.1.3) or Z.3 (in respect of appeals under Rule Z.1.2). Z.7. If the members of the Committee fail to agree on any issue, they shall decide by a majority. Committee Procedures Z.8. The parties to proceedings before the Committee shall be: Z.8.1. in an appeal against a decision of the Board under Rule Z.1.1: Z.8.1.1. the appellant Club or Contract Player; and Z.8.1.2. the respondent Contract Player or Club; Z.8.2. in the determination of a dispute between a Player and a Club under Rule Z.1.2: Z.8.2.1. the applicant Club or Player; and Z.8.2.2. the respondent Player or Club; and Z.8.3. in an application under Rule Z.1.3: Z.8.3.1. the applicant Club; and Z.8.3.2. the respondent Out of Contract Player. Z.9. Proceedings shall be commenced by an application in writing sent to the Chair of the Judicial Panel (copied to the Board and the other party) by email identifying: Z.9.1. the respondent; Z.9.2. the Rule under the provisions of which the appeal or application is made; Z.9.3. the nature of the appeal or application and the facts surrounding it; Z.9.4. the remedy or relief sought; and Z.9.5. any documents relied upon, copies of which shall be annexed. Rules: Section Z Disciplinary and Dispute Resolution Section Z: Premier League Appeals Committee Section Z: Premier League Appeals Committee Jurisdiction Z.1. The Premier League Appeals Committee (hereafter in this Section of these Rules called “the Committee”) shall determine the following matters: Z.1.1. an appeal by a Club or a Contract Player under the provisions of Rule T.17.3 against a decision of the Board regarding payment of the balance of a Signing-on Fee to the Contract Player; Z.1.2. an appeal by a Club or a Player (including an Academy Player) under the provisions of Rule T.57 against a decision of the Premier League Player Related Dispute Commission, given under Rule T.50; and Z.1.3. an application by a Club under the provisions of Rule V.24 that payments to an Out of Contract Player may cease without affecting the Club’s entitlement to a Compensation Fee. Composition of the Committee Z.2. In respect of an appeal under Rules Z.1.1 or Z.1.3, the Committee shall be composed of: Z.2.1. an independent chair who holds or has held judicial office and who, with the prior approval of the Professional Footballers’ Association, shall be appointed by the Board in such terms as it thinks fit; Z.2.2. a member of the Judicial Panel appointed by the Chair of the Judicial Panel; and Z.2.3. an appointee of the Professional Footballers’ Association provided that in cases where an officer or employee of that body is appearing before the Committee representing a party to the proceedings then the appointee shall not be an officer or employee of that body. Z.3. In respect of an appeal under Rule Z.1.2: Z.3.1. the Committee shall ordinarily comprise three members appointed in accordance with Rules Z.3.2 to Z.3.4 (inclusive); Z.3.2. within 14 days of a party commencing proceedings in accordance with Rule Z.9, each party shall by notice in writing addressed to the other party (copied to the Board and the Chair of the Judicial Panel) appoint one member to sit on the Committee in the proceedings, who shall be: Z.3.2.1. independent of the party appointing them and able to render an impartial decision; and Z.3.2.2. suitably qualified (if not a solicitor or barrister of at least five years’ post-qualification experience, shall be a person who is capable of rendering an impartial decision and is not otherwise subject to a Disqualifying Event); Z.3.3. if a party refuses or fails to appoint a Committee member in accordance with Rule Z.3.2, the Chair of the Judicial Panel shall make the appointment giving notice in writing to that effect to each party (copied to the Board); and Z.3.4. within 14 days of their appointment (i.e. of the date of the second member being appointed), the two Committee members appointed pursuant to Rule Z.3.2 shall appoint another member to sit as the chair, who shall be (i) a solicitor of no less than 10 years’ admission or a barrister of no less than 10 years’ call and (ii) independent of the parties involved in the appeal and able to render an impartial decision. If the two Committee members so appointed fail to agree on the appointment of the chair, the Chair of the Judicial Panel shall make the appointment giving notice in writing to that effect to each party (copied to the Board).

315 316 Z.20. Each party shall be entitled to be represented at the hearing by a solicitor or counsel provided that they shall have given to the other party and to the chair of the Committee 14 days’ prior written notice to that effect. Z.21. The Committee’s decision shall be announced as soon as practicable and if possible at the end of the hearing and shall be confirmed in writing to the parties (with a copy to the Board and the Chair of the Judicial Panel). Z.22. The Committee shall give reasons for its decision. Z.23. The decision of the Committee shall be final and binding. Fees and Expenses Z.24. The chair and members of the Committee shall be entitled to receive from the League a reasonable sum by way of fees and expenses. Committee’s Powers Z.25. Upon determining an application made in accordance with the provisions of this Section of these Rules, the Committee may: Z.25.1. subject to Rule Z.26, order either party to pay to the other such sum by way of costs as it shall think fit which may include the fees and expenses of the chair and members of the Committee paid or payable under Rule Z.24; and Z.25.2. subject to Rule Z.26, make such other order as it shall think fit. Z.26. In proceedings before the Committee related to proceedings between Academy Players (excluding Scholars) and Clubs in relation to the Youth Development Rules: Z.26.1. the general rule is that there should be no order as to costs of the parties, but the Committee may make an order for costs where it considers it appropriate to do so; and Z.26.2. any order will in any event be subject to a condition limiting the amount of costs (including disbursements) which the Club may recover to £25,000. Z.27. The proceedings of an appeal convened under this Section Z shall be confidential and shall be conducted in private and, unless otherwise agreed between the parties, and subject to Rule Z.28, the Committee’s decision shall be published on the League’s website. Where a decision contains any information that is either (a) medically sensitive, (b) confidential in relation to safeguarding and/or (c) commercially sensitive, a party may request within five days of the notification of the decision that the Committee publish an anonymised or a redacted version. For this purpose, reasonable prior notice of the date of publication of any decision must be provided to the parties. Z.28. Notwithstanding any decision taken in respect of publication pursuant to Rule Z.27, copies of any decision by the Committee must be provided to the League within 24 hours of the making of the decision. When the League considers, acting reasonably, that the terms of the decision are of general importance to Clubs, the League may produce an anonymised version and/or summary of such decision for distribution to Clubs. Proceedings are deemed to be commenced on the day the application is sent to the Chair of the Judicial Panel by email, provided the email is sent before 16:30. In the event the application is sent to the Chair of the Judicial Panel after 16:30 it is deemed to have been received the following working day. Z.10. Upon receipt of an application the Chair of the Judicial Panel shall: Z.10.1. in respect of appeals under Rules Z.1.1 and Z.1.3 procure that for the purpose of determining the application the Committee is composed in accordance with Rule Z.2; Z.10.2. in respect of appeals under Rule Z.1.2, confirm that a Committee has been appointed by the parties within 28 days in accordance with Rule Z.3 and, if a Committee has not been so appointed, procure that the required Committee members and/or a chair are appointed; and Z.10.3. send a copy of the application and any documents annexed to it to the chair and members of the Committee as soon as they are appointed pursuant to Rule Z.2 or Z.3 (with the Board and parties in copy). Z.11. Within 14 days of the application being sent to the chair and members of the Committee in accordance with Rule Z.10.3 the respondent shall send to the Chair of the Judicial Panel (copied to the Board) by email a written response to the application, annexing thereto copies of any documents relied upon. Z.12. Upon receipt of the response the Chair of the Judicial Panel shall send a copy thereof together with a copy of any document annexed to: Z.12.1. the chair and members of the Committee; and Z.12.2. the party making the application. Z.13. The chair of the Committee may give directions as they think fit for the future conduct of the proceedings addressed in writing to the parties with which the parties shall comply without delay. Z.14. The Committee by its chair shall have power to summon any Person to attend the hearing of the proceedings to give evidence and to produce documents and any Person who is bound by these Rules and who, having been summoned, fails to attend or to give evidence or to produce documents shall be in breach of these Rules. Z.15. The chair of the Committee shall make all necessary arrangements for the hearing of the proceedings and shall give reasonable written notice of the date, time and place thereof to the parties. Representatives of the Board shall be entitled to attend the hearing as an observer. Z.16. If a party to the proceedings fails to attend the hearing the Committee may either adjourn it or proceed in their absence. Z.17. The chair of the Committee shall have an overriding discretion as to the manner in which the hearing of the proceedings shall be conducted. Z.18. The Committee shall not be bound by any enactment or rule of law relating to the admissibility of evidence in proceedings before a court of law. Z.19. The hearing shall be conducted in private. Section Z: Premier League Appeals Committee Section Z: Premier League Appeals Committee Rules: Section Z

Premier League Forms

Premier League Forms 319 320 * In particular, please indicate if the individual is an Authorised Signatory for the purposes of an application for a UEFA Club Licence. Signed ……………………………................. Position …………………………… Date ………………………...................... Form 1 Premier League Form 2 Notification of Club Bank Account (Rule E.2) Premier League List of Authorised Signatories of ......................Football Club (Rule A.1.29) To: The Board The Premier League The following Officials of the Club are Authorised Signatories: Print Name Position Signature Limit of Authority* (if any) To: The Board The Premier League We confirm on behalf of the board of …………………………....................................... Football Club that the following bank account is the Club’s bank account for the purposes of Rule E.2: Name of bank ……………………………………………………………......................... Name of account holder …………………………………………………………….... Title of account ……………………………………………………………...................... Sort code …………………………………………………………….................................. Account number …………………………………………………………….................... Signed by a Director of the Club …………………………………………………. Date …………………………………………………. Signed by a Director of the Club …………………………………………………. Date ………………………………………………….

Premier League Forms 321 322 Premier League Calculation of Aggregated Adjusted Earnings Before Tax (Rule E.50.3) Premier League Form 3 Form 3A Appeal Under Rule E.38 To: The Board Date: ......................................... The Premier League We, [insert name of Club] ......................................................... (the “Club”) hereby appeal against the deduction of nine points notified to us by the Board on [date] .............................. on the ground that the Event of Insolvency was caused by and resulted directly from circumstances, other than normal business risks, over which the Club could not reasonably be expected to have had control and its Officials had used all due diligence to avoid the happening of such circumstances. Brief details of the circumstances that led to the Event of Insolvency are set out on the attached sheet(s). A deposit of £1,000 is enclosed. Signed …………………………………………………………………………………….. Position …………………………………………………………………………………... Reporting Period: 36 months ending on ………………………... 20……... T-2 T-1 T Total £ £ £ £ Actual / forecast profit / loss before tax Add back: Depreciation / impairment of tangible fixed assets Amortisation or impairment of goodwill and other intangible assets (excluding amortisation of the costs of players’ registrations) Youth Development Expenditure Women’s Football Expenditure Community Development Expenditure Adjusted Earnings Before Tax Statement on behalf of the Board of Directors of the Club On behalf of the board of directors of …………………………………….. Football Club, I confirm in respect of the [Club’s] OR [the Group’s (of which the Club is a member)] accounting period of 36 months ended on ……………………… 20…......... that [with the exception(s) noted below]: 1. The above calculation of Adjusted Earnings Before Tax has been prepared in accordance with the Rules of the Premier League. 2. Without prejudice to the generality of paragraph 1 above, the estimated figures for T in the above calculation have been prepared: 2.1 in all material respects in a format similar to the Club’s Annual Accounts; and 2.2 are based on the latest information available to the Club and are, to the best of the Club’s knowledge and belief, an accurate estimate as at the time of preparation of future financial performance. [The exception(s) referred to above is/are as follows: …………………………………………......................] For and on behalf of the board of directors of ……….……………………………………….. Football Club Signed ……………………………............... Name ……………………….......... Position ………………………................ To be signed by a director of the Club whose particulars are registered under the provisions section 162 of the Companies Act 2006. Date ..........................….......................

Premier League Forms 323 324 Premier League Form 4A Owners’ and Directors’ Declaration For Individual Directors (Rules A.1.82, F.3, F.4 and F.5) Owners’ and Directors’ Declaration To: The Board The Premier League I, (full name)...................................................................................................................................................... (and any previous name [please enter N/A if not applicable] ……………………...............................) (DOB ………………………) of (all current home addresses).......................................................................... ...........................................................................................................................(post code) ................................ hereby declare that: 1. By signing and dating this declaration, I acknowledge and agree to be bound by the Premier League Rules (“Rules”) and agree to submit all disputes of whatever nature with the Premier League to arbitration in accordance with Section X (Arbitration) of the Rules. I further acknowledge and agree that, as a Director, I am/will become* a “Participant” as that term is defined in The Football Association Rules and, as such, will be bound by them; 2. I am/propose to become* a Director (as defined at Rule A.1.84) of [INSERT NAME OF CLUB] (“the Club”); 3. I am/am not/propose to become* a Person having Control over the Club for the purposes of the Rules; 4. I have/have not* been found by a Commission to have acted in breach of Rules B.24 or L.9; 5. I have/have not* accepted a sanction proposed by the Board pursuant to Rule W.6.7 that I should be disqualified from acting as a Director of the Club, as a result of a breach of Rules B.24 or L.9; 6. I am/am not* either directly or indirectly involved in or have power to determine or influence the management or administration of another Club or EFL club; 7. I hold/do not hold* either directly or indirectly a Significant Interest in a Club while either directly or indirectly holding an interest in any class of Shares of another Club; 8. I hold/do not hold* either directly or indirectly a Significant Interest in a club (and in this Declaration 8, Significant Interest shall be construed as if references to ‘the Club’ in that definition at Rule A.1.242, were references to ‘the club’); 9. I am/am not* prohibited by law from being a director as set out in Rule F.1.6; 10. I have/have not* been subject to two disqualifications, suspensions or like sanctions for any of the matters set out in Rule F.1.7, irrespective of whether any such disqualification, suspension or like sanction is current or not; 11. I have/have not* been Convicted of an offence as set out in Premier League Rule F.1.8; 12. I have/have not* engaged in conduct outside the United Kingdom that would constitute an offence of the sort described in Rules F.1.8.2 or F.1.8.3 if such conduct had taken place in the United Kingdom, whether or not such conduct resulted in a Conviction; 13. I have/have not* received two or more Convictions for any of the matters set out in Rule F.1.8, irrespective of whether such Convictions are Spent Convictions or not; 14. I am/am not* the subject of any of the arrangements, orders, schemes, plans or provisions set out in Rule F.1.11; 15. I have/have not* been subject to two or more arrangements, orders, schemes, plans or provisions in respect of any of the matters set out in Rule F.1.11, irrespective of whether any arrangement, order, scheme, plan or provision is current or not; 16. I have/have not* been a Director of a Club or club which, while I have been a Director of it, suffered two or more unconnected Events of Insolvency (and in this Declaration 16 the definitions of Director at Rule A.1.84 and Events of Insolvency at Rule A.1.95 shall be deemed to apply to clubs in the same way as to Clubs); 17. I have/have not* been a Director of two or more Clubs or clubs each of which, while I have been a Director of them, has suffered an Event of Insolvency (and in this Declaration 17 the definitions of Director at Rule A.1.84 and Events of Insolvency at Rule A.1.95 shall be deemed to apply to clubs in the same way as to Clubs); 18. I have/have not* been in an equivalent role to that of a Director in at least two Entities that have each been subject to or suffered unconnected Events of Insolvency, which have occurred in the immediately preceding ten years either at a time when I held that role or within one year following my ceasing to act in that capacity; 19. I have/have not* been in an equivalent role to that of a Director in an Entity that has been subject to or suffered two or more unconnected Events of Insolvency, which have occurred in the immediately preceding ten years either at a time when I held that role or within one year following my ceasing to act in that capacity; Form 4A

Owners' and Directors' Declaration Form 4A

20. I am/am not* subject to any unsatisfied judgment or order for payment of any monetary amount;

21. I am/am not* subject to a suspension or ban from involvement in the administration of a sport as set out in Rule F.1.18;

22. I am/am not* subject to any form of suspension, disqualification or striking-off by a professional body as set out in Rule F.1.19;

23. I am/am not* subject to a suspension, ban or other form of disqualification by any of the bodies as set out in Rule F.1.20;

24. I have/have not* been subject to two or more suspensions, bans, disqualifications or strikings-off as set out in Rules F.1.18 to F.1.20, irrespective of whether they are current or not;

25. I have/have not* been removed from acting as a trustee of a pension scheme by the Pensions Regulator or a court, or otherwise seriously contravened the pensions regulatory system (whether in the United Kingdom or by any equivalent body or court of competent jurisdiction anywhere in the world);

26. I have/have not* been a Director or Relevant Signatory of a Club or club (and in this Declaration 26 the definitions of Director at Rule A.1.84 and Relevant Signatory at Rule A.1.222 shall be construed as if references to a 'Club' in that definition includes a 'club') that has been expelled from either the League, the EFL, the National League, Isthmian League, Northern Premier League, Southern Football League, the FA Women's Super League or the FA Women's Championship whilst I was a Director or Relevant Signatory of that Club or club or in the 30 days immediately following my departure from the Club or club;

27. I have/have not* been in an equivalent role to that of a Director or Relevant Signatory at any club or team in any other sport which, pursuant to the rules of the relevant sports governing body, has been removed (other than by way of relegation on sporting merit after completion of a full season) from the applicable league or competition whilst they were in that role (or in the one year immediately following their departure from that role);

28. I am/am not* required to notify personal information pursuant to Part 2 of the Sexual Offences Act 2003;

325

Owners' and Directors' Declaration Form 4A

29. I have/have not* been found to have breached any of the rules set out in Rule F.1.26;

30. I am/am not* a Football Agent or a Person in an equivalent role to that of a Director at an Agency;

31. I am/am not* a UK Sanctions Restricted Person;

32. In respect of proposed Directors only, I am/am not* subject to a Potential Disqualifying Event (note: existing Directors do not need to complete this Declaration – please leave blank if you are an existing Director);

33. I have provided to the Board of the Premier League all information relevant to its assessment of my compliance with Rule F.1;

34. I have not provided any false, misleading or inaccurate information to the Board of the Premier League relating to my compliance with Rule F.1;

35. I have been provided by the Club with a list of all Directors of the Club and confirm that, to the best of my knowledge, this is a complete and accurate list of all Directors of the Club; and

36. This Declaration is true, correct and complete in every particular.

Please specify the basis on which you qualify as a Director (please select each of paragraphs (a) to (e) as set out within the definition of Director, which apply):

A.1.84	Subject to Rule A.1.85, **"Director"** means:	
(a)	any Person occupying the position of a director of a Club whose particulars are registered or registrable under the provisions of section 162 of the Act and includes a shadow director, that is to say, a Person in accordance with whose directions or instructions the directors of the Club are accustomed to act;	
(b)	a Person having Control over the Club;	
(c)	a Person exercising the powers that are usually associated with the powers of a director of a company;	
(d)	a Person occupying the position of 'chief executive officer' (or an individual with another title, but carrying out an equivalent role); and	
(e)	a Relevant Signatory;	

Premier League Forms

326

Premier League Forms 327 328 Premier League Form 4B Owners’ and Directors’ Declaration For Corporate Directors (Rules A.1.82, F.3, F.4 and F.5) I acknowledge further to the Data Protection Act 2018 and the General Data Protection Regulation (“GDPR”) that the Football Association Premier League Limited shall be collecting, sharing and otherwise processing Personal Data which may include Special Categories of Personal Data (both as defined in the GDPR) about me including such data in this form for the purpose of discharging its functions as a regulatory and governing body of football and otherwise in accordance with the Premier League Player Privacy Notice available at www.premierleague.com/en/player-privacy-policy. I understand that the words “Agency”, “Convicted”, “Club”, “club”, “Control”, “Declaration”, “Director”, “Event of Insolvency”, “Football Agent”, “Potential Disqualifying Event”, “Shares” and “Significant Interest” (together with any other defined terms comprising any part of these definitions) have the meanings set out in the Rules of the Premier League. Signed by the Director/proposed Director ..................................................................... Name ….................................................................. Date ..................................................................... Signed by an Authorised Signatory ….................................................................. Name ….................................................................. Date ..................................................................... * delete as appropriate Owners’ and Directors’ Declaration Form 4A To: The Board The Premier League We, (full name) ................................................................................................................................................. (the “Company”) of.......................................................................................(post code) ........................ hereby declare that: 1. By signing and dating this declaration, I acknowledge and agree on behalf of the Company that the Company shall be bound by the Premier League Rules (“Rules”) and agrees to submit all disputes of whatever nature with the Premier League to arbitration in accordance with Section X (Arbitration) of the Rules. I further acknowledge and agree that, as a Director, the Company is/will become* a “Participant” as that term is defined in The Football Association Rules and, as such, will be bound by them; 2. The Company is/proposes to become* a Director (as defined at Rule A.1.84) of [INSERT NAME OF CLUB] (“the Club”); 3. The Company is/is not/proposes to become* a Person having Control over the Club; 4. The Company has/has not* been found by a Commission to have acted in breach of Rules B.24 or L.9; 5. The Company has/has not* accepted a sanction proposed by the Board pursuant to Rule W.6.7 that it should be disqualified from acting as a Director of the Club, as a result of a breach of Rules B.24 or L.9; 6. The Company is/is not* either directly or indirectly involved in or have power to determine or influence the management or administration of another Club or Football League club; 7. The Company holds/does not hold* either directly or indirectly a Significant Interest in a Club while either directly or indirectly holding an interest in any class of Shares of another Club; 8. The Company holds/does not hold* either directly or indirectly a Significant Interest in a club (and in this Declaration 8, Significant Interest shall be construed as if references to ‘the Club’ in that definition at Rule A.1.242, were references to ‘the club’);

Premier League Forms 329 330 9. The Company is/is not* prohibited by law from being a director as set out in Rule F.1.6; 10. The Company has/has not* been subject to two disqualifications, suspensions or like sanctions for any of the matters set out in Rule F.1.7, irrespective of whether any such disqualification, suspension or like sanction is current or not; 11. The Company has/has not* been Convicted of an offence as set out in Premier League Rule F.1.8 (so far as these relate to legal persons); 12. The Company has/has not* engaged in conduct outside the United Kingdom that would constitute an offence of the sort described in Rules F.1.8.2 or F.1.8.3 if such conduct had taken place in the United Kingdom, whether or not such conduct resulted in a Conviction; 13. The Company has/has not* received two or more Convictions for any of the matters set out in Rule F.1.8 (so far as these relate to legal persons), irrespective of whether such Convictions are Spent Convictions or not; 14. The Company has/has not* been the subject of an Event of Insolvency pursuant to Rule F.1.13. For the purposes of this Declaration 14, ‘Company’ shall include any of the following of the Company: Associated Undertakings, Fellow Subsidiary Undertakings, Group Undertakings, Parent Undertakings or Subsidiary Undertakings; 15. The Company has/has not* been a Director of a Club or club which, while it has been a Director of it, suffered two or more unconnected Events of Insolvency (and in this Declaration 15 the definitions of Director at Rule A.1.84 and Events of Insolvency at Rule A.1.95 shall be deemed to apply to clubs in the same way as to Clubs); 16. The Company has/has not* been a Director of two or more Clubs or clubs each of which, while it has been a Director of them, has suffered an Event of Insolvency (and in this Declaration 16 the definitions of Director at Rule A.1.84 and Events of Insolvency at Rule A.1.95 shall be deemed to apply to clubs in the same way as to Clubs); 17. The Company has/has not* been in an equivalent role to that of a Director in at least two Entities that have each been subject to or suffered unconnected Events of Insolvency, which have occurred in the immediately preceding ten years either at a time when it held that role, or within one year following its ceasing to act in that capacity; Owners’ and Directors’ Declaration Form 4B 18. The Company has/has not* been in an equivalent role to that of a Director in an Entity that has been subject to or suffered two or more unconnected Events of Insolvency, which have occurred in the immediately preceding ten years either at a time when it held that role, or within one year following its ceasing to act in that capacity; 19. The Company is/is not* subject to any unsatisfied judgment or order for payment of any monetary amount; 20. The Company is/is not* subject to a suspension or ban from involvement in the administration of a sport as set out in Rule F.1.18; 21. The Company is/is not* subject to any form of suspension, disqualification or striking-off by a professional body as set out in Rule F.1.19; 22. The Company is/is not* subject to a suspension, ban or other form of disqualification by any of the bodies as set out in Rule F.1.20; 23. The Company has/has not* been subject to two or more suspensions, bans, disqualifications or strikings-off as set out in Rules F.1.18 to F.1.20, irrespective of whether they are current or not; 24. The Company has/has not* been removed from acting as a trustee of a pension scheme by the Pensions Regulator or a court, or otherwise seriously contravened the pensions regulatory system (whether in the United Kingdom or by any equivalent body or court of competent jurisdiction anywhere in the world); 25. The Company has/has not* been a Director or Relevant Signatory of a Club or club (and in this Declaration 25 the definitions of Director at Rule A.1.84 and Relevant Signatory at Rule A.1.222 shall be construed as if references to a ‘Club’ in that definition includes a ‘club’) that has been expelled from either the League, the EFL, the National League, Isthmian League, Northern Premier League, Southern Football League, the FA Women’s Super League or the FA Women’s Championship whilst it was a Director or Relevant Signatory of that Club or club or in the 30 days immediately following its resignation from the Club or club; 26. The Company has/has not* been in an equivalent role to that of a Director or Relevant Signatory at any club or team in any other sport which, pursuant to the rules of the relevant sports governing body, has been removed (other than by Owners’ and Directors’ Declaration Form 4B

Premier League Forms 331 332 way of relegation on sporting merit after completion of a full season) from the applicable league or competition whilst they were in that role (or in the one year immediately following their resignation from that role); 27. The Company has/has not* been found to have breached any of the rules set out in Rule F.1.26; 28. The Company is/is not* an Agency or a Person in an equivalent role to that of a Director at an Agency; 29. The Company is/is not* a UK Sanctions Restricted Person; 30. The following are/are not* currently the subject of UK Sanctions (i) any group companies or subsidiaries of the Company, (ii) any of its directors, officers or employees (iii) any agent, or affiliate, or other person associated with or acting on behalf of the Company or any of its subsidiaries; 31. In respect of proposed Directors only, the Company is/is not* subject to a Potential Disqualifying Event (note: existing Directors do not need to complete this Declaration – please leave blank if you are an existing Director); 32. We have provided to the Board of the Premier League all information relevant to its assessment of the Company’s compliance with Rule F.1; 33. We have not provided any false, misleading or inaccurate information to the Board of the Premier League relating to the Company’s compliance with Rule F.1; 34. We have been provided by the Club with a list of all Directors of the Club and confirm that, to the best of my knowledge, this is a complete and accurate list of all Directors of the Club; and 35. This Declaration is true in every particular. Please specify the basis on which the Company qualifies as a Director (please select each of paragraphs (a) to (e) as set out within the definition of Director, which apply): A.1.84 Subject to Rule A.1.85, “Director” means: (a) any Person occupying the position of a director of a Club whose particulars are registered or registrable under the provisions of section 162 of the Act and includes a shadow director, that is to say, a Person in accordance with whose directions or instructions the directors of the Club are accustomed to act; (b) a Person having Control over the Club; (c) a Person exercising the powers that are usually associated with the powers of a director of a company; (d) a Person occupying the position of ‘chief executive officer’ (or an individual with another title, but carrying out an equivalent role); and (e) a Relevant Signatory; It is acknowledged further to the Data Protection Act 2018 and the General Data Protection Regulation (“GDPR”) that the Football Association Premier League Limited shall be collecting, sharing and otherwise processing Personal Data which may include Special Categories of Personal Data (both as defined in the GDPR) about individuals engaged by the Company including such data in this form for the purpose of discharging its functions as a regulatory and governing body of football and otherwise in accordance with the Premier League Player Privacy Notice available at www.premierleague.com/ en/player-privacy-policy. It is understood that the words “Agency”, “Convicted”, “Club”, “club”, “Control”, “Declaration”, “Director”, “Event of Insolvency”, “Potential Disqualifying Event”, “Shares” and “Significant Interest” (together with any other defined terms comprising any part of these definitions) have the meanings set out in the Rules of the Premier League. Signed by .......................................................... for and on behalf of the Company Date ........................................................ Signed by an Authorised Signatory .........….................................................................. Date ........................................................ Name ........................................................ * delete as appropriate Owners’ and Directors’ Declaration Form 4B Owners’ and Directors’ Declaration Form 4B

Premier League Forms 333 334 Premier League Form 5B Dual Interest Notice (G.1, G.3 and G.4) Premier League Form 5A Dual Interest Notice (Rules G.1, G.3 and G4) To: The Board Date: ................................................. The Premier League Pursuant to Rule G.1 we hereby give notice that a Person *holds *has acquired *has ceased to hold a Significant Interest in ...................................................................................................... Football Club. The particulars required by Rule G.4 are as follows: 1. The Person holding/acquiring/ceasing to hold* a Significant Interest in the Club is (name) ............................................................................................................................... of (address) ...................................................................................................................... 2. The details of the Significant Interest are as follows: ......................................................................................................................................................................... ......................................................................................................................................................................... 3. The proportion (expressed in percentage terms) which the Shares bear to the total number of Shares of that class in issue is ..............................% 4. The proportion (expressed in percentage terms) which the Shares bear to the total number of issued Shares of the Club is ..............................% This notice is given on the basis that the words “Club”, “Holding”, “Person”, “Shares”, “Significant Interest” (together with any other defined terms comprising any part of the definitions set out therein) have the meanings set out in the Rules of the Premier League. Signed .................................................................... Position ................................................................. * delete as appropriate To: The Board Date: ................................................. The Premier League Pursuant to Rule G.3 we hereby give notice that a Person *holds *has acquired *has ceased to hold a Significant Interest in ...................................................................................................... Football Club. The particulars required by Rule G.4 are as follows: 1. The Person holding/acquiring/ceasing to hold* a Significant Interest in the club is (name) ............................................................................................................................... of (address) ...................................................................................................................... 2. The details of the Significant Interest are as follows: ......................................................................................................................................................................... ......................................................................................................................................................................... 3. The proportion (expressed in percentage terms) which the Shares bear to the total number of Shares of that class in issue is ..............................% 4. The proportion (expressed in percentage terms) which the Shares bear to the total number of issued Shares of the club is ..............................% This notice is given on the basis that the words “club”, “Holding”, “Person”, “Shares”, “Significant Interest” (together with any other defined terms comprising any part of the definitions set out therein) have the meanings set out in the Rules of the Premier League. Signed .................................................................... Position ................................................................. * delete as appropriate

Premier League Forms 335 336 Premier League Form 7 Directors’ Report (Rules H.6, H.7, H.8 and H.9) Premier League Form 6 Acquisition Leverage Compliance Certificate (Rule E.15) To: The Board The Premier League From: ..........................................................................[Entity Name] (the “Club”) ...........................................................................[Address] ...........................................................................[Person’s Name] ...........................................................................[Person’s Name] ...........................................................................[Proposed Acquiror]/ [Person who has acquired Control] ...........................................................................[Addresses] Dated.......................................................................... Premier League Rules: Acquisition Leverage Test 1. We refer to the Premier League Rules (the “Rules”), specifically the requirement to provide the Board an Acquisition Leverage Compliance Certificate (the Form 6) under Rule E.15. This is an Acquisition Leverage Compliance Certificate in respect of [the proposed date of acquisition of Control of the Club] [the date [six] months after the date of acquisition of Control of the Club] [the date [12] months after the date of acquisition of Control of the Club] [the date as requested by the Board, such date being [X] after the acquisition of Control of the Club] (the “Acquisition Test Date”). Terms defined in the Rules have the same meaning when used in this Acquisition Leverage Compliance Certificate. 2. We confirm that on the Acquisition Test Date, the ratio of Acquisition Debt to Acquisition Equity was ............ 3 Accordingly, we certify that the Acquisition Leverage Test [has not]/[has] been breached, and that the Board [is]/[is not] entitled to use its powers under Rule E.17.3 and the Rules. [As we are in breach of the Acquisition Leverage Test, we intend to cure this breach by [proposed remedial action]].1 Signature Authorised Signatory .................................................................... Name .................................................................... Date ….................................................................. 1 If this statement cannot be made, the Acquisition Leverage Compliance Certificate should identify any general non-compliance that is continuing and the steps, if any, being taken to remedy it. To: The Football Association Premier League Limited (“the League”) In accordance with the requirements of Section H (Directors’ Reports) of the Rules of the League, we, the Directors of ..................................................... Football Club Limited (“the Club”), hereby report in respect of the Club’s accounting period of ................... months ended on ........................... 20 ......... (“the Period of Review”) that [with the exception(s) noted below] all Material Transactions entered into by the Club during the Period of Review: (1) were negotiated and approved in accordance with the Club’s written transfer policy; and (2) have been documented and recorded as required by relevant provisions of these Rules and the Football Association Rules. [The exception(s) referred to above is/are as follows ................................] [Signature of each Director and date of signing]

Premier League Forms 337 338 Premier League Form 9 Registration of Strips by.......................Football Club (Rule M.17) Premier League Form 8 Registration of Pitch Dimensions by.......................Football Club (Rule K.20) To: The Board The Premier League The dimensions of our pitch at [address of ground] ............................................................... for Season 20.......... /20.......... are as follows: Length: .................................. yards (............... metres) Width: .................................... yards (............... metres) Signed ……………………………............................ Position ……………………………………………....…. Date ………………………...................................... To: The Board The Premier League I submit herewith samples of our home Strip, alternative Strip(s) and goalkeeper’s Strip for Season 20...... /20...... A brief description (colours) of each is as follows: Home Strip Shirt : .......................................................................................................... Shorts : .......................................................................................................... Change Shorts (if applicable) : .......................................................................................................... Socks : .......................................................................................................... Change Socks (if applicable) : .......................................................................................................... Goalkeeper (shirt, shorts, socks) : .......................................................................................................... Alternative Strip 1 Shirt : .......................................................................................................... Shorts : .......................................................................................................... Change Shorts (if applicable) : .......................................................................................................... Socks : .......................................................................................................... Change Socks (if applicable) : .......................................................................................................... Goalkeeper (shirt, shorts, socks) : .......................................................................................................... Alternative Strip 2* Shirt : .......................................................................................................... Shorts : .......................................................................................................... Change Shorts (if applicable) : .......................................................................................................... Socks : .......................................................................................................... Change Socks (if applicable) : .......................................................................................................... Goalkeeper (shirt, shorts, socks) : .......................................................................................................... Additional Goalkeeper Strip(s) (shirt, shorts, socks) (if applicable) ........................................................................................................... Scheduled (or estimated) release date* for home Strip: .................................................... Scheduled (or estimated) release date* for alternative Strip 1: ........................................ Schedule (or estimated) release date* for alternative Strip 2: ........................................... *Please notify the League if this date is changed after the submission of this Form 9.

Premier League Forms 339 340 Premier League Form 10 Scout Registration Form (Rule Q.2) Signed ……………………………............................ Position ……………………………………………....…. Date ………………………...................................... * delete if inapplicable Registration of Strips Form 9 Scout’s Particulars Surname ........................................................ Other name(s) ........................................................................ Address .................................................................................................................................................................. ........................................................................................................................ Post Code ..................................... Date of birth ................................................. Application to Register We hereby apply for the above-named to be registered as a Scout whose registration is held by ........................................................ Football Club Signed ................................................................... Authorised Signatory Date ....................................................................... Endorsement by Scout I hereby consent to the above application. I certify that the above particulars are correct. I agree to be bound by the Rules of the Premier League. Signed ................................................................... Date .......................................................................

Premier League Forms 341 342 Premier League Form 11 English Football League Contract No. FA Copy League Copy Club Copy Player Copy Player’s surname Player’s forename(s) Present Postal Address Email address *The Player’s birth certificate must be provided to the League in the case of his first registration. AN AGREEMENT made the (day) ......................... day of (month and year) ........................... between ............................................... Football Club/Company Limited/Plc whose registered office is at (address) ........................................................................................................................................ ..................................................................................................................................................................................... Registered Company No ...................................................... (hereinafter referred to as “the Club”) of the one part and the above-named Player (hereinafter referred to as “the Player”) of the other part. WHEREBY it is agreed as follows: 1. Definitions and Interpretation 1.1 The words and phrases below shall have the following meaning: “Associated Company” shall mean any company which is a holding company or subsidiary (each as defined in Section 736 of the Companies Act 1985) of the Club or of any holding company of the Club; “the Board” shall mean the board of directors of the Club for the time being or any duly authorised committee of such board of directors; “Club Context” shall mean in relation to any representation of the Player and/or the Player’s Image a representation in connection or combination with the name colours Strip trade marks logos or other identifying characteristics of the Club (including trade marks and logos relating to the Club and its activities which trade marks and logos are registered in the name of and/or exploited by any Associated Company) or in any manner referring to or taking advantage of any of the same; “Club Rules” shall mean the rules or regulations affecting the Player from time to time in force and published by the Club; “Code of Practice” shall mean the Code of Practice from time to time in force and produced jointly by the Football Association Premier League Limited and the PFA in conjunction with the FA; “the FA Rules” shall mean the rules and regulations from time to time in force of the FA and including those of FIFA and UEFA to the extent they relate or apply to the Player or the Club; “the FA” shall mean the Football Association Limited; “FIFA” shall mean the Fédération Internationale de Football Association; “Football Agent” means a natural person licensed by FIFA to perform ‘football agent services’ as defined in the FIFA Football Agent Regulations (as amended from time to time); “Gross Misconduct” shall mean serious or persistent conduct behaviour activity or omission by the Player involving one or more of the following: (a) theft or fraud; (b) deliberate and serious damage to the Club’s property; (c) use or possession of or trafficking in a Prohibited Substance; (d) incapacity through alcohol affecting the Player’s performance as a player; (e) breach of or failure to comply with of any of the terms of this contract, or such other similar or equivalent serious or persistent conduct behaviour activity or omission by the Player which the Board reasonably considers to amount to gross misconduct; “Holiday Year” shall mean a period of twelve months from 1st July in one year to 30th June in the next year; English Football League Contract Form 11

Premier League Forms 343 344 English Football League Contract Form 11 “International Club” shall mean any association football club that does not participate in a league competition sanctioned by or otherwise affiliated to the FA; “International Loan Agreement” shall mean a loan agreement signed between a Transferor Club and an International Club; “Internet” shall mean the global network of computer systems using TCP/IP protocols including (without limitation) the World Wide Web; “the Laws of the Game” shall mean the laws from time to time in force governing the game of association football as laid down by the International Football Association Board (as defined in the statutes of FIFA); “the League” shall mean the football league of which the Club is a member from time to time; “the League Rules” shall mean the rules or regulations from time to time in force of the League; “Manager” shall mean the official of the Club responsible for selecting the Club’s first team; “Media” shall mean any and all media whether now existing or hereafter invented including but not limited to any print and/or paper medium broadcast satellite or cable transmission and any visual and/or audio medium and including but not limited to the Internet any television or radio channel Website webcast and/or any transmission made by any mobile or mobile telephony standard or technology or other media or broadcasting service; “PFA” shall mean the Professional Footballers Association; “Permanent Incapacity” shall mean either: (a) “Permanent Total Disablement” as defined in the League’s personal accident insurance scheme; or (b) incapacity of the Player by reason of or resulting from any injury or illness (including mental illness or disorder) where in the written opinion of an appropriately qualified medical consultant instructed by the Club (“the Initial Opinion”) and (if requested in writing either by the Club at any time or by the Player at any time but not later than twenty one days after receipt from the Club of notice in writing terminating this contract pursuant to clause 8.1) of a further such consultant approved or proposed by the Player (and in the absence of either an approval or proposal within 28 days of the request nominated on the application of either party by the President (“the President”) for the time being of the Royal College of Surgeons) (“the Further Opinion”) the Player will be unlikely by reason of such incapacity to play football to the same standard at which the Player would have played if not for such incapacity for a consecutive period of not less than twenty months commencing on the date of commencement of the incapacity PROVIDED that if the Initial Opinion and the Further Opinion disagree with one another then if the Further Opinion was given by a consultant nominated by the President it shall prevail but if not then a third opinion (“the Third Opinion”) from a consultant nominated by the President may be obtained on the application of either party and that opinion shall be final and binding for the purposes of this definition; “Player’s Image” shall mean the Player’s name, nickname, fame, image, signature, voice and film and photographic portrayal, virtual and/or electronic representation, reputation, replica and all other characteristics of the Player including his shirt number; “Player Injury” shall mean any injury or illness (including mental illness or disorder) other than any injury or illness which is directly caused by or results directly from a breach by the Player of his obligations under clause 3.2.1 of this contract or of any other of his obligations hereunder amounting to Gross Misconduct; “Prohibited Substance” shall have the meaning set out in the FA Rules; “the Rules” shall mean the statutes and regulations of FIFA and UEFA the FA Rules the League Rules the Code of Practice and the Club Rules; “Strip” shall mean all versions from time to time of the Club’s official football clothing including shirts shorts socks and/or training kit track suits headwear and/or any other clothing displaying the Club’s name and/or official logo; “UEFA” shall mean the Union des Associations Européennes de Football; and “Website” shall mean a site forming part of the Internet with a unique URL/ domain name. 1.2 For the purposes of this contract and provided the context so permits: 1.2.1 the singular shall include the plural and vice versa and any gender includes any other gender; 1.2.2 references to person shall include any entity business firm or unincorporated association; and English Football League Contract Form 11

Premier League Forms 345 346 1.2.3 references to statutory enactments or to the Rules shall include re-enactments and amendments of substantially the same intent as the original referenced enactment or Rule. 1.3 The headings of this contract are for convenience only and not interpretation. 1.4 In the event of any dispute as to the interpretation of any of the provisions of this contract reference shall be made (where appropriate) for clarification to the Code of Practice but so that in the event of any conflict the provisions of this contract shall prevail. Subject thereto wherever specific reference to the Code of Practice is made in this contract the relevant terms and provisions thereof are deemed incorporated herein as if set out in full. 2. Appointment and duration 2 .1 The Club engages the Player as a professional footballer on the terms and conditions of this contract and subject to the Rules. 2.2 This contract shall remain in force until the date specified in clause 2 of Schedule 2 hereto subject to any earlier determination pursuant to the terms of this contract. 3. Duties and Obligations of the Player 3.1 The Player agrees: 3.1.1 when directed by an authorised official of the Club: 3.1.1.1 to attend matches in which the Club is engaged; 3.1.1.2 to participate in any matches in which he is selected to play for the Club; and 3.1.1.3 to attend at any reasonable place for the purposes of and to participate in training and match preparation; 3.1.2 to play to the best of his skill and ability at all times; 3.1.3 except to the extent prevented by injury or illness to maintain a high standard of physical fitness at all times and not to indulge in any activity sport or practice which might endanger such fitness or inhibit his mental or physical ability to play practise or train; 3.1.4 to undertake such other duties and to participate in such other activities as are consistent with the performance of his duties under clauses 3.1.1 to 3.1.3 and as are reasonably required of the Player; 3.1.5 that he has given all necessary authorities for the release to the Club of his medical records and will continue to make the same available as requested by the Club from time to time during the continuance of this contract; 3.1.6 to comply with and act in accordance with all lawful instructions of any authorised official of the Club; 3.1.7 to play football solely for the Club or as authorised by the Club or as required by the Rules; 3.1.8 to observe the Laws of the Game when playing football; 3.1.9 to observe the Rules but in the case of the Club Rules to the extent only that they do not conflict with or seek to vary the express terms of this contract; 3.1.10 to submit promptly to such medical and dental examinations as the Club may reasonably require and to undergo at no expense to himself such treatment as may be prescribed by the medical or dental advisers of the Club or the Club’s insurers; and 3.1.11 on the termination of this contract for any cause to return to the Club in a reasonable and proper condition any property (including any car) which has been provided or made available by the Club to the Player in connection with his employment. 3.2 The Player agrees that he shall not: 3.2.1 undertake or be involved in any activity or practice which will knowingly cause to be void or voidable or which will invoke any exclusion of the Player’s cover pursuant to any policy of insurance maintained for the benefit of the Club on the life of the Player or covering his physical well-being (including injury and incapacity and treatment thereof); 3.2.2 when playing or training wear anything (including jewellery) which is or could be dangerous to him or any other person; 3.2.3 except to the extent specifically agreed in writing between the Club and the Player prior to the signing of this contract use as his regular place of residence any place which the Club reasonably deems unsuitable for the performance by the Player of his duties other than temporarily pending relocation; English Football League Contract Form 11 English Football League Contract Form 11

Premier League Forms 347 348 3.2.4 undertake or be engaged in any other employment or be engaged or involved in any trade business or occupation or participate professionally in any other sporting or athletic activity without the prior written consent of the Club PROVIDED THAT this shall not: 3.2.4.1 prevent the Player from making any investment in any business so long as it does not conflict or interfere with his obligations hereunder; or 3.2.4.2 limit the Player’s rights under clauses 4 and 6.1.8; 3.2.5 knowingly or recklessly do write or say anything or omit to do anything which is likely to bring the Club or the game of football into disrepute cause the Player or the Club to be in breach of the Rules or cause damage to the Club or its officers or employees or any match official. Whenever circumstances permit the Player shall give to the Club reasonable notice of his intention to make any contributions to the public media in order to allow representations to be made to him on behalf of the Club if it so desires; and 3.2.6 except in the case of emergency arrange or undergo any medical treatment without first giving the Club proper details of the proposed treatment and physician/surgeon and requesting the Club’s consent which the Club will not unreasonably withhold having due regard to the provisions of the Code of Practice. 4. Community public relations and marketing 4.1 For the purposes of the promotional community and public relations activities of the Club and/or (at the request of the Club) of any sponsors or commercial partners of the Club and/or of the League and/or of any main sponsors of the League the Player shall attend at and participate in such events as may reasonably be required by the Club including but not limited to appearances and the granting of interviews and photographic opportunities as authorised by the Club. The Club shall give reasonable notice to the Player of the Club’s requirements and the Player shall make himself available for up to six hours per week of which approximately half shall be devoted to the community and public relations activities of the Club. No photograph of the Player taken pursuant to the provisions of this clause 4.1 shall be used by the Club or any other person to imply any brand or product endorsement by the Player. 4.2 Whilst he is providing or performing the services set out in this contract (including travelling on Club business) the Player shall: 4.2.1 wear only such clothing as is approved by an authorised official of the Club; and 4.2.2 not display any badge mark logo trading name or message on any item of clothing without the written consent of an authorised official of the Club provided that nothing in this clause shall prevent the Player wearing and/or promoting football boots and in the case of a goalkeeper gloves of his choice. 4.3 Subject in any event to clause 4.4 and except to the extent of any commitments already entered into by the Player as at the date hereof or when on international duty in relation to the Players’ national football association UEFA or FIFA he shall not (without the written consent of the Club) at any time during the term of this contract do anything to promote endorse or provide promotional marketing or advertising services or exploit the Player’s Image either: (a) in relation to any person in respect of such person’s products brand or services which conflict or compete with any of the Club’s club branded or football related products (including the Strip) or any products brand or services of the Club’s two main sponsors/commercial partners or of the League’s one principal sponsor; or (b) for the League. 4.4 The Player agrees that he will not either on his own behalf or with or through any third party undertake promotional activities in a Club Context nor exploit the Player’s Image in a Club Context in any manner and/or in any Media nor grant the right to do so to any third party. 4.5 Except to the extent specifically herein provided or otherwise specifically agreed with the Player nothing in this contract shall prevent the Player from undertaking promotional activities or from exploiting the Player’s Image so long as: 4.5.1 the said promotional activities or exploitation do not interfere or conflict with the Player’s obligations under this contract; and 4.5.2 the Player gives reasonable advance notice to the Club of any intended promotional activities or exploitation. 4.6 The Player hereby grants to the Club the right to photograph the Player both individually and as a member of a squad and to use such photographs English Football League Contract Form 11 English Football League Contract Form 11

Premier League Forms 349 350 and the Player’s Image in a Club Context in connection with the promotion of the Club and its playing activities and the promotion of the League and the manufacture sale distribution licensing advertising marketing and promotion of the Club’s club branded and football related products (including the Strip) or services (including such products or services which are endorsed by or produced under licence from the Club) and in relation to the League’s licensed products services and sponsors in such manner as the Club may reasonably think fit so long as: 4.6.1 the use of the Player’s photograph and/or Player’s Image either alone or with not more than two other players at the Club shall be limited to no greater usage than the average for all players regularly in the Club’s first team; 4.6.2 the Player’s photograph and/or Player’s Image shall not be used to imply any brand or product endorsement by the Player; and 4.6.3 PROVIDED that all rights shall cease on termination of this contract save for the use and/or sale of any promotional materials or products as aforesaid as shall then already be manufactured or in the process of manufacture or required to satisfy any outstanding orders. 4.7 In its dealings with any person permitted by the Club to take photographs of the Player the Club shall use reasonable endeavours to ensure that the copyright of the photographs so taken is vested in the Club and/or that no use is made of the said photographs without the Club’s consent and in accordance with the provisions of this contract. 4.8 The Player shall be entitled to make a responsible and reasonable reply or response to any media comment or published statements likely to adversely affect the Player’s standing or reputation and subject as provided for in clause 3.2.5 to make contributions to the public media in a responsible manner. 4.9 In this clause 4 where the context so admits the expression “the Club” includes any Associated Company of the Club but only to the extent and in the context that such company directly or indirectly provides facilities to or undertakes commercial marketing or public relations activities for the Club and not so as to require the consent of any Associated Company when consent of the Club is required. 4.10 For the purposes of the Contracts (Rights of Third Parties) Act 1999 nothing in this clause 4 is intended to nor does it give to the League any right to enforce any of its provisions against the Club or the Player. 4.11 Nothing in this clause 4 shall prevent the Club from entering into other arrangements additional or supplemental hereto or in variance hereof in relation to advertising marketing and/or promotional services with the Player or with or for all or some of the Club’s players (including the Player) from time to time. Any other such arrangements which have been agreed as at the date of the signing of this contract and any image contract or similar contract required to be set out in this contract by the League Rules are set out in Schedule 2 paragraph 13. 5. Remuneration and expenses 5.1 Throughout his engagement the Club shall pay to the Player the remuneration and shall provide the benefits (if any) as are set out in Schedule 2. 5.2 The Club shall reimburse the Player all reasonable hotel and other expenses wholly and exclusively incurred by him in or about the performance of his duties under this contract PROVIDED that the Player has obtained the prior authorisation of a director the Manager or the secretary of the Club and the Player furnishes the Club with receipts or other evidence of such expenses. 5.3 The Club may deduct from any remuneration payable to the Player: 5.3.1 any monies disbursed and/or liabilities incurred by the Club on behalf of the Player with the Players prior consent; and 5.3.2 any other monies (but not claims for damages or compensation) which can be clearly established to be properly due from the Player to the Club. 5.4 If at a Disciplinary hearing conducted under Part 1 of Schedule 1 hereto a fine is imposed on a player calculated by reference to the Player’s weekly wage, the fine shall take the form of a forfeiture of wages of a corresponding amount so that the amount forfeit shall not become payable to the Player. The forfeiture shall take effect in relation to the monthly instalment of the Player’s remuneration falling due next after the date on which the notice of the decision is given to him (“Pay Day”). But see clause 5.5 dealing with appeals. For the avoidance of doubt, the amount forfeit is the gross amount of the weekly wage. English Football League Contract Form 11 English Football League Contract Form 11

Premier League Forms 351 352 5.5 If on Pay Day the time for appealing has not expired or if notice of appeal has been given, the reference to Pay Day shall be to the day on which the monthly instalment of remuneration becomes payable next after: (a) the expiry of the time for appealing without any appeal having been made; or (b) if an appeal is made, the date on which the outcome of the appeal is notified to the Player. In the case of an appeal, the amount that is forfeit shall be the amount (if any) determined on appeal. 6. Obligations of the Club 6.1 The Club shall: 6.1.1 observe the Rules all of which (other than the Club Rules) shall take precedence over the Club Rules; 6.1.2 provide the Player each year with copies of all the Rules which affect the Player and of the terms and conditions of any policy of insurance in respect of or in relation to the Player with which the Player is expected to comply; 6.1.3 promptly arrange appropriate medical and dental examinations and treatment for the Player at the Club’s expense in respect of any injury to or illness (including mental illness or disorder) of the Player save where such injury or illness is caused by an activity or practice on the part of the Player which breaches clause 3.2.1 hereof in which case the Club shall only be obliged to arrange and pay for treatment to the extent that the cost thereof remains covered by the Club’s policy of medical insurance or (if the Club does not maintain such a policy) then to the extent that it would remain covered by such a policy were one maintained upon normal industry terms commonly available within professional football and so that save as aforesaid this obligation shall continue in respect of any examinations and/ or treatment the necessity for which arose during the currency of this contract notwithstanding its subsequent expiry or termination until the earlier of completion of the necessary examinations and/ or prescribed treatment and a period of 18 months from the date of expiry or termination hereof; 6.1.4 use all reasonable endeavours to ensure that any policy of insurance maintained by the Club for the benefit of the Player continues to provide cover for any examinations and/or treatment as are referred to in clause 6.1.3 until completion of any such examinations and/or treatment; 6.1.5 comply with all relevant statutory provisions relating to industrial injury and any regulations made pursuant thereto; 6.1.6 at all times maintain and observe a proper health and safety policy for the security safety and physical well being of the Player when carrying out his duties under this contract; 6.1.7 in any case where the Club would otherwise be liable as employer for any acts or omissions of the Player in the lawful and proper performance of his playing practising or training duties under this contract defend the Player against any proceedings threatened or brought against him at any time arising out of the carrying out by him of any such acts or omissions and indemnify him from any damages awarded and this obligation and indemnity shall continue in relation to any such acts or omissions during the currency of this contract notwithstanding its expiry or termination before such proceedings are threatened and/or brought; 6.1.8 give the Player every opportunity compatible with his obligations under this contract to follow any course of further education or vocational training which he wishes to undertake and give positive support to the Player in undertaking such education and training. The Player shall supply the Footballer’s Further Education and Vocational Training Society with particulars of any courses undertaken by him; and 6.1.9 release the Player as required for the purposes of fulfilling the obligations in respect of representative matches to his national association pursuant to the statutes and regulations of FIFA. 6.2 The Club shall not without the consent in writing of the Player: 6.2.1 take or use or permit to be used photographs of the Player for any purposes save as permitted by clause 4; or 6.2.2 use or reveal the contents of any medical reports or other medical information regarding the Player obtained by the Club save for the purpose of assessing the Player’s health and fitness obtaining medical and insurance cover and complying with the Club’s obligations under the Rules. English Football League Contract Form 11 English Football League Contract Form 11

Premier League Forms 353 354 7. Injury and Illness 7.1 Any injury to or illness of the Player shall be reported by him or on his behalf to the Club immediately and the Club shall keep a record of such injury or illness. 7.2 In the event that the Player shall become incapacitated from playing by reason of any injury or illness (including mental illness or disorder) the Club shall pay to the Player during such period of incapacity or the period of this contract (whichever is the shorter) the following amounts of remuneration for the following periods: 7.2.1 in the case of a Player Injury his basic wage over the first 18 months and one half of his basic wage for the remainder of his period of incapacity; or 7.2.2 in the case of any other injury or illness his basic wage over the first 12 months and one half of his basic wage for the remainder of his period of incapacity. 7.3 In each case specified in clause 7.2 above there shall be paid to the Player in addition to his basic wage all or the appropriate share of any bonus payments if and to the extent that payment or provision for continuation of the same is specifically provided for in Schedule 2 or in the Club’s Bonus Scheme. 7.4 The payments made by the Club pursuant to clause 7.2 shall be deemed to include all and any statutory sick pay and/or any other state benefits payable by reference to sickness to which the Player may be entitled. 7.5 Nothing in this clause 7 shall reduce or vary the entitlement of the Player to signing on fees and/or loyalty payments or any other payments of a similar nature due to him under this Contract. 8. Permanent or Prolonged Incapacity 8.1 In the event that: 8.1.1 the Player shall suffer Permanent Incapacity; or 8.1.2 the Player has been incapacitated from playing by reason of or resulting from the same injury or illness (including mental illness or disorder) for a period (consecutive or in the aggregate) amounting to 18 months in any consecutive period of 20 months, the Club shall be entitled to serve a notice upon the Player terminating this contract. 8.2 The length of such notice shall be 12 months in the case of an incapacity by reason of a Player Injury and six months in every other case. 8.3 The notice referred to in clause 8.1 may be served at any time after: 8.3.1 the date on which the Player is declared to be suffering Permanent Total Disablement under the terms of the League’s personal accident insurance scheme; or 8.3.2 the date on which such Permanent Incapacity is established by the Initial Opinion; or 8.3.3 in the case of any incapacity as is referred to in 8.1.2 the date on which the period of incapacity shall exceed 18 months as aforesaid but so that the right to terminate pursuant to clause 8.1.2 shall only apply while such incapacity shall continue thereafter. 8.4 In the event that after the service of any notice pursuant to clause 8.1.1 Permanent Incapacity is not confirmed by the Further Opinion (if requested) or (where relevant) by the Third Opinion then such notice shall lapse and cease to be of effect. 8.5 In the case of any notice of termination given under this clause 8 the Club shall be entitled by further notice on or after serving notice of termination to terminate this contract forthwith on paying to the Player at the time of such termination the remainder of his remuneration and any other sums properly due to him under this contract and the value of any other benefits which would be payable or available to the Player during the remainder of the period of his notice of termination provided always that the Club’s obligations pursuant to clause 6.1.3 shall continue to apply during the remainder of the said notice period and for any further relevant period as provided therein. 8.6 Where the Club has made payment to the Player during any period of incapacity owing to illness or injury and the Player’s absence is due to the action of a third party other than of another club player or match official in relation to any damage or injury sustained on or about the field of play or during training or practising giving the Player a right of recovery against that third party then if the Player makes any claim against such third party the Player must where he is reasonably able to do so include as part of such English Football League Contract Form 11 English Football League Contract Form 11

Premier League Forms 355 356 claim from such third party a claim for recovery of any such payment and upon successful recovery repay to the Club the lesser of the total of the remuneration paid by the Club to the Player during the period of incapacity and the amount of any damages payable to or recovered by the Player in respect of such claim or otherwise by reference to loss of earnings under this contract under any compromise settlement or judgment. Any amounts paid by the Club to the Player in such circumstances shall constitute loans from the Club to be repaid to the Club to the extent aforesaid upon successful recovery as aforesaid. 9. Disciplinary Procedure Except in any case where the Club terminates the Player’s employment pursuant to the provisions of clause 10 hereof (when the procedure set out therein shall apply) the Club shall operate the disciplinary procedure set out in Part 1 of Schedule 1 hereto in relation to any breach or failure to observe the terms of this contract or of the Rules. 10. Termination by the Club 10.1 The Club shall be entitled to terminate the employment of the Player by 14 days’ notice in writing to the Player if the Player: 10.1.1 shall be guilty of Gross Misconduct; 10.1.2 shall fail to heed any final written warning given under the provisions of Part 1 of Schedule 1 hereto; or 10.1.3 is convicted of any criminal offence where the punishment consists of a sentence of imprisonment of three months or more (which is not suspended). 10.2 If the Club terminates the Player’s employment for any reason under clause 10.1 the Club shall within seven days thereafter notify the Player in writing of the full reasons for the action taken. 10.3 The Player may by notice in writing served on the Club and the League at any time from the date of termination up to 14 days after receipt by the Player of written notification under clause 10.2 give notice of appeal against the decision of the Club to the League and such appeal shall be determined in accordance with the procedures applicable pursuant to the League Rules. 10.4 If the Player exercises his right of appeal the termination of this contract by the Club shall not become effective unless and until it shall have been determined that the Club was entitled to terminate this contract pursuant to clause 10.1 but so that if it is so determined then subject only to clause 10.5.3 the Player shall cease to be entitled to any remuneration or benefits with effect from the expiration of the period of notice referred to in clause 10.3 and any payment made by the Club in respect thereof shall forthwith become due from the Player to the Club. 10.5 Pending the hearing and determination of such appeal the Club may suspend the Player for up to a maximum of six weeks from the date of notice of termination and if the Board so determine such suspension shall be without pay provided that: 10.5.1 the payment due to the Player in respect of the 14 days’ notice period under clause 10.1 is made to the Player forthwith; 10.5.2 pending the determination of the appeal an amount equal to the remuneration which would otherwise have been due to the Player but for the suspension without pay is paid to an escrow account held by the PFA as and when it would otherwise have become due for payment to the Player and following the determination of the appeal the PFA will either pay the money (including interest earned on the said account) to the Player or return it to the Club according to the appeal decision; 10.5.3 all other benefits for the Player under the provisions of clauses 6.1.3 and 6.1.4 of this contract shall be maintained and remain in force while the appeal is pending; and 10.5.4 during any such period of suspension the Club shall be under no obligation to assign to the Player any playing training or other duties and shall be entitled to exclude the Player from the Club’s premises including its ground and training ground. 10.6 Upon any termination of this contract by the Club becoming operative the Club shall forthwith release the Player’s registration. 11. Termination by the Player 11.1 The Player shall be entitled to terminate this contract by 14 days’ notice in writing to the Club if the Club: English Football League Contract Form 11 English Football League Contract Form 11

Premier League Forms 357 358 11.1.1 shall be guilty of serious or persistent breach of the terms and conditions of this contract; or 11.1.2 fails to pay any remuneration or other payments or bonuses due to the Player or make available any benefits due to him as it or they fall due or within fourteen days thereafter and has still failed to make payment in full or make the benefits available by the expiry of the said 14 days’ notice. 11.2 The Club may within 14 days of receipt of any notice of termination of this contract by the Player in accordance with clause 11.1 give written notice of appeal against such termination to the Player and to the League which shall hear such appeal in accordance with procedures applicable pursuant to the League Rules. 11.3 If the Club exercises its right of appeal pursuant to clause 11.2 the termination of this contract shall not become operative unless and until it shall have been determined that the Player was entitled to terminate this contract pursuant to clause 11.1. 11.4 Upon any termination of this contract by the Player becoming operative the Club shall forthwith release the Player’s registration. 12. Grievance Procedure In the event that the Player has any grievance in connection with his employment under this contract the grievance procedures set out in Part 2 of the Schedule 1 hereto shall be available to the Player. 13. Representation of Player In any disciplinary or grievance procedure the Player shall be entitled to be accompanied by or represented by his Club captain or a PFA delegate and/or any officer of the PFA. 14. Holidays For each Holiday Year the Player shall be entitled to take in the aggregate the equivalent of five weeks paid holiday to be taken at a time or times and for such days during the Holiday Year as shall be determined by the Club but so that (subject to the Club’s first team and any international commitments) the Club shall not unreasonably refuse to permit the Player to take three of such weeks consecutively. Holidays not taken during any Holiday Year (or subject to agreement by the Club within one month of the end of such Holiday Year) may not be carried forward into any subsequent Holiday Year. 15. Survival The provisions of this contract shall remain in full force and effect in respect of any act or omission of either party during the period of this contract notwithstanding the termination of this contract. 16. Confidentiality This contract is to be treated as being private and confidential and its contents shall not be disclosed or divulged either directly or indirectly to any person firm or company whatsoever either by the Club the Player or any Football Agent of the Club or the Player except: 16.1 with the prior written agreement of both the Club and the Player; 16.2 as may be required by any statutory regulatory governmental or quasi governmental authorities or as otherwise required by law or pursuant to the Rules including (where appropriate) any recognised stock exchange; 16.3 in the case of the Player to his duly appointed Football Agent and professional advisers including the PFA; or 16.4 in the case of the Club to its duly appointed Football Agent and its professional advisers or to such of its directors secretary servants or representatives or auditors to whom such disclosure is strictly necessary for the purposes of their duties and then only to the extent so necessary. 17. Arbitration Any dispute between the Club and the Player not provided for in clauses 9, 10, 11,12 and Schedule 1 hereof shall be referred to arbitration in accordance with the League Rules or (but only if mutually agreed by the Club and the Player) in accordance with the FA Rules. 18. Specificity of Football The parties hereto confirm and acknowledge that this contract the rights and obligations undertaken by the parties hereto and the fixed term period thereof reflect the special relationship and characteristics involved in the employment of football players and the participation by the parties in the game of football pursuant to the Rules and the parties accordingly agree that all matters of dispute in relation to the rights and obligations of the parties hereto and otherwise pursuant to the Rules including as to termination of this contract and any compensation payable in respect of termination or breach thereof shall be submitted to and the parties hereto accept the jurisdiction and all appropriate determinations of such tribunal panel or other body (including pursuant to any appeal therefrom) pursuant to the provisions of and in accordance with the procedures and practices under this contract and the Rules. English Football League Contract Form 11 English Football League Contract Form 11

Premier League Forms 359 360 19. Severance 19.1 If the Player shall not make an application to an Employment Tribunal for compensation in respect of unfair dismissal or redundancy as a result of not being offered a new contract either on terms at least as favourable as under this contract or at all then the following provisions of this clause 19 shall take effect. 19.2 If by the expiry of this contract the Club has not made to the Player an offer of re-engagement on terms at least as favourable to the Player as those applicable over the last 12 months of this contract (or the length of this contract if shorter) then subject to clauses 19.1 and 19.3 the Player shall continue to receive from his Club (as a separate payment representing compensation as more particularly referred to in the Code of Practice) a payment equal to his weekly basic wage (at the average amount of his weekly wage over the preceding 12 months of this contract or the whole of this contract if shorter) for a period of one month from the expiry of this contract or until the Player signs for another club whichever period is the shorter provided that where the Player signs for another club within that period of one month at a lower basic wage than such average then such payment shall in addition include a sum equal to the shortfall in such basic wage for the remainder of such period. 19.3 The maximum amount payable to the Player under sub-clause 19.2 is double the maximum sum which an Employment Tribunal can award from time to time as a compensatory award for unfair dismissal. 20. Miscellaneous 20.1 This contract and the documents referred to herein constitute the entire agreement between the Club and the Player and supersede any and all preceding agreements between the Club and the Player. 20.2 The further particulars of terms of employment not contained in the body of this contract which must be given to the Player in compliance with Part 1 of the Employment Rights Act 1996 are given in Schedule 2. 20.3 This contract is signed by the parties hereto in duplicate so that for this purpose each signed agreement shall constitute an original but taken together they shall constitute one agreement. 20.4 For the purposes of the Data Protection Act 2018 and the General Data Protection Regulation (“GDPR”) the Player acknowledges that the Club, the League, the PFA and the FA are collecting, sharing and otherwise processing Personal Data which may include Special Categories of Personal Data (both as defined in the GDPR) about the Player including such data in this contract. The League’s, The FA’s and the PFA’s Player Privacy Notices will be provided to you directly during the registration process and/or will be available on their respective websites. The Club’s Data Protection Policy can be found in the Club’s employee handbook. 21. Jurisdiction and Law This contract shall be governed by and construed in accordance with English law and the parties submit to the non exclusive jurisdiction of the English Courts. English Football League Contract Form 11 English Football League Contract Form 11

Premier League Forms 361 362 Schedule 1 Part 1 Disciplinary Procedure and Penalties 1. Introduction The disciplinary procedure aims to ensure that the Club behaves fairly in investigating and dealing with allegations of unacceptable conduct with a view to helping and encouraging all employees of the Club to achieve and maintain appropriate standards of conduct and performance. The Club nevertheless reserves the right to depart from the precise requirements of its disciplinary procedure where the Club considers it expedient to do so and where the Player’s resulting treatment is no less fair. 2. Records All cases of disciplinary action under this procedure will be recorded and placed in the Club’s records until deleted in accordance with paragraph 4.2. A copy of the Club’s disciplinary records concerning the Player will be supplied to the Player at his request. 3. The Procedure The following steps will be taken as appropriate in all cases of disciplinary action: 3.1 Investigation No action will be taken before a proper investigation has been undertaken by the Club into the matter complained of. If the Club determines the same to be appropriate the Club may by written notice suspend the Player for up to 14 days while the investigation takes place. If the Player is so suspended this contract will continue together with all the Player’s rights under it including the payment of the Player’s remuneration and benefits but during the period of suspension the Player will not be entitled to access to any of the Club’s premises except at the prior request or with the prior consent of the Club and subject to such conditions as the Club may impose. The decision to suspend the Player will be notified in writing to the Player by the Club. 3.2 Disciplinary Hearing 3.2.1 If the Club decides to hold a disciplinary hearing about the matter complained of the Player will be given full details in writing of the complaint against him and reasonable notice of the date and time of the hearing. At the hearing the Player will be given an opportunity to state his case either personally or through his representative as provided for in clause 13 of this contract. 3.2.2 Subject as provided in paragraph 3.2.3 no disciplinary penalty will be imposed without first giving the Player the opportunity to state his case to the Manager or if the Player so requests to a director of the Club and where the Club considers it appropriate or where the Player requests the same without a disciplinary hearing. 3.2.3 A disciplinary hearing may proceed in the Player’s absence and a disciplinary penalty may be imposed if he fails to appear at such hearing after having received proper notice thereof. 3.3 Appeals 3.3.1 The Player shall have a right of appeal to the Board against any disciplinary decision. The Player should inform the Board in writing of his wish to appeal within 14 days of the date of notification to him of the decision which forms the subject of such appeal. The Board will conduct an appeal hearing as soon as possible thereafter at which the Player will be given a further opportunity to state his case. The decision of the Board will be notified to the Player in writing within seven days and subject to paragraph 3.3.2 will be final and binding under this procedure. 3.3.2 In the event of any sanction being imposed or confirmed in excess of an oral warning the Player may by notice in writing served on the Club and the League within 14 days of receipt by the Player of written notification of the decision of the Board give notice of appeal against it to the League who will determine the matter in accordance with the League Rules. 3.3.3 If the Player exercises any right of appeal as aforesaid any sanction imposed by the Club upon the Player shall not take effect until the appropriate appeal has been determined and the sanction confirmed varied or revoked as the case may be. English Football League Contract Form 11 English Football League Contract Form 11

Premier League Forms 363 364 4. Disciplinary Penalties 4.1 At a disciplinary hearing or on an appeal against a disciplinary decision the Club may dismiss the allegation or if it is proved to the Club’s satisfaction may: 4.1.1 give an oral warning a formal written warning or after a previous warning or warnings a final written warning to the Player; 4.1.2 impose a fine not exceeding the amount of the Player’s basic wage for a period of up to two weeks for a first offence (unless otherwise approved by the PFA in accordance with the Code of Practice) and up to four weeks for subsequent offences in any consecutive period of 12 months but only in accordance with the provisions of the Code of Practice; 4.1.3 order the Player not to attend at any of the Club’s premises for such period as the Club thinks fit not exceeding four weeks; and/or 4.1.4 in any circumstances which would entitle the Club to dismiss the Player pursuant to any of the provisions of clause 10 of this contract dismiss the Player or impose such other disciplinary action (including suspension of the Player and/or a fine of all or part of the amount of the Player’s basic wage for a period not exceeding six weeks). 4.2 Any warning or sanction given under this disciplinary procedure will be deleted in the Club’s records after 12 months. Part 2 Grievance Procedures 1. The Player shall bring any grievance informally to the notice of the Manager in the first instance. The Player may be required by the Manager to put any such grievance in writing. Having enquired into such grievance the Manager will then notify the Player of his decision. 2. If the grievance is not determined by the Manager to the Player’s satisfaction the Player may within 14 days thereafter serve formal notice of the grievance in writing on the secretary of the Club and the matter shall thereupon be determined by the chairman of the Club or by the Board as soon as possible and in any event within four weeks of the receipt of the notice. Schedule 2 – Insert Player’s Name…........................................... Supplemental Provisions and Employment Rights Act 1996 The following provisions shall apply to supplement the provisions of this contract and the information as set out herein in order to comply with the requirements of Part 1 of the Employment Rights Act 1996. 1. The Player’s employment with the Club began on .................................. 2. The date of termination of this contract is 30 June 20........... 3. No employment with a previous employer shall count as part of the Player’s continuous period of employment hereunder. 4. The Player’s hours of work are such as the Club may from time to time reasonably require of him to carry out his duties and the Player shall not be entitled to any additional remuneration for work done outside normal working hours. 5. The place of employment shall be at the Club’s ground and training ground but the Club shall be entitled to require the Player to play and to undertake his duties hereunder at any other place throughout the world. 6. No contracting out certificate pursuant to the Pensions Scheme Act 1993 is in force in respect of the Player’s employment under this contract. 7. The Professional Footballers’ Pension Scheme 7.1 Immediately on signing this contract, the Player shall: 7.1.1 be automatically enrolled as; or 7.1.2 or continue to be, a member of the 2011 Section of the Professional Footballers’ Pension Scheme (the “Scheme”) and shall remain so during the continuance of his employment hereunder unless he: 7.1.3 notifies the Scheme Administrator in writing that he wishes to opt out of the Scheme; 7.1.4 has previously registered with HM Revenue & Customs for Fixed or Enhanced Protection; English Football League Contract Form 11 English Football League Contract Form 11

Premier League Forms 365 366 7.1.5 joins an International Club on a temporary basis by way of International Loan Agreement (in which case his entitlement to membership of the Scheme shall be suspended for the duration of that International Loan Agreement); or 7.1.6 is otherwise ineligible for membership of the Scheme in accordance with the terms of the Scheme’s definitive trust deed and rules as amended from time to time. 7.2 For as long as the Player remains a member of the Scheme, an annual contribution (funded by the levy on transfer fees) will be paid into the Scheme for the benefit of the Player. The annual contribution shall be £6,000 or such other amount as determined by the Trustees of the Scheme from time to time. 7.3 The Player shall not be required to contribute to the Scheme but may elect to contribute such amount as he notifies to the Scheme Administrator in writing. Where a Player decides to contribute to the Scheme he can agree with his Club and the Scheme Administrator for the contribution to be made through a salary sacrifice arrangement. 7.4 Where, by virtue of previous membership of the Scheme, the Player has built up benefits under its Cash Section and/or Income Section, those benefits are frozen and will be revalued until his retirement from the Scheme. The Player shall be entitled to such benefits (including death benefits) from each section of the Scheme in which he has participated on such conditions as are set out in the Scheme’s definitive trust deed and rules as amended from time to time. 7.5 The Player further agrees that the Club may disclose his name, address, email address, gender, date of birth, National Insurance number, salary information and dates of commencement and termination of employment to the League and the administrators of the Scheme for the purposes of facilitating the administration of the Scheme. 8. Remuneration The Player’s remuneration shall be: 8.1 Basic Wage: £.........................per week/per annum payable by monthly instalments in arrear from....................................to.................................... £.........................per week/per annum payable by monthly instalments in arrear from....................................to.................................... £.........................per week/per annum payable by monthly instalments in arrear from....................................to.................................... £.........................per week/per annum payable by monthly instalments in arrear from....................................to.................................... £.........................per week/per annum payable by monthly instalments in arrear from....................................to.................................... 8.2 Such of the bonuses and incentives as the Player shall be entitled to receive under the terms of the Club’s bonus and incentive scheme as are set out below/a copy of which is annexed hereto: .......................................................................................................................................................... 8.3 Any other payments as follows: .......................................................................................................................................................... 9. Insurances (if any) maintained for the benefit of the Player subject to the terms and conditions thereof during currency of this contract the premiums of which are paid by the Club. Nature of Policy Amount ........................................................................ ....................................................................... English Football League Contract Form 11 English Football League Contract Form 11

Premier League Forms 367 368 10. Benefits (if any) to be provided to the Player during the currency of this contract: ........................................................................................................................................................................ ........................................................................................................................................................................ ........................................................................................................................................................................ 11. The Player’s normal retirement age is 35 years. 12. The terms and conditions of this contract form part of a number of collective agreements between the Club (through the League) and the Player (through the PFA) affecting the Player’s employment and full details thereof are set out in the Code of Practice. 13. (If applicable) The following provisions which are additional or supplemental to those set out in clause 4 have been agreed between the Club and the Player as referred to in clause 4.11: ........................................................................................................................................................................ ........................................................................................................................................................................ ........................................................................................................................................................................ 14. Any other provisions: ........................................................................................................................................................................ ........................................................................................................................................................................ ........................................................................................................................................................................ SIGNED by the Player ………………………………………………………....................................... in the presence of: ............................................................................................................. (Witness signature) ……………………………………………………………………………….................. (Address) ................................................................................................................................ Occupation ............................................................................................................................ SIGNED by the Player’s parent or guardian (if the player is under 18) ………………………………………………………..……………………………………………................................. in the presence of: ............................................................................................................... (Witness signature) ……………………………………………………………………………….................. (Address) ................................................................................................................................ Occupation ............................................................................................................................ SIGNED by (name).............................................................................................................. for and on behalf of the Club in the presence of: ........................................................................................................................... (Witness signature) ……………………………………………………………………………….................. (Address) ................................................................................................................................ Occupation ............................................................................................................................ Did Player use the services of a Football Agent yes/no If yes, name of Football Agent ............................................................................................................... Signature of Football Agent ……………………………………………………………….………………….................... Did the Club use the services of a Football Agent yes/no If yes, name of Football Agent ............................................................................................................. Signature of Football Agent ……………………………………………………………….…………………..................... English Football League Contract Form 11 English Football League Contract Form 11

English Football League Contract — Form 11

Schedule 3
Premier League
Player Ethnicity Monitoring Questionnaire (Rule T.23)

USE OF INFORMATION
Completion of this questionnaire is mandatory, as required under Rule T.23. If you provide the information it will be used as set out below and will not be used for selection or any other purposes.

The information provided on this ethnicity questionnaire will be recorded on a computer system shared by the Football Association Premier League Limited (**"Premier League"**) (and The Football League Limited should the Player ever compete in the Football League) against the Player's record and will be used:

- to help the Premier League gain insight as to who is playing the game at this level;
- to help ensure compliance with the Premier League's Inclusion and Anti-Discrimination Policy (a copy of which is in Appendix 3 of the Premier League's Rules); and
- to compile aggregate statistics and reports:
  - on a club by club basis which we may wish to share with the relevant club only and The Football Association Limited; and
  - on a league basis which we may wish to publish for public interest and to share with other bodies that have a legitimate interest in equal opportunities such as the Professional Footballers Association and the Equality and Human Rights Commission.

What is your ethnic group?
(Choose ONE section from A to F, then tick the appropriate box to indicate the ethnicity that you identify with from the list below)

A Asian or Asian British
- ☐ Indian
- ☐ Pakistani
- ☐ Bangladeshi
- ☐ Chinese
- ☐ Any other Asian background

B Black, African, Caribbean or Black British
- ☐ Caribbean
- ☐ African
- ☐ Any other Black, Black British or Caribbean background

C Mixed or Multiple ethnic groups
- ☐ White and Black Caribbean
- ☐ White and Black African
- ☐ White and Asian
- ☐ Any other Mixed or Multiple ethnic background

D Other ethnic groups
- ☐ Arab
- ☐ Any other ethnic group

E White
- ☐ English, Welsh, Scottish, Northern Irish or British
- ☐ Irish
- ☐ Gypsy or Irish Traveller
- ☐ Roma
- ☐ Eastern European
- ☐ Any other White background

F Undeclared
- ☐ Prefer not to disclose my ethnic origin

G Prefer to self describe
....

Name of Player ....

Signed.. **Date**.......................................
(Parent / Guardian to sign if Player is a minor)

369

Premier League — Form 12
Premier League Contract

Premier League Forms

No.

FA Copy		
League Copy		
Club Copy		
Player Copy		

Player's surname	
Player's forename(s)	
Present Postal Address	
Email address	
Date of Birth	
Place of Birth*	
Nationality	
National Insurance Number	
Club for which Player was last registered	
Club for which Player last played (excluding domestic trial)	

*The Player's birth certificate must be provided to the League in the case of his first registration.

AN AGREEMENT made the *(day)* .... day of *(month and year)* ....

Between .... **Football Club/Company Limited/Plc** whose registered office is at *(address)* ....
....

Registered Company No ....

(hereinafter referred to as **"the Club"**) of the one part and the above-named Player (hereinafter referred to as **"the Player"**) of the other part.

370

Premier League Forms 371 372 Premier League Contract Form 12 Premier League Contract Form 12 WHEREBY it is agreed as follows: 1. Definitions and Interpretation 1.1 The words and phrases below shall have the following meaning: “Associated Company” shall mean any company which is a holding company or subsidiary (each as defined in Section 736 of the Companies Act 1985) of the Club or of any holding company of the Club; “the Board” shall mean the board of directors of the Club for the time being or any duly authorised committee of such board of directors; “Club Context” shall mean in relation to any representation of the Player and/or the Player’s Image a representation in connection or combination with the name colours Strip trade marks logos or other identifying characteristics of the Club (including trade marks and logos relating to the Club and its activities which trade marks and logos are registered in the name of and/or exploited by any Associated Company) or in any manner referring to or taking advantage of any of the same; “Club Rules” shall mean the rules or regulations affecting the Player from time to time in force and published by the Club; “Code of Practice” shall mean the Code of Practice from time to time in force and produced jointly by the Football Association Premier League Limited and the PFA in conjunction with the FA; “the FA Rules” shall mean the rules and regulations from time to time in force of the FA and including those of FIFA and UEFA to the extent they relate or apply to the Player or the Club; “the FA” shall mean the Football Association Limited; “FIFA” shall mean the Fédération Internationale de Football Association; “Football Agent” means a natural person licensed by FIFA to perform ‘football agent services’ as defined in the FIFA Football Agent Regulations (as amended from time to time); “Gross Misconduct” shall mean serious or persistent conduct behaviour activity or omission by the Player involving one or more of the following: (a) theft or fraud; (b) deliberate and serious damage to the Club’s property; (c) use or possession of or trafficking in a Prohibited Substance; (d) incapacity through alcohol affecting the Player’s performance as a player; (e) breach of or failure to comply with of any of the terms of this contract, or such other similar or equivalent serious or persistent conduct behaviour activity or omission by the Player which the Board reasonably considers to amount to gross misconduct; “Holiday Year” shall mean a period of twelve months from 1st July in one year to 30th June in the next year; “International Club” shall mean any association football club that does not participate in a league competition sanctioned by or otherwise affiliated to the FA; “International Loan Agreement” shall mean a loan agreement signed between a Transferor Club and an International Club; “Internet” shall mean the global network of computer systems using TCP/IP protocols including (without limitation) the World Wide Web; “the Laws of the Game” shall mean the laws from time to time in force governing the game of association football as laid down by the International Football Association Board (as defined in the statutes of FIFA); “the League” shall mean the football league of which the Club is a member from time to time; “the League Rules” shall mean the rules or regulations from time to time in force of the League; “Manager” shall mean the official of the Club responsible for selecting the Club’s first team;

Premier League Forms 373 374 “Media” shall mean any and all media whether now existing or hereafter invented including but not limited to any print and/or paper medium broadcast satellite or cable transmission and any visual and/or audio medium and including but not limited to the Internet any television or radio channel Website webcast and/or any transmission made by any mobile or mobile telephony standard or technology or other media or broadcasting service; “PFA” shall mean the Professional Footballers Association; “Permanent Incapacity” shall mean either: (a) “Permanent Total Disablement” as defined in the League’s personal accident insurance scheme; or (b) incapacity of the Player by reason of or resulting from any injury or illness (including mental illness or disorder) where in the written opinion of an appropriately qualified medical consultant instructed by the Club (“the Initial Opinion”) and (if requested in writing either by the Club at any time or by the Player at any time but not later than twenty one days after receipt from the Club of notice in writing terminating this contract pursuant to clause 8.1) of a further such consultant approved or proposed by the Player (and in the absence of either an approval or proposal within 28 days of the request nominated on the application of either party by the President (“the President”) for the time being of the Royal College of Surgeons) (“the Further Opinion”) the Player will be unlikely by reason of such incapacity to play football to the same standard at which the Player would have played if not for such incapacity for a consecutive period of not less than twenty months commencing on the date of commencement of the incapacity PROVIDED that if the Initial Opinion and the Further Opinion disagree with one another then if the Further Opinion was given by a consultant nominated by the President it shall prevail but if not then a third opinion (“the Third Opinion”) from a consultant nominated by the President may be obtained on the application of either party and that opinion shall be final and binding for the purposes of this definition; “Player’s Image” shall mean the Player’s name, nickname, fame, image, signature, voice and film and photographic portrayal, virtual and/or electronic representation, reputation, replica and all other characteristics of the Player including his shirt number; “Player Injury” shall mean any injury or illness (including mental illness or disorder) other than any injury or illness which is directly caused by or results directly from a breach by the Player of his obligations under clause 3.2.1 of this contract or of any other of his obligations hereunder amounting to Gross Misconduct; “Prohibited Substance” shall have the meaning set out in the FA Rules; “the Rules” shall mean the statutes and regulations of FIFA and UEFA the FA Rules the League Rules the Code of Practice and the Club Rules; “Strip” shall mean all versions from time to time of the Club’s official football clothing including shirts shorts socks and/or training kit track suits headwear and/or any other clothing displaying the Club’s name and/or official logo; “UEFA” shall mean the Union des Associations Européennes de Football; and “Website” shall mean a site forming part of the Internet with a unique URL/ domain name. 1.2 For the purposes of this contract and provided the context so permits: 1.2.1 the singular shall include the plural and vice versa and any gender includes any other gender; 1.2.2 references to person shall include any entity business firm or unincorporated association; and 1.2.3 references to statutory enactments or to the Rules shall include re-enactments and amendments of substantially the same intent as the original referenced enactment or Rule. 1.3 The headings of this contract are for convenience only and not interpretation. 1.4 In the event of any dispute as to the interpretation of any of the provisions of this contract reference shall be made (where appropriate) for clarification to the Code of Practice but so that in the event of any conflict the provisions of this contract shall prevail. Subject thereto wherever specific reference to the Code of Practice is made in this contract the relevant terms and provisions thereof are deemed incorporated herein as if set out in full. Premier League Contract Form 12 Premier League Contract Form 12

Premier League Forms 375 376 2. Appointment and duration 2.1 The Club engages the Player as a professional footballer on the terms and conditions of this contract and subject to the Rules. 2.2 This contract shall remain in force until the date specified in clause 2 of Schedule 2 hereto subject to any earlier determination pursuant to the terms of this contract. 3. Duties and Obligations of the Player 3.1 The Player agrees: 3.1.1 when directed by an authorised official of the Club: 3.1.1.1 to attend matches in which the Club is engaged; 3.1.1.2 to participate in any matches in which he is selected to play for the Club; and 3.1.1.3 to attend at any reasonable place for the purposes of and to participate in training and match preparation; 3.1.2 to play to the best of his skill and ability at all times; 3.1.3 except to the extent prevented by injury or illness to maintain a high standard of physical fitness at all times and not to indulge in any activity sport or practice which might endanger such fitness or inhibit his mental or physical ability to play practise or train; 3.1.4 to undertake such other duties and to participate in such other activities as are consistent with the performance of his duties under clauses 3.1.1 to 3.1.3 and as are reasonably required of the Player; 3.1.5 that he has given all necessary authorities for the release to the Club of his medical records and will continue to make the same available as requested by the Club from time to time during the continuance of this contract; 3.1.6 to comply with and act in accordance with all lawful instructions of any authorised official of the Club; 3.1.7 to play football solely for the Club or as authorised by the Club or as required by the Rules; 3.1.8 to observe the Laws of the Game when playing football; 3.1.9 to observe the Rules but in the case of the Club Rules to the extent only that they do not conflict with or seek to vary the express terms of this contract; 3.1.10 to submit promptly to such medical and dental examinations as the Club may reasonably require and to undergo at no expense to himself such treatment as may be prescribed by the medical or dental advisers of the Club or the Club’s insurers; and 3.1.11 on the termination of this contract for any cause to return to the Club in a reasonable and proper condition any property (including any car) which has been provided or made available by the Club to the Player in connection with his employment. 3.2 The Player agrees that he shall not: 3.2.1 undertake or be involved in any activity or practice which will knowingly cause to be void or voidable or which will invoke any exclusion of the Player’s cover pursuant to any policy of insurance maintained for the benefit of the Club on the life of the Player or covering his physical well-being (including injury and incapacity and treatment thereof); 3.2.2 when playing or training wear anything (including jewellery) which is or could be dangerous to him or any other person; 3.2.3 except to the extent specifically agreed in writing between the Club and the Player prior to the signing of this contract use as his regular place of residence any place which the Club reasonably deems unsuitable for the performance by the Player of his duties other than temporarily pending relocation; 3.2.4 undertake or be engaged in any other employment or be engaged or involved in any trade business or occupation or participate professionally in any other sporting or athletic activity without the prior written consent of the Club PROVIDED THAT this shall not: 3.2.4.1 prevent the Player from making any investment in any business so long as it does not conflict or interfere with his obligations hereunder; or 3.2.4.2 limit the Player’s rights under clauses 4 and 6.1.8; Premier League Contract Form 12 Premier League Contract Form 12

Premier League Forms 377 378 3.2.5 knowingly or recklessly do, write or say anything or omit to do anything which is likely to bring the Club or the game of football into disrepute, cause the Player or the Club to be in breach of the Rules or cause damage to the Club or its officers or employees or any match official. Whenever circumstances permit the Player shall give to the Club reasonable notice of his intention to make any contributions to the public media in order to allow representations to be made to him on behalf of the Club if it so desires; and 3.2.6 except in the case of emergency arrange or undergo any medical treatment without first giving the Club proper details of the proposed treatment and physician/surgeon and requesting the Club’s consent which the Club will not unreasonably withhold having due regard to the provisions of the Code of Practice. 4. Community, public relations and marketing 4.1 For the purposes of the promotional, community and public relations activities of the Club and/or (at the request of the Club) of any sponsors or commercial partners of the Club and/or of the League and/or of any main sponsors of the League the Player shall attend at and participate in such events as may reasonably be required by the Club, including but not limited to, appearances and the granting of interviews and photographic opportunities as authorised by the Club. The Club shall give reasonable notice to the Player of the Club’s requirements and the Player shall make himself available for up to six hours per week of which approximately half shall be devoted to the community and public relations activities of the Club. No photograph of the Player taken pursuant to the provisions of this clause 4.1 shall be used by the Club or any other person to imply any brand or product endorsement by the Player. 4.2 Whilst he is providing or performing the services set out in this contract (including travelling on Club business), the Player shall: 4.2.1 wear only such clothing as is approved by an authorised official of the Club; and 4.2.2 not display any badge, mark, logo, trading name or message on any item of clothing without the written consent of an authorised official of the Club provided that nothing in this clause shall prevent the Player wearing and/or promoting football boots and, in the case of a goalkeeper, gloves of his choice. 4.3 Subject in any event to clause 4.4 and except to the extent of any commitments already entered into by the Player as at the date hereof or when on international duty in relation to the Players’ national football association UEFA or FIFA, he shall not (without the written consent of the Club) at any time during the term of this contract do anything to promote, endorse or provide promotional marketing or advertising services or exploit the Player’s Image either: (a) in relation to any person in respect of such person’s products brand or services which conflict or compete with any of the Club’s club branded or football related products (including the Strip) or any products, brand or services of the Club’s two main sponsors/commercial partners or of the League’s one principal sponsor; or (b) for the League. 4.4 The Player agrees that he will not either on his own behalf or with or through any third party, undertake promotional activities in a Club Context nor exploit the Player’s Image in a Club Context in any manner and/or in any Media nor grant the right to do so to any third party. 4.5 Except to the extent specifically herein provided or otherwise specifically agreed with the Player, nothing in this contract shall prevent the Player from undertaking promotional activities or from exploiting the Player’s Image so long as: 4.5.1 the said promotional activities or exploitation do not interfere or conflict with the Player’s obligations under this contract; and 4.5.2 the Player gives reasonable advance notice to the Club of any intended promotional activities or exploitation. 4.6 The Player hereby grants to the Club the right to photograph the Player both individually and as a member of a squad and to use such photographs and the Player’s Image in a Club Context in connection with the promotion of the Club and its playing activities and the promotion of the League and the manufacture sale distribution licensing advertising marketing and promotion of the Club’s club branded and football related products (including the Strip) or services (including such products or services which are endorsed by or produced under licence from the Club) and in relation to the League’s licensed products, services and sponsors in such manner as the Club may reasonably think fit so long as: 4.6.1 the use of the Player’s photograph and/or Player’s Image either alone or with not more than two other players at the Club shall be limited to no greater usage than the average for all players regularly in the Club’s first team; Premier League Contract Form 12 Premier League Contract Form 12

Premier League Forms 379 380 4.6.2 the Player’s photograph and/or Player’s Image shall not be used to imply any brand or product endorsement by the Player; and 4.6.3 PROVIDED that all rights shall cease on termination of this contract save for the use and/or sale of any promotional materials or products as aforesaid as shall then already be manufactured or in the process of manufacture or required to satisfy any outstanding orders. 4.7 In its dealings with any person permitted by the Club to take photographs of the Player the Club shall use reasonable endeavours to ensure that the copyright of the photographs so taken is vested in the Club and/or that no use is made of the said photographs without the Club’s consent and in accordance with the provisions of this contract. 4.8 The Player shall be entitled to make a responsible and reasonable reply or response to any media comment or published statements likely to adversely affect the Player’s standing or reputation and, subject as provided for in clause 3.2.5, to make contributions to the public media in a responsible manner. 4.9 In this clause 4, where the context so admits the expression “the Club” includes any Associated Company of the Club but only to the extent and in the context that such company directly or indirectly provides facilities to or undertakes commercial marketing or public relations activities for the Club and not so as to require the consent of any Associated Company when consent of the Club is required. 4.10 For the purposes of the Contracts (Rights of Third Parties) Act 1999 nothing in this clause 4 is intended to nor does it give to the League any right to enforce any of its provisions against the Club or the Player. 4.11 Nothing in this clause 4 shall prevent the Club from entering into other arrangements additional or supplemental hereto or in variance hereof in relation to advertising, marketing and/or promotional services with the Player or with or for all or some of the Club’s players (including the Player) from time to time. Any other such arrangements which have been agreed as at the date of the signing of this contract and any image contract or similar contract required to be set out in this contract by the League Rules are set out in Schedule 2 paragraph 13. 5. Remuneration and expenses 5.1 Throughout his engagement the Club shall pay to the Player the remuneration and shall provide the benefits (if any) as are set out in Schedule 2. 5.2 The Club shall reimburse the Player all reasonable hotel and other expenses wholly and exclusively incurred by him in or about the performance of his duties under this contract PROVIDED that the Player has obtained the prior authorisation of a director the Manager or the secretary of the Club and the Player furnishes the Club with receipts or other evidence of such expenses. 5.3 The Club may deduct from any remuneration payable to the Player: 5.3.1 any monies disbursed and/or liabilities incurred by the Club on behalf of the Player with the Players prior consent; and 5.3.2 any other monies (but not claims for damages or compensation) which can be clearly established to be properly due from the Player to the Club. 5.4 If at a Disciplinary hearing conducted under Part 1 of Schedule 1 hereto a fine is imposed on a player calculated by reference to the Player’s weekly wage, the fine shall take the form of a forfeiture of wages of a corresponding amount so that the amount forfeit shall not become payable to the Player. The forfeiture shall take effect in relation to the monthly instalment of the Player’s remuneration falling due next after the date on which the notice of the decision is given to him (“Pay Day”). But see clause 5.5 dealing with appeals. For the avoidance of doubt, the amount forfeit is the gross amount of the weekly wage. 5.5 If on Pay Day the time for appealing has not expired or if notice of appeal has been given, the reference to Pay Day shall be to the day on which the monthly instalment of remuneration becomes payable next after: (a) the expiry of the time for appealing without any appeal having been made; or (b) if an appeal is made, the date on which the outcome of the appeal is notified to the Player. In the case of an appeal, the amount that is forfeit shall be the amount (if any) determined on appeal. 6. Obligations of the Club 6.1 The Club shall: 6.1.1 observe the Rules, all of which (other than the Club Rules) shall take precedence over the Club Rules; 6.1.2 provide the Player each year with copies of all the Rules which affect the Player and of the terms and conditions of any policy of insurance in respect of or in relation to the Player with which the Player is expected to comply; Premier League Contract Form 12 Premier League Contract Form 12

Premier League Forms 381 382 6.1.3 promptly arrange appropriate medical and dental examinations and treatment for the Player at the Club’s expense in respect of any injury to or illness (including mental illness or disorder) of the Player, save where such injury or illness is caused by an activity or practice on the part of the Player which breaches clause 3.2.1 hereof, in which case the Club shall only be obliged to arrange and pay for treatment to the extent that the cost thereof remains covered by the Club’s policy of medical insurance or (if the Club does not maintain such a policy), then to the extent that it would remain covered by such a policy were one maintained upon normal industry terms commonly available within professional football and so that save as aforesaid this obligation shall continue in respect of any examinations and/ or treatment the necessity for which arose during the currency of this contract notwithstanding its subsequent expiry or termination until the earlier of completion of the necessary examinations and/ or prescribed treatment and a period of 18 months from the date of expiry or termination hereof; 6.1.4 use all reasonable endeavours to ensure that any policy of insurance maintained by the Club for the benefit of the Player continues to provide cover for any examinations and/or treatment as are referred to in clause 6.1.3 until completion of any such examinations and/or treatment; 6.1.5 comply with all relevant statutory provisions relating to industrial injury and any regulations made pursuant thereto; 6.1.6 at all times maintain and observe a proper health and safety policy for the security safety and physical well being of the Player when carrying out his duties under this contract; 6.1.7 in any case where the Club would otherwise be liable as employer for any acts or omissions of the Player in the lawful and proper performance of his playing, practising or training duties under this contract, defend the Player against any proceedings threatened or brought against him at any time arising out of the carrying out by him of any such acts or omissions and indemnify him from any damages awarded and this obligation and indemnity shall continue in relation to any such acts or omissions during the currency of this contract notwithstanding its expiry or termination before such proceedings are threatened and/or brought; 6.1.8 give the Player every opportunity compatible with his obligations under this contract to follow any course of further education or vocational training which he wishes to undertake and give positive support to the Player in undertaking such education and training. The Player shall supply the Footballer’s Further Education and Vocational Training Society with particulars of any courses undertaken by him; and 6.1.9 release the Player as required for the purposes of fulfilling the obligations in respect of representative matches to his national association pursuant to the statutes and regulations of FIFA. 6.2 The Club shall not, without the consent in writing of the Player: 6.2.1 take or use or permit to be used photographs of the Player for any purposes save as permitted by clause 4; or 6.2.2 use or reveal the contents of any medical reports or other medical information regarding the Player obtained by the Club save for the purpose of assessing the Player’s health and fitness obtaining medical and insurance cover and complying with the Club’s obligations under the Rules. 7. Injury and Illness 7.1 Any injury to or illness of the Player shall be reported by him or on his behalf to the Club immediately and the Club shall keep a record of such injury or illness. 7.2 In the event that the Player shall become incapacitated from playing by reason of any injury or illness (including mental illness or disorder), the Club shall pay to the Player during such period of incapacity or the period of this contract (whichever is the shorter) the following amounts of remuneration for the following periods: 7.2.1 in the case of a Player Injury, his basic wage over the first 18 months and one half of his basic wage for the remainder of his period of incapacity; or 7.2.2 in the case of any other injury or illness, his basic wage over the first 12 months and one half of his basic wage for the remainder of his period of incapacity. 7.3 In each case specified in clause 7.2, above there shall be paid to the Player in addition to his basic wage all or the appropriate share of any bonus payments Premier League Contract Form 12 Premier League Contract Form 12

Premier League Forms 383 384 if and to the extent that payment or provision for continuation of the same is specifically provided for in Schedule 2 or in the Club’s Bonus Scheme. 7.4 The payments made by the Club pursuant to clause 7.2 shall be deemed to include all and any statutory sick pay and/or any other state benefits payable by reference to sickness to which the Player may be entitled. 7.5 Nothing in this clause 7 shall reduce or vary the entitlement of the Player to signing on fees and/or loyalty payments or any other payments of a similar nature due to him under this contract. 8. Permanent or Prolonged Incapacity 8.1 In the event that: 8.1.1 the Player shall suffer Permanent Incapacity; or 8.1.2 the Player has been incapacitated from playing by reason of or resulting from the same injury or illness (including mental illness or disorder) for a period (consecutive or in the aggregate) amounting to eighteen months in any consecutive period of twenty months, the Club shall be entitled to serve a notice upon the Player terminating this contract. 8.2 The length of such notice shall be 12 months in the case of an incapacity by reason of a Player Injury and six months in every other case. 8.3 The notice referred to in clause 8.1 may be served at any time after: 8.3.1 the date on which the Player is declared to be suffering Permanent Total Disablement under the terms of the League’s personal accident insurance scheme; 8.3.2 the date on which such Permanent Incapacity is established by the Initial Opinion; or 8.3.3 in the case of any incapacity as is referred to in 8.1.2, the date on which the period of incapacity shall exceed 18 months as aforesaid but so that the right to terminate pursuant to clause 8.1.2 shall only apply while such incapacity shall continue thereafter. 8.4 In the event that after the service of any notice pursuant to clause 8.1.1, Permanent Incapacity is not confirmed by the Further Opinion (if requested) or (where relevant) by the Third Opinion, then such notice shall lapse and cease to be of effect. 8.5 In the case of any notice of termination given under this clause 8 the Club shall be entitled by further notice on or after serving notice of termination to terminate this contract forthwith on paying to the Player at the time of such termination the remainder of his remuneration and any other sums properly due to him under this contract and the value of any other benefits which would be payable or available to the Player during the remainder of the period of his notice of termination, provided always that the Club’s obligations pursuant to clause 6.1.3 shall continue to apply during the remainder of the said notice period and for any further relevant period as provided therein. 8.6 Where the Club has made payment to the Player during any period of incapacity owing to illness or injury and the Player’s absence is due to the action of a third party other than of another club, player or match official in relation to any damage or injury sustained on or about the field of play or during training or practising giving the Player a right of recovery against that third party, then if the Player makes any claim against such third party the Player must where he is reasonably able to do so include as part of such claim from such third party a claim for recovery of any such payment and upon successful recovery repay to the Club the lesser of the total of the remuneration paid by the Club to the Player during the period of incapacity and the amount of any damages payable to or recovered by the Player in respect of such claim or otherwise by reference to loss of earnings under this contract under any compromise settlement or judgment. Any amounts paid by the Club to the Player in such circumstances shall constitute loans from the Club to be repaid to the Club to the extent aforesaid upon successful recovery as aforesaid. 9. Disciplinary Procedure Except in any case where the Club terminates the Player’s employment pursuant to the provisions of clause 10 hereof (when the procedure set out therein shall apply) the Club shall operate the disciplinary procedure set out in Part 1 of Schedule 1 hereto in relation to any breach or failure to observe the terms of this contract or of the Rules. 10. Termination by the Club 10.1 The Club shall be entitled to terminate the employment of the Player by 14 days’ notice in writing to the Player if the Player: 10.1.1 shall be guilty of Gross Misconduct; 10.1.2 shall fail to heed any final written warning given under the provisions of Part 1 of Schedule 1 hereto; or Premier League Contract Form 12 Premier League Contract Form 12

Premier League Forms 385 386 10.1.3 is convicted of any criminal offence where the punishment consists of a sentence of imprisonment of three months or more (which is not suspended). 10.2 If the Club terminates the Player’s employment for any reason under clause 10.1, the Club shall within seven days thereafter notify the Player in writing of the full reasons for the action taken. 10.3 The Player may by notice in writing served on the Club and the League at any time from the date of termination up to 14 days after receipt by the Player of written notification under clause 10.2, give notice of appeal against the decision of the Club to the League and such appeal shall be determined in accordance with the procedures applicable pursuant to the League Rules. 10.4 If the Player exercises his right of appeal the termination of this contract by the Club shall not become effective unless and until it shall have been determined that the Club was entitled to terminate this contract pursuant to clause 10.1 but so that if it is so determined then subject only to clause 10.5.3 the Player shall cease to be entitled to any remuneration or benefits with effect from the expiration of the period of notice referred to in clause 10.3 and any payment made by the Club in respect thereof shall forthwith become due from the Player to the Club. 10.5 Pending the hearing and determination of such appeal the Club may suspend the Player for up to a maximum of six weeks from the date of notice of termination and, if the Board so determine, such suspension shall be without pay provided that: 10.5.1 the payment due to the Player in respect of the 14 days’ notice period under clause 10.1 is made to the Player forthwith; 10.5.2 pending the determination of the appeal an amount equal to the remuneration which would otherwise have been due to the Player but for the suspension without pay is paid to an escrow account held by the PFA as and when it would otherwise have become due for payment to the Player and following the determination of the appeal the PFA will either pay the money (including interest earned on the said account) to the Player or return it to the Club according to the appeal decision; 10.5.3 all other benefits for the Player under the provisions of clauses 6.1.3 and 6.1.4 of this contract shall be maintained and remain in force while the appeal is pending; and 10.5.4 during any such period of suspension the Club shall be under no obligation to assign to the Player any playing training or other duties and shall be entitled to exclude the Player from the Club’s premises including its ground and training ground. 10.6 Upon any termination of this contract by the Club becoming operative, the Club shall forthwith release the Player’s registration. 11. Termination by the Player 11.1 The Player shall be entitled to terminate this contract by 14 days’ notice in writing to the Club if the Club: 11.1.1 shall be guilty of serious or persistent breach of the terms and conditions of this contract; or 11.1.2 fails to pay any remuneration or other payments or bonuses due to the Player or make available any benefits due to him as it or they fall due or within fourteen days thereafter and has still failed to make payment in full or make the benefits available by the expiry of the said 14 days’ notice. 11.2 The Club may, within 14 days of receipt of any notice of termination of this contract by the Player in accordance with clause 11.1 give written notice of appeal against such termination to the Player and to the League which shall hear such appeal in accordance with procedures applicable pursuant to the League Rules. 11.3 If the Club exercises its right of appeal pursuant to clause 11.2, the termination of this contract shall not become operative unless and until it shall have been determined that the Player was entitled to terminate this contract pursuant to clause 11.1. 11.4 Upon any termination of this contract by the Player becoming operative the Club shall forthwith release the Player’s registration. 12. Grievance Procedure In the event that the Player has any grievance in connection with his employment under this contract the grievance procedures set out in Part 2 of the Schedule 1 hereto shall be available to the Player. 13. Representation of Player In any disciplinary or grievance procedure the Player shall be entitled to be Premier League Contract Form 12 Premier League Contract Form 12

Premier League Forms 387 388 accompanied by or represented by his Club captain or a PFA delegate and/or any officer of the PFA. 14. Holidays For each Holiday Year the Player shall be entitled to take in the aggregate the equivalent of five weeks paid holiday to be taken at a time or times and for such days during the Holiday Year as shall be determined by the Club but so that (subject to the Club’s first team and any international commitments) the Club shall not unreasonably refuse to permit the Player to take three of such weeks consecutively. Holidays not taken during any Holiday Year (or subject to agreement by the Club within one month of the end of such Holiday Year) may not be carried forward into any subsequent Holiday Year. 15. Survival The provisions of this contract shall remain in full force and effect in respect of any act or omission of either party during the period of this contract notwithstanding the termination of this contract. 16. Confidentiality This contract is to be treated as being private and confidential and its contents shall not be disclosed or divulged either directly or indirectly to any person firm or company whatsoever either by the Club the Player or any Football Agent of the Club or the Player except: 16.1 with the prior written agreement of both the Club and the Player; 16.2 as may be required by any statutory, regulatory, governmental or quasi governmental authorities or as otherwise required by law or pursuant to the Rules including (where appropriate) any recognised stock exchange; 16.3 in the case of the Player to his duly appointed Football Agent and professional advisers including the PFA; or 16.4 in the case of the Club to its duly appointed Football Agent and its professional advisers or to such of its directors secretary servants or representatives or auditors to whom such disclosure is strictly necessary for the purposes of their duties and then only to the extent so necessary. 17. Arbitration Any dispute between the Club and the Player not provided for in clauses 9, 10, 11,12 and Schedule 1 hereof shall be referred to arbitration in accordance with the League Rules or (but only if mutually agreed by the Club and the Player) in accordance with the FA Rules. 18. Specificity of Football The parties hereto confirm and acknowledge that this contract the rights and obligations undertaken by the parties hereto and the fixed term period thereof reflect the special relationship and characteristics involved in the employment of football players and the participation by the parties in the game of football pursuant to the Rules, and the parties accordingly agree that all matters of dispute in relation to the rights and obligations of the parties hereto and otherwise pursuant to the Rules, including as to termination of this contract and any compensation payable in respect of termination or breach thereof, shall be submitted to and the parties hereto accept the jurisdiction and all appropriate determinations of such tribunal panel or other body (including pursuant to any appeal therefrom) pursuant to the provisions of and in accordance with the procedures and practices under this contract and the Rules. 19. Severance 19.1 If the Player shall not make an application to an Employment Tribunal for compensation in respect of unfair dismissal or redundancy as a result of not being offered a new contract either on terms at least as favourable as under this contract or at all, then the following provisions of this clause 19 shall take effect. 19.2 If by the expiry of this contract the Club has not made to the Player an offer of re-engagement on terms at least as favourable to the Player as those applicable over the last 12 months of this contract (or the length of this contract if shorter) then subject to clauses 19.1 and 19.3 the Player shall continue to receive from his Club (as a separate payment representing compensation as more particularly referred to in the Code of Practice) a payment equal to his weekly basic wage (at the average amount of his weekly wage over the preceding 12 months of this contract or the whole of this contract if shorter) for a period of one month from the expiry of this contract or until the Player signs for another club, whichever period is the shorter, provided that where the Player signs for another club within that period of one month at a lower basic wage than such average then such Premier League Contract Form 12 Premier League Contract Form 12

Premier League Forms 389 390 payment shall in addition include a sum equal to the shortfall in such basic wage for the remainder of such period. 19.3 The maximum amount payable to the Player under sub-clause 19.2 is double the maximum sum which an Employment Tribunal can award from time to time as a compensatory award for unfair dismissal. 20. Miscellaneous 20.1 This contract and the documents referred to herein constitute the entire agreement between the Club and the Player and supersede any and all preceding agreements between the Club and the Player. 20.2 The further particulars of terms of employment not contained in the body of this contract which must be given to the Player in compliance with Part 1 of the Employment Rights Act 1996 are given in Schedule 2. 20.3 This contract is signed by the parties hereto in duplicate so that for this purpose each signed agreement shall constitute an original but taken together they shall constitute one agreement. 21. Privacy Notice For the purposes of the Data Protection Act 2018 and the General Data Protection Regulation (“GDPR”) the Player acknowledges that the Club, the League, the PFA and The FA are collecting, sharing and otherwise processing Personal Data which may include Special Categories of Personal Data (both as defined in the GDPR) about the Player including such data in this contract. The League’s, the PFA’s and The FA’s Player Privacy Notice will be provided to you directly during the registration process and/or will be available on their respective websites. The Club’s Data Protection Policy can be found in the Club’s employee handbook. 22. Jurisdiction and Law This contract shall be governed by and construed in accordance with English law and the parties submit to the non exclusive jurisdiction of the English Courts. Premier League Contract Form 12 Premier League Contract Form 12 Schedule 1 Part 1 Disciplinary Procedure and Penalties 1. Introduction The disciplinary procedure aims to ensure that the Club behaves fairly in investigating and dealing with allegations of unacceptable conduct with a view to helping and encouraging all employees of the Club to achieve and maintain appropriate standards of conduct and performance. The Club nevertheless reserves the right to depart from the precise requirements of its disciplinary procedure where the Club considers it expedient to do so and where the Player’s resulting treatment is no less fair. 2. Records All cases of disciplinary action under this procedure will be recorded and placed in the Club’s records until deleted in accordance with paragraph 4.2. A copy of the Club’s disciplinary records concerning the Player will be supplied to the Player at his request. 3. The Procedure The following steps will be taken as appropriate in all cases of disciplinary action: 3.1 Investigation No action will be taken before a proper investigation has been undertaken by the Club into the matter complained of. If the Club determines the same to be appropriate the Club may by written notice suspend the Player for up to 14 days while the investigation takes place. If the Player is so suspended this contract will continue together with all the Player’s rights under it including the payment of the Player’s remuneration and benefits but during the period of suspension the Player will not be entitled to access to any of the Club’s premises except at the prior request or with the prior consent of the Club and subject to such conditions as the Club may impose. The decision to suspend the Player will be notified in writing to the Player by the Club.

Premier League Forms 391 392 3.2 Disciplinary Hearing 3.2.1 If the Club decides to hold a disciplinary hearing about the matter complained of, the Player will be given full details in writing of the complaint against him and reasonable notice of the date and time of the hearing. At the hearing the Player will be given an opportunity to state his case either personally or through his representative as provided for in clause 13 of this contract. 3.2.2 Subject as provided in paragraph 3.2.3 no disciplinary penalty will be imposed without first giving the Player the opportunity to state his case to the Manager or if the Player so requests to a director of the Club and where the Club considers it appropriate or where the Player requests the same without a disciplinary hearing. 3.2.3 A disciplinary hearing may proceed in the Player’s absence and a disciplinary penalty may be imposed if he fails to appear at such hearing after having received proper notice thereof. 3.3 Appeals 3.3.1 The Player shall have a right of appeal to the Board against any disciplinary decision. The Player should inform the Board in writing of his wish to appeal within 14 days of the date of notification to him of the decision which forms the subject of such appeal. The Board will conduct an appeal hearing as soon as possible thereafter at which the Player will be given a further opportunity to state his case. The decision of the Board will be notified to the Player in writing within seven days and subject to paragraph 3.3.2 will be final and binding unwder this procedure. 3.3.2 In the event of any sanction being imposed or confirmed in excess of an oral warning, the Player may by notice in writing served on the Club and the League within 14 days of receipt by the Player of written notification of the decision of the Board give notice of appeal against it to the League who will determine the matter in accordance with the League Rules. 3.3.3 If the Player exercises any right of appeal as aforesaid, any sanction imposed by the Club upon the Player shall not take effect until the appropriate appeal has been determined and the sanction confirmed varied or revoked as the case may be. 4. Disciplinary Penalties 4.1 At a disciplinary hearing or on an appeal against a disciplinary decision, the Club may dismiss the allegation or if it is proved to the Club’s satisfaction may: 4.1.1 give an oral warning a formal written warning or after a previous warning or warnings a final written warning to the Player; 4.1.2 impose a fine not exceeding the amount of the Player’s basic wage for a period of up to two weeks for a first offence (unless otherwise approved by the PFA in accordance with the Code of Practice) and up to four weeks for subsequent offences in any consecutive period of 12 months but only in accordance with the provisions of the Code of Practice; 4.1.3 order the Player not to attend at any of the Club’s premises for such period as the Club thinks fit not exceeding four weeks; and/or 4.1.4 in any circumstances which would entitle the Club to dismiss the Player pursuant to any of the provisions of clause 10 of this contract dismiss the Player or impose such other disciplinary action (including suspension of the Player and/or a fine of all or part of the amount of the Player’s basic wage for a period not exceeding six weeks). 4.2 Any warning or sanction given under this disciplinary procedure will be deleted in the Club’s records after 12 months. Part 2 Grievance Procedures 1. The Player shall bring any grievance informally to the notice of the Manager in the first instance. The Player may be required by the Manager to put any such grievance in writing. Having enquired into such grievance the Manager will then notify the Player of his decision. 2. If the grievance is not determined by the Manager to the Player’s satisfaction the Player may within 14 days thereafter serve formal notice of the grievance in writing on the secretary of the Club and the matter shall thereupon be determined by the chairman of the Club or by the Board as soon as possible and in any event within four weeks of the receipt of the notice. Premier League Contract Form 12 Premier League Contract Form 12

Premier League Forms 393 394 Schedule 2 – Insert Player’s Name ….......................................... Supplemental Provisions and Employment Rights Act 1996 The following provisions shall apply to supplement the provisions of this contract and the information as set out herein in order to comply with the requirements of Part 1 of the Employment Rights Act 1996. 1. The Player’s employment with the Club began on ................................. 2. The date of termination of this contract is 30 June 20........... 3. No employment with a previous employer shall count as part of the Player’s continuous period of employment hereunder. 4. The Player’s hours of work are such as the Club may from time to time reasonably require of him to carry out his duties and the Player shall not be entitled to any additional remuneration for work done outside normal working hours. 5. The place of employment shall be at the Club’s ground and training ground but the Club shall be entitled to require the Player to play and to undertake his duties hereunder at any other place throughout the world. 6. No contracting out certificate pursuant to the Pensions Scheme Act 1993 is in force in respect of the Player’s employment under this contract. 7. The Professional Footballers’ Pension Scheme 7.1 Immediately on the Player’s registration with the Premier League, the Player shall: 7.1.1 be automatically enrolled as; or 7.1.2 or continue to be, a member of the 2011 Section of the Professional Footballers’ Pension Scheme (the “Scheme”) and shall remain so during the continuance of his employment hereunder unless he: 7.1.3 notifies the Scheme Administrator in writing that he wishes to opt out of the Scheme; 7.1.4 has previously registered with HM Revenue & Customs for Fixed or Enhanced Protection; 7.1.5 joins an International Club on a temporary basis by way of International Loan Agreement (in which case his entitlement to membership of the Scheme shall be suspended for the duration of that International Loan Agreement); or 7.1.6 is otherwise ineligible for membership of the Scheme in accordance with the terms of the Scheme’s definitive trust deed and rules as amended from time to time. 7.2 For as long as the Player remains a member of the Scheme, an annual contribution (funded by the levy on transfer fees) will be paid into the Scheme for the benefit of the Player. The annual contribution shall be £6,000 or such other amount as determined by the Trustees of the Scheme from time to time. 7.3 The Player shall not be required to contribute to the Scheme but may elect to contribute such amount as he notifies to the Scheme Administrator in writing. Where a Player decides to contribute to the Scheme he can agree with his Club and the Scheme Administrator for the contribution to be made through a salary sacrifice arrangement. 7.4 Where, by virtue of previous membership of the Scheme, the Player has built up benefits under its Cash Section and/or Income Section, those benefits are frozen and will be revalued until his retirement from the Scheme. The Player shall be entitled to such benefits (including death benefits) from each section of the Scheme in which he has participated on such conditions as are set out in the Scheme’s definitive trust deed and rules as amended from time to time. 7.5 The Player further agrees that the Club may disclose his name, address, email address, gender, date of birth, National Insurance number, salary information and dates of commencement and termination of employment to the League and the administrators of the Scheme for the purposes of facilitating the administration of the Scheme. Premier League Contract Form 12 Premier League Contract Form 12

Premier League Forms 395 396 8. Remuneration The Player’s remuneration shall be: 8.1 Basic Wage: £ per week/per annum payable by monthly instalments in arrear from ......................... to ......................... £ per week/per annum payable by monthly instalments in arrear from ......................... to ......................... £ per week/per annum payable by monthly instalments in arrear from ......................... to ......................... 8.2 Such of the bonuses and incentives as the Player shall be entitled to receive under the terms of the Club’s bonus and incentive scheme as are set out below/a copy of which is annexed hereto: SEE ATTACHED 8.3 Any other payments as follows: SEE ATTACHED 9. Insurances (if any) maintained for the benefit of the Player subject to the terms and conditions thereof during currency of this contract the premiums of which are paid by the Club. Nature of Policy Amount N/A 10. Benefits (if any) to be provided to the Player during the currency of this contract: SEE ATTACHED 11. The Player’s normal retirement age is 35 years. 12. The terms and conditions of this contract form part of a number of collective agreements between the Club (through the League) and the Player (through the PFA) affecting the Player’s employment and full details thereof are set out in the Code of Practice. 13. (If applicable) The following provisions which are additional or supplemental to those set out in clause 4 have been agreed between the Club and the Player as referred to in clause 4.11: SEE ATTACHED 14. Any other provisions: SEE ATTACHED Premier League Contract Form 12 Premier League Contract Form 12

Premier League Forms 397 398 SIGNED BY THE PLAYER Player signature:........................................................................................................................ SIGNED BY THE PLAYER’S PARENT OR GUARDIAN (if the player is under 18) Parent / Guardian signature: ............................................................................................... Parent / Guardian name: ....................................................................................................... SIGNED FOR AND ON BEHALF OF THE CLUB BY: Authorised signatory signature:.......................................................................................... Authorised signatory name:.................................................................................................. *SIGNED FOR AND ON BEHALF OF THE CLUB BY: Authorised signatory signature:.......................................................................................... Authorised signatory name:.................................................................................................. *additional signature block to be used where necessary. Did Player use the services of a Football Agent yes/no If yes, name of Football Agent ........................................................................................... Did the Club use the services of a Football Agent yes/no If yes, name of Football Agent ........................................................................................... Schedule 3 Premier League Player Ethnicity Monitoring Questionnaire (Rule T.23) A Asian or Asian British Indian Pakistani Bangladeshi Chinese Any other Asian background B Black, African, Caribbean or Black British Caribbean African Any other Black, Black British or Caribbean background C Mixed or Multiple ethnic groups White and Black Caribbean White and Black African White and Asian Any other Mixed or Multiple ethnic background D Other ethnic groups Arab Any other ethnic group E White English, Welsh, Scottish, Northern Irish or British Irish Gypsy or Irish Traveller Roma Eastern European Any other White background F Undeclared Prefer not to disclose my ethnic origin G Prefer to self describe .................................................. USE OF INFORMATION Completion of this questionnaire is mandatory, as required under Rule T.23. If you provide the information it will be used as set out below and will not be used for selection or any other purposes. The information provided on this ethnicity questionnaire will be recorded on a computer system shared by the Football Association Premier League Limited (“Premier League”) (and The Football League Limited should the Player ever compete in the Football League) against the Player’s record and will be used: • to help the Premier League gain insight as to who is playing the game at this level; • to help ensure compliance with the Premier League’s Inclusion and Anti-Discrimination Policy (a copy of which is in Appendix 3 of the Premier League’s Rules); and • to compile aggregate statistics and reports: - on a club by club basis which we may wish to share with the relevant club only and The Football Association Limited; and - on a league basis which we may wish to publish for public interest and to share with other bodies that have a legitimate interest in equal opportunities such as the Professional Footballers Association and the Equality and Human Rights Commission. What is your ethnic group? (Choose ONE section from A to F, then tick the appropriate box to indicate the ethnicity that you identify with from the list below) Name of Player ...................................................................................................................... Signed....................................................................... Date............................................. (Parent / Guardian to sign if Player is a minor) Premier League Contract Form 12 Premier League Contract Form 12

Premier League Forms 399 400 Premier League Form 14 Offer of New Contract (Rule V.17.2) Premier League Form 13 Amateur Registration Form (Rule U.15) Player’s Particulars Surname ........................................................ Other name(s) ........................................................................ Address.................................................................................................................................................................. ........................................................................................................................ Post Code ..................................... Date of birth ....................................................................... Nationality* ......................................................................... Application to Register We hereby apply for the above-named Player to be registered as an Amateur Player for ................................................................................................ Football Club Signed ................................................................... Authorised Signatory Date ....................................................................... Endorsement by Player I consent to the above application and acknowledge further to the Data Protection Act 2018 and the General Data Protection Regulation (“GDPR”) that The Football Association Premier League Limited shall be collecting, sharing and otherwise processing Personal Data which may include Special Categories of Personal Data (both as defined in the GDPR) about me including such data in this Amateur Registration Form for the purpose of discharging its functions as a regulatory and governing body of football and otherwise in accordance with the Premier League Player Privacy Notice available at www.premierleague.com/en/player-privacy-policy. I certify that the above particulars are correct. I agree to be bound by the Rules of the Premier League. [Having been registered as a Contract Player, I confirm that at least 30 days has elapsed since my contract registration terminated.]** Signed ................................................................... Date ....................................................................... * if the player last played for a club affiliated to a national association other than The Football Association, this Form must be accompanied by written confirmation from The Football Association that an international registration transfer certificate has been issued in respect of the player ** delete words in brackets if inapplicable I hereby certify that I have this day registered (name of Player) ................................................... .................................…………………….................... as an Amateur Player whose registration is held by .................................…………………….................... Football Club. Signed ................................................................... Date ....................................................................... For and on behalf of the Board of The Premier League To: [name and address of Out of Contract Player] ................................................................. ................................................................................................................................................................ Copy to: The Board The Premier League Under the provisions of Rule V.17.2 of the Rules of the Premier League .................................................................................................. Football Club hereby offers you a new contract to commence on the 1st July ............................................................ in the following terms: ................................................................................................................................................................. ................................................................................................................................................................. ................................................................................................................................................................. ................................................................................................................................................................. ................................................................................................................................................................. ................................................................................................................................................................. ................................................................................................................................................................. This offer remains open and capable of acceptance for a period of one month within which time you may either accept it and enter into a new contract in the terms offered or decline it in writing. If you consider that the terms offered are less favourable than those in your current contract you may give notice to that effect in Form 15. Signed ……………………………........................... Position ……………………………………………....... Date ………………………......................................

Premier League Forms 401 402 Premier League Form 16 Contingent Sum Notification (Rule V.36.2) Premier League Form 15 Application for Free Transfer (Rule V.20) To: [name of Club] ...................................................................... Football Club And to: The Board The Premier League I acknowledge having received your offer of a new contract in Form 14 dated ........................................................... I consider that the terms offered are less favourable than those in my current contract dated ........................................................... and I hereby give notice to that effect and apply for a free transfer. Signed ……………………………........................... Position ……………………………………………....... Date ………………………...................................... To: [name of Transferor Club] ................................................................. Football Club Copy to: The Board The Premier League A Contingent Sum became payable to you on [date] ............... by virtue of the Transfer Agreement between us relating to [name of Contract Player] ..................................................... The contingent event resulting in the Contingent Sum becoming payable was ................................................................................................................................................................................ and the Contingent Sum which will be paid into the Compensation Fee Account within seven days of it becoming due amounts to £ ................................................... Signed on behalf of the Transferee Club .......................................................................... Position .............................……………………………………… Date ..............................……………………………………..

Premier League Forms 403 404 Premier League Form 18 Summary Jurisdiction Notice (Rule W.13) Premier League Form 17 Fixed Penalty Notice (Rule W.8) To: ......................................... Date: ......................................... You are in breach of Rule .................................. in that on [date] .......................you [description of breach, indicating in appropriate cases whether it is a first, second or third breach of that Rule] ................................................................................ ........................................................................................................................................................... ........................................................................................................................................................... You are required within 14 days of the date of this notice to pay a fixed penalty of £ ...................... Alternatively, you are entitled within that period to appeal under the provisions of Rule W.66.1.1. If you appeal and your appeal is dismissed the fixed penalty becomes payable forthwith. Failure to pay the fixed penalty as required by this notice or forthwith upon any appeal being dismissed will constitute a breach of the Rules of the League in respect of which you will be liable to be dealt with under the provisions of Section W. Signed …………………………….................................. For and on behalf of the Board To: ............................................................. Date: ............................................................. You are in breach of Rule .......................................................... in that on [date] you ............................................................................................................................................... The Board intends to exercise its summary jurisdiction and to impose on you a fine of £ ........................................ You are required within 14 days of the date of this notice to either: (1) submit to the Board’s jurisdiction and pay the fine imposed or accept the sanction imposed; or (2) elect to be dealt with by a Commission. Any such election should be in writing addressed to me at the League Office. Failure to comply with this requirement within the time limit will constitute a breach of the Rules of the League in respect of which you will be liable to be dealt with under the provisions of Section W (Disciplinary). Signed …………………………….................................. For and on behalf of the Board

Premier League
Complaint
(Rule W.28)

Form 19

To: ....

Date: ....

The Board's complaint is that you are in breach of Rule .... in that on [date] .... you [description of breach] ....

A summary of the facts alleged is as follows: ....

*Annexed hereto are copies of the following documents upon which the Board relies: ....

In accordance with Rule W.33, within 14 days of receipt of this complaint you are required to send to me by email a written answer in Form 20.

Signed ....
For and on behalf of the Board

** delete if inapplicable*

405

Premier League
Answer
(Rule W.33)

Form 20

Premier League Forms

To: The Board
The Premier League

Date: ....

I/We* acknowledge having received the complaint dated ....
The complaint is admitted/denied*. I/We* request that the complaint be determined by written representations.*

[If the complaint is admitted] I/We ask the Commission to take into account the following mitigation: .... §

[If the complaint is denied and is to be determined at a hearing] My/Our reasons for denying the complaint are: .... §

[If the complaint is denied and is to be determined by written representations] My/Our representations are as follows: .... §

Annexed hereto are copies of the following documents upon which I/we* rely: .... §

Signed ....

Position ....
[for and on behalf of*] the Respondent

* *delete as appropriate*
§ *continue on separate sheet if necessary*

406

Premier League
Appeal Against Fixed Penalty
(Rule W.69)

Form 21

To: The Board
The Premier League

Date: ....

I/We* hereby appeal against the fixed penalty imposed by the notice in Form 17 dated ....

My/our* appeal is
* against the decision of the Board to impose the fixed penalty.
* against the amount of the fixed penalty.
* against the decision of the Board to impose the fixed penalty and its amount.

The grounds of my/our* appeal are:

....
....
....
....
....
....
....
....
.... §

Signed ....

Position ....
[for and on behalf of*] the Respondent

* *delete as appropriate*
§ *continue on separate sheet if necessary*

407

Premier League
Appeal Against Commission Decision
(Rule W.70)

Form 22

To: The Board
The Premier League

Date: ....

I/We* hereby appeal against the decision of the Commission before which I/We* appeared dated ....

My/our* appeal is
* against the decision of the Commission.
* against the amount of the penalty.
* against the decision of the Commission and the penalty.
* against the amount of compensation ordered by the Commission.

The grounds of my/our* appeal are: ....
....
.... §

*I/We intend to apply at the appeal hearing for leave to adduce the following fresh evidence: ....
....
.... §

The reasons for such application are: ....
....
.... §

Signed ....

* *delete whichever are inapplicable*
§ *continue on separate sheet if necessary*

Premier League Forms

408

Premier League Forms 409 410 Premier League Form 24 Appointment of Arbitrator (Rules X.9 or Y.6) Premier League Form 23 Request for Arbitration (Rules X.7 or Y.3) To: ................................................................................. From: .................................................................. .......................................................................................... ............................................................................... .......................................................................................... ............................................................................... .......................................................................................... ............................................................................... A dispute has arisen between us concerning (brief description of matters in dispute) ................................................................................................................................................................................. ................................................................................................................................................................................. ................................................................................................................................................................................. ................................................................................................................................................................................. ................................................................................................................................................................................. ................................................................................................................................................................................. ................................................................................................................................................................................. I/We wish to have the dispute settled by arbitration in accordance with the provisions of Section [ ]§ of the Rules of the Premier League and you are hereby required to appoint an arbitrator pursuant thereto. Signed ....................................................................... Position* ................................................................. Date ........................................................................... § insert “Y” if the arbitration is to be determined by the Managers’ Arbitration Tribunal; insert “X” in any other case * to be completed if the Form is signed on behalf of the League or a Club Copy to: The Board The Premier League To: ............................................................... From: ............................................................... ................................................................ ............................................................... ................................................................ ............................................................... ................................................................ ............................................................... Pursuant to the request for arbitration made by ............................................................ and dated ...................................................................................................., I/we hereby appoint (name of appointee) .................................................................................... as an arbitrator in the arbitration requested. Signed ...................................................................... Position* .................................................................. Date .......................................................................... Copy to: (the other party) .......................................................................................................... ............................................................................................................................................. ............................................................................................................................................. ............................................................................................................................................. * to be completed if the Form is signed on behalf of the League or a Club

Premier League Forms 411 412 Premier League Form 26 Notice of Preliminary Meeting (Rules X.19 or Y.13) Premier League Form 25 Appointment of Single Arbitrator (Rule X.14.1) To: The Board The Premier League Pursuant to the request for arbitration made by .............................................................. and dated ....................................................... we, the parties to the arbitration, hereby jointly appoint (name of appointee) ........................................................................................... as the single arbitrator in the arbitration requested. Signed ................................................................. Signed ................................................................. on behalf of ...................................................... on behalf of ...................................................... Position* ............................................................ Position* ............................................................ Date .................................................................... Date .................................................................... * to be completed if the Form is signed on behalf of the League or a Club To: ............................................................................. From: .............................................................................. ..................................................................................... ............................................................................................ .................................................................................... ............................................................................................ .................................................................................... ........................................................................................... You are hereby required to attend a preliminary meeting at (place) ........................................ .................................................. on (date) .................................................. at (time) ..................................... when the tribunal will give directions for the conduct of the arbitration to which each of you is a party. Signed ………………………………………………………………….. Chair Dated ...............................................................................

Youth Development Rules

General 415 416 Youth Development Rules General General Youth Development Rules 1.11. “Academy Operations Manager” means the Official referred to in Rule 71; 1.12. “Academy Performance Plan” means a document which sets out the goals, strategy and measurable short-term and long-term performance targets for all aspects of the work of the Club’s Academy, such strategy and performance targets to be consistent with the Club’s Vision Statement, Coaching Philosophy and Playing Philosophy and, where appropriate, details how the Academy will deliver and integrate its coaching, Education, Games and Sports Science and Medicine/ Performance Support Programmes; 1.13. “Academy Player” means a male player (other than an Amateur Player, Non-Contract Player (in the EFL) or a Trialist) who is in an age group between Under 9 to Under 21 and who is registered for and who is coached by, or plays football for or at a Club which operates an Academy pursuant to these Rules, save for any player who: (a) the Board is satisfied has developed technical, tactical, physical, psychological and social skills of such a level that he would not benefit from continued coaching in the Academy or participating or continuing to participate in its Games Programme (which includes, for the purpose of this definition, the league competition referred to in Rules 184 to 189); and (b) has entered into a written contract of employment in Form 12 with that Club; Guidance It is emphasised that Academy Players aged 17 or older may no longer be classified as such only where the Board approves an application by the Club in light of all the circumstances relevant to the particular Academy Player and on such terms as the Board considers appropriate. The responsibilities of a Club in relation to Duty of Care continue. Clubs’ attention is drawn to Rule 84 which requires Clubs to develop and implement a procedure to enable the transition of Academy Players to the senior squad, and also to Rule 131.1 which provides that each Academy Player has access to coaching tailored to his individual needs. Any decision by a Club to cease treating an Academy Player as such where it is not reasonable to do so in light of his overall development and skill level may be treated as being a breach of this Rule. 1.14. “Academy Psychologist" means the Official referred to in Rule 122; 1.15. “Academy Secretary” means the Official referred to in Rule 72; 1.16. “Academy Self-Assessment Report” has the meaning set out in Rule 8.2; 1.17. “Academy Staff” means those Officials of a Club employed or otherwise engaged to work in the Club’s Academy; Guidance The term “employ” is used in the Rules with reference to Academy Staff, but it is accepted that the relationship need not necessarily be one of employment. For example, a Club may enter into a contract for services with Part Time youth coaches whereby no employment relationship will arise. Any references to “employ” or “employment” in this section of the Rules shall be interpreted accordingly. 1.18. “Annual ISO Audit” means the process set out in Rule 16.1; 1.19. “Applicant Club” has the meaning set out in Rule 351; Note: throughout this document binding Youth Development Rules are shaded in light grey. Guidance and other notes are also included for the assistance of Clubs. Such guidance and notes do not, however, form part of the Rules. Definitions Rule 1 sets out definitions used in the Youth Development Rules. All other capitalised terms used in this section of the Rules are defined in Premier League Rule A.1. 1. In this section of the Rules the following terms shall have the following meanings: 1.1. “Academy” means an establishment for the coaching and education of Academy Players operated by a Club in accordance with the requirements of this Section of the Rules and licensed by the Professional Games Board ("PGB") pursuant to Rule 15; 1.2. “Academy Doctor” means the Official referred to in Rule 110; 1.3. “Academy Expenses Information” means the following information, in the format to be prescribed by the League, and signed by a Club’s finance director: (a) details of all amounts paid (directly or indirectly) over the preceding 12 months to or in respect of each of the Club’s Academy Players (in the Under 9 to Under 16 age groups) or their families and each of the Club's prospective Academy Players or their families, in each case whether or not those amounts related to reimbursement or pre-payment of expenses or otherwise; and (b) confirmation that all expenses paid in the preceding year have been paid in accordance with the Club’s Academy Expenses Policy required by Rule 350; 1.4. “Academy Expenses Policy” means the Club’s policy in respect of reimbursement or prepayment of legitimately incurred expenses to its current and prospective Academy Players (in the Under 9 to Under 16 age groups), which must: (a) comply with any guidance issued by the League; (b) be signed off by the Club’s board; and (c) be submitted to the League; 1.5. “Academy Financial Information” means a budget for the following season, together with a comparison of the budgeted and actual figures for the previous season, all of which information shall be set out in the format to be prescribed by the League; 1.6. "Academy Licence" means a licence issued by the PGB to a Club to operate an Academy; 1.7. "Academy Licensing Criteria" has the meaning set out in Rule 7; 1.8. “Academy Management Team” has the meaning set out in Rule 61; 1.9. “Academy Manager” means the Official responsible for the strategic leadership and operation of a Club’s Academy, whose role and responsibilities are more particularly defined at Rules 63 to 70; 1.10. “Academy Nutritionist” means the Official referred to in Rule 99;

General General 417 418Youth Development Rules Guidance Approval for matches falling within subsection (g) above would be given by each Club on an annual basis, having considered player-by-player circumstances, development plans, club philosophy and any conditions implemented by The Football Association. From the Youth Development Phase, registered Academy Players shall not be permitted to play grassroots football. For the avoidance of doubt, participation in grassroots matches will not count towards game time requirements set out in these Rules. 1.23. “Basic First Aid for Sport Qualification” means the qualification of that name issued by or on behalf of The Football Association; Guidance The Basic First Aid for Sport Qualification will need to be renewed every three years (it is hoped as part of the renewal of the main Academy coaching qualifications). 1.24. “Category” means one of the four categories into which each Academy shall be assigned in accordance with the criteria and procedures set out in this section of the Rules, and “Category 1”, “Category 2”, “Category 3” and “Category 4” shall be construed accordingly; 1.25. “Chief Executive” means the Official referred to in Premier League Rule J.1.1; 1.26. “Club Board” means those Directors of the Club whose particulars are registered under section 162 of the Act; 1.27. “Coach Expertise Framework” means a document which sets out the key competencies and behaviours which the Club expects its Academy coaches to possess and demonstrate; 1.28. “Coaching Curriculum” means a Club’s coaching curriculum which must be set out in writing and include: (a) the technical, tactical, physical, psychological and social skills that the Club wishes its Academy Players to develop; (b) the appropriate means of coaching Academy Players in order that they develop those skills (having due regard to their age); and (c) specific coaching curricula for each Development Phase; 1.29. “Coaching Philosophy” means a written statement which sets out in detail (including by describing the content of individual coaching sessions for each Academy Player) the means by which the Club will coach its Academy Players in each age group so that they have the best opportunity to develop the technical, tactical, physical, psychological and social skills that the Club wishes players in each position on the pitch to acquire, as set out in the Club’s Playing Philosophy; 1.30. “Continued Professional Development” means ongoing training for Academy Staff, relevant to their discipline, of such quality, content and frequency as is necessary to ensure that each member of Academy Staff has the necessary knowledge and expertise in order to fulfil their role; 1.31. “Core Coaching Time” means between 08:30 and 17:30 on Mondays to Fridays, save that in the Foundation Phase and Youth Development Phase it also includes between 09:00 and 17:00 on Saturdays; 1.20. “Artificial Surface” means a playing surface which in the reasonable opinion of the League meets the requirements of the FIFA Quality Programme for Football Turf and any new outdoor or indoor Artificial Surface pitch installed by a Club which operates or applies to operate a Category 1 Academy must achieve the ‘FIFA Quality’ rating under the FIFA Quality Programme for Football Turf; Guidance To achieve and maintain the ‘FIFA Quality’ rating under the FIFA Quality Programme for Football Turf, the Artificial Surface pitch needs to be certified on an annual basis by a FIFA accredited agent. Existing Artificial Surface pitches have an average natural life span of 10 to 12 years, depending on the number of hours of use. Accordingly, as they reach the end of their natural life span, they should be replaced with pitches that achieve the necessary rating under the FIFA Quality Programme for Football Turf. When determining whether an Artificial Surface has reached the end of its life span, the following factors are relevant (a) whether the seams of the Artificial Surface are pulling apart, (b) any matting of the Artificial Surface, (c) poor drainage, (d) abnormal hardness of the Artificial Surface and (e) whether the infill depth has fallen below 20mm. The presence of one or more of these factors indicates that the Artificial Surface should be replaced, regardless of the age of the surface. 1.21. “Audit Action Plan” has the meaning set out in Rule 17.6; 1.22. “Authorised Games” means: (a) international matches arranged by a national association including preparation and trials therefor; (b) matches in which the Academy Player plays for the Club holding his registration: (i) in its first teams; (ii) which are comprised in a Games Programme; or (iii) which are comprised in Festivals or Tournaments, participation in which is limited to Academy teams or which are sanctioned by The Football Association or by a foreign national association; (c) friendly matches organised by the Club holding the Academy Player’s registration and played at an Academy, participation in which is limited to Academy Players registered at an Academy or Trialists but excluding matches between two teams consisting of one Club’s Academy Players; (d) friendly matches against any opposition played outside the season dates set out in the Games Programme Schedule in which the Academy Player plays for the Club holding his registration; (e) matches organised by the English Schools Football Association or Independent Schools Football Association or an association affiliated to either of such Associations in which the Academy Player plays with the prior agreement of his Parent(s) (in the case of an Academy Player under the age of 18 years), all participation in such matches to be notified by the Academy Player to the Club holding his registration; (f) trial matches for other Clubs or EFL clubs in which the Academy Player plays with the prior written permission of the Club holding his registration; (g) in respect of the Foundation Phase only, matches played for teams at the grassroots level, outside the Academy system; or (h) any other match authorised by the Board;

General General 419 420Youth Development Rules 1.42. “Emergency Action Plan” means a plan detailing the medical facilities and personnel who shall be available at each Club’s home matches in the Games Programmes and training venues, and the contingency plan for how any medical emergencies at such matches and training shall be dealt with; 1.43. “Emergency First Aid in Football” or “EFAiF” means the qualification of that name issued by or on behalf of The Football Association; 1.44. “FA Advanced Youth Award” means the advanced qualification for Academy coaches to be developed and awarded by The Football Association; Guidance The FA Advanced Youth Award contains a specialist element relevant to each Development Phase. Coaches will be required to hold the specialism relevant to the age group that they coach. 1.45. “FA Youth Award” means the non-age specific qualification for Academy coaches awarded by The Football Association; 1.46. “Festival” means an event, which may be spread over more than one day, at which teams from three or more Clubs (or clubs) play a series of matches in an environment in which the matches are competitive but the results are not given any particular significance; 1.47. “Football Intelligence Platform” means the online support service to be developed and maintained by the League and utilised by each Club for the purposes of assisting the management of the Academy and recording and analysing data. Such data shall include (without limitation): (a) each Academy Player’s Development Journey; (b) such information as the League may from time to time require for the purposes of national or Category-wide benchmarking; and (c) data received from The Football Association in respect of an Academy Player who plays for, or who is coached by The Football Association with a view to playing for, an England representative side; 1.48. “Foundation Phase” means the Under 9 to Under 11 age groups inclusive; 1.49. “Foundation Phase Games Programme” means the games programmes organised by the League and the EFL for teams in each of the Under 9 to Under 11 age groups as set out in Rules 156 to 161; 1.50. “Full ISO Audit” means the process set out in Rule 16.2; 1.51. “Full Time” means, when applied to a role specified under these Rules, one where the working hours are at least 35 hours per week (subject to such additional hours as the Club may require). A Full Time role may be fulfilled by more than one Official (e.g. on a job-share basis) provided that the minimum hours stated above are undertaken; Guidance A Club will not be penalised should a member of its Academy Staff fulfilling one of the roles required by these Rules to be Full Time is working slightly less than 35 hours per week provided that the required outputs of that role are being satisfactorily delivered. See further, by way of comparison, Rule 55 and the Guidance thereunder. 1.32. “Development Action Plan” means an individualised plan, developed and implemented in accordance with these Rules, for the professional development of an Academy coach; Guidance See further Rules 88 to 91. 1.33. “Development Centre” means an establishment operated by a Club in England or Wales for the coaching of Children which is not an Academy but provides development opportunities for talented young players who have the potential to become Academy Players and includes Pre-Academy Training Centres, Junior Training Centres and Senior Training Centres. This includes any such establishment by whatever name or title it is known; 1.34. “Development Journey” means the application utilised for recording, measuring, monitoring and evidencing all aspects of an Academy Player’s progression and development in accordance with the format and procedures to be set by the League; 1.35. “Development Phase” means the Foundation Phase, the Youth Development Phase or the Professional Development Phase as the context requires, and “Development Phases” means all of the former; 1.36. “Duty of Care” means the responsibility of each Club to promote, protect and support the individual wellbeing of each Academy Player and member of Academy Staff, within the Academy, in accordance with the following pillars: (a) education (see Rules 196 to 212); (b) personal development and life skills (see Rules 213 to 216); (c) inductions and transitions (see Rules 217 to 221); (d) academy Player and Parent(s) voice (see Rules 222 and 223); (e) safeguarding and mental health and wellbeing (see Rules 224 to 228); (f) health and safety (see Rules 229 and 230); (g) inclusion, diversity and equality (see Rules 231 and 232); and (h) injury and medical (see Rules 233 to 240); 1.37. “Educational Adviser” means, in respect of any Club in membership of the Premier League, experts appointed by the League to support the delivery of education to Academy Players, and, in respect of any club in membership of the EFL, means the charity, League Football Education; 1.38. “Education Programme” has the meaning set out in Rule 196; 1.39. “EHOC” means the ‘Elite Heads of Coaching’ programme provided by the League for Heads of Coaching at Category 1, Category 2 and Category 3 Academies and in respect of which additional funding is available from the League in the event of Club participation; 1.40. “Elite Academy Managers Development Programme” or “EAM” means the development programme provided by the League for Academy Managers; 1.41. “Elite Player Performance Plan” means the document of that name dated May 2011 and presented to the General Meeting held on Thursday 2 June 2011;

General General 421 422Youth Development Rules Guidance The Games Programme Schedule incorporates two periods of “downtime” for matches in the Foundation Phase and Youth Development Phase Games Programmes. The first such period generally encompasses the last two weeks of July and the first two weeks of August, and the second encompasses two weeks over Christmas. The exact dates for each season’s period of downtime will be set out in the Games Programme Schedule when it is published by the League in the preceding season. A provisional date of 31 January in each season has been set for the publication of the Games Programme Schedule (although it may be subject to amendment thereafter but before the start of the following season to accommodate, for example, newly-classified or re-classified Academies). The League will conduct regular consultation meetings with Clubs to consider the Games Programme Schedule for the following season. 1.57. “Head of Coach Development” means the Official referred to in Rule 74; 1.58. “Head of Education” means the Official referred to in Rule 116; 1.59. “Head of Recruitment” means the Official referred to in Rule 118; 1.60. “Hybrid Training Model” means a programme of coaching and education whereby the coaching of an Academy Player primarily takes place outside the Core Coaching Time save that, subject to the provisions of these Rules, Academy Players in the Youth Development Phase may be released from attendance at school during the School Day for the maximum equivalent duration of two days a week which, for the avoidance of doubt, may occur over more than two days in a week (for example, one full day and two half days); Guidance Clubs’ attention is drawn to Rule 204.2, pursuant to which they must provide all necessary additional educational support so that the Academy Player’s education is not prejudiced as a result of being released from school to undertake coaching during the Core Coaching Time. 1.61. “Individual Learning Plan” means an individual plan for each Academy Player setting out measurable objectives for the development that he needs to undertake and the means by which he will obtain those objectives; 1.62. “Induction and Transition Strategy” means the documented plan in place at each Club, agreed by the Technical Board, designed and implemented to support Academy Players in their arrival to and departure from the Club, for whatever reason and whatever age group; 1.63. “Intermediate Trauma Medical Management in Football” or “ITMMiF” means the qualification of that name issued by or on behalf of The Football Association; 1.64. “ISO” means Professional Game Academy Audit Company or such other independent standards organisation appointed from time to time by the PGB for the purposes of undertaking the ISO Audits; 1.65. “ISO Audit” means an Annual ISO Audit, a Full ISO Audit or a Re-Audit; 1.66. “Junior Training Centre” means a Development Centre operated by a Club in accordance with Rules 135 to 147 to provide opportunities for young players in between their Under 9 year and their Under 16 year (inclusive), who are not registered Academy Players but who have the potential to become registered Academy Players; 1.52. “Full Time Education” means the education provided for registered pupils at primary or secondary schools or full time equivalent students at colleges of further education; 1.53. “Full Time Training Model” means: (a) in the Professional Development Phase, a programme of coaching and education whereby the Academy Player’s academic education shall be scheduled to enable four hours of coaching per day (which may be split into two sessions of two hours each) to take place within the Core Coaching Time; and (b) in the Youth Development Phase, a programme which complies with the following: (i) the Academy Player shall receive within the Core Coaching Time a minimum of 20 hours of education; (ii) the Academy Player shall receive a significant amount of coaching within the Core Coaching Time. The exact amount of such coaching to take place within the Core Coaching Time is to be determined by the Club for each individual Academy Player. The Club shall demonstrate the amount of coaching is significantly more than the amount of coaching in the Core Coaching Time which the Club gives to its Academy Players engaged on the Hybrid Training Model. Full details must be set out in the Academy Player’s Individual Learning Plan referred to in Rule 131; (iii) no single coaching session shall endure for more than 90 minutes, and if there are two or more coaching sessions on a single day, there shall be a period of rest between each session sufficient to ensure that the Academy Player is fully rested, and of at least 90 minutes’ duration, unless the Academy Player’s Individual Learning Plan recognises that he may have shorter rest periods; and (iv) the Club’s delivery of the Full Time Training Model must comply with these Rules; 1.54. “Futsal” means the variant of association football that is played in accordance with the Futsal Laws of the Game as published from time to time by FIFA (with any such variation thereto as the League may from time to time determine), the current such Laws being available at: https://digitalhub.fifa.com/m/7b1da24ec7a25f67/original/Futsal-Laws-of-the-Game-2024-2025.pdf; 1.55. “Games Programme” means the Foundation Phase Games Programme, the Youth Development Phase Games Programme, or the Professional Development Phase Games Programme; 1.56. “Games Programme Schedule” means the period during which matches in the Games Programmes shall take place;

General General 423 424Youth Development Rules Guidance In addition to the above, Rule 232 requires all Clubs to deliver training to Academy Players and Academy Staff on equality, diversity and inclusion. 1.75. “Player Care” means the adoption of a holistic approach to personal and sporting development, supporting Academy Players to achieve their potential in and out of football; 1.76. “Playing Philosophy” means a written statement which sets out: (a) the principles, values, playing style and tactical approach of all of the Club’s teams (including its first team); and (b) profiles detailing, for each age group and the first team, the Club’s desired technical, tactical, physical, psychological and social skills of players in each position on the pitch; 1.77. “Pre-Academy Training Centre” means a Development Centre operated by a Club in accordance with Rules 135 to 147 to identify young players who have the potential to become registered Academy Players upon the commencement of their Under 9 year; 1.78. “Premier League 2” means the League of that name managed, organised and controlled by the League; 1.79. “Productivity Data” means an analysis, produced by the League using the Productivity Methodology, as to the track record of Academies in developing Academy Players; 1.80. “Productivity Methodology” means the methodology developed by the League for analysing the registration and playing history of Players and, as a consequence thereof, for producing the Productivity Data and each Club’s Productivity Profile; 1.81. “Productivity Profile” means an analysis, provided by the League using the Productivity Methodology, of each Club’s track record in developing Academy Players, that is to say: (a) the extent to which Academy Players coached by or at its Academy have progressed to become established professional Players; and accordingly, (b) the extent to which the Club is successful in contributing to the development of established professional Players; 1.82. “Professional Development Leagues” means the leagues of that name managed, organised and controlled by the League (in the case of Clubs operating Category 1 and Category 2 Academies) or by the EFL (in the case of Clubs operating Category 3 and Category 4 Academies) and “Professional Development League 1”, “Professional Development League 2” and “Professional Development League 3” shall be construed accordingly; 1.83. “Professional Development Phase” means the Under 17 to Under 21 age groups inclusive; 1.84. “Professional Development Phase Games Programme” means the games programmes organised by the League and EFL for teams in the Professional Development Phase as set out in Rules 177 to 183; 1.67. “Learning Management System” or “LMS” means the online system provided by the League for the upload and storage of educational data and information regarding Academy Players; 1.68. “Multi-disciplinary Review” means a review of all aspects of an Academy Player’s football, athletic and educational performance and development and which shall include: (a) reports from all relevant Academy Staff (including from the coaching, education and sports science and medicine/performance support disciplines); (b) for Academy Players on the Full Time Training Model or the Hybrid Training Model, reports and educational data from the Academy Player’s school (and where the League requests, all Academy Players on the Part Time Training Model); (c) self-assessment by the Academy Player; and (d) short, medium and long-term targets for the Academy Player’s football, athletic and personal development; 1.69. “Parent Handbook” means the information to be provided by the League to the Parent(s) of each Academy Player upon each occasion of his registration for a Club and which will contain: (a) information about the consequences of the Academy Player becoming registered with a Club; and (b) a summary of the Club’s obligations to the Academy Player, and the Academy Player’s obligations to the Club; 1.70. “Part Time” means, when applied to a role specified under these Rules, one where the working hours are less than 35 hours per week. A Part Time role may be fulfilled by two or more Officials (e.g. on a job-share basis); Guidance No minimum number of hours is specified for Part Time roles required under these Rules. This is left to Clubs’ discretion. However, the League and the ISO will require to be satisfied that the required outputs and results are achieved by a Club’s staffing structure. See further, by way of comparison, Rule 55 and the Guidance thereunder. 1.71. “Part Time Training Model” means a coaching curriculum whereby the coaching of an Academy Player does not require him to miss any part of the School Day; 1.72. “Performance Analysis” means the analysis of the physiological, technical and tactical performance of each individual Player and, in a game, of the team as a whole. Performance Analysis shall be undertaken by means of such video and/or IT technology as the League shall from time to time determine; 1.73. “Performance Analysts” means the Officials referred to in Rules 111 and 112; 1.74. “Personal Development and Life Skills Curriculum” means the individual development programme for each Academy Player delivered by his Club on an ongoing basis throughout the period of his registration and which will also include (without limitation) the areas set out in Rule 213;

General General 425 426Youth Development Rules 1.102. “Vision Statement” means a written statement of the Club’s desired culture, values, ambitions and strategic aims, and the behaviours and activities which the Club has adopted and will adopt (including within its Academy) in order to achieve the same; 1.103. “Youth Development Phase” means the Under 12 to Under 16 age groups inclusive; and 1.104. “Youth Development Phase Games Programme” means the games programmes organised by the League and EFL for teams in each of the Under 12 to Under 16 age groups, full details of which are set out in Rules 162 to 176. 2. For the purposes of this section of these Rules: 2.1. Academy Players shall be placed in one of 13 age groups commencing with age group Under 9 and ending with age group Under 21; and 2.2. the age group into which each Academy Player shall be placed shall be determined by his age on 31 August in the year in question, save in the case of players in the Under 21 age group, who must be under the age of 21 as at 1 January in the year in which the Season concerned commences (i.e. for Season 2025/26 born on or after 1 January 2004). General 3. A Club that engages in the training and development of young players must: 3.1. have a valid Academy Licence; and 3.2. operate its Academy in accordance with the Academy Licensing Criteria. 4. There shall be four Categories of Academy. 5. The League may publish a list of clubs operating an Academy, broken down by Category. 6. Each Club shall: 6.1. give the League and the ISO access to such facilities, personnel, documents and records as they reasonably require; and 6.2. co-operate with the League and the ISO, in order for the League and ISO to undertake their responsibilities under these Rules. Academy Licensing Criteria 7. The Academy Licensing Criteria are as follows (together, the “Academy Licensing Criteria”): 7.1. a Club must adhere to the Rules including, but not limited to, the Rules that are designated by the ISO from time to time as: 7.1.1. “Safe To Operate Rules”; and 7.1.2. “Compliance Rules”; and 7.2. a Club must perform its Academy operations in accordance with the standards for Academies implemented by the ISO in respect of the following (the “Standards”): 7.2.1. leadership and management; 7.2.2. coaching; 1.85. “Qualified Teacher Status” means the accreditation which an individual must obtain in order to teach in state-maintained schools in England and Wales; 1.86. “Re-Audit” has the meaning set out in Rule 18.8; 1.87. “Scholarship Agreement” means an agreement made between a Club and an Academy Player in PLYD Form 1; 1.88. “School Day” means the times when the pupils of a school are required to attend that school as determined by its governors; 1.89. “Senior Academy Physiotherapist” means the Official referred to in Rule 106; 1.90. “Senior Professional Development Coach” means the Official referred to in Rule 82; 1.91. “Senior Training Centre” means a Development Centre operated by a Club in accordance with Rules 135 to 147 to provide opportunities for young players in between their Under 17 year and Under 23 year (inclusive), who are not registered Academy Players but who have the potential to become registered Academy Players or Contract Players; 1.92. “Sports Science and Medicine/Performance Support Programme” means an integrated, interdisciplinary programme for the provision of sports science, medical services, performance support and analysis as more particularly described in Rules 241 to 244; 1.93. “Sports Therapist” means a Person who holds at least an undergraduate degree in sports therapy; 1.94. “Staff Registration System” means the online platform maintained by the leagues and updated by the Clubs to ensure an up to date record of those Academy Staff who are engaged in specific recognised disciplines (as communicated by the League from time to time) exists for the purpose of the Academy audit and league analysis; 1.95. “Standards” has the meaning set out in Rule 7.2; 1.96. “Technical Board” has the meaning set out in Rules 37 to 39; 1.97. “Tournament” means a grouping of competitive matches between three or more Clubs (or clubs) whose results are given significance (e.g. there may be a winner of the Tournament) and which are typically played together at one venue and over a short period of time (e.g. one day or a few days); 1.98. “Training Camp” means an event for the Academy Players of one Club and which lasts for one or more days and at which a variety of coaching and other on-pitch and off-pitch activities takes place; 1.99. “Training Club” has the meaning set out in Rule 351; 1.100. “Training Model” means the Full Time Training Model, the Hybrid Training Model or the Part Time Training Model; 1.101. “Trialist” means a player playing in age groups Under 9 to Under 21 (inclusive) who is attending an Academy on trial under the provisions of Rules 262 or 263;

General General 427 428Youth Development Rules 12. The ISO and/or the PGB may, at its discretion, request written representations from the League in respect of a Club’s application for an Academy Licence. 13. Following receipt of the ISO’s recommendation, the PGB shall decide whether to grant to the Club an Academy Licence for a fixed time period. If the PGB: 13.1. does grant to the Club such an Academy Licence, the Club shall be subject to a Full ISO Audit during the term of the Academy Licence and the results of that Full ISO Audit shall be used by the PGB as a basis to determine whether to grant the Club a further Academy Licence or continue to hold an Academy Licence; or 13.2. does not grant to the Club such an Academy Licence, the Club shall not be eligible to re-apply for an Academy Licence until the following Season unless otherwise authorised by the PGB. The PGB may set such conditions for the re-application as it considers appropriate (including that the Club covers the cost of any re-application). 14. A Club shall only have the right to make representations to the PGB in connection with its application for an Academy Licence if it believes that the ISO’s written report(s) contain any manifest error. Grant of Academy Licence 15. An Academy Licence shall be granted on such terms as determined by the PGB and shall, subject to the PGB determining otherwise (including that an Academy Licence shall only be granted for a fixed period of time), be valid from the date it is granted until such time as it is varied or revoked by the PGB or resigned by the Club. Assessment of Academies 16. Each Club that holds an Academy Licence shall be subject to assessment by the ISO in respect of the Club’s adherence to the Academy Licensing Criteria. Such assessment shall include: 16.1. an audit of the Club’s adherence to the Safe To Operate Rules (and, at the ISO’s discretion, to the Compliance Rules) to occur at least once per Season (an “Annual ISO Audit”); 16.2. an audit of the Club’s adherence to all of the Academy Licensing Criteria for the relevant Category of Academy (a “Full ISO Audit”) to occur as often as the ISO considers necessary; and 16.3. such other assessment (including the undertaking of an ISO Audit) as the ISO considers necessary. Annual ISO Audit 17. The process for an Annual ISO Audit shall be as follows: 17.1. the ISO shall write to the Club to inform it of the start date of the Club’s Annual ISO Audit; 17.2. by no later than 10 days after receiving a notice pursuant to Rule 17.1, a Club must submit to the ISO an up-to-date Academy Self-Assessment Report in respect of the Safe To Operate Rules (and Compliance Rules, if so directed by the ISO) together with any other documents or information requested by the ISO and/or which the Club wishes the ISO to take into account; 7.2.3. medicine/performance support; 7.2.4. education and Player Care; 7.2.5. pathway and productivity; and 7.2.6. safeguarding. Applying for an Academy Licence 8. To apply for an Academy Licence, a Club must submit to the ISO the following documents (in the format required by the ISO): 8.1. a written application to operate a specific Category of Academy, signed on behalf of the Club by an Authorised Signatory; 8.2. a self-assessment report in respect of the Club’s ability to adhere to the Safe To Operate Rules and Compliance Rules for the relevant Category of Academy (an “Academy Self-Assessment Report”); and 8.3. any other documents or information requested by the ISO and/or which the Club wishes the ISO to take into account. Guidance For the purposes of Rule 8.2, the current process for submitting a self-assessment report is to complete the ISO’s online self-assessment tool (known as the CASA). 9. The ISO shall review the information received from the Club under Rule 8, and carry out an on-site review of the proposed Academy, and conclude whether in the ISO’s reasonable opinion the Club is prima facie capable of adhering to the Safe To Operate Rules and Compliance Rules for the relevant Category of Academy for which it has applied. The ISO shall send to the Club a written report setting out the basis for its findings. 10. If the ISO concludes that the Club which has applied for an Academy Licence: 10.1. is prima facie capable of adhering to the Safe To Operate Rules and Compliance Rules for the relevant Category of Academy for which it has applied, the ISO shall inform the PGB of that conclusion; or 10.2. is prima facie not capable of adhering to the Safe To Operate Rules and Compliance Rules for the relevant Category of Academy for which it has applied, the Club shall be entitled to: 10.2.1. request a meeting with the ISO and the League to discuss the ISO’s report; and 10.2.2. respond in writing to the ISO’s written report. Guidance It is expected that the Club Officials who will attend the meeting with the ISO and the League referred to in Rules 10.2.1, 17.4.1 and 18.6.1 will include the Academy Manager and the Chief Executive. 11. Having regard to any steps pursuant to Rule 10.2, the ISO shall: 11.1. finalise its written report and send a further copy to the Club. The Club shall not be entitled to request a further meeting with the ISO; and 11.2. inform the PGB of its recommendation as to whether the Club is prima facie capable of adhering to the Safe To Operate Rules and Compliance Rules for the relevant Category of Academy for which it has applied.

General General 429 430Youth Development Rules 18.3. on the start date of the Full ISO Audit, the ISO shall attend the Club to carry out an on-site assessment of the Academy’s performance as against the Standards. The ISO may attend the Club on such further days as it considers necessary in order to complete the on-site review; 18.4. after completing its on-site review, the ISO (and Club) shall: 18.4.1. follow the processes set out in Rules 17.3 to 17.8 as regards the Club’s adherence to the Safe To Operate Rules and Compliance Rules; and 18.4.2. follow the processes set out in Rules 18.5 to 18.9 as regards the Club’s performance in relation to the Standards; 18.5. further to Rule 18.4.2, the ISO shall conclude how in the ISO’s reasonable opinion the Club is performing against the Standards. The ISO shall within 28 days of the on-site review (or longer if the ISO deems it necessary) send to the Club a provisional written report setting out its findings; 18.6. upon receipt of the ISO’s provisional report, the Club shall be entitled to: 18.6.1. request and attend a meeting with the ISO to discuss the provisional report; and 18.6.2. respond in writing to the ISO’s provisional report; 18.7. having regard to any steps taken pursuant to Rule 18.6, the ISO shall: 18.7.1. finalise its written report and send a copy to the Club. The Club shall not be entitled to request a further meeting with the ISO or to respond in writing to the final report; and 18.7.2. update the PGB, which shall then make such decision in respect of the Academy as the PGB sees fit (which may include, but is not limited to, taking one or more of the actions set out in Rule 27); 18.8. if the Club’s performance against the Standards is assessed to be either “inadequate” or “immediate review”, the Club shall be subject to a further Full ISO Audit (which may be streamlined to assess specific Standards only) (a “Re-Audit”) unless otherwise directed by the PGB; and 18.9. the process for a Re-Audit shall be the same as the processes for a Full ISO Audit set out in Rules 18.1 to 18.5 (as adjusted for the elements of the Full ISO Audit which are the subject of the Re-Audit). Following a Re-Audit, if the ISO’s conclusion remains that the Club’s level of performance is “inadequate” (or worse) in respect of the same Standards that were identified as such in the most recent Full ISO Audit, the ISO may: 18.9.1. carry out a further Re-Audit of the Club and the Club shall bear all costs of the ISO which are reasonably incurred in connection with the further Re-Audit; 18.9.2. refer the Club to the League or the EFL (where applicable) to take action, as a breach of these Rules; or 18.9.3. refer the Club to the PGB to make such decision in respect of the Academy as the PGB sees fit (which may include, but is not limited to, taking one or more of the actions set out in Rule 27). ISO’s general power to refer a breach of the Rules 19. Notwithstanding Rules 16, 17 and 18, the ISO may at any time: 19.1. refer a Club to the League or the EFL (where applicable) to take action, as a breach of these Rules; and/or 17.3. the ISO shall review the information received from the Club during the Annual ISO Audit and conclude whether in the ISO’s reasonable opinion the Club is adhering to the Safe To Operate Rules (and, if applicable, the Compliance Rules). The ISO shall send to the Club a provisional written report setting out its findings; 17.4. upon receipt of the ISO’s provisional report, the Club shall be entitled to: 17.4.1. request and attend a meeting with the ISO to discuss the provisional report; and 17.4.2. respond in writing to the ISO’s draft report; 17.5. having regard to any steps taken pursuant to Rule 17.4, the ISO shall finalise its written report and send a copy to the Club. The Club shall not be entitled to request a further meeting with the ISO or to respond in writing to the final report; 17.6. if, in its final report, the ISO concludes that the Club is not adhering to the Safe To Operate Rules (and, if applicable, the Compliance Rules), the ISO shall issue to the Club an action plan setting out what remedial steps the Club must take and the deadline(s) for the Club to do so (an “Audit Action Plan”); 17.7. by no later than the date(s) specified in the Audit Action Plan, a Club must submit to the ISO a written update as regards the remedial steps it has taken in response to the Audit Action Plan; 17.8 the ISO shall review information received from the Club in response to the Audit Action Plan and conclude whether in the ISO’s reasonable opinion the Club has taken satisfactory remedial steps or is on course to do so. If the ISO concludes that a Club has not taken satisfactory remedial steps or is not on course to do so, the ISO shall inform the PGB of that conclusion and may also: 17.8.1. refer the Club to the League or the EFL (where applicable) to take action, as a breach of these Rules; and/or 17.8.2. refer the Club to the PGB to make such decision in respect of the Academy as the PGB sees fit (which may include, but is not limited to, taking one or more of the actions set out in Rule 27); and 17.9 the ISO may for as long as it considers necessary continue to monitor the remedial steps that a Club has taken in response to an Audit Action Plan. Such monitoring may include (but is not limited to) amending an Audit Action Plan and/or repeating the steps in Rules 17.7 to 17.8. Full ISO Audit 18. The process for a Full ISO Audit shall be as follows: 18.1. the ISO shall write to the Club to inform it of the start date of the Club’s Full ISO Audit. The ISO shall give such notice to the Club no less than ten days before the proposed start date. The ISO may, at its discretion, agree to move the start date if reasonably requested to do so by the Club; 18.2. by no later than three days before the start date of a Full ISO Audit, a Club must submit to the ISO: 18.2.1. a completed and up-to-date Academy Self-Assessment Report in respect of all the Academy Licensing Criteria for the relevant Category of Academy; and 18.2.2. any other documents or information requested by the ISO and/or which the Club wishes the ISO to take into account;

General General 431 432Youth Development Rules 19.2. refer the Club to the PGB to make such decision in respect of the Academy as the PGB sees fit (which may include, but is not limited to, taking one or more of the actions set out in Rule 27). Guidance Rule 19 may be used in situations where the ISO considers that time is of the essence and a referral to the League, EFL and/or PGB should not be delayed pending the completion of an ISO Audit. Changes to Academy Category 20. A Club may apply to upgrade the Category of its Academy for the next Season. The process for such applications shall be as follows: 20.1. a Club that seeks to upgrade the Category of its Academy for the next Season must submit a written application to that effect to each of the PGB (via the ISO) and the League or EFL. A Club’s application must be received by no later than the deadline for applications, which shall be specified each Season by the League or EFL; 20.2. a Club that submits an application in time shall, as soon as practicable, be subject to a Full ISO Audit in respect of its current Category of Academy. At the conclusion of this Full ISO Audit, the PGB shall make such decision in respect of the application as it sees fit; and 20.3. a Club may, at the discretion of the PGB, have the Category of its Academy upgraded on a provisional basis for the next Season. In such circumstances, the Club shall at the end of that next Season be subject to a further Full ISO Audit in respect of the upgraded Category of Academy at which it had been operating on a provisional basis. At the conclusion of this Full ISO Audit, the PGB shall make such decision in respect of the application as it sees fit. 21. For the purposes of Rule 20, a Full ISO Audit means the process set out in Rules 18.1 to 18.7 only. A Club shall not be entitled to a Re-Audit pursuant to Rules 18.8 to 18.9 following a Full ISO Audit undertaken in connection with an application to upgrade the Category of its Academy. 22. A Club that has its Academy status downgraded by the PGB may not re-apply for the same or higher Category status from which it was downgraded within one year of the PGB’s determination unless: 22.1. the PGB is satisfied that there are exceptional circumstances which justify an application; and 22.2. the Club bears any costs of the League, ISO and PGB reasonably incurred by any of those bodies in assessing and determining the Club’s application. 23. Clubs participating in the League must operate a Category 3 Academy or higher: 23.1. in the case of Clubs in membership of the League in Season 2024/25, by no later than the start of Season 2026/27; and 23.2. in the case of Promoted Clubs becoming a member of the League from Season 2025/26, within two years of becoming a member of the League. Guidance Whilst Clubs must be compliant by the dates set out in Rule 23, Clubs should be mindful that the application process may take some time. As such, Clubs are encouraged to make applications as soon as possible. For the avoidance of doubt, the requirements of Rule 23 will apply irrespective of whether a club remains in membership of the League at the end of the ‘lead-in’ period. 24. A Club (or club) will ensure that the Category status of its Academy is not lowered, or it does not cease to operate an Academy, in any Season during which it is a member of the League or is in receipt of the sums set out in Premier League Rule D.25. Guidance A Club (or club) will be in breach of Rule 24 in circumstances where the Category status of its Academy is lowered by its own volition or when a decision in respect of the Category status is taken under these Rules. Appeals against Decisions of the PGB 25. A Club may only appeal against the decision of the PGB not to issue it an Academy Licence, or against the PGB’s determination of the Category of its Academy, if that decision was: 25.1. reached as a result of fraud, malice or bad faith; 25.2. reached as a result of procedural errors so great that the rights of the Club have been clearly and substantially prejudiced; 25.3. reached as a result of a perverse interpretation of the law; or 25.4. one which could not reasonably have been reached by any tribunal which had applied its mind properly to the facts of the case. 26. Any appeal by a Club pursuant to Rule 25 shall be dealt with in accordance with Rule K (Arbitration) of The Football Association Rules. Consequences for Breaches of Rules 3 to 26 27. If a Club fails to comply with any Rule in this section, or if a Club or Official makes a false statement or falsifies a document as set out in Rule 29, then the PGB may take one or more of the following actions: 27.1. vary or revoke the Club’s Academy Licence; 27.2. suspend the Club’s Academy Licence for such time as it shall determine during which the Club shall have the opportunity to ensure it becomes compliant with the relevant Rule; 27.3. determine that the Club’s Academy shall have a lower Category than its current Category; 27.4. withdraw or suspend the Club’s entitlement to any central funding provided for the purposes of youth development; or 27.5. require the ISO to undertake an ISO Audit of the Club’s Academy as soon as reasonably practicable. 28. A Club that has its Academy Licence removed may not re-apply for an Academy Licence within three years of the PGB’s determination unless: 28.1. the PGB is satisfied that there are exceptional circumstances which justify a further application; and 28.2. the Club bears any costs of the League, ISO and PGB reasonably incurred by any of those bodies in assessing and determining the Club’s further application. Guidance The circumstances referred to above include a change in ownership or strategic priority within the Club leading to a significantly higher level of commitment to and investment in the Academy. The Club would need to demonstrate an improvement in performance against targets, not simply plans to improve performance.

434 General 433 Youth Development Rules Strategy, Leadership and Management of the Academy Youth Development Rules Strategic Documents 31. Each Club which operates an Academy shall document and make available to the League and the ISO its Vision Statement, Playing Philosophy and Coaching Philosophy each of which shall be: 31.1. drawn up by the Technical Board; and 31.2. annually reviewed and approved by the Club Board. Academy Performance Plan 32. Each Club which operates an Academy shall prepare and make available to the League and the ISO, as part of the self-assessment process referred to at Rule 8, its Academy Performance Plan. 33. The Academy Performance Plan shall be drawn up under the guidance of the Academy Manager in consultation with such Officials as the Club may consider appropriate (including, by way of example only, the Manager, the Chief Executive, the Academy Management Team and the technical director if the Club has appointed one and the Technical Board) and shall be reviewed annually by the Academy Manager. 34. The Club Board shall: 34.1. annually review and approve the Academy Performance Plan; 34.2. ensure that the Academy Performance Plan is communicated to all relevant Officials; and 34.3. measure the performance of the Academy each year against the objectives, strategy and specific performance targets set out in the Academy Performance Plan and ensure that appropriate action is taken if the performance targets have not been met. Football Intelligence Platform 35. Each Club which operates an Academy shall: 35.1. utilise the Football Intelligence Platform from the date of its implementation by the League and record on it the data listed in Rule 1.47; 35.2. ensure that the data held on the Football Intelligence Platform which is within the Club’s control is held securely and is only released to, or accessed by, those Persons who require access to it pursuant to any of these Rules; and 35.3. provide the League with such information as it may from time to time require for the purposes of analysing and benchmarking on a national or Category-wide basis any aspect of the performance of Academy Players or Clubs. 36. Each Club which operates an Academy shall ensure that the Football Intelligence Platform is available for access by the following individuals: 36.1. relevant Academy Staff; and 36.2. Parents of its Academy Players aged 17 and younger, and the Academy Players themselves, in relation to information contained on the Football Intelligence Platform which relates to that Academy Player (but excluding information which in the Club’s reasonable opinion ought not to be so disclosed). 29. Any Club or Official making a false statement (whether made verbally or in writing) or falsifying a document in connection with: 29.1. an application for an Academy Licence; 29.2. the League’s annual evaluation undertaken pursuant to Rule 40.2; 29.3. an ISO Audit; or 29.4. any other provision of these Rules, shall be in breach of these Rules and shall be liable to be dealt with in accordance with the provisions of Section W (Disciplinary) of the Premier League Rules. 30. Without prejudice to Rule 27, any breach of Rules 3.2, 6, 29, 35.2, 45 to 53, 56, 58 to 60, 120, 121, 129 to 133, 135 to 138, 141 to 154, 159, 160, 174 to 176, 183 to 185, 193, 194, 196 to 212, 217, 220, 239 to 252, 269, 271, 272, 275 to 278, 284, 290, 293, 294, 306, 309, 312 to 314, 319 to 323, 341, 344, or 349 to 350 shall be liable to be dealt with under the provisions of Section W of the Premier League Rules. Guidance Failure to comply with any of the Rules in this section, other than those specified in Rule 30 above will not ordinarily lead to liability to disciplinary action under Section W (Disciplinary). However, such failure to comply may be dealt with pursuant to the terms and conditions of the Club’s Academy Licence and may lead to the revocation, suspension or downgrading of that licence, or the withdrawal or suspension of central funding, pursuant to Rule 27. The League considers that the Rules specified in Rule 30 are of such a nature that breach should open the possibility of disciplinary action under Section W (Disciplinary) because they impact upon other people or entities, and in particular, Academy Players and/or other Clubs.

435 436 Youth Development Rules Effective Measurement Strategy, Leadership and Management of the Academy Youth Development Rules Monitoring 40. The League shall conduct: 40.1. on-going monitoring of each Academy; and 40.2. an annual evaluation of each Academy which shall be made available to the Club, the ISO and, if required, the PGB. 41. A Club shall be entitled to publish the results of its ISO Audit and the Category of its Academy. Productivity Profile 42. Each year the League will provide each Club which operates an Academy with an up to date Productivity Profile, benchmarked (on an anonymised basis) against other Clubs (and, if appropriate, EFL clubs). 43. The League may publish Productivity Data. Guidance The time periods applied for Productivity Data and how it will be presented will be reviewed with Clubs alongside other measures of Academy performance. Technical Board 37. Each Club which operates an Academy shall establish a Technical Board. 38. The membership of the Technical Board shall consist of such Officials as the Club Board deems necessary in order for the Technical Board to properly perform the functions with which it is tasked by these Rules, and accordingly may include: 38.1. the Chief Executive; 38.2. the Manager; 38.3. the Academy Manager; 38.4. any technical, football or sporting director employed by the Club; 38.5. such Officials as can give input from the following functional areas: 38.5.1. recruitment; 38.5.2. coaching; and 38.5.3. Professional Development Phase coaching; and 38.6. any other Official that the Club deems appropriate. 39. The Technical Board shall provide technical advice and support in the development of the Club’s Playing Philosophy, Coaching Philosophy and Coach Expertise Framework, and in the development, implementation and monitoring of the Academy Performance Plan.

437 438 Youth Development Rules Peformance Management, Player Development and Progression Performance Management, Player Development and Progression Youth Development Rules 46. Each Multi-disciplinary Review shall assess the performance and development of the Academy Player against his performance targets set at previous Multi-disciplinary Reviews. At the end of each Multi-disciplinary Review the Club shall update the Academy Player’s Individual Learning Plan to take account of conclusions reached at the Multi-disciplinary Review. 47. Each Club which operates an Academy shall ensure that it conducts a meeting with each of its Academy Players: 47.1. no fewer than four times per Season (if he is in one of the Under 9 to Under 18 age groups); and 47.2. with such frequency as is necessary according to his development needs (if he is one of the Under 19 to Under 21 age groups). 48. At the meetings referred to in Rule 47, the Club shall: 48.1. discuss with the Academy Player his Individual Learning Plan; and 48.2. take all appropriate action (for example by way of amending his Individual Learning Plan to set mutually agreed performance targets and/or such individual coaching, athletic development or educational support as may be necessary). 49. Each Multi-disciplinary Review shall be recorded on the Academy Player’s Development Journey. 50. Each Club which operates an Academy shall meet with the Parent(s) of each Academy Player under the age of 18 at least twice a year and provide to and discuss with the Parent(s) a detailed review of all aspects of the Academy Player’s performance and development based on his most recent Multi-disciplinary Reviews. 51. A written record of the discussion referred to in Rule 50 shall be given to the Parent(s) and noted on the Academy Player’s Development Journey. 52. Each Club which operates an Academy shall, between 1 May and 30 June in each year, provide to the Parent(s) of each Academy Player under the age of 18 an annual written report on all aspects of the Academy Player’s performance and development over the preceding season. 53. Each Club shall permit a representative of the League to attend and access, via the Football Intelligence Platform, Multi-disciplinary Reviews if so requested by the League. Guidance It is recommended that one of the meetings referred to in Rule 50 is held at around the mid-Season point and the other at the end of the Season. The annual written report referred to in Rule 52 should form the basis of the end of Season meeting. Regular reviews of all aspects of an Academy Player’s development are a key part of the Elite Player Performance Plan. Each periodic Multi-disciplinary Review will have input from each discipline within the Academy (coaching, education and welfare, and sports science and medicine/performance support). Development Journey 44. Each Club which operates an Academy: 44.1. shall maintain a Development Journey for each of its Academy Players (updated within seven days of each performance that falls to be recorded) and ensure that it is made available to: 44.1.1. the Academy Player; 44.1.2. his Parent(s) (and without prejudice to the generality of the foregoing the Club shall provide to the Academy Player and his Parent(s) a copy of his Development Journey if he ceases to be registered with the Club); 44.1.3. the League; and 44.1.4. the ISO; and 44.2. shall nominate a member of staff who shall be responsible for: 44.2.1. being the point of contact for the League for the Football Intelligence Platform; 44.2.2. supporting and coordinating the training of Club users in using the Football Intelligence Platform; and 44.2.3. supporting an annual review of data quality. Guidance The Development Journey records the Academy Player’s progress throughout his development. The Development Journey is an embedded application in the Football Intelligence Platform. Information is carried forward year on year (and from club to club) to build into a comprehensive record of the Academy Player’s development. The Development Journey should provide a breakdown of the time spent in individual and team technical and practical development, matches played, sports science and medicine (including psychological and social development) and educational progression. The Development Journey logs qualitative information and evidence documented by both coach and Academy Player relating to an Academy Player’s successful progression in the above areas. The Development Journey also evidences the Academy Player’s Multi-disciplinary Reviews. It should be noted that while there is scope within the Development Journey for the Academy Player to give feedback and comments, the primary responsibility to maintain the Development Journey lies with the Club. Any Club which fails to maintain its Academy Players’ Development Journey, and make them available in accordance with Rule 44, may jeopardise its categorisation. Individual Learning Plans and Multi-disciplinary Reviews 45. Each Club which operates an Academy shall ensure that it undertakes a Multi-disciplinary Review in respect of each Academy Player: 45.1. every 12 weeks (if he is in one of the Under 9 to Under 11 age groups); 45.2. every six weeks (if he is in one of the Under 12 to Under 18 age groups); and 45.3. with such frequency as is necessary according to his development needs (if he is one of the Under 19 to Under 21 age groups). Guidance Neither the Academy Player nor his Parent(s) need be present at the Multi-disciplinary Review. See however the Club’s obligations under Rules 47, 48 and 50 to 53.

439 440 Peformance Management, Player Development and Progression Youth Development Rules Staff Youth Development Rules General 54. Each Club which operates an Academy shall establish a staffing structure for its Academy which shall: 54.1. subject to Rule 55, include the mandatory posts required by this section of the Rules for the Category applicable to its Academy; and 54.2. have regard to the guidelines and best practice set out in the Elite Player Performance Plan. 55. Save for the Academy Manager, Senior Academy Physiotherapist, the physiotherapists described in Rule 107, Academy Doctor, Head of Safeguarding and the coaches described in Rules 76 and 77, a Club need not employ those Academy Staff whose employment is mandatory for the Category of its Academy pursuant to these Rules provided that the Club is able to demonstrate to the reasonable satisfaction of the League, the ISO or the PGB (whichever body is appropriate), that its staffing structure includes the same expertise and achieves the same results as if all the mandatory posts required by this section of the Rules were filled. Guidance The functions covered by the mandatory posts must be delivered by all Clubs operating an Academy. However, the League acknowledges that Clubs should have flexibility in the organisation of their staffing structure provided that the structure that is adopted delivers the same outputs and results as if the mandatory posts were filled. 56. Each Club that operates an Academy shall ensure that the Staff Registration System is updated at the start of each Season, and within seven days of an applicable member of staff changing roles, joining or leaving the Club. Guidance Clubs should submit information for all Academy Staff that work in the following areas on a full time, part-time, contractual or other basis: Academy Management, operations, coaching, performance support/ analysis, sports-science and medicine, recruitment, education and Player Care and safeguarding. 57. The Club shall document its staffing structure in an organisational chart which shall: 57.1. show the reporting lines of each member of Academy Staff; and 57.2. be made available to Academy Staff, the League and the ISO. 58. The relationship between a Club and each member of its Academy Staff shall be appropriately documented by way of: 58.1. an employment contract; 58.2. a statement of terms of employment pursuant to Section 1 of the Employment Rights Act 1996; or 58.3. in the case of a non-employee, a contract for services. 59. Each member of Academy Staff shall be given: 59.1. a written job description (which may be contained in the document referred to in Rule 58); and 59.2. an annual performance appraisal. The following best practice recommendations are made, which supplement the above minimum requirements. 1. Multi-disciplinary Reviews should not only measure the Academy Player’s progression against his own performance targets, but also benchmark his development against that of his peers. 2. The procedure for undertaking Multi-disciplinary Reviews with Academy Players should follow a standard protocol. The meeting should involve the head coach for the Academy Player’s Development Phase and the Head of Education (particularly if the Club is providing education to the Academy Player), plus any other relevant Academy Staff (e.g. sports scientists) as required. 3. Similar protocols may be adopted for the meetings with Parent(s). Thus, it is recommended that the meeting is attended by the head coach for the Academy Player’s Development Phase, the Head of Education and any other relevant Academy Staff.

Staff

60.	Each Club which operates an Academy shall:	
	60.1.	provide Continued Professional Development to members of Academy Staff where required to do so pursuant to these Rules; and
	60.2.	take all reasonable steps to ensure that each member of Academy Staff who is required by these Rules to undertake Continued Professional Development does so.

Guidance

It is envisaged that Continued Professional Development will be delivered partly by Clubs and partly externally (e.g. by The Football Association).

Academy Management Team

61.	Each Club which operates an Academy shall establish an Academy Management Team which shall:	
	61.1.	be led by the Academy Manager; and
	61.2.	in addition to the Academy Manager, consist of such other Officials as the Club Board deems necessary in order for the Academy Management Team to properly perform the functions with which it is tasked by these Rules and otherwise, and which may accordingly include the Head of Education, the Head of Sports Science and Medicine, the Head of Recruitment, the Head of Coach Development, the individual referred to at Rule 120, the Head of Safeguarding, the Academy Operations Manager and the Academy Secretary.
62.	The Academy Management Team shall assist the Academy Manager in running the operations of the Academy in accordance with the Club's Academy Performance Plan.	

Guidance

This section of the Rules should be read subject to Rule 55. If a Club does not employ one of the Officials described in Rule 61.2, Clubs should consider including representation from the relevant functional area on the Academy Management Team.

Academy Manager

63.	Each Club which operates an Academy shall employ a Full Time Academy Manager.	
64.	The Academy Manager's appointment shall be approved by the Club Board.	
65.	The Academy Manager shall report to the Chief Executive or to such other senior administrative Official of the Club as the Club Board shall approve.	
66.	The responsibilities of the Academy Manager shall include (unless otherwise approved by the Board):	
	66.1.	guiding the development of the Club's Playing Philosophy, Coaching Philosophy and Coaching Curriculum;
	66.2.	drawing up the Academy Performance Plan as set out in, and subject to the provisions of, Rule 33;
	66.3.	implementing the Academy Performance Plan;

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66.4.	advising the Club Board on:	
	66.4.1.	whether the Academy has met the performance targets set out in the Academy Performance Plan; and
	66.4.2.	the action to be taken by the Club if the Academy has not met those performance targets;
66.5.	ensuring the effective use by all appropriate Academy Staff of the Football Intelligence Platform and Development Journey, including ensuring that all relevant data is recorded thereon;	
66.6.	the design, implementation and management of the Academy's Coaching Curriculum;	
66.7.	ensuring that all Academy Staff undertake the Continued Professional Development required of them by this section of the Rules;	
66.8.	being the line manager of the Head of Education, Head of Coaching and Head of Recruitment; and	
66.9.	liaising with the Club's Manager as appropriate.	

Guidance

It is acknowledged that some Academy Managers may also have important roles as coaches and that the above responsibilities may limit the time they have for coaching. As a consequence, the Academy Manager will be entitled to delegate some of their functions to other staff at the Academy to enable them to continue to undertake coaching.

67.	Subject to Rule 68, each Academy Manager must hold:	
	67.1.	an up to date UEFA A Licence;
	67.2.	an FA Youth Award; and
	67.3.	an FA Advanced Youth Award.
68.	A Club may appoint as Academy Manager a Person who does not hold the qualifications set out in Rule 67 provided that the Head of Coach Development:	
	68.1.	holds these qualifications;
	68.2.	is tasked with overseeing the Coaching Curriculum; and
	68.3.	is a member of the Academy Management Team and sits on the Technical Board.
69.	The Academy Manager must undertake Continued Professional Development organised by the Club. In addition, where the Academy Manager holds a qualification set out in Rule 67, they must attend such training provided by The Football Association as is necessary to maintain the validity of that qualification and at least five hours of in-service training to be provided by the League every year and hold a current BFAS, current EFAiF or an equivalent or higher qualification approved by the Board.	

Guidance

Any Academy Manager holding the Basic First Aid for Sport Qualification will be required to attain the EFAiF qualification with effect from the date of expiry of the Basic First Aid for Sport Qualification. Any new Academy Manager appointed after 1st July 2018 not already holding the Basic First Aid for Sport Qualification must hold the EFAiF on appointment.

70.	Each Club which operates an Academy must ensure that its Academy Manager enrols and participates fully in the Elite Academy Managers Development Programme.

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Guidance

Where the Club appoints more than one individual to share the role of Academy Manager, the lead decision maker is expected to enrol in the Elite Academy Managers Development Programme.

Academy Operations Manager

71. Each Club which operates a Category 1 Academy shall appoint an Academy Operations Manager, who shall be employed Full Time and shall have day-to-day responsibility for executive and operational issues within the Academy.

Academy Secretary

72. Each Club which operates an Academy shall appoint an Academy Secretary who shall be employed Full Time in the case of a Club which operates a Category 1 or Category 2 Academy or at least Part Time in the case of a Club which operates a Category 3 or Category 4 Academy.

73. The Academy Secretary shall:

73.1. provide administrative support to the Academy Manager and the Academy Management Team;

73.2. act as the point of contact between the Academy and the League for all administrative matters, including the submission of required information; and

73.3. be familiar with all relevant provisions of these Youth Development Rules, as amended from time to time.

Guidance

This section of the Rules should be read subject to Rule 55.

Head of Coach Development

74. Each Club which operates an Academy shall employ a Head of Coach Development who shall:

74.1. report to the Academy Manager;

74.2. subject to Rule 66.6, have responsibility for delivery of the Academy's Coaching Curriculum;

74.3. be responsible for designing and delivering the Club's Continued Professional Development programme, which shall reflect the Club's Playing Philosophy and Coaching Philosophy and each coach's Coach Expertise Framework for all the Club's Academy coaches;

74.4. discharge the responsibilities with regard to Development Action Plans set out at Rules 89 to 91;

74.5. hold at least an up to date UEFA A Licence, an FA Youth Award, and an FA Advanced Youth Award;

74.6. hold a current Basic First Aid for Sport Qualification, current EFAiF or an equivalent or higher qualification approved by the Board;

74.7. have recent and relevant experience of coaching Academy Players and developing Academy Coaches in an Academy (or of a comparable environment);

74.8. be employed Full Time in the case of a Head of Coach Development employed in a Category 1, Category 2 or Category 3 Academy and at least Part Time in the case of a Category 4 Academy;

443

Staff

Youth Development Rules

74.9. attend at least five hours of in-service training to be provided by the League each year;

74.10. attend such training to be provided by The Football Association as is necessary to maintain the validity of the qualifications set out in Rule 74.5; and

74.11. in conjunction with each of the Club's coaches, plan, deliver and monitor the delivery of individual development plans for each such coach.

Guidance

The League has devised EHOC to provide a funded, elite development programme for Full Time Heads of Academy Coaching.

75. In addition to the in-service training referred to in Rule 74.9, the Head of Coach Development must:

75.1. undertake Continued Professional Development organised by the Club;

75.2. enrol and participate in the Elite Heads of Coaching scheme operated by the League; and

75.3. complete the European Mentoring and Coaching Council Foundation Award within two years of the commencement of their employment.

Guidance

It is recommended (and mandatory in the circumstances set out in Rule 68) that the Head of Coach Development will be a senior appointment in the Academy and a member of the Academy Management Team and sit on the Technical Board.

This section of the Rules should be read subject to Rule 55.

When appointing a Head of Coach Development, Clubs should have regard to any applicable best practice guidance published by the League and EFL from time to time. Support in this recruitment process may also be obtained from the League.

Coaches

76. Each Club which operates an Academy shall employ as a minimum the number of Full Time coaches for each Development Phase in accordance with the Category of its Academy as set out in the following table:

	Foundation Phase	Youth Development Phase	Professional Development Phase
Category 1	2	3	3
Category 2	1	2	2
Category 3	1	1	2
Category 4	N/A	N/A	2

444

445 446 Staff Staff Youth Development Rules Guidance For those Clubs which operate a Category 3 Academy, the Academy Manager may count towards the minimum numbers required under Rule 76. For those Clubs which operate a Category 4 Academy, the Academy Manager and Head of Coach Development may count towards the minimum numbers required under Rule 76. 77. In addition to the coaches set out in Rule 76 each Club shall employ sufficient additional coaching staff (Full Time or Part Time) to ensure that the coach to Academy Players ratios set out in Rule 132 are maintained. 78. Each Club shall appoint one Full Time coach in each Development Phase who shall be the lead coach for that phase and be responsible for managing the delivery of coaching within it, and who shall: 78.1. in respect of the Youth Development and Professional Development Phase, hold at least an up to date UEFA A Licence; and 78.2. in respect of the Foundation Phase, hold at least an up to date UEFA B Licence and the relevant age specific FA Advanced Youth Award. Goalkeeping Coaches 79. Each Club which operates an Academy shall employ, either on a Full Time or Part Time basis, such goalkeeping coaches as are necessary to ensure that each Academy Player who is a goalkeeper receives the required hours of coaching set out in Rule 129, subject to the following minimum requirements: 79.1. a Club operating a Category 1 Academy shall employ at least two Full Time goalkeeping coaches; and 79.2. a Club operating a Category 2 Academy shall employ at least one Full Time goalkeeping coach. 80. Each goalkeeping coach must: 80.1. attend at least five hours of in-service training to be provided by The Football Association each year; 80.2. hold a current EFAiF or an equivalent or higher qualification approved by the Board; and 80.3. undertake Continued Professional Development organised by the Club. 81. Each goalkeeping coach must hold an up to date UEFA B Licence and a UEFA Goalkeeping Coaching B Licence. Guidance This section of the Rules should be read subject to Rule 55. Senior Professional Development Coach 82. Each Club which operates a Category 1 or Category 2 Academy shall (and a Club which operates a Category 3 or Category 4 Academy may) appoint a Senior Professional Development Coach who shall: 82.1. for Category 1 and Category 2 Academies only, be Full Time; 82.2. report to the Academy Manager; 82.3. liaise with the Manager; 82.4. hold a UEFA A Licence and the FA Advanced Youth Award with the age specific specialist element relevant to the Professional Development Phase; 82.5. oversee on a day-to-day basis the Coaching Curriculum for the Under 19 to Under 21 age groups; 82.6. manage the transition of Academy Players to the Club’s senior squad in accordance with the Club’s procedure for the same described in Rule 84; 82.7. contribute to the Multi-disciplinary Reviews of all Academy Players in the Professional Development Phase; and 82.8. manage the Club’s team which competes in the Professional Development League. 83. Each Club which operates a Category 3 or Category 4 Academy that does not appoint a Senior Professional Development Coach in accordance with Rule 82 shall assign a member of the coaching staff responsible for the coaching of the Club’s professional players to act as a liaison coach who shall: 83.1. liaise with the Academy Manager; 83.2. liaise with the Manager; and 83.3. manage the transition of Academy Players to the Club’s senior squad in accordance with the Club’s procedure for the same described in Rule 84. 84. Each Club which operates an Academy shall develop, implement and provide evidence of a procedure to enable the transition of Academy Players to its senior squad. Guidance This section of the Rules should be read subject to Rule 55. Coaches: Qualifications and Professional Development 85. Each coach (excluding goalkeeping coaches to whom Rule 80 applies) must from the commencement of and throughout their employment hold: 85.1. an up to date UEFA B Licence (save where these Rules require a coach to hold an up to date UEFA A Licence); 85.2. an FA Youth Award; and 85.3. an up to date FA Advanced Youth Award with the age-specific specialist element relevant to the Development Phase which they coach. Guidance These Rules require the following Academy Staff to hold an up to date UEFA A Licence: • Head of Coach Development (Rule 74.5); and • Senior Professional Development Coach (Rule 82.4). Clubs that can demonstrate that a coach has taken steps to register for the FA Advanced Youth Award will not be deemed to be in breach of Rule 85.3. Where a coach does not meet the requirements set out in Rule 85.1 at the time of appointment, they must demonstrate that they are currently enrolled on a Premier League workforce development programme and a UEFA B Licence course that will be completed within 12 months of appointment.

447 448 Staff Staff Youth Development Rules 86. Each coach (including goalkeeping coaches) must attend at least five hours of in-service training to be provided by the Football Association or League each year and hold a current BFAS, current EFAiF or an equivalent or higher qualification approved by the Board. 87. In addition to the in-service training referred to in Rule 86, each coach must undertake Continued Professional Development organised by the Club. Guidance The League, the EFL and The Football Association will establish and maintain a national database of qualifications of coaches, and the in-service training they have undertaken. 88. Each Club which operates an Academy shall prepare a Coach Expertise Framework, which must be approved by its Technical Board. 89. Each Club shall ensure that the Head of Coach Development provides to each of its Academy coaches (including goalkeeping coaches and the Senior Professional Development Coach) a Development Action Plan, that is to say the Head of Coach Development shall undertake an assessment of the competencies of each Academy coach and discuss this with them, and agree with them the competencies and behaviours which they need to develop, and the activities which they will undertake in order to develop them, and the timeframe within which they will undertake them, and record the same in writing and give a copy to the coach. 90. The Club must record evidence that the actions referred to in the Development Action Plan have been undertaken, and review those actions within an appropriate period with the coach, and amend the Development Action Plan if necessary. 91. The Club shall ensure that the Head of Coach Development reviews, and, if necessary, amends each coach’s Development Action Plan with such frequency as is necessary. Head of Academy Sports Science and Medicine 92. Each Club which operates a Category 1 and Category 2 Academy shall appoint a Full Time Head of Academy Sports Science and Medicine who shall report to either the Academy Manager or the Official who is responsible for Sports Science and Medicine/Performance Support for the entire Club (and whichever they report to, they shall liaise closely with the other). 93. Each Club which operates a Category 3 or Category 4 Academy shall demonstrate to the reasonable satisfaction of the League, the ISO or PGB (whichever body is appropriate) that its Sports Science and Medicine/Performance Support Programme for Academy Players is appropriately managed and delivered. Guidance A Club which operates a Category 3 or Category 4 Academy may choose to buy in support for this function on a Part Time basis. Clubs may elect to alternatively title this role ‘Head of Academy Performance’ or ‘Head of Academy Performance Support’. 94. The Head of Academy Sports Science and Medicine shall be responsible for managing and delivering the Sports Science and Medicine/Performance Support Programme for all Academy Players registered with the Club. 95. The Head of Academy Sports Science and Medicine: 95.1. shall be either: 95.1.1. a registered physiotherapist member of the Health and Care Professions Council; 95.1.2. a registered medical practitioner licensed to practise by the General Medical Council (and shall comply with the General Medical Council’s requirements concerning annual appraisal, scope of practice, indemnity and revalidation of doctors) with a diploma in Sport and Exercise Medicine or equivalent or higher qualification; or 95.1.3. the holder of at least a master’s degree in sports science (or other relevant discipline) from a recognised university and have or be working towards British Association of Sport and Exercise Sciences and/or British Psychological Society accreditation; and 95.2. shall have recent and relevant professional experience in a sports performance environment. Guidance Under Rule 95.1.2, where the Academy Doctor is not head of department the further qualification is still necessary if the doctor is providing independent unsupervised management in the area of Sport and Exercise Medicine. 96. The Head of Academy Sports Science and Medicine shall hold either: 96.1. if they are a registered physiotherapist member of the Health and Care Professions Council or a registered medical practitioner (a) for Category 1 and Category 2 Academies, an Advanced Trauma Medical Management in Football (“ATMMiF”) (in compliance with Premier League Rule O.3 for Premier League Clubs) or an equivalent or higher qualification approved by the Board or (b) for Category 3 and Category 4 Academies, an ITMMiF; or 96.2. if they are neither of the above, a current EFAiF or an equivalent or higher qualification approved by the Board. 97. For the avoidance of doubt, if the Head of Academy Sports Science and Medicine is not a registered physiotherapist member of the Health and Care Professions Council or a registered medical practitioner (as set out in Rule 96.1 and 96.2 respectively) then the primacy of decisions regarding the clinical treatment of Academy Players shall rest with a physiotherapist or registered medical practitioner. 98. The Head of Academy Sports Science and Medicine must undertake Continued Professional Development organised by the Club or the League. Guidance It is envisaged that the Person who is appointed to this role shall have had recent relevant experience (which will be assessed by the League and/or the ISO), including managerial experience in a sports science environment. This section of the Rules should be read subject to Rule 55. Academy Nutritionist 99. Each Club which operates a Category 1 Academy shall appoint or designate an existing member of Academy Staff to the role of Academy Nutritionist who:

449 450 Staff Staff Youth Development Rules 99.1. shall be Part Time; 99.2. shall be responsible for devising and implementing plans to promote nutrition and a healthy diet amongst Academy Players; 99.3. shall provide advice to Academy Players and Staff on all aspects of nutrition; and 99.4. shall be on the Sport and Exercise Nutrition Register (“SENr”) or work under the direct management and supervision of an individual listed on the SENr. Lead Sports Scientist 100. Each Club which operates a Category 1, Category 2 or Category 3 Academy shall appoint a Full Time Lead Sports Scientist who shall: 100.1. hold at least a bachelor’s degree in sports science (or another relevant discipline) from a recognised university; 100.2. have recent and relevant professional experience in a sports performance environment; 100.3. co-ordinate and lead the sports science services for the Academy; 100.4. hold a current Basic First Aid for Sport Qualification, current EFAiF or an equivalent or higher qualification approved by the Board; and 100.5. hold or be working towards holding British Association of Sport and Exercise Sciences accreditation. 101. Each Club which operates a Category 4 Academy shall demonstrate to the reasonable satisfaction of the League, the ISO or the PGB (whichever body is appropriate) that it delivers sufficient and appropriate sports science services to its Academy Players. 102. The Lead Sports Scientist must undertake Continued Professional Development organised by the Club. Guidance For Clubs’ obligations generally regarding the provision of the Sports Science and Medicine/Performance Support, see Rules 241 to 244. It is envisaged that the person appointed to this role will have recent, relevant experience (which will be assessed by the League and/or the ISO). A Club which operates a Category 3 or Category 4 Academy may choose to buy in support for this function on a Part Time basis. This section of the Rules should be read subject to Rule 55. Lead Strength and Conditioning Coaches 103. Each Club which operates a Category 1 or 2 Academy shall employ a Lead Strength and Conditioning Coach who shall: 103.1. in the case of a Category 1 Academy, be employed Full Time, and in the case of a Category 2 Academy, be employed at least Part Time; 103.2. be responsible for providing to the Club’s Academy Players appropriate strength and conditioning training and monitoring as part of the Sports Science and Medicine/Performance Support Programme; 103.3. hold at least a bachelor’s degree in sports science (or another relevant discipline) from a recognised university and have or be working towards British Association of Sport and Exercise Sciences accreditation; 103.4. hold a current Basic First Aid for Sport Qualification, current EFAiF or an equivalent or higher qualification approved by the Board; and 103.5. hold or be working towards accreditation by the UK Strength and Conditioning Association (or equivalent workshops run by any equivalent body). 104. The Lead Strength and Conditioning Coach must undertake Continued Professional Development organised by the Club. Guidance It is recommended that Category 2 Academies employ the Lead Strength and Conditioning Coach on a Full Time basis, but the League acknowledges that this may not always be possible, therefore, the minimum role is stated to be Part Time. This section of the Rules should be read subject to Rule 55. 105. In addition to the Lead Sports Scientist and the Lead Strength and Conditioning Coach, each Club which operates a Category 1 Academy shall employ an additional Full Time sports scientist or strength and conditioning coach who shall: 105.1. hold at least a bachelor’s degree in sports science (or another relevant discipline) from a recognised university; 105.2. hold a current Basic First Aid for Sport Qualification, current EFAiF or an equivalent or higher qualification approved by the Board; and 105.3. hold or be working towards holding British Association of Sport and Exercise Sciences accreditation. Any other sports scientists or strength and conditioning coaches employed by a Club must hold the qualifications set out in Rules 105.1 and 105.2 above. Senior Academy Physiotherapist 106. Each Club which operates an Academy shall appoint a Senior Academy Physiotherapist who shall: 106.1. be employed on a Full Time basis; 106.2. be a registered physiotherapist member of the Health and Care Professions Council (save that a Club which operates a Category 3 or 4 Academy may continue to employ as its Senior Academy Physiotherapist any Person so employed at the time of these Rules coming into force who does not hold the qualifications specified in this Rule provided that they have successfully completed the Football Association’s Diploma in the Treatment and Management of Injuries course or an equivalent or higher qualification. Any Person appointed thereafter must hold the qualifications specified by this Rule); 106.3. have recent and relevant professional experience in a sports performance environment; 106.4. if employed by a Club which operates a Category 1 or Category 2 Academy hold a current ATMMiF (in compliance with Premier League Rule O.3 for Premier League Clubs) or if employed by a Club which operates a Category 3 or Category 4 Academy hold a current ITMMiF (or in either case an equivalent or higher qualification approved by the Board); 106.5. co-ordinate and lead the physiotherapy service within the Academy; 106.6. ensure that Rules 239.1 and 240 are complied with; and 106.7. undertake Continued Professional Development organised by the Club.

451 452 Staff Staff Youth Development Rules Guidance This section of the Rules should be read subject to Rule 55. Physiotherapists and Sports Therapists 107. In addition to the Senior Academy Physiotherapist referred to at Rule 106, each Club which operates a Category 1 Academy shall employ at least two Full Time physiotherapists who shall each be a registered physiotherapist member of the Health and Care Professions Council and (where their duties include clinical leadership at matches) hold a current ATMMiF or an equivalent or higher qualification approved by the Board. Each Club which operates a Category 2 Academy shall employ at least one such Full Time physiotherapist who meets these requirements. 108. Any Sports Therapist employed by a Club must be subject to the management and supervision of a registered physiotherapist member of the Health and Care Professions Council. 109. Each physiotherapist and Sports Therapist must undertake Continued Professional Development organised by the Club and shall hold a current ITMMiF or an equivalent or higher qualification approved by the Board. Guidance This section of the Rules should be read subject to Rule 55. Academy Doctor 110. Each Club which operates an Academy shall appoint an Academy Doctor who shall: 110.1. be a registered medical practitioner licensed to practise by the General Medical Council (and shall comply with the General Medical Council’s requirements concerning annual appraisal, scope of practice, indemnity and revalidation of doctors); 110.2. if employed by a Club which operates a Category 1 Academy, hold a current ATMMiF or if employed by a Club which operates a Category 2, Category 3 or Category 4 Academy hold a current ITMMiF (or in either case an equivalent or higher qualification approved by the Board); 110.3. be available to assess and, if appropriate, undertake the treatment of any playing injuries suffered by an Academy Player; 110.4. undertake Continued Professional Development; 110.5. be available for consultation at the Academy on at least one occasion per week (in addition to any attendance at matches); and 110.6. be responsible for the preparation of each Club’s Emergency Action Plan. Guidance Whether the Academy Doctor should be Full Time or Part Time has not been specified, it being recognised that the role may be fulfilled by a doctor who also has responsibilities for the professional squad, or who has other professional responsibilities outside the Club. See also Rules 239 and 240 concerning the medical cover at coaching and matches. The League will gather and share best practice in relation to Emergency Action Plans. This section of the Rules should be read subject to Rule 55. Performance Analysts 111. Each Club which operates a Category 1 Academy shall employ a minimum of three Full Time Performance Analysts (at least one of whom must hold a bachelor’s degree (or equivalent) in performance analysis, sport science(s) or sports coaching). 112. Each Club which operates a Category 2 Academy shall employ a minimum of two Performance Analysts, one on a Full Time basis (who must hold a bachelor’s degree (or equivalent) in performance analysis, sport science(s) or sports coaching), and the other at least Part Time. 113. Each Club which operates a Category 3 Academy shall employ a minimum of one Performance Analyst on a Full Time basis (who must hold a bachelor’s degree (or equivalent) in performance analysis, sport science(s) or sports coaching). Guidance For Category 2 Academies, the Performance Analysts could be, for example, a student undertaking a Masters degree in a sports science related field who is on a placement as part of their Masters course. 114. The Performance Analysts shall undertake Performance Analysis of Academy Players registered with the Club. 115. The Performance Analysts must undertake Continued Professional Development organised by the Club. Guidance This section of the Rules should be read subject to Rule 55. Head of Education 116. Each Club which operates an Academy shall appoint a Head of Education who shall: 116.1. report to the Academy Manager; 116.2. have responsibility for: 116.2.1. the organisation, management and delivery of the Club’s Education Programme as set out in Rules 196 to 212; 116.2.2. pursuant to Rule 197.5, the oversight of the Scholar education programmes including attendance at educational programme meetings, ensuring adherence to such programmes and, where required, taking appropriate action in the event that targets are not met; 116.2.3. ensuring that Scholars are appropriately managed and supported in respect of the ‘End Point Assessment’ on the sporting excellence professional apprenticeship ("SEP"); 116.2.4. the educational progression of all Academy Players registered with the Club (subject to the duties of any educational establishment at which an Academy Player’s education is taking place); 116.2.5. ensuring that the education of an Academy Player engaged on the Hybrid or Full Time Training Model is not prejudiced as a result of his being so engaged; and

453 454 Staff Staff Youth Development Rules 116.2.6. ensuring all documents and records relating to the education of Academy Players required by these Rules are in place and up to date; 116.3. undertake benchmarking of the educational progression of each year group of Academy Players engaged on the Hybrid and Full Time Training Models against national data, and make the result of that benchmarking available to the League; 116.4. ensure that the Academy’s educational provision reflects the strategy and performance targets set out in the Club’s Academy Performance Plan; 116.5. hold Qualified Teacher Status (QTS) or Qualified Teacher Learning and Skills (QTLS) and have relevant experience (in the case of Category 1 and 2 Academies) or, as a minimum, possess a teaching qualification or further education teaching qualification (in the case of Category 3 and Category 4 Academies); 116.6. in Category 1 and Category 2 Academies, be Full Time; 116.7. in Category 3 Academies, dedicate at least 20 hours per week to the role (which may include co-ordinating the SEP in accordance with Rule 199.4); and 116.8. undertake Continued Professional Development organised by the Club. 117. Each Club which operates a Category 1 Academy shall, in addition to the Head of Education, employ one Person Full Time to support the delivery of the Academy’s education programme. Head of Recruitment 118. Each Club which operates an Academy shall employ a Head of Recruitment who shall: 118.1. report to the Academy Manager; 118.2. have responsibility for the organisation, management and delivery of the Club’s policies and procedures for the recruitment of Academy Players; 118.3. have responsibility for the recruitment and training of the Club’s Scouts (including taking all reasonable steps to ensure that they comply with the requirements regarding qualifications, registration and Continued Professional Development set out at Rule 248); 118.4. be in possession of (or be actively working towards): 118.4.1. the FA Leadership of Talent Identification & Development in Football for a Club operating a Category 1 Academy; 118.4.2. the FA Advanced Principles of Talent Identification & Development in Football for a Club operating a Category 2 Academy; and 118.4.3. the FA National Talent Identification & Scouting in Football for a Club operating a Category 3 or a Category 4 Academy; 118.5. undertake at least five hours of in-service training each year; 118.6. undertake Continued Professional Development organised by the Club; and 118.7. be Full Time in the case of Category 1 and Category 2 Academies, and at least Part Time in the case of Category 3 and 4 Academies. Guidance Ideally a Club’s strategy for talent identification and recruitment should flow from its Vision Statement and Playing Philosophy and be fully integrated into its Academy Performance Plan and the multi-disciplinary approach to youth development envisaged by the Elite Player Performance Plan. Clubs may wish to document a recruitment strategy which sets out: • the profile of the players it seeks to recruit in each age group, having regard to the desired technical, tactical, maturation, social and psychological characteristics required at each age; • its target groups (e.g. local v national recruitment, players attending Development Centres or local schools/boys’ clubs etc.); • synchronisation between coaches and recruiters to ensure that, for example, assessment procedures match those by which the Academy’s existing Academy Players are assessed, and that new recruits transit easily into the Academy environment; • a strategy for late developers (including the Academy’s own Academy Players whose maturation rates are slow but who eventually catch up with their peers); and • ensuring accurate scouting records are maintained. Clubs may then wish to develop an activity plan to implement the recruitment strategy. With regard to Rule 118.4, above, it is envisaged that a new qualification for Scouts will be developed in due course. This section of the Rules should be read subject to Rule 55. Interns 119. The Head of Academy Sports Science and Medicine must ensure that the Club records and, if requested, makes available to the League, the following details of every intern working within the Academy: 119.1. name, date of birth and contact details (phone number, address and email address); 119.2. qualifications (both academic and sporting such as coaching qualifications); 119.3. where the intern is a student, details of the intern’s current course, including the institution at which he is enrolled, the name of the course, and the name and contact details of his tutor; and 119.4. the contact details of a member of Academy Staff who is responsible for supervising the intern whilst he is at the Academy. Guidance Clubs’ attention is also drawn to Section S (Safeguarding and Mental Health) of the Premier League Rules. Clubs must ensure that these Rules are complied with in respect of any intern to whom they are applicable. Clubs must also ensure that they comply with all applicable legislation, including that concerning the national minimum wage. Player Care 120. Each Club which operates a Category 1, Category 2 or Category 3 Academy shall employ an individual with the necessary skills and expertise on a Full Time basis who shall be responsible for the management and delivery of the Personal Development and Life Skills Curriculum for Academy Players and the Induction and Transition Strategy, in addition to the other aspects of the Club’s Duty of Care.

455 456 Youth Development Rules Coaching Youth Development Rules Guidance Clubs should give consideration to extending safeguarding supervision arrangements to include Player Care staff. 121. Each Club which operates a Category 4 Academy shall nominate an existing member of Academy Staff to carry out the responsibilities referred to in Rule 120 above, in addition to their other duties. Academy Psychologist 122. Each Club which operates a Category 1 Academy shall employ an Academy Psychologist, who shall: 122.1. be Full Time; and 122.2. be a qualified sports and exercise psychologist registered as a practitioner psychologist on the Health & Care Professions Council (“HCPC”) Register of Health and Care Professionals. 123. Any additional psychologist(s) employed by a Club and working with Academy Players (in addition to the Academy Psychologist referred to in Rule 122) must be (a) registered as a practitioner psychologist on the HCPC Register of Health and Care Professionals or (b) on one of the approved training routes/pathways towards HCPC registration. Guidance Where an Academy Psychologist required by Rule 122 was employed by a Club prior to 1 July 2025, the Club will be deemed to be compliant with Rule 122 if it can demonstrate that the Academy Psychologist is on an approved training route to achieve registration as a practitioner psychologist with the HCPC. The Academy Psychologist role may be fulfilled by more than one individual (e.g. on a job-share basis) provided that (a) a minimum of 35 hours are undertaken and (b) all individuals have the required qualifications. Coaching Curriculum 124. Each Club which operates an Academy shall prepare (and make available to the League and the ISO on request) a Coaching Curriculum which shall have regard to: 124.1. the Club’s Vision Statement, Coaching Philosophy and Playing Philosophy; 124.2. the Club’s Academy Performance Plan; 124.3. the minimum hours of coaching delivered; and 124.4. these Rules. 125. The Club’s Coaching Curriculum shall be drawn up by the Academy Manager (or, in the circumstances set out in Rule 68, the Head of Coach Development) who shall consult with all appropriate Club Officials (which may include the Manager, the Chief Executive, coaching staff, the Academy Management Team and the Technical Director if the Club has appointed one). 126. The Club’s Technical Board shall approve the Club’s Coaching Curriculum. Guidance Reference is made in the Rules to sections 6.6 to 6.8 of the Elite Player Performance Plan, which set out further detail about the Coaching Curriculum in each Development Phase. It is recommended that the Coaching Curriculum gives particular consideration to desired outcomes and the coaching strategies needed to achieve them at each Development Phase. See also Rule 66.6 (role of Academy Manager in the Coaching Curriculum) and Rule 74.2 (role of the Head of Coach Development). Coaching Hours 127. The coaching of age groups Under 15 and older in Category 1 and Category 2 Academies shall take place over 46 weeks of each year, such weeks to be determined by reference to the Games Programme Schedule (including the two periods set out therein during which no matches in the Foundation Phase and Youth Development Phase Games Programmes shall take place). 128. All other coaching in Academies shall take place over 40 weeks of each year. 129. Save as otherwise permitted by the PGB, the minimum hours of coaching to be delivered by Academies each week to each Academy Player (subject to his fitness, welfare and academic status) and the permitted Training Model per Category and per Development Phase are as follows: Foundation Phase Youth Development Phase Professional Development Phase Category 1 Coaching hours per week 4 rising to 8 for older Academy Players 8 rising to 12 for older Academy Players 14 reducing to 12 for Academy Players who have commitments to the professional squad during the Professional Development Phase Staff

Coaching

		Foundation Phase	Youth Development Phase	Professional Development Phase
Category 1	Permitted Training Model	Part Time	Part Time, Hybrid, Full Time	Full Time, Hybrid
Category 2	Coaching hours per week	4 rising to 6 for older Academy Players	7 rising to 12 for older Academy Players	14 reducing to 12 for Academy Players who have commitments to the professional squad during the Professional Development Phase
	Permitted Training Model	Part Time	Part Time, Hybrid	Full Time
Category 3	Coaching hours per week	4	5 rising to 7 for older Academy Players (See Guidance below)	12
	Permitted Training Model	Part Time	Part Time	Full Time
Category 4	Coaching hours per week	N/A	N/A	14 reducing to 12 for Academy Players who have commitments to the professional squad during the Professional Development Phase Games Programmes
	Permitted Training Model	N/A	N/A	Full Time

Guidance

The above hours of coaching are the minimum the Rules require per week, subject to the Academy Player's fitness. It is acknowledged, however, that Academies can alter these hours as they see fit, provided that the above stated hours are achieved on average over each six or 12 week Multi-disciplinary Review period (as relevant). As regards "subject to fitness", this includes not only where an Academy Player is recuperating from injury, but also where in the opinion of the coaching staff and/or the medical and sports science staff, his coaching hours need to be reduced for him to receive adequate rest and recovery and/or avoid overuse injuries.

Coaching in the above tables refers to on-the-pitch coaching and in matches. It is expected that Clubs will need to spend additional time in other environments off the pitch in order to work with Academy Players to assist them in developing the key technical, tactical, physical and psychological and social skills.

Where an Academy falls short of providing its Academy Players with the above hours of coaching, the Academy will need to demonstrate that despite this, its Academy Players are being provided with a proper Coaching Curriculum. This can be demonstrated by the progression of the Academy Player at each stage of the development process.

457

Coaching

Youth Development Rules

For Category 3 Clubs in the Youth Development Phase, the hours stated above should be applied as follows:

- U12 and U13: 5 hours
- U14: 6 hours
- U15 and U16: 7 hours

A Club may be permitted to operate a Training Model in a particular Development Phase other than as set out in the table in Rule 129 above. This would need to be approved in advance by the League (who may take advice from the Educational Advisor).

130. The maximum time in which Academy Players in the Foundation Phase can be engaged in a single coaching session is 120 minutes and there will be appropriate rest periods between each such session.

131. Each Club shall ensure that:

131.1. each Academy Player has access to an Individual Learning Plan tailored to his specific needs;

131.2. each Academy Player is made aware of his Individual Learning Plan (and any changes thereto) as soon as reasonably practicable in advance of his being coached in accordance with it; and

131.3. all coaching is recorded on the Academy Player's Development Journey.

132. Each Club shall ensure that a coach to Academy Players and Trialists ratio of 1:10 is maintained for each coaching session (save that the ratio for Category 1 Academies using the Full Time Training Model shall be 1:8).

133. Each Club shall ensure that each Academy Player in age groups Under 9 and older participates at least once a year in a Festival (or other coaching event such as a Training Camp or a Tournament).

134. Each Club shall ensure that each of its coaches plans each coaching session by setting out the learning objectives which the session is designed to achieve and the coaching which will be given in order to achieve them.

Development Centres

135. Each Club which operates a Category 1, Category 2, Category 3 or Category 4 Academy may, with the consent of the League and subject to Rules 145 to 147, operate one or more Development Centres, to be located within:

135.1. one hour's travelling time of the location of its principal venue for the provision of coaching and education to Academy Players, where the Development Centre will be attended by players in the Foundation Phase age groups or lower; and

135.2. 90 minutes travelling time of the location of its principal venue for the provision of coaching and education to Academy Players, where the Development Centre will be attended by players in the Youth Development Phase age group (and not by players in the Foundation Phase age groups or lower).

458

459 460 Coaching Coaching Youth Development Rules 136. A Club may only permit a Child to attend its Development Centre where they reside within the following travel times from the Club’s principal venue for the provision of coaching and education: 136.1. for Children in the Under 11 age group or below, one hour; and 136.2. for Children in the Under 12 to Under 16 age groups inclusive, 1.5 hours. Guidance There are no time/distance restrictions for Development Centres to be attended by Players in the Under 17 age group or above. Any question or dispute concerning the travel time requirements in this Rule, and whether the Child is entitled to attend a Development Centre, shall be determined by the Board. When making a determination, the Board will consider applicable travel times based on the likely time of day and mode of transport to be used by the player when attending the Development Centre. 137. A Child being coached at a Club’s Development Centre: 137.1. may not be registered for that Club; 137.2. may not play in matches for that Club and/or participate in training with that Club’s Academy unless registered as a Trialist; and 137.3. will be free to play for other teams. 138. Clubs which operate Development Centres shall keep an attendance record, proof of home address (and any subsequent change(s) of address) and date of birth of all players who participate in coaching sessions thereat, which it shall provide to the League and/or The Football Association on request. 139. Each Development Centre operated by a Club may be inspected from time to time by the League and by the ISO. 140. Without prejudice to the generality of Rule 139, the inspection referred to in that Rule may include: 140.1. inspection of the facilities provided; and 140.2. assessment of whether the coaching provided at the Development Centre is in accordance with the Club’s coaching syllabus. 141. No Club shall cause or permit a Child whose registration is held by another Club (or club) or with whom another Club (or club) has entered into a pre-registration agreement which remains current to attend its Development Centre. 142. Subject to Rules 148 to 150 below, no Club shall cause or permit a team representing its Development Centre to play football against a team representing another Club (or an EFL club). 143. Prior to a Child attending a Development Centre for the first time, the Club operating that Development Centre must: 143.1. provide details to the Child’s Parent(s) of the status and purpose of the Development Centre, the fact that attendance by the Child at the Development Centre does not preclude the Child from playing for or training with any other Development Centre or (subject to Rule 137) any other Club or team and confirmation that his attendance confers no rights on the Club in relation to his registration, and obtain a signed notification from the Parent(s) that they have received and accept such details; and 143.2. provide to the Child's Parent(s) a copy of any guidance on Development Centres produced by the League. 144. No Club shall induce or attempt to induce a Child to attend its Development Centre by offering him, or any Person connected with him, whether directly or indirectly, a benefit or payment of any description whether in cash or in kind. Guidance When considering whether or not a benefit constitutes an inducement, the League will refer to any guidance that it has issued to Clubs in relation to this matter. 145. No Club is permitted to make payment of any kind to a Child attending a Development Centre or his Parent(s) (whether directly or indirectly). 146. Whereas team travel arrangements will be permitted, no Club is permitted to provide or otherwise arrange for individual transport for a Child attending a Development Centre to travel to or from their home or school and any training or match venue. 147. Clubs that operate Development Centres must comply with the provisions of the Premier League Safeguarding Standards in respect of each Development Centre they operate. Pre-Academy Training Centres 148. Each Club which operates a Category 1, Category 2 or Category 3 Academy may operate one or more Pre-Academy Training Centres, provided that: 148.1. teams representing the Pre-Academy Training Centre: 148.1.1. may participate in matches against teams so long as they are not associated with a Club’s Academy, an EFL club’s academy, or a Pre-Academy Training Centre (save that matches may be played against other Pre-Academy Training Centre teams from 1 January of the Under 8 Season with prior approval of the League, to be requested at least seven days prior to the proposed match); 148.1.2. may not take part in matches or attend tours that require an overnight stay; and 148.1.3. may not wear the Club’s first team match kit in any match; 148.2. contact sessions for each Child attending a Pre-Academy Training Centre does not exceed: 148.2.1. for Children in the Under 7 year or below, two per week; and 148.2.2. for Children in the Under 8 year, three per week; and 148.3. matches must comply with The FA’s Laws of the Game for Small-Sided Football; and 148.4. such Pre-Academy Training Centres may be located on the same site as the location of its principal venue for the provision of coaching and education to Academy Players and incorporate coaching from coaches employed by the Academy, provided that any individuals delivering such coaching comply with such minimum qualification levels as stipulated by the League from time to time.

461 462 Coaching Coaching Youth Development Rules Junior Training Centres 149. Each Club which operates a Category 1, Category 2 or Category 3 Academy may operate one or more Junior Training Centres, provided that: 149.1. teams representing the Junior Training Centre: 149.1.1. may, subject to Rule 149.1.2 below, participate in matches against any teams that are not associated with a Club, EFL club or Development Centre; 149.1.2. may only participate in matches against teams representing other Junior Training Centres, a Club’s Academy or an EFL club’s academy with the prior approval of the League, to be requested at least seven days prior to the proposed match; 149.1.3. matches comply with The FA’s Laws of the Game (for example, in relation to pitch size and number of players on the pitch); and 149.1.4. such Junior Training Centres may be located on the same site as the location of its principal venue for the provisions of coaching and education to Academy Players and incorporate coaching from coaches employed by the Academy, provided that any individuals delivering such coaching comply with such minimum qualification levels as stipulated by the League from time to time; and 149.2. no Club may provide training, coaching, or matches at a Junior Training Centre for any player not in between their Under 9 year and their Under 16 year (inclusive). Guidance In order to ensure that a 'shadow Academy system' is not operational in the Junior Training Centre environment, the number of matches involving Junior Training Centres playing against other Junior Training Centres, a Club’s Academy or an EFL club’s academy for which dispensation will be granted by the League will be limited. Senior Training Centres 150. Each Club which operates a Category 1, Category 2, Category 3 or Category 4 Academy may operate one or more Senior Training Centres, provided that: 150.1. teams representing the Senior Training Centre may participate in matches against teams that are not associated with a Club’s Academy or an EFL club’s academy. For the avoidance of doubt, teams representing the Senior Training Centre may participate in matches against other Senior Training Centres; 150.2. no Club may provide training, coaching, or matches at a Senior Training Centre for any player below the Under 17 age group; 150.3. matches must comply with The FA’s Laws of the Game (for example, in relation to pitch size and number of players on the pitch); and 150.4. such Senior Training Centres may not be located on the same site as the location of the Club’s principal venue for the provision of coaching and education to Academy Players and should not incorporate coaching from coaches employed by the Academy and other Academy Staff unless it has been approved by the League and provided that any individuals delivering such coaching comply with such minimum qualification levels as stipulated by the League from time to time. Guidance For the avoidance of doubt, Senior Training Centres will not include operations undertaken as or in conjunction with college-based education programmes, as such programmes should be education-led and not elite player development focused and should market themselves accordingly.

Youth Development Rules

Games Programme

General

151. Save as permitted by the Board, Clubs shall not affiliate to any other youth leagues or enter any cup competitions except The Football Association Youth Challenge Cup.

152. An Academy Player whose registration is held by a Club which operates an Academy shall play football only in a Games Programme or in Authorised Games, subject to Rule 161, and in coaching and training games (participation in which is limited to registered Academy Players and Trialists) organised by and played at an Academy.

153. A Club which operates an Academy shall not require, cause or allow an Academy Player whose registration it holds to play football except as permitted by Rule 152.

154. Each Club which operates an Academy shall record in each Academy Player's Development Journey:

154.1. each match in which he has played; and

154.2. his playing time in each match.

Guidance

With regard to Rule 154.1, the matches which are to be recorded on an Academy Player's Development Journey include all Authorised Games in which he plays.

The Development Journey may be used to record other playing information about the Academy Player, e.g. substitutions, cautions, position played in. It forms part of the Football Intelligence Platform.

155. In all matches that form part of the Games Programme, each Club is required to ensure that all participating Academy Players wear a shirt bearing a clearly visible number on the back, which corresponds to the number allocated to the relevant Academy Player on any teamsheet submitted in accordance with these Rules or otherwise.

Foundation Phase Games Programme

156. The League will organise a Games Programme for teams in each of the Under 9 to Under 11 age groups of Clubs operating Category 1 and 2 Academies (and for the avoidance of doubt teams from both Categories shall participate together in this Games Programme).

157. The EFL will organise a Games Programme for teams in each of the Under 9 to Under 11 age groups of Clubs operating Category 3 Academies.

158. The Games Programmes referred to in Rules 156 and 157 shall consist of matches which:

158.1. shall be competitive but whose results (except in the case of Tournaments) shall not give any particular competitive significance between Academies (for example, no league table or the like shall be produced);

158.2. subject to Rule 158.3, shall be organised on a local basis so that, as far as reasonably possible, no team has to travel more than one hour to an away match (save that longer travel times may be necessary in order that each Club can participate meaningfully in the Games Programme);

463

Games Programme

158.3. may be played in Festivals organised on a local, regional or national basis and each Club which operates a Category 1 Academy shall organise and host a minimum of three Festivals per Season;

158.4. shall take place during the Games Programme Schedule;

158.5. may include matches against representative county schoolboy sides (being sides selected by the English Schools' Football Association);

158.6. shall be played outdoors, save in respect of:

158.6.1. Clubs operating Category 1 or 2 Academies when, during the second half of December and the whole of both January and February, they may be played indoors (in such circumstances the participating Clubs shall endeavour to agree whether the match shall be played indoors, but in default of agreement the Home Club shall decide); and

158.6.2. Clubs operating Category 3 Academies when, during the second half of December and the whole of both January and February, they may be played indoors; and

158.7. shall consist of matches played in accordance with the following formats (save that some matches played indoors may be played as Futsal games):

Age group	Team size	Pitch size (yards)	Goal size (feet)	Ball size
Under 9	4v4, 5v5, 6v6 or 7v7	30x20 to 40x30 (4v4 and 5v5) 50x30 to 60x40 (7v7)	12x6	3 (or 4 at the Home Club's option)
Under 10	4v4, 5v5, 6v6 and 7v7	30x20 to 40x30 (4v4 and 5v5) 50x30 to 60x40 (7v7)	12x6 (4v4 and 5v5) 12x6 to 16x7 (7v7)	4
Under 11	7v7 or 9v9	50x30 to 60x40 (7v7) 70x40 to 80x50 (9v9)	12x6 to 16x7 (7v7) 16x7 (9v9)	4

The participating Clubs shall endeavour to agree which of the above formats shall be utilised, but in default of agreement the home Club shall decide.

Guidance

The League will organise a regional indoor programme from November through to January, with national events in February. In particular, a programme of Futsal will be delivered for Category 1 and Category 2 Academies. Clubs will be free to apply to organise Authorised Games outside pursuant to Rule 159.2

The League will organise Festivals or Tournaments (lasting more than one day) for each of the Under 9, Under 10 and Under 11 age groups. The Under 9 Festivals will be scheduled in September each Season, with the Under 10 and Under 11 Tournaments being scheduled in May or June of each year (and in scheduling them it will be borne in mind that June is often the month when Academy "downtime" occurs).

In order to deliver the Foundation Phase Games Programme to all Clubs, the target travel time of one hour may be exceeded from time to time, in particular in order to accommodate those Clubs whose home 'locality' is small.

Both Leagues will co-operate to create cross-Category Festivals from time to time which shall include all Categories of Academy and be regionally based.

Youth Development Rules

464

465 466 Games Programme Games Programme Youth Development Rules 159. Each Club which operates a Category 1, Category 2 or Category 3 Academy: 159.1. must participate fully in the Foundation Phase Games Programme; and 159.2. may organise and participate in additional Authorised Games of the types listed in paragraphs (c), (d), (f) and (h) of that definition only (which shall be notified to the League (if the Club operates a Category 1 or Category 2 Academy) no later than 72 hours before they are scheduled to take place). Guidance The Games Programme Schedule will incorporate free weeks (in addition to those referred to in Rule 195) during which no fixtures will be arranged by the Leagues. This will allow Clubs to organise additional fixtures pursuant to Rule 159.2. In addition, Clubs will be able to rearrange fixtures in the Foundation Phase Games Programme in order to attend tournaments and Festivals provided suitable notice is given, the integrity of the Games Programme is maintained, and a suitable date for the rearrangement of the fixture is agreed. 160. Each Club shall ensure that each of its Academy Players in the Foundation Phase shall, subject to fitness, participate in at least half the playing time in any one Season of matches in the Foundation Phase Games Programme and any other matches organised by the Club pursuant to Rule 159.2 such playing time to be reasonably spread out over the season. Guidance An Academy Player in the Foundation Phase may still play for his school team or school representative county side. When assessing whether Rule 160 has been complied with, each Academy Player’s playing time over the course of the Season will be assessed and an average calculated (i.e. the Academy Player need not play in half the time of every match). In addition, Rule 160 requires that the playing time is spread relatively evenly over the course of the fixture programme. This is to ensure Clubs do not try to backload playing time at the end of the Season simply to ensure the average is met. For the avoidance of doubt, where a Club permits an Academy Player in the Foundation Phase to participate in matches for a team at grassroots level (see Rule 1.22(g)), such matches shall not count towards the playing time calculation pursuant to Rule 160. 161. Academy Players in the Foundation Phase, with the prior approval of their Club, may train and play for teams at grassroots level, outside the Academy system. Guidance Approval for training and playing with teams at grassroots level will be given by each Club on an annual basis, having considered player-by-player circumstances, development plans, club philosophy and any conditions implemented by The Football Association. From the Youth Development Phase, registered Academy Players shall not be permitted to train and play grassroots football. Youth Development Phase Games Programme 162. The League will organise a Games Programme for teams in each of the Under 12 to Under 14 age groups of Clubs operating Category 1 and 2 Academies (and for the avoidance of doubt teams from both Categories shall participate together in this Games Programme). The League will also organise a Games Programme for teams in the Under 15 age group of Clubs operating Category 1 Academies and of those Category 2 Academies wishing to participate. 163. The EFL will organise a Games Programme for teams in each of the Under 12 to Under 14 age groups of Clubs operating Category 3 Academies. 164. The Games Programme for Category 1 Clubs referred to in Rule 162 shall include the Under 13, Under 14 and Under 15 Premier League National Cups, participation in which shall not be mandatory. 165. Each Club must inform the League by 1 August in each year whether it wishes to compete in the Under 13, Under 14 and Under 15 Premier League National Cups the following Season. 166. The Games Programmes referred to in Rules 162 and 163 shall consist of matches which shall: 166.1. be competitive but whose results (save for matches in the Under 13, Under 14 and Under 15 Premier League National Cups) shall not be given any particular competitive significance between Academies (for example, no league table or the like shall be produced); 166.2. (in the case of the Games Programme referred to in Rule 162) be organised on a regional basis so that as far as reasonably possible no team has to travel more than two hours to an away match save that longer travel times may be necessary: 166.2.1. in order that each Club can participate meaningfully in the Games Programme; and 166.2.2. for matches in the Under 13, Under 14 and Under 15 Premier League National Cups; 166.3. (in the case of the Games Programme referred to in Rule 163) be organised on a local basis so that as far as reasonably possible no team has to travel more than one hour to an away match and/or regional basis so that as far as reasonably possible no team has to travel more than two hours to an away match (save that in both cases longer travel times may be necessary in order that each Club can participate meaningfully in the Games Programme); 166.4. shall include one or more Festivals or Tournaments for each Club organised on a regional, national or international basis (which may include matches organised pursuant to Rule 171), with the number of such Festivals and Tournaments increasing for the older age groups in the Youth Development Phase; 166.5. take place during the Games Programme Schedule; 166.6. be played outdoors, except for matches for age groups Under 12 to Under 15 during the second half of December and the whole of both January and February involving teams of Category 1 and Category 2 Academies, which may be played indoors (in such circumstances the participating Clubs shall endeavour to agree whether the match shall be played indoors, but in default of agreement the home Club shall decide); and

Games Programme

166.7. consist of matches played in accordance with the following formats (save that some matches played indoors may be played as Futsal games):

Age group	Team size	Pitch size (yards)	Goal size (feet)	Ball size
Under 12	11v11 (or 9v9 if both Clubs so agree)	90x60 (11v11) 80x50 (9v9)	21x7 (11v11) 16x7 (9v9)	4
Under 13	11v11	90x60	21x7	4
Under 14	11v11	90x60 to 100x60	21x7 to 24x8	5
Under 15	11v11	110x70	24x8	5

Guidance

In order to deliver the Youth Development Phase Games Programme to all Clubs, the target travel time of two hours may be exceeded from time to time, particularly in order to accommodate those Clubs whose home geographical 'region' is small.

167. The League shall organise a Games Programme for teams consisting of Academy Players in the Under 16 age group of Clubs operating Category 1 Academies, and another for teams of Academy Players in these age groups of Clubs operating Category 2 Academies.

168. Save for any matches played abroad pursuant to Rule 171, the Games Programme for Category 1 Clubs referred to in Rule 167 shall:

168.1. be constituted either on a national basis or, if a majority of those Clubs (and EFL clubs) which operate Category 1 Academies so determined by no later than 31 March in the preceding Season, on a regional basis (as that term is defined in Rule 169); and

168.2. be competitive but whose results shall not be given any particular competitive significance between Academies (for example, no league table or the like shall be produced).

169. The Games Programme for Category 2 Clubs referred to in Rule 167 shall be organised on a regional basis, that is to say so that as far as reasonably possible no team has to travel more than two hours to an away match (save that longer travel times may be necessary in order that each Club can participate meaningfully in the Games Programme).

170. Matches in the Games Programme for Category 1 and Category 2 Clubs referred to in Rule 167 shall, unless the Board otherwise permits, be played on Saturdays and arranged so that as far as possible a Club's fixtures in it mirror those of its teams in the Professional Development Phase Games Programme.

467

Games Programme

Youth Development Rules

171. As part of the Youth Development Phase Games Programme, the League shall organise matches (which may be organised as Tournaments) against teams from clubs in membership of a national association other than The Football Association or the Football Association of Wales. Such matches shall be organised regularly for Clubs operating Category 1 Academies and from time to time for Clubs operating Category 2 Academies.

172. The EFL shall organise a Games Programme for teams consisting of players in the Under 15 and Under 16 age groups of Clubs operating Category 3 Academies, to be played on a regional basis so that as far as reasonably possible no team has to travel more than two hours to an away match (save that longer travel times may be necessary in order that each Club can participate meaningfully in the Games Programme).

173. Matches played pursuant to Rules 167 to 172 shall, when played outdoors, be played in accordance with the following format:

Team size	Pitch size (yards)	Goal size (feet)	Ball size
11v11	110x70	24x8	5

174. Each Club which operates a Category 1, Category 2 or Category 3 Academy:

174.1. must participate fully in the Youth Development Phase Games Programme (save that participation in the Under 13 and Under 14 Premier League National Cups is voluntary); and

174.2. may organise and participate in additional Authorised Games of the types listed in paragraphs (c), (d), (f) and (h) of that definition only (which shall be notified to the League (in the case of a Club operating a Category 1 or Category 2 Academy) no later than 72 hours before they are scheduled to take place).

Guidance

The Games Programme Schedule will incorporate free weeks (in addition to those referred to in Rule 195) during which no matches will be arranged by the leagues. This will allow Clubs to organise additional matches pursuant to Rule 174.2.

175. Each Club shall ensure that each of its Academy Players in the Under 12 to Under 14 age groups shall, subject to fitness, participate in half the playing time of matches in the Youth Development Phase Games Programme and any other matches organised by his Club pursuant to Rule 174.2, the Academy Player's playing time to be reasonably spread over the season.

176. Each Club shall ensure that each of its Academy Players in the Under 15 to Under 16 age groups shall, subject to fitness, participate in at least 20 matches per season (being matches in the Youth Development Phase Games Programme or any other matches organised by his Club pursuant to Rule 174.2). Participation in a match shall for the purposes of this Rule mean playing at least 50% of the game time.

468

469 470 Games Programme Games Programme Youth Development Rules Guidance An Academy Player in the Youth Development Phase may still play for his school team or school representative county side. When assessing whether Rule 175 has been complied with, each Academy Player’s playing time over the course of the Season will be assessed and an average calculated (i.e. the Academy Player need not play in half the time of every match). In addition, Rule 175 requires that the playing time is spread relatively evenly over the course of the fixture programme. This is to ensure clubs do not try to backload playing time at the end of the Season simply to ensure the average is met. Professional Development Phase Games Programme 177. The League will organise two Games Programmes, one for teams of Clubs operating Category 1 Academies and one for teams of Clubs operating Category 2 Academies. 178. The EFL will organise a Games Programme for teams of Clubs operating Category 3 and Category 4 Academies, and following such consultation determine with those Clubs in its absolute discretion what games programme(s) should be developed for those Clubs, Rules relating to the games programme and (subject to Rule 179.3) how that games programme should be delivered. 179. The Games Programmes organised by the League and the EFL pursuant to Rules 177 and 178 will be constituted on the following geographical bases: 179.1. Category 1: 179.1.1. a national league and a regional league (depending on age group) with some matches played on a national basis and some international matches against teams representing clubs in membership of national associations other than The Football Association or the Football Association of Wales (and such matches may be played either in England or abroad); 179.2. Category 2: 179.2.1. in two leagues, each of which shall be constituted on a geographical basis (for example one league of northern based teams and one of southern based teams), the exact constitution of each league to be determined by the Board in its absolute discretion having regard to those Clubs (and EFL clubs) which operate Category 2 Academies; 179.2.2. where practical, international matches against teams representing clubs in membership of a national association other than The Football Association or the Football Association of Wales (and such matches may be played either in England or abroad); and 179.3. Categories 3 and 4: 179.3.1. in two or more leagues, each of which shall be constituted on a geographical basis (for example one league of northern based teams and one of southern based teams), the exact number of leagues and their geographical constitution to be determined by the EFL in its absolute discretion and having regard to those EFL clubs (and Clubs) which operate Category 3 and 4 Academies. 180. Matches in the Professional Development Phase Games Programme organised under Rule 177: 180.1. shall be played in accordance with the Laws of the Game (and for the avoidance of doubt shall be in the 11v11 format); 180.2. shall be for Players in the Under 18 age group (and younger) only, save that a Club may name in its team sheet a goalkeeper in the Under 19 age group; 180.3. shall only have five substitutes named on the team sheet (for the avoidance of doubt up to three substitutes may enter the field of play and, in accordance with the IFAB Protocol, up to one ‘concussion substitute’ and/or one ‘additional substitute’ (as appropriate) from those substitutes listed on the team sheet); 180.4. shall consist of competitive leagues and Tournaments; and 180.5. may include an optional Futsal programme organised by the League (for Clubs operating Category 1 and Category 2 Academies) in the months of December, January and February. Guidance For the purposes of Rule 180.3, if all three substitutes have entered the field of play and the IFAB Protocol is subsequently activated then the remaining substitutes and, if necessary, any Players already substituted may be utilised as a ‘concussion substitute’ and/or ‘additional substitute’. 181. Matches in the Professional Development Phase Games Programme organised under Rule 178: 181.1. shall be played in accordance with the Laws of the Game (and for the avoidance of doubt shall be in the 11 v 11 format); 181.2. shall be for Players in the Under 18 age group (and younger) only, save that up to three Players in the Under 19 age group may be named on the team sheet for a match; 181.3. shall only have five substitutes named on the team sheet (and for the avoidance of doubt all five substitutes may enter the field of play); 181.4. shall consist of competitive leagues and/or Tournaments; and 181.5. may include an optional Futsal programme organised by the League in the months of December, January and February. 182. Further provisions binding on Clubs competing in the leagues referred to in Rule 180.4 shall be set out in the rules of those leagues. 183. Each Club which operates an Academy: 183.1. must participate fully in the Professional Development Phase Games Programme; and 183.2. may organise and participate in additional Authorised Games (which shall be notified to the relevant League no later than 72 hours before they are scheduled to take place). Premier League 2 and Professional Development League 184. Each Club which operates a Category 1 Academy shall compete in Premier League 2 as part of the Professional Development Phase Games Programme.

471 472 Games Programme Games Programme Youth Development Rules 185. Each Club which operates a Category 2 Academy shall compete in the Professional Development League as part of the Professional Development Phase Games Programme, unless it is able to demonstrate to the League that its starting 11 in its first team matches during the preceding Season in those competitions set in Premier League Rules L.9.1 to L.9.5 included on average at least five Players in the Under 21 age group or younger. 186. Each Club which operates a Category 3 or Category 4 Academy may compete in the development league to be organised by the EFL as part of the Professional Development Phase Games Programme. 187. The League will organise Premier League 2, which shall consist of a national league competition played on a competitive basis. 188. The League will organise the Professional Development League, which shall consist of a league or leagues played on a competitive basis organised on a regional basis, the composition of such regional league(s) to be at the absolute discretion of the Board who shall so far as reasonably possible determine the composition of each such league to ensure that each Club has to travel no more than three hours to each match (save that longer travel times may be necessary in order that each Club (or club) can participate meaningfully in the Professional Development League). 189. The EFL will, if required, organise (or procure the organisation of, for example, through the Football Combination or Central League) Professional Development League 3, which shall consist of a league or leagues played on a competitive basis and organised on a regional basis, the composition of such regional league(s) and the minimum number of matches to be played by each Club to be at the absolute discretion of the EFL who shall so far as reasonably possible determine the composition of each such league to ensure that each Club (or club) has to travel no more than three hours to each match (save that longer travel times may be necessary in order that each Club (or club) can participate meaningfully in Professional Development League 3). For the avoidance of doubt teams of Clubs operating Category 3 and Category 4 Academies shall compete together in Professional Development League 3. 190. Further provisions binding on Clubs competing in Premier League 2 and the Professional Development League shall be set out in the rules of those Leagues. 191. The League will in addition organise international matches (which may take place by way of Tournaments) for teams competing in Premier League 2 and the Professional Development League. Games Programme: Postponement etc. of Matches 192. A match in the Games Programme between Academy teams in age groups Under 9 to Under 16 inclusive shall not be cancelled, postponed or abandoned except with the written consent of the Board or on the instructions of the officiating referee (or if the officiating referee is a minor, the official of the county FA who has accompanied them to the match) who shall be empowered to instruct that such match be cancelled, postponed or abandoned only if they consider that the pitch is unfit for, or if adverse weather conditions preclude, the playing of the match in which event the Club at whose ground the match should have been played shall within seven days give to the Board notice in writing to that effect. 193. Except in the case of an Under 9 to Under 16 Games Programme match which, without either participating Club being at fault, is cancelled, postponed or abandoned under the provisions of Rule 192, any Club which causes the cancellation, postponement or abandonment of such a match will be in breach of these Rules. 194. The Board shall have power to specify the equipment and facilities to be provided by Clubs for the playing of matches between Academies. 195. In consultation with The Football Association, a minimum of four weekends each Season will be identified by the League upon which there will be no fixtures for Academy teams, such weekends being devoted to international development, selected players’ courses and in-service training of coaches and staff.

473 474 Youth Development Rules Duty of Care Duty of Care Youth Development Rules Education 196. Each Club which operates an Academy shall establish an Education Programme which shall set out the activities to be undertaken by the Club to ensure that the education of its Academy Players and Players up to the Under 21 age group who are not regular members of the Club’s first team squad is supported effectively and which: 196.1. is appropriate to the Category of its Academy; 196.2. complies with all applicable requirements set out in this section of the Rules; and 196.3. is evaluated by the Club within each Training Model and/or Development Phase to ensure it is meeting its objectives as set out therein. 197. Each Club which operates an Academy shall ensure that each of its Academy Players receives a formal Education Programme which: 197.1. is appropriate to his age and Training Model; 197.2. meets his specific academic needs; 197.3. complies with all legal requirements; 197.4. is structured to ensure that his academic development is not compromised as a result of his participation at the Club’s Academy; 197.5. in the case of an Academy Player who is entered into a Scholarship Agreement with the Club, consists of SEP and an educational programme approved by the League (which must (a) include an academic or vocational qualification approved by the League, (b) provide a minimum of 10 hours per week dedicated to academic education, (c) provide sufficient time and support to prepare for the 'End Point Assessment' and (d) be subject to ongoing quality assurance by the League); and 197.6. shall continue notwithstanding that the Academy Player signs a professional contract and which shall comply with the requirements of the Education and Skills Act 2008 with regard to education and training. Academy Players who sign a professional contract before completing their Education Programme remain subject to the same education requirements as Scholars and any deviation from the approved Educational Programme must be discussed with and approved by the League. Guidance In respect of the approval required from the League in Rule 197.5: • Should a Club wish one of its Academy Players to engage in an apprenticeship or education programme outside the SEP framework, it must first obtain the League’s permission to do so and agree appropriate measures for monitoring and quality assurance. • Should a Club wish to enter into an agreement with a training provider that is not the League this must be pre-approved and will be subject to annual monitoring by the League. • Any other programme of education approved in writing by the EFL will be in conjunction with the PFA. 198. Each Academy Player’s educational progression under his Education Programme (including his attendance records for all education sessions) shall be recorded electronically and be made available to the League. 199. Each Club which operates an Academy shall nominate a member of staff who shall be responsible for: 199.1. liaising with the school at which Academy Players are being educated; 199.2. ensuring that any issues concerning an Academy Player’s education arising from that liaison are addressed to the satisfaction of the school; 199.3. ensuring that for Academy Players on the Full Time and Hybrid Training Models (and where the League requests, for Academy Players on the Part Time Training Model) each Academy Player’s school performance and educational data are obtained from his school, recorded electronically and be made available to the League; and 199.4. co-ordinating the SEP. Reports on Educational Progression 200. Each Club which operates an Academy shall provide progress reports to the Parent(s) of each Academy Player in the Youth Development Phase to whom it provides a Full Time or Hybrid Education Programme and Scholars in the Professional Development Phase. 201. The progress reports shall: 201.1. detail the educational progression of the Academy Player; and 201.2. be provided as and when necessary, but as a minimum at least once every 12 weeks. Guidance With regard to Rule 201.2, Rule 45.2 states that Academy Players in the Under 12 to Under 18 age groups shall receive a Multi-disciplinary Review every six weeks. The educational progress report need only be undertaken once every 12 weeks (i.e. not for each Multi-disciplinary Review) but must be undertaken as part of a Multi-disciplinary Review. Delivery of the Education Programme 202. Part Time Training Model Each Club which operates an Academy shall, in respect of each of its Academy Players being trained under the Part Time Training Model, make contact in writing with the Academy Player’s school on a minimum of three occasions in each academic year to: 202.1. inform the Academy Player’s school that he is being so trained; 202.2. if the League so requests, obtain from the Academy Player’s school his school reports and, where possible, educational attainment data; 202.3. use the information obtained (if any) to monitor the Academy Player’s academic progression by reference to his school reports and, where possible, educational attainment data, and record it electronically; and 202.4. liaise with the school on two occasions in each academic year basis in order to discuss and address any issues concerning the Academy Player’s education which have arisen or may arise as a consequence of his being trained at the Club’s Academy.

475 476 Duty of Care Duty of Care Youth Development Rules Guidance The Part Time Training Model may be used by Category 1, 2 and 3 Academies in the Foundation Phase and Youth Development Phase: see further Rule 129. The Part Time Training Model envisages that coaching will take place outside the Core Coaching Time, but Clubs should nevertheless establish good communication with each Academy Player’s school. The written communication referred to in Rule 202 should be used by Clubs to obtain reports and educational attainment data (in accordance with Rule 202.2) and/or address any issues (including any conflict between the demands of coaching and education) which have arisen or may arise as a consequence of the Academy Player being trained at the Academy (in accordance with Rule 202.4). 203. Hybrid Training Model Each Club which operates the Hybrid Training Model must appoint a sufficient number of appropriately qualified teaching staff to provide the educational support referred to in Rule 204.2 and have a full-time Head of Education (whose role may include co-ordinating the SEP in accordance with Rule 199.4). 204. Each Club which operates an Academy shall, in respect of each of its Academy Players being trained under the Hybrid Training Model: 204.1. undertake all necessary liaison and co-operation with the Academy Player’s school to ensure that the required element of coaching can take place within the Core Coaching Time; 204.2. provide to the Academy Player such additional educational support (to be detailed in the written agreement referred to in Rule 204.5) as shall be necessary to compensate for teaching he has missed, and to ensure that his education is not adversely affected, as a result of being released from school to undertake coaching during the Core Coaching Time; 204.3. obtain from the Academy Player’s school his school reports and, where possible, educational attainment data; 204.4. monitor the Academy Player’s academic progression (including by use of the information obtained from the Academy Player’s school pursuant to Rule 204.3) and record the information obtained pursuant to Rule 204.3 electronically in a timely fashion and at least every 12 weeks (to coincide with dates of his Multi-disciplinary Reviews); 204.5. enter into a written agreement with the Academy Player’s school and Parent(s) which sets out details of the delivery of the Hybrid Training Model to the Academy Player, including weekly timetables, the likely impact on the Academy Player’s education, and outline the compensatory education which will be provided by the Club; 204.6. ensure that the Academy Player follows a curriculum which reflects the ‘Progress 8’ measurement of educational assessment and attainment (save that where there are educational reasons why an Academy Player requires an amended curriculum to be followed, the League may grant dispensation from this requirement, subject to the approval of an Educational Advisor); and 204.7. liaise with the school at least every 12 weeks in order to discuss and address any issues concerning the Academy Player’s education which may arise or have arisen as a consequence of his being so trained. Guidance The Hybrid Training Model may be used by Category 1 and Category 2 Academies in the Youth Development Phase: see further Rule 129. Compensatory education should meet the requirements of each individual Academy Player’s specific educational needs, as well as replacing the lessons being missed whilst away from their school. It is not expected that this is matched hour for hour, but it is expected that the content missed is able to be covered effectively in the compensated delivery time. In the case of practical subjects or those requiring specific resourcing (e.g. sciences / design and technology) alternative plans should be made and be evident. A teacher to learner ratio of 1:10 is optimal for compensatory education. 205. Full Time Training Model Each Club which operates an Academy shall, in respect of each of its Academy Players in the Youth Development Phase being trained under the Full Time Training Model, ensure that it provides the Academy Player with coaching and education in accordance with a programme which complies with Rules 206 to 211 and which is approved in advance by the League. 206. The education element of the Full Time Training Model must comply with these Rules and be structured in accordance with one of the three options set out below or in accordance with such other proposals as the League may approve. 207. Each Club which operates the Full Time Training Model must: 207.1. unless otherwise approved by the League, only enable Academy Players in the Under 12 and Under 13 age groups to participate in the Full Time Training Model where they reside within 90 minutes of the Club’s principal training venue; 207.2. enter into an agreement with any school at which its Academy Players are being educated setting out the obligations of the Club and the school in respect of the education of those Academy Players; 207.3. ensure that Academy Players in the Under 12, Under 13 and Under 14 age groups being educated at schools are fully integrated with other pupils of their age, which obligation shall include (without limitation) attending lessons with such other pupils according to the school’s normal timetable (save where the Academy Players are being coached in the Core Coaching Time in accordance with these Rules); 207.4. ensure that there is in place a written agreement between the Club, each Academy Player engaged on the Full Time Training Model, his Parent(s) and his school which sets out full details of his education and Coaching Curriculum; 207.5. ensure that the Education Programme of each such Academy Player provides him with a minimum of 20 hours’ education during each week of the school term; 207.6. ensure that appropriate staff/student ratios are utilised for all educational activity in which the Academy Player is engaged; 207.7. ensure that each Academy Player follows a curriculum which reflects the ‘Progress 8’ measurement of educational assessment and attainment (save where there are educational reasons why an Academy Player requires an amended curriculum to be followed, the League may grant dispensation from this requirement, subject to the approval of an Educational Advisor); 207.8. obtain from the Academy Player’s school his school reports and, where possible, educational attainment data;

477 478Youth Development Rules 207.9. monitor the Academy Player’s academic progression (including by use of the information obtained from the Academy Player’s school pursuant to Rule 207.8) and record the information obtained pursuant to Rule 207.8 electronically in a timely fashion and at least every 12 weeks (to coincide with dates of his Multi-disciplinary Reviews); 207.10. permit the League to conduct reviews with Academy Players in the Under 12 to Under 18 age groups, as required; and 207.11. pursuant to Rule 197.5, ensure that Scholars are provided with sufficient time and support to prepare for the ‘End Point Assessment’. Guidance With regard to Rule 207.9, and pursuant to Rule 45.2, Academy Players in the Under 12 to Under 18 age groups must receive a Multi-disciplinary Review every six weeks. The requirement in Rule 207.9 must be undertaken at every second such Multi-disciplinary Review. 208. Without prejudice to the generality of Rule 40, each Club which operates the Hybrid or Full Time Training Model must in respect of each such Training Model: 208.1. not do so unless the League has pre-approved and annually certified its proposed delivery of the Training Model; 208.2. permit the League to monitor and assess its delivery of the Training Model, including in respect of an individual Academy Player, in order to ensure that it complies with these Rules; and 208.3. forthwith implement any changes to its delivery of the Training Model that the League may require. Guidance The League may take advice from its Educational Advisers in connection with the assessment pursuant to Rule 208. When carrying out such an assessment, the League may consider, among other factors, a school’s (a) ability to meet the cultural needs of the Academy Players and (b) safeguarding policies and practices. In the case of concerns over a Training Model which has been previously approved, it is anticipated that in the first instance an action plan to address any issues would be drafted, and the Academy Support Manager or Educational Adviser would work with the Club over a specific period to put the recommendations in place. Accordingly, Rule 209 below, would be regarded as a last resort. 209. If the League is not satisfied that a Club’s delivery of the Hybrid or Full Time Training Model complies with these Rules: 209.1. it may refuse to an application to register an Academy Player on it; and 209.2. the Board may exercise its powers set out in Rule 301. 210. If a Club wishes to engage an Academy Player on the Full Time Training or Hybrid Model (whether or not the Academy Player is already registered with the Club), it shall complete either PLYD Form 5A or PLYD Form 5B (as appropriate) signed on behalf of the Club by an Authorised Signatory and submit a copy to the Board within five days of it being entered into. 211. If the registration of an Academy Player on the Full Time Training Model is terminated by the Club or by the Board of its own volition, or if he changes to another Training Model, the Club shall, unless his Parent(s) agrees otherwise, continue to provide to him, until the end of the academic year in which he reaches the age of 16, education and accommodation in accordance with the arrangements made at the time that he was first engaged on the Full Time Training Model. Guidance The Full Time Training Model may be used by Category 1 Academies in the Youth Development Phase, and must be used by all Academies in the Professional Development Phase: see further Rule 129. PLYD Form 5A must be used for all Academy Players whom the Club wishes to engage on the Full Time Training Model. If the Academy Player is not already registered with the Club, PLYD Form 5 (Academy Player Registration Application) must also be completed and submitted to the League (see Rule 284). If the Academy Player is already registered with the Club, PLYD Form 5 need not also be submitted. Clubs’ attention is drawn to the undertakings that they must give under PLYD Form 5. The three options referred to in Rule 206 are set out below. This list of options is not exhaustive, and Clubs are free to develop other models which deliver the same results as the options set out in the Elite Player Performance Plan. Each Club’s proposals for how it will deliver the Full Time Training Model must be approved in advance by the League. The League may also check each Club’s delivery of the Full Time Training Model in order to verify that it is in accordance with these Rules and with the pre-approved proposals, and in order to verify that no Academy Player’s education is being prejudiced as a result of his being engaged on the Full Time Training Model. Clubs’ attention is drawn to Rules 300 and 301 in this regard. Option 1 Clubs may enter into a contractual relationship with an identified school (with the option of an alternative school if approved by the League) at which Academy Players receive their education. To ensure compliance with Rule 211, the written agreement between the Club, each Academy Player, his Parent(s) and his school pursuant to Rule 207.4 should include the provision of education until the end of the academic year in which the Academy Player reaches the age of 16. The relationship will need to be flexed in terms of the amount of time that Academies would require Academy Players to be available for daily coaching. The school day will need to be flexed to accommodate the Coaching Curriculum whilst ensuring that boy’s educational development does not suffer. Specific tutor support for the Education Programme will be required for all Academy Players engaged in the Full Time Training Model over and above the normal curriculum. Additional tutor support will need to be individually tailored to the Academy Players’ needs. Clubs will need to decide how and where Academy Players will be coached. The optimum environment is at the Club’s dedicated training facilities, but this will require a school in Education Option 1 to be in close proximity to the Club’s training facility so that the Academy Players can move easily between the school and the Club. With the Full Time Training Model, the school will need to be in close proximity to the training ground or else the training will need to be accommodated at the school. The other major consideration for Clubs which operate Category 1 Academies will be the need to provide dedicated housing, house parents and a secure environment in which to live and work whilst staying with the Club. This will need to apply to all Academy Players who live outside a short commute from their Club’s training ground. Duty of Care Duty of Care

479 480Youth Development Rules Option 2 In this option, Clubs may choose to develop and extend their own educational facilities at the training ground and, in effect, develop an onsite school facility. For Clubs which operate a Category 1 Academy, accommodation would still be required on or near the training ground to house the Academy Players and the associated social and welfare support would need to be factored into the delivery of this approach. Clubs may continue to contract an educational partner/provider but the schooling would take place at the Club. Option 3 Clubs may wish to establish their own schools. These schools may be general in their recruitment with specialist classes or groups of classes catering for the Academy Players’ specialist needs. In this Education Option the same issues regarding the location of the school on or near the training ground remain relevant as does the need to provide appropriate housing and care. 212. Each Club which operates an Academy shall notify the League, in such a manner as the League shall from time to time specify, of the Training Model on which each of its Academy Players is engaged and, if there is a proposed change in circumstances for an Academy Player (for instance, changing to/from the Full Time Training Model or Hybrid Training Model or Part Time Training Model), forthwith inform the League of the change in PLYD Form 5C and provide such evidence as the League may require to show that the Academy Player and his Parent(s) consented to the change. Personal Development and Life Skills Curriculum 213. Each Club which operates an Academy shall establish a Personal Development and Life Skills Curriculum to support the holistic development of each of its Academy Players and Players up to the age of the Under 21 age group. This will also include training or coaching, without limitation, in the following areas: (a) mental health and wellbeing; (b) health and nutrition (including brain health, antidoping, health and safety); (c) careers and further education advice; (d) transition support and preparation; (e) financial management; (f) safeguarding (including social media safety and Prevent/Radicalisation); (g) gambling, anti-corruption and sporting integrity; (h) behaviours and integrity (including healthy relationships); (i) communication and social skills (including dealing with the media); (j) equality, diversity and inclusion; and (k) family support for navigating the Academy journey. The Personal Development and Life Skills Curriculum should be approved and signed-off by a member of staff with Qualified Teacher Status or qualified teacher learning skills. Guidance When establishing an Academy Player’s Personal Development and Life Skills Curriculum, consideration should be given to (a) the specific individual and their needs, (b) their age and stage requirements, (c) the team needs and (d) the Club needs. Areas (a) to (k) need to be covered within a Curriculum that spans the breadth of a Player's development through the Under 9 to Under 21 age groups. Not all areas (a) to (k) are relevant to certain age and phase needs. 214. The programme referred to in Rule 213 shall ensure that each Academy Player and Players up to the age of the Under 21 age group trained under the Full Time Training Model and/or in the Professional Development Phase engage in activities outside the Academy which will encourage him to take an active part in the community and develop an understanding of good citizenship. 215. Each Academy Player shall engage in the activities referred to in Rule 214 unless he has good cause not to do so and each Club shall take all reasonable steps to ensure that each of its Academy Players does so engage. 216. Each Club shall nominate an Official to be responsible for the welfare and supervision of Academy Players engaged on the Part Time Training Model or Hybrid Training Model, while they are present at the Club’s facilities. Inductions and Transitions 217. Each Club shall arrange a pre-season induction event for Academy Players and their Parent(s) and there shall be at least one such induction event per Development Phase and on every occasion that a new Academy Player joins the Club. 218. The induction meeting referred to in Rule 217 shall provide such information to the Academy Players and their Parent(s) as is necessary in order for them to understand the coaching and education that the Academy Player will receive from the Club. 219. Each Club which operates an Academy shall permit a representative of the League to attend such induction meetings on request. 220. The Code of Conduct set out in Appendix 14 shall be binding on all Academy Players registered on a PLYD Form 5 (and their Parent(s)) and on Clubs and Officials and any breach thereof by such Academy Players or by Clubs or Officials shall be treated as a breach of these Rules. 221. Each Club which operates an Academy shall devise and implement: 221.1. an Induction Strategy; and 221.2. a Transition Strategy which, in respect of Academy Players leaving a Club in the Professional Development Phase, must include support for a minimum of three years from the date on which their registration terminates. Guidance A Club’s Induction and Transition Strategy should include, as a minimum, provision for: • Academy Players joining the Club; • Academy Players leaving the Club; and • Academy Players transitioning between Development Phases at the end of season. Provisions for Academy Players leaving the Club (or club) should be tailored to reflect the age of the Academy Player and the time spent in the Academy. The provisions should comprise, but not be limited to: • access to mental and emotional wellbeing support; • access to careers advice and information on education pathways; • provision of record of Academy performance/achievement and support in identifying and accessing further playing pathways; and • provision of Club ‘Academy Alumni’ events and/or community platforms. Duty of Care Duty of Care

481 482Youth Development Rules All Clubs which operate an Academy should demonstrate support for a minimum of three years from the point of departure for all Academy Players from the Club (or club) in the Professional Development Phase. Provisions should cover the above areas, with a focus on mental and emotional wellbeing and facilitating new opportunities in football, education and wider career pathways. Academy Player and Parent Voice 222. Each Club which operates an Academy shall devise, implement and follow-up on one or more mechanisms to invite and receive feedback separately from (a) Academy Players and (b) Parent(s)/carers of Academy Players. 223. Clubs shall establish, maintain and, when necessary, implement a complaints procedure for Academy Players and Parent(s), a copy of which shall be submitted to the League. Guidance The League may conduct surveys and questionnaires from time to time to ascertain the views of Academy Players and their Parent(s). Safeguarding and Mental Health and Wellbeing 224. Each Club shall take all reasonable steps to ensure that it protects the welfare of each of its Academy Players and Players up to the Under 21 age group who continue to train with the Academy on a regular basis by offering support for his wellbeing and pastoral care generally. 225. Each Club which operates an Academy shall devise a mental health and wellbeing action plan, which must: 225.1. include details of support available, multidisciplinary staff involvement, management and delivery and a referral process for concerns, in accordance with such guidance issued by the League from time to time; and 225.2. be approved by (a) a doctor licensed to practice by the General Medical Council (such as the Club's Academy Doctor) or (b) a Practitioner Psychologist registered with the Health and Care Professions Council (such as the Club's Academy Psychologist). 226. In respect of the mental health and wellbeing action plan, each Club must: 226.1. designate an individual who shall be responsible for the management and delivery of the Club's plan (who shall be appointed by the Club’s board); 226.2. submit its referral process to the League by 1 September each year; and 226.3. make the plan and referral process available to (a) Academy Players, (b) Academy Players' Parents/guardians/carers, (c) any individuals with whom Academy Players are residing (i.e. host families), (d) Academy Staff and (e) the League (upon request). Guidance Mental health and wellbeing support should include, as a minimum, player care, safeguarding, psychology and medical departments. 227. The provisions of Section S (Safeguarding and Mental Health) of the Premier League Rules apply to Academies and Development Centres. 228. Without prejudice to the generality of Rule 227, each Club shall appoint an Academy safeguarding officer who shall: 228.1. undertake the functions set out in Premier League Rule S.5.7 specifically with regard to the Academy; and 228.2. liaise with the Club’s Head of Safeguarding. Health and Safety 229. Clubs and Academy Staff shall observe and comply with any guidance issued by the League in respect of of health and safety management and any breach thereof shall be treated as a breach of these Rules. 230. Clubs shall ensure that their Academy Players are insured in accordance with advice circulated by the League from time to time. Inclusion, Diversity and Equality 231. Each Club which operates an Academy and is in membership of the Premier League must comply with Premier League Rule J.4. Each other Club bound by these Rules must comply with the EFL Code of Practice regarding equality and diversity. 232. Each Club which operates an Academy shall deliver separate training on equality, diversity and inclusion each Season for (a) its Academy Players and (b) Academy Staff. Injury and Medical 233. Each Club which operates an Academy shall ensure that each of its Academy Players undergoes the following tests to measure physical and physiological fitness (in accordance with any guidance issued by the League from time to time): 233.1. age-appropriate medical screening; 233.2. anthropometric assessments; 233.3. physiological/fitness testing; 233.4. age-appropriate physical profiling; 233.5. predictive testing of size and shape/maturation measurement (save that a Club operating a Category 4 Academy shall not be obliged to conduct such tests); 233.6. psychological profiling (Category 1 Academies only); 233.7. cardiac screening for Academy Players in the Under 15 age group and above; 233.8. medical examinations on all its Academy Players registered on Scholarship Agreements in accordance with the requirements laid down in Appendix 6 to the Rules; and 233.9. monitoring of physical exertion (Category 1 Academies only), and shall submit to the League such information as it may from time to time require in order to establish a national database of athletic development. 234. Subject to a Club complying with Rule 233, the Premier League will make available to it (on an anonymised basis) benchmarked data derived from the information provided to it by all Clubs. Duty of Care Duty of Care

483 484Youth Development Rules 235. Each Club which operates an Academy shall ensure that each of its registered Academy Players on the Full Time Training Model is registered with an NHS general practitioner for the provision of general medical services, using the address at which he resides. 236. Each Club which operates an Academy shall ensure that details of all injuries suffered by its Academy Players and of all rehabilitation are recorded and provided to the Premier League and The Football Association in order that a national audit of injury and rehabilitation may be maintained. 237. Subject to a Club complying with Rule 236, the Premier League will make available to it benchmarked data derived from the national audit of injury and rehabilitation. 238. Each Club which operates an Academy shall ensure that it has in place an Emergency Action Plan for all locations that it uses for any matches and training, and that all relevant Academy Staff are aware of its contents, and that it provides a copy of it in advance of all its home matches in the Games Programmes to its opponents. Guidance For the avoidance of doubt, the Emergency Action Plan should be produced in addition to the Club’s Medical and Safety Action Plan (see Premier League Rule O.16). All members of the Academy’s medical staff should be made aware of the contents of the Club’s Medical and Safety Action Plan. See Rule 110.6: the Academy Doctor shall be responsible for the preparation of their Club’s Emergency Action Plan. The League will assist with the sharing of Emergency Action Plans. 239. Each Club which operates an Academy shall ensure that there is available at all games involving Academy teams appropriately trained pitch-side medical personnel to provide player first aid, and pre-hospital care and, without prejudice to the generality of the foregoing or to any Rules applicable to an Authorised Game, that: 239.1. in respect of each match in the Professional Development Phase Games Programme, Clubs must ensure the following qualified individuals be present at the venue: Academy Category Individuals who must be present Category 1 Home Team • A doctor who holds a current ATMMiF or an equivalent or higher qualification approved by the Board; • A paramedic and ambulance; and • A physiotherapist (or Sports Therapist) who holds a current ATMMiF or an equivalent or higher qualification approved by the Board. Away Team A doctor, physiotherapist or Sports Therapist who holds a current ATMMiF or an equivalent or higher qualification approved by the Board. Category 2 Home Team • A doctor who holds a current ATMMiF or an equivalent or higher qualification approved by the Board or a paramedic; • An ambulance (for Premier League Clubs); and • A physiotherapist (or Sports Therapist) who holds a current ATMMiF or an equivalent or higher qualification approved by the Board. Away Team A doctor, physiotherapist or Sports Therapist who holds a current ATMMiF or an equivalent or higher qualification approved by the Board. .. Academy Category Individuals who must be present Category 3 Home Team • A doctor who holds a current ATMMiF or an equivalent or higher qualification approved by the Board; or • A physiotherapist (or Sports Therapist) who holds a current ITMMiF or an equivalent or higher qualification approved by the Board Away Team A doctor, physiotherapist or Sports Therapist who holds a current ITMMiF or an equivalent or higher qualification approved by the Board. Category 4 Home Team • A doctor who holds a current ATMMiF or an equivalent or higher qualification approved by the Board; or • A physiotherapist (or Sports Therapist) who holds the ITMMiF or an equivalent or higher qualification approved by the Board. Away Team A doctor, physiotherapist or Sports Therapist who holds a current ITMMiF or an equivalent or higher qualification approved by the Board. 239.2. in respect of each match in the Foundation Phase and Youth Development Phase, Clubs must ensure the following qualified individuals be present at the venue: Academy Category Individuals who must be present Category 1 Home Team A doctor, physiotherapist or Sports Therapist who holds a current ATMMiF or an equivalent or higher qualification approved by the Board. Away Team A doctor, physiotherapist or Sports Therapist who holds a current ITMMiF or an equivalent or higher qualification approved by the Board. Category 2 Home Team A doctor, physiotherapist or Sports Therapist who holds a current ITMMiF or an equivalent or higher qualification approved by the Board. Away Team A doctor, physiotherapist or Sports Therapist who holds a current ITMMiF or an equivalent or higher qualification approved by the Board. Category 3 Home Team A doctor, physiotherapist or Sports Therapist who holds a current ITMMiF or an equivalent or higher qualification approved by the Board. Away Team A doctor, physiotherapist or Sports Therapist who holds a current ITMMiF or an equivalent or higher qualification approved by the Board. 239.3. a defibrillator and trauma equipment are maintained and accessible at each venue at which matches are played and at which coaching takes place. Duty of Care Duty of Care

485 486 Youth Development Rules Sports Science and Medicine/Performance Support Youth Development Rules Guidance Rule 86 requires each coach to hold a current Basic First Aid for Sport Qualification, current EFAiF or an equivalent or higher qualification approved by the Board. Thus, all coaches attending matches in all of the Development Phases should hold this qualification. Knowledge of how to use a defibrillator is a requirement of the Basic First Aid for Sport Qualification / EFAiF. Accordingly, the net effect of these Rules is that there must be somebody present at all games who knows how to use a defibrillator. Each Club’s Emergency Action Plan should include details of the members of Academy Staff required by Rules 239.1 and 239.2. Each Club should consider its individual circumstances when ascertaining the appropriate ratio and level of medically qualified staff required to optimise their pre-hospital care and action its Emergency Action Plan. This might include, but is not limited to, considerations of its venue layout, the number of games being played, the numbers of players on site and how appropriate cover is maintained in the event of an incident occurring and a member of staff being required to leave the pitch side. A list of the trauma equipment required by Clubs will be provided prior to the commencement of the Season. In respect of Festivals and Tournaments organised by the Premier League, Clubs should review any rules published by the Premier League applicable to the event, which may contain specific requirements in relation to the medical personnel that the participating Clubs (or clubs) need to provide. In the absence of any specific requirements contained in the rules that are applicable to the event, Clubs should ensure the qualified individuals set out in Rule 239 above are present at the Festival / Tournament. Unless otherwise specified by the Premier League, the Clubs (or clubs) participating in the event must meet the 'Away Club' requirements. 240. Without prejudice to the requirements of Rule 239, the following qualified individuals shall be present at all venues at which coaching is taking place: Academy Category Individuals who must be present Category 1 A physiotherapist or a Sports Therapist with a current ITMMiF or an equivalent or higher qualification approved by the Board Category 2 A physiotherapist or a Sports Therapist with a current ITMMiF or an equivalent or higher qualification approved by the Board Category 3 A member of staff who holds a current EFAiF or an equivalent or higher qualification approved by the Board Category 4 A member of staff who holds a current EFAiF or an equivalent or higher qualification approved by the Board Sports Science and Medicine/Performance Support Programme 241. Each Club which operates an Academy shall establish a Sports Science and Medicine/ Performance Support Programme (in accordance with the criteria set out in these Rules which apply to the Category of its Academy) for the benefit of its Academy Players. 242. Each Club’s Sport Science and Medicine/Performance Support Programme shall be managed by its Head of Academy Sports Science and Medicine (in the case of a Club which operates a Category 1 or Category 2 Academy) or by an appropriately qualified Official (in the case of the Club which operates a Category 3 or Category 4 Academy). 243. The Sports Science and Medicine/Performance Support Programme of each Club should detail the planned provision to each of its Academy Players of at least the following areas: 243.1. physical development; 243.2. medical services; 243.3. diet and nutrition; 243.4. Performance Analysis; and 243.5. psychology. 244. The progress and development of each Academy Player under the Sports Science and Medicine/Performance Support Programme (including without limitation the results of the tests set out in Rule 233, and full details of any injuries, the treatment thereof, and the length of any period of rehabilitation) shall be noted in his Multi-disciplinary Review and recorded in his Development Journey. Performance Analysis 245. Each Club operating a Category 1 or Category 2 Academy shall: 245.1. have such technical facilities as are necessary to undertake the Performance Analysis required of it by Rule 245.2; 245.2. undertake Performance Analysis (including, in the case of a Club which operates a Category 1 Academy, by undertaking GPS evaluation in the Professional Development Phase and in the Youth Development Phase if the Full Time Training Model is utilised) of training activity and matches in the Youth Development Phase Games Programme, the Professional Development Phase Games Programme and the Professional Development League; 245.3. use the results of such Performance Analysis in its monitoring of the coaching and development of Academy Players in the Youth Development Phase and the Professional Development Phase; and 245.4. make available to the League such Performance Analysis data as it reasonably shall require to undertake the benchmarking of data for that Academy against national trends. 246. Each Club operating a Category 3 or Category 4 Academy shall comply with Rule 245 but only in respect of players in the Under 17 to Under 18 age groups. Duty of Care

487 488 Sports Science and Medicine/Performance Support Youth Development Rules Talent Identification and Recruitment Youth Development Rules Scouts: Qualifications 248. Each Club which operates an Academy shall ensure that each of its Scouts whose duties include the identification of Academy Players whose registration the Club may wish to secure (in addition to complying with the provisions of Section Q (Scouts) of the Premier League Rules): 248.1. is in possession of such qualification as the League may require from time to time; 248.2. understands and complies in full with the Premier League Rules, these Rules and the Code of Conduct for Scouts (as set out in Appendix 10); and 248.3. undertakes Continued Professional Development each year. Guidance Clubs should take steps to provide opportunities for their registered Scouts to undertake relevant qualifications, such as the FA National Talent Identification & Scouting in Football badge. 249. Each Club shall ensure that, where the relevant Scout’s duties include those referred to in Rule 248, in addition to complying with the Scout registration requirements of Section Q (Scouts) of the Premier League Rules, it provides evidence to the League within five days of employing or engaging the Scout that the Scout holds the qualification required by Rule 248.1, and the League shall register the Scout where it is satisfied that the registration requirements of Section Q (Scouts) have been complied with and the Scout holds the qualification required by Rule 248.1. Scouts: Attendance at Matches 250. Each Club which operates an Academy shall permit the Scouts of other Clubs to attend matches played in the Games Programmes provided that: 250.1. the Club which has employed or engaged the Scout notifies both Clubs involved in the match of the Scout’s proposed attendance by no later than 12 noon on the last Working Day before the published date of the match. The notification required by this Rule 250.1 shall be submitted through the 'League Schedule' section of the Football Intelligence Platform; and 250.2. the Scout is able to produce on demand to the Home Club the identification card issued to them by their Club in accordance with the Premier League Rules. 251. Each Scout shall inform the home Club of their arrival at a match. 252. Each Club which operates an Academy shall prepare and produce a document setting out the process of how Scouts employed by that Club should approach Academy Players (and other players) and the process thereafter. Such process should comply in full with the Premier League Rules, these Rules and the Code of Conduct for Scouts (as set out in Appendix 10) and should build upon the training that the Scout received while obtaining the relevant scouting qualification referred to in Rule 248.1. Registrations and Provision of Information by the League 253. Upon receiving an application by a Club to register an Academy Player, the League shall immediately provide to the Academy Player’s Parent(s) a copy of these Rules and the Parent’s Charter. 247. Subject to a Club complying with Rule 245 or 246 (as appropriate depending on the Category of its Academy), and to a sufficient number of Clubs (and EFL clubs) likewise complying, the Premier League may make available to it benchmarked data derived from comparing the Performance Analysis data it has submitted to the League with that submitted by other Clubs (on an anonymised basis). Guidance The League will produce further detail of the proposed national programme of Performance Analysis for the older Academy age groups. The proposals in this regard will be presented to Clubs in due course. If Clubs approve these proposals, then (subject to Club approval) a requirement will be inserted in the Rules for Clubs to contribute information to this national programme.

489 490 Talent Identification and Recruitment Talent Identification and Recruitment Youth Development Rules 254. Subject to Rule 255, the League will undertake the registration (which shall be backdated to the date of application) of the Academy Player if: 254.1. seven days have elapsed from the date the League receives the application referred to above; and 254.2. during that time, the League has not been contacted by the Academy Player or his Parent(s) to inform the League that he no longer wishes to be registered as an Academy Player for that Club, and in such circumstances, the Academy Player may be coached by and play for the Club during the period of seven days referred to in Rule 254.1. The provisions of Rules 319 to 323 shall apply during the period referred to in Rule 254.1. 255. Without prejudice to its powers of inquiry under Section W (Disciplinary) of the Premier League Rules, prior to undertaking any registration of a player as an Academy Player, the League may, in its absolute discretion, request: 255.1. any Official of the Club seeking to register the player, any Official of a Club with which the player has previously been registered, the player himself and/or his Parent(s) to appear before it to answer questions; and 255.2. such Persons or any Club (or club) to produce documents, in each case, to ensure that there has been no breach of Rules 319 to 323. 256. The relevant Club and Official(s) must respond promptly and comprehensively to any request for an interview pursuant to these Rules and must not only answer questions, provide information and provide documents when requested to do so, but also (for example and without limitation) they must not delay at all in doing so, and they must do so on a co-operative and open basis, which includes volunteering relevant information and documents unknown to the League but may reasonably be considered relevant to the subject matter of the League’s requests, obtaining such information and documents from other parties when able to do so, and ensuring that the appropriate individuals are made available for questioning by the League. 257. The relevant player and/or his Parent(s) must respond promptly and comprehensively to any request for an interview pursuant to these Rules and must answer the League’s questions and/or provide information requested by the League within a reasonable timeframe and ensure that they preserve all documents and/or information relating to the player’s proposed registration. 258. Where a request is made by the League in accordance with Rule 255, the League may, in its absolute discretion, stay the registration of the player as an Academy Player until it is satisfied that there has been no breach of Rules 319 to 323 (and, in such circumstances, the player may not be coached by or play for (in Authorised Games or otherwise) and/or, save where the League approves otherwise, have any other form of contact with the Club seeking to register him until the League notifies the Academy Player and the Club that the registration has been undertaken). 259. Subject to Rules 295 to 297 and 310, if the Academy Player directly or indirectly contacts another Club, and such contact results in the Academy Player becoming registered with that other Club without the consent of the Club with whom he is registered, the other Club shall be presumed to have breached Rule 319. 260. All Clubs are required, from 1 December 2025 to: 260.1. either: 260.1.1. take all reasonable steps to ensure that its Directors and Officials (including Scouts) conduct all business in any way related to the scouting, recruitment or registration of any Academy Player (or prospective Academy Player) on devices or servers that are issued or otherwise controlled by the Club; or 260.1.2. where such business is not conducted on such devices or servers, have in place all necessary policies, procedures and contractual provisions which provide that (to the greatest extent lawfully possible) relevant communications, records, documents and information from any other devices or servers must be delivered to the Club promptly on request so that the Club (and where applicable, the Official or Director) is able to respond promptly and completely to any request by the League or Board for information pursuant to these Rules; and 260.2. preserve communications, records, documents or information (and have in place all necessary processes, procedures and contractual provisions which provide that (to the greatest extent lawfully possible) its Officials and Directors so preserve) where the Club is aware that such communications, records, documents and information are/is, or might reasonably be considered to be, relevant to a matter that is under investigation or inquiry by the League or that is the subject of disciplinary proceedings brought by the League. Guidance Rule 253 The League will where possible send the Rules and Charter to Parent(s) by email with a read-receipt, or by recorded delivery if no email address is provided. Rule 259 The presumption set out in this Rule is rebuttable if the new Club can establish to the satisfaction of the Board that it did not in fact breach Rule 319. Time/Distance Rules 261. Subject to Rule 291, each Club which operates an Academy shall be permitted to register Academy Players who reside within the travel times measured from the location of the Club’s principal venue for the provision of coaching and education set out in the following table:

Talent Identification and Recruitment

	Permitted recruitment time/distance		
	Foundation Phase	Youth Development Phase	Professional Development Phase
Category 1	1 hour	no limit for Academy Players engaged in the Full Time Training Model between the Under 14 and Under 16 age groups; 1 ½ hours for all other Academy Players in the Youth Development Phase	no limit
Category 2	1 hour	1 ½	no limit
Category 3	1 hour	1 ½	no limit
Category 4	N/A	N/A	no limit

Any question or dispute concerning the travelling time requirements in this Rule, and whether permission should be granted to register the relevant Academy Player, shall be determined by the Board.

Guidance

When making a determination, the Board will consider applicable travel times based on the likely time of day and mode of transport used by the Player when attending the Academy.

Trials

262. Subject to the conditions set out in Rules 263 and 269, a Trialist may attend an Academy for up to eight consecutive weeks in any one Season without being registered provided that:

262.1. at least seven days' prior written notice to that effect shall be given to any junior club of which such Trialist is a member and the Trialist's school; and

262.2. before the trial commences his particulars shall be notified forthwith to the League by sending to the Board (a) PLYD Form 2 duly completed, (b) proof of his home address and date of birth in such form as is required by the Board and (c) a photographic image of the Trialist in such format as is required by the Board.

Guidance

The trial provisions in Rules 262 to 273 refer to a domestic trialist only which means a Trialist (a) registered with a club in England and/or (b) domiciled in England, save that a trialist domiciled in England that would require a minor application (and International Transfer Certificate, if applicable) to register in the event of a successful trial can only participate in friendly matches, and may not participate in Academy matches organised by the League (such as Games Programme matches) during the trial.

491

Talent Identification and Recruitment

Youth Development Rules

The position in respect of an international trialist, being a trialist who is both domiciled outside of England and would require a minor application (and International Transfer Certificate, if applicable) to register in the event of a successful trial (who would be registered on PLYD Form 2A), is governed by the FIFA Regulations on the Status and Transfer of Players.

263. In the case of the Trialist in one of the age groups Under 9 to Under 16, a Club may apply to the Board for permission to extend the period of eight weeks referred to in Rule 262 for an additional period of four weeks.

264. An application to extend a trial period must be:

264.1. made by the Club at least one week before the Trialist's trial period is due to expire;

264.2. accompanied by such information and assurances as the League may require; and

264.3. consented to by the Trialist and his Parent(s).

265. An application to extend a trial period shall only be granted by the League if it is satisfied as to arrangements put in place by the Club for the welfare and education of the Trialist.

266. A Trialist may not register with another Club (or club) during the first seven weeks of the initial eight week trial period but may at any time terminate an extended trial period to which he is subject.

267. Rule 44 (Development Journey) and Rule 45 (Multi-disciplinary Reviews) shall apply with regard to Trialists.

268. Each Club shall give the League all such access to information and Persons as it may require in order to monitor the welfare and progression of Trialists and to determine whether to grant an application to extend a trial period.

269. The conditions referred to in Rule 262 are as follows:

269.1. a trial may be offered or given by a Club to anyone in age groups Under 9 to Under 11 (inclusive) who has his permanent residence within one hour's travelling time of the Club's Academy;

269.2. a trial may be offered or given by any Club to anyone in age groups Under 12 and Under 13 who has his permanent residence within one and a half hours' travelling time of the Club's Academy or for a player that a Club proposes to register under Rule 291;

269.3. a trial may be offered or given by a Club to anyone in age groups Under 14 to Under 16 inclusive;

269.4. subject to Rule 269.5.2, a trial may be offered or given by one or more Clubs to an Academy Player in age group Under 16 who has been informed by the Club holding his registration that it will not offer to enter into a Scholarship Agreement with him, any such trial or series of trials may not in the aggregate exceed eight weeks; and

269.5. a trial may not be offered or given to anyone:

269.5.1. who is on trial at another Academy; or

492

493 494 Talent Identification and Recruitment Talent Identification and Recruitment Youth Development Rules 269.5.2. whose registration is held by another Club (or club) except with the written consent of such Club (or club) or in the case of an Academy Player who is exercising his entitlement under either Rules 295 to 297 or 310 to seek registration as an Academy Player at the Academy of another Club (or club). Any question or dispute concerning the travelling time requirements in this Rule shall be determined by the Board in its absolute discretion. 270. If a Trialist attending an Academy is injured so that he cannot be coached or play football or if the period of his trial is interrupted by any other occurrence, application may be made to the Board in writing (at least one week before the Trialist’s trial period is due to expire) to extend the period of his trial, giving full reasons therefor, and the Board shall have power to extend such period in such terms as it may think fit. 271. If before the date upon which a Trialist’s trial period is due to end his trial is terminated, notice to that effect shall be given to the League by sending to the Board PLYD Form 3 duly completed. 272. Upon a Trialist commencing a trial, the League may provide to him and his Parent(s) a copy of these Rules and such other information as the League considers relevant. 273. Where a Club makes an application to the League in PLYD Form 5 that an Academy Player who is a Trialist with that Club at the time of the application be registered as an Academy Player with that Club, the relevant trial will be immediately deemed cancelled by the League and the provisions of Rules 253 to 259 shall apply. Pre-Registration Agreements 274. Subject to the provisions of Art. 19 of the FIFA Regulations on the Status and Transfer of Players, on or after 1 January in any season a Club may enter into a pre-registration agreement with a player who does not reside within one and a half hours’ travelling time of its Academy provided that such a player is then: 274.1. in his Under 16, Under 17 or Under 18 year; 274.2. in Full Time Education; and 274.3. not registered with another Club or EFL club (except in circumstances where the Board grants approval for the player to remain registered at his current Club until the agreement takes effect). 275. A pre-registration agreement shall be in PLYD Form 4 and shall include an undertaking by the Club to enter into a Scholarship Agreement with the player upon the Club having acquired the player’s registration and: 275.1. in the case of a player in his Under 16 year, on or after the last Friday in June in the academic year in which the Academy Player reaches the age of 16; or 275.2. in the case of a player in his Under 17 or Under 18 year, upon his ceasing Full Time Education. Unless authorised in writing by the Board, a breach of such an undertaking will constitute a breach of these Rules. 276. Clubs shall submit to the Board copies of all pre-registration agreements within five days of their being entered into, which must include (a) PLYD Form 4 signed on behalf of the Club by an Authorised Signatory, (b) proof of both the player’s home address and date of birth in such form as is required by the Board (with any subsequent change(s) of address to be submitted by the Club to the League) and (c) a photographic image of the player in such format as is required by the Board. 277. A written Coaching Curriculum shall be annexed to each pre-registration agreement and the player shall not be coached by or at the Club’s Academy or participate in its matches, tours, Festivals, Training Camps or Tournaments until the programme has been approved in writing by the Board and then only to the extent set out in the programme. Registrations 278. Each Club shall ensure that only Academy Players registered with that Club, Trialists attending trials in accordance with Rule 262 and players with whom the Club has entered into a pre-registration agreement in accordance with Rule 274 shall be coached by or at that Club’s Academy or participate in matches, tours, Festivals, Training Camps or Tournaments in which the Club operating that Academy is involved. Guidance This provision refers to a domestic trialist only which means an Academy Player (a) registered with a club in England and/or (b) domiciled in England, save that a trialist domiciled in England that would require a minor application (and International Transfer Certificate, if applicable) to register in the event of a successful trial can only participate in friendly matches, and may not participate in Academy matches organised by the League (such as Games Programme matches) during the trial. The position in respect of an international trialist is governed by the FIFA Regulations on the Status and Transfer of Players. 279. Each Club must ensure that every player who represents it in a match, Festival, Tournament or any other event that forms part of the Games Programme is able to produce at that event, on request by the League, a valid registration card issued by the League (which shall include any form of digital registration card issued by the League). 280. Subject to Rule 281, players in age groups Under 9, Under 10, Under 11, Under 12, Under 14 and Under 16 shall be registered for one year and those in age groups Under 13 and Under 15 for two years. 281. The registration of an Academy Player shall endure until the last Friday in June in the academic year in which he reaches the age of 16 if: 281.1. he is engaged in the Full Time Training Model; or 281.2. the Club has made an application to the Board to this end, having offered to engage the Academy player on the Full Time Training Model and the Academy Player having rejected this offer for sound educational reasons. In such a case the Board shall enquire into the circumstances and satisfy itself as to the bona fides of the application, and if so satisfied shall have the power to determine that the Academy Player’s registration should so endure. 282. The registration of Academy Players will be undertaken by the League and all registrations are subject to the approval of the Board. 283. Registrations of Academy Players undertaken by the EFL which are held by Clubs promoted to the League shall be treated as having been undertaken by the League provided all circumstances surrounding that registration comply with these Rules, failing which the League shall be at liberty to reject that registration unless otherwise determined by the Board.

495 496 Talent Identification and Recruitment Talent Identification and Recruitment Youth Development Rules 284. An application for the registration of an Academy Player at an Academy shall be made by completing and submitting to the Board (a) PLYD Form 5 signed on behalf of the Club by an Authorised Signatory, (b) a copy of the Code of Conduct referred to in Rule 220, (c) proof of both the Academy Player’s home address and date of birth in such form as is required by the Board (with any subsequent change(s) of address to be submitted by the Club to the League) and (d) a photographic image of the Academy Player in such format as is required by the Board. The completed PLYD Form 5 must be submitted to the Board by the Club within five days of signature by the Academy Player. 285. A Club shall request each Academy Player (or if he is a minor his Parent(s)) to complete PLYD Form 6 at the same time that he completes PLYD Form 5. If he does so the Club shall submit the completed PLYD Form 6 to the Board at the same time that it submits PLYD Form 5. If the Academy Player or his Parent(s) (as applicable) elects not to complete PLYD Form 6, he should nevertheless submit PLYD Form 5 to the Board forthwith. 286. An application in PLYD Form 5 shall be refused if it is made in respect of a Player with whom a Club (or club), other than the Applicant Club, has entered into a pre-registration agreement which remains current. 287. Except in the case of a Scholar, a player shall not be registered as an Academy Player unless he is in Full Time Education. 288. The Board may from time to time direct the minimum number of Academy Players to be registered by each Club in each age group, and each Club shall comply with any such direction. 289. The maximum numbers of Academy Players registrable by a Club at any one time are as follows: Age groups Under 9 to Under 14 inclusive: 30 in each age group Age groups Under 15 and Under 16 inclusive: 20 in each age group Age groups Under 17 and Under 18 inclusive: 30 across both age groups Age groups Under 19 to Under 21 inclusive: 15 in each age group 290. No application to register any Academy Player in the Under 9 age group may be signed by the Academy Player before the third Saturday in May immediately preceding his Under 9 year. 291. A player in age groups Under 12 to Under 16 (inclusive) who resides more than one and a half hours’ travelling time from the nearest Academy may be registered as an Academy Player at the nearest Club which operates an Academy of the appropriate Category subject to the following conditions: 291.1. an application for registration of an Academy Player under the provisions of this Rule shall be accompanied by a written Coaching Curriculum which shall include full particulars of any coaching the Academy Player will receive at or in the locality of his place of residence; 291.2. the Coaching Curriculum shall be designed so as to ensure that it does not cause the Academy Player to be absent from school; 291.3. in the case of an Academy Player registered under the provisions of this Rule at an Academy, the Head of Education shall make enquiries of the Academy Player’s school at least four times each Season during the currency of his registration so as to satisfy themself that the Academy Player’s best interests are being served by the Coaching Curriculum and that it is not adversely affecting his education; the result of each enquiry shall be reported in writing to the Academy Manager who in the event of an adverse report shall apply to the Board for the cancellation of the Academy Player’s registration; and 291.4. unless any other travelling arrangements have been submitted to and approved in writing by or on behalf of the Board, on the occasion of each visit by the Academy Player to the Academy at which he is registered he shall be accompanied on both the outward and the return journey by his Parent(s). Guidance The League has issued specific guidance as to the application of this Rule in respect of English national youth players based off the mainland. 292. An application to register an Academy Player shall be refused if: 292.1. the Academy Player is in age groups Under 10, Under 11 or Under 12; 292.2. the registration of that Academy Player was held by another Club or EFL club (“the former Club”) within the period of 12 months prior to the making of the application; 292.3. the former Club had given notice to that Academy Player under the provisions of Rules 294.1 or 294.2 that it intended to retain his registration; and 292.4. the Club making the application had within the said period of 12 months registered two Academy Players in age groups Under 10, Under 11 or Under 12 whose registrations had been held by the former Club, unless the Club making the application and the former Club agree otherwise. 293. On or before the third Saturday in May in every year each Club shall send to the Board a list in PLYD Form 7 containing the names of each of the Academy Players whose registration it then holds (other than those who have entered into a Scholarship Agreement whose names are included in the list required by Premier League Rule U.32), indicating: 293.1. which it retains; 293.2. which it intends to retain; and 293.3. which it intends to terminate (with effect from the first Saturday in June). End of Season Procedure 294. Except in the case of an Academy Player who has been offered and has accepted a Scholarship Agreement in accordance with Rule 305: 294.1. on or before the third Saturday in May in every year in which his registration is held, each Club shall give or send to each of its Academy Players in age groups Under 9 to Under 11 PLYD Form 8 notifying him whether it intends to retain or to terminate his registration with effect from the first Saturday in June; and

497 498 Talent Identification and Recruitment Talent Identification and Recruitment Youth Development Rules 294.2. on or before the third Saturday in May, each Club shall give or send to each of its Academy Players in age groups Under 12 and Under 14 PLYD Form 9 notifying him whether it intends to retain his registration for the next two seasons or to terminate it with effect from the first Saturday in June. 295. An Academy Player who receives notification under Rule 294.1 or 294.2 of his Club’s intention to terminate his registration shall be at liberty following receipt of such notification to seek registration as an Academy Player at the Academy of any other Club (or club). 296. An Academy Player who receives notification under Rule 294.1 or 294.2 of his Club’s intention to retain his registration shall likewise be at liberty after the first Saturday in June to seek registration as an Academy Player at the Academy of any other Club (or club) provided that: 296.1. by the first Saturday in June he has given written notice to his Club and the Board terminating his registration; and 296.2. he has received the Board’s written acknowledgement of the same. 297. An Academy Player in age group Under 16 who has not received an offer to enter into a Scholarship Agreement by 31 December or who has been notified in writing by his Club that such an offer will not be forthcoming shall thereafter be at liberty to seek registration as an Academy Player at the Academy of any other Club (or club) and, in such circumstances (save where the Academy Player concerned remains in Full Time Education beyond his Under 16 year), the Club that holds his registration shall not be entitled to receive compensation from any Club (or club) that subsequently registers the Academy Player for its training and development of that Academy Player, in accordance with Rule 351. Guidance In the circumstances outlined in Rule 297, where a different Club or club signifies its intent to register the Academy Player beyond his Under 16 year, the two Clubs/clubs concerned, the Academy Player (through his Parent(s)) and the League shall enter into discussions, where appropriate, to consider means by which he might begin training with his new Club or club before the end of his Under 16 year, provided always that his education is not negatively affected in any way. Termination of Registration 298. Subject to Rule 300, the registration of an Academy Player who has not entered into a Scholarship Agreement with a Club shall terminate upon the happening of the earliest of the following events: 298.1. the Academy Player completing his Full Time Education; 298.2. the receipt by the Board at any time of a mutual cancellation notification in PLYD Form 10 duly completed and signed by the Academy Player and his Parent(s) and on behalf of the Club holding his registration; 298.3. the receipt by the Board of the Academy Player’s notice duly given in accordance with the provisions of Rule 296.1; 298.4. the first Saturday in June following the receipt by the Board of PLYD Form 7 upon which his Club has indicated its intention to terminate the Academy Player’s registration; or 298.5. the expiry, surrender, suspension or revocation of the Academy licence of the Club holding the registration. 299. Where a club is relegated to the National League (a “Former EFL club”), the club shall be entitled to retain the registration of any Academy Players registered at the date of relegation, and such registrations shall automatically terminate upon the happening of the earliest of the following events: 299.1. the club ceases to operate an Academy in accordance with these Rules; or 299.2. on 30 June immediately after the second Season following relegation (unless by that date the club has been promoted back to the EFL). 300. The Board shall have power at any time to cancel the registration of an Academy Player: 300.1. upon the written application of either: 300.1.1. the Academy Player or, if the Academy Player is a Child, his Parent(s) on his behalf (and one of the grounds, but not the only ground, on which such an application may be made is that the categorisation of the Club’s Academy has been lowered pursuant to Rule 27.3); or 300.1.2. the Club holding his registration; or 300.2. of its own volition in the circumstances set out in Rule 301. 301. If the Board is not satisfied that a Club is complying with any one or more of the Rules concerning the Hybrid or Full Time Training Model, or if it is of the view that the education of an Academy Player engaged on the Hybrid or Full Time Training Model is being prejudiced as a result of his engagement thereon (regardless of whether the Club is in compliance with these Rules) it may, either of its own volition or on the written application of an Academy Player who is affected thereby (or of his Parent(s) on his behalf if he is a Child): 301.1. cancel the registration of the Academy Player; or 301.2. order that the Academy Player be deemed to be engaged on one of the other Training Models. 302. The Board will not exercise its powers set out in Rule 300 without having first given the Club, the Academy Player and his Parent(s) the opportunity to make representations to it. 303. The Board shall determine such an application in such manner as it shall think fit and, in particular, shall have power to appoint one or more suitably qualified Persons to enquire into all the circumstances of the application (adopting such procedures as are considered appropriate) and to report to the Board, recommending whether the application should be granted or refused. If the application is granted, the Board may impose conditions (e.g. as to compensation) on the cancellation of the registration. For the avoidance of doubt, the ability to determine any application, and any conditions relating thereto, shall continue notwithstanding any expiry of the registration after the date of the original application. 304. Upon an Academy Player’s registration terminating by virtue of the provisions of Rule 298.2, the Board shall provide him with a copy of PLYD Form 10 as evidence thereof. Scholarships 305. From 1 July between his Under 13 and Under 14 year and in any event on or before 31 December in his Under 16 year, a Club may offer to enter into a Scholarship Agreement with an Academy Player whose registration it holds.

499 500 Talent Identification and Recruitment Talent Identification and Recruitment Youth Development Rules 306. Failure by a Club to honour any offer of a scholarship notified to the League in accordance with Rule 309, without reasonable cause shall render that Club liable to disciplinary action pursuant to Section W (Disciplinary) of the Premier League Rules. 307. A Club may likewise offer to enter into a Scholarship Agreement with an Academy Player in age group Under 16 who is seeking registration under the provisions of Rule 297. 308. A club which operates a Category 4 Academy may only offer to enter into a Scholarship Agreement with: 308.1. anyone who is not an Academy Player; or 308.2. an Academy Player in age group Under 16 who is seeking registration under the provisions of Rule 297, but only on or after 1 January in his Under 16 Year. 309. Any offer made under the provisions of Rules 305 or 307 shall be in PLYD Form 11, a copy of which shall be sent to the Board by the Club making the offer within five days of it being made. In addition, any offer of scholarship to a player registered with a club not in membership of the Premier League or EFL shall be sent to the Board by the Club within five days of such offer being made. 310. An Academy Player receiving an offer in PLYD Form 11 shall respond thereto within 28 days by completing and submitting to the Club making the offer PLYD Form 12, a copy of which shall be sent to the Board by the Club within five days of receipt. An Academy Player who does not accept the offer shall be at liberty after the first Saturday in June following his Under 16 year to seek registration at any other Club (or club). 311. An Academy Player who fails to respond as required by Rule 310 shall be deemed to have not accepted the offer. 312. A Club may enter into a Scholarship Agreement with an Academy Player if: 312.1. it holds his registration; or 312.2. his registration is not held by another Club (or club); and 312.3. (except in the case of an Academy Player who has entered into a Scholarship Agreement with another Club (or club) which has been cancelled by mutual agreement) he is under the age of 18 years; and 312.4. the Scholarship Agreement commences no earlier than the last Friday in June in the academic year in which the Academy Player reaches the age of 16. 313. An Academy Player who enters into a Scholarship Agreement with a Club shall be: 313.1. entitled to receive such remuneration as shall be determined by the Board from time to time; and 313.2. required to complete his Education Programme (as defined in PLYD Form 1). 314. The registration of an Academy Player who enters into a Scholarship Agreement with a Club shall be effected by completion of and submission to the Board of Football Association Form G(4), signed on behalf of the Club by an Authorised Signatory, together with copies of the Academy Player’s Scholarship Agreement, the initial duration of which must not exceed two years, and by such evidence as the League may require to demonstrate that the Academy Player may take up employment in the United Kingdom. 315. If the parties to a Scholarship Agreement have agreed in writing that they will enter into a contract of employment in Form 12 prior to or immediately upon the termination of the Scholarship Agreement, and provided that the written agreement between them specifies the length of the contract and full details of all the remuneration and benefits payable under it, the Club shall not be obliged to complete and sign a mutual cancellation notification upon the Academy Player’s application for cancellation of his registration pursuant to clause 13.1 of the Scholarship Agreement. If the Club chooses not to cancel the Academy Player’s registration, the Academy Player shall remain registered with the Club and the Scholarship Agreement shall remain in full force and effect. 316. Appeal against Termination An appeal by an Academy Player under the provisions of clause 10.3 or by a Club under the provisions of clause 12.3 of PLYD Form 1 shall be dealt with in accordance Rules T.27 to T.57 of the Premier League Rules. 317. Appeal against Disciplinary Decision An appeal by an Academy Player under the provisions of paragraph 3.3.2 of the Schedule to PLYD Form 1 shall be dealt with in accordance Rules T.27 to T.57 of the Premier League Rules. 318. Within 14 days of a decision of the Board given under the provisions of Rule T.50 of the Premier League Rules, either party may by notice in writing appeal against such decision to the Premier League Appeals Committee whose decision shall be final. Approaches by and to Clubs and Inducements 319. A Club shall not (without the prior written consent of either the Club (or club) at which the Academy Player is registered or with whom the player has entered into a pre-registration agreement), either directly or indirectly, make any approach to or communicate with: 319.1. an Academy Player registered with another Club (or club); or 319.2. a player with whom another Club (or club) has entered into a pre-registration agreement which remains current. Guidance In respect of Rule 319, 'Academy Player' shall include a player registered with an EFL club as an Academy Player pursuant to Rule 1.13 of the EFL’s Youth Development Rules. 320. A public statement made by an Official of or Football Agent for a Club expressing interest in an Academy Player whose registration is held by another Club (or club) or a player with whom another Club (or club) has entered into a pre-registration agreement which remains current shall be deemed for the purpose of Rule 319 to be an indirect approach in breach of that Rule.

Talent Identification and Recruitment

321. Except as permitted by Rules 295 to 297 and 310, an Academy Player whose registration is held by a Club shall not, either directly or indirectly, make any approach to another Club (or club).

322. Except that a Club may, not earlier than 1 November following the commencement of his Under 16 year, offer an Academy Player a contract as a Contract Player upon his attaining the age of 17 years and subject to Rules 274 and 305:

322.1. no Club shall induce or attempt to induce a player to become registered as an Academy Player by that Club by offering him, or any Person connected with him, either directly or indirectly, a benefit or payment of any description whether in cash or in kind;

322.2. no Club shall likewise induce or attempt to induce an Academy Player to enter into a Scholarship Agreement and in particular no Club shall pay or offer to pay to an Academy Player upon his entering into a Scholarship Agreement remuneration in excess of the remuneration referred to in Rule 313.1; and

322.3. no Academy Player shall, either directly or indirectly, accept any such inducement.

323. Clubs should ensure that Academy Players and their parent(s) are made aware that:

323.1. pursuant to Rule 290, no application to register an Academy Player in the Under 9 age group may be signed by the Academy Player before the third Saturday in May immediately preceding his Under 9 year; and

323.2. any document(s) presented to and/or signed by the Academy Player and their parent(s) prior to this date shall not in any way bind the Academy Player to register at the Club.

501

Youth Development Rules
Facilities

Facilities

324. Each Club which operates an Academy shall ensure that:

324.1. it provides as a minimum the facilities and accommodation set out in Rules 326 to 340; and

324.2. if it operates a Category 1 Academy, such facilities and accommodation are available for the exclusive use of its Academy at all times when it requires access to them in order to comply with these Rules.

325. Save where otherwise indicated, or with the permission of the Board, the facilities and accommodation set out in Rules 326 to 340 shall be provided at the Club's principal venue for the coaching and education of Academy Players.

326. **Grass pitches**

Category 1	(a)	a sufficient number of grass pitches of the appropriate sizes (as required by the Rules relating to Games Programmes and with goals sized as required by the Rules relating to Games Programmes) to enable the Club to play all its matches in the Games Programmes and fulfil its commitments under these Rules as regards coaching;
	(b)	one floodlit grass pitch enclosed with perimeter fencing and with designated areas for spectator attendance (save that if a Club is unable to obtain planning permission for floodlighting then the requirement for floodlighting shall be waived); and
	(c)	a designated area (on grass) for the coaching of goalkeepers.
Category 2 and 3	(a)	a sufficient number of grass pitches of the appropriate sizes (as required by the Rules relating to Games Programmes and with goals sized as required by the Rules relating to Games Programmes) to enable the Club to play all its matches in the Games Programmes and fulfil its commitments under these Rules as regards coaching; and
	(b)	a designated area for the coaching of goalkeepers.
Category 4	(a)	a sufficient number of grass pitches of the appropriate sizes (as required by the Rules relating to Games Programmes and with goals sized as required by the Rules relating to Games Programmes) to enable the Club to play all its matches in the Games Programmes and fulfil its commitments under these Rules as regards coaching; and
	(b)	a designated area (on grass) for the coaching of goalkeepers.

327. Each Club shall take all reasonable steps to maintain each grass pitch used by its Academy at all times when such pitches are required by the Academy for matches or coaching.

328. The League shall inspect the Academy grass pitches of each Club which operates a Category 1 or Category 2 Academy at least twice a year, and of each Club which operates a Category 3 Academy from time to time.

Youth Development Rules

502

503 504 Facilities Facilities Youth Development Rules 329. Each Club shall take such steps as the Board may require if the Board is not satisfied that a pitch is being maintained to an adequate standard. 330. Without prejudice to the generality of Rule 327, each Club shall ensure that the quality of its pitches used for matches in the Games Programme is not adversely affected by coaching taking place on them. Guidance As a result of Rule 330, Clubs may need to have a greater number of pitches than the bare minimum necessary to fulfil matches in the Games Programme. Clubs which operate a Category 3 or Category 4 Academy who have in place an artificial pitch which does not meet the requirements of such a pitch as defined in Rule 1.20 may continue to use such a pitch until the end of its natural life. Thereafter, however, they must use a pitch which complies with the definition. 331. Artificial Surface pitch Categories 1 and 2 One floodlit outdoor Artificial Surface pitch (save that if a Club is unable to obtain planning permission for floodlighting then the requirement for floodlighting shall be waived). It is recommended and mandatory with effect from 1 July 2016 that this pitch complies with Premier League Rule K.18. Categories 3 and 4 Access to one floodlit outdoor Artificial Surface pitch (which need not be at the principal venue). 332. Indoor area for training and the playing of matches Note: ideally a Club’s indoor facility should be located at its principal venue for the coaching of Academy Players and any new facility must be located at the principal venue. It is accepted, however, that a number of Clubs have existing indoor facilities which are located elsewhere, or that it may be impossible for a Club’s indoor facility to be located at its principal venue for planning reasons. In such cases, where the Board is satisfied that the Club’s indoor facility may be located other than at its principal venue, there shall also be a requirement that the Rules relating to the maximum travel time from an Academy Player’s residence to the coaching venue are complied with. Categories 1 and 2 One indoor Artificial Surface pitch measuring a minimum of 60 yards by 40 yards which shall be owned by the Club (or alternatively the Club must have a legally enforceable agreement with the owner of the facility for its use by the Club, expiring not earlier than the end of the current Season) and which shall be for the exclusive use of the Academy at all times. (Note: an indoor pitch which complies with the size requirements set out in in Premier League Rule K.18 is recommended). Categories 3 and 4 Access to one indoor pitch measuring 60 yards by 40 yards during the months of November to April. Alternatively, the pitch may measure 30 yards by 20 yards but if so the Club shall only be permitted to coach the following maximum numbers of Academy Players at any one time: Age groups Under 9 to Under 14 inclusive: 18 in each age group Age groups Under 15 and Under 16 inclusive: 15 in each age group Age groups Under 17 to Under 21 inclusive: 12 in each age group 333. Changing rooms and washing facilities Categories 1 to 4 (a) suitably-sized changing rooms equal in number to the number of teams (including visiting teams) playing at the Academy at any one time so that each such team has exclusive use of a changing room; (b) a sufficient number of washing and toilet facilities, of a suitable quality, for the exclusive use of all registered Academy Players; (c) a sufficient number of separate washing and toilet facilities, of a suitable quality, for the use of visiting teams; (d) a sufficient number of separate changing rooms and washing and toilet facilities, of a suitable quality, for the exclusive use of Match Officials (with separate male and female facilities in the case of Category 1 and Category 2 Academies only, with appropriate arrangements made at Category 3 and Category 4 Academies to facilitate the changing requirements of both male and female Match Officials); and (e) (in the case of Category 1 and Category 2 Academies only) a sufficient number of changing rooms and washing and toilet facilities, of a suitable quality, for the exclusive use of therapists and coaches employed at the Academy and other relevant Academy Staff. Guidance Sufficient and suitable facilities must be provided at all venues. Thus, if a Category 3 or Category 4 Academy utilises an Artificial Surface pitch or an indoor pitch which is located away from its principal venue, it must ensure that there is substantial compliance with this Rule 333 with regard to changing room and washing facilities. A changing room may not be used as any of the other rooms (e.g. team meeting room) required by these Rules. 334. Team meeting room Categories 1 to 4 A dedicated room large enough to hold 20 people and equipped with individual desks (one per Person), audio/visual projection equipment and a large screen, internet access and computers. Guidance In Category 3 and 4 Academies, this room: 1. need not be located at the principal venue; but 2. if it is so located (but not otherwise), may also be used as the guest lounge described in Rule 335. 335. Guest lounge Categories 1 to 4 A guest lounge for the use of Parents at each training session and match that is open to Parents. The guest lounge shall be large enough to hold 50 people and have access to refreshments and toilet facilities. Note: in Category 3 and 4 Academies, this room may also be used as the team meeting room described in Rule 334 provided that it is large enough.

505 506Youth Development Rules 336. Match analysis suite Categories 1 and 2 A room large enough to hold 20 people and equipped with such appropriate video and IT technology as is necessary to undertake, and present the results of, Performance Analysis. If the facility is shared with the professional squad, access for the Academy sufficient for its purposes needs to be clearly demonstrated. Category 3 A match analysis suite is recommended but not mandatory. 337. Medical facilities Such medical facilities as the Club requires to deliver its Sports Science and Medicine/Performance Support Programme. Guidance Each Club should carefully consider provision of facilities suitable for the medical practice undertaken at each venue. In general, a medical consulting room should be not less than 16m² and should be larger if it includes a separate area for the examination couch. There should be provision for: • Privacy sufficient to ensure confidentiality of consultation; • Desk, examination couch and equipment to facilitate medical examinations to include: • Thermometer; • Sphygmomanometer; • Otoscope and ophthalmoscope; and • Stethoscope; • Electronic or paper medical records in secure format; • Secure/lockable filing system; • Secure/lockable storage for any medicines; • Sufficient provisions for all aspects of medical treatment to be undertaken including: • Protocols and equipment for the provision of Basic Life Support and if not provided elsewhere; and • Protocols and equipment sufficient for Advanced Trauma and Life Support; • Basin with hot and cold water, provision of hand cleansers, clinical taps, hand drying facilities and all necessary provision for effective infection control procedures; • Provision of space and seating for any person accompanying examinee; • Flooring and fittings of materials which can be cleaned to meet infection control standards; and • Telephone. 338. Administration office space Categories 1 to 4 a) such office space and access to IT, email and the internet as each member of Academy Staff requires in order to perform the responsibilities set out in their job description; and b) a private meeting room. Guidance For Category 3 and Category 4 Academies, these can be provided at a place other than the principal venue (e.g. at the Club’s Stadium). 339. Academy Player accommodation Categories 1 to 4 Sufficient and adequate accommodation for all registered Academy Players and Trialists under the age of 18 not residing with their Parents. Clubs shall comply with any guidelines about Academy Player accommodation published by the League from time to time and with all applicable legal requirements in relation to the provision of such accommodation. Such accommodation shall be located in as close proximity as is reasonably practicable to the Club’s principal venue for the coaching and education of Academy Players and to the place at which Academy Players undertake their education (if this is not the principal venue). Guidance Clubs may provide such accommodation by lodging students with private households (subject to compliance with all applicable legal requirements including DBS checks) or by operating their own dedicated facilities (such as hostels). 340. Classrooms Category 1 A minimum of three classrooms which shall each: • contain sufficient desks for 20 students; • contain 20 electronic devices with access to the internet; and • conform in all respects with any requirements for classrooms issued by the Department for Education. Category 2 A minimum of two classrooms which shall each: • contain sufficient desks for 20 students; and • contain 20 electronic devices with internet access. At least one of the classrooms must conform in all respects with any requirements for classrooms issued by the Department for Education. Categories 3 and 4 Access for Academy Players and Trialists to a study area large enough to hold 20 people and which contains at least 20 electronic devices with internet access. Guidance In Category 3 and 4 Academies, this may also be used as the team meeting room provided that the timetabling of lessons in the classrooms allows. Flexibility will be accorded to a Club’s provision of classrooms depending on the number of Academy Players that are engaged in each Training Model. Facilities Facilities

507 508 Youth Development Rules Finance and Expenses Youth Development Rules Finance 341. Each Club which operates an Academy shall by 1 July in each year submit to the League its budgeted Academy Financial Information for its Academy for the following season. 342. Each Club which operates an Academy shall by 1 September in each year submit to the League its actual Academy Financial Information for its Academy for the previous season together with the budgeted Academy Financial Information for that season. 343. The Academy Financial Information required by Rule 341 shall be submitted in the format required by the League. 344. The League may, at its discretion, require (and the Club shall deliver) such further information and explanations as it deems fit in connection with the Academy Financial Information submitted by the Club pursuant to Rules 341 and 343. 345. The League shall have the power to obtain an independent audit of a Club’s Academy Financial Information submitted pursuant to these Rules. 346. Each Club’s Academy Financial Information shall be assessed by the Board in order to determine whether to award to the Club a grant from the Professional Youth Game Fund. 347. Each Club which operates an Academy must comply with the minimum funding requirements as communicated by the League from time to time. Guidance The League will produce benchmarked Club by Club information (on an anonymised basis) with regards to expenditure on youth development on an annual basis. The League will keep the Academy Financial Information provided to it pursuant to Rules 341 and 343 confidential save that: 1. the League may disclose the Information if properly required to do so by law or by any regulatory authority; 2. the League may disclose the Information to the ISO or the PGB (and if it does so, the League shall use all reasonable endeavours to ensure that the ISO or the PGB keeps the Information confidential); 3. the League may disclose the Information to any Person or entity retained to undertake an audit of a Club’s Academy Financial Information pursuant to Rule 345 (and if it does so, the League shall use all reasonable endeavours to ensure that the Person or entity so retained keeps the Information confidential); and 4. the League may use the Information to develop and publish benchmarked information on an anonymised basis. Expenses 348. Without prejudice to Rules 319 to 322, each Club that operates an Academy shall be permitted to reimburse Academy Players, Trialists and their Parent(s) for actual expenses legitimately incurred as a direct result of the Academy Player’s or Trialist’s participation in the activities of the Academy, in accordance with such guidance as is issued by the Board to Clubs from time to time. 349. Without prejudice to Rules 319 to 322, no payment of any kind may be made by a Club to an Academy Player or his Parent(s) (whether directly or indirectly) outside the terms of the guidance issued by the Board in accordance with Rule 348, without the express prior consent of the Board. 350. Each Club that operates an Academy shall submit to the League: 350.1. by 1 July in each year, its Academy Expenses Policy for the upcoming season; and 350.2. by 1 September in each year, its Academy Expenses Information. Finance and Expenses

509 510 Youth Development Rules Compensation Compensation Youth Development Rules Compensation 351. The registration of an Academy Player at an Academy shall impose an obligation on the applicant Club or EFL club (“the Applicant Club”) to pay compensation for the training and development of that Academy Player to any Club, EFL club or Former EFL club (in respect of such period as that club were a member of the EFL) which previously held his registration (“the Training Club”) provided that: 351.1. the Training Club had indicated in PLYD Form 7 (or, in the case of an EFL club club, the equivalent EFL form) its intention to retain the Academy Player’s registration; 351.2. the Training Club had offered to enter into a Scholarship Agreement pursuant to Rule 305 with the Academy Player; 351.3. the Academy Player sought registration at the Applicant Club because he had moved residence outside the permitted travelling time from his last Training Club; 351.4. save where Rule 297 applies, the Training Club and Academy Player mutually agreed to terminate the Academy Player’s registration pursuant to Rule 298.2 and agreed that the Training Club should retain the right to receive compensation should the Academy Player sign for another Club (or club); or 351.5. the Board has made a determination to that effect pursuant to Rule 303; and 351.6. in all the above cases, the Training Club held a valid licence to operate an Academy in accordance with these Rules (or to operate a Football Academy or Centre of Excellence in accordance with the Rules pertaining to youth development which these Rules replaced). 352. The obligation in Rule 351 to pay compensation to a Former EFL club shall not apply in the following circumstances: 352.1. the registration of an Academy Player is released from a Former EFL club in accordance with Rule 299.2; or 352.2. the Former EFL club ceases to operate an Academy in accordance with these Rules. Guidance For clarity, until 30 June immediately after the second Season following relegation to the National League, the Former EFL club shall be entitled to compensation for its registered Academy Players if it continues to operate an Academy in accordance with these Rules. 353. Where the Applicant Club is in both a lower division and has an Academy of lower Category than the Training Club as at the time that the Academy Player joins it, the obligation in Rule 351 to pay compensation shall be varied as follows: 353.1. where the Academy Player is registered with the Applicant Club within 12 months of his being registered to the Training Club, the Applicant Club shall be obliged to pay the contingent compensation (referred to in Rule 359) but not any initial training costs fee (as referred to in Rule 359); or 353.2. where the Academy Player is registered with the Applicant Club in circumstances where at least 12 months have elapsed since he was registered as an Academy Player with any Club or club, there shall be no obligation on the Applicant Club to pay any compensation (whether by way of initial training costs fee or contingent compensation). 354. Where Rule 353 applies and the Academy Player subsequently ends his registration with the Applicant Club and registers as an Academy Player at another Academy which is either operated by a Club in the same or a higher division or is an Academy of the same or higher Category than the original Training Club (the “Further Club”), the Further Club shall be obliged to pay compensation (both to the initial training costs fee and contingent compensation) to the original Training Club in respect of the Academy Player’s time at that Club, in accordance with the provisions of Rules 351 and 355. Guidance In such a scenario, nothing in Rules 353 and 354 shall affect any obligation (as otherwise set out in these Rules) upon the Further Club to pay compensation to the Applicant Club. 355. The amount of compensation referred to in Rule 351 shall be: 355.1. such sum as shall be due pursuant to this section of the Rules; or 355.2. as regards the compensation payable by the Applicant Club to the most recent Training Club, such sum as shall have been agreed between them. 356. Rules 359 to 370 govern the compensation due in respect of an Academy Player who is in, or about to enter, any age group between Under 9 and Under 16 at the time when he is first registered with the Applicant Club save for an Academy Player to whom Rule 357.2 applies. 357. In default of agreement between the Applicant Club and the Academy Player’s most recent Training Club, the Professional Football Compensation Committee shall (in accordance with the provisions of Appendix 13) determine the compensation payable to the latter in respect of an Academy Player: 357.1. who is in any age group between Under 17 and Under 21 when he is registered for the Applicant Club; or 357.2. to whom the Training Club made an offer of a Scholarship Agreement pursuant to Rule 305. 358. In the event that an application pursuant to Rules 357 and 373 is not served by the deadline set out in Appendix 13 and the conditions in Rule 351 are met, a sum calculated pursuant to the compensation provisions in Rules 351 to 375 will, unless the relevant Club (or EFL club) agree otherwise, be payable by default within 30 days of the deadline. 359. The compensation due in respect of an Academy Player to whom Rule 356 applies shall consist of an initial training costs fee payable to the most recent Training Club (and to be paid within seven days of the Academy Player being registered for the Applicant Club) and contingent compensation as is payable to all qualifying Training Clubs in accordance with these Rules. 360. The initial training costs fee referred to in Rule 359 shall be calculated by: 360.1. multiplying the applicable annual fixed training costs calculated in accordance with Rule 361 by the applicable number of years; and 360.2. adding thereto any initial fee (capped at such sum as would have been payable when calculated in accordance with this section of the Rules) paid by the most recent Training Club when it acquired the registration of the Academy Player.

Compensation

361. In Rule 360:

361.1. the "applicable annual fixed training costs" means the sums set out in the table in Rule 362 referable to:

361.1.1. the age group of the Academy Player during any year that he was registered with the Training Club; and

361.1.2. the Category of the Training Club's Academy during that year; and

361.2. the "applicable number of years" means the number of years for which the Academy Player was registered for the Training Club (subject to Rule 369).

362. The applicable annual fixed training costs by reference to the age group of the Academy Player and the Category of Academy are as follows:

Age group of the Academy Player	Category 1	Category 2	Category 3
Under 9	£5,000	£5,000	£5,000
Under 10	£10,000	£8,750	£7,500
Under 11	£15,000	£12,500	£10,000
Under 12	£45,000	£30,000	£15,000
Under 13	£60,000	£40,000	£20,000
Under 14 to Under 16	£80,000 (per year)	£50,000 (per year)	£25,000 (per year)

Guidance

In order to give effect to the compensation Rules under the Elite Player Performance Plan (**"EPPP"**), Clubs' previous Football Academies and Centres of Excellence will have a 'deemed' retrospective categorisation to give effect to the provisions for fixed training costs fee compensation in respect of the years up until the coming into force of the Rules. The following applies:

Status	Deemed retrospective Category for the purposes of calculating compensation (in respect of the period up until the end of Season 2011/12)
Club operated a licensed Football Academy which is placed into Category 1 under the new Rules (all Category 1 Clubs will be the subject of an ISO audit by no later than 31 May 2012)	Category 1
Club operated a licensed Football Academy which is not placed into Category 1 under the new Rules	Category 2
Club operated a licensed Centre of Excellence	Category 3

The annual fixed training costs set out in table at Rule 362 above shall apply to all registrations of Academy Players with Applicant Clubs that are approved following the coming into force of the Season 2022/23 edition of these Rules (i.e. for registrations approved from that date, the annual fixed training costs shall be calculated by reference to the figures herein).

511

Compensation

Youth Development Rules

363. The contingent compensation referred to in Rule 359 shall consist of:

363.1. appearance fees calculated by reference to the number of First Team Appearances (up to a maximum of 100) made by the Academy Player for the Applicant Club or any other Club or EFL club for whom the Academy Player subsequently becomes registered (including by way of a Temporary Transfer or other loan) and to the divisional status of the relevant Club as set out in the table in Rule 365;

363.2. subject to Rule 364, appearance fees shall be calculated up to a maximum of 100 First Team Appearances;

363.3. if the Academy Player's registration is transferred prior to his 23rd birthday to a club affiliated to a national association other than The Football Association (save for any Welsh club which is a member of the League, the EFL or the National League), 20% of any Compensation Fee, Loan Fee and Contingent Sum that the Applicant Club receives which is in excess of:

363.3.1. any amounts of training compensation and/or solidarity payment paid to the Applicant Club and the Training Club pursuant to the FIFA Regulations for the Status and Transfer of Players; and

363.3.2. the actual sum (if any) paid by the Applicant Club to the Training Club to acquire the Academy Player's registration;

363.4. 5% of all Compensation Fees (and transfer fees, where applicable), Loan Fees and Contingent Sums paid in respect of all future transfers of the Academy Player's registration (whether permanent of temporary) to Clubs (or clubs) in membership of the League, the EFL or the National League; and

363.5. 5% of all Loan Fees and Contingent Sums paid in respect of all future transfers on loan to a club affiliated to a national association other than the Football Association (save for any Welsh club which is a member of the League, the EFL or the National League).

364. For the purposes of calculating the contingent compensation referred to in Rule 359, First Team Appearances made in excess of 100 and up to a maximum of 200 (the **"Additional Appearances"**) will result in contingent compensation being payable in circumstances where one or more of a Player's Additional Appearances are played for a Club (or clubs) in a higher division than one or more of the Player's first 100 First Team Appearances. In such circumstances the Additional Appearances will be treated as if they had formed part of the Player's first 100 First Team Appearances, with the result that an additional compensation fee will be due which is equal to any difference in the compensation paid in respect of the Player's first 100 First Team Appearances and any Additional Appearances of a higher value (starting with the lowest compensated appearance).

Guidance

Example 1:

A Player makes 100 First Team Appearances in the Championship, followed by 10 First Team Appearances in the Premier League.

The 100 Championship appearances would result in contingent compensation of £250,000 (£2,500 x 100) being payable to training clubs.

The 10 subsequent appearances in the Premier League would be worth £300,000 (£30,000 x 10) being payable to training clubs.

512

Compensation

The contingent compensation payable to the training club(s) would be 'topped up' to the contingent compensation for 10 Premier League appearances, less the contingent compensation of the Player's lowest-compensated 10 appearances in his first 100 appearances:

- 10 Premier League appearances = £30,000 x 10 = £300,000
- 10 Championship appearances = £2,500 x 10 = £25,000

Total 'top up' fee payable: £300,000 - £25,000 = £275,000

Example 2:

A Player's first 100 First Team Appearances are broken down as follows (i) 1-25 at EFL League 2 level, (ii) 26-75 at EFL League 1 level and (iii) 76-100 at EFL Championship level. The Player goes on to make a further 25 First Team Appearances at EFL Championship level (matches 101-125) and 50 First Team Appearances at Premier League level (matches 126-175).

These first 100 appearances would result in contingent compensation of £93,750 (£250 x 25; £500 x 50; £2,500 x 25) being payable to training clubs.

The contingent compensation payable to the training club(s) would be 'topped up' to the contingent fee for:

- 25 EFL Championship appearances (£2,500 x 25), less the contingent compensation of the Player's lowest-compensated 25 appearances in his first 100 appearances (being at EFL League 2 level: £250 x 25). 'Top up' fee payable in respect of these matches: £62,500 – £6,250 = £56,250; and
- 50 Premier League appearances (£30,000 x 50), less the contingent compensation of the Player's remaining lowest-compensated 50 appearances in his first 100 appearances (being at EFL League 1 level: £500 x 50). 'Top up' fee payable in respect of these matches: £1,500,000 - £25,000 = £1,475,000.

Total 'top up' fee payable: £1,531,250.

365. The appearance fees referred to in Rule 363.1 are as follows:

365.1. Premier League: £30,000;

365.2. EFL Championship: £2,500;

365.3. EFL League 1: £500; and

365.4. EFL League 2: £250.

Guidance

The contingent fees set out above come into force with effect from the coming into force of the Season 2022/23 edition of these Rules and are forward-looking from that date. In order to calculate the contingent fees applicable for registrations approved before the coming into force of the Season 2022/23 edition of these Rules, reference should be made to the following figures:

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Compensation

Youth Development Rules

	Divisional Status of the Club			
Number of First Team Appearances	**Premier League Club**	**EFL Championship Club**	**EFL League 1 Club**	**EFL League 2 Club**
10	£150,000	£25,000	£10,000	£5,000
20	£150,000	£25,000	£10,000	£5,000
30	£150,000	£25,000	£10,000	£5,000
40	£150,000	£25,000	£10,000	£5,000
50	£150,000	£25,000	£10,000	£5,000
60	£150,000	£25,000	£10,000	£5,000
70	£100,000	£25,000	£10,000	£5,000
80	£100,000	£25,000	£10,000	£5,000
90	£100,000	£25,000	£10,000	£5,000
100	£100,000	£25,000	£10,000	£5,000

For the avoidance of doubt, in such circumstances:

- Rule 364 will not apply, such that only First Team Appearances up to a maximum of 100 will apply for the purposes of calculating contingent compensation; and
- Rule 366.1.2 will not apply, such that matches played for a foreign club where a player is the subject of a Temporary Transfer will not apply for the purposes of calculating contingent compensation.

366. In Rule 363:

366.1. "First Team Appearance" means:

366.1.1. an appearance either in the starting 11 or as a playing substitute in a first team fixture in the Premier League, the EFL Championship and EFL Leagues 1 and 2 (including play-offs), the EFL Cup, the F.A. Cup, the EFL Trophy, the FIFA Club World Cup, the UEFA Europa Conference League, the UEFA Europa League or the UEFA Champions League; and

366.1.2. where a player is subject to a Temporary Transfer or other loan from a Club or EFL club to a foreign club, an appearance for a foreign club in league or domestic cup competition, the FIFA Club World Cup, the UEFA Europa Conference League, UEFA European League or the UEFA Champions League;

366.2. the contingent compensation shall be payable upon the earlier of (a) every 10 First Team Appearances played by the Player, (b) the end of each Season, or (c) the termination (whether by effluxion of time, cancellation, transfer or otherwise) of the Academy Player's registration at a Club (or EFL club). For the avoidance of doubt, in the event of a termination of an Academy Player's registration, the obligation to pay future sums pursuant to that Rule shall transfer to any new Club (or EFL club) for whom the Academy Player subsequently becomes registered; and

366.3. "Compensation Fee", "Loan Fee" and "Contingent Sum" shall be interpreted to exclude compensation payable pursuant to Rule 351.

514

515 516 Compensation Compensation Youth Development Rules 2. where the Academy Player has been registered for more than one Training Club during the period. In either case, the Training Club(s) receive(s) contingent compensation pro rata to the period that it/they held the Academy Player’s registration. 371. The compensation set by the Professional Football Compensation Committee in respect of an Academy Player to whom Rule 357 applies shall be determined on the application of either Club and in accordance with the Committee’s Regulations (set out at Appendix 13). 372. The new registration of a Contract Player under Premier League Rule U.17 shall impose an obligation on the Club next holding his registration to pay to the former Club (or club) compensation for the training and development of that Player if the former Club (or club): 372.1. had held that Player’s registration as an Academy Player; 372.2. had offered to enter into a Scholarship Agreement with him which offer he had not accepted; or 372.3. had entered into a Scholarship Agreement with him, and either: 372.3.1. the Scholarship Agreement had been terminated at the Player’s request; or 372.3.2. in accordance with the terms thereof, the former Club (or club) had offered him a contract as a Contract Player which offer he had not accepted. 373. The amount of compensation payable pursuant to Rule 372 shall be: 373.1. such sum as shall have been agreed between the applicant Club (or club) and the former Club; or 373.2. such sum as the Professional Football Compensation Committee on the application of either Club (or club) served by the deadline provided for in the PFCC Regulations shall determine pursuant to Rule 371. 374. Any agreement between Clubs or between a Club and an EFL club as to the amount of compensation payable shall be in writing, and a copy provided to the League within five days of being entered into. 375. All compensation (including instalments thereof and contingent sums) payable to a Club or EFL club shall be paid by the Applicant Club into the Compensation Fee Account. Guidance The fees set out in Rules 362 and 365 are to be revised annually by the PGB. The Regulations of the Professional Football Compensation Committee referred to in Rule 371 are in Appendix 13 of the Premier League Rules. They remain unchanged as regards the calculation of compensation for: • Academy Players in the Under 18 and older age groups; • an Academy Player with whom the Training Club had agreed to enter into a Scholarship Agreement; and • an Academy Player with whom the Applicant Club enters into a Scholarship Agreement. Guidance An appearance for an Under 21 team participating in any of the competitions listed in YDR 366.1.1 will not constitute a 'First Team Appearance'. For the purposes of Rule 366.1.2, the banding of the relevant competitions will be based on alignment of foreign competitions with the domestic governing body endorsement competition banding (with each Band to be as defined in the ‘Governing Body Endorsement Requirements for Players’ document) whereby: • appearances in the UEFA Champions League carry the same appearance-based contingencies as appearances for a Premier League Club; • appearances in foreign Band 1 domestic competitions, the UEFA Europa League and the UEFA Conference League carry the same appearance-based contingencies as appearances for a Championship club; • appearances in foreign Band 2 domestic competitions carry the same appearance based contingencies as appearances for a League One club; and • appearances in foreign Band 3, Band 4 or Band 5 domestic competitions carry the same appearance-based contingencies as appearances for a League Two club. The relevant banding shall be determined with reference to the banding of that club at the time of the relevant appearance. 367. Reference in Rules 363 and 366 to the transfer or termination of an Academy Player’s registration shall be interpreted to include transfers or terminations of his registration after he has ceased to be an Academy Player and Clubs who subsequently sign the Academy Player shall be bound to comply with Rules 363.1 to 363.5 and for the avoidance of doubt the original Applicant Club shall not be liable to the Training Club in respect of: 367.1. any appearance fees payable pursuant to Rule 363.1 and due in respect of appearances made by the Academy Player after he has ceased to be permanently registered for the Applicant Club; or 367.2. sums payable pursuant to Rules 363.3 to 363.5 arising from transfers in respect of which the Applicant Club was not the Transferor Club. 368. Any agreement between a Club and another Club (or club) as to the compensation payable on the transfer of a registration, whether pursuant to Rule 355.2 or otherwise, may not take effect so as to vary the contingent compensation payable pursuant to this section of the Rules to any other Club (or EFL club). 369. If an Academy Player has spent part only of any year at the Training Club, the amount of compensation in respect of that year shall be calculated pro rata (taking into account whether or not the Training Club’s Academy was operational or not during the Close Season or any part of it). 370. If the Academy Player has been registered for a Training Club for part only of the period between the start of his Under 9 year to the conclusion of his Under 16 year, the amount of contingent compensation payable to that Training Club calculated in accordance with these Rules shall be paid pro rata to the Training Club. Guidance Rule 370 covers the following situations: 1. where an Academy Player has been registered for only one Training Club but not for the entirety of the period from the start of his Under 9 year to the conclusion of his Under 16 year; and

Youth Development Forms

Youth Development Forms 520 PLYD Form 1 519 Premier League and the EFL Scholarship Agreement PLYD Form 1 Scholarship Agreement AN AGREEMENT made the (day) ............................. day of (month and year) ............................. Between (club company name) ........................................................................... whose registered office is at (address) ....................................................................................................................................... ................................................................................................................................................................................... (hereinafter called “the Club”) of the one part and (Scholar’s full name) .......................................................................... of (address) ............................................................................... (hereinafter called “the Scholar”) of the other part. WHEREBY it is agreed as follows: 1. Definitions and Interpretation 1.1 The words and phrases below shall have the following meanings: “Authorised Games” shall have the meaning set out in the League Rules; “the Board” shall mean the board of directors of the Club for the time being or any duly authorised committee of such board of directors; “the Club Rules” shall mean the rules or regulations affecting the Scholar from time to time in force and published by the Club; “Contract Player” shall mean any player (other than an Academy Player or Scholar or Youth Player) who has entered into a written contract of employment with a Club as defined by the League Rules; “Education Programme” shall mean the programme of education provided by the Club being either the Level 3 Apprenticeship, Sporting Excellence Professional or any other programme of education approved in writing by the League in conjunction with the PFA; “the FA” shall mean The Football Association Limited; “the FA Rules” shall mean the rules and regulations from time to time in force of the FA; “Football Development Programme” shall mean the programme of football training provided by the Club including the Scholar’s participation in Authorised Games; “Gross Misconduct” shall mean serious or persistent conduct, behaviour, activity or omission by the Scholar involving one or more of the following: (a) theft or fraud; (b) deliberate and serious damage to the Club’s property; (c) use or possession of or trafficking in a Prohibited Substance; (d) incapacity through alcohol affecting the Scholar’s performance as a player; (e) breach of or failure to comply with any of the terms of this agreement, or such other similar or equivalent serious or persistent conduct, behaviour, activity or omission by the Scholar which the Board reasonably considers to amount to gross misconduct; “the League” shall mean the football league of which the Club is a member from time to time; “the League Rules” shall mean the rules or regulations from time to time in force of the League; “National Minimum Wage” means the National Minimum Wage as determined by the Low Pay Commission from time to time; “Parent” means a person who has parental responsibility for the Scholar; “PFA” shall mean the Professional Footballers Association; “Player” shall have the meaning set out in the League Rules; “Prohibited Substance” shall have the meaning set out in the FA Rules; and “the Rules” shall mean the FA Rules, the League Rules and the Club Rules. 1.2 For the purpose of this agreement and provided the context so permits, the singular shall include the plural and vice versa and any gender includes any other gender. 2. Purpose 2.1 The purpose of this agreement is to provide the Scholar with a period of work-based learning in preparation for a possible future career as a professional association football player. 3. Duration 3.1 Subject as hereinafter provided, this agreement shall remain in force from the date set out in Schedule One for two years. 3.2 If during the currency of this agreement the Club wishes to offer the Scholar a contract as a Contract Player it may only do so on the condition that the Scholar continues his Education Programme.

Youth Development Forms PLYD Form 1 521 522 Scholarship Agreement Scholarship Agreement PLYD Form 1 5.1.7 that he has given all necessary authorities for the release to the Club of his medical records and will continue to make the same available as requested by the Club from time to time during the continuance of this agreement; 5.1.8 to submit promptly to such medical and dental examinations as the Club may reasonably require and undergo such treatment as may be prescribed by the medical or dental advisers of the Club and/or the Club’s insurers; 5.1.9 to permit the Club to photograph him individually or as a member of a squad of players and staff of the Club provided that such photographs are for use as the official photographs of the Club; 5.1.10 to comply with and act in accordance with all lawful instructions of any authorised official of the Club; and 5.1.11 to sign the declaration set out at Schedule Three to this Agreement and to procure that his Parent signs the same. 5.2 Subject to Clause 5.3.4 below, the Scholar may contribute to the media in a responsible manner but whenever circumstances permit the Scholar shall give to the Club reasonable notice of his intention to make any contribution to the public media in order to allow representations to be made to him on behalf of the Club if it so desires. 5.3 The Scholar shall not: 5.3.1 reside at any place which the Club reasonably deems unsuitable for the performance of his obligations under this agreement; 5.3.2 undertake or be engaged in any employment or be engaged or involved in any trade, business or occupation; 5.3.3 indulge in any activity or practice which might endanger his fitness or inhibit his mental or physical ability to train or play or which might cause to be void or voidable any policy of insurance provided for the Scholar by the Club in compliance with the Rules; or 5.3.4 knowingly or recklessly do, write or say anything which is likely to bring the Club or the game of football into disrepute. 6. Obligations of the Club The Club shall: 6.1 provide the Football Development Programme and the Education Programme; 4. Extension of Agreement 4.1 If by reason of illness or injury the Scholar is prevented from participating in the Football Development Programme for a period in excess of five weeks (hereafter “the excess period”): 4.1.1 the duration of this agreement shall be extended by the length of the excess period or, if earlier, until the Scholar’s nineteenth birthday; and 4.1.2 within fourteen days of the end of the excess period the Club shall give written notice to the League and to the FA indicating the date to which the duration of the agreement is extended. 4.2 The Club shall be entitled to extend the duration of this agreement by one year by giving to the Scholar written notice to that effect on or before the third Saturday in May in the second year of the agreement and a copy of any such notice shall be sent to the League and to the FA within 14 days of the date on which it was given. 5. Obligations of the Scholar 5.1 The Scholar agrees: 5.1.1 to participate in the Football Development Programme and the Education Programme; 5.1.2 when directed by an authorised official of the Club to: 5.1.2.1 attend at any reasonable place for the purposes of and to participate in training and match preparation; 5.1.2.2 play in any Authorised Games in which he is selected to play for the Club; and 5.1.2.3 attend other matches in which the Club is engaged; 5.1.3 to train and play to the best of his skill and ability at all times; 5.1.4 except to the extent prevented by injury or illness, to maintain a high standard of physical fitness at all times; 5.1.5 to observe the Laws of the Game when playing football; 5.1.6 to observe the Rules, but in the case of the Club Rules to the extent only that they do not conflict with or seek to vary the express terms of this agreement;

Youth Development Forms PLYD Form 1 523 524 Scholarship Agreement Scholarship Agreement PLYD Form 1 8.3.2 an appropriately qualified independent medical consultant (the identity of whom shall be agreed between the Club and the Scholar, each acting reasonably, save that in the event that the parties are unable to agree, such individual as shall be appointed by the President or next available officer of the Royal College of Surgeons) certifies that the Scholar has suffered permanent incapacity. 9. Disciplinary Procedure 9.1 The Club shall operate the disciplinary procedure set out in Schedule Two hereto in relation to any allegation that there has been a breach of or failure to observe the terms of this agreement or the Rules. 10. Termination by the Club 10.1 The Club shall be entitled to terminate this agreement by 14 days’ notice in writing to the Scholar if after due investigation and enquiry it is reasonably satisfied that he: 10.1.1 shall be guilty of Gross Misconduct; 10.1.2 has failed to heed any final written warning given under the provisions of Schedule Two hereto; or 10.1.3 is convicted of any criminal offence where the punishment consists of an immediate custodial sentence of or exceeding three months. 10.2 There shall be included in any such notice full particulars of the Club’s reasons for terminating the agreement and a copy of it shall be sent to the League, the FA and the PFA. 10.3 Within seven days of receiving a termination notice the Scholar by written notice served on the Club and the League may appeal against the decision of the Club to the League in accordance with the League Rules and the parties shall seek to ensure that such appeal shall be heard within a further 28 days. 10.4 If the Scholar exercises his right of appeal the termination of this agreement shall not become effective unless and until it shall have been determined that the Club was entitled to terminate the agreement pursuant to clause 10.1. Pending such determination the Club may suspend the Scholar. 10.5 Any such termination shall be subject to the rights of the parties provided for in the League Rules. 6.2 observe the Rules, save that the FA Rules and League Rules shall take precedence over the Club Rules; 6.3 pay to the Scholar throughout the duration of this agreement (and during agreed holiday periods) the remuneration which by virtue of the League Rules he is entitled to receive as more particularly set out in Schedule One. Such remuneration shall not be less than the National Minimum Wage and shall not exceed any maximum amount specified pursuant to the League Rules; 6.4 provide the Scholar each year with copies of all the Rules which affect the Scholar and the terms and conditions of the policy of insurance referred to in clause 5.3.3; 6.5 arrange promptly such medical and dental examinations and treatment as may be prescribed by the medical or dental advisors of the Club in respect of any injury to or illness of the Scholar and shall ensure that any such treatment for any football related injury is undertaken and completed without expense to the Scholar notwithstanding that this agreement expires after such treatment is prescribed; 6.6 comply with all relevant statutory provisions relating to industrial injury and any regulations made pursuant thereto; and 6.7 on or before the third Saturday in May in the final year of this agreement give written notice to the Scholar indicating whether or not upon the expiry of this agreement it intends offering to the Scholar a professional contract as a Contract Player and if so setting out the terms thereof, which offer shall remain open and capable of acceptance by the Scholar for a period of one month from the date upon which the Club gave it to him. 7. Illness and Injury 7.1 Any injury to or illness of the Scholar shall be reported by him or on his behalf to the Club immediately and the Club shall keep a record of such illness or injury. 8. Permanent Incapacity 8.1 In the event that the Scholar shall be permanently incapacitated the Club shall be entitled to serve a notice upon the Scholar terminating this agreement. 8.2 The minimum length of such notice shall be three months. 8.3 The notice may be served at any time after: 8.3.1 the Scholar is declared to suffer from Permanent Total Disablement as defined in the League’s personal accident insurance scheme; or

Youth Development Forms PLYD Form 1 525 526 Scholarship Agreement Scholarship Agreement PLYD Form 1 12.5 Any such termination shall be subject to the rights of the parties provided for in the League Rules. 13. Cancellation of Registration 13.1 At any time during the currency of this agreement the Scholar may, by giving 14 days’ notice in writing to the Club and League, apply for cancellation of his registration, whereupon: 13.1.1 the Club may complete and sign a mutual cancellation notification in accordance with the League Rules whereupon this agreement shall terminate (and clause 13.2 shall apply); or 13.1.2 within 14 days of receipt of any notice of cancellation, the Club may apply for the application to be determined by the League in accordance with Youth Development Rule 300. 13.2 In consequence of such a termination, the Scholar shall not be permitted by the League to be registered as a Player until the expiry of two years from its effective date unless either: 13.2.1 the Club gives its written consent; or 13.2.2 the Club and the club seeking to register the Player have agreed that compensation for the training and development of the Scholar shall be payable in accordance with the League Rules. 14. Holidays 14.1 The Scholar shall be entitled to five weeks holiday a year, to be taken at a time or times as shall be determined by the Club. 15. Entire Agreement 15.1 This agreement constitutes the entire agreement between the Club and the Scholar and supersedes any and all preceding agreements between the Club and the Scholar. 16. Jurisdiction and Law 16.1 This agreement shall be governed by and construed in accordance with English law and the parties submit to the non-exclusive jurisdiction of the English courts. 11. Grievance Procedure 11.1 In the event of any grievance in connection with his education under this agreement and/or its operation the following procedures shall be available to the Scholar in the order set out: 11.1.1 the grievance shall in the first instance be brought informally to the notice of such person as the Club identifies as the person dealing with grievances, failing which to any member of the Club’s youth management; 11.1.2 if the grievance is not settled to the Scholar’s satisfaction within 14 days thereafter formal notice of the grievance may be given in writing to the Secretary of the Club requiring it to be considered by the Board. The matter shall thereupon be dealt with by the Board at its next convenient meeting and in any event within four weeks of receipt of the notice; and 11.1.3 if the grievance is not settled by the Club to the Scholar’s satisfaction the Scholar shall have a right of appeal to the League exercisable within seven days of receipt by the Scholar of written notice of the decision of the Board by notice in writing to the Club and the League and such appeal shall be determined in accordance with the League Rules. 12. Termination by the Scholar 12.1 The Scholar shall be entitled to terminate this agreement by 14 days’ notice in writing to the Club if the Club shall be guilty of serious or persistent breach of the terms and conditions of this agreement. 12.2 There shall be included in any such notice full particulars of the Scholar’s reasons for terminating the agreement and a copy of it shall be sent to the League, the FA and the PFA. 12.3 Within seven days of receiving a termination notice the Club by written notice served on the Scholar and the League may appeal against the termination and the appeal shall be determined in accordance with the League Rules and the parties shall seek to ensure that such appeal shall be heard within a further 28 days. 12.4 If the Club exercises its right of appeal the termination of this agreement shall not become effective unless and until it shall have been determined that the Scholar was entitled to terminate the agreement pursuant to clause 12.1.

Youth Development Forms PLYD Form 1 527 528 PLYD Form 1 17. Privacy Notice 17.1 For the purposes of the Data Protection Act 2018 and the General Data Protection Regulation (“GDPR”) the Scholar acknowledges that the Club, the League, The FA, the PFA and any relevant training body are collecting, sharing and otherwise processing Personal Data which may include Special Categories of Personal Data (both as defined in the GDPR) about the Scholar including such data in this contract and using it for all relevant administrative and statistical purposes connected with the Scholar’s education and potential future in professional football and any other purpose as set out in their data protection notices and policies. The League’s, the PFA’s and The FA’s Player Privacy Notice will be provided to the Scholar directly during the registration process and/or will be available on their respective websites. The Club’s Data Protection Policy can be found in the Club’s employee handbook. Supplemental Provisions and Employment Rights Act 1996 1. This Scholarship Agreement commences on ……….......... and terminates on ……….......... 2. The Scholar’s employment with the Club began on the date set out in paragraph 1 [replace the words in italics with the appropriate date if it began earlier]. 3. No employment with a previous employer shall count as part of the Scholar’s continuous period of employment hereunder. 4. The Scholar’s hours of work are such as the Club may from time to time reasonably require of him to carry out his duties and the Scholar shall not be entitled to any additional remuneration for work done outside normal working hours. 5. The place of employment shall be at the Club’s ground and training ground but the Club shall be entitled to require the Scholar to play and to undertake his duties hereunder at any other place throughout the world. 6. The terms and conditions of this contract form part of a number of collective agreements between the Club (through the League) and the Scholar (through the PFA) affecting the Scholar’s employment. 7. No contracting out certificate pursuant to the Pensions Scheme Act 1993 is in force in respect of the Scholar’s employment under this contract. 8. There is no entitlement to pensions benefit in relation to the Scholar’s employment. However, the Club shall provide access to a designated stakeholder pension scheme as required by law. For the avoidance of doubt, the Club will not make any contributions to such stakeholder scheme. 9. The wage payable by virtue of Clause 6.3 of this agreement is calculated as follows and shall be paid monthly in arrears:- £ ………... per month from ………... to ………... £ ………... per month from ………... to ………... If the agreement is extended pursuant to the exercise by the Club of the option set out in Clause 4.2, the rate of wage will be as follows: £ ………... per month from ………... to ………... Any other provisions: …………………………………………………………………......................................................................................................... …………………………………………………………………......................................................................................................... Schedule One Scholarship Allowance Scholarship Agreement

Youth Development Forms PLYD Form 1 PLYD Form 1 529 530 Disciplinary Procedure and Penalties 1. Introduction The disciplinary procedure aims to ensure that the Club behaves fairly in investigating and dealing with allegations of unacceptable conduct with a view to helping and encouraging all Scholars to achieve and maintain appropriate standards of conduct and performance. The Club nevertheless reserves the right to depart from the precise requirements of its disciplinary procedure where the Club considers it expedient to do so and where the Scholar’s resulting treatment is no less fair. 2. Records All cases of disciplinary action under this procedure will be recorded and placed in the Club’s records until deleted in accordance with paragraph 4.2. A copy of the Club’s disciplinary records concerning the Scholar will be supplied to the Scholar at his request. 3. The Procedure The following steps will be taken as appropriate in all cases of disciplinary action: 3.1 Investigation No action will be taken before a proper investigation has been undertaken by the Club into the matter complained of. If the Club determines the same to be appropriate the Club may by written notice suspend the Scholar for up to 14 days while the investigation takes place. If the Scholar is so suspended this agreement will continue together with all the Scholar’s rights under it except that during the period of suspension the Scholar will not be entitled to access to any of the Club’s premises except at the prior request or with the prior consent of the Club and subject to such conditions as the Club may impose. The decision to suspend the Scholar will be notified in writing to the Scholar by the Club. 3.2 Disciplinary Hearing 3.2.1 If the Club decides to hold a disciplinary hearing about the matter complained of the Scholar will be given full details in writing of the complaint against him and reasonable notice of the date and time of the hearing. At the hearing the Scholar will be given an opportunity to state his case either personally, through his representative or the PFA. Schedule Two Disciplinary Procedure and Penalties 3.2.2 Subject as provided in paragraph 3.2.3, no disciplinary penalty will be imposed without first giving the Scholar the opportunity to state his case. 3.2.3 A disciplinary hearing may proceed in the Scholar’s absence and a disciplinary penalty may be imposed if the Scholar fails to appear at such hearing after having received proper notice thereof. 3.3 Appeals 3.3.1 The Scholar shall have a right of appeal to the Board against any disciplinary decision. The Scholar should inform the Board in writing of his wish to appeal within seven days of the date of notification to him of the decision which forms the subject of such appeal. The Board will conduct an appeal hearing as soon as possible thereafter at which the Scholar will be given a further opportunity to state his case either personally or through his representative. The decision of the Board will be notified to the Scholar in writing within seven days and, subject to paragraph 3.3.2, will be final and binding under this procedure. 3.3.2 In the event of any sanction being imposed or confirmed in excess of an oral warning the Scholar may by notice in writing served on the Club and the League within seven days of receipt by the Scholar of written notification of the decision of the Board appeal against it to the League and such appeal shall be determined in accordance with the League Rules. 3.3.3 If the Scholar exercises any right of appeal as aforesaid any sanction imposed by the Club upon the Scholar shall not take effect until the appeal has been determined and the sanction confirmed, varied or revoked as the case may be. 4. Disciplinary Penalties and Termination 4.1 At a disciplinary hearing or on an appeal to the Board against a disciplinary decision the Club may dismiss the allegation or if it is proved to the Club’s satisfaction may: 4.1.1 give an oral warning, a formal written warning or after a previous warning or warnings a final written warning to the Scholar; 4.1.2 impose a fine not exceeding the amount of 50% of his monthly salary;

Youth Development Forms PLYD Form 1 PLYD Form 1 531 532 Disciplinary Procedure and Penalties 4.1.3 order the Scholar not to attend at any of the Club’s premises for such period as the Club thinks fit not exceeding two weeks; or 4.1.4 where the circumstances set out in Clause 10.1 of this agreement apply, terminate this agreement. 4.2 Any warning or sanction given under this disciplinary procedure will be deleted in the Club’s records after 12 months. SIGNED by the Scholar .……………………………………………………………… in the presence of his Parent: [Signature] ……………………………………………………................................... [Address] ……………………………………………………................................... ……………………………………………………................................... [Occupation] ……………………………………………………............................... SIGNED by [insert name] .…………………………………………………………. Authorised signatory for and on behalf of the Club in the presence of: [Signature] ……………………………………………………................................... [Address] ……………………………………………………................................... ……………………………………………………................................... [Occupation] ……………………………………………………................................ To be signed by the Scholar: I, (full name) ................................................................................. of (address) ............................................... .......................................................................................................... Post Code ........................................... and (email address) ........................................... certify that the Club has not made any approach to me or engaged in any communication with me or any person connected with me, either directly or indirectly, whilst I was registered with another club in membership of the Premier League or EFL (a “League Club”) save as permitted by the League Rules, nor have I approached or engaged in communication with the Club, either directly or indirectly, whilst registered with another League Club, nor has the Club induced or attempted to induce me to enter into the scholarship agreement dated .............................. (the “Scholarship Agreement”) by offering me or any person connected with me, either directly or indirectly, a benefit or payment of any description whether in cash or in kind, nor have I accepted any such inducement from anybody in connection with the Scholarship Agreement. I agree to be bound by the League Rules. Signed …………………………………………………..........…………............... Date ………………………………………………….............…………............... To be signed by the Parents*: I, (full name) ................................................................................. of (address) .......................................... .............................................................................................................. Post Code .......................................... and (email address) ...................................................................................... being a person having parental responsibility for the above-named Academy Player, and I, (full name) ................................................................................. of (address) ............................................. ........................................................................................................... Post Code .......................................... and (email address) ...................................................................................... being each a person having parental responsibility for the above-named Academy Player, and each certify that the above details are correct and that: (a) the Club has not made any approach to or engaged in any communication with me, my son or any person connected with me or my son, either directly or indirectly, whilst my son was registered with another League Club, save as permitted by League Rules; Schedule Three Declaration by Scholar and Parents*

Youth Development Forms 534 PLYD Form 1 533 Premier League Notification of Trialist’s Particulars (Youth Development Rule 262.2) PLYD Form 2 Declaration by Scholar and Parent (b) I have not approached or engaged in communication with the Club, either directly or indirectly, whilst my son was registered with another League Club, save as permitted by League Rules; (c) the Club has not induced or attempted to induce me or anyone connected with me, either directly or indirectly, through any benefit or payment of any description whether in cash or in kind, to persuade or encourage my son to enter into the Scholarship Agreement; or (d) so far as I am aware, the Club has not induced or attempted to induce my son or anyone connected with him, either directly or indirectly, through any benefit or payment of any description whether in cash or in kind, to enter into the Scholarship Agreement. I acknowledge that the acceptance of any inducement referred to at points (c) and (d), above, and/or engaging in any approach or communication referred to at points (a) and (b), above, constitutes a breach of the League Rules by my son. I further agree that for so long as my son is subject to the League Rules: (e) the League may request that I attend one or more meetings in person to answer questions and/or provide information relating to the Scholarship Agreement and the payment of any such inducement and/or the engagement in any such approach/communication and/or to produce relevant documents (including, for example, financial records and/or telecommunications records) within a reasonable deadline; (f) I will preserve all documents and/or information relevant to my son’s proposed Scholarship Agreement (including, for example, financial records and/or telecommunications records); and (g) should I refuse or fail to comply with any request by the League in accordance with point (e) and/or preserve all relevant documents in accordance with point (f), above, the League may (i) refuse to register my son as a Scholar with the Club or (ii) suspend or cancel any registration relating to my son with any Club and any tribunal appointed to consider an alleged breach of League Rules by my son will be entitled to draw an adverse inference against him in those proceedings. Signed (1) ………………………………………………….......... Signed (2) ………………………………………………….......... Date …………………………………….…………….............…………….……………............. * A declaration in this form must be signed by every Parent (as defined) of the Academy Player To: The Board The Premier League We hereby give notice that the Trialist whose particulars appear below is attending the Academy of ............................................................................................................................ Football Club: Surname ..................................................................... Other name(s) .......................................................... Address .................................................................................................................................................................. ....................................................................................................................... Post Code ...................................... Parents’ email address .................................................................................................................................... Travelling time from this address to the Academy # ........................................................................... Date of birth .......................... Place and Country of birth ..................................................................... Nationality ..................................................................................... Countries for which eligible to play (if known) ....................................................................................... Date of commencement of trial period .................................................................................................. Date trial period is due to end § ................................................................................................................ Other clubs (if any) at whose Academy the Trialist has attended for a trial during the current Season .................................................................................................................................................... Other clubs (if any) at which the Trialist has been registered: Club ..................................................................... From ........................................ To ........................................ Club ..................................................................... From ........................................ To ........................................ (Continue separately if more than three such Clubs) Details of the Trialist’s School: ..................................................................... Certificate by Player I hereby certify that the above particulars are correct and consent to this application, and, where I am over the age of 16, I: • further consent to the conduct of drug testing on me in accordance with The FA’s Memorandum on Drug Testing and to me receiving medication as instructed and any emergency dental, medical or surgical treatment, including anaesthetic or blood transfusion, as considered necessary by the medical authority present; and • acknowledge that for the purposes of the Data Protection Act 2018 and the General Data Protection Regulation (“GDPR”) the Football Association Premier League Limited shall be collecting, sharing and otherwise processing Personal Data which may include Special Categories of Personal Data (both as defined in the GDPR) about me including such data contained within this Form for the purpose of discharging its function as a regulatory, administrative and governing body of football and otherwise in accordance with the Premier League Player Privacy Notice available at www. premierleague.com/en/player-privacy-policy.

Youth Development Forms 535 536 PLYD Form 2A Premier League Notification of International Trialist’s Particulars Notification of Trialist’s Particulars PLYD Form 2 To: The Board The Premier League To be submitted to the League at least ten days prior to the commencement of the trial We hereby give notice that the Trialist whose particulars appear below is attending the Academy of ............................................................................................................................ Football Club: Surname ..................................................................... Other name(s) .......................................................... Address .................................................................................................................................................................. ....................................................................................................................... Post Code ....................................... Player/Parents’ email address ..................................................................................................................... Date of birth .......................... Place and Country of birth ..................................................................... Nationality ..................................................................................... Date of commencement of trial period .................................................................................................... Date trial period is due to end § .................................................................................................................. Other clubs (if any) at whose Academy the Trialist has attended for an International trial during the current calendar year ............................................................................................................... Club..................................................................... From ........................................ To .......................................... Current clubs (if any) at which the Trialist is currently registered: .................................................................................................................................................................................... Certificate by Player I hereby certify that the above particulars are correct and consent to this application, and, where I am over the age of 16, I: • further consent to the conduct of drug testing on me in accordance with The FA’s Memorandum on Drug Testing and to me receiving medication as instructed and any emergency dental, medical or surgical treatment, including anaesthetic or blood transfusion, as considered necessary by the medical authority present; and • acknowledge that for the purposes of the Data Protection Act 2018 and the General Data Protection Regulation (“GDPR”) the Football Association Premier League Limited shall be collecting, sharing and otherwise processing Personal Data which may include Special Categories of Personal Data (both as defined in the GDPR) about me including such data contained within this Form for the purpose of discharging its function as a regulatory, administrative and governing body of football and otherwise in accordance with the Premier League Player Privacy Notice available at www. premierleague.com/en/player-privacy-policy. I further certify that I have provided to the Club giving this notice full written particulars of any medical condition from which I suffer and I undertake to inform the Club forthwith in writing if any such medical condition arises during the trial period. Finally, I confirm that I have read and agree to be bound by and comply with the Rules of the Premier League and the Youth Development Rules (copies of which can be found on the Premier League website – www.premierleague.com). Endorsement by Parent+ I, (full name) ...................................................................... of (address) ....................................................... ................................................................................................................. Post Code ........................................... being the Parent (as defined in Premier League Rules) of the above-named Trialist, hereby certify that the above particulars are correct and consent to this application, to the conduct of drug testing on him in accordance with The FA’s Memorandum on Drug Testing and to his receiving medication as instructed and any emergency dental, medical or surgical treatment, including anaesthetic or blood transfusion, as considered necessary by the medical authorities present. I further acknowledge that for the purposes of the Data Protection Act 2018 and the GDPR the Premier League shall be collecting, sharing and otherwise processing Personal Data which may include Special Categories of Personal Data (both as defined in the GDPR) about the Player including such data contained within this Form for the purpose of discharging its function as a regulatory, administrative and governing body of football and otherwise in accordance with the Premier League Player Privacy Notice. I further certify that I have provided to the above-named Club full written particulars of any medical condition from which the above-named Trialist suffers and I undertake to inform the Club forthwith in writing if any such medical condition arises during the trial period. Signed by the Parent ………………….….……………………………………………… Date ................................ Countersigned by the Trialist ……………………………………………………… Date ................................ Signed for and on behalf of the Club ………………………………………………………....... Authorised signatory Position ……………………………………………………………………………………......... Date ……………………………………………………………………………………................. § not more than eight consecutive weeks from the date of commencement + to be completed if the Trialist is a minor

Youth Development Forms 537 538 PLYD Form 3 Premier League Notice of Ending of Trial Period (Youth Development Rule 271) Notification of International Trialist’s Particulars PLYD Form 2A I further certify that I have provided to the Club giving this notice full written particulars of any medical condition from which I suffer and I undertake to inform the Club forthwith in writing if any such medical condition arises during the trial period. Finally, I confirm that I have read and agree to be bound by and comply with the Rules of the Premier League and the Youth Development Rules (copies of which can be found on the Premier League website – www.premierleague.com). Endorsement by Parent+ I, (full name) ...................................................................... of (address) ....................................................... ................................................................................................................. Post Code ........................................... being the Parent (as defined in Premier League Rules) of the above-named Trialist, hereby certify that the above particulars are correct and consent to this application, to the conduct of drug testing on him in accordance with The FA’s Memorandum on Drug Testing and to his receiving medication as instructed and any emergency dental, medical or surgical treatment, including anaesthetic or blood transfusion, as considered necessary by the medical authorities present. I further acknowledge that for the purposes of the Data Protection Act 2018 and the GDPR the Premier League shall be collecting, sharing and otherwise processing Personal Data which may include Special Categories of Personal Data (both as defined in the GDPR) about the Player including such data contained within this Form for the purpose of discharging its function as a regulatory, administrative and governing body of football and otherwise in accordance with the Premier League Player Privacy Notice. I further certify that I have provided to the above-named Club full written particulars of any medical condition from which the above-named Trialist suffers and I undertake to inform the Club forthwith in writing if any such medical condition arises during the trial period. Signed by the Parent ………………….….……………………………………………… Date ................................ Countersigned by the Trialist ……………………………………………………… Date ................................ Signed for and on behalf of the Club ………………………………………………………....... Authorised signatory Position ……………………………………………………………………………………......... Date ……………………………………………………………………………………................. § not more than eight accumulative weeks from the date of commencement + to be completed if the Trialist is a minor To: The Board The Premier League We hereby give notice that the trial period of [name of Trialist] ……………………………………………………………………… who has been attending the Academy of ……………………………………………………………………… Football Club on trial ended on [date] …………………………………………………………............... Signed ………………………………………………….........……………......... Authorised signatory for and on behalf of the Club Position ……………………………………………............……………......... Date ………………………………………………….............…………….........

Youth Development Forms 539 540 PLYD Pre-Registration Agreement PLYD Form 4 Form 4 Premier League Pre-Registration Agreement (Youth Development Rule 275) Date ............................................................ Parties (1) .................................................................. Football Club of ................................................(“the Club”) (2) .................................................................. of .........................................................................(“the player”) whose date of birth is ............................................................ Place and Country of birth ....................................................... Nationality .............................................. Countries for which eligible to play (if known) .................................................................................... Email address of the player’s Parent ....................................................................................................... Undertakings by the Club Pursuant to Rule 275 of the Premier League Youth Development Rules (“the Rules”), the Club hereby undertakes that: 1. upon the player reaching the statutory school leaving age applicable in England/ ceasing Full Time Education* it will apply to register the player as an Academy Player at its Academy and having acquired the registration will enter into a Scholarship Agreement with the player in the form annexed to the Rules; and 2. upon the player’s Coaching Curriculum (of which a copy is annexed hereto) or any variation of it being approved under the provisions of Rule 277 of the Rules, to coach the player in accordance therewith until the said Scholarship Agreement is entered into. Undertakings by the Player The player hereby undertakes that: 1. save for the exception in Rule 274.3, he is not registered with nor during the currency of this agreement will he consent to becoming registered with any Premier League or EFL club other than the Club; and 2. upon his Coaching Curriculum or any variation of it being approved as aforesaid, he will participate in the same to the very best of his ability. I acknowledge further to the Data Protection Act 2018 and the General Data Protection Regulation (“GDPR”) that the Football Association Premier League Limited shall be collecting, sharing and otherwise processing Personal Data which may include Special Categories of Personal Data (both as defined in the GDPR) about me including such data in this Pre-Registration Agreement and in the annexed player’s Coaching Curriculum for the purpose of discharging its functions as a regulatory and governing body of football and otherwise in accordance with the Premier League Player Privacy Notice available at www.premierleague.com/en/player-privacy-policy. Undertakings by the Player’s Parent The player’s parent hereby certifies that: 1. the Club has not made any approach to or engaged in any communication with me, my son or any person connected with me or my son, either directly or indirectly, whilst my son was registered with another League Club, save as permitted by the League Rules; 2. I have not approached or engaged in communication with the Club, either directly or indirectly, whilst my son was registered with another League Club, save as permitted by the League Rules; 3. the Club has not induced or attempted to induce me or anyone connected with me, either directly or indirectly, through any benefit or payment of any description whether in cash or in kind, to register my son as an Academy Player with the Club or to encourage or facilitate that registration; or 4. so far as I am aware, the Club has not induced or attempted to induce my son or anyone connected with him, either directly or indirectly, through any benefit or payment of any description whether in cash or in kind, to register with the Club as an Academy Player. I acknowledge that the acceptance of any inducement referred to at points (3) and (4), above, and/or engaging in any approach or communication referred to at points (1) and (2), above, constitutes a breach of the Youth Development Rules by my son.

Youth Development Forms 541 542 PLYD Form 5 Premier League Academy Player Registration Application (Youth Development Rule 284) Pre-Registration Agreement PLYD Form 4 I further agree that for so long as my son is subject to the League Rules: 5. the Premier League may request that I attend one or more meetings in person to answer questions and/or provide information relating to my son’s proposed registration and the payment of any such inducement and/or the engagement in any such approach/communication and/or to produce relevant documents (including, for example, financial records and/or telecommunications records) within a reasonable deadline; 6. I will preserve all documents and/or information relevant to my son’s proposed registration (including, for example, financial records and/or telecommunications records); and 7. should I refuse or fail to comply with any request by the Premier League in accordance with point (5) and/or preserve all relevant documents in accordance with point (6), above, the Premier League may (i) refuse to register my son as an Academy Player with the Club or (ii) suspend or cancel any registration relating to my son with any Club and any Commission appointed to consider an alleged breach of Youth Development Rule 322.3 by my son, in accordance with Section W (Disciplinary) of the Premier League Rules, will be entitled to draw an adverse inference against him in those proceedings. Signed .................................................................................................................................................... Authorised signatory for and on behalf of the Club Position .................................................................................................................................................. Signed on behalf of the player..................................................................................................... Signed by his Parent ........................................................................................................................ *delete as appropriate Academy Player’s Particulars Surname ………………………………………………………. Other name(s) ................................................................. Address .................................................................................................................................................................. .......................................................................................................................................... Post code .................... Parent’s email address .................................................................................................................................... Travelling time from the above address to the principal venues§ ................................................ Date of birth ............................. Place and Country of birth .....................………………………………. Nationality† ................................................................... Countries for which eligible to play (if known) ....................................................................................... Other clubs (if any) at which the Academy Player has been registered: Club ............................................................................ From ........................................... To ............................... Club ........................................................................... From ........................................... To ................................ School ..................................................................................................................................................................... Training Model on which the Academy Player is to be engaged: ....................................................................................................................................+ Length of registration: .................................. year(s) [complete as appropriate] Last day of registration: ............................... 20............... [Note : Youth Development Rules 298 to 304 set out the circumstances in which an Academy Player’s registration can be terminated earlier than the date set out above, and the consequences of early termination. Further guidance can be obtained from the Premier League or from the PFA Independent Registration Advisory Service, both of whose contact details are set out in the Charter for Academy Players and Parents which the Premier League will send to the Academy Player’s parent when it receives this form.] Application to Register We, ....................................................................... Football Club (“the Club”), apply for the Academy Player to be registered at our Academy for the period set out above. We confirm that the first contact with the Academy Player directly or indirectly was on ............................ ................ by ........................................... to ............................................ We certify that we have not, either directly or indirectly, made an improper approach to him nor have we induced or attempted to induce him to become registered as an Academy Player with the Club by offering him, or any person connected with him, a benefit or payment of any description whether in cash or in kind.

Youth Development Forms 543 544 Academy Player Registration Application PLYD Form 5 Academy Player Registration Application PLYD Form 5 Signed …………………………………………………………………………………….. Authorised Signatory for and on behalf of the Club Date ……………………………………………………………………………………....... Endorsement by Club Official I, (full name) .............................................................. hold the position of ................................................... ..................... at the Club, being the person that has primary responsibility for the application for the Academy Player to be registered at the Club’s Academy and with knowledge of the communications between the Club and the Academy Player, certify that: (a) I have made reasonable enquiries within the Club; and (b) Further to the enquiries in accordance with point (a) above and based on my own knowledge, there has been no breach of the Youth Development Rules (including but not limited to the Youth Development Rules relating to approaches and inducements). Signed …………………………………………………………………………………….. Date ……………………………………………………………………………………....... Endorsement by Academy Player I consent to the above application and for the purposes of the Data Protection Act 2018 and the General Data Protection Regulation (“GDPR”) acknowledge that The Football Association Premier League Limited shall be collecting, sharing and otherwise processing Personal Data which may include Special Categories of Personal Data (both as defined in the GDPR) about me including such data in this Registration Application for the purpose of discharging its functions as a regulatory and governing body of football and otherwise in accordance with the Premier League Player Privacy Notice available at www.premierleague. com/en/player-privacy-policy. I certify that the above particulars are correct. I confirm that my first contact with the Club directly or indirectly was on .............................. by ........................................... to ............................................ I further certify that the Club has not made an approach to me or engaged in any communication with me or any person connected with me, save as permitted by League Rules, nor have I approached or engaged in any communication with the Club, either directly or indirectly, whilst registered with another club in membership of the Premier League or EFL (a “League Club”), nor has the Club induced or attempted to induce me to become registered with it by offering me or any person connected with me, either directly or indirectly, a benefit or payment of any description whether in cash or in kind, nor have I accepted any such inducement from anybody in connection with my registration at the Club. I agree to be bound by the Rules of the Premier League. Signed …………………………………………………………………………………….. Date ……………………………………………………………………………………....... Endorsement by Parents* I, (full name) ................................................................................. of (address) ............................................. ...................................................................................................................... Post Code ........................................ (and of the above email address) I, (full name) ................................................................................. of (address) ............................................. ...................................................................................................................... Post Code ........................................ (and of the above email address) being each a person having parental responsibility for the above-named Academy Player, and each certify that the above details are correct and consent to: (a) this application; (b) the conduct of drug testing on the Academy Player in accordance with the Football Association’s Anti-Doping Regulations; (c) his receiving medication as instructed and any emergency dental, medical or surgical treatment, including anaesthetic or blood transfusion, as considered necessary by the medical authorities present; and (d) the Club having access to the Academy Player’s school reports and educational attainment data (including Key Stage 2 and Key Stage 4 outcomes). Furthermore, I certify that: (e) my/our first contact with the Club directly or indirectly was on ........................................ by ........................................... to ........................................... (f) the Club has not made any approach to or engaged in any communication with me, my son or any person connected with me or my son, either directly or indirectly, whilst my son was registered with another League Club, save as permitted by the League Rules; (g) I have not approached or engaged in communication with the Club, either directly or indirectly, whilst my son was registered with another League Club, save as permitted by the League Rules;

Youth Development Forms 545 546 Academy Player Registration Application PLYD Form 5 Academy Player Registration Application PLYD Form 5 (h) the Club has not induced or attempted to induce me or anyone connected with me, either directly or indirectly, through any benefit or payment of any description whether in cash or in kind, to register my son as an Academy Player with the Club or to encourage or facilitate that registration; or (i) so far as I am aware, the Club has not induced or attempted to induce my son or anyone connected with him, either directly or indirectly, through any benefit or payment of any description whether in cash or in kind, to register with the Club as an Academy Player. I acknowledge that the acceptance of any inducement referred to at points (h) and (i), above, and/or engaging in any approach or communication referred to at points (f) and (g), above, constitutes a breach of the Youth Development Rules by my son. I further agree that for so long as my son is subject to the League Rules: (j) the Premier League may request that I attend one or more meetings in person to answer questions and/or provide information relating to my son’s proposed registration and the payment of any such inducement and/or the engagement in any such approach/communication and/or to produce relevant documents (including, for example, financial records and/or telecommunications records) within a reasonable deadline; (k) I will preserve all documents and/or information relevant to my son’s proposed registration (including, for example, financial records and/or telecommunications records); and (l) should I refuse or fail to comply with any request by the Premier League in accordance with point (j) and/or preserve all relevant documents in accordance with point (k), above, the Premier League may (i) refuse to register my son as an Academy Player with the Club or (ii) suspend or cancel any registration relating to my son with any Club and any Commission appointed to consider an alleged breach of Youth Development Rule 322.3 by my son, in accordance with Section W (Disciplinary) of the Premier League Rules, will be entitled to draw an adverse inference against him in those proceedings. Signed …………………………………………………………………………………….. Date ……………………………………………………………………………………....... Signed …………………………………………………………………………………….. Date ……………………………………………………………………………………....... § to be completed if the Academy Player is in age groups Under 9 to Under 16 inclusive and time restrictions apply to the Club’s registration of Academy Players (see Youth Development Rule 261). † if the Academy Player last played for a club affiliated to a national association other than the Football Association, unless the Academy Player is aged under 10 years, this Form must be accompanied by written confirmation from the Football Association that an international registration transfer certificate has been issued in respect of the Academy Player * to be completed if the Academy Player is a minor. In such case, a declaration in this form must be signed by every Parent (as defined in the Premier League Rules) of the Academy Player + complete PLYD Form 5A if the Academy Player is to be registered on the Full Time Training Model or PLYD Form 5B if the Academy Player is to be registered on the Hybrid Training Model Textbox to provide any additional context regarding the first contact between the Club and Academy Player (if necessary):

Youth Development Forms 547 548 PLYD Full time Training Model PLYD Form 5A Form 5A Premier League Full Time Training Model (Youth Development Rule 210) Academy Player’s Particulars Surname ……………………………................... Other name(s) ............................................................................ Address .................................................................................................................................................................. ................................................................................................................................... Post Code .......................... Date of birth .......................... Place and Country of birth ……………………..………….……………………......... Application to Register the Academy Player on the Full Time Training Model 1. We, ………………………………………………………………………….....……….....……….....………... Football Club, apply to register the above-named Academy Player on the Full Time Training Model until ……………………………. 20…........., being the day that he will finish full time education. 2. The residence arrangements for the Academy Player will be as follows (please provide details of his proposed home address and confirm whether this is his home address or whether it is proposed that he resides with a host family, at onsite Club accommodation or at a boarding school): …………………………………………………………………………………………………......................................................... …………………………………………………………………………………………………......................................................... …………………………………………………………………………………………………......................................................... 3. We undertake to: 3.1 ensure the Academy Player’s coaching and education are scheduled in accordance with the requirements of the Full Time Training Model as set out in the Youth Development Rules; 3.2 provide the Academy Player with education until the date set out in paragraph 1 (even if the Academy Player’s registration is terminated by us or his training is switched to a different Training Model) as follows (being either one of the three options set out in the guidance to Youth Development Rule 211 or another model which has been approved by the League): ………………………………………………………………………………………....................................................... ………………………………………………………………………………………......................................................; 3.3 ensure that the Academy Player has the opportunity to engage in community and citizenship activities as set out in Youth Development Rule 214; and 3.4 advise the Academy Player’s Parent(s), school and the League immediately if the Club changes or proposes to change any of the above arrangements. Signed ………………………………………………………............................... Date ………………………............................... Authorised Signatory for and on behalf of the Club Consent by Academy Player I acknowledge further to the Data Protection Act 2018 and the General Data Protection Regulation (“GDPR”) that the Football Association Premier League Limited shall be collecting, sharing and otherwise processing Personal Data which may include Special Categories of Personal Data (both as defined in the GDPR) about me including such data in this Registration Form for the purpose of discharging its functions as a regulatory and governing body of football and otherwise in accordance with the Premier League Player Privacy Notice available at www.premierleague.com/en/player-privacy-policy. Signed ………………………………………………………………….. Date ………………………………………………………….………….. Consent by Parent to be completed if the Academy Player is a minor I, (full name) ................................................................................. of (address) ............................................... .................................................................................................................... Post Code ..................................and email address .............................................being the person having parental responsibility for the above-named Academy Player, hereby certify that the above particulars are correct and consent to this application, to the access of Key Stage 2 and Key Stage 4 outcomes, to the conduct of drug testing on him in accordance with the Football Association’s Anti-Doping Regulations and to his receiving medication as instructed and any emergency dental, medical or surgical treatment, including anaesthetic or blood transfusion, as considered necessary by the medical authorities present. Signed ………………………………………………………………….. Date ………………………………………………………….…………..

Youth Development Forms 549 550 PLYD Hybrid Training Model PLYD Form 5B Form 5B Premier League Hybrid Training Model (Youth Development Rule 210) Academy Player’s Particulars Surname ……………………………................... Other name(s) ............................................................................ Address .................................................................................................................................................................. ................................................................................................................................... Post Code .......................... Date of birth ............................ Place and Country of birth ……………………………….………………….......... Application to Register the Academy Player on the Hybrid Training Model 1. We, ......……………………………………………......... Football Club, apply to register the above-named Academy Player on the Hybrid Training Model until ……………………………. 20 …... 2. We undertake to: 2.1 ensure the Academy Player’s coaching and education are scheduled in accordance with the requirements of the Hybrid Training Model as set out in the Youth Development Rules and in accordance with the written agreement with his school and Parent(s) entered into pursuant to Rule 204.5, a copy of which is annexed hereto; 2.2 ensure that the Academy Player has the opportunity to engage in community and citizenship activities as set out in Youth Development Rule 214; and 2.3 advise the Academy Player’s Parent(s), school and the League immediately if the Club changes or proposes to change any of the above arrangements. Signed ………………………………………………………......... Authorised Signatory for and on behalf of the Club Date ………………………………………………………….......... Consent by Academy Player I acknowledge further to the Data Protection Act 2018 and the General Data Protection Regulation (“GDPR”) that the Football Association Premier League Limited shall be collecting, sharing and otherwise processing Personal Data which may include Special Categories of Personal Data (both as defined in the GDPR) about me including such data in this Registration Form for the purpose of discharging its functions as a regulatory and governing body of football and otherwise in accordance with the Premier League Player Privacy Notice available at www.premierleague.com/en/player-privacy-policy. Signed ………………………………………………………………….. Date ………………………………………………………….………….. Consent by Parent to be completed if the Academy Player is a minor I, (full name) ................................................................................. of (address) .......................................... ............................................................................................................................. Post Code ............................... and email address .................................................... (and of the above email address) being the person having parental responsibility for the above-named Academy Player, hereby certify that the above particulars are correct and consent to this application, to the access of Key Stage 2 and Key Stage 4 outcomes, to the conduct of drug testing on him in accordance with the Football Association’s Anti-Doping Regulations and to his receiving medication as instructed and any emergency dental, medical or surgical treatment, including anaesthetic or blood transfusion, as considered necessary by the medical authorities present. Signed ………………………………………………………………….. Date ………………………………………………………….…………..

Youth Development Forms 551 552 PLYD Change In Circumstances PLYD Form 5C Form 5C Premier League Change In Circumstances (Youth Development Rule 212) Academy Player’s Particulars Surname ……………………………................... Other name(s) ............................................................................ Address .................................................................................................................................................................. ................................................................................................................................... Post Code .......................... Date of birth ............................ Place and Country of birth ……………………………….………………….......... Application for Change in Circumstances 1. The reason for the change in circumstances, with reference to any enclosed evidence, is as follows: ......................................................................................................................................................................... ......................................................................................................................................................................... ......................................................................................................................................................................... ......................................................................................................................................................................... ......................................................................................................................................................................... 2. We undertake to: 2.1 ensure the Academy Player’s coaching and education are scheduled in accordance with the requirements of the Youth Development Rules and in accordance with the written agreement with his school and Parent(s), a copy of which is annexed hereto; and 2.2 advise the Academy Player’s Parent(s), school and the League immediately if the Club changes or proposes to change any of the above arrangements. Signed ………………………………………………………......... Authorised Signatory for and on behalf of the Club Date ………………………………………………………….......... Consent by Academy Player I acknowledge further to the Data Protection Act 2018 and the General Data Protection Regulation (“GDPR”) that the Football Association Premier League Limited shall be collecting, sharing and otherwise processing Personal Data which may include Special Categories of Personal Data (both as defined in the GDPR) about me including such data in this Registration Form for the purpose of discharging its functions as a regulatory and governing body of football and otherwise in accordance with the Premier League Player Privacy Notice available at www.premierleague.com/en/player-privacy-policy. Signed ………………………………………………………......... Date ………………………………………………………….......... Consent by Parent to be completed if the Academy Player is a minor I, (full name) ................................................................................. of (address) .......................................... ............................................................................................................................. Post Code ................................ and email address……………………………….………………………………………………………..… being the person having parental responsibility for the above-named Academy Player, hereby certify that the above particulars are correct and consent to this application to change the circumstances of my son. Signed ………………………………………………………………….. Date ………………………………………………………….…………..

Youth Development Forms 553 554 PLYD Form 7 Premier League List of Academy Players (Youth Development Rule 293) PLYD Form 6 Premier League Academy Ethnicity Monitoring Questionnaire (Youth Development Rule 285) USE OF INFORMATION Completion of this questionnaire is voluntary. If you provide the information it will be used as set out below and will not be used for selection or any other purposes. The information provided on this ethnicity questionnaire will be recorded on a computer system shared by the Football Association Premier League Limited (“Premier League”) (and The Football League Limited should the Player ever compete in the EFL) against the Academy Player’s record and will be used: • to help the Premier League gain insight as to who is playing the game at this level; • to help ensure compliance with the Premier League’s Inclusion and Anti-Discrimination Policy (a copy of which is in Appendix 3 of the Premier League’s Rules); and • to compile aggregate statistics and reports: - on a club by club basis which we may wish to share with the relevant club only and The Football Association Limited; and - on a league basis which we may wish to publish for public interest and to share with other bodies that have a legitimate interest in equal opportunities such as the Professional Footballers Association and the Equality and Human Rights Commission. A Asian or Asian British Indian Pakistani Bangladeshi Chinese Any other Asian background B Black, African, Caribbean or Black British Caribbean African Any other Black, Black British or Caribbean background C Mixed or Multiple ethnic groups White and Black Caribbean White and Black African White and Asian Any other Mixed or Multiple ethnic background D Other ethnic groups Arab Any other ethnic group E White English, Welsh, Scottish, Northern Irish or British Irish Gypsy or Irish Traveller Roma Eastern European Any other White background F Undeclared Prefer not to disclose my ethnic origin G Prefer to Self Describe .................................................. Name of Academy Player ......................................................................................................................... Signed....................................................................... Date............................................. (Parent / Guardian to sign if Player is a minor) What is your ethnic group? (Choose ONE section from A to F, then tick the appropriate box to indicate the ethnicity that you identify with from the list below) To: The Board The Premier League The registrations of the following Academy Players (other than those who have signed a Scholarship Agreement) are held by .................................................................................................... Football Club as at the third Saturday in May (year) ......................................................................... Full Name Current Age Group Category ......................................................... ........................................................ ....................................................... ......................................................... ........................................................ ....................................................... ......................................................... ........................................................ ....................................................... ......................................................... ........................................................ ....................................................... ......................................................... ........................................................ ....................................................... ......................................................... ........................................................ ....................................................... ......................................................... ........................................................ ....................................................... ......................................................... ........................................................ ....................................................... ......................................................... ........................................................ ....................................................... ......................................................... ........................................................ ....................................................... ......................................................... ........................................................ ....................................................... ......................................................... ........................................................ ....................................................... ......................................................... ........................................................ ....................................................... ......................................................... ........................................................ ....................................................... ......................................................... ........................................................ ....................................................... ......................................................... ........................................................ ....................................................... ......................................................... ........................................................ ....................................................... ......................................................... ........................................................ ....................................................... ......................................................... ........................................................ ....................................................... ......................................................... ........................................................ ....................................................... ......................................................... ........................................................ ....................................................... ......................................................... ........................................................ ....................................................... ......................................................... ........................................................ ....................................................... Signed ……………………………...................................................................... Authorised Signatory for and on behalf of the Club Position …………………………………………….. Date ………………………........ Note: The categories of Academy Players are: 1. Academy Players whose registration has been retained (indicate “1F” if on Full Time Training Model). 2. Academy Players whose registration it is intended to retain (indicate “2F” if on Full Time Training Model). 3. Academy Players whose registration it is intended to terminate.

Youth Development Forms 555 556 PLYD Form 9 Premier League Retention/Termination Notification (Youth Development Rule 294.2) PLYD Form 8 Premier League Retention/Termination Notification (Youth Development Rule 294.1) For Academy Players entering into age groups under 10, under 11 and under 12 To: [name and address of Academy Player] ..................................................................................... ........................................................................................................................................................................ We, ………………………………………………………………………………………... Football Club, hereby give you notice that it is our intention to retain/terminate* your registration with effect from the first Saturday in June. Signed ……………………………......................................................... Authorised Signatory for and on behalf of the Club Position ……………………………………………....….............................. Date ………………………................................................................... * delete as appropriate. If the registration is retained, it is for a period of one year pursuant to Rule 280 (subject to Rule 281) For Academy Players entering into age groups under 13 and under 15 To: [name and address of Academy Player] ..................................................................................... ........................................................................................................................................................................ We, ………………………………………………………………………………………... Football Club, hereby give you notice that it is our intention to retain/terminate* your registration with effect from the first Saturday in June. [Your registration will be retained on the Full Time Training Model+.] Signed ……………………………......................................................... Authorised Signatory for and on behalf of the Club Position ……………………………………………....….............................. Date ………………………................................................................... * delete as appropriate. If the registration is retained, it is for a period of two years pursuant to Youth Development Rule 280 (subject to Rule 281) + delete if inapplicable

Youth Development Forms 557 558 PLYD Form 11 Premier League Scholarship Offer (Youth Development Rule 309) PLYD Form 10 Premier League Academy Player’s Registration: Mutual Cancellation Notification (Youth Development Rule 298.2) To: The Board The Premier League The registration of [name of Academy Player] ......................................................................... held by ...................................................................................................................... Football Club has today been cancelled by mutual agreement. Unless otherwise set out below the Club will retain rights to compensation in respect of the Academy Player where provided for in the Premier League Youth Development Rules and the FIFA Regulations for the Status and Transfer of Player, which (under the Youth Development Rules) includes a right to receive an initial fee of £............................, together with additional contingent fees as may be payable in accordance with the Youth Development Rules, in the event that the Academy Player subsequently registers with another Premier League or EFL club. Signed by the Academy Player ……………………………………………....…...................... Date .................................................................................................................................... Signed by the Parent* ……………………………………………....…....................................... Date .................................................................................................................................... Signed ……………………………………………....…...................................................................... Authorised Signatory for and on behalf of the Club Position .............................................................................................................................. Date .................................................................................................................................... * if the Academy Player is aged under 18 years To : [name and address of Academy Player] ......................................................................................................................................................................... ......................................................................................................................................................................... ......................................................................................................................................................................... Date of birth .............................................. Other clubs (if any) at which the Academy Player has been registered: Club ................................................................ From ........................................... To ........................................... Club ................................................................ From ........................................... To ........................................... We, .................................................................................................................................. Football Club, hereby offer to enter into a Scholarship Agreement with you upon your reaching the statutory school leaving age applicable in England. The Scholarship Agreement will be in PLYD Form 1. Signed ……………………………......................................................... Authorised Signatory for and on behalf of the Club Position ……………………………………………....….............................. Date ………………………...................................................................

Youth Development Forms 559 560 PLYD Response to Scholarship Offer PLYD Form 12 Form 12 Premier League Response to Scholarship Offer (Youth Development Rule 310) To: ..................................................................................................................... Football Club (“the Club”). I, [name of Academy Player] ..................................................................................................................... hereby accept/refuse* your offer in PLYD Form 11 dated ........................... Signed by the Academy Player ………………………………………............….............. Signed by his Parent ……………………………………………………...................….............. * delete as appropriate Where the offer in PLYD Form 11 has been accepted by the Academy Player, the following declarations must also be signed: Endorsement by Academy Player I certify that the Club has not made an approach to me or engaged in any communication with me or any person connected with me, save as permitted by League Rules, nor have I approached or engaged in any communication with the Club, either directly or indirectly, whilst registered with another club in membership of the Premier League or EFL (a “League Club”), nor has the Club induced or attempted to induce me to accept its offer in PLYD Form 11 by offering me or any person connected with me, either directly or indirectly, a benefit or payment of any description whether in cash or in kind, nor have I accepted any such inducement from anybody in connection with my acceptance of the offer. I agree to be bound by the Rules of the Premier League. Signed ……………………………………………………………….................................. Date ............................................ To be signed by the Parents*: I, (full name) ................................................................................. of (address) ............................................. ...................................................................................................................... Post Code ............................... and (email address).........................................................................................................................................., and I, (full name) ................................................................................. of (address) .............................................. ..................................................................................................................... Post Code ............................... and (email address) ................................................................................................................................................... being a person having parental responsibility for the above-named Scholar, certify that: (a) the Club has not made any approach to or engaged in any communication with me, my son or any person connected with me or my son, either directly or indirectly, whilst my son was registered with another League Club, save as permitted by the League Rules; (b) I have not approached or engaged in communication with the Club, either directly or indirectly, whilst my son was registered with another League Club, save as permitted by the League Rules; (c) the Club has not induced or attempted to induce me or anyone connected with me, either directly or indirectly, through any benefit or payment of any description whether in cash or in kind, to persuade or encourage my son to facilitate the acceptance of this PLYD Form 12; or (d) so far as I am aware, the Club has not induced or attempted to induce my son or anyone connected with him, either directly or indirectly, through any benefit or payment of any description whether in cash or in kind, to accept that offer. I acknowledge that the acceptance of any inducement referred to at points (c) and (d), above, and/or engaging in any approach or communication referred to at points (a) and (b), above, constitutes a breach of the League Rules by my son. I further agree that for so long as my son is subject to the League Rules: (e) the League may request that I attend one or more meetings in person to answer questions and/or provide information relating to the Scholarship Agreement and the payment of any such inducement and/or the engagement in any such approach/communication and/or to produce relevant documents (including, for example, financial records and/or telecommunications records) within a reasonable deadline; (f) I will preserve all documents and/or information relevant to my son’s proposed Scholarship Agreement (including, for example, financial records and/or telecommunications records); and (g) should I refuse or fail to comply with any request by the League in accordance with point (e) and/or preserve all relevant documents in accordance with point (f), above, the League may (i) refuse to register my son as a Scholar with the Club or (ii) suspend or cancel any registration relating to my son with any Club and any tribunal appointed to consider an alleged breach of League Rules by my son will be entitled to draw an adverse inference against him in those proceedings. Signed (1) ………………………………………………………………............................. Date ............................................ Signed (2) ………………………………………………………………............................ Date ............................................. * A declaration in this form must be signed by every Parent (as defined) of the Academy Player

Appendices to the Rules

563 564Appendices to the Rules: Appendix 1 Appendix 1 Appendix 1 Profitability and Sustainability Rules - Standard Directions Appendix 1 Profitability and Sustainability Rules - Standard Directions Introduction 1. These Standard Directions have been agreed by Clubs to ensure that any complaint regarding a breach of the Profitability and Sustainability Rules (Rules E.50 to E.55) (a “PSR Complaint”) can be resolved, including any appeal to an Appeal Board, as expeditiously as possible and, absent exceptional circumstances, prior to 1 June following the submission of the relevant Club’s Annual Accounts (the “Backstop Date”). 2. The League and Clubs recognise and agree that, given the possibility of the imposition of a sporting sanction in the form of a points deduction on any Club found to be in breach of Rules E.50 to E.55 and the desirability (so as to protect the interests of other Clubs) of any such points deduction taking effect in the Season in which the relevant Club’s Annual Accounts are submitted, it is important that clarity is reached regarding any such sanction prior to the subsequent Annual General Meeting. This provides certainty for the League, its member Clubs and other stakeholders as to the membership of the League in the subsequent Season. 3. It is for this reason that the League and Clubs have agreed to bring forward the date for the submission of Annual Accounts to 31 December (pursuant to Rule E.51) and have agreed these Standard Directions. 4. The League and the Clubs recognise and agree that this degree of expedition set out in these Standard Directions is reasonable and procedurally fair in all but the most exceptional cases. Application 5. These Standard Directions apply in respect of any PSR Complaint. They vary the provisions of Section W (Disciplinary) of the Rules (and where necessary Section X (Arbitration) of the Rules), to the extent that is necessary to give them effect. They apply in all cases other than where the chair of the Commission or on appeal the chair of the Appeal Board (or the Chair of the Judicial Panel, if a Commission or Appeal Board has not yet been appointed), whether following an application by either party, agreement by both parties or of the chair’s own volition, concludes that exceptional circumstances exist that justify their disapplication. This may include, for example, where multiple PSR breaches over multiple years and other breaches of the Rules are alleged. Power to vary 6. Where these Standard Directions apply, the procedural steps within them may only be varied (including to add or remove a procedural step) by the chair of the Commission or on appeal the chair of the Appeal Board (or the Chair of the Judicial Panel, if a Commission or Appeal Board has not yet been appointed), whether following an application by either party, agreement by both parties or of the chair’s own volition. However, such variation of the procedural steps within the Standard Directions will only be permitted where both: a. there are specific circumstances warranting the variation; and b. in any event the variation does not defeat the purpose of these Standard Directions by endangering the possibility of concluding the Commission proceedings, and any subsequent appeal, by the Backstop Date. 7. Where a deadline referred to in these Standard Directions falls on a day that is not a Working Day, it shall be varied so as to fall on the subsequent Working Day. Capitalised terms not otherwise defined herein bear the meaning given to them in the Rules. Standard Directions - Commission 8. Any PSR Complaint must be served by the Board on the Respondent in accordance with Rules W.27 to W.29 (including any documents relied upon in support), by no later than two weeks (14 days) following provision by the Club of its Annual Accounts pursuant to Rule E.51. 9. As soon as reasonably practicable after service of the PSR Complaint, a Commission will be appointed in accordance with Rule W.30. 10. The Respondent must provide its answer to the PSR Complaint (“Answer”) to the Board and the Commission pursuant to Rule W.33 (including any documents relied upon in support), no later than two weeks (14 days) following receipt of the PSR Complaint. 11. By no later than one week (seven days) following receipt of the Answer, the chair of the Commission will hold a directions hearing at which the chair will: a. consider and decide any application for the disapplication of the Standard Directions as a whole;

565 566Appendices to the Rules: Appendix 1 b. consider and decide any application for the variation or augmentation of the procedural steps within the Standard Directions; c. set down the single hearing date (to conclude no later than 12 weeks (84 days) after the filing of the PSR Complaint); d. set down the dates for all remaining procedural steps leading up to it; e. consider and decide any application for specific disclosure of documents; and f. consider and decide any other procedural application. 12. All and any procedural applications must be served by the Respondent at the same time as its Answer, and by the Board at the same time as the PSR Complaint, or if arising out of the Answer, within three days of its receipt, so that they can be considered at the hearing referred to at paragraph 11, above. 13. Any exercise of the power under Rule W.31 to indicate that if the PSR Complaint is upheld the Commission may wish to exercise its power under Rule W.55 to award compensation, and any exercise of the power under Rules W.42.9, W.56 or W.57 to set directions for the assessment of the entitlement to and amount of compensation, shall not allow involvement of the other Club(s) (club(s)) or Person(s) prior to the Backstop Date, and any assessment of compensation shall take place after the full process provided for by these Standard Directions. 14. By no later than four weeks (28 days) following receipt of the Answer, the parties must exchange (and provide to the Commission) any written evidence of fact or expert evidence on which they intend to rely at the hearing, together with any other documents or other material ordered to be provided at the directions hearing (unless such other documents or other material are directed to be provided earlier). 15. Any PSR Complaint referred to a Commission by the Board must be determined by the Commission at a single hearing, at which the parties shall make submissions and adduce evidence both in relation to breach and to sanction, to be listed for between one and five days, so as to conclude the Commission proceedings (by the Commission’s decision, together with written reasons) within 12 weeks (84 days) of the serving of the PSR Complaint on the Respondents by the Board pursuant to Rules W.27 to W.29, within which period the procedural steps below must take place. 16. By no later than five days prior to the hearing of any PSR Complaint, the parties must exchange skeleton arguments. 17. The Commission must provide its decision, together with written reasons, within one week (seven days) of the conclusion of the hearing (the “Commission Decision”). Standard Directions – Appeal Board 18. Any appeal will be on an expedited basis. 19. Where a party wishes to appeal a Commission Decision, it must serve its Form 22 on the Chair of the Judicial Panel in accordance with Rule W.71 (the “PSR Appeal”) (including any argument and documents relied upon in support), by no later than one week (seven days) following receipt of the Commission Decision in accordance with paragraph 17 above. 20. As soon as reasonably practicable after service of the PSR Appeal, an Appeal Board will be appointed in accordance with Rule W.72. The Chair of the Judicial Panel shall take steps in advance to identify members of the Appeal Board, or others pursuant to Rule W.89, who would be available to consider and decide an appeal at short notice should one be made, and to ask them to hold dates. 21. The respondent to the PSR Appeal shall provide its response to the PSR Appeal (“Response”) to the appellant and to the Appeal Board (including any argument and documents relied upon in support), no later than one week (seven days) following receipt of the PSR Appeal. 22. By no later than one week (seven days) following receipt of the Response to the PSR Appeal, the Chair of the Appeal Board will hold a directions hearing at which the Chair will: a. consider and decide any application for the disapplication of the Standard Directions as a whole; b. consider and decide any application for the variation or augmentation of the procedural steps within the Standard Directions; c. set down the single appeal hearing date (to conclude no later than and if possible some time before 24 May); d. set down the dates for all remaining procedural steps leading up to it; and e. consider and decide any other procedural application. Appendix 1 Appendix 1

567 568Appendices to the Rules: Appendix 1 23. All and any procedural applications must be served by the respondent to the appeal at the same time as its response to the PSR Appeal, and by the appellant at the same time as the PSR Appeal, or if arising out of the response to the PSR Appeal, within three days of its receipt, so that they can be considered at the hearing referred to at paragraph 22 above. 24. Any PSR Appeal must be determined at a single hearing before an Appeal Board, at which the parties shall make submissions and adduce evidence both in relation to breach and to sanction, to be listed for between one and three days, so as to conclude the appeal (by the Appeal Board decision, together with written reasons) no later than the Backstop Date, within which period the procedural steps below must take place. 25. By no later than three days prior to the hearing of any PSR Appeal, the parties must exchange skeleton arguments. 26. The Appeal Board must provide its decision, together with written reasons, (the “Appeal Decision”) prior to and if possible some time before the Backstop Date. Further challenge 27. The League and Clubs recognise and agree that, given the desirability (so as to protect the interests of other Clubs) of any points deduction taking effect in the Season in which the relevant Club’s Annual Accounts are submitted, and the need for certainty for the League, its member Clubs and other stakeholders as to the membership of the League in the subsequent Season, any Appeal Decision will save in exceptional circumstances remain in full force and effect pending resolution of any attempt to challenge it in arbitration under Rule X.4. 28. Any attempt to establish exceptional circumstances so as to seek a stay of the effect of the Appeal Decision must be brought before a single arbitrator appointed in accordance with Rule X.14, and for this purpose Clubs and the League agree to such appointment. Any such stay application shall be heard and decided by the provision of the single arbitrator of their decision, with written reasons to follow, prior to 8 June, within which period the procedural steps below must take place. 29. The Request for Arbitration in Form 23 limited to the stay application (including any arguments and documents relied upon in support), shall be served within two days after the Appeal Decision, the arbitrator shall be appointed as soon as reasonably practicable thereafter, and two days after the request for Arbitration, the respondent to the arbitration shall serve their Answer (including any arguments and documents relied upon in support). The stay application shall be heard on one or both of the following two days on the basis of the Request and Answer and oral submissions, and decided by the provision of the single arbitrator of their decision with written reasons to follow, prior to 6 June. Appendix 1 Appendix 1

569 570Appendices to the Rules: Appendix 2 Appendix 2 Appendix 2 Schedule of Offences (Rule F.1.8.3) Offence Contrary to Dishonestly receiving a programme broadcast from within the UK with intent to avoid payment Copyright, Designs and Patents Act 1988, s.297 Admitting spectators to watch a football match at unlicensed premises Football Spectators Act 1989, s.9 Persons subject to a banning order (as defined) Football Spectators Act 1989, Schedule 1 Ticket touting – football tickets Criminal Justice and Public Order Act 1994, s.166

571 572Appendices to the Rules: Appendix 3 Appendix 3 Appendix 3 Inclusion and Anti-Discrimination Policy (Rule J.4) 1. The Premier League and Clubs, to support their commitment to diversity and inclusion and to removing discrimination by reason of any protected characteristic under the Equality Act 2010, will: • be an equal opportunities employer; • encourage and promote similar commitment from every other organisation or individual acting within the game; • not tolerate discriminatory behaviour, whether physical or verbal, and take appropriate disciplinary or other action; and • participate fully in the Premier League Equality Diversity and Inclusion Standard (“PLEDIS”), as detailed in Rule J.4. 2. In relation to the PLEDIS each Club shall: • actively engage with the process by continually working towards a level of the PLEDIS and make submissions within the stated timelines; and • as a Promoted Club, make a preliminary submission at the end of their first Season in the Premier League if engaging with the PLEDIS for the first time, or, if on return to the Premier League, the previous PLES/PLEDIS certification has expired. 3. Validity of PLEDIS certification from the point of Premier League notification: • Preliminary: two seasons • Intermediate: three seasons • Advanced: three seasons (retained for a further three seasons following a successful Advanced Health Check) 4. Breaches in relation to the PLEDIS will be considered on a case-by-case basis by the Premier League Board. The relevant themes, outcomes and key indicators for PLEDIS awards are agreed by Clubs and published by the Premier League in ‘The Premier League Equality, Diversity and Inclusion Standard, championing equality, diversity and inclusion in the Premier League’ (April 2021).

573 574Appendices to the Rules: Appendix 4 Appendix 4 Appendix 4 Camera Positions (Rule K.67) Each Club shall provide at each League Match played at its Stadium positions for television cameras in accordance with the requirements of this Appendix 4, and each such position shall be Hardwired. 1. Pursuant to Rule K.67, and subject to paragraph 2 below, Clubs must provide Hardwired camera positions in the locations shown on the Master Camera Plan, at all League Matches. 2. Any camera positions that are not required for use by Broadcasters, may be used by the Club, subject to the Club obtaining the necessary League approvals no less than 10 days prior to the League Match. 3. The Stadium lay-out shown in the Master Camera Plan is indicative only. It is not intended to be an exact representation of a Stadium; rather they are intended to show: 3.1 where cameras should be placed in relation to the pitch; and 3.2 the relative height above the pitch of each camera. 4. The League will work with each Club to identify and agree the location of each camera illustrated on the Master Camera Plan at the Club’s Stadium. This will then be recorded on the Club’s agreed Technical Specification. CAMERA PLANS: KEY Numbers in brackets refer to the designated camera number. All camera positions must provide a full and clear view of the whole pitch, including in circumstances where supporters are standing with their arms raised and when supporters are moving in any of the Stadium’s stairwells and/or stands. All camera positions should be allocated a two metre by two metre working space that is clear of any structure or obstacle and which cannot be accessed by fans, unless otherwise agreed with the League. The Clubs are responsible for adopting best practice camera mounting, hoisting and safety procedures for the use of, access to and egress from all camera positions. All camera positions are manned, with the exception of camera 15 and cameras 18 to 23, which are remotely operated cameras. The Clubs are responsible for providing the camera positions for cameras 1 to 41 and all equipment (such as pods, hoists and camseats) as are necessary to ensure that all camera equipment can be installed in those camera positions in accordance with Rules K.67 and K.68.1. The Clubs shall make camera positions for the Ad Hoc Cameras available. However, the installation of the infrastructure and equipment required to install the Ad Hoc Cameras will be undertaken and paid for by the Broadcasters, the League and/or the League’s Appointed Production Partner. The Clubs shall assist the Broadcasters and/or the League with the installation of the Ad Hoc Cameras wherever reasonably practicable. Main Camera (1) • Positioned on television gantry exactly on the halfway line facing away from the sun. The television gantry should be compliant with Rules K.52 to K.54 and the associated guidance • Ideal angle is 12 to 14 degrees from the gantry to the centre spot and 22 to 24 degrees from the gantry to the near-side touchline • This camera will be used to provide the main wide-shot coverage of the game Close-Up Camera (2) • Positioned on television gantry. Normally located next to the camera 1, it is used to provide closer coverage of the action and player/referee close-ups • A large lens must be used Pitch-Side Halfway Camera (3) • A fixed camera on the half-way line at pitch level on the same side as camera 1 • The position should enable an unobstructed view of the field of play and substitutes’ benches for the fourth official, and a clear view of the pitch for the Club representatives • If this camera position is on the same side of the pitch as the technical areas, the camera position may be outside of the technical areas so as to prevent obstructing the view from the trainers’ benches. However, any alternative camera position must enable an unobstructed view of both goals when Officials are standing at the front corners of the technical areas • A large lens must be used

575 576 Appendix 4 Appendix 4 Appendices to the Rules: Appendix 4 Close-Up Camera (4) • Positioned on television gantry. Normally located next to cameras 1 and 2, it is used to provide closer coverage of the action and player/referee close-ups • A large lens must be used Uncabled roaming cameras (5, 6, 42 and 43) • Up to two hand held portable uncabled roaming cameras, each positioned either side of the half-way line on the same side as main camera may work the length of each half but concentrating on a zone extending between the goal-line and 18 yard line • Up to two hand held portable uncabled roaming cameras will be positioned on the opposite side to the main camera, on the goal-line or in a corner. For the avoidance of doubt, these cameras are not permitted to ‘run the line’ during a Match • The cameras should not cause any viewing obstructions to the trainers’ benches and sufficient space must be allowed for Players to warm up • Host Broadcasters are permitted to use their uncabled roaming cameras on the pitch for a short period of time during the pre-match warm up, half-time interval and after the conclusion of the Match • Resting positions to be agreed with each Club at the start of each Season • One uncabled roaming camera must be permitted to film in the tunnel pre-match, at half time and post-match. Broadcasters are expected to use any such footage to show positive, non-controversial incidents and must not use footage which may criticise, disparage, belittle or discredit the League, any Club, Official, Player or Match Official or bring the game into disrepute • One uncabled roaming camera (excluding a mobile phone) must be permitted to enter the field of play during a goal to capture shots of Players’ goal celebrations in accordance with the uncabled roaming cameras protocol published by the League • Broadcasters must adhere to the uncabled roaming cameras protocol published by the League 18 Yard Cameras (7 and 8) • Two cameras installed on the same side as camera 1 at the same level or higher than the main camera positions, facing each of the 18 yard lines. Often used to cover play in a wide angle, but also used for close up coverage • Large lenses may be used High-Behind Goal Camera (9 and 10) • Two cameras installed in the stands behind either goal, at a height which permits an unobstructed view of the penalty spot from above the crossbar. Both cameras need to be able to see the far side goal in its entirety and all four corner flags. Large lenses may be used Low-Behind Goal Cameras (11, 12, 13 and 14) • Four cameras, two at each end, at pitch level in fixed positions behind each goal-line. The area for all such pitch level cameras located behind each goal-line should start at the six yard line (where it meets the goal-line) and extend towards the touchline (as shown on the Master Camera Plan) • These may be positioned in front of the advertising boards if there is not sufficient or safe space to operate the cameras from behind the LED Boards. The location of these cameras will be agreed between the Club and the League Beauty-Shot Camera (15) • A fixed camera mounted high in the stadium to give a panoramic static shot of the pitch • This camera is remotely operated Reverse Angle Cameras (16 and 17) • Two cameras located opposite camera 1 for ‘reverse-angle’ coverage and usually for coverage of the trainers’ benches • On or close to the centre line • One of these cameras covers close up shots of the Managers, therefore if your gantry is opposite the trainers’ benches, camera 14 should be included as part of the TV gantry requirement • Large lenses may be used Pole Cameras (18 and 19) • A camera on a pole mount may be used behind goals in front of the advertising boards. They will be rigged at full height, up to the top of the goals. These cameras may be static or mounted on a jib arm. Where a jib style pole cam is in use, Broadcasters will lower the jib arm as low as possible if play is at the opposite end of the pitch. Where facilities for disabled supporters are located directly behind these cameras, Clubs are permitted to rig them at a lower level, subject to obtaining prior approval from the League Goal-Line Cameras (22 and 23) • Two cameras located on the same side as the main camera, level with the goal-line and with an unobstructed view of the whole goal and the goal-line inside the penalty area Mini-Cameras (21, 22, 44 and 45) • Up to two mini-cameras may be placed directly behind each goal net (either in a central or corner location) but cannot be attached to the net (though they may touch and/or pass through the net) or the actual posts and crossbar. Mini-cameras may therefore be attached to the poles which support the net or the cable connecting the back of the net to the vertical stanchions directly behind the goal

577 578 Appendix 4 Appendix 4 Appendices to the Rules: Appendix 4 Corner Cameras (24, 25, 26 and 27) • Options for cameras to be placed in all four corners approximately five metres above the pitch • Large lenses may be used Small Lens or Electronic Newsgathering (ENG) Cameras (28, 29, 30, 31, 32, 33, 34 and 35) • Eight portable ENG cameras at pitch level, behind each goal-line • These cameras must be positioned outside (nearer the touchline) the cabled Host Broadcaster cameras and would be required to be fixed during each half • There may be a requirement for these cameras to change ends at half-time • Clubs shall allow ENG Cameras to be replaced by small lens cabled cameras or permit the ENG cameras to be connected by a cable • In addition to the camera operator, Clubs must permit two producers who are accredited representatives of the Host Broadcaster, or two other individuals accredited by the League or the League’s Appointed Production Partner to accompany two of these camera positions (one producer/individual accompanying one camera position) if requested by the Host Broadcaster, the League or the League’s Appointed Production Partner Hi Motion or Big Lens Close Up Cameras (36, 37, 38 and 39) • Up to four big lens cameras, at pitch level, between the six yard and 18 yard line, but as close to the six yard line as reasonably possible • In addition to the camera operator, Clubs must permit two producers who are accredited representatives of the Host Broadcaster, or two other individuals accredited by the League or the League’s Appointed Production Partner to accompany two of these camera positions (one producer/individual accompanying one camera position) if requested by the Host Broadcaster, the League or the League’s Appointed Production Partner ISO and Analysis Cameras (40 and 41) • Two cameras positioned on the television gantry. If space is not available on the main gantry then suitable positions must be made available near to, and at a similar level to, the main gantry and not more than 20 metres from the half-way line • Large lenses may be used • This will be the location of 180 degree Stadium wide angle filming, where such filming is required Permanent Installation Cameras The following cameras will be permanently installed by the League or its Appointed Production Partner in accordance with the permanent installation camera guidance document published by the League: • Beauty-Shot Camera (15) • ISO and Analysis Camera (40 and 41) • Interview Room Camera • Pre-Match Media Conference Camera • Post-Match Media Conference Camera Remote Flight Cameras (Ad-Hoc Cameras) • These cameras are commonly referred to as drones. They shall not fly over or across any part of the Stadium. They shall be operated by providers approved by the Civil Aviation Authority who will allocate safe fly zones on either land owned by the Club where reasonably possible and safe to do so, or at an alternative safe location • The Clubs must permit Civil Aviation Authority approved providers to fly a broadcast flight camera when requested to do so by the Broadcasters and/or the League. Flights shall take place pre-match, at half time and post-match, and at agreed times during the League Match. Camera flight times must be listed on the Countdown to Kick-Off to ensure that all relevant personnel at the Club and PGMOL are aware that the flight is an approved flight Aerial Cabled Wire Cameras (Ad-Hoc Cameras) • These cameras include: – four point aerial cabled camera systems used for camera flight above the field of play (being a moving camera system with two- or three-dimensional movements); and – wirecams located on a single wire system suspended in the air that move horizontally along the length of the pitch, and generally sit at the same height as camera 1; or – railcams located on a fitted track fitted to the front of a Stadium tier or advertising board that move horizontally along the length of the pitch • Clubs shall ensure that their Stadium can facilitate the installation of a four point aerial cabled camera system and at least one of a wirecam or a railcam where reasonably possible and safe to do so, unless otherwise agreed with the League • These cameras shall be operated from one of the UK or International TV Commentary Positions provided for at Rules K.55 and K.57 respectively, as determined by the Broadcasters Technical Area Cameras (Ad-Hoc Cameras) • Two remotely operated cameras (one fixed in each technical area) to be permitted when requested by the Host Broadcaster, the League or League’s Appointed Production Partner • These cameras shall not be permitted to record or transmit audio, in accordance with Rule K.155

Appendix 4

Tunnel Camera

- One remotely operated camera to be permanently to be installed by the League or the League's Appointed Production Partner at the camera position referred to at Rule K.67

Club Cameras

- Two camera positions at pitch level (one at each end of the pitch) to be used for cameras belonging to the Home and Visiting Clubs
- These camera positions should be located outside of the Host Broadcaster's cameras (closer to the touchline) as shown on the Master Camera Plan
- Whilst Clubs shall make these camera positions available at each League Match played at its Stadium, the use of Club cameras will be subject to the Club obtaining the necessary League approvals no less than 10 days prior to the League Match

Premier League Social Media Filming

- Two camera positions at pitch level (one at each end of the pitch) for an accredited representative of the League's Appointed Production Partner, to capture video content with a mobile phone
- These positions shall be fixed to enable the accredited representative of the League's Appointed Production Partner, to connect the WiFi as prescribed at Rule K.48
- Access for this filming will also be provided in the tunnel and the tunnel interview positions as provided for at Rule K.145

579

Appendix 4

MASTER CAMERA PLAN



East Stand
Studio 2
North Stand
South Stand
Away Fans
Studio 1
West Stand
Media Seats x 50
Observers x 25
Radio x 15
TV Compound
International Commentary
International Commentary

Appendices to the Rules: Appendix 4

580

581 582Appendices to the Rules: Appendix 5 Appendix 5 Appendix 5 Head Injury Protocol A. INTRODUCTION Background 1. The International Football Association Board’s (“IFAB”) protocol in respect of additional permanent concussion substitutions (“APCS”) (“IFAB Protocol”) was introduced in Premier League Matches in Season 2024/25. 2. The IFAB Protocol is binding upon Clubs pursuant to Rule L.30 of the Premier League Rules (“Rules”) and the relevant rules applicable to the Premier League’s youth competitions. Clubs are permitted, in addition to five substitutions, to utilise up to one APCS and/or one ‘additional substitute’ (as appropriate) from those substitutes listed on the team sheet in a match. 3. In addition, Rule O.20 provides that: ‘Where a Player, whether engaged in a League Match, any other match or in training, has sustained, or is suspected of having sustained, a concussive injury: O.20.1 the Club must comply with the Head Injury Protocol, The FA Return To Play Guidelines and any other concussion protocol and guidance issued by the League in respect of the treatment of that Player and any review of that treatment; and O.20.2. notwithstanding Rule O.20.1, above, the Player shall not, under any circumstances, be allowed to resume playing or training (as the case may be) that same day. Furthermore, he shall not be allowed to return to playing in matches or participating in training thereafter unless he has been examined and declared fit to do so by his Team Doctor or, if they are unavailable, by another medical practitioner. In such circumstances, the welfare of the Player is paramount and the decision of the Team Doctor or other medical practitioner as to whether the Player is fit to resume playing or training shall be final.’ 4. Following consultation with a range of stakeholders including the Premier League’s medical groups1 and Clubs, this Head Injury Protocol (“Protocol”) will provide direction to Clubs (including medical staff), Players and the Premier League in respect of the assessment and treatment of head injuries including concussive injuries (whether actual or suspected) as defined at Annex 1. It is designed to 1 Premier League Heads of Medical group, the Football Medical Governance Group and the Head Injuries Advisory Group. improve Player welfare in the acute stages of head injury management and preserve the long-term well-being of Players. Scope 5. This Protocol sets out a series of uniform operating procedures, applicable to all Clubs in League Matches and any other matches that they participate in (save where expressly excluded). In addition, certain provisions of this Protocol are applicable to Club training sessions and references in this Protocol to ‘the field of play’ shall include Club training pitches and/or other areas being used for Club training purposes. 6. Where a Club is participating in a match in a competition other than the Premier League and that competition has in place its own applicable regulations, rules or guidance in respect of issues during the match covered by this Protocol, to the extent that there is a conflict between any provision of this Protocol and any such provision of the other competition’s regulations, rules or guidance, the latter will take precedence. 7. This Protocol is divided into: a. obligations binding on Clubs and incorporated into the Rules, a breach of which will be dealt with under Section W (Disciplinary) of these Rules. These obligations are set out in numbered paragraphs 5, 6, 10-13, 14, 16-23, 28, 29.b, 30, 32-37, 38.b, 40-45 and 47-50 and apply principally to the following individuals: i. Players ii. Club medical teams (including but not limited to doctors, physiotherapists, therapists, sport scientists and other members of the team) iii. Managers and members of the coaching staff listed in Rule L.23.3 b. any non-binding guidance issued by the Premier League from time to time to assist Clubs and facilitate compliance with their obligations under the Rules. 8. For the avoidance of doubt, in line with Rule O.1, nothing in this Protocol replaces, reduces or affects in any way the obligations imposed on Clubs by statute and/ or common law in the fields of medicine, occupational health and/or health and safety. Capitalised terms not otherwise defined in this document bear the meaning given to them in the Rules (including the Youth Development Rules).

583 584 Appendix 5 Appendix 5 Appendices to the Rules: Appendix 5 B. PROTOCOL 9. The Protocol is structured as follows: A General Club obligations B Identification of requirement for a head injury medical assessment (“HIMA”) C HIMA (Stages 1 – 4) D Review by the Premier League. A. General Club obligations 10. Prior to the first League Match of each Season, Clubs will ensure that the Team Doctor, Medical Coordinator and a minimum of two other medical staff from each Club have successfully completed the Premier League’s Video Replay training module. Each Club has a continuing obligation to ensure that any new Team Doctors, Medical Coordinators and Club medical staff complete the Premier League’s Video Replay training module before they are involved in a training session and/or a League Match. 11. Each Club must ensure that all Team Doctors, Club medical staff, Medical Coordinators, Players and Managers attend mandatory education / review session(s) on HIMAs facilitated by the Premier League and, if requested, provide feedback to support the development of this Protocol. As a minimum, all attendees will be educated on how to identify – in addition to the signs and symptoms of concussive injuries – significant mechanisms of injury2 and head impacts where a concussive injury cannot be immediately excluded (with no display of any immediately observable signs and symptoms of concussion). Each Club has a continuing obligation to educate and inform all Team Doctors, Club medical staff, Medical Coordinators, Players and Managers of any changes to the Protocol. 12. At each match, at least one member of each Club’s Medical Staff must be nominated by the Club as the designated Medical Video Operator (“MVO”) identified to the Premier League in accordance with Rule L.23. The nominated person(s) must have successfully completed the Premier League’s Video Replay training module within the previous 12 months. 2 A significant mechanism of injury in the context of sustaining a head injury is (1) any instance where a high velocity object and/or force is applied directly to the head resulting in a head impact or (2) any instance where a high velocity object and/or force is applied to another body part resulting in an indirect transmission of forces to the head. A significant mechanism of injury can be varied in terms of their type and location of impact, should be considered on an individual Player basis and clinical discretion should be applied. 13. Each Club (including members of its medical team and Players) must, subject to any legal and/or regulatory restrictions preventing disclosure, provide the Premier League with such information as is necessary to ensure compliance with the Rules, this Protocol and the IFAB Protocol. B. Identification 14. The Club’s Team Doctor, physiotherapist, therapist and Medical Coordinator are required to carry, at a match, the Pocket Concussion Recognition Tool (at Annex 2), which provides a list of (a) visible clues of suspected concussion and (b) signs and symptoms of suspected concussion. 15. Clubs should be aware of the following non-exhaustive means of identifying a Player who requires a HIMA: a. Direct observation of the head injury event by the Club’s medical team b. Alerts by the Match Official(s), Players, Managers and coaching staff, other Club’s medical team and/or the Medical Coordinator c. Review of the video replay on the medical tablets d. Direction and alerts from other sources as implemented by the Premier League from time to time. 16. To support the diagnosis and clinical decision-making process, Clubs must utilise the medical tablets (if available) to review head injury events in compliance with the Premier League’s Video Replay training module and in conjunction with any other means of identification set out in paragraph 15, above. Clubs should be aware of the following signs and symptoms – as further particularised at Annex 3 - present upon review of the video footage: a. Motor incoordination/ataxia b. No protective action (hypotonic or tonic) c. Evidence of seizure/convulsion d. Tonic posturing e. Lying motionless f. Clearly dazed or blank/vacant look.

585 586 Appendix 5 Appendix 5 Appendices to the Rules: Appendix 5 17. As a minimum, Clubs must conduct a HIMA on Players who are suspected to have sustained (a) a significant mechanism of injury and/or (b) a head impact where a concussive injury cannot be immediately excluded with no display of any immediately observable signs and symptoms of concussion. 18. The Team Doctor, Medical Coordinator and MVO must be located in close proximity to Club medical teams during a match. The Team Doctor, the Medical Coordinator and MVO must (a) communicate with each other to categorise incidents that occur during the match using the framework set out at paragraphs 19(a)-(c), below and (b) record all communications, including categorisations of incidents and whether a consensus between the parties is reached, on the Premier League’s electronic system (in place from time to time) within 24 hours of the conclusion of the match. 19. The Team Doctor, the Medical Coordinator and MVO shall categorise incidents as follows: a. Code Red - This means that there is evidence on the video review that the Player has sustained or is suspected of having sustained a concussive injury and must be removed from the field of play. In such circumstances, it is mandatory that the Team Doctor removes the Player from the field of play. b. Code Amber - This means that the video review does not demonstrate conclusive evidence that the Player has sustained or is suspected of having sustained a concussive injury but does show that there (i) was a head impact where a concussive injury cannot be immediately excluded or (ii) was a significant mechanism of injury or (iii) were other visible signs of concern. In such cases, the Team Doctor must perform an immediate HIMA and rely on his/her clinical judgement to inform the decision regarding the removal of the Player from the field of play. Players that require a HIMA in accordance with paragraph 17 above should be categorised as Code Amber. c. Code Green - This means that the video review does not show any evidence of an actual or suspected concussive injury that warrants further consideration by the Team Doctor. 20. When categorising an incident in accordance with paragraph 19 above and determining whether a Player requires a HIMA, the Team Doctor, Medical Coordinator and MVO must base any decision on (a) the video review of the head injury event itself and (b) their direct observations of the head injury event, to the extent that they saw it in real time. Their categorisation must not be based on, or altered by, information that is subsequently received or observed (including, but not limited to, ongoing observations of the Player and his behaviour). 21. Once an incident has been categorised as Code Red or Code Amber, the Club must immediately remove the Player from the field of play (Code Red) or carry out a HIMA pursuant to paragraphs 26 to 37 below (Code Amber). In circumstances where a substitution or HIMA cannot be carried out immediately, Clubs must communicate with the Match Officials as follows: a. the Team Doctor must notify the fourth official that (i) the medical team have identified a Code Red or Code Amber head injury event, and that the Club needs to remove a Player from the field of play or perform a HIMA (as applicable) and (ii) confirm which Player needs to be removed or assessed (“Head Injury Request”). All communications must be between the Team Doctor and the fourth official b. the fourth official will then notify the referee of the Club’s Head Injury Request, so that the referee can take steps to facilitate the substitution or a HIMA. 22. A Club will be in breach of these Rules where (a) after making the Head Injury Request, it does not remove the Player (Code Red) or carry out a HIMA on the Player (Code Amber) and/or (b) it makes a Head Injury Request in circumstances where there were no grounds (pursuant to paragraph 19 above or otherwise) to remove the relevant Player or carry out a HIMA. 23. Clubs must save any footage that is reviewed on the medical tablets when categorising an incident as Code Red, Code Amber and/or Code Green and ensure that such footage is made available to the Premier League on request. 24. If a head injury event is subsequently identified (that may not have been identified during the match), the Premier League will store the video footage for such purpose as deemed necessary to discharge its legal and/or regulatory obligations. 25. In respect of training sessions, Clubs should, as best practice and to the extent it is possible, apply the provisions of Section B of this Protocol to identify Players that require a HIMA. C. HIMA (STAGES 1 – 4) 26. The HIMA is split into the following stages: a. Stage 1 – baseline assessment of Players b. Stage 2 – on-field assessment c. Stage 3 – post match assessment and follow-up d. Stage 4 – long term follow-up.

587 588 Appendix 5 Appendix 5 Appendices to the Rules: Appendix 5 27. Clubs should ensure that, in addition to the stages set out above, Players who have sustained a head injury should be regularly monitored for evolving signs and symptoms of concussion in between these stages. The exact frequency of these additional reviews should be determined by the Team Doctor. Stage 1 – baseline assessment of Players 28. Clubs must ensure that every Player that is registered in the Club’s Squad List has a baseline Sport Concussion Assessment Tool (“SCAT”) – either the 6th Edition (“SCAT6”)3 or the latest version of the SCAT – and Immediate Post-Concussion Assessment and Cognitive Testing (“ImPACT”) performed (“Baseline Assessment”) either (a) when recruited or (b) at intervals no greater than two years apart. This should be recorded and if the Player has experienced a recent concussion the Baseline Assessment should be delayed until they have been asymptomatic and returned to unrestricted training and/or participation in matches for one month. 29. Baseline Assessments and any subsequent SCAT or ImPACT assessments: a. should be performed by Clubs in the Player’s first language if they do not have a good understanding of English b. must be uploaded by Clubs to the Premier League’s electronic system (in place from time to time) within seven days of completion and results must be made available on match day to assist the interpretation of the HIMA. Stage 2 – on-field assessment 30. Clubs must ensure that all trauma situations (including those that occur in training sessions) are (a) considered by a doctor who holds a current Advanced Trauma Medical Management in Football (“ATMMiF”) (as required by Rule O.5.1) and (b) addressed in compliance with the ATMMiF guidelines. Clubs (and their medical teams) must follow the HIMA process set out below and in the flowchart at Annex 4. 31. Clubs should adhere to the principle of ‘if in doubt, sit them out’. If it is not possible to entirely and confidently exclude a concussive injury, the Player should be removed from the field of play and take no further part in the match or training session. 32. Clubs must immediately permanently remove from the field of play Players who display one or more of the following list of acute signs and symptoms: a. Confirmed loss of consciousness b. Suspected loss of consciousness c. Tonic posturing d. No protective action – floppy e. Convulsion or impact seizure f. Balance disturbance/ataxia g. Clearly dazed or blank/vacant look h. Apparent confusion i. Amnesia j. Oculomotor signs and/or pupillary abnormalities (e.g. spontaneous nystagmus or involuntary eye movement) k. Significant scalp or facial swelling or deformity l. Nausea and/or vomiting m. Uncharacteristic behaviour n. Headache or pressure in head o. Neck pain due to trauma p. Vertigo, dizziness, drowsiness, unsteadiness q. Blurred or double vision, sensitivity to light r. Tinnitus, deafness, or hyperacusis (noise sensitivity) s. Feeling as though slowing down t. Feeling as if ‘in a fog’ u. Feeling unwell. 33. If none of the signs or symptoms set out in paragraph 32 above are present then the rest of the HIMA set out below and in the flowchart at Annex 4 must be completed. 3 See the International Consensus Statement on Concussion in Sport (6th edition, 2023)

589 590 Appendix 5 Appendix 5 Appendices to the Rules: Appendix 5 34. Clubs must adhere to the on-field component of the SCAT and, as a minimum requirement, Clubs must perform the following assessments for the HIMA: a. Application of ATMMiF protocol, including assessment of the cervical spine/ neck b. Assessment of amnesia c. Completion of Pocket Concussion Recognition Tool at Annex 2 d. Assessment of oculomotor and pupillary function e. Communication of outcome of the review of the video footage (if medical tablets are available). 35. Clubs must compare findings in paragraph 34 above with the relevant aspects of the Player’s Baseline Assessment and if there is any evidence of significant deviation or clinical suspicion of a possible concussive injury, the Player must be permanently removed from the field of play and evaluated off the field of play. 36. In conjunction with the HIMA, Clubs must review the video footage on the medical tablets, referenced in paragraphs 10 and 16 above. Any review of the medical tablet video footage should not delay a HIMA if clear signs and symptoms are present. A Player must not return to the field of play unless and until the MVO, the Medical Coordinator and any other individual (as agreed by the Premier League and Clubs from time to time) have reviewed the video footage. 37. The Team Doctor has ultimate responsibility for the Player’s welfare and, therefore, save for the circumstances set out in paragraph 19(a), above, they will make the final decision on the withdrawal of the Player from the field of play. Players, Managers and Match Official(s) cannot interfere and/or obstruct the assessment and decision of the Team Doctor. 38. If the Player returns to the field of play, Clubs: a. should ensure that there is continued observation with a SCAT re-assessment of the Player at half-time (if relevant) and at the end of the match to ensure no signs or symptoms have evolved b. must immediately remove the Player from the field of play if any of the acute signs or symptoms become apparent. 39. An additional permanent concussion substitution (as defined above as “APCS”) can be used: a. immediately after a concussive injury occurs or is suspected b. after an on-field and/or off-field assessment c. at any other time when a concussive injury occurs or is suspected, including when a Player has been previously assessed and returned to the field of play. 40. Should an APCS or normal substitution be utilised in respect of an actual or suspected concussive injury, Clubs must ensure that all follow-up assessment protocols set out in paragraphs 43 and 44 below and the reporting of the event are completed and recorded on the Premier League’s electronic system (in place from time to time). 41. Following an APCS, a Home Club must ensure that an announcement is made in the Stadium with the following messaging: ‘Concussion Substitute for [Club] – [Number/Player], replaced by [Number/Player]’. 42. Clubs must ensure that all assessments in Stage 2 when completed are documented on the Premier League’s electronic system (in place from time to time) within seven days (of completion) with any requested PDF documents uploaded. Stage 3 - post match assessment and follow-up 43. Where a Player has undergone a HIMA in a League Match, any other match that he participates in and/or a training session, Clubs must adhere to The FA Return To Play Guidelines and the additional assessments set out in paragraph 44 below. 44. Clubs must ensure that, irrespective of whether the Player was removed from the field of play, Team Doctors follow-up with every Player that has undergone an on-field HIMA as set out below: Follow up Purpose Timeframe Assessment(s) to be completed Head Injury Follow-Up 1 (HIFU 1) Early identification of a concussion diagnosis To be completed for every Player within 24 hours of the on-field HIMA or within three hours if the Player has been removed from the field of play SCAT

Appendix 5

Head Injury Follow-Up 2 (HIFU 2)	Late identification of concussion diagnosis	To be completed for every Player 36-72 hours after the on-field HIMA	SCAT ImPACT
Head Injury Follow-Up 3 (HIFU 3)	Detection of continuing neurocognitive deficits and medical clearance	To be completed once Players have successfully completed Stage 4 of The FA Return To Play Guidelines (Enhanced Care Setting)	SCOAT ImPACT
Return to play (RTP)	Case closure: Return to full training and competition	When the Player is deemed fit to return to full training and competition	Final clinical assessment

45. An abnormal assessment in HIFU 1 and/or HIFU 2 (i.e. the score significantly differs from the Player's Baseline Assessment or from normative results if a Baseline Assessment is not available) confirms a concussion diagnosis. A Club must not exclude a concussion diagnosis until (a) both HIFU 1 and HIFU 2 have been completed with normal results and (b) none of the signs and symptoms set out in paragraph 32 above are present. Unless a concussion diagnosis can be excluded in accordance with this paragraph 45, the Club must follow The FA Return To Play Guidelines.

46. Clubs should provide all relevant information in respect of concussion management to a Player with a concussive injury (suspected or actual) including, but not limited to, the requirement to not (a) consume alcohol and/or be left alone and/or drive a motor-powered vehicle/machinery for 24 hours after the on-field HIMA and (b) travel overseas until medical clearance is provided.

47. Players presenting with delayed signs or symptoms of a concussive injury, but who were not identified at the time of the head injury event, can enter the process set out in paragraph 43 above at the relevant stage and Clubs must ensure that, for such Players, the video footage referenced in paragraphs 10 and 16, above, is reviewed.

48. All assessments in Stage 3 when completed must be documented on the Premier League's electronic system (in place from time to time) within seven days (of completion) with any requested PDF documents uploaded.

49. Where a Club's Player is involved in a head injury event or other suspected concussive injury when playing for or training with another team (e.g. whilst on international duty):

a. the Club must liaise with the medical team that was responsible for the Player

591

Appendix 5

during and after the head injury event or other suspected concussive injury to establish what assessments were carried out and obtain all relevant results

b. the Club must not exclude a concussion diagnosis until it is satisfied that (i) both HIFU 1 and HIFU 2 have been completed with normal results (either by the medical team responsible for the Player during and after the head injury event or by the Club's own medical team) and (ii) none of the signs and symptoms set out in paragraph 32 above were or are present. Where there are any concerns about the assessments carried out by the medical team responsible for the Player during and after the head injury event and/or the relevant results, the Club should perform its own assessments to confirm the results of the HIFU 1 and HIFU 2

c. unless a concussion diagnosis can be excluded in accordance with paragraph 49(b) above, the Club must follow The FA Return To Play Guidelines.

Stage 4 - long term follow-up

50. Clubs, working with the Premier League, must send a Player for an independent medical expert review if they have had:

a. two confirmed concussions in any 12-month period

b. more than five confirmed concussions across their football career including academy football

c. signs and/or symptoms that persist for more than 12 days following the event in which he sustained a concussive injury

d. concussion diagnosed after an apparent low impact trauma, and/or

e. significant decline in their annual Baseline Assessment from the preceding Season.

D. Review by the Premier League

51. In the event that there is evidence of an alleged breach of the Rules and/or the Protocol (**"Incident"**), the Premier League may, in its absolute discretion, instigate (a) a 'short-form' review in accordance with paragraphs 53 to 57 below (**"Short-form Review"**) or (b) a 'full' review in accordance with paragraphs 58 to 65 below (**"Full Review"**). In exercising this discretion, the League will consider all of the facts and circumstances of the Incident and determine whether it is necessary and proportionate to conduct a Full Review.

52. In addition to ascertaining whether any Rules may have been breached, the

Appendices to the Rules: Appendix 5

592

593 594 Appendix 5 Appendix 5 Appendices to the Rules: Appendix 5 purpose of the Short-form Review and Full Review is to investigate and identify learning points and recommendations with the aim of enhancing safety in the Premier League and improving outcome(s) in subsequent incidents. Short-form Review 53. Prior to the first League Match of each Season, the League will (a) provide Clubs with a shortlist of independent video review experts (”Video Experts”) who may be appointed to provide an opinion on the categorisation of incidents pursuant to paragraph 19 above and (b) give each Club an opportunity to confirm whether they object to any of the Video Reviewers being used in respect of incidents that involve one of its Players. 54. When instigating a Short-form Review, the Premier League will write to the Club to set out details of the alleged breach and request its observations in response. 55. Unless otherwise agreed with the Premier League, the Club must provide its observations in response to the alleged breach within one week of receiving the Premier League’s request. 56. Upon receiving the Club’s observations, the Premier League may in its absolute discretion appoint one of the Video Reviewers from the shortlist referred to in paragraph 53 above and request an opinion on whether the incident should have been categorised as Code Green, Code Amber or Code Red in accordance with paragraph 19 above. The League has full discretion as to which Video Reviewer to use but will take any Club objections into consideration. 57. The League will consider the Club’s observations and Video Reviewer’s opinion (if applicable) to determine how to progress the Short-form Review (including whether to instigate a Full Review or progress the matter under Section W (Disciplinary) of the Rules). Full Review Process 58. In circumstances where it is determined that a Full Review is required, the Premier League’s Chief Medical Officer, in conjunction with the Chief Football Officer and the Director of Governance and Regulation (or their nominee, if applicable), will authorise and determine the scope of a Full Review and appoint an individual to undertake it (“Reviewer”). 59. The Reviewer will identify the individual(s) who will be able to provide relevant information. This may include (but not be limited to) the Player, Club medical staff, Match Officials, and other Club Officials and representatives of the Premier League present at the match. The Full Review may also include the collection of video and/ or photographic evidence. 60. The Reviewer will contact the individuals identified in paragraph 59 above and provide them with a short timeframe (i.e. as expeditiously as practicable) to schedule a meeting to discuss the Full Review. Any meetings, in person or by video conferencing, shall be recorded. 61. In the event that confidential medical information is to be shared with the Premier League and/or third parties, it is incumbent on the Premier League, the Club and the Player to ensure the Player’s consent to disclosure is obtained (and documentary confirmation is provided to the Premier League) and that there are no legal and/or regulatory restrictions preventing or restricting disclosure. 62. The Reviewer will seek oral and/or written evidence from the individual(s) identified in paragraph 59 above and, if deemed necessary, request information from external individuals to the Club and/or the Premier League (including the Video Experts as appointed in accordance with paragraph 53 above). Following a comprehensive review, a report will be prepared, as expeditiously as practicable following the Incident, and, in the first instance, be sent in draft to the Club for observations. Thereafter, the report should be sent to the Chief Medical Officer, the Chief Football Officer and the Director of Governance and Regulation (or their nominee, if applicable) for their review and consideration of next steps (“Report”). 63. As a minimum, the Report will cover the following broad areas: a. a summary of the background leading up to the Incident b. a description of the Incident itself c. a timeline of subsequent events and actions identified d. a summary of the statements and comments of those involved e. a summary of the recommendations and/or learning points (such as further education and training). This should include positive reinforcement and, if necessary, identification of areas in which work is required by the Club and/or the Premier League to enhance safety and improve outcome(s) for subsequent incidents. 64. The Report may also include a recommendation for the matter to be considered by the Premier League’s Legal team for the following non-exhaustive reasons: a. a deliberate or reckless failure to comply with the Rules and/or the Protocol

595 596 Appendix 5 Appendix 5 Appendices to the Rules: Appendix 5 b. a failure to utilise the medical tablets (as directed) c. evidence of obstruction of the Rules and/or the Protocol and/or the Reviewer d. any act or omission jeopardising player welfare in relation to the Rules and/or the Protocol e. repeated errors and/or mistakes. 65. The Chief Medical Officer, the Chief Football Officer and the Director of Governance and Regulation (or their nominee, if applicable), remaining at all times aware of issues of disclosure of the Player’s confidential medical information, will determine the recipients (if any) in respect of further dissemination of the Report (including any evidence arising from the Full Review), whether in its entirety or following redaction(s) of confidential medical information. Annex 1 - Definition of Sport-related concussion For the purposes of this Protocol, the term concussion is defined as (adapted from Patricios et al 20235 ): Sport-related concussion (‘SRC’) is a traumatic brain injury induced by biomechanical forces. Several common features that may be utilised in clinically defining the nature of a concussive head injury include the following: 1. SRC may be caused either by a direct blow to the head, face, neck or elsewhere on the body with an impulsive force transmitted to the head. 2. SRC typically results in the rapid onset of short-lived impairment of neurological function that resolves spontaneously. However, in some cases, signs and symptoms evolve over a number of minutes to hours. 3. SRC may result in neuropathological changes, but the acute clinical signs and symptoms largely reflect a functional disturbance rather than a structural injury and, as such, no abnormality is seen on standard structural neuroimaging studies. 4. SRC results in a range of clinical signs and symptoms that may or may not involve loss of consciousness. Resolution of the clinical and cognitive features typically follows a sequential course. However, in some cases symptoms may be prolonged. 5. The clinical signs and symptoms cannot be explained by drug, alcohol, or medication use, other injuries (such as cervical injuries, peripheral vestibular dysfunction, etc.) or other comorbidities (e.g. psychological factors or coexisting medical conditions). 4 https://bjsm.bmj.com/content/57/11/695.

597 598 Appendix 5 Appendix 5 Appendices to the Rules: Appendix 5 Annex 2 - the Pocket Concussion Recognition Tool (6th Edition)

Appendix 5

Annex 3 - Definitions

International consensus definitions (Davis et al, 2019[6]) for visible signs suggestive of concussion on video review are set out in the table below.

Sign/Symptom	Definition
Lying motionless	Lying without purposeful movement on the playing surface, for >2 seconds. Does not appear to move or react purposefully, respond or reply appropriately to the game situation (including teammates, opponents, umpires or medical staff).
Motor incoordination	Appears unsteady on feet (including losing balance, staggering/stumbling, struggling to get up, falling), or in the upper limbs (including fumbling). May occur in rising from the playing surface, or in the motion of walking/ running/skating.
Impact seizure	Involuntary clonic movements that comprise periods of asymmetric and irregular rhythmic jerking of axial or limb muscles.
Tonic posturing	Involuntary sustained contraction of one or more limbs (typically upper limbs), so that the limb is held stiff despite the influence of gravity or the position of the player. The tonic posturing could involve other muscles such as the cervical, axial, and lower limb muscles. Tonic posturing may be observed while the athlete is on the playing surface, or in the motion of falling, where the player may also demonstrate no protective action.
No protective action – floppy	Falls to the playing surface in an unprotected manner (i.e. without stretching out hands or arms to lessen or minimise the fall) after direct or indirect contact to the head. The player demonstrates loss of motor tone (which may be observed in the limbs and/or neck) before landing on the playing surface.
Blank/vacant look	The player exhibits no facial expression or apparent emotion in response to the environment. It may include a lack of focus/attention of vision. Blank/vacant look is best appreciated in reference to the athlete's normal or expected facial expression.

5 https://bjsm.bmj.com/content/53/20/1264.

599

Appendices to the Rules: Appendix 5

Appendix 5

Annex 4 - HIMA Flowchart



Identification of player requiring HIMA
Possible sources of identification include; Observation by Team Doctors, Medical Coordinator, Medical Video Operators, and Match Officials.
Pathway to facilitate HIMA
• Medical Staff enter field of play
• Medical Video Operator and Medical Coordinator review video footage of head impact on tablet device
• Player assessed on-field by Team Doctor
• Match Official allows as much time as needed for assessment
Recognition of acute signs and symptoms of possible concussion
Detailed list of signs and symptoms can be found in the Protocol (paragraph 32). They can be observed pitch-side, reported by the Player, elicited on assessment or seen on video review. Is one or more present?
Yes (Code Red)
No (Code Amber)
Rest of on-field HIMA completed as detailed in paragraph 34. Comparison made with relevant aspects of the Player's Baseline Assessment. Is there any evidence of significant deviation or clinical suspicion of a possible concussive injury? Any video evidence?
Yes
No immediate signs or symptoms of concussion. Continued observation during play by Club Medical Staff
Clear concussion signs or symptoms evolve.
No clear signs or symptoms develop.
Player permanently removed from play and APCS is used
Off-field assessment completed
SCAT assessment at half time (if relevant) & end of play
Documentation and follow-up
• HIMA and video review documented by the responsible Club Medical Staff on the Premier League's electronic system
• Medical Coordinator video review documented on the Premier League's electronic system
• All players to complete HIFU 1 and HIFU 2, if concussion is diagnosed HIFU 3 and HIFU 4 must also be completed
• Follow-up documented by the responsible Club Medical Staff on the Premier League's electronic system
• If a concussion diagnosis is made or a concussion cannot be excluded pursuant to paragraph 45, The FA Return To Play Guidelines (Enhanced Care Setting) must be followed

600

Appendix 6

Medical Examinations and Information to be Conducted / Collected Annually on all Contract Players and Academy Players Registered on Scholarship Agreements

(Rule O.21)

Requirement	Mandatory or Recommended	Comment
Personal details		
Name Date of birth Details of next of kin or guardian Home address Name and address of GP Faith or religion Languages spoken and understood	Mandatory	Necessary minimum dataset required in emergencies
Medical history		
Medical history and examination	Mandatory	To include family history and personal medical history
Allergies	Mandatory	
Asthma or other potentially life threatening conditions	Mandatory	
Medications and supplements being taken by the Player	Mandatory	
Current therapeutic use exemptions held by the Player	Mandatory	
Testing		
Concussion history and baseline testing: • conduct SCAT and computerised neurocognitive baseline test at recruitment; and • repeat at intervals no greater than two years	Mandatory	These examinations should comply with the requirements set out in guidelines published by The FA
Cardiac testing: • a physical examination, cardiac history and standard 12-lead ECG and echocardiography must be performed on all Player on signing their first professional contract; • a physical examination, cardiac history and standard 12-lead ECG should be conducted when the Player is aged 18 and again when he is aged 20; and • in addition, any further cardiac investigations or follow-up should be performed, as advised by expert opinion	Mandatory	These examinations to comply with The FA and PFA Complete Standard Operating Procedures for Cardiac Screening Scholarship Programme
Blood and urine testing: • annual full blood count, liver and kidney function and a urine dip-test for blood, sugar, and protein; and • a single test, where appropriate, for haemoglobinopathies	Mandatory	Doctors may see fit to conduct other investigations These stipulated tests are considered the minimum necessary for players on a professional contract
Immunisation		
Immunisation history and status Hepatitis B carrier/immune status to be checked and immunisation offered to all	Mandatory	See FA guidelines on blood borne viruses
Meningitis ACWY immunisation	Mandatory	Now administered by GPs to scholars
Other immunisations and medicines necessary for foreign travel	Mandatory	To reflect work related travel plans for the age-group

Collection of the above information is considered necessary for the safety of the Player to ensure that medical emergencies can be managed appropriately. For tournaments and foreign trips, it is recommended that the responsible clinician has access to these details in case of emergency.

Beyond this, no further tests are mandated. However, it is recognised that Clubs will collect more personal information and may justify and undertake more tests; in particular, those Clubs competing in UEFA competitions will be subject to additional obligations under UEFA's rules.

Appendix 6
Appendices to the Rules: Appendix 6

601
602

603 604Appendices to the Rules: Appendix 7 Appendix 7 Appendix 7 Code of Conduct for Managers (Rule P.1) 1. A Manager shall strictly observe the terms of their contract with their Club and shall not (either by themselves or through any third party) enter into negotiations with another Club (or club) relating to their employment without having first obtained the permission of their Club to do so. 2. A Manager shall not, either directly or indirectly (including by making any statement to the media): 2.1 make an approach to a Contract Player with a view to the Manager’s Club negotiating a contract with such Player except as permitted by either Rule T.1 or Rule T.2; 2.2 make an approach to an Academy Player registered at the Academy of another Club (or club) or a player with whom another Club (or club) has entered into a pre-registration agreement which remains current; or 2.3 make an approach to any other employee of another Club (or club) with a view to inducing or attempting to induce such employee to terminate a contract of employment with that Club (or club), whether or not by breach of that contract, except with the written consent of the Club (or club) by which they are employed. 3. A Manager shall comply with the Laws of the Game, the rules and regulations of The Football Association (including, without limitation, The Football Association Football Agent Regulations), the Rules of the Premier League, the rules of any competition in which their Club participates and their Club rules (collectively “the Rules”) and they shall not encourage or invite any person (including Players and other employees of their Club) to act in breach of the same but shall take all possible steps to ensure that they comply with them. 4. A Manager shall use their best endeavours to ensure that there is in force at their Club a fair and effective disciplinary policy applicable to Players and other employees under their control and that it is applied consistently. 5. A Manager shall not use racist or other discriminatory language. A Manager’s behaviour should demonstrate to Players and other employees under their control that discrimination in any form is unacceptable. A Manager shall use all possible steps to ensure that others in their control adopt the same standards of behaviour in this regard. 6. A Manager shall take all reasonable steps to ensure that Players and other employees under their control accept and observe the authority and decisions of Match Officials and to promote the highest standards on the field of play generally. 7. A Manager shall not make public any unfair criticism of any Match Official or any other Manager or any Player, Official or employee of theirs or another Club. 8. A Manager shall ensure that they understand and acts in accordance with their Club’s written transfer policy (see Rule H.4). 9. In all discussions, negotiations, transactions and arrangements relating to the employment of Players by their Club (“Player Transactions”) including, without limitation, the renewal or renegotiation of existing contracts or any related contracts or arrangements involving their Club and a Player and/or third party (for example, involving their Club’s or a Player’s intellectual property rights, including the exploitation of name or image), a Manager shall, in addition to their duty to act in accordance with the Club’s written transfer policy, act with the utmost good faith and in accordance with their primary duty to act in the best interests of their Club. 10. A Manager shall at all times observe the principles of honesty, transparency, accountability and personal impartiality (whether financial or otherwise) in their dealings involving Player Transactions. 11. A Manager shall forthwith disclose to their Club the nature and extent of any direct or indirect interest or any conflict or potential conflict of interest they may have in any transaction or arrangement involving their Club (including, without limitation, any Player Transaction), they shall not be involved in the same without the written consent of their Club, and, if such consent is granted, they shall account to their Club for any benefit which either directly or indirectly they derive therefrom. 12. If a Manager is in any doubt as to whether there exists any interest or conflict (actual or potential) to be disclosed as required by paragraph 11 above they may consult with the League Managers Association for guidance and advice. 13. Upon becoming aware of any breach of the Rules, including by way of example only, any financial or other benefit or inducement offered in connection with a Player Transaction in breach of the Rules, a Manager shall immediately report such breach in writing to the League.

605 606 Appendix 7 Appendix 7 Appendices to the Rules: Appendix 7 14. A Manager shall conduct themselves at all times in an ethical and professional manner and shall observe the highest standards of integrity and fair dealing. 15. A Manager shall take all possible steps to promote the reputation of the game of association football and to prevent it being brought into disrepute.

607 608Appendices to the Rules: Appendix 8 Appendix 8 Appendix 8 Code of Conduct for Clubs (Rule P.2) 1. In all discussions, negotiations and transactions relating to the employment of Managers, each Club shall behave towards each other Club with the utmost good faith. 2. A Club shall not (either directly or through any third party) enter into negotiations relating to the employment of another Club’s Manager without the prior permission of that Club. 3. A Club shall not take any steps (including the making of statements to the media) to induce another Club’s Manager to act in breach of the terms of their contract with their Club. 4. A Club shall strictly observe the terms of its contract with its Manager and, in particular, if on the determination of the contract any sum is payable by the Club to the Manager, the Club shall ensure that prompt settlement is made.

609 610Appendices to the Rules: Appendix 9 Appendix 9 Appendix 9 Standard Clauses for Inclusion in Managers’ Contracts of Employment (Rule P.8.1) 1. The Manager shall observe and comply with the rules and regulations for the time being in force of any organisation or body the rules and regulations of which the Club is bound to observe including those of The Football Association and the League and in particular they shall at all times act in accordance with the League’s Code of Conduct for Managers. 2. The Manager shall comply with all reasonable instructions and requests (a) given to Managers by the League; or (b) given to the Manager by the Club, which arise in the first case out of any commercial contract entered into by the League for the benefit of its members or in the second case out of any such contract entered into by the Club for its own benefit and the Manager shall not themself enter into any such contract which conflicts or competes or is reasonably likely to conflict or compete with those entered into by the League or by the Club as aforesaid. 3. Any dispute or difference arising between the parties hereto as to the construction of this Agreement or the rights duties or obligations of either party hereunder or any matter arising out of or concerning the same or the Manager’s employment hereunder shall be referred to the Managers’ Arbitration Tribunal in accordance with the Rules of the League for the time being in force. Notwithstanding the foregoing provisions of this clause [3] and without prejudice thereto, the parties shall use and until the conclusion of the arbitration shall continue to use their best endeavours to attempt to reach a settlement of their dispute by mediation. [Note: The names and addresses of organisations offering an appropriate mediation service are available upon application to the League. ]

611 612Appendices to the Rules: Appendix 10 Appendix 10 Appendix 10 Code of Conduct for Scouts (Rule Q.7) 1. The function of a Scout is to identify to their Club players with whom their Club may wish to enter into negotiations with a view to securing their registration. Scouts are not themselves entitled to enter into any such negotiations nor are they able to make promises to or offer inducements to any players whom they approach. 2. Scouts are employed by and represent their Clubs and are Officials within the meaning of the Rules of the Premier League (“the Rules”) by which they are bound. 3. Scouts must therefore be familiar with the Rules and in particular those relating to Academy Players set out in the Youth Development Rules. They must maintain an awareness of and at all times comply with the Rules setting out the circumstances in which their Club may make an approach to a Player or Academy Player (as defined in the Rules) whose registration is held by another Club. In addition, those Scouts that come into contact with and/or have access to Children as part of their duties must familiarise themselves with (and abide by) their Club’s safeguarding policies and procedures and the League’s ‘Guidance for Safer Working Practice’. 4. When acting in the course of their duties a Scout shall at all times carry the formal means of identification issued to them by their Club and/or the League and shall produce the same upon demand. 5. Scouts are responsible for the conduct of their contacts and shall be liable for any act or omission by a contact which constitutes a breach of the Rules. 6. Scouts shall conduct themselves in a manner befitting their role as Officials of their Clubs and shall take all possible steps to promote the reputation of the game of association football and to prevent it being brought into disrepute. 7. A Scout shall forthwith disclose to their Club the nature and extent of any direct or indirect interest they may have in any transaction or arrangement involving their Club and they shall account to their Club for any benefit which either directly or indirectly they derive therefrom. 8. A Scout shall conduct themselves at all times in an ethical and professional manner and shall observe the highest standards of integrity and fair dealing.

613 614Appendices to the Rules: Appendix 11 Appendix 11 Appendix 11 Standard Clauses for Inclusion in replica Strip manufacturers’ contracts (Rule R.23) 1. [The manufacturer’s name] (“the Company”) will not itself or through any officer of the Company or any person authorised to act on behalf of the Company: 1.1 include in a contract for sale or agreement relating to the sale of replica football kit a term or condition which purports to establish or provide for the establishment of minimum prices to be charged on the resale of replica football kit in the United Kingdom; 1.2 require, as a condition of supplying replica football kit to a dealer, the inclusion in a contract or agreement of any such term or condition, or the giving of any undertaking to the like effect; 1.3 notify to dealers, or otherwise publish on or in relation to replica football kit, a price stated or calculated to be understood as the minimum price which may be charged on the resale of those goods the replica football kit in the United Kingdom; or 1.4 withhold supplies of replica football kit from a dealer seeking to obtain them for resale in the United Kingdom on the ground that the dealer: 1.4.1 has sold in the United Kingdom at a price below the resale price replica football kit obtained, either directly or indirectly, from the Company, or has supplied such replica football kit, either directly or indirectly, to a third party who had done so; or 1.4.2 is likely, if the replica football kit is supplied to him, to sell it in the United Kingdom at a price below that price, or supply it, either directly or indirectly, to a third party who would be likely to do so. In subclause 1.4, ‘resale price’ in relation to a sale of any description, means any price notified to the dealer or otherwise published by or on behalf of the Company as the price or minimum price which is to be charged on or is recommended as appropriate for a sale of that description, or any price prescribed or purporting to be prescribed for that purpose by a contract or agreement between the dealer and the Company. 2. For the avoidance of doubt, nothing shall prevent the Company from recommending resale prices to dealers provided no impression is given that, in doing so, the Company is notifying a minimum price. 3. The Company may, notwithstanding any of the foregoing, withhold supplies from a dealer, or cause or procure a supplier to do so, if it has reasonable cause to believe that within the previous 12 months the dealer, or any other dealer to whom the dealer supplies goods, has been using as a loss-leader any replica football kit whether or not obtained from the Club.

615 616Appendices to the Rules: Appendix 12 Appendix 12 Appendix 12 Notice to Manufacturer Licensed to Manufacture and Distribute Club Replica Strip (Rule R.24) 1. You will not: 1.1 include in a contract for sale or agreement relating to the sale of replica football kit a term or condition which purports to establish or provide for the establishment of minimum prices to be charged on the resale of replica football kit in the United Kingdom; 1.2 require, as a condition of supplying replica football kit to a dealer, the inclusion in a contract or agreement of any such term or condition, or the giving of any undertaking to the like effect; 1.3 notify to dealers, or otherwise publish on or in relation to replica football kit, a price stated or calculated to be understood as the minimum price which may be charged on the resale of replica football kit in the United Kingdom; or 1.4 withhold supplies of replica football kit from a dealer seeking to obtain them for resale in the United Kingdom on the ground that the dealer: 1.4.1 has sold in the United Kingdom at a price below the resale price* replica football kit obtained, either directly or indirectly, from you, or has supplied such replica football kit, either directly or indirectly, to a third party who had done so; or 1.4.2 is likely, if the replica football kit is supplied to him, to sell it in the United Kingdom at a price below that price, or supply it, either directly or indirectly, to a third party who would be likely to do so. 2. You shall not be prevented from recommending resale prices to dealers provided no impression is given that, in doing so, you are notifying a minimum price. 3. You may, notwithstanding any of the foregoing, withhold supplies from a dealer, or cause or procure a supplier to do so, if it has reasonable cause to believe that within the previous 12 months the dealer, or any other dealer to whom the dealer supplies goods, has been using as a loss-leader any replica football kit whether or not obtained from the Club. *In paragraph 1.4.1 ‘resale price’ in relation to a sale of any description means any price notified to the dealer or otherwise published by you as the price or minimum price which is to be charged on or is recommended as appropriate for a sale of that description, or any price prescribed or purporting to be prescribed for that purpose by a contract or agreement between the dealer and you

617 618Appendices to the Rules: Appendix 13 Appendix 13 Appendix 13 Regulations of the Professional Football Compensation Committee Definitions 1. In these Regulations: 1.1 “Chair” means the independent individual who, subject to the prior written approval of the Premier League, the EFL and The Professional Footballers’ Association, has been appointed by the PFNCC to chair Committee proceedings in such terms as it thinks fit; 1.2 “Club” means an association football club in membership of the Premier League or the EFL; 1.3 “Compensation Fee” means any sum of money or other consideration (exclusive of value added tax) payable by a Transferee Club to a Transferor Club upon the permanent transfer of the registration of the Player; 1.4 “Contingent Sum” means any sum of money (exclusive of value added tax) additional to a Compensation Fee, payable upon the happening of a contingent event by a Transferee Club to a Transferor Club consequent upon the transfer of the registration of the Player; 1.5 “the EFL” means The Football League Limited; 1.6 “Out of Contract Player” means a Player whose contract of employment with a Club has expired or been cancelled; 1.7 “PFNCC” means the Professional Football Negotiating and Consultative Committee; 1.8 “Player” means a player who is the subject of an application to the Professional Football Compensation Committee (the “Committee”) pursuant to Regulation 2 of these Regulations; 1.9 “the Premier League” means The Football Association Premier League Limited; 1.10 “Secretary” means the suitably qualified person or body appointed by the PFNCC to administer these Regulations; 1.11 “Transferee Club” means a Club to which the registration of a Player has been transferred or which, in the case of an Out of Contract Player, effects his new registration; 1.12 “Transferor Club” means a Club from which the registration of a Player has been transferred or which, in the case of an Out of Contract Player, holds or held his registration under the provisions of Premier League Rule U.29.2 or EFL Regulation 68.3; and 1.13 “Vice Chair” means the independent individual who, subject to the prior written approval of the Premier League, the EFL and The Professional Footballers’ Association, has been appointed to chair Committee proceedings when the Chair is not available or conflicted. Jurisdiction 2. The Committee shall determine: 2.1 applications made pursuant to Premier League Rules T.59 and V.27.2, Premier League Youth Development Rule 373.2 and EFL Regulation 68.5; 2.2 applications made pursuant to Premier League Youth Development Rule 357 and EFL Youth Development Rule 353; 2.3 applications or referrals made pursuant to EFL Regulations 64.22, 67.4, 68.5, 68.9.2, 68.15, 72.3 and 73; and 2.4 appeals from a decision of the Board of the EFL made pursuant to EFL Regulation 67.1. Composition of the Committee 3. The Committee shall be composed of: 3.1 the Chair or the Vice Chair; 3.2 an appointee of each of the leagues of which the Transferor Club and the Transferee Club are members when the application pursuant to Regulation 2 is submitted or, if the Transferor Club and the Transferee Club are both members of the same league at that time, an appointee of that league; 3.3 an appointee of The Professional Footballers’ Association; 3.4 at least one additional member (from a pool of individuals agreed by the PFNCC), to be appointed by the Chair or Vice Chair (as applicable), who: 3.4.1 has experience of Academy Player identification and recruitment; and/or 3.4.2 has specialist valuation and data experience. 4. Any individual appointed to the Committee should undertake tailored training (organised by the Secretary) of the processes and procedures of the PFCC. 5. The Chair, Vice Chair and other members of the Committee shall be entitled to receive fees and expenses in such sum(s) as shall be determined by the PFNCC from time to time and administered by the Secretary. 6. Each member of the Committee will be notified of their appointment by the Secretary and requested to confirm any conflict of interest within two days. In the event that a conflict of interest is disclosed, whichever of the Chair and Vice Chair has been appointed to chair the Committee shall determine whether an alternative appointment should be made.

619 620 Appendix 13 Appendix 13 Appendices to the Rules: Appendix 13 7. If the Chair is unable to act or to continue acting in a particular matter, the Vice Chair will chair the Committee in that matter instead. If neither the Chair nor the Vice Chair is able to sit in a particular matter, the PFNCC must appoint another independent person to chair the Committee in that matter, subject to the prior written approval of the Premier League, the EFL and The Professional Footballers’ Association and that person must have all of the powers that the Chair or Vice Chair would have had in respect of that matter. 8. If, following their appointment, any other member of the Committee is unable to act or to continue acting, their appointor may appoint a replacement so that the composition of the Committee is maintained as provided in Regulation 3, or (if the hearing on the merits has already been held) may order that the Committee shall determine the matter without the vacancy being filled. Committee Procedures 9. The parties to proceedings before the Committee shall be the Transferor Club and the Transferee Club (together the “Parties”). The proceedings must be commenced within 4 months of the Player registering for the Transferee Club. Guidance This provision applies to the registration(s) of Player(s) approved following the passing of the revised PFCC Regulations on 6 June 2024 (i.e. for registration(s) approved from that date, the four-month time period will apply). The Transferor Club and the Transferee Club are recommended to check with their respective Leagues as to the Player’s registration date with the Transferee Club. For the avoidance of doubt, the proceedings must be commenced prior to or on the day that falls four months after the Player’s registration. Where that date falls on a weekend day or a bank holiday, the deadline will be deemed to expire on the next working day after that weekend day or bank holiday. In the event that an application is not served by the deadline and the conditions in Youth Development Rule 351 are met, a sum calculated pursuant to the compensation provisions in Premier League Youth Development Rules 351 to 375 will, unless the relevant Club (or EFL club) agree otherwise, be payable by default within 30 days of the deadline. 10. Proceedings shall be commenced by either party making a written application to the Secretary with the respondent Club in copy: 10.1 identifying the Parties and the Player; 10.2 setting out the facts supporting the application with reference to the criteria referred to in Regulations 27 or 28; 10.3 identifying and providing copies of all documents and information relied upon including but not limited to offers made to the Player and relevant authorities; and 10.4 providing full particulars in the template financial return form of the costs set out in Regulation 29. Guidance Clubs are required to make their written application to the Secretary and copy in representatives from the respective Leagues using the contact details confirmed with Clubs from time to time. 11. The Parties shall both pay an administration fee to the Secretary, the amount of which will be determined by the PFNCC from time to time and communicated to Clubs. Guidance In the event that no agreement is reached by the PFNCC as to the quantum of the administration fee, there shall be no fee payable. 12. Within 7 days of receipt of an application the Secretary shall: 12.1 constitute the Committee in accordance with Regulation 3 and provide the Committee with copies of the application submitted pursuant to Regulation 10; and 12.2 communicate the constitution of the Committee to the Parties. 13. Where a party objects to one or more of the appointment(s) to the Committee, it must raise such objection within two working days of the constitution being communicated pursuant to Regulation 12. Whichever of the Chair or Vice Chair has been appointed to chair the Committee shall consider any objection raised and determine within two working days whether an alternative appointment should be made. 14. Unless otherwise agreed between the Parties, within 14 days of receipt of the application, the respondent Club shall send to the Secretary and the other party a written response to the application, annexing thereto copies of any documents and information relied upon, and providing full particulars in the template financial return form of the costs set out in Regulation 29.

621 622 Appendix 13 Appendix 13 Appendices to the Rules: Appendix 13 The Hearing and the Committee’s General Powers 19. The Secretary shall make all necessary arrangements for the hearing of the proceedings and shall communicate the date, time and location of the hearing to the Committee and the Parties by no later than four weeks prior to the hearing. The Secretary shall also provide a full copy of all documents to each member of the Committee and the Parties 14 days in advance of the hearing unless otherwise stated in the directions of the Chair or Vice Chair (as applicable). 20. The Parties shall both be entitled to be represented at the hearing by a solicitor or counsel provided that their appointment shall be notified to the other party and to the Chair or Vice Chair (as applicable). The Secretary shall give reasonable notice to the Committee and the Parties of the list of attendees at the hearing. 21. The Chair or Vice Chair (as applicable) shall have an overriding discretion as to the manner in which the hearing of the proceedings shall be conducted save that the hearing shall be confidential and conducted in private. 22. If either or both of the Parties fail to attend the hearing the Committee may either adjourn it or proceed in their absence. 23. The Chair or Vice Chair (as applicable) may order that an audio recording and/ or transcript of the hearing be taken. In the event that a transcript is produced, it shall only be provided to the Parties and the Committee on a strictly confidential basis and any further disclosure shall be treated as a breach of the rules of the Premier League or the EFL (as applicable). 24. The Committee shall not be bound by judicial rules or any enactment or rule of law governing the admissibility, relevance or weight of evidence or material submitted by the Parties. Instead, facts may be established by any means the Committee considers reliable. 25. The Committee will be permitted to ask questions of the Player at the hearing (in the presence of the legal representatives of the Parties, if applicable) subject to any objections from the Parties. 15. Within seven days of receipt of the response, the Chair or Vice Chair (as applicable) shall either (a) give directions for the future conduct of the proceedings addressed in writing to the Parties and/or (b) require the Parties to attend a directions hearing (either in-person or by video conference). In the event of a directions hearing, the Parties shall be invited to provisionally agree directions for the Chair’s approval or Vice Chair (as applicable). In either case, the Chair or Vice Chair (as applicable) may give such directions as they think fit, but, they should generally include at least the following: 15.1 timetabling for the submission of further particulars, evidence, witness statements, authorities and/or submissions by the Parties; 15.2 whether expert evidence will be required; 15.3 whether the Player will be required to attend the hearing; 15.4 scheduling, forum (e.g. in-person, by video conference and/or a hybrid of the two) and timetable for any hearing; 15.5 deadlines for disclosure of bundles of relevant documents to the Parties and the Committee; and 15.6 a timeline for communication of the Committee’s decision. 16. The Chair or Vice Chair (as applicable) shall have power to summon any person to attend the hearing to give evidence and to produce documents. Any person who is bound by these Regulations and who, having been summoned, fails to attend or to give evidence or to produce documents shall be in breach of the rules of the Premier League or the EFL (as applicable). 17. The Committee (or the Chair if the Committee has not yet been fully constituted) shall have the power to amend any of the time periods set out in these Regulations if there is a compelling reason why the proceedings need to be extended, concluded expeditiously and/or the Parties are in agreement in respect of such amendment. 18. The Parties shall do all things necessary for the proper and expeditious conduct of proceedings and shall comply without delay with any direction of the Chair or Vice Chair (as applicable). The Chair or Vice Chair (as applicable) shall have the power to resolve any applications or issues that require determination prior to the hearing.

623 624 Appendix 13 Appendix 13 Appendices to the Rules: Appendix 13 28.3 the Training Model(s) (as that term is defined in Premier League Youth Development Rule 1.100) on which the Player was engaged with the Transferor Club; 28.4 the amount of any fee paid by the Transferor Club upon acquiring the registration of the Player; 28.5 the length of time during which the Transferor Club held the registration of the Player; 28.6 the terms of the new contract offered to the Player by both the Transferor Club and the Transferee Club; 28.7 the Player’s playing record including any international appearances; 28.8 substantiated interest shown by other clubs in acquiring the registration of the Player; 28.9 relevant precedent(s) and/or comparable decision(s) made in previous PFCC cases; and 28.10 the quantum of the fee payable to the Player’s agent (if applicable). 29. The costs to be taken into account under Regulations 27 and 28 shall be submitted by the template financial return form provided by the Premier League and/or the EFL from time to time, which records: 29.1 any cost incurred by either Club in operating an Academy and providing for players attending attending that Academy, including (without limitation) the cost of: 29.1.1 living accommodation; 29.1.2 training and playing facilities; 29.1.3 scouting, coaching, administrative and other staff; 29.1.4 education and welfare requirements; 29.1.5 playing and training strip and other clothing; 29.1.6 medical and first aid facilities; and 29.1.7 friendly and competitive matches and overseas tours; and 29.2 any other cost incurred by either Club directly or indirectly attributable to the training and development of Players including any fee referred to in Regulations 27.4 or 28.4. 30. As a minimum, the Committee shall determine the quantum of a Compensation Fee and/or a Contingent Sum payable from the Transferee Club to the Transferor Club. The quantum of Compensation Fee and/or Contingent Sum determined by the Committee shall be no less than the sum calculated for the Player pursuant to the compensation provisions in Premier League and EFL Youth Development Rules 351-375 (if applicable). Committee’s decision 26. In making a determination, the Committee shall take into account: 26.1 the criteria set out in Regulation 27 in respect of matters pursuant to Regulation 2.1; or 26.2 the criteria set out in Regulation 28 in respect of matters pursuant to Regulation 2.2; or 26.3 any criteria as they see fit in respect of matters pursuant to Regulations 2.3 and 2.4. 27. In making a determination in respect of matters pursuant to Regulation 2.1, the Committee shall take into account the costs set out in Regulation 29 and any of the following criteria up to the date the Player’s registration was transferred to the Transferee Club: 27.1 the status of each of the Transferor Club and the Transferee Club; 27.2 the age of the Player; 27.3 the Training Model(s) (as that term is defined in Premier League Youth Development Rule 1.100) on which the Player was engaged with the Transferor Club; 27.4 the amount of any fee paid by the Transferor Club upon acquiring the registration of the Player; 27.5 the length of time during which the Transferor Club held the registration of the Player; 27.6 the terms of the new contract offered to the Player by both the Transferor Club and the Transferee Club; 27.7 the Player’s playing record, including any international appearances; 27.8 substantiated interest shown by other clubs in acquiring the registration of the Player; 27.9 relevant precedent(s) and/or comparable decision(s) made in previous PFCC cases; and 27.10 the quantum of the fee payable to the Player’s agent (if applicable). 28. In making a determination in respect of matters pursuant to Regulation 2.2, the Committee shall take into account the costs set out in Regulation 29 and any of the following criteria up to the date the Player’s registration was transferred to the Transferee Club: 28.1 the status of each of the Transferor Club and the Transferee Club; 28.2 the age of the Player;

625 626 Appendix 13 Appendix 13 Appendices to the Rules: Appendix 13 Amendments 39. No amendment to these Regulations shall be proposed or made without the prior written approval of the Premier League, the EFL and the Professional Footballers’ Association. 40. Following the requisite approvals, all amendments to these Regulations shall come into effect immediately and shall apply in full to all cases, including those that were filed or that are based on facts occurring prior to their effective date. 31. The Committee shall order the Parties to pay the fees and expenses of the Committee (including administrative costs of the Secretary). The normal order shall be that each Party pay an equal share, but the Committee shall have the power to apportion those costs as between the Parties in such other proportions as it shall think fit having regard to its decision on compensation and the way any Party conducted itself in the proceedings and any consequent impact on the costs of the Committee. 32. The Committee shall have the power to order either of the Parties to pay such other sum by way of costs as it shall think fit. 33. The Committee may make such other order as it thinks fit. 34. The Committee shall make its decision unanimously or by majority. No member of the Committee may abstain. In the event of a tie, the Chair or Vice Chair (as applicable) shall have a second or casting vote. 35. The Committee’s decision shall be announced as soon as practicable either at the end of the hearing or in writing by the Secretary to the Parties by the date provided in the directions issued pursuant to Regulation 15, failing which no later than seven days after that date. 36. The Committee shall provide full written reasons for its decision, such reasons to address both the criteria considered and the approach adopted by the Committee in reaching its decision. 37. The decision of the Committee shall be final and binding. Disclosure 38. Decisions of the Committee (including written reasons) shall be distributed to all Clubs by the Premier League and/or the EFL. All Clubs and Players subject to these Regulations shall be deemed to have provided their full and irrevocable consent to the distribution of Committee decisions save that such Clubs and Players may apply to the Committee to request the redaction of any information that is either (a) personally or medically sensitive, (b) confidential in relation to safeguarding and/or (c) commercially sensitive. For this reason, reasonable prior notice of the date of distribution of any decision (and its contents) must be provided to the Parties.

627 628Appendices to the Rules: Appendix 14 Appendix 14 Appendix 14 Code of Conduct for Clubs, Academy Players Registered on PLYD Form 5 and their Parent(s) (the “Code”) The following Code applies to each Club, Academy Player registered on PLYD Form 5 and their Parent(s) and sets out the standards expected of each party. By signing this Code, each party agrees to abide by it, and any breach of this Code (as determined by the Premier League Board) may be deemed a breach of Youth Development Rule 220. 1. The Club agrees to: (a) provide a safe and inclusive environment in which the Academy Player can learn and develop free from abuse, bullying, mistreatment and discrimination in any form; (b) ensure all Club-Affiliated Individuals receive regular safeguarding training approved by the Club’s Head of Safeguarding and have been subject to safer recruitment procedures; (c) protect the welfare of the Academy Player, including their mental and emotional wellbeing; (d) ensure medical screening, monitoring and support for the Academy Player; (e) provide a structured football learning programme, appropriate to the age, ability and growth of the Academy Player; (f) provide participation in football matches arranged or approved by the Premier League as part of the Games Programme; (g) provide trained and qualified coaching and other staff and facilities as determined by the Youth Development Rules; (h) provide guidelines to the Academy Player and Parent(s) on the best ways for them to contribute to the Academy Player’s football and personal development; (i) provide compensatory education and support (in consultation with the Academy Player’s Parent(s) and school) for the continued academic and personal development of the Academy Player which is appropriate to their educational needs and training model; (j) provide regular communication and reports to the Academy Player and Parent(s) on their progress; and (k) provide any additional code of conduct and/or rules for its Academy. 2. The Academy Player agrees to: (a) attend the Academy regularly and punctually, behave with self-discipline and give notice of and reasons for any absence; (b) practise the techniques and skills taught by the Academy and attempt to apply them in matches; (c) maintain their academic progression and attainment; (d) follow a lifestyle appropriate to development – spending leisure time positively, eating, drinking, relaxing and sleeping sensibly; (e) communicate with the Academy staff, keeping them informed about any matters affecting them; (f) never engage in abusive, bullying, violent or discriminatory behaviour in any form, including whilst online; and (g) adhere to any code of conduct issued by the Club and/or any rules for its Academy. 3. The Parent(s) agree to: (a) support the Academy Player to meet targets, including this Code and any code of conduct issued separately by the Club and/or any rules for its Academy; (b) support the Academy Player without pressure, praise good work and refrain from criticising lapses; (c) set a good example to the Academy Player; (d) not approach or engage in communication, either directly or indirectly, with another Academy whilst the Academy Player is registered with an Academy, save as permitted by the Youth Development Rules; (e) communicate with the Academy staff to resolve any issues of concern and to keep them informed about any matters affecting the Academy Player; and (f) adhere to any code of conduct issued by the Club and/or any rules for its Academy. We, the undersigned, agree to the Code Name ................................................................................................ .......................................................................... Signature......................................................................................... Football Club (Youth Development Rule 220)

629 630 Appendix 14 Appendix 14 Appendices to the Rules: Appendix 14 Name ................................................................................................ .......................................................................... Signature......................................................................................... Academy Player Name ................................................................................................ .......................................................................... Signature......................................................................................... Parents Note: This Code should be signed in quadruplicate, one copy being provided to the Academy Player, one to his Parent(s), one being submitted to the League in accordance with Youth Development Rule 284 and the fourth being retained by the Club.

631 632Appendices to the Rules: Appendix 15 Appendix 15 Appendix 15 Terms of Reference for the Judicial Panel A. Introduction 1. At the 6 February 2020 Shareholders’ Meeting, the Premier League’s member Clubs resolved to establish a Judicial Panel in accordance with the provisions of these Terms of Reference, from which individuals will be appointed to assist with disciplinary, arbitral and regulatory issues arising under the Premier League Rules (“Rules”), including (without limitation) the following sections: Section W (Disciplinary); Section Y (Managers’ Arbitration Tribunal); Section Z (Premier League Appeals Committee); and the Youth Development Rules (“YDRs”). B. Chair of the Judicial Panel Appointment 2. The Chair of the Judicial Panel shall be appointed by Resolution of Clubs at a Shareholders’ Meeting for a term of five years (with no reappointment). Where the term is curtailed by the resignation of the Chair, the Board shall be empowered to appoint an interim Chair of the Judicial Panel from those individuals appointed to the Judicial Panel until such time as a permanent replacement is appointed by a resolution of Clubs. Experience and expertise 3. The individual appointed to the role of Chair of the Judicial Panel shall ordinarily meet the following criteria: 3.1 be a barrister or solicitor of at least 15 years’ post-qualification experience; 3.2 hold recent, relevant experience of involvement in sports disciplinary matters; 3.3 hold extensive knowledge of: 3.3.1 best practice in conducting sports disciplinary matters and arbitrations; and 3.3.2 ancillary relevant legal subjects, such as competition law and commercial law and arbitration; and 3.4 have a working knowledge and awareness of the Rules. Duties and responsibilities 4. The Chair of the Judicial Panel shall be responsible for: 4.1 appointing suitable individuals to the Disciplinary Panel and Appeals Panel, through an open recruitment process (which may include seeking nominations or suggestions from various stakeholder groups within English football, which the Chair may or may not accept), ensuring where reasonably practicable that the appointees and their respective skills at all times comply with the provisions of paragraph 7 below; 4.2 appointing individual members of the Judicial Panel to sit on Commissions, Appeal Boards, tribunals and otherwise, as provided for in the Rules; 4.3 where appropriate, and pursuant to paragraph 20 below, appointing on an ad-hoc basis individuals who are not members of the Judicial Panel, but whom they consider would be suitable for the particular appointment, to sit on Commissions, Appeal Boards, tribunals and otherwise, as provided for in the Rules; 4.4 where appropriate, sitting as a member of an Appeal Board (whether as chair or otherwise); 4.5 where appropriate, considering and adjudicating on preliminary issues that arise under the Rules; 4.6 attending a meeting of the Legal Advisory Group on an annual basis to present on the work of the Judicial Panel over the preceding year; and 4.7 carrying out such other functions as reasonably requested by the Board from time to time, including the organisation of training for members of the Judicial Panel. 5. The Chair of the Judicial Panel shall, at their discretion, appoint a deputy chair from the membership of the Judicial Panel to assist with such tasks as they think fit. They may also delegate any administrative and/or secretarial function required by their role to any other member or employee of their chambers or firm, as appropriate. C. Composition of the Judicial Panel 6. The Judicial Panel shall comprise a Disciplinary Panel and an Appeals Panel, appointments to which shall be the responsibility (and at the discretion) of the Chair of the Judicial Panel, save that no member of the Judicial Panel shall: 6.1 be a representative or employee of the League; 6.2 be an Official or Director of a Club (or club in membership of the EFL);

633 634Appendices to the Rules: Appendix 15 6.3 accept any instruction, whether appearing as advocate or otherwise, from a party to any proceedings or process under the Premier League Rules; or 6.4 subject to any of the matters set out in Rule F.1. Disciplinary Panel 7. The Disciplinary Panel shall ordinarily comprise: 7.1 legally qualified individuals, each of greater than 10 years’ post-qualification experience (whether as a barrister or solicitor); 7.2 authorised insolvency practitioners; 7.3 individuals who hold nationally recognised qualifications as accountants or auditors; and 7.4 individuals with extensive and demonstrable experience in football administration and/or youth development. 8. Each member of the Disciplinary Panel shall (unless proscribed under the Rules) be eligible to: 8.1 sit as a member of a Commission, appointed under Section W (Disciplinary) of the Rules; 8.2 sit as a member of an appeal tribunal appointed under Rule E.38 or Rule F.17; 8.3 in the case of an arbitration under Rule P.12 and Section Y (Managers’ Arbitration Tribunal) of the Rules, sit as a member of a Managers’ Arbitration Tribunal or as a single arbitrator; 8.4 sit as a member of the Premier League Appeals Committee, in accordance with Section Z (Premier League Appeals Committee) of the Rules; and 8.5 assist with such other matters as are referred to the member by the Chair of the Judicial Panel and arising from the Rules including, for example, an application by an Academy Player to have his registration terminated in accordance with YDR 300. Appeals Panel 9. The Appeals Panel shall ordinarily comprise individuals who (a) are barristers or solicitors of no fewer than fifteen years’ post-qualification experience and/or (b) hold or have held judicial office. 10. Each member of the Appeals Panel (and the Chair of the Judicial Panel) shall be eligible to sit as a member of an Appeal Board appointed under Section W (Disciplinary) (as well as any of the entities referred to in paragraphs 8.3 and 8.4 above). D. Term and termination 11. Subject to paragraph 13 below, the term of each member of the Judicial Panel shall be 10 years. At the end of that term, the member may be reappointed for a further term by the Chair of the Judicial Panel, at their absolute discretion. 12. A member of the Judicial Panel appointed for any purpose provided for by the Rules may continue to act on the matter for which they were so appointed notwithstanding that their term of office has expired, with the permission of the Chair of the Judicial Panel. Where the Chair of the Judicial Panel does not grant such permission, any questions as to the future progress of the matter shall be determined by the Chair of the Judicial Panel at his absolute discretion. 13. The appointment of any member of the Judicial Panel (including the Chair) shall cease before the conclusion of the applicable term if: 13.1 by notice in writing to the Chair of the Judicial Panel, the member resigns from the Judicial Panel; 13.2 the member accepts a position that would render the member ineligible from appointment to the Judicial Panel, in accordance with paragraph 6 above; 13.3 the member becomes subject to any of the matters set out in Rule F.1; and 13.4 in the opinion of the Chair of the Judicial Panel: 13.4.1 the member becomes physically or mentally incapable of discharging their duties as a member of the Judicial Panel; and/or 13.4.2 the member has refused or failed to conduct proceedings properly and/or efficiently and expeditiously and in either case substantial injustice has as a result been caused to a party to such proceedings. E. Miscellaneous 14. The Chair of the Judicial Panel shall be remunerated for their role as Chair by way of an annual fee or salary, payable by the League (with the level of fee agreed for the entire term at the start of the term). The terms of their appointment shall, at the start of the term, be subject to the approval of the Premier League’s Audit and Remuneration Committee. 15. Each member of the Judicial Panel will be paid a daily rate for their work on matters covered in these Terms of Reference, the level of which shall be agreed by the League and the Chair of the Judicial Panel and subject to the approval of the Premier League’s Audit and Remuneration Committee. In addition, members of Appendix 15 Appendix 15

635 636Appendices to the Rules: Appendix 15 the Judicial Panel may be reimbursed for any reasonable out of pocket expenses incurred during the course of their work. 16. Liability for payment of the sums referred to at paragraph 15 above, shall be determined in accordance with the Rules and, in particular, the provisions empowering Commissions, Tribunals and Appeal Boards to impose cost orders. Where the Rules are silent as to liability for payment of the sums referred to at paragraph 15 above, the matter shall be referred to the Chair of the Judicial Panel to determine in such manner as they think fit. 17. No amendment to these Terms of Reference shall be made without the approval of Clubs at a General Meeting. Any amendment made pursuant to this paragraph 17 shall be effective immediately and shall be binding on all members of the Judicial Panel, including the Chair, all Clubs and the League. 18. Any hearings, appeals, deliberations or proceedings of any description held pursuant to or arising from the Rules which are in progress as of 6 February 2020 shall continue in full force and effect, without variation, with any individuals validly appointed to conduct such matters under any iterations of the Rules previously in force fully empowered to conclude those matters, whether or not those individuals are (or become) members of the Judicial Panel. 19. Save where specifically defined in these Terms of Reference, capitalised terms bear the meaning given to them in the Premier League’s Articles of Associations and/or the Rules (including the YDRs). 20. Notwithstanding all of the above, the Chair of the Judicial Panel may, in their absolute discretion, when appointing Commissions, Appeal Boards, tribunals and otherwise, as provided for in the Rules, appoint on an ad hoc basis individuals who are not members of the Judicial Panel but whom they consider would be suitable for the particular appointment (and for the period of their temporary appointment each such person will be considered a member of the Judicial Panel). It is anticipated that the Chair of the Judicial Panel will exercise this power only in exceptional circumstances (for example, where specific and/or unforeseen knowledge or expertise is required). Those individuals appointed on an ad hoc basis will be subject to the same daily rates and the same approach to expenses reimbursement as members of the Judicial Panel. Appendix 15 Appendix 15

637 638Appendices to the Rules: Appendix 16 Appendix 16 Appendix 16 COVID-19 Emergency Protocol 1. In the event of: a. a Club experiencing an Outbreak (as defined in any Outbreak Protocol issued by the League); b. the imposition of new Government restrictions (whether imposed at a local or national level) in response to an escalation in the public health risks posed by COVID-19 (whether due to the emergence of a new variant of COVID-19, an increase in the COVID-19 infection rate or otherwise); or c. the Board determining that a worsening of the COVID-19 outlook at either a local or national level poses a material risk to the staging of multiple League Matches (whether or not Government imposes new restrictions in response), the League may implement such emergency measures (either on one Club, a group of Clubs or all Clubs) as it considers necessary to enhance the bio-security of any venue at which Players or Academy Players are trained or coached and/or any League Matches are staged, protect the safety of Players, Academy Players and Officials, minimise the spread of COVID-19 among those groups so far as possible and maintain Government and stakeholder support for the continuation of training and League Matches involving the Club (“Emergency Measures”). 2. While the specifics of any Emergency Measures will be for the League to determine, for the avoidance of doubt, they may include some or all of the following: a. a mandatory regime for COVID-19 surveillance testing of the Club’s Players and Officials; b. accreditation and/or screening requirements to access training and League Match venues; c. restrictions on the use of indoor spaces at training and League Match venues (including limitations on numbers and modification of areas to enable social distancing); d. restrictions on manual therapy of Players, Academy Players and Officials; e. restrictions on the use of showering or bathing facilities, ice baths and/or cryogenic chambers; f. restrictions on training methods; g. requirements in respect of personal protective equipment (including face coverings); h. limitation or suspension of Academy activities; i. restrictions on team travel; j. restrictions on the preparation and service of food and beverages within training and League Match venues; or k. additional monitoring measures to ensure compliance with the Emergency Measures (including the presence of Premier League representatives at the Training Ground/Academy Training Ground to monitor compliance). Guidance While any decision as to the imposition and nature of Emergency Measures will be at the discretion of the League, prior to taking any such decision it will procure advice from the Premier League Football Medical Governance Group and, where possible within time constraints, consult with the relevant Club(s). 3. Where the League implements Emergency Measures: a. they will be time-limited and subject to regular review by the League to ensure that they continue to be necessary and proportionate; and b. any Club subject to the Emergency Measures must comply with them in all respects. Failure to do so will constitute a breach of the Rules. (Rule O.24)

639 640Appendices to the Rules: Appendix 17 Appendix 17 Appendix 17 Competition Interruption - Squad Management Protocol A. Introduction 1. This document details a range of measures that Clubs have agreed, pursuant to Rule C.18, may be implemented by the Board in the event that it considers them necessary to ensure the completion of a Competition. In accordance with Rule C.19, they may be implemented by written notice to Clubs (“Implementation Notice”). 2. Any of the below, though more particularly elements of Section B, may be subject to future overriding FIFA regulations and be updated accordingly as a result. B. Postponement of League Matches Guidance 3. Following the issue of an Implementation Notice, the Board will only permit the rearrangement or postponement of a League Match in exceptional circumstances, which will be judged on a case-by-case basis. 4. However, by way of guidance to Clubs: a. permission will not be granted to postpone a League Match where the applicant Club has 14 or more Players listed on its Squad List available; b. where the Club has fewer than 14 such Players available to participate in the relevant League Match, the Board may permit the application, save where one or more of the following scenarios applies: i. one or more of the Club’s Squad List Players’ inability to participate is attributable to a failure by the Club or the Player concerned to comply with any medical (or other) protocol issued by the Board in accordance with Rule C.18 (“Protocol”); ii. one or more of the Club’s Squad List Players’ inability to participate is as a result of the Player being subject to Government-mandated isolation following a return from overseas; and iii. the Club was able to utilise a Replacement Player (as defined at paragraph 11 below) but, for whatever reason, failed to do so. 5. Further, in respect of any application by a Club to reschedule or postpone a League Match due to concerns regarding insufficient Squad List Players, the Board will also give consideration to: a. the number of registered Under 21 Players (and their relevant experience) available to the Club at the relevant time. Clubs will be expected to utilise appropriately experienced Under 21 Players. This will include any Under 21 Player who has made a first team appearance for: i. the Club; ii. another Premier League or EFL club; and iii. an overseas club; and b. the relevant position(s) of the Squad List Player(s) who is/are unavailable (for example, the availability of appropriately experienced goalkeepers). 6. For the avoidance of doubt, the Board believes that it would be extremely difficult to realistically apply and enforce any sort of subjective weighting against the level of a Player who may become unavailable for whatever reason. Process 7. Any application by a Club for the Board to exercise its discretion to rearrange or postpone a League Match must be: a. made as far in advance of the relevant League Match as reasonably practicable; and b. accompanied by all evidence that the Club wishes the Board to consider in support of its application. 8. If the Club’s application is turned down by the Board, the Club must complete the fixture. 9. In the event that the Club refuses to complete the fixture, and the Board determines that a Club has: a. failed to use its best endeavours to ensure that a League Match takes place on the scheduled time and date; and/or b. causes the postponement of a League Match, the matter will be dealt with in accordance with Section W (Disciplinary) of the Premier League Rules. In the event that the matter is referred to the Chair of the Judicial Panel, who appoints a Commission to hear the complaint, that Commission will have the sanctioning powers set out at Rule W.55.4 (including the power to deduct points to be scored in a League Match). C. Squad management 10. Following the issue of an Implementation Notice, the provisions of this Section C will apply, subject to the rules and regulations of FIFA and The FA.

641 642 Appendix 17 Appendix 17 Appendices to the Rules: Appendix 17 11. In the event that a Club loses one or more Players from its Squad List in place prior to the interruption of the Competition, whether due to: a. the Player’s contract expiring and the Club and Player being unable to agree a new contract or an appropriate extension; b. the Player being on loan and the two Clubs/clubs and Player being unable to agree an appropriate extension; c. the Player refusing to train or play due to concerns over COVID-19 or equivalent; d. the Player self-isolating because they have been in close contact with someone showing symptoms of COVID-19 or equivalent; and e. the Player becoming infected with COVID-19 or equivalent or becoming injured due to the increased volume of League Matches, the Board will only consent to the replacement of the lost Player(s) in its Squad List with: f. any player who was registered with (and eligible to play for) the Club prior to the suspension but who was not included in the Squad List; or g. a Player who is returning to the Club following an expired loan with another club and then only in the circumstances detailed at paragraph 12.a below, (in either case, a “Replacement Player”). 12. Further, in considering whether to grant consent for the Replacement Player to be added to the Squad List outside of a Transfer Window, the Board will be mindful of the following factors: a. in accordance with FIFA Regulations, the Player must have been on loan to a club in a league which has been curtailed. If subsequent FIFA Guidance relaxes this restriction that will be reflected accordingly; b. where a Player previously available to the Club has become unavailable due to the expiry of his contract or a loan, what steps the Club has taken to agree an appropriate extension with that Player (and his parent Club/club, as appropriate); c. the availability of ‘appropriately experienced Under 21 Players’ (as referred to at paragraph 5.a above) registered to the Club; d. the guidance in respect of goalkeepers set out in the League’s Squad Limits Guidance Note; and e. whether the Player had previously been on the Club’s Squad List during the relevant season. 13. Clubs retain the ability under Rule U.1 to field Under 21 Players without restriction. D. Full Strength Teams 14. Rule L.21 requires Clubs to field a full-strength team in every League Match. 15. The League’s Squad Limits Guidance Note provides that ‘where a team is drawn exclusively from its Squad List as submitted to the Premier League, then such team will be classed as “full strength” for the purposes of this Rule.’ 16. The Rule requiring full strength teams should remain unamended to protect the integrity of the competition and ensure fairness to all. 17. The Board will not consider the Rule to have been breached where a team fielded by a Club (i.e. its starting 11) is comprised solely of Players from its Squad List. However, while all cases will be considered on their merits, where a team fielded by a Club features Players who are not on its Squad List, when other Players from its Squad List are available to play, it may elect to take disciplinary action in accordance with Section W (Disciplinary) of the Rules. E. Disciplinary approach 18. Following the issue of an Implementation Notice, the following disciplinary and procedural provisions shall apply in respect of breaches of any Protocol. 19. As with all disciplinary matters, ultimately any allegation of a breach of a protocol will be dealt with on its facts, on a case-by-case basis. However, given the critical importance of adherence to Protocols in place following an interruption to a Competition and the unanimous view of Clubs that breaches should be dealt with swiftly and with significant consequences, the Board envisages adopting the following approach: a. where an alleged breach of a protocol is reported the Board will consider a range of factors, including those set out in the following non-exhaustive list: i. the extent to which the breach has compromised the safety of one or more other Relevant Persons; ii. the extent to which the breach was intended to secure (and/or did secure) a competitive advantage;

643 644 Appendix 17 Appendix 17 Appendices to the Rules: Appendix 17 d. the presumption will be that all cases should be dealt with within seven days, save that: i. either the Board or an affected Club can apply to the Commission at the directions hearing for an extended timetable in exceptional circumstances; and/or ii. where the Board considers that urgent provisional measures are required (for example, where ongoing conduct of a Club is demonstrably risking the safety of one or more individuals), it may apply to the Chair of the Judicial Panel for these timelines to be abridged further. iii. the state of mind of those committing the breach (e.g. inadvertent, negligent or intentional); iv. the number of individuals involved in the breach; and v. whether the breach represents a repeated breach of the Protocol by the Club; and b. having considered these factors, the Board will determine which of the following three categories the breach falls into, and take the disciplinary action set out in the adjacent column: Nature of breach Board approach Minor breach Warning and reprimand, which are retained on file Standard breach Fine of up to £100,000 (in line with its summary jurisdiction) Significant breach Refer the matter to a Commission 20. Where the Board refers a breach to a Commission, Section W (Disciplinary) of the Rules provides that a prescribed timetable is ordinarily followed, resulting in a period of at least a month before a hearing is convened and an award issued (Clubs have 14 days to respond to a complaint, with the Board having a further 14 days to reply, before a directions hearing is convened to set out a further timetable, again with the parties able to agree abridged timetables). However, all of the relevant timeframes can be abridged either with the consent of the Chair of the Judicial Panel/Commission or the agreement of the parties (see Rule W.35). 21. The Board considers it essential that allegations of breaches of a Protocol are dealt with as expeditiously as possible, given the condensed timeframes in which the remainder of the relevant season will be completed. To that end, it proposes that, in every case where an alleged breach of a Protocol is referred to a Commission: a. the complaint should be issued by email (rather than recorded delivery post) and is deemed to be received on the same day (rather than three days after posting); b. the Chair of the Judicial Panel should be required to appoint a Commission within 24 hours of the matter being referred to them; c. within 24 hours of their appointment, the Commission must convene a directions hearing to determine a timeline for resolving the case and to consider the matters set out at Rule W.42 (rather than such a hearing being convened after submissions have been exchanged); and

645 646Appendices to the Rules: Appendix 18 Appendix 18 Appendix 18 Fair Market Value Assessment Protocol - Commercial Rights Agreements A. Application 1. This Fair Market Value Assessment Protocol – Commercial Rights Agreements (“CRA Protocol“) sets out the process by which the Board will conduct the Fair Market Value Assessment required by the Rules in relation to the following types of Associated Party Transactions and Threshold Transactions: a. sponsorship or licensing agreements or agreements pursuant to which the counterparty is granted a right of association with the Club, any Player, its Manager or any Senior Official of the Club; and b. agreements pursuant to which the counterparty advertises its brand, products or services in any way with the Club, whether in its Stadium, training ground, website or otherwise. 2. Capitalised terms not otherwise defined in this Protocol bear the meaning given to them in the Premier League Rules (“Rules“). B. Rules 3. Fair Market Value is defined as follows: “Fair Market Value” means the amount for which an asset, right or other subject matter of the Transaction could be sold, licensed or exchanged, a liability settled, or a service provided, between knowledgeable, willing parties in an arm’s length transaction; 4. Fair Market Value Assessment is defined as follows: “Fair Market Value Assessment” means an assessment as to whether the consideration either paid or received or to be paid or received by the Club, Player, Manager or Senior Official (as applicable) pursuant to a Transaction represents Fair Market Value. In conducting a Fair Market Value Assessment, the Board is required to: (a) consider: (i) an assessment of the value of the Transaction produced by an independent expert procured by the Board (save that the Board may elect not to obtain an assessment by an independent expert where the Transaction in question is a Shareholder Loan or involves no consideration paid or to be paid to the Club, Player, Manager or Senior Official or involves the sale or loan of a Player’s registration); (ii) any relevant information provided by the Club (including any assessment of the value of the Transaction produced or procured by the Club); and (iii) such comparable evidence of the values of similar Transactions as is appropriate, relevant and readily available to it at the time of the assessment; and (b) comply with any protocols agreed by Clubs for that purpose (including the Fair Market Value Assessment Protocol – Commercial Rights Agreements). For the avoidance of doubt, where there is no such protocol in place applicable to a particular type of Transaction, the Board will conduct the Fair Market Value Assessment as it sees fit, in compliance with paragraph (a) above. C. Process 5. Where a Club is required to submit a Transaction to the League pursuant to Section E (Clubs - Finance) of the Rules, it must submit the following to the League, via the Databank referred to at Rule E.77: a. all relevant information required to accurately complete the Databank submission form; b. a copy of the documents recording in full the terms and conditions of the Transaction; c. where the Transaction is an Associated Party Transaction: i. any relevant information, evidence or submissions that the Club wishes to be considered by the Board as to the Fair Market Value of the Transaction, bearing in mind the FMV Assessment Factors set out below; ii. any other relevant information which the Board might reasonably expect or request to be provided with in order to complete its Fair Market Value Assessment of the Associated Party Transaction, including all relevant information regarding any arrangement, understanding, agreement or other incentive directly or indirectly with the Club or any other Associated Party of the Club, bearing on, or potentially relevant to, the contracting Associated Party’s decision to enter into the Associated Party Transaction; iii. the declaration of a director (or equivalent) of the relevant Associated Party by way of confirmation that they consider the Associated Party Transaction to be at Fair Market Value (pursuant to Rule E.57); and iv. a summary and documentary evidence of the counterparty’s rationale for entering into the Transaction, including its key marketing objectives, its key target markets, and its key customer target, to the extent the Club has access to such information and having taken reasonable steps to procure that such evidence is submitted to the League; and

647 648 Appendix 18 Appendix 18 Appendices to the Rules: Appendix 18 7. The League will take such steps as are necessary to ensure no conflict of interest in the role of the Independent FMV Assessor in respect of any Fair Market Value Assessment and that competitively sensitive information made available to the Independent FMV Assessor is kept appropriately confidential. 8. Where, at any point in the Fair Market Value Assessment process, the League or the Independent FMV Assessor considers that further information or documents from the Club is required in order to reach a conclusive decision as to the Fair Market Value of the Transaction, the League may request such information or documents from the Club, Player, Manager or Senior Official, who/which must provide complete and prompt assistance in respect of any such request. The Board will take into consideration, including drawing possible adverse inferences, any failure by a Club, Player, Manager or Senior Official to provide requested information or documents when assessing whether a Transaction is at Fair Market Value. D. FMV Assessment Factors 9. In providing its assessment of what constitutes Fair Market Value of a Transaction, the Independent FMV Assessor must consider all information that is appropriate, relevant and readily available to it, bearing in mind the following non-exhaustive list of relevant factors (the “FMV Assessment Factors”): • Fees derived from comparable Transactions in football (and, secondarily, comparable Transactions in other sports or industries of similar profiles, of which the Independent FMV Assessor is aware). For the avoidance of doubt it is likely that comparable football transactions will be most applicable • Fees derived for any preceding Transaction entered into by the Club in the same category (if appropriate and applicable) • Term of the Transaction (including, in respect of renewals of existing Transactions, the remaining term of the arrangement) • Whether the Transaction is a new partnership or renewal • Industry sector of the counterparty brand and applicable product category • Tier of the partnership • Assets and rights delivered as part of the Transaction • Media exposure of assets • Products, services or value in kind provided by the counterparty • Any renewal provisions or options granted to the relevant counterparty • Any additional obligations to be performed by the Club as part of the Transaction • Obligations on both parties • Scarcity of assets (including the number of partners that the Club, Player, Manager or Senior Official already has and the extent to which relevant commercial rights have already been sold) d. where the Transaction is a Threshold Transaction that the Club does not consider to be an Associated Party Transaction, any information, evidence or submissions that the Club wishes to be considered by the Board as to whether the Transaction is at Arm’s Length. 6. Where a Fair Market Value Assessment of the Transaction is required, the Board will procure an assessment by an independent assessor with suitable experience and expertise (“Independent FMV Assessor“). For that purpose, the Independent FMV Assessor will be: a. provided with, to the extent applicable: i. a copy of the documents recording in full the terms and conditions of the Transaction and information provided in the Databank submission form, with all references to any specific fees or other consideration payable to the Club, Player, Manager or Senior Official redacted (with such redactions the responsibility of the Club); ii. a summary of the fee structure (without any specific reference to the value of fees paid or payable), including payment schedule, the structure of any bonuses, royalties or contingent payments; iii. a summary of any associated fees paid or payable by the Club (as a percentage of revenue to be derived from the Transaction); iv. a summary of other elements of value provision, including ‘value-in-kind’ and any services to be provided; v. all other documents and information submitted by the Club for the purpose of the Fair Market Value Assessment in accordance with paragraph 5.c; and vi. details of specific Transactions submitted to the Databank which are identified as being appropriate and relevant to the Independent FMV Assessor’s assessment; and b. required to provide to the Board an assessment of what constitutes Fair Market Value for the Transaction, based on the FMV Assessment Factors. Guidance For the purpose of paragraph 6.a.vi above, appropriate and relevant Transactions will be provided by the League’s Regulatory team following identification by the Independent FMV Assessor of (i) Transactions that it is aware of from public information and (ii) categories of appropriate and relevant Transactions (including, by way of example only, comparable Clubs, sponsorship type and sponsorship sector).

649 650 Appendix 18 Appendix 18 Appendices to the Rules: Appendix 18 • Evidence of the existence or absence of other offers (particularly from non-Associated Parties) to engage in the Transaction, at a similar level for similar assets and rights, to include (for example) information regarding the identity of other bidding parties, the stage to which negotiations with those parties progressed, the terms of any formal or written offers made and/or whether the Club engaged an agency or similar to identify the Associated Party and/or underbidders, and the terms of any such agency agreements • Market trends • Source and sufficiency of funding of the counterparty • The presence of a competitive market for the Club in respect of the Transaction (and whether the Transaction was, in fact, concluded in that market) • In respect of Clubs: – Fan base of the Club (including social media following, global audience and media footprint) – Brand value of the Club – Geographic spread of fanbase, including elements which may be of particular appeal to particular partners (such as demographic information) – Club commercial strategy – Playing success of the Club (both in domestic and international club competitions) – The relevant Club’s track record of achieving partnership/commercial deal values and delivering returns on partner investment – Geographical location of Club – Playing or coaching talent currently (or previously) employed by the Club – Developments likely to affect the Club’s performance or fanbase in the future – Evidence of the process undertaken by the Club to identify the counterparty to the Transaction • In respect of the specific counterparty to the Transaction: – Whether the counterparty is an existing partner of the Club – Key marketing objectives – Key target markets and the counterparty’s current presence in those markets – Key target customers. 10. The weight attached to any individual FMV Assessment Factor shall be at the discretion of the Independent FMV Assessor, dependent on the particular Transaction being assessed. 11. Once it has conducted the assessment referred to at paragraph 6 above, the Independent FMV Assessor will provide a written determination to the League’s Regulatory Legal department setting out its decision as to what the Fair Market Value of the Transaction is (whether expressed as a single value or a range of values, as it deems appropriate) and an explanation of that decision. E. Board Assessment 12. Once in receipt of the Independent FMV Assessor’s written determination, the League’s Regulatory team (having considered the FMV Assessment Factors) will provide to the Board a written report including the following: a. the information provided to the League by the Club, pursuant to paragraph 5 above; b. the Independent FMV Assessor’s written determination; and c. such comparable evidence of the values of similar Transactions as is appropriate, relevant and readily available to it at the time of the assessment. 13. In order to inform the report referred to at paragraph 12 above the League’s Regulatory team may obtain any further expert input it considers necessary to assist the Board with the Fair Market Value Assessment. 14. The Board will take such steps as are necessary to ensure no conflict of interest in respect of any Fair Market Value Assessment and that competitively sensitive information is kept appropriately confidential including, for example, by ensuring that no members of the Board involved in the marketing and sale of the League’s rights in any product or service category are involved in the consideration of a Fair Market Value Assessment of a Transaction in that same category. 15. Where, having reviewed the report referred to at paragraph 12 above, and having considered any other information available to it and the FMV Assessment Factors, the Board provisionally determines, in its reasonable opinion, that the Transaction is evidently not at Fair Market Value, it will inform the Club, Player, Manager or Senior Official of its provisional indication as to the Fair Market Value of the Transaction in writing and provide any Comparable Transaction Data considered by the Board and/or the independent expert procured by the Board to inform the Board’s provisional indication in accordance with Rule E.68.2. The Club, Player, Manager or Senior Official will then be given seven days in which to respond to this provisional indication. Where following receipt and consideration of the response, the Board remains of the view that the Transaction is evidently not at Fair Market Value, it will confirm that decision in writing and Rule E.69 will apply. 16. Where, having completed a Fair Market Value Assessment, the Board determines that, in its reasonable opinion, the relevant Transaction does not fall to be restated to Fair Market Value, it will confirm the same to the Club and no further action will be required.

651 652Appendices to the Rules: Appendix 19 Appendix 19 Appendix 19 Fair Market Value Assessment Protocol - Player Registrations (b) comply with any protocols agreed by Clubs for that purpose (including the Fair Market Value Assessment Protocol – Commercial Rights Agreements). For the avoidance of doubt, where there is no such protocol in place applicable to a particular type of Transaction, the Board will conduct the Fair Market Value Assessment as it sees fit, in compliance with paragraph (a) above. C. Process 5. Where a Club is required to submit a Transaction to the League pursuant to Section E (Clubs - Finance) of the Rules that involves a Player Registration, it must: a. indicate when uploading the relevant documents to the League’s Football Administration System (“FAS”), whether the Transaction is a Threshold Transaction, an Associated Party Transaction or neither, using the tick boxes included in FAS for that purpose; and b. where the Transaction is an Associated Party Transaction, submit: i. via FAS any relevant information, evidence or submissions that the Club wishes to be considered by the Board as to the Fair Market Value of the Transaction, bearing in mind the FMV Assessment Factors set out below; ii. any other relevant information which the Board might reasonably expect or request to be provided with in order to complete its Fair Market Value Assessment of the Associated Party Transaction, including all relevant information regarding any arrangement, understanding, agreement or other incentive directly or indirectly with the Club or any other Associated Party of the Club, bearing on, or potentially relevant to, the contracting Associated Party’s decision to enter into the Associated Party Transaction; and iii. the declaration of a director (or equivalent) of the relevant Associated Party by way of confirmation that they consider the Associated Party Transaction to be at Fair Market Value (pursuant to Rule E.57); and c. where the Transaction is a Threshold Transaction that the Club does not consider to be an Associated Party Transaction, any information, evidence or submissions that the Club wishes to be considered by the Board as to whether the Transaction is at Arm’s Length. 6. Where a Fair Market Value Assessment of the Transaction is required, the Board may elect to procure an assessment of the value of the Transaction by an independent assessor with suitable experience and expertise (“Independent FMV Assessor”). Should the Board elect to procure such an assessment, the Independent FMV A. Application 1. This Fair Market Value Assessment Protocol – Player Registrations (“Player Registrations Protocol”) sets out the process by which the Board will conduct the Fair Market Value Assessment required by the Rules in relation to any Associated Party Transaction (or any Threshold Transaction that the Board considers should be subjected to a Fair Market Value Assessment pursuant to Rule E.65) under which the permanent or temporary registration of a player registration is effected (a “Player Registration”). 2. Capitalised terms not otherwise defined in this Protocol bear the meaning given to them in the Premier League Rules (“Rules”). B. Rules 3. Fair Market Value is defined as follows: “Fair Market Value” means the amount for which an asset, right or other subject matter of the Transaction could be sold, licensed or exchanged, a liability settled, or a service provided, between knowledgeable, willing parties in an arm’s length transaction; 4. Fair Market Value Assessment is defined as follows: “Fair Market Value Assessment” means an assessment as to whether the consideration either paid or received or to be paid or received by the Club, Player, Manager or Senior Official (as applicable) pursuant to a Transaction represents Fair Market Value. In conducting a Fair Market Value Assessment, the Board is required to: (a) consider: (i) an assessment of the value of the Transaction produced by an independent expert procured by the Board (save that the Board may elect not to obtain an assessment by an independent expert where the Transaction in question is a Shareholder Loan or involves no consideration paid or to be paid to the Club, Player, Manager or Senior Official or involves the sale or loan of a Player’s registration); (ii) any relevant information provided by the Club (including any assessment of the value of the Transaction produced or procured by the Club); and (iii) such comparable evidence of the values of similar Transactions as is appropriate, relevant and readily available to it at the time of the assessment; and

653 654 Appendix 19 Appendix 19 Appendices to the Rules: Appendix 19 - Relevant statistics, including goals, assists and clean sheets - Domestic and international honours - Personal honours and awards • The Player’s nationality and GBE status • The Player’s injury history • The financial state and relative bargaining position of the Transferee and Transferor Club or club • The Transfer Window in which the Player Transfer is being conducted • Any compensation fees previously paid for the Player • The Player’s brand value and fan base (including social media following and other appropriate metrics) • Scarcity within the market for players with similar characteristics to the Player • The level of interest in competition to obtain the Player’s registration (particularly from non-Associated Parties) • Any urgent need for liquidity of the Transferor Club • Any urgent need to acquire the Player’s registration (e.g. as a result of injury or lack of availability in a particular position) • The remuneration payable to the Player • Bonus payments, sell-on fees, image rights payments or other contingent payments payable in respect of the Player’s registration. 9. The weight attached to any individual FMV Assessment Factor shall be at the discretion of the Independent FMV Assessor, dependent on the particular Transaction being assessed. 10. Once it has conducted the assessment referred to at paragraph 6 above, the Independent FMV Assessor will provide a written determination to the League’s Regulatory team setting out its decision as to what the Fair Market Value of the Transaction is (whether expressed as a single value or a range of values, as it deems appropriate) and an explanation of that decision. E. Board Assessment 11. Where the Board is required to conduct a Fair Market Value Assessment, once in receipt of any written determination by an Independent FMV Assessor that the Board has elected to procure in respect of the Transaction, the League’s Regulatory team (having considered the FMV Assessment Factors) will provide to the Board a written report including the following: a. the information provided to the League by the Club, pursuant to paragraphs 6(a) and 7 above; Assessor will be: a. provided with: i. a copy of the transfer agreement and any other document(s) recording in full the terms and conditions of the Transaction, with all references to any specific fees or other consideration payable redacted; ii. a summary of the fee structure (without any specific reference to the value of fees paid or payable), including payment schedule, the structure of any contingent payments; and iii. all other documents and information submitted by the Club for the purposes of the Fair Market Value Assessment in accordance with paragraph 5.b; and b. required to provide to the Board an assessment of what constitutes Fair Market Value for the Transaction, based on the FMV Assessment Factors. 7. Where, at any point in the Fair Market Value Assessment process, the League or the Independent FMV Assessor considers that further information or documents from the Club is required in order to reach a conclusive decision as to the Fair Market Value of the Transaction, the League may request such information or documents from the Club, which must provide complete and prompt assistance in respect of any such request. The Board will take into consideration, including drawing possible adverse inferences, any failure by a Club, Player, Manager or Senior Official to provide requested information or documents when assessing whether a Transaction is at Fair Market Value. D. FMV Assessment Factors 8. In providing its assessment of what constitutes Fair Market Value of a Transaction, the Independent FMV Assessor must consider all information that is appropriate, relevant and readily available to it, bearing in mind the following non-exhaustive list of relevant factors (the “FMV Assessment Factors”): • Term of the contract to be entered into by the Player • Remaining term of the Player’s contract prior to the transfer • The Player’s age • The Player’s position • The Player’s record and experience, including: - Appearances and the competition in which those appearances have been made

655 656 Appendix 19 Appendix 19 Appendices to the Rules: Appendix 19 b. the Independent FMV Assessor’s written determination, where one is procured; and c. such comparable evidence of the values of similar Transactions as is appropriate, relevant and readily available to it at the time of the assessment. 12. In order to inform the report referred to at paragraph 11 above, the League’s Regulatory team may obtain any further expert input it considers necessary to assist the Board with the Fair Market Value Assessment. 13. Where, having reviewed the report referred to at paragraph 11 above, and having considered any other information available to it and the FMV Assessment Factors, the Board provisionally determines, in its reasonable opinion, that the Transaction is evidently not at Fair Market Value, it will inform the Club of its provisional indication as to the Fair Market Value of the Transaction in writing and provide any Comparable Transaction Data considered by the Board and/or the independent expert procured by the Board to inform the Board’s provisional indication in accordance with Rule E.68.2. The Club will then be given seven days in which to respond to this provisional indication. Where following receipt and consideration of the response, the Board remains of the view that the Transaction is evidently not at Fair Market Value, it will confirm that decision in writing and Rule E.69 will apply. 14. Where, having completed a Fair Market Value Assessment, the Board determines that, in its reasonable opinion, the relevant Transaction does not fall to be restated to Fair Market Value, it will confirm the same to the Club and no further action will be required.

657 658Appendices to the Rules: Appendix 20 Appendix 20 Appendix 20 Fair Market Value Assessment Protocol - Agreements for the Supply of Goods or Services A. Application 1. This Fair Market Value Assessment Protocol – Agreements for the Supply of Goods or Services (“Costs Protocol”) sets out the process by which the Board will conduct the Fair Market Value Assessment required by the Rules in relation to any Associated Party Transactions and Threshold Transactions pursuant to which a Club, Player, Manager or Senior Official provides, or is provided with goods and/or services (whether or not a payment is to be made for such goods and/or services). 2. Where an agreement meets the definition at paragraph 1 of this Costs Protocol and also meets the definition at paragraph 1 of the CRA Protocol (i.e. where, for example, pursuant to the same Transaction, the Club or individual receives goods or services but also grants the counterparty rights of association with it/them), the CRA Protocol shall take precedence and the Fair Market Value Assessment shall be conducted in accordance with that document, save that the Independent FMV Assessor should consider the FMV Assessment factors at paragraph 9, below, in relation to the goods and services provided, as well as the FMV Assessment factors at paragraph 8 of the CRA Protocol in respect of the rights granted to the counterparty. 3. Capitalised terms not otherwise defined in this Protocol bear the meaning given to them in the Rules. B. Rules 4. Fair Market Value is defined as follows: “Fair Market Value” means the amount for which an asset, right or other subject matter of the Transaction could be sold, licensed or exchanged, a liability settled, or a service provided, between knowledgeable, willing parties in an arm’s length transaction; 5. Fair Market Value Assessment is defined as follows: “Fair Market Value Assessment” means an assessment as to whether the consideration either paid or received or to be paid or received by the Club, Player, Manager or Senior Official (as applicable) pursuant to a Transaction represents Fair Market Value. In conducting a Fair Market Value Assessment, the Board is required to: (a) consider: (i) an assessment of the value of the Transaction produced by an independent expert procured by the Board (save that the Board may elect not to obtain an assessment by an independent expert where the Transaction in question is a Shareholder Loan or involves no consideration paid or to be paid to the Club, Player, Manager or Senior Official or involves the sale or loan of a Player’s registration); (ii) any relevant information provided by the Club (including any assessment of the value of the Transaction produced or procured by the Club); and (iii) such comparable evidence of the values of similar Transactions as is appropriate, relevant and readily available to it at the time of the assessment; and (b) comply with any protocols agreed by Clubs for that purpose (including the Fair Market Value Assessment Protocol – Commercial Rights Agreements). For the avoidance of doubt, where there is no such protocol in place applicable to a particular type of Transaction, the Board will conduct the Fair Market Value Assessment as it sees fit, in compliance with paragraph (a) above. C. Process 6. Where a Club is required to submit a Transaction to the League pursuant to Section E of the Rules, it must submit the following to the League, via the Databank referred to at Rule E.77: a. all relevant information required to accurately complete the Databank submission form; b. a copy of the documents recording in full the terms and conditions of the Transaction; c. where the Transaction is an Associated Party Transaction: i. any relevant information, evidence or submissions that the Club wishes to be considered by the Board as to the Fair Market Value of the Transaction, bearing in mind the FMV Assessment Factors set out below; ii. any other relevant information which the Board might reasonably expect or request to be provided with in order to complete its Fair Market Value Assessment of the Associated Party Transaction, including all relevant information regarding any arrangement, understanding, agreement or other incentive directly or indirectly with the Club or any other Associated Party of the Club, bearing on, or potentially relevant to, the contracting Associated Party’s decision to enter into the Associated Party Transaction; and

659 660 Appendix 20 Appendix 20 Appendices to the Rules: Appendix 20 iii. the declaration of a director (or equivalent) of the relevant Associated Party by way of confirmation that they consider the Associated Party Transaction to be at Fair Market Value (pursuant to Rule E.57); and d. where the Transaction is a Threshold Transaction that the Club does not consider to be an Associated Party Transaction, any information, evidence or submissions that the Club wishes to be considered by the Board as to whether the Transaction is at Arm’s Length. 7. Where a Fair Market Value Assessment of the Transaction is required, the Board may procure an assessment by an independent assessor with suitable experience and expertise (“Independent FMV Assessor”). For that purpose, the Independent FMV Assessor will be: a. provided with, to the extent applicable: i. a copy of the documents recording the full terms and conditions of the Transaction and information provided in the Databank submission form, with all references to any specific payments or other consideration payable by the Club, Player, Manager or Senior Official redacted (with such redactions the responsibility of the Club); ii. a summary of the payment structure (without any specific reference to the value of fees paid or payable), including payment schedule, the structure of any bonuses, royalties or contingent payments; and iii. all other documents and information submitted by the Club for the purpose of the Fair Market Value Assessment in accordance with paragraph 6.c; and b. required to provide to the Board an assessment of what constitutes Fair Market Value for the Transaction, based on the FMV Assessment Factors. 8. Where, at any point in the Fair Market Value Assessment process, the League or the Independent FMV Assessor considers that further information or documents from the Club is required in order to reach a conclusive decision as to the Fair Market Value of the Transaction, the League may request such information or documents from the Club, Player, Manager or Official, who/which must provide complete and prompt assistance in respect of any such request. The Board will take into consideration, including drawing possible adverse inferences, any failure by a Club, Player, Manager or Senior Official to provide requested information or documents when assessing whether a Transaction is at Fair Market Value. D. FMV Assessment Factors 9. In providing its assessment of what constitutes Fair Market Value of a Transaction, the Independent FMV Assessor must consider all information that is appropriate, relevant and readily available to it, bearing in mind the following non-exhaustive list of relevant factors (the “FMV Assessment Factors”): Goods • Nature of the goods to be supplied • Quality of the goods to be supplied • Scarcity of the goods to be supplied • Speed at which the goods are to be supplied and urgency with which they are required by the Club • Degree to which the goods are bespoke or designed specifically for the Club or individual • Interoperability of the goods with other goods or services utilised by the Club or individual • Ability or expertise of the counterparty to provide such goods to the Club or individual (including the price of the goods relative to such expertise). Services • Nature of the services to be supplied • Quality of the services to be supplied • Scarcity of the services to be supplied • Speed at which the services are to be supplied and urgency with which they are required by the Club • The identity, experience and expertise of the service provider and the staff tasked with providing the service • Degree to which the services are bespoke or designed specifically for the Club or individual • The amount of any capital expenditure required to be made by the Club and/ or the service provider to perform the contract and the extent to which such costs are shared among the parties • Ability or expertise of the counterparty to provide such services to the Club or individual (including the price of the services relative to such expertise). General • Payment structures in comparable Transactions in football (and, secondarily, comparable Transactions in other sports or industries of similar profiles, of which the Independent FMV Assessor is aware). For the avoidance of doubt, it is likely that comparable football transactions will be most applicable

661 662 Appendix 20 Appendix 20 Appendices to the Rules: Appendix 20 • Term of the Transaction (including, in respect of renewals of existing Transactions, the remaining term of the arrangement) • Termination provisions in respect of the term of the Transaction • The risk apportionment and the respective liability exposure between the parties to the Transaction • Any external factors affecting supply (e.g. COVID-19) • The competitive landscape in which the agreement has been concluded • Any pre-existing arrangements between the Club or individual and the goods and/or service provider • Any pre-existing arrangements entered into by the Club in respect of the same or similar goods or services. 10. The weight attached to any individual FMV Assessment Factor shall be at the discretion of the Independent FMV Assessor, dependent on the particular Transaction being assessed. 11. Once it has conducted the assessment referred to at paragraph 7 above, the Independent FMV Assessor will provide a written determination to the League’s Regulatory team setting out its decision as to what the Fair Market Value of the Transaction is and an explanation of that decision. E. Board Assessment 12. Where the Board is required to conduct a Fair Market Value Assessment, the League’s Regulatory team (having considered the FMV Assessment Factors) will provide to the Board a written report including the following: a. the information provided to the League by the Club, pursuant to paragraph 6; b. the Independent FMV Assessor’s written determination, where one is procured; and c. such comparable evidence of the values of similar Transactions as is appropriate, relevant and readily available to it at the time of the assessment. 13. In order to inform the report referred to at paragraph 12 above, the League’s Regulatory team may obtain any further expert input it considers necessary to assist the Board with the Fair Market Value Assessment. 14. Where, having reviewed the report referred to at paragraph 12 above, and having considered any other information available to it and the FMV Assessment Factors, the Board provisionally determines, in its reasonable opinion, that the Transaction is evidently not at Fair Market Value, it will inform the Club, Player, Manager or Official of its provisional indication as to the Fair Market Value of the Transaction in writing and provide any Comparable Transaction Data considered by the Board and/or the independent expert procured by the Board to inform the Board’s provisional indication in accordance with Rule E.68.2. The Club, Player, Manager or Official will then be given seven days in which to respond to this provisional indication. Where following receipt and consideration of the response, the Board remains of the view that the Transaction is evidently not at Fair Market Value, it will confirm that decision in writing and Rule E.69 will apply. 15. Where, having completed a Fair Market Value Assessment, the Board determines that, in its reasonable opinion, the relevant Transaction does not fall to be restated to Fair Market Value, it will confirm the same to the Club and no further action will be required.

663 664Appendices to the Rules: Appendix 21 Appendix 21 Appendix 21 Terms of Reference – Independent Oversight Panel A. Introduction 1. At their 30 March 2023 Shareholders’ Meeting, the Premier League’s Member Clubs resolved to establish an independent body to review decisions taken by the Board under Section F (Owners’ and Directors’ Test) of the Premier League Rules (“Rules”), in accordance with the provisions of these Terms of Reference. That body shall be named the ‘Independent Oversight Panel’. B. Chair of the Independent Oversight Panel 2. Appointments to the Independent Oversight Panel in accordance with these Terms of Reference shall be made by the Chair of the Independent Oversight Panel, who shall be appointed by resolution of Clubs at a Shareholders’ Meeting for a term of three years (with no reappointment). Where that term is curtailed by the resignation of the Chair, the Board shall be empowered to appoint an interim Chair of the Independent Oversight Panel from those individuals appointed to the Independent Oversight Panel until such time as a permanent replacement is appointed by a resolution of Clubs. Where such an interim Chair is appointed, they shall have all of the powers and responsibilities conferred on the Chair under these Terms of Reference. Experience and expertise 3. The individual appointed to the role of Chair of the Independent Oversight Panel shall ordinarily meet the following criteria: 3.1 be a barrister or solicitor of at least fifteen years’ post-qualification experience; 3.2 hold recent, relevant experience of involvement in sports regulatory issues; and 3.3 have a working knowledge and awareness of the Rules. Duties and responsibilities 4. The Chair of the Independent Oversight Panel shall be responsible for: 4.1 appointing suitable individuals to the Independent Oversight Panel through an open recruitment process (which will ordinarily include seeking nominations or suggestions from various stakeholder groups within English football, which the Chair may or may not accept), ensuring where reasonably practicable that the appointees and their respective skills at all times comply with the provisions of paragraph 8 below; 4.2 appointing individual members of the Independent Oversight Panel to conduct the reviews set out in paragraph 12 below (“OADT Decision Reviews”), as provided for in the Rules and these Terms of Reference; 4.3 where appropriate, and pursuant to paragraph 29 below, appointing on an ad-hoc basis individuals who are not members of the Independent Oversight Panel, but whom they consider would be suitable for the particular appointment, to conduct OADT Decision Reviews, as provided for in the Rules and these Terms of Reference; 4.4 where appropriate, conducting OADT Decision Reviews themselves; 4.5 providing a written report to Shareholders for the AGM each year, detailing the work of the Independent Oversight Panel over the preceding Season; 4.6 carrying out such other functions as reasonably requested by the Board from time to time, including the organisation of training for members of the Independent Oversight Panel; and 4.7 where appropriate, terminating the appointment of a member of the Independent Oversight Panel by notice in writing where they consider that paragraph 11 applies. 5. The Chair may, at their discretion, appoint a deputy chair from the membership of the Independent Oversight Panel to assist with such tasks as they think fit. They may also delegate any administrative and/or secretarial function required by their role to any other member or employee of their chambers or firm, as appropriate. C. Composition of the Independent Oversight Panel 6. The Independent Oversight Panel shall comprise no fewer than eight and no more than 15 members, appointed by the Chair at their discretion, save that no member of the Independent Oversight Panel shall: 6.1 be a representative or employee of the League; 6.2 be an Official or Director of, or have Material Influence over, a Club (or club in membership of the EFL); 6.3 accept any instruction, whether appearing as advocate or otherwise, from a party to any proceedings or process under the Rules; or 6.4 be subject to any of the matters set out in Rule F.1. 7. The Chair of the Independent Oversight Panel will ensure that appointments to the Independent Oversight Panel are made intermittently, so as to ensure a level of continuity following the expiration of the term of appointees, provided that the

665 666 Appendix 21 Appendix 21 Appendices to the Rules: Appendix 21 number of individuals appointed to the Independent Oversight Panel and their qualifications and expertise at all times complies with paragraph 6 and 8. 8. The Independent Oversight Panel shall ordinarily comprise: 8.1 legally qualified individuals, each of greater than ten years’ post-qualification experience (whether as a barrister or solicitor) with relevant experience and expertise, including (for example) in sports regulatory matters; 8.2 individuals who have held judicial office; and/or 8.3 individuals who hold nationally recognised qualifications as accountants or auditors. D. Term and termination 9. Subject to paragraph 10 below, the term of each member of the Independent Oversight Panel shall be a maximum of five years. At the end of that term, the member may be reappointed for a further term by the Chair, at their absolute discretion. 10. A member of the Independent Oversight Panel appointed for any purpose provided for by the Rules may continue to act on the matter for which they were so appointed notwithstanding that their term of office has expired, with the permission of the Chair. Where the Chair does not grant such permission, any questions as to the future progress of the matter shall be determined by the Chair at their absolute discretion. 11. The appointment of any member of the Independent Oversight Panel (including the Chair) shall cease before the conclusion of the applicable term if: 11.1 by notice in writing to the Chair (or where the relevant member is the Chair, by notice in writing to the Board), the member resigns from the Independent Oversight Panel; 11.2 the member accepts a position that would render the member ineligible for appointment to the Independent Oversight Panel, in accordance with paragraph 6 above; 11.3 the member becomes subject to any of the matters set out in Rule F.1; and/or 11.4 in the opinion of the Chair (or where the relevant member is the Chair, in the opinion of the Board): 11.4.1 the member becomes physically or mentally incapable of discharging their duties as a member of the Independent Oversight Panel; and/or 11.4.2 the member has refused or failed to conduct one or more OADT Decision Reviews properly and/or efficiently and expeditiously and in either case substantial injustice has a result been caused to a party involved. E. OADT Decision Reviews Responsibilities 12. The following determinations of the Board of the Premier League, in each case, shall fall to be reviewed by members of the Independent Oversight Panel (“Reviewers”) in accordance with the process as set out in these Terms of Reference: 12.1. any determination by the Board that a Person proposing to become a Director is or is not liable to be disqualified as a Director under the provisions of Rules F.1 or F.2, in accordance with Rule F.5.3; 12.2. any determination by the Board that a Director is liable to be disqualified as a Director under the provisions of Rules F.1 or F.2, in accordance with Rule F.7; and 12.3. any determination by the Board made regarding a proposed change of Control in accordance with Rule F.30 (including that all Persons that satisfy the definition of Director have submitted a fully executed Form 4 and/or that conditions should be applied pursuant to Rule F.29). Number of Reviewers 13. In respect of a review of a determination by the Board that a Person is not liable to be disqualified under the provisions of Rules F.1 or F.2, in accordance with Rule F.5.3, the Chair of the Independent Oversight Panel will ordinarily (save in exceptional circumstances) appoint a single Reviewer to conduct the OADT Decision Review. In all other cases, the OADT Decision Review will be conducted by three Reviewers from the Independent Oversight Panel (in which case, decisions will be by majority and will not require unanimity). 14. Where more than one OADT Decision Reviews are closely linked (whether because they all relate to a single proposed change of Control or otherwise) they may be considered by the same Reviewers as part of the same OADT Decision Review, at the discretion of the Chair. Scope and standard of review 15. The role of the Reviewers when conducting an OADT Decision Review shall be to consider whether the Board’s determination is reasonable in all of the circumstances,

667 668 Appendix 21 Appendix 21 Appendices to the Rules: Appendix 21 based on the material available to the Board at the relevant time. In that regard, the Independent Oversight Panel is not intended to be utilised as a judicial process or an appellate body (such rights being provided elsewhere in the Rules). Process 16. Once the Board has made a determination of the kind referred to in paragraph 12 above, the Board shall, within one day, provide to the Chair of the Independent Oversight Panel the material upon which it has based that determination. 17. The Chair shall then, within one working day (save in exceptional circumstances), appoint (at their discretion) one or more Reviewer(s) to conduct the OADT Decision Review. 18. There shall be no oral hearing. However, the Reviewer(s) may ask questions of the Board in writing to assist it in conducting the OADT Decision Review. 19. The Reviewer(s) shall conduct the OADT Decision Review as expeditiously as possible and, save in exceptional circumstances, shall conclude the review within seven days of appointment by the Chair. Powers 20. The powers of the Reviewer in respect of each OADT Decision Review shall be: 20.1. to confirm in writing that the Board’s decision is reasonable in all of the circumstances, based on the material available to the Board at the relevant time; or 20.2. to remit the matter back to the Board, with written reasons as to why it does not consider the Board’s decision to be reasonable in all of the circumstances, based on the material available to the Board at the relevant time (including where it does not consider that any conditions imposed by the Board pursuant to Rule F.29 are appropriate, whether because they are not warranted or because they are insufficient to achieve the aims set out in that Rule). 21. In either case, the Reviewers must confirm in writing the outcome of the review (with reasons, if applicable) to the Board, the Club and any Director that is the subject of the decision subject to review. 22. Where the Reviewer(s) decide(s) to remit the matter back to the Board, the Board must re-consider the determination in light of the outcome of the review, though it will not be bound by that outcome and may proceed with its original decision if it considers it appropriate to do so. F. Miscellaneous 23. The Independent Oversight Panel will act independently of the League. 24. The Chair shall be remunerated for their role as Chair by way of an annual fee or salary, payable by the League (with the level of fee agreed for the entire term at the start of the term). The terms of their appointment shall, at the start of the term, be subject to the approval of the Premier League’s Audit and Remuneration Committee. 25. Each member of the Independent Oversight Panel will be paid a daily rate for their work on matters covered in these Terms of Reference, the level of which shall be agreed by the League and the Chair and subject to the approval of the Premier League’s Audit and Remuneration Committee. In addition, members of the Independent Oversight Panel may be reimbursed for any reasonable out of pocket expenses incurred during the course of their work. 26. Liability for payment of the sums referred to at paragraphs 24 and 25 above shall be borne by the League. 27. No amendment to these Terms of Reference shall be made without the approval of Clubs at a General Meeting. Any amendment made pursuant to this paragraph 27 shall be effective immediately and shall be binding on all members of the Independent Oversight Panel, including the Chair, all Clubs and the League. 28. Save where specifically defined in these Terms of Reference, capitalised terms bear the meaning given to them in the Premier League’s Articles of Associations and/or the Rules. 29. Notwithstanding all of the above, the Chair of the Independent Oversight Panel may, in their absolute discretion, when appointing individuals to conduct OADT Decision Reviews, appoint on an ad hoc basis individuals who are not members of the Independent Oversight Panel but whom they consider would be suitable for the particular OADT Decision Review (and for the period of their temporary appointment each such person will be considered a member of the Independent Oversight Panel). It is anticipated that the Chair will exercise this power only in exceptional circumstances (for example, where specific and/or unforeseen knowledge or expertise is required) and will ensure that, in respect of each OADT Decision Review, there is at least one Reviewer who is a member of the Independent Oversight Panel. Those individuals appointed on an ad hoc basis will be subject to the same daily rates and the same approach to expenses reimbursement as members of the Independent Oversight Panel.

669 670Appendices to the Rules: Appendix 22 Appendix 22 Appendix 22 Acquisition Materials The Acquisition Materials identified below are non-exhaustive examples which the Board considers reasonable to request in the context of a proposed acquisition of Control. The Board will use its discretion and judgement in relation to the materials it requests and in relation to the scope and application of the items referred to below in the context of the particular facts and circumstances of the proposed acquisition of Control of a Club. 1. Pursuant to Rules A.1.9 and F.28.1.2, the Acquisition Materials are: 1.1. An organisational chart showing proposed corporate structure post-acquisition and clearly listing all entities and persons within the overall structure and their percentage shareholdings of each entity within the group, including (but not limited to) all Parent Undertakings and Subsidiary Undertakings where relevant (the “Group”); 1.2. Copies of all documents relating to changes in the corporate structure of each entity within the Group since three years of the date of the submission of the Acquisition Materials; 1.3. Confirmation of the legal identity, jurisdiction of incorporation, jurisdiction of tax residence and status of each entity and person within the Group (for example: private individual, limited company, partnership, fund, listed or unlisted etc.) and background information about each such entity and person; 1.4. For each entity within the Group, verification of the following information (for example, from the appropriate company registry or copies of deeds where available): 1.4.1. Incorporation; 1.4.2. constitutional documents; 1.4.3. articles of association / bye-laws; 1.4.4. registered office; 1.4.5. trading address(es) if different from registered office; 1.4.6. names and address of directors; and 1.4.7. most recent financial statements (if an existing company); 1.5. Detailed biographies of the directors (or equivalent) of each entity within the Group, and certified copy passports for each; 1.6. Description of the activities of each entity within the Group; 1.7. List of registered holders (together with details of the current and proposed ultimate beneficial owners (“UBO”), if different) of the shares of each entity within the Group (including name and address), with details of the shares held (or owned) and copies of any share certificates; 1.8. Copies of all shareholder agreements and all other agreements regarding the shares of each entity within the Group (including pledges, security interests, options, pre-emption rights, nomineeships, trust agreements, etc.) or any other arrangements conferring rights (including voting rights) on third parties which might impair or influence the exercise by any registered holder or beneficial owner of any right attached to or deriving from the shares; 1.9. Details of share/loan capital allotted, issued, or agreed to be allotted or issued by each entity within the Group since the date of the latest annual accounts of the Club; 1.10. In respect of each proposed Director and/or any Person who is proposed to acquire Control and/or, where the proposed Director is a corporate entity, that entity’s UBO: 1.10.1. name, residential address(es) and date of birth (to be confirmed by provision of certified copy documents e.g. passport); 1.10.2. certified copies of all passports held; 1.10.3. nature and extent of the interest, including details of the shares held (or owned); and 1.10.4. confirmation that they will not be acting as trustee or nominee (or similar arrangement) for any undisclosed third party; 1.11. In respect of each proposed Director and/or any Person who is proposed to acquire Control and/or, where the proposed Director is a corporate entity, that entity’s UBO, documentary evidence providing details of the financial circumstances and sources of wealth; 1.12. Lists of directors and every person generally authorised by any entity within the Group to represent or bind the Club; 1.13. Details of the overall management structure of the Group; 1.14. Detailed information as to the Acquisition Debt to be incurred and obligors for such debt and the source of funds to be invested in or otherwise made available to the Club;

671 672 Appendix 22 Appendix 22 Appendices to the Rules: Appendix 22 1.15. A copy of any financial model used in connection with the proposed acquisition, which will include profit and loss, balance sheet and cash flow projections relating to the Group and will contain an acquisition debt cash flow model showing the debt servicing of any Acquisition Debt (for these purposes assuming completion of the acquisition of Control of the Club); 1.16. Details of the purchaser’s principal bankers and a letter of reference from them, which is to include (i) confirmation of the total value of assets held with the bank, (ii) its understanding as to the source of funds, and (iii) confirmation as to the number of years the purchaser has been a client of the bank; 1.17. Details of the purchaser’s principal lawyers and accountants and confirmation of their appointments from the firms concerned; 1.18. Details of the purchaser’s lead financial advisors and a letter of confirmation which confirms (i) their appointment and (ii) whether they consider that sufficient funds are available for the acquisition of the Club; 1.19. A copy of the proposed business plan for the Club; 1.20. A copy of any Heads of Terms and Sale and Purchase Agreements; 1.21. A list of any competition, regulatory or other clearances required for the acquisition; 1.22. Confirmation that no entity or person referred to in the previous paragraphs is subject to UK Sanctions or is a UK Sanctions Restricted Person; and 1.23. General description of the Club’s current banking and financing arrangements, as well as details of the banking and financing arrangements to be entered into in connection with the proposed acquisition of Control (including details of bank accounts and debt financing facilities).

673 674Appendices to the Rules: Appendix 23 Appendix 23 Appendix 23 Fan Engagement Standard FOREWORD Supporters have always been the lifeblood of football and Premier League fans are known around the world for their passion and enthusiasm. There is no doubt they are essential to the ongoing success of the game, so I am delighted to introduce the new Fan Engagement Standard. It is vital we ensure the voices of supporters are not only heard in the stands, but also when it comes to having a say on key issues relating to their clubs. The Standard puts structures in place to establish consistency across the League and improve transparency. Clubs already carry out a great deal of work in this area, and the Standard is the next step in enhancing these collective efforts. It builds on existing work and is integral to ensuring fan consultation and regular dialogue is embedded across all policies and practices. In committing to the Standard, Premier League clubs have agreed to take their fan engagement work even further. It provides a framework to support clubs in developing their existing work and introduces a number of core commitments, including the introduction of Fan Advisory Boards and the requirement for each club to nominate a Board-level official responsible for fan engagement. We will continue to work with clubs and our partners across football to set new standards for meaningful engagement with fans. I look forward to seeing clubs continue this important work during the rest of the season and beyond. Richard Masters Premier League Chief Executive INTRODUCTION In November 2022, Premier League (‘PL’) clubs approved the introduction of a Fan Engagement Standard (‘FES’). The commitments of the FES will begin to be implemented by clubs during the remainder of the 2022/23 Season. The first full calendar of activity commenced in the 2023/24 pre-season, when each club published its own Fan Engagement Plan. The introduction of the FES reinforces PL clubs’ commitment to ensuring long-term meaningful engagement with fans. Building on existing work undertaken by clubs, the FES framework establishes a clear required standard for fan engagement and promotes the sharing of good practice. In approving the FES, each Premier League club has agreed to a number of commitments, the key elements of which are summarised on page 678. The full framework, which includes a detailed series of linked activities and incorporates the publication of key documents, can be viewed from page 679. It is based on five key themes: Leadership and Culture The importance of club leadership in setting strategy and a culture of fan engagement and collaboration Listen Clubs listening to the views of their fans in a structured and timely manner Collaborate and Participate Supporting collaboration and the introduction of a Fan Advisory Board to promote meaningful dialogue between clubs and fans Share Decisions taken by clubs are transparent and clubs share information in a timely and accurate manner Learn and Improve Supporting clubs to learn and to develop their approach to fan engagement

675 676 Appendix 23 Appendix 23 Appendices to the Rules: Appendix 23 Theme 1 Leadership and Culture Embedding impactful approaches to fan engagement requires effective leadership, accountability and commitment from both clubs and fans. The actions taken by leaders and what they say matters. Club leaders have a responsibility to set an appropriate tone, vision and strategy for fan engagement with their fanbase. These elements should be underpinned by a culture of fan engagement throughout the club. Theme 2 Listen Fan voices should be heard in a structured and timely manner to assist clubs in making informed decisions regarding fan-facing issues. Clubs should recognise the diversity of their fanbase and endeavour to ensure they engage in a fair and representative manner. Theme 3 Collaborate and Participate Establishing appropriate structures and forums for constructive dialogue is key to ensuring a meaningful and transparent relationship between fan groups and club leadership. Creating forums with good governance and processes provides fans with the opportunity to discuss key fan-facing issues and to collaborate on specific topics or projects, as well as any proposals relating to heritage assets. Theme 4 Share In order to embed an effective two-way dialogue between the club and its fanbase, it is important that both parties are transparent regarding decisions taken and the rationale for specific viewpoints. Clubs should share information, subject to commercial and legal sensitivities, in a timely and accurate manner to build trust with fans and inform conversations. Theme 5 Learn and Improve Each club and its fanbase are on a journey to enhance existing activities supporting fan engagement. It is important that clubs continue to learn and develop to enable meaningful and sustainable change. Clubs should work together to ensure good practice and learned experiences are shared across the Premier League. Summary of core commitments Each of the five FES themes is linked to a series of commitments. Collectively, these provide a clear framework that clubs can use to shape their fan engagement strategy in collaboration with fans. Theme 1 Leadership and Culture • Premier League Rules - Compliance with all elements of Premier League Rules relating to fan engagement - contained in Section R (Supporter Relations) • Nominated Board Level Official - Each club to nominate a Board Level Official to be accountable for the club’s fan engagement activities • Accessibility - Publication of dedicated club communication channels for all fan-related queries (e.g. email address, phone numbers) Theme 2 Listen • Heritage Assets - A commitment from each club to consult with fans in a timely manner prior to any significant amendment to a club heritage asset • Supporters’ clubs, representative groups and wider fanbase - A commitment to continue engaging with supporters’ clubs, representative groups and the wider fanbase Theme 3 Collaborate and Participate • Fan Advisory Board (‘FAB’) - Each club to establish a FAB with the primary purpose of engaging in two-way dialogue, exchanging information/ideas and securing feedback from a fan’s perspective • Fan Engagement Platforms - Each club to utilise the information gathered from existing fan engagement platforms (Fans Forums, Fan Panels, Fan Surveys etc.) to inform and shape discussion at the FAB • Working Group(s) - Clubs to establish Working Group(s) with the purpose of engaging with fans on specific topics as defined by the FAB Theme 4 Share • Fan Engagement Plan (‘FEP’) - Each club to publish a FEP before the start of each season • Communication from ownership, Chair or CEO - The ownership, Chair or CEO of each club is to communicate to its fanbase at least twice per season, to provide club updates as well as outline the club’s priorities and plans • Annual Report - Clubs to include a Fan Engagement Statement within their financial Annual Report Theme 5 Learn and Improve • Fan Support - A commitment from the club within the FEP to provide support and resources to supporters’ clubs, representative groups and the wider fanbase • Engagement Training - The Nominated Board Level Official and Supporter Liaison Officer will be provided with training opportunities by the Premier League • Fan Advisory Board (FAB) Assessment - Chair of FAB to complete an assessment of the effectiveness of the FAB with the club Nominated Board Level Official for fan engagement each season • Collaboration - Each club to attend a minimum of two Premier League Fan Engagement Working Groups in order to share best practice and collaborate with their peers

677 678 Appendix 23 Appendix 23 Appendices to the Rules: Appendix 23 FAN ENGAGEMENT STANDARD FRAMEWORK Club Commitments and Core Activities Theme 1 Leadership and Culture The FES is structured around five key themes, the first focusing on the importance of club leadership in promoting a culture of fan engagement. Club Commitments Theme 1 Leadership and Culture • Premier League Rules - Compliance with all elements of Premier League Rules relating to fan engagement contained within the Premier League Handbook, as amended and updated from time to time - including but not limited to Section R (Supporter Relations) • Nominated Board Level Official - Each club to nominate a Board Level Official to lead the club’s fan engagement activities • Each season, the Nominated Board Level Official will prepare and present a Fan Engagement Plan to the club Board (or equivalent), outlining the engagement activities undertaken and key issues / concerns raised from fans in the previous season • The Fan Engagement Plan presented to the club Board (or equivalent), prepared by the Nominated Board Level Official, will be made public on the club’s website before the start of each season • Appointment of the Nominated Board Level Official as a member of the Fan Advisory Board (‘FAB’) • An equitable alternate may be named to take on the duties of the Nominated Board Level Official if they are unable to attend a specific meeting or event • Accessibility - Each club will publish communication channels for all fan-related queries (including but not limited to fan engagement email address, phone numbers) • Each club to commit to responding to fan queries raised via official club communication channels in a timely manner • Each club to commit to responding to fan queries raised via the Independent Football Ombudsman in a timely manner • Each club to commit to publishing its Fan Engagement Plan (‘FEP’) before the start of each Premier League season Theme 2 Listen It is important that clubs listen to the views of their fans in a structured and timely manner, particularly on key topics such as heritage assets. Club Commitments Theme 2 Listen • Heritage Assets - A commitment from clubs to consult with fans in a timely manner prior to any material amendment to a club Heritage Asset subject to contractual, legal and intellectual property obligations. Such Heritage Assets include, but may not be limited to: - Club name - Club badges - Home club colours • Each club’s Fan Engagement Plan to provide a list of all Heritage Assets in scope for fan consultation • FA Rules of Association - Compliance with all elements of FA Rules of Association relating to Heritage Assets - Section M (M1- M16) • Supporters’ clubs, representative groups and wider fanbase - A commitment to continue engaging with supporters’ clubs, representative groups and the wider fanbase • Clubs to allocate resources to engage with all official supporters’ clubs • The Nominated Board Level Official (or club management team representative) for fan engagement must attend a minimum of two supporters club meetings per Premier League season

679 680 Appendix 23 Appendix 23 Appendices to the Rules: Appendix 23 Theme 3 Collaboration and Participation Clubs should ensure collaboration with supporters and introduce a Fan Advisory Board to promote meaningful dialogue between the club and fans. Club Commitments Theme 3 Collaborate and Participate • Fan Advisory Board (FAB) - Each club to establish a FAB with the primary purpose of engaging in two-way dialogue, exchanging information/ideas and securing feedback from a fan’s perspective • The FAB will be a consultative body and as such members do not hold any fiduciary duties • Core components of the FAB should include, but not be limited to: - Purpose - The FAB will have a clearly defined mandate and role (advisory body) outlined within a Terms of Reference (‘ToR’) - Ownership - The club Board will hold ultimate responsibility for the FAB - Chairperson - A Chair or Co-Chairs to be elected from the FAB membership group - Composition - Each FAB to have a minimum of six fan members (plus club representatives) - Representation - FAB to be representative of the club fanbase as practicable and have defined profiles aligned to club’s equality, diversity and inclusion commitments - Engagement - Commitment to regular contact and timely information flow from the club Board and senior executive team - Term - For non-club FAB member(s), mandatory rotation of members on a periodic basis as deemed appropriate by the club (e.g. three years) - Confidentiality - The proceedings of the FAB and information it is privy to are to be subject to an NDA / confidentiality agreement within the FAB Terms of Reference (ToR) or in a separate agreement - Intellectual Property (IP) - Any IP created in the course of the FAB’s existence is to be owned by the club - Meeting frequency - FAB to mee a minimum of two times per year - Club ownership, Chair or CEO attendance - The club ownership, Chair or CEO is to attend a minimum of one FAB meeting per year - Nominated Board-level official - Nominated Board-level official to hold a permanent membership to the FAB - Code of Conduct (CoC) - FAB members to be bound by an agreed CoC as defined within the ToR or separate agreement - CoC Breach - Clubs will hold the right to remove a member of the FAB in the event of a confidentiality breach or breach of the CoC - Training and Safeguarding - Annually, FAB members are provided with training on club operations, social media and mental health awareness Club Commitments Theme 3 Collaborate and Participate - Cascade of Information - FAB members to attend relevant Fan’s Forums or working groups in order to cascade information and canvass views on specific topics - Reporting - Maintenance of meeting summary and reports by designated FAB Secretary. Attendee input should be sought before publication - Publication - Each club to publish a high-level overview of the FAB via club channels (membership, structure, frequency of meetings etc.) Theme three also focuses on providing regular touch points with club leadership to discuss performance via structured communication and fan panels or working groups. Club Commitments Theme 3 Collaborate and Participate • Fan Advisory Board - FABs would be expected to discuss the following topics during the course of the season (subject to contractual, legal and intellectual property obligations): - The club’s strategic vision and objectives - Short, medium and long-term strategy - Club business performance updates, priorities and plans - Operational matchday issues of concern to supporters - Any proposals relating to club heritage items - Stadium issues and plans - Club communities strategy - Equality, diversity and inclusion commitments - The club’s plan for broader supporter engagement - The club’s policy documents as required under Rule R.2 (ticketing, merchandise, relations with its supporters and disability access statement) - Premier League Fans’ Fund applications • Fan Engagement Platforms - Each club to utilise existing fan engagement platforms (e.g. Fans’ Forum, Fan Panels, Fan Surveys etc.) to enable fans to propose key topics for discussion at the FAB • Outputs from fan engagement platforms to be discussed at the FAB as required • Working Group(s) - Each club to establish Working Group(s) with the purpose of engaging with fans on specific topics as determined by the FAB (ticketing, safety, community etc.) • FAB members to chair Working Group(s) in order to cascade information and canvass views on specific topics • Publication of Working Group summary / results on club channels and/or other approved FAB channels in a timely manner • Nominated Board Level Official (or club management team representative) must attend a minimum of two Working Group [or equivalent] meetings per season

681 682 Appendix 23 Appendix 23 Appendices to the Rules: Appendix 23 Theme 4 Collaboration and Participation The decisions taken by clubs should be as transparent as possible, with information shared in a timely and accurate manner. Club Commitments Theme 4 Share • Fan Engagement Plan (‘FEP’) - Each club to publish a FEP before the start of each Premier League season • The FEP should include, but not be limited to: - Details of key fan engagement activities to be completed during the season - Details of key roles and responsibilities of club officials in relation to fan engagement - Details of the Fan Advisory Board such as membership, frequency of meetings and reporting - Details of all club Heritage Assets requiring fan consultation prior to a material amendment - A review of the club’s Fan Engagement activity and outputs from the previous season, incorporating the Fan Advisory Board assessment • The FEP may be updated during the season to reflect changes in fan engagement activities (as required) • Communication from ownership, Chair or CEO - The ownership, Chair or CEO (as determined by the club) of each club is to communicate to its fanbase, at least twice per season, to provide club updates as well as outline the club’s priorities and plans • Where possible, the communication is to include a Q&A section to allow fans to ask questions Theme 5 Learn and Improve Clubs will be supported to learn and develop their approach to fan engagement, which in turn will help the FES to evolve in step with good practice. Club Commitments Theme 5 Learn and Improve • Fan Support - A commitment from the club within the FEP to provide support and resources to supporters’ clubs, representative groups and the wider fanbase to encourage enhanced organisation and participation • Engagement Training - The Nominated Board Level Official (‘NBLO’) and Supporter Liaison Officer (‘SLO’) will be provided with training opportunities by the Premier League • Premier League clubs are encouraged to provide relevant training for NBLOs, SLOs and key fan engagement personnel • Fan Advisory Board (FAB) Assessment - Chair of FAB to complete an assessment of the effectiveness of the FAB with the Nominated Board Level Official for fan engagement, Club Chairperson or CEO each season • Club to publish assessment findings within the Fan Engagement Statement within their financial Annual Report and the following season’s Fan Engagement Plan • Collaboration - Each club to be represented (by an appropriate executive) at two Premier League Fan Engagement Working Groups in order to share best practice and collaborate with their peers • Club to demonstrate that they have engaged with fan-focused organisations (e.g. Independent Football Ombudsman, Level Playing Field, Football Supporters’ Association, Kick it Out) to collaborate on fan-facing issues

683 684Appendices to the Rules: Appendix 24 A. Background 1. Pursuant to Rule A.1.19(i), the Board is empowered to deem, at its discretion, any competition, match or series of matches (for the purposes of this Appendix, a “competition”) other than the eight listed competitions, an Approved Competition. 2. Ensuring that Approved Competitions meet certain criteria is to the benefit of all of the footballing family, including Clubs, Players and supporters. This ensures that competitions enshrine at their heart certain irreducible core values, including the principles of sporting merit and equal opportunity. It is also essential that the overall calendar is not overburdened, and that the welfare of Players is properly considered. 3. The League has therefore developed this Appendix 24 to ensure that there is a fair and transparent application and evaluation process based on these values, whilst also allowing for proper consideration of additional competitions where appropriate criteria are met. 4. This Appendix provides guidance to Clubs as to: a. the minimum content for any application for an additional competition to be deemed an Approved Competition (an “Application”); b. the criteria the Board must take into account when evaluating an Application; and c. a fair and non-discriminatory procedure which the Board will follow as part of evaluating any Application. B. Content of an Application 5. In order to enable the Board to carry out an evaluation in accordance with the Authorisation Criteria (see Section 3 below), Applications for authorisation under Rule A.1.19(i) shall contain at least the following information: a. the name of the competition; b. the identity of the competition’s organiser (and its beneficial owner), its financial standing and insurance coverage; c. the source of funding for the competition; d. a list of participating clubs, or qualifying criteria identifying them (including any Clubs); e. details of: i. the payments and prize monies awarded to participating clubs; ii. any solidarity payments or distributions of revenues to be made to grassroots football; and iii. any other proposed recipients of revenues from the competition; f. the proposed dates of the competition, including an indication of any potential conflicts with the Premier League fixture list and other Approved Competitions; g. the proposed venues of the competition; h. a copy of any regulations governing the competition; i. information as to any stated values or ethical standards (including, without limitation, as to match fixing, anti-doping and equality) applicable to the competition and any relevant sanctions; j. details of any prior or parallel consultations with The FA, FIFA, UEFA, any Player representative bodies (including the Professional Footballers’ Association) or any other relevant stakeholders; and k. an explanation as to why, in the applicant’s opinion, the proposed competition meets the Authorisation Criteria. 6. Applications for authorisation under Rule A.1.19(i) shall be accompanied by written confirmation (which shall constitute an agreement in writing between the League and the applicant for the purposes of section 5 of the Arbitration Act 1996) that the applicant irrevocably agrees to be bound by the Rules, including the provisions on dispute resolution in this Appendix. C. Authorisation Criteria 7. The Board shall evaluate Applications for authorisation under Rule A.1.19(i) against the overall need to ensure that Approved Competitions inter alia: a. have an appropriate administration for the competition, including sufficient financial standing (including insurance coverage) to stage and maintain the competition; b. meet minimum sporting and technical levels, including but not limited to: i. observing the Laws of the Game, together with the values and principles underpinning them; Appendix 24 Appendix 24 Authorisation of Additional Approved Competitions

685 686Appendices to the Rules: Appendix 24 9. The League shall carry out an initial assessment as to the completeness of the Application and inform the applicant of any information it considers to be missing within four weeks of submission. The applicant shall provide complete and prompt assistance in respect of providing any further information. The Application shall not be processed further until the League is satisfied, acting reasonably, that the Application is complete. Notice and consultation 10. Where the League assesses an Application to be complete, it shall forward the Application to all Clubs for comment within four weeks of making such an assessment. The League shall simultaneously publish a notice setting out summary details of the Application on its website with an invitation for comments from interested parties. 11. The League shall accept comments on the Application from Clubs and interested parties for a minimum of four weeks. Within two weeks of the end of this period, the League shall (subject to any requests for confidentiality) provide all comments received from Clubs and interested parties to the applicant. Applicant’s response 12. The applicant may respond to any comments or points of concern received from Clubs and interested parties within four weeks of receiving them from the League. 13. Within six weeks of providing the overview of comments to the applicant, the League shall forward an evaluation package to the Board containing the following: a. the Application; b. any comments received from Clubs and interested parties; c. any response received from the applicant; and d. any other relevant information available to the League that it considers may assist the Board in evaluating the Application by reference to the Authorisation Criteria. Board’s review and provisional decision 14. The Board shall issue a provisional written decision to the applicant setting out its provisional conclusions in relation to the Application with reasons and by reference to the Authorisation Criteria within eight weeks of receiving the completed evaluation package. ii. matches being overseen by an appropriate refereeing organisation; iii. matches being staged at appropriate venues, with acceptable health and safety standards to protect the wellbeing of all participants; iv. being organised in a coordinated manner within an overall match calendar, such that they integrate into an organised system of professional football at the national and international level; and v. being governed by an appropriate regulatory framework, overseen by an effective governing body; c. meet minimum ethical standards, including but not limited to: i. ensuring that there is no risk of undue influence on the course and/or outcome of competition matches; ii. maintaining an appropriate anti-doping programme; iii. maintaining appropriate restrictions on betting for match participants (e.g. players, club officials and match officials); iv. maintaining appropriate measures to ensure the protection of the human dignity of all participants; and v. maintaining a fair and independent disciplinary and/or dispute resolution mechanism for breaches of the rules and regulations of the competition, including proportionate sanctions; d. are organised in accordance with principles of equal opportunities, sporting merits and fair play, including but not limited to sufficient commitments from the organiser of the competition that participating clubs will be treated in the same manner and on a non-discriminatory basis (including as to qualification for, and relegation from the competition, where applicable); e. comply with all applicable law and regulation (including without infringement of any legal rights of the League and its Clubs); and f. do not prejudice the integrity or viability of the Premier League Competition, (together, the “Authorisation Criteria”). D. Evaluation procedure Application submission and completeness 8. Applications for authorisation under Rule A.1.19(i) shall be submitted to the League at least 12 months prior to the proposed start date of the competition. Appendix 24 Appendix 24

687 688Appendices to the Rules: Appendix 24 Timeframes 22. Whilst the League will endeavour to process Applications as expeditiously as possible, the League may reasonably extend the duration of the above timeframes depending on the complexity of any Application or where further information is required. Dispute resolution 23. Any disputes in relation to the Board’s exercise of its discretion pursuant to Rule A.1.19(i) shall constitute Board Disputes and be resolved in accordance with Section X (Arbitration) of the Rules. Response to provisional decision 15. The applicant may submit a response to the Board’s provisional decision within four weeks of receiving it, including any further information it considers may assist the Board in completing its evaluation of the Application. Final decision 16. The Board shall issue a final written decision, with reasons and by reference to the Authorisation Criteria, to the applicant within 12 weeks of its provisional decision. 17. Within one week of receiving the Board’s final decision, the League shall publish a summary of the Application’s outcome on its website. Requests for additional information 18. The Board may reasonably request additional information from the applicant at any time in the evaluation process. The applicant shall provide complete and prompt assistance in respect of any such request. 19. The Board may suspend its review of the Application pending the provision of any additional information requested from the applicant. Outcomes 20. In its final written decision, the Board may: a. approve the Application unconditionally, with the effect that the competition is deemed an Approved Competition from the date of the final decision; b. approve the Application with conditions (such conditions to be explained with full written reasons), with the effect that the competition is deemed an Approved Competition from the date on which the applicant has proven to the Board’s satisfaction, acting reasonably, that the conditions set out in the final decision have been met; or c. reject the Application, with full written reasons. Withdrawal of authorisation 21. Authorisation of a competition may be withdrawn at any time by the Board if it considers in its reasonable opinion that the Authorisation Criteria are no longer met. Appendix 24 Appendix 24

Match Officials

Match Officials 691 692 National List of Referees Season 2025/26 National List of Referees: Season 2025/26 AJIBOLA, AJI Kent ALLISON, SAMUEL Wiltshire ASPINALL, RICHARD Lancashire ATKINSON, BEN London ATTWELL, STUART Birmingham BACKHOUSE, ANTHONY Cumberland BAINES, DALE Liverpool BANCROFT, JAMES Durham BANKES, PETER Liverpool BANNISTER, AARON West Riding BARLOW, MICHAEL Lancashire BARROTT, SAM West Riding BELL, ELLIOT Liverpool BELL, JAMES Sheffield & Hallamshire BLAIR, HARRISON Surrey BOND, DARREN Lancashire BOURNE, DECLAN Nottinghamshire BRAMALL, THOMAS Sheffield & Hallamshire BREAKSPEAR, CHARLES Surrey BROOK, CARL Sussex BROOKS, JOHN Leicestershire & Rutland BROWN, DECLAN Manchester BURGIN, MELISSA Manchester BUSBY, JOHN Oxfordshire BYRNE, ABIGAIL Suffolk CARTMEL, WAYNE Bedfordshire CHILOWICZ, ALEX Essex COOPER, PAUL Durham COPELAND, STEVEN Cheshire CORLETT, MATT Liverpool COY, MARTIN Durham DALE, ALAN Suffolk DAVIS, WILLIAM Manchester DONOHUE, MATTHEW Manchester DOUGHTY, LEIGH Lancashire DOWLE, KIRSTY Kent DRYSDALE, DARREN RAF DUCKWORTH EDWARD Lancashire DURKIN, JAMES Dorset ELEY, RICHARD Derbyshire ENGLAND, DARREN Sheffield & Hallamshire FARMER, AARON Essex FINNIE, WILL Northamptonshire GILLETT, JARRED Liverpool HAIR, NEIL Huntingdonshire HALLAM, FARAI Surrey HARRINGTON, TONY Durham HEASLIP, EMILY Suffolk HERCZEG, ADAM Durham HICKS, CRAIG Surrey HOOPER, SIMON Wiltshire HOWARD, PAUL London HUMPHRIES, ANDREW Northamptonshire IMPEY, LAUREN RAF JACKSON, AARON Liverpool JACKSON, SCOTT Royal Navy JOHNSON, PAUL Surrey JONES, ROBERT Cheshire JOYCE, ROSS North Riding KAVANAGH, CHRISTOPHER Manchester KENNARD-KETTLE, ZAC Northumberland KIRK, THOMAS Cheshire KITCHEN, ANDREW Durham LAFLIN, GEORGE Suffolk LANGFORD, OLIVER Lancashire LININGTON, JAMES Hampshire MACKEY, OLIVER Leicestershire & Rutland MADLEY, ANDREW West Riding MADLEY, ROBERT West Riding MARSDEN, PAUL Lancashire MARTIN, ROSS Somerset MARTIN, STEPHEN Staffordshire MASSEY-ELLIS, ROBERT Birmingham MATHER, SIMON Manchester MCQUILLAN, MATTHEW Lancashire MILES, JACOB Sussex MILLER, ANDREW Durham MORLAND, STUART Liverpool MULHALL, SAM Cheshire NIELD, TOM West Riding O’CONNOR, JAMIE Derbyshire OLDHAM, JAMES Derbyshire OLDHAM, SCOTT Lancashire OLIVER, MICHAEL Durham PARKINSON, STEPHEN Berks & Bucks PARSONS, THOMAS Manchester PAWSON, CRAIG Sheffield & Hallamshire QUELCH, ADRIAN Berks & Bucks REEVES, TOM Birmingham RHODES, GARRETH West Riding RICARDO, RUEBYN Leicestershire & Rutland RICHARDSON, JASON Berks & Bucks ROBINSON, TIM Sussex ROCK, DAVID Hertfordshire ROLLASON, GREG Staffordshire RUSSELL, MATTHEW Hampshire SALISBURY, MICHAEL Lancashire SANDOE, LEWIS Army SCHOLES, MATTHEW Shropshire SIMPSON, JEREMY Lancashire SINGH GILL, Sunny Berks & Bucks SMITH, JOSH Lincolnshire SMITH, LEWIS Lancashire SPEEDIE, BENJAMIN Liverpool STOCKBRIDGE, SEBASTIAN Durham SWABEY, LEE Devon SWALLOW, ELLIOTT Lancashire TALLIS, SCOTT Birmingham TAYLOR, ANTHONY Cheshire THOMAS, GARETH Sheffield & Hallamshire TIERNEY, PAUL Lancashire TONER, BEN Lancashire WALCHESTER, CALLUM Suffolk WARD, GAVIN Surrey WATKINS, RICHIE Birmingham WEBB, DAVID Durham WESTGATE, JAMES Durham WHITESTONE, DEAN Northamptonshire WOODS, MARTIN Lancashire WRIGHT, PETER Liverpool YATES, OLLIE Staffordshire YOUNG, ALAN Bedfordshire

Match Officials 693 694 National List of Assistant Referees: Season 2025/26 National List of Assistant Referees Season 2025/26 FORREST, KEIRAN Birmingham FOX, ANDREW Leicestershire & Rutland FREEMAN, LEE Sheffield & Hallamshire FUDGE, SAMUEL Gloucestershire FYVIE, GRAEME Durham GILROY, HUGH London GOUGH, CALLUM Leicestershire & Rutland GRAHAM, JACOB Manchester GRAY, ALEX Manchester GRAY, ANDREW, Suffolk GRAY, WAYNE Nottinghamshire GREENHALGH, NICK Lancashire GRUNNILL, WAYNE East Riding GUEST, DANNY Sheffield & Hallamshire HALL, BRADLEY North Riding HALLAM, AARON Sheffield & Hallamshire HARLAND, THOMAS Cheshire HARRISON, DAVID Essex HARTY, THOMAS Shropshire HATZIDAKIS, CONSTANTINE Kent HAYDEN, MICHAEL Amateur Football Alliance HEAD, RYAN Norfolk HETHERINGTON, HARLEY Worcestershire HICKMAN, ANDREW Middlesex HILLIER, JAKE Berks & Bucks HODSKINSON, PAUL Lancashire HOLDEN, THOMAS Dorset HOLMES, ADRIAN West Riding HOLMES, DAVID North Riding HOOPER, JAMES Gloucestershire HOPTON, NICK Derbyshire HOWICK, KEVIN Berks & Bucks HOWSON, AKIL Leicestershire & Rutland HUDSON, SHAUN Durham HUGHES, KENWYN Nottinghamshire HULL, ALAN Sheffield & Hallamshire HUNT, JONATHAN Liverpool HURST, JAMES London HUSBAND, CHRISTOPHER Worcestershire HUSSIN, IAN Liverpool HUTTON, DAVID Essex HYDE, ROBERT Essex JAMES, ALEX Hampshire JARVIS, DANNY Sheffield & Hallamshire JONES, MATTHEW Staffordshire JOYCE, MATTHEW Birmingham KANE, GRAHAM Sussex KANE, STUART Berks & Bucks KARAIVANOV, HRISTO Nottinghamshire KARIA, MEHUL Leicestershire & Rutland KARRAM, JOSEPH Cambridgeshire KELLY, PAUL Kent KHAN, ABBAS Leicestershire & Rutland KORNASIEWICZ, GRZEGORZ Oxfordshire LAWSON, STEVEN Durham LEACH, DANIEL Oxfordshire LEDGER, SCOTT Sheffield & Hallamshire LEDGEWAY, CONOR North Riding LEHANE, JACOB Leicestershire & Rutland LEWIS, SAM Bedfordshire LIDDLE, GEOFFREY Durham LONG, SIMON Cornwall LOWE, PETER Hampshire LUGG, NIGEL Sussex MAINWARING, JAMES Lancashire MALTON, MATTHEW Manchester MANSOUR, DI Middlesex MASSEY-ELLIS, SIAN Birmingham MATHIESON, ALEX London MAYER, ELLIOTT Amateur Football Alliance MCCANN, LUCY-ANNE Lancashire MCGRATH, MATTHEW East Riding MCILRAVEY, RYAN Worcestershire MCKITTRICK, HARLEY Birmingham MEREDITH, STEVEN Nottinghamshire MIDDLETON, DAVID Somerset ALDRED, RYAN Lancashire ALLEN, ASHLEY Army AMEY, JUSTIN Dorset AMPHLETT, MARVYN Worcestershire ANEKWE, VALENTINE London ANTROBUS, BLAKE Manchester ARCHIBALD, MATT Lancashire ASPINALL, NATALIE Lancashire AYLOTT, ANDREW Bedfordshire BALL, GEORGIA Derbyshire BANDARA, DAMITH Surrey BARLOW, CIARAN Cornwall BARTLETT, CONALL Sussex BATES, MARK Manchester BEARD, MARTIN Derbyshire BENNETT, ANDY Surrey BENNETT, SIMON Staffordshire BESWICK, GARY Durham BETTS, LEE Norfolk BICKERDIKE, JOHNATHON West Riding BICKLE, OLIVER Derbyshire BLOCK, JONATHON Suffolk BONNEYWELL, DANIEL Kent BRADLEY, ALEX Sussex BRAMALL, JOSHUA Sheffield & Hallamshire BRIA, NICOLETA Cambridgeshire BROOKS, JORDAN Cheshire BROWN, CONOR Lancashire BUCKLEY, KARL Cheshire BURGESS, ADAM Sheffield & Hallamshire BURROWS, MICHAEL Durham BURT, STUART Northamptonshire BUTLER, STUART Kent BYRNE, GEORGE Suffolk CARMICHAEL, MARCUS Hampshire CARNEY, EMILY Lancashire CARTER, RICHARD Essex CAVANAGH, WILLIAM Sheffield & Hallamshire CHALKLEY, MARK Norfolk CHALKLEY, SCOTT Birmingham CHAPLIN, ISABEL Suffolk CHARD, MICHAEL London CLAYTON, SAMUEL Sheffield & Hallamshire CLENCH, JACK Gloucestershire CONN, AARON Kent COOK, DAN Hampshire COOK, DANIEL Essex COOKE, THOMAS Northamptonshire COOPER, IAN Kent CRESSWELL, ALAN Berks & Bucks CROWHURST, LEIGH Sussex CUNLIFFE, MARK Liverpool DA COSTA, Anthony Cambridgeshire DALLISON, ANDREW Nottinghamshire DANIELS, ANDREW Lancashire DARLING, CHRISTOPHER Cambridgeshire DAVIES, NEIL London DENNINGTON, SOPHIE Berks & Bucks DONAGHEY, KARL Leicestershire & Rutland DUFFY, JOHN Gloucestershire DURNALL, STEVE Birmingham D’URSO, DANIEL Sussex DUTTON, DREW Sheffield & Hallamshire DWYER, MARK West Riding EATON, GEORGE Cheshire EDET, EMMANUEL Lancashire ELLIS, ANDREW Birmingham EVANS, NEIL Liverpool EVANS, ROBERT Northamptonshire FARRELL, CONOR London FARRER, SHAUN Surrey FELTON, NIALL Birmingham FIDLER, CIARAN Sussex FINCH, STEPHEN Army FITCH-JACKSON, CARL Suffolk FLYNN, DANIEL Somerset FORD, DECLAN Lincolnshire FORDER-HAY, JACK Lincolnshire

Match Officials 695 696 WALL, THOMAS Staffordshire WATERS, JAMIE West Riding WEBB, MICHAEL Surrey WESSON, SAM Leicestershire & Rutland WEST, RICHARD East Riding WHITAKER, RYAN London WIGGLESWORTH, RICHARD Sheffield & Hallamshire WILDING, DARREN Worcestershire WILKES, MATTHEW Birmingham WILLIAMS, CERI Derbyshire WILLIAMS, DARREN Northumberland WILLIAMS, OLLIE Worcestershire WILLIAMS, SCOTT London WILSON, ADAM Gloucestershire WILSON, JAMES Manchester WILSON, MARC Bedfordshire WOOD, CURTIS Lancashire WOOD, TIMOTHY Gloucestershire WOODWARD, DANIEL Durham WOODWARD, RICHARD Cheshire WYATT, JONATHAN Manchester MOORE, ANTHONY Manchester MORRIS, KEVIN Herefordshire MORRIS, RICHARD A. Derbyshire MORRIS, RICHARD J. Gloucestershire MOSS, MATTHEW Lancashire MULRAINE, KEVIN Cumberland MURPHY, ROSS Hampshire MURRAY, WILLIAM Derbyshire MUSTA, ZHARIR Cheshire MYATT, CHRISTOPHER Kent NELSON, ALISTAIR Nottinghamshire NEWHOUSE, PAUL Durham NICHOL, ADAM Northumberland NICHOLSON, DAVID Oxfordshire NIELD, JACK Cheshire NOLAN, OLIVER Cheshire NUNN, ADAM Wiltshire O’MEARA, COLMAN London O’SHEA, DECLAN Army PARKER, MARTIN West Riding PARRY, MATTHEW Liverpool PERRY, MARC Birmingham PETTITT, JOSEPH Liverpool PILLING, DAVID Berks & Bucks PLANE, STEVEN Worcestershire RAPER, LEWIS Liverpool READ, GREG Surrey RICHARDSON, STUART Nottinghamshire RICKETTS, ADAM Gloucestershire ROBATHAN, DANIEL Norfolk ROBERTS, JASON Shropshire ROBINSON, DANIEL Birmingham ROBINSON, MICHAEL East Riding ROBINSON, SIMON Lancashire ROLFE, ALEX Staffordshire ROTHWELL, SEAN Devon RUSHTON, STEVEN Staffordshire RUSHWORTH, STEPHEN West Riding RUSSELL, MARK Somerset RYDER, MARK Liverpool SARAO, AMARJIT Northamptonshire SAWARD, RYAN Gloucestershire SCHOLES, MARK Berks & Bucks SCOTT, GAVIN Sheffield & Hallamshire SEAR, KARL Essex SENIOR, MARK Devon SHIPP, ALEXANDER Suffolk SIBLEY, FRANCIS Liverpool SIMPSON, JOE Manchester SINGH GILL, Bhupinder Berks & Bucks SMART, EDWARD Birmingham SMITH, DANIEL Army SMITH, MATTHEW Leicestershire & Rutland SMITH, ROB Hertfordshire SMITH, WADE Manchester SONEYE, ADEWUNMI Manchester SOWERBY, MATTHEW West Riding STANKOVIC, IVAN Northumberland STATEN, THOMAS Gloucestershire STEVENS, MARK Berks & Bucks STOKES, JOSEPH Kent STONIER, PAUL Staffordshire SWANTON, GRAHAM Hertfordshire TAYLOR, CRAIG Staffordshire TAYLOR, GRANT Birmingham TAYLOR, OLIVER Somerset TAYLOR, SCOTT Cumberland TEWSON, JAMES Nottinghamshire TOPP, JAKE Manchester TRANTER, ADRIAN Kent TRELEAVEN, DEAN Hampshire VALLANCE, JAMES Berks & Bucks VAUGHAN, WILLIAM Liverpool VENAMORE, LEE Kent VOLOSHCHUK, ANASTASIYA London WADE, STEPHEN East Riding WALKER, BAILEY Devon WALKER, TIMOTHY Derbyshire National List of Assistant Referees: Season 2025/26 National List of Assistant Referees: Season 2025/26

Memorandum & Articles of Association

Memorandum & Articles of Association 699 700 Memorandum of Association Memorandum of Association (g) to carry out any other transactions or things as can be advantageously carried on in connection with or ancillary to the Premier League or as may be calculated directly or indirectly to enhance the value of or render profitable any of the property or rights of the Company; (h) to invest and deal with the monies of the Company not immediately required in any manner and hold and deal with any investment so made; (i) to pay or to provide or to make arrangements for providing gratuities, pensions, benefits, loans and other matters and to establish, support, subsidise and subscribe to any institution, association, club, scheme, fund or trust; (j) to raise or borrow money and to give security over the Company’s assets; (k) to lend or advance money and to give credit and to enter (whether gratuitously or otherwise) into guarantees or indemnities of all kinds, whether secured or unsecured, and whether in respect of its own obligations or those of some other person or company; (l) to pay or agree to pay all or any of the promotion, formation and registration expenses of the Company; (m) to contribute to or support any charitable, benevolent or useful object relating to association football, or participants therein; and (n) to do all other things to further the objects of the Company or as may be deemed incidental or conducive to the attainment of such objects or any of them. It is hereby declared that (except where the context expressly so requires) none of the several paragraphs of this clause, or the objects therein specified, or the powers thereby conferred shall be limited by, or be deemed merely subsidiary or auxiliary to, any other paragraph of this clause, or the objects in such other paragraph specified, or the powers thereby conferred. 4. The liability of the members is limited. 5. The share capital of the Company is £100 divided into 99 Ordinary Shares of £1 each and 1 Special Rights Preference Share of £1. We, the several persons whose names, addresses and descriptions are subscribed, are desirous of being formed into a Company in pursuance of this Memorandum of Association and we respectively agree to take the number of shares in the capital of the Company set opposite our respective names. No. 2719699 THE COMPANIES ACT 1985 COMPANY LIMITED BY SHARES MEMORANDUM OF ASSOCIATION of THE FOOTBALL ASSOCIATION PREMIER LEAGUE LIMITED 1. The name of the Company is “THE FOOTBALL ASSOCIATION PREMIER LEAGUE LIMITED”. 2. The registered office of the Company will be situated in England. 3. The objects for which the Company is established are: (a) to organise and manage under the jurisdiction of The Football Association a league of association football clubs to be known as “The Football Association Premier League” or such other name as the Company may from time to time adopt (“the Premier League”); (b) to make, adopt, vary and publish rules, regulations and conditions for the management of the Premier League and matters relating thereto, and to take all such steps as shall be deemed necessary or advisable for enforcing such rules, regulations and conditions; (c) to promote, provide for, regulate and manage all or any details or arrangements or other things as may be considered necessary or desirable for, or ancillary to, the comfort, conduct, convenience or benefit of football players and of the public or of any other persons concerned or engaged in or associated with the Premier League; (d) to enter into television, broadcasting, sponsorship, commercial or other transactions of any kind in connection with the Premier League; (e) to co-operate with The Football Association and the International Football Association Board in all matters relating to international competitions or relating to the laws of the game of association football and generally to adhere to and comply with the applicable rules and regulations of The Football Association; (f) to carry out operations and to produce or deal with goods and to purchase or otherwise acquire, construct, lease, hold or deal with property, rights or privileges;

Memorandum & Articles of Association 701 702 Articles of Association Witness to the above signatures: I.L. Hewitt Solicitor 65 Fleet Street London EC4Y 1HS Graeme E.C. Sloan Solicitor 65 Fleet Street London EC4Y 1HS No. 2719699 THE COMPANIES ACT 2006 PRIVATE COMPANY LIMITED BY SHARES ARTICLES OF ASSOCIATION of THE FOOTBALL ASSOCIATION PREMIER LEAGUE LIMITED (As amended by Special Resolution passed on 6 June 2024) Interpretation 1.1. In these Articles: “the Act” means the Companies Act 2006 including any statutory modification or reenactment thereof for the time being in force; “the Articles” means the Articles of Association of the Company and reference to a number following the word “Article” is a reference to an article so numbered in the Articles; “Association Football” means the game of football as played in accordance with the rules and regulations of, or adopted by, the Football Association; “the Board” means the board of directors for the time being of the Company; “Chair” means the person appointed as the Chair pursuant to Article 19.1 or any acting Chair appointed pursuant to Article 23.3; “Club” means an Association Football club which is for the time being a Member; “Clear Days” in relation to the period of a notice means that period excluding the day when the notice is given (or on which it is deemed to be given) and the day on which it is to take effect; “the Company” means The Football Association Premier League Limited; “Curtailment Resolution” has the meaning given to it in Section A of the Rules; “Director” means a director of the Company; “F.A. Cup” means the Football Association Challenge Cup competition; “the Football Association” means Football Association Limited; “the Football Association Rules” means the rules and regulations for the time being of the Football Association; Names, Addresses and Descriptions of Subscribers Rick N. Parry Chief Executive – F.A. Premier League 14 Dormer Close Rowton Chester CH3 7SA R.H.G. Kelly Chief Executive – Football Association 16 Lancaster Gate London W2 3LW Dated the 22nd day of May 1992 Number and class of shares taken by each subscriber 22 Ordinary Shares 1 Special Rights Preference Share Memorandum of Association

Memorandum & Articles of Association 703 704 Articles of Association Articles of Association “the Football League” means The Football League Limited; “Former Companies Acts” has the meaning set out in section 1171 of the Act; “General Meeting” means any meeting of the Members and shall include for the purpose of the Articles (except where expressly stated) the annual general meeting and a separate class meeting of the holders of Ordinary Shares in the Company; “the League” means the Association Football league managed by the Company and consisting of Association Football clubs which are from time to time Members; “League Office” means the registered office for the time being of the Company; “Member” means an Association Football club the name of which is entered in the register of Members as the holder of an Ordinary Share; “the Memorandum” means the Memorandum of Association of the Company; “Ordinary Share” means an ordinary share of £1 in the capital of the Company; “Remuneration Committee” means a committee convened by the Board under Article 21.1, comprised of two representatives of Clubs and the non-executive Directors in position from time to time; “Representative” means any director or the secretary of a Club or any person who has been authorised to act as the representative of a Club as referred to in Article 16.1; “Resolution” means a resolution of the Company which has been or is to be tabled or has been passed at a General Meeting by a majority of Members as specified in Article 14.10 or a resolution of the Members which has been or is to be tabled or has been passed pursuant to the provisions of Article 14.11; “the Rules” means the rules of the League as made, adopted or amended from time to time pursuant to the provisions of Article 11; “the Seal” means the common seal of the Company; “Secretary” means the secretary of the Company, their designee or any other person appointed to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary; “Special Resolution” has the meaning set out in section 283(1) of the Act; “Special Share” means the one special rights preference share of £1 referred to in Article 3; “the Special Shareholder” means the holder of the Special Share; “Successor” means any manager, receiver, administrative receiver or liquidator appointed in any of the circumstances referred to in Article 7.4; “the United Kingdom” means Great Britain and Northern Ireland; and “written” or “in writing” means the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether sent or supplied in electronic form or otherwise. 1.2. A reference to a person includes a body corporate and an unincorporated body of persons. 1.3. Unless the context requires otherwise, a reference to a Member includes that Member’s Representative or proxy. 1.4. Unless the context otherwise requires, words or expressions contained in the Articles bear the same meaning as in the Act but excluding any statutory modification or re-enactment thereof not in force when the Articles or the relevant parts thereof are adopted. 1.5. Neither the regulations in Table A in The Companies (Tables A to F) Regulations 1985 nor any other articles or regulations prescribing the form of articles which may apply to companies under the Act, the Former Companies Acts or any former enactment relating to companies shall apply to the Company. Headings 2. The headings in the Articles are for convenience only and shall not affect the interpretation of the Articles. Share Capital 3. The authorised share capital of the Company at the date of adoption of the Articles is £100 divided into 99 Ordinary Shares and one special rights preference share of £1. Members 4.1. Subject to Article 8, an Ordinary Share shall only be issued, allotted or transferred to an Association Football club entitled, pursuant to the Articles and the Rules, to be a Member and such club shall, on issue, allotment or transfer to it of an Ordinary Share, become a Member.

Memorandum & Articles of Association 705 706 Articles of Association Articles of Association (d) the arranging of fixtures on or prior to specified international match dates and commitment to support the Football Association in relation to international matches; (e) the obligation of each Club to enter the F.A. Cup; (f) the ownership of more than one club; or (g) any rules common to the League and the Football League. 5.3. The Special Shareholder shall have all the rights of a Member in relation to receiving notice of, and attending and speaking at, General Meetings and to receiving minutes of General Meetings. The Special Shareholder shall have no right to vote at General Meetings. 5.4. On any distribution of capital on a winding up of the Company, the Special Shareholder shall be entitled to repayment of the capital paid up or treated for the purposes of the Act or the Insolvency Act 1986 as paid up on the Special Share in priority to any repayment of capital to any Member. The Special Share shall carry no other right to participate in the capital, and no right to participate in the profits, of the Company. Share Certificates 6.1. Every Club, upon being registered as the holder of an Ordinary Share, shall be entitled without payment to one certificate for the Ordinary Share so held. Every certificate shall be executed in accordance with the Act and shall specify the distinguishing number of the Ordinary Share to which it relates and the amount paid up thereon. 6.2. If a share certificate is defaced, worn-out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and payment of the expenses reasonably incurred by the Company in investigating such evidence as the Board may determine but otherwise free of charge, and (in the case of defacement or wearing-out of the share certificate) subject to delivery up of the old certificate. Transfer of Shares 7.1. The instrument of transfer of an Ordinary Share may be in any usual form or in any other form which the Board may approve and shall be executed by or on behalf of the transferor and, unless the share is fully paid, by or on behalf of the transferee. 7.2. The Board shall refuse to register the transfer of an Ordinary Share to a person who is not entitled, pursuant to the Articles or the Rules, to be a Member. 4.2. No person shall be entitled to be a Member unless that person is: 4.2.1. a company limited by shares formed and registered in England and Wales under the Act; or 4.2.2. a company limited by shares formed and registered in England and Wales under any of the Former Companies Acts; or 4.2.3. any other person which the Board may determine, in its discretion, shall be entitled to be a Member. 4.3. No Member shall be entitled to own, or have a beneficial interest in, more than one Ordinary Share. The Special Share and the Special Shareholder 5.1. The Special Share may only be issued to and held by the Football Association. 5.2. Notwithstanding any provision in the Articles or the Rules to the contrary, each of the following matters shall be deemed to be a variation of the rights attaching to the Special Share and shall accordingly be effective only with the consent in writing of the Special Shareholder and without such consent shall not be done or caused to be done: 5.2.1. the amendment, or removal, or the alteration of the effect of (which, for the avoidance of doubt, shall be taken to include the ratification of any breach of) all or any of the following: (a) the objects of the Company set out in clause 3 of the Memorandum; (b) in Article 1, the definitions of ”Special Share” or ”the Special Shareholder”; (c) Article 4 (issue of Ordinary Shares); (d) this Article 5 (rights attaching to the Special Share); (e) Article 19.1 (number of Directors); (f) Article 19.3 (appointment and re-appointment of Directors); (g) Article 33 (adherence to the Football Association Rules); and (h) Article 34 (winding-up); 5.2.2. any change of the name of the Company; 5.2.3. the variation of any voting rights attaching to any shares in the Company; and 5.2.4. the making and adoption of or any amendment to, removal of or waiver of any of the provisions of the Rules which relate to: (a) the name of the League; (b) the number of Members and promotion to and relegation from the League; (c) the criteria for membership of the League;

Memorandum & Articles of Association 707 708 Articles of Association Articles of Association 7.4.8. enters into or is placed into any insolvency regime in any jurisdiction outside England and Wales which is analogous with the insolvency regimes detailed in Article 7.4.1 to Article 7.4.6 hereof, then the Board may at any time thereafter by notice in writing call upon the relevant Successor to transfer the Ordinary Share held by such Member to such person as the Board shall direct at a price of £1 and on receipt of such notice the Member shall thereupon cease to be entitled to be a Member of the League. 7.5. If any Member shall cease to be entitled to be a member of the League pursuant to the provisions of the Rules, then that Member, shall, on receiving notice in writing from the Board to that effect, transfer its Ordinary Share to such person as the Board shall direct at a price of £1. 7.6. Any Member ceasing to be entitled to be a member of the League as referred to in Articles 7.4 or 7.5 shall, as from the date of receiving the notice therein referred to, have no rights in relation to the Ordinary Share held by it save in relation to Article 34. 7.7. If any Member or its Successor (as the case may be) shall fail to transfer such Member’s Ordinary Share in accordance with and within seven days of the notice in writing by the Board calling for the transfer of the same, the Board may authorise any Director to execute a transfer thereof in favour of a person entitled to be a member of the League (or to such person as the Board shall direct) and a transfer so executed shall be as valid and effective as if the same had been executed by the Member or its Successor (as the case may be) and the transferee shall be entered into the register of Members as the holder of such Ordinary Share accordingly. 7.8. On registration of the transfer of an Ordinary Share held by a Member, executed by such Member, its Successor or any Director (as the case may be) pursuant to the provisions of this Article 7, the Member shall cease to be a Member. 7.9. No fee shall be charged for the registration of any instrument of transfer or other document relating to or affecting the title to any Ordinary Share. 7.10. If the Board refuses to register a transfer of an Ordinary Share, the Board shall, within two months after the date on which the instrument of transfer was lodged with the Company, send to the transferee notice of the refusal. 7.11. The Company shall be entitled to retain any instrument of transfer which is registered, but any instrument of transfer which the Board refuses to register shall be returned to the person lodging it when notice of the refusal is given. 7.3. The Board may also refuse to register the transfer of an Ordinary Share unless: 7.3.1. the instrument of transfer relating thereto is lodged at the League Office or at such other place as the Board may appoint and is accompanied by the certificate for the Ordinary Share to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer; and 7.3.2. it is in respect of only one Ordinary Share. 7.4. If a Member 7.4.1. enters into a Company Voluntary Arrangement pursuant to Part 1 of the Insolvency Act 1986 (“the 1986 Act” which expression shall include any statutory modification or re-enactment thereof for the time being in force) or a compromise or arrangement with its creditors under Part 26 of the Act, or it enters into any compromise agreement with its creditors as a whole; or 7.4.2. lodges, or its shareholders or directors lodge, a Notice of Intention to Appoint an Administrator or a Notice of Appointment of an Administrator at the Court in accordance with paragraphs 26 and 29 of Schedule B1 to the 1986 Act or it or its shareholders or directors make an application to the Court for an Administration Order under paragraph 12 of Schedule B1 to the 1986 Act or where an Administrator is appointed or an Administration Order is made in respect of it (“Administrator” and “Administration Order” having the meanings attributed to them respectively by paragraphs 1 and 10 of Schedule B1 to the 1986 Act); or 7.4.3. has an Administrative Receiver (as defined by section 251 of the 1986 Act) or a Law of Property Act Receiver (appointed under section 109 of the Law of Property Act 1925) or any Receiver appointed by the Court under the Senior Courts Act 1981 or any court appointed Receiver or any other Receiver appointed over any of its assets which, in the opinion of the Board, are material to the Club’s ability to fulfill its obligations as a Member; or 7.4.4. has its shareholders pass a Resolution pursuant to section 84(1) of the 1986 Act to voluntarily wind it up; or 7.4.5. has a meeting of its creditors convened pursuant to section 95 or section 98 of the 1986 Act; or 7.4.6. has a winding up order made against it by the Court under section 122 of the 1986 Act or a provisional liquidator is appointed over it under section 135 of the 1986 Act; or 7.4.7. ceases or forms an intention to cease wholly or substantially to carry on its business save for the purpose of reconstruction or amalgamation otherwise in accordance with a scheme of proposals which have previously been submitted to and approved in writing by the Board; or

Memorandum & Articles of Association 709 710 Articles of Association Articles of Association Rules 11.1. The Company may by Resolution make and adopt and from time to time amend the Rules for the purpose of regulating all matters affecting the organisation and management of the League to the extent not provided for in, and so far as the same do not conflict with, the provisions of the Articles. 11.2. Unless otherwise stated in the Articles or the Rules, the provisions of the Articles shall prevail in the event of any conflict with any of the provisions of the Rules. General Meetings 12.1. A General Meeting may be convened by the Board at any time. 12.2. If there are at any time less than two Directors then a continuing Director or the Secretary may convene a General Meeting for the purposes referred to in Article 23.3. 12.3. The Board shall convene each year at regular intervals at least five General Meetings (to include an annual general meeting) to be held at such time and at such place as the Board shall determine. 12.4. The Board (and if there are less than two Directors, a continuing Director or the Secretary) shall on receipt by the Company of the written requisition to that effect from at least two Members forthwith proceed to convene a General Meeting (other than an annual general meeting) for a date not later than: 12.4.1. 28 Clear Days after the receipt of such requisition if it is signed by less than two thirds in number of the Members; 12.4.2. subject to Article 12.4.3, 14 Clear Days after the receipt of such requisition if it is signed by two thirds or more in number of the Members; or 12.4.3. 21 Clear Days after receipt of such requisition it is signed by two thirds or more in number of the Members and if the meeting is for any of the purposes referred to in Articles 13.2.2, 13.2.3, or 13.2.4. Notice of General Meetings 13.1. Subject to Article 13.9, notice of any General Meeting shall be given to all the Members and the Special Shareholder in accordance with the notice periods provided for in these Articles. Any notice given pursuant to the Articles shall be sent by email to the address(es) provided to the Company by each Member and the Special Shareholder. Any notice sent by email shall be deemed to have been delivered on the date on which it was sent. Excess Shares 8.1. In the event that the maximum number of Association Football clubs entitled to be members of the League in accordance with the Articles or the Rules is less than the number of Ordinary Shares then in issue then, unless the excess of such Ordinary Shares shall be purchased by the Company or otherwise redeemed in accordance with the provisions of the Act, such excess Ordinary Shares owned by Association Football clubs that are not entitled to be members of the League shall be transferred for nil value or at such other price as the Board may determine to and be registered in the name of the Secretary and, whilst so registered, such Ordinary Shares shall carry no voting, dividend or other rights, including on any winding up of the Company. 8.2. On any change of the Secretary, any Ordinary Shares so registered in the name of the Secretary shall forthwith be transferred for £1 per Ordinary Share into the name of the person holding such office following such change. 8.3. In the event that any Ordinary Shares required to be transferred pursuant to Articles 8.1 or 8.2 shall not be so transferred within 14 days from the date of notification by the Board to the relevant Association Football club(s) and/or the Secretary, the Board may authorise any Director to execute a transfer of such shares for nil value or at such other price as the Board may determine in favour of the Secretary for the time being of the Company and a transfer so executed shall be as valid and effective as if the same had been executed by the holder of such shares and the transferee Secretary shall be entered in the register as the holder of such Ordinary Shares accordingly. Alteration of Share Capital 9.1. The Company may by Resolution cancel Ordinary Shares which, at the date of the passing of the Resolution, have not been issued and allotted or agreed to be issued and allotted to any Association Football club entitled thereto and diminish the amount of its share capital by the amount of the shares so cancelled. 9.2. Subject to the provisions of the Act, the Company may by Special Resolution reduce its share capital, any capital redemption reserve and any share premium account. Purchase of Own Shares 10. Subject to the provisions of the Act, the Company may purchase its own shares (including any redeemable shares) and make a payment in respect of the redemption or purchase of its own shares otherwise than out of distributable profits of the Company or the proceeds of a fresh issue of shares.

Memorandum & Articles of Association 711 712 Articles of Association Articles of Association 13.7.1. all Members who have the right to attend and vote at a meeting must agree to the tabling of the Resolution; and 13.7.2. if such agreement is reached, the Resolution must be approved by two thirds of such Members who are present and who vote by their Representative or proxy (subject to any requirement in the Act that a greater majority is required to pass the Resolution). 13.8. Notice of any General Meeting shall be given to any Successor of a Member and to each Director, although such notice is not required to be provided in accordance with notice periods provided for in these Articles. 13.9. The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any Member or person entitled to receive notice shall not invalidate the proceedings at that meeting. Proceedings at General Meetings Quorum 14.1. No business shall be transacted at any General Meeting unless a quorum is present. Save as otherwise provided in these Articles, two thirds in number of the Members shall constitute a quorum for all purposes. 14.2. If such a quorum is not present within half an hour from the time appointed for the meeting, or if during a meeting such a quorum ceases to be present, the meeting shall stand adjourned to the same day in the next week at the same time and place or to such time and place as the Board may determine. If at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the notice of the meeting shall be deemed to be, and the meeting shall be, cancelled. Chairing a General Meeting 14.3. The Chair, or, in their absence, a Director shall preside as chair of the meeting. If none is willing to act as chair, or if not present within 15 minutes after the time appointed for holding the meeting, the Members present shall elect another Director or one of the Representatives of a Member who is present to be the chair of the meeting. Attending and speaking at a General Meeting 14.4. Notwithstanding that they are not a Member, a Director shall be entitled to attend and speak at any General Meeting. 13.2. At least 21 Clear Days’ notice shall be given for: 13.2.1. any annual general meeting; 13.2.2. any meeting at which it is proposed to pass a Special Resolution; 13.2.3. any meeting at which it is proposed to pass a Resolution appointing a person as a Director; and 13.2.4. any meeting at which it is proposed to make, adopt or amend the Rules. 13.3. At least two Clear Days’ notice shall be given for any General Meeting at which the Board intends to table a Curtailment Resolution. For the avoidance of doubt, no Member (or group of Members) may table a Curtailment Resolution at any time. 13.4. At least 14 Clear Days’ notice shall be given for any other General Meeting not otherwise addressed by Articles 13.2 or 13.3. 13.5. A General Meeting may be called by shorter notice than that required by Articles 13.2, 13.3, or 13.4 if it is so agreed by a majority of 90 per cent of Members who have the right to attend and vote at a meeting. If such agreement is reached, any Resolution tabled at the General Meeting must be approved by two thirds of Members who are present and who vote by their Representative or proxy (subject to any requirement in the Act that a greater majority is required to pass the Resolution). 13.6. The notice of a General Meeting shall: 13.6.1. specify the time, date and place of the meeting; 13.6.2. outline the general nature of the business to be dealt with and/or discussed at the meeting. Documents to be considered prior to or at the General Meeting and (subject to Article 13.7) the detail of any Resolutions to be tabled at the General Meeting do not need to be circulated at the time the notice is given for the notice to be valid; 13.6.3. include a statement that a Member entitled to attend and vote is entitled to appoint one or two proxies to attend and vote instead of that Member and that a proxy need not also be a Member; and 13.6.4. in the case of an annual general meeting, shall specify the meeting as such. 13.7. Where the Board wishes to table a Resolution at a General Meeting without notice, meaning that before the day of the General Meeting itself, either: (a) no indication has been provided to the Members as to the general business to which the Resolution relates; or (b) prior notice has been provided of the general business to which the Resolution relates, but the fact that a vote in respect of any such business of the General Meeting has not been notified to Members:

Memorandum & Articles of Association 713 714 Articles of Association Articles of Association Written Resolutions 14.11. Except where the Act specifies that a particular Resolution of the Company requires a greater majority or in respect of any Resolutions of the Company passed in accordance with Article 23.2, a Resolution in writing to which at least two thirds of the Members entitled to vote at a General Meeting have signified their written agreement shall be as valid and effective as if it had been passed at a General Meeting duly convened by notice appropriate thereto and held. Where the Act specifies that a particular Resolution of the Company requires a greater majority, a Resolution in writing to which such greater majority of the Members entitled to vote at a General Meeting (and that is compliant with any requirements provided for in the Act) have signified their written agreement shall be as valid and effective as if it had been passed at a General Meeting duly convened by notice appropriate thereto and held. 14.12. Any Resolution passed in writing may consist of several counterparts (each to signify written agreement by or on behalf of any Members voting in favour of that Resolution). Poll votes 14.13. A Resolution put to the vote of a General Meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, a poll is duly demanded. Subject to the provisions of the Act, a poll may be demanded: 14.13.1. by the Chair; or 14.13.2. by at least two Members, and a demand for a poll by a person as Representative of or proxy for a Member shall be the same as a demand for a poll by the Member. 14.14. Unless a poll is duly demanded, a declaration by the Chair that a Resolution has been carried or carried unanimously or by a particular majority or lost, or not carried by a particular majority, and an entry to that effect in the minutes of the General Meeting shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against the Resolution. 14.15. The demand for a poll may, before the poll is taken, be withdrawn, but only with the consent of the Chair and a demand so withdrawn shall not be taken to have invalidated the result of a show of hands declared before the demand was made. 14.16. A poll shall be taken as the Chair directs and they may fix a time and place for declaring the result of the poll. The result of the poll shall be deemed to be the Resolution of the meeting at which the poll was demanded. 14.5. Subject to Article 14.6, a maximum of two Representatives or proxies of any Member shall be entitled to attend General Meetings. In the event that two Representatives or proxies of any Member attend a General Meeting, both shall be entitled to speak at the meeting, but: 14.5.1. where more than one Representative is present, only the Representative who is senior in the order of priority provided in the notice referred to in Article 16.3 shall be entitled to vote on behalf of the Member at the General Meeting; or 14.5.2. where two proxies are present, only the first named proxy shall be entitled to vote on behalf of the Member at the General Meeting. 14.6. Unless otherwise agreed by the Board or by a simple majority of the Members present at any General Meeting, no other Representative or proxy of a Member, in addition to the two referred to at Article 14.5, or any other person representing a Member shall be entitled to attend a General Meeting and, in any event, any person permitted to attend a General Meeting in accordance with this Article shall not be entitled to speak at the meeting unless invited to do so by the Chair. Adjournment of a General Meeting 14.7. The Chair may, with the consent of a simple majority of the Members present at a General Meeting at which a quorum is present (and shall, if so directed by the meeting), adjourn the meeting. When adjourning a General Meeting, the Chair shall specify the time and place at which the meeting shall be reconvened. 14.8. When a meeting is to be reconvened 30 days or more after it was adjourned, notice of the reconvened meeting shall be given in accordance with Article 13.6. 14.9. No business may be transacted at a reconvened General Meeting which could not properly have been transacted at the meeting had the adjournment not taken place. Passing Resolutions at a General Meeting 14.10. Except where the Act specifies that a particular Resolution of the Company requires a greater majority or in respect of any Resolutions of the Company passed in accordance with Article 23.2, votes cast by two-thirds of such Members who are present and who vote by their Representative or by proxy (i.e. those who are present and do not abstain from voting) at a General Meeting of which notice has been duly given shall be required for the passing of all Resolutions of the Company.

Memorandum & Articles of Association 715 716 Articles of Association Articles of Association that Member and, where two or more Representatives of the any Member are to attend a General Meeting in accordance with Articles 14.5 and 14.6, the Member shall also provide notice as to which Representative shall be entitled to exercise the Member’s right to vote at the General Meeting in accordance with Article 15.1. 16.4. A Representative shall be entitled to attend and where appropriate vote at a General Meeting notwithstanding that the Member of which they are the Representative has appointed a proxy to attend the same. Proxies 17.1. An instrument appointing a proxy shall be in writing, signed on behalf of the Member by one of its directors or its secretary or any of the Member’s employees authorised by the Member to sign the same and shall be in the usual common form or in such form as the Board shall approve. 17.2. Unless otherwise indicated on the instrument appointing the proxy, the proxy may vote or abstain from voting as such proxy shall think fit. 17.3. The instrument appointing a proxy and (where such instrument is not signed by a director or the secretary of a Member) a copy of the authority under which it is signed shall be in writing and shall: 17.3.1. be deposited at the League Office or with the Secretary no later than 48 hours prior to the time appointed for the commencement of the General Meeting which the person or persons named in the instrument propose to attend unless otherwise specified in the notice convening such General Meeting; or 17.3.2. in the case of a poll taken more than 48 hours after it is demanded, be deposited as aforesaid after the poll has been demanded and before the time appointed for the taking of the poll; or 17.3.3. where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded, be delivered at the General Meeting at which the poll was demanded to the Chair or to the Secretary. 17.4. The Chair may in their discretion permit the appointment of a proxy other than as provided herein if the circumstances arise which prevent a Member attending a General Meeting. Termination of the authority afforded to Representatives or proxies 18. A vote given or poll demanded by the Representative or proxy of a Member shall be valid notwithstanding the previous termination of the authority of the 14.17. A poll demanded on the election of the Chair or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken either forthwith or at such time and place as the Chair directs not being more than 30 days after the poll is demanded. The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll was demanded. If a poll is demanded before the declaration of the result of a show of hands and the demand is duly withdrawn, the meeting shall continue as if the demand had not been made. 14.18. No notice need be given of a poll not taken immediately if the time and place at which it is to be taken are announced at the meeting at which it is demanded. In any other case at least seven Clear Days’ notice shall be given specifying the time and place at which the poll is to be taken. Votes of Members 15.1. Every Member present at a General Meeting by a Representative or proxy shall have one vote whether on a show of hands or on a poll. For the avoidance of doubt, the Chair may direct that votes (whether on a show of hands or on a poll) be cast by electronic means. 15.2. No objection shall be raised to the qualification of any Representative or proxy to vote on behalf of a Member except at the General Meeting or adjourned meeting at which the vote objected to is tendered, and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the Chair, whose decision in respect of the validity of the relevant vote shall be final and conclusive. Representatives 16.1. Any director or the secretary of a Member shall be entitled to act as the Representative of the Member at, and for all the purposes of business at, any General Meeting. A Member may separately or additionally, by Resolution of its directors, authorise any of its employees as it thinks fit (not being a director or the secretary as aforesaid) to act as the Representative of the Member at any General Meeting. The Board may require reasonable evidence of any such authorisation. 16.2. A Representative shall be entitled to exercise all the powers of a Member for whom they act as Representative. 16.3. Prior to any General Meeting, each Member shall give notice to the Company of the details of the Representative(s) that will attend that General Meeting on behalf of

Memorandum & Articles of Association 717 718 Articles of Association Articles of Association 20.2. The Board shall: 20.2.1. manage the affairs of the Company including the operation of the League and the operation and implementation of the Rules; 20.2.2. exercise all powers of the Company but subject always to such powers of supervision and policy direction as the Members in a General Meeting may from time to time exercise or give; 20.2.3. take such executive steps as it considers necessary to give effect to any policy resolved upon by the Members in General Meeting; 20.2.4. make such recommendations to the Members on such matters of importance to the Company as it considers appropriate; and 20.2.5. subject to the provisions of the Articles and the Act, determine any and all matters of procedure to be followed by the Company. 20.3. The Board shall not in relation to any dealings relating to television, broadcasting, sponsorship or like transactions or other matters materially affecting the commercial interests of the Members enter into any contract or agreement or conduct themselves in any way as would bind the Company to any contract or agreement without the prior authority or approval by Resolution of the Members. 20.4. No alteration of the Memorandum or the Articles nor any direction of the Members shall invalidate any prior act of the Board which would have been valid if that alteration had not been made or that direction had not been given. Delegation of the Board’s Powers 21.1. Subject to the Articles, the Directors may delegate any of the powers which are conferred on them under the Articles and which are not specifically reserved to the Directors only: 21.1.1. to such person or committee; 21.1.2. by such means (including by power of attorney); 21.1.3. to such an extent; 21.1.4. in relation to such matters or territories; and 21.1.5. on such terms and conditions, as they think fit. 21.2. If the Directors so specify, any such delegation may authorise further delegation of the Directors’ powers by any person to whom they are delegated. The Directors may revoke any delegation in whole or part or alter its terms and conditions. 21.3. Committees to which the Directors delegate any of their powers must follow procedures which are based as far as they are applicable on those provisions of the Articles which govern decision making by Directors. Representative or proxy to vote or demand a poll on behalf of the Member unless notice of such termination was received by the Company at the League Office (or at such other place at which the instrument of proxy was duly deposited) before the commencement of the General Meeting or adjourned meeting at which the vote is given or the poll demanded or (in the case of a poll taken otherwise than on the same day as the General Meeting or adjourned meeting) the time appointed for taking the poll. Number and Appointment of Directors 19.1. The Board shall consist of not less than two Directors one of whom shall be the Chair and one of whom shall be the chief executive. 19.2. A Director need not hold any shares of the Company to qualify them as a Director but they shall be entitled to attend and speak at all General Meetings in accordance with Article 14.4. 19.3. No person shall be appointed or re-appointed as Chair or as a Director except pursuant to a Resolution and unless: 19.3.1. such person is proposed by the Board and notice of intention to propose such person is included in the notice of the General Meeting at which the Resolution is to be proposed; 19.3.2. where the General Meeting has already been convened, not less than 14 and, where the General Meeting has not already been convened, not less than 21 and, in any case not more than 35 Clear Days before the date appointed for a General Meeting, a notice signed by a Member has been given to the Company of the intention to propose that person for appointment or re-appointment; and 19.3.3. in each case, appointment or re-appointment has been or is endorsed by the Special Shareholder (such endorsement not to be unreasonably withheld, refused or delayed). 19.4. The terms and conditions relating to the appointment or re-appointment of (including the remuneration and other terms and conditions of service of) the Chair or any other Director, shall be determined by the Remuneration Committee. Powers of the Board 20.1. Subject to the Memorandum and the Articles the affairs of the Company shall be managed by the Board subject always to any directions from time to time given and any policy resolved upon by the Members in a General Meeting.

Memorandum & Articles of Association 719 720 Articles of Association Articles of Association 23.4. Pending such General Meeting an acting Chair or other Director (as the case may be) appointed as aforesaid shall be treated as and shall have all the powers and duties of the Chair or Director (as the case may be) for all the purposes of the Articles. Directors’ Expenses 24. A Director and any person appointed by the Board under Article 19 may be paid all reasonable travelling, hotel, and other expenses properly incurred by them in connection with their attendance at meetings of the Board or otherwise in connection with the discharge of their duties. Directors’ Interests 25.1. Subject to the provisions of the Act and provided that they have disclosed to the Members the nature and extent of any material interest which they have, and obtained the consent of the Members by Resolution, a Director notwithstanding their office: 25.1.1. may be a party to, or otherwise interested in (whether directly or indirectly), any transaction or arrangement with the Company; 25.1.2. may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in (whether directly or indirectly), any body corporate promoted by the Company; 25.1.3. shall not, by reason of their office, be accountable to the Company for any benefit which they derive from any such office or employment or from any such transaction or arrangement and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit. 25.2. For the purpose of Article 25.1: 25.2.1. a general notice given to the Members that a Director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the Director has an interest in any such transaction of the nature and extent so specified; and 25.2.2. an interest of which a Director has no knowledge and of which it is unreasonable to expect them to have knowledge shall not be treated as an interest of theirs. 25.3. For the purposes of Section 175 of the Companies Act 2006, the Directors shall have the power to authorise any matter which would or might otherwise constitute or give rise to a breach of the duty of a Director to avoid a situation in which the Director has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with the interests of the Company. 21.4. Subject always to Article 21.3, the Directors may make rules solely in relation to procedure for all or any committees, which prevail over rules of procedure derived from the Articles if they are not consistent with them. Borrowing Powers 22. The Board may with the prior approval or authority of a Resolution exercise all the powers of the Company to borrow or raise money and to mortgage or charge its assets and, subject to Section 549 of the Act, to issue debenture stock and other debt securities as security for any debt, liability or obligation of the Company or of any third party. Disqualification and Removal of Directors 23.1. The office of a Director shall be vacated upon the happening of any of the following events: 23.1.1. if they resign their office by notice in writing under their hand to the Secretary sent to or left at the League Office; 23.1.2. if they become bankrupt or makes any arrangement or composition with their creditors generally; 23.1.3. if a registered medical practitioner who is treating that person gives a written opinion to the Company stating that that person has become physically and/or mentally incapable of acting as a director and may remain so for more than three months; 23.1.4. if they die; 23.1.5. if they cease for any cause to hold office as Chair or chief executive; 23.1.6. if they cease to be a Director by virtue of any provision of the Act or becomes prohibited by law from being a director; or 23.1.7 if notice of termination is served or deemed served upon the Director and that notice is given by all the other Directors for the time being. 23.2. Subject to the requirements of the Act, and without prejudice to any claim or rights in respect of any breach of contract between the Company and such person, the Members may terminate the appointment of the Chair or of any Director (as the case may be) by a Resolution voted for by a simple majority of Members entitled to vote at a General Meeting. 23.3. In the event of a vacancy occurring on the Board, the continuing Director(s) shall forthwith convene a General Meeting for the purpose of appointing a Director to fill that vacancy and may appoint as a Director a person who is willing to act, including as acting Chair. An acting Director so appointed shall hold office until the General Meeting convened as aforesaid shall be held and if not reappointed thereat shall vacate office at the conclusion thereof.

Memorandum & Articles of Association 721 722 Articles of Association Articles of Association office, or was not entitled to vote, be as valid as if every such person had been duly appointed and was qualified and, if a Director, had continued to be a Director and had been entitled to vote. 26.6. A resolution of the Board in writing signed by the Directors shall be as valid and effective as if it had been passed at a meeting of the Board and may consist of several documents in the like form each signed by one of the Directors. 26.7. Without prejudice to Article 26.6, a meeting of the Board may consist of a conference between the Directors who are not in one place, but where each is able (directly or by telephonic communication) to speak to the other, and to be heard by the other simultaneously. A Director taking part in such a conference shall be deemed to be present in person at the meeting and shall be entitled to vote or be counted in a quorum accordingly. In relation to any meeting of the Board reference to the word “meeting” in the Articles shall be construed accordingly. 26.8. Unless authorised by a Resolution to do so, a Director shall not vote at any meeting of the Board or on any resolution of the Board concerning a matter in which they have, directly or indirectly, an interest or duty which is material and which conflicts or may conflict with the interests of the Company but shall nevertheless be counted in the quorum of Directors present at that meeting. Secretary 27. Subject to the provisions of the Act, the Secretary shall be appointed by the Board subject to ratification by a Resolution of the Members for such term, at such remuneration and upon such terms and conditions as the Board thinks fit and any Secretary so appointed may be removed by the Board or by Resolution of the Members. Minutes 28. The Board shall cause minutes to be made and kept for the purpose of recording all proceedings at General Meetings, of all Resolutions passed by the Members and of all meetings of the Board, including the names of the Directors present at each of such Board meetings. The Board shall cause all such minutes to be circulated to Members within 14 days of the date of any such meeting. Execution of Documents 29. The Seal shall only be used pursuant to the authority of the Board. The Board may determine who shall sign any instrument to which the Seal is affixed and unless otherwise so determined it shall be signed by two Directors or one Director and the 25.4. Authorisation of a matter under this Article 25 shall be effective only if: 25.4.1. the matter in question shall have been proposed for consideration at a meeting of the Directors, in accordance with the usual procedures for such meetings or in such other manner as the Directors may resolve; 25.4.2. any requirement as to the quorum at the meeting of the Directors at which the matter is considered is met without counting the Director in question and any other interested Director (together the “Interested Directors”); and 25.4.3. the matter was agreed to without the Interested Directors voting or would have been agreed to if the votes of the Interested Directors had not been counted. 25.5. Any authorisation of a matter under this Article may: 25.5.1. extend to any actual or potential conflict of interest which may arise out of the matter so authorised; 25.5.2. be subject to such conditions or limitations as the Directors may resolve, whether at the time such authorisation is given or subsequently; and 25.5.3. be terminated by the Directors at any time; and a Director shall comply with any obligations imposed on the Director by the Directors pursuant to any such authorisation. Proceedings of the Board 26.1. Subject to the provisions of the Articles and the Rules, the Board may regulate its proceedings as it thinks fit. A Director may, and the Secretary at the request of a Director shall, call a meeting of the Board. Any question arising at a meeting of the Board on which the Directors are not unanimous shall be referred to the Members at the next General Meeting. 26.2. The quorum for the transaction of the business of the Board shall be whichever number is required for a majority of Directors to be in attendance. 26.3. If the number of Directors is less than two, the continuing Director may act only for the purpose of calling a General Meeting or for the purposes referred to in Article 23.3. 26.4. The Chair shall be the chair of all meetings of the Board or in their absence one of the Directors present. 26.5. All acts done by a meeting of the Board, or by a person acting as a Director (as provided by the Articles) shall, notwithstanding that it be afterwards discovered that there was a defect in the appointment of the Director or such other person or that any of them was disqualified from holding office, or if a Director, had vacated

Memorandum & Articles of Association 723 724 Articles of Association Articles of Association address otherwise than by post, or sent by facsimile transmission or electronic mail or other instantaneous means of transmission, shall be deemed to have been served or delivered when it was left or sent. 32.5. A Member present, either by Representative or by proxy, at any General Meeting shall be deemed to have received valid notice of the meeting and, where requisite, of the purposes for which it was called. 32.6. A notice may be given by the Company to a Successor of a Member in consequence of the insolvency, administration or receivership of a Member, by sending or delivering it, in any manner authorised by the Articles for the giving of notice to a Member, addressed to the Member by name or to the Successor at the address, if any, within the United Kingdom supplied for that purpose by the Successor. Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the insolvency, administration or receivership had not occurred. Rules of The Football Association 33. The Company shall adhere to and comply with the Football Association Rules. Winding Up 34.1. On the winding-up of the Company the surplus assets shall be applied first, in repaying to the Members the amount paid on their shares respectively and, if such assets shall be insufficient to repay the said amount in full, they shall be applied rateably. 34.2. If the surplus assets shall be more than sufficient to pay to the Members the whole amount paid upon their shares, the balance shall be paid over to The Football Association Benevolent Fund or to such other charitable or benevolent object connected with Association Football as shall be determined by Resolution at or before the time of winding-up and approved by The Football Association. Indemnity 35. Subject to the provisions of the Act, but without prejudice to any indemnity to which a Director may otherwise be entitled, every Director or other officer or auditor of the Company shall be indemnified out of the assets of the Company against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favour or in which he is acquitted or in connection with any application in which relief is granted to him by the court from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the Company. Secretary. Any document signed by two Directors or one Director and the Secretary or one Director in the presence of a witness who attests the signature and expressed (in whatever form of words) to be executed by the Company has the same effect as if executed under the Seal. Dividends 30.1. No dividend shall be declared or paid in respect of any share except pursuant to a Resolution in General Meeting. 30.2. For the avoidance of doubt, Article 30.1 shall not affect the provisions relating to payments to Members in respect of broadcasting or sponsorship or other income received by the Company which shall be as laid down from time to time in the Rules and which shall be implemented by the Board in accordance with the Rules. Accounts 31.1. No Member or other person has any right to inspect any accounting record or book or document of the Company unless: 31.1.1. they are entitled by law; 31.1.2. they are authorised to do so by the Board; or 31.1.3. they are authorised to do so by a Resolution. Notices 32.1. A notice calling a meeting of the Board need not be in writing. 32.2. Notwithstanding the requirement at Article 13.1, any other notice to be given to or by any person pursuant to the Articles shall be in writing. 32.3. Any notice or other document may be served or delivered by the Company on or to any Member or any Director either personally, or by sending it by post addressed to the Member or Director at their registered address or by facsimile transmission or electronic mail or other instantaneous means of transmission to the number or other transmission address or identification provided by the Member or the Director for this purpose, or by leaving it at its registered address addressed to the Member or the Director, or by any other means authorised in writing by the Member or Director concerned. 32.4. Any notice or other document, which is sent by post, shall be deemed to have been served or delivered 24 hours after posting and, in proving such service or delivery, it shall be sufficient to prove that the notice or document was properly addressed, stamped and put in the post. Any notice or other document left at a registered

Miscellaneous

Miscellaneous 727 728 The Football Association Men’s Players - Points Based System 2025/2026 Season The rules and criteria set out in this document will apply for the 2025/26 season and will be effective from 1 June 2025. The criteria will be reviewed across the 2025/26 season in order that revised criteria can be issued in advance of the summer transfer window in 2026. For any queries regarding these criteria or the application process, please contact Freddie Carter (Player Status Department) at Freddie.Carter@thefa.com (or GBE@ thefa.com). The FA is the approved governing body for Football in England. The FA has the ability (subject to other requirements being met) to issue a Governing Body Endorsement for a player, coach or manager who is intended to participate in any of the following: • any match that has been organised and/or sanctioned by The FA, FIFA or UEFA; • any match that has been organised by either the Premier League or the English Football League and that has also been sanctioned by The FA; or • any match or category of match whereby consent of the FA has been given for that player, coach or manager’s club to play. Please note that this guidance should be reviewed in conjunction with the relevant advice issued by the Home Office. The FA is not registered to give advice on immigration routes or processes or to advise on an individual’s immigration status and clubs should fully apprise themselves of their duties and responsibilities as sponsors. Information on aspects of immigration policy and law can be found on the Home Office website at www. gov.uk/browse/visas-immigration. You may also wish to seek advice from an Office of the Immigration Services Commissioner (OISC) registered advisor or someone who is appropriately qualified but otherwise exempt from such a registration requirement, for example, a qualified solicitor. The UK Visas and Immigration Centre can be contacted on 0300 123 2241. If a club is seeking a GBE during a transfer window, any application should be submitted to The FA by midday on the relevant transfer deadline day (at the latest) in order for The FA to process the application that day. If a club signs and registers a Player who does not have a GBE, it should do so in the knowledge that the Player may not be granted a GBE if his application does not comply with the terms of these criteria and the Player may not be able to undertake any employment duties for the applicant club. Clubs are also advised to allow sufficient time for entry clearance or permission to stay to be granted. The time taken may vary depending upon where the player is making his application from. A guide to visa processing times is available on the Home Office website at: www. gov.uk/visa- processing times. Please note that an individual’s personal and immigration history may be taken into account when their application is being considered. Consideration will be given to the following when applying the criteria: injury; a period of paternity leave; serious illness or any legitimate medical reasons; suspension; international duty; bereavement; or family crisis. In order to obtain the GBE, the individual must not be subject to a provisional suspension or any unexpired period of ineligibility from playing and/ or coaching activities in any jurisdiction as a result of being charged with or found guilty of a corruption offence and/ or a doping offence and/ or another misconduct. In reviewing these criteria, the Football Association confirm we have reread the Code of Practice for Sports Governing Bodies and agree to our roles and responsibilities as set out within. We confirm we have acted in full compliance with the principles of the Code during this annual review. Prior to contacting the Home Office during the annual review of this criteria, the Football Association confirm that full consultation has been carried out, this includes any organisation that could be interpreted as an interested party, such as clubs, bodies, or player associations related to football in the UK. The Football Association confirms the Irish Football Association, the Scottish Football Association, and the Football Association of Wales have been fully consulted regarding the contents of this document. Glossary Aggregated FIFA World Rankings means the aggregated rankings list for senior men’s international teams over the International Reference Period that are published by The FA following publication of the FIFA World Rankings. This list is available on www. TheFA.com. Auto Pass Percentage means the percentage set out in Table 1 of this criteria. Available Continental Minutes means the total number of minutes (including, for the avoidance of doubt, any injury time or added time) played by the Player’s club (in the group stages onwards) in a Continental Competition during the Reference Period, minus the number of minutes that the Player was Unavailable for Selection. Available Domestic Cup Minutes means the total number of minutes (including, for the avoidance of doubt, any injury time or added time) played by the Player’s club in a Domestic Cup during the Last Season, minus the number of minutes that the Player was Unavailable for Selection. Available Domestic League Minutes means the total number of minutes (including, for the avoidance of doubt, any injury time or added time) played by the Player’s club Governing Body Endorsement Requirements for Players

Miscellaneous 729 730 in its domestic league competition during the Reference Period (including any play-off games), minus the number of minutes that the Player was Unavailable for Selection. Available International Matches means the total number of matches played by the Player’s National Association in Senior Competitive International Matches during the International Reference Period, minus the number of matches that the Player was Unavailable for Selection. If less than 30% of the matches played by the Player’s National Association during the International Reference Period were Senior Competitive International Matches, Available International Matches shall also include International Friendlies. Available Minutes means the Available Continental Minutes, Available Domestic Cup Minutes, Available Domestic League Minutes and/or Available International Matches (as applicable). Band 1 means the English Premier League, the Bundesliga, La Liga, Serie A and Ligue 1. Band 1 Continental Competition means the UEFA Champions League and the Copa Libertadores. Band 2 means the Portuguese Primeira Liga, Eredivisie, Belgian First Division A, the Turkish Super Lig and the English Championship. Band 2 Continental Competition Competition means the UEFA Europa League, UEFA Conference League, the Copa Sudamerica and the FIFA Club World Cup. Band 3 means the USA’s Major League Soccer, Campeonato Brasileiro Série A, Primera División of Argentina, Liga MX and the Scottish Premiership. Band 3 Continental Competition means any continental competition which is not a Band 1 Continental Competition or Band 2 Continental Competition. Band 4 means the Czech First League, Croatian First Football League, the Swiss Super League, La Liga 2, Bundesliga 2, Ukrainian Premier League, the Greek Superleague, the Colombian Categoría Primera A, the Austrian Football Bundesliga, the Danish Superliga, Russian Premier League and Ligue 2. Band 5 means the Serbian SuperLiga, the Polish Ekstraklasa, the Slovenian PrvaLiga, the Chilean Primera División, the Uruguayan Primera División, the Swedish Allsvenken division, the Norwegian Elitserien division, the Italian Serie B, the Hungarian Namzeti Bajnoksag I, the Japanese J1 League the South Korean K League 1, the Australian A-League and the EFL League One. Band 6 means all leagues not in Band 1, Band 2, Band 3, Band 4 or Band 5. Certificate of Sponsorship means a certificate assigned to a Player pursuant to a club’s Sponsor’s Licence. Continental Competition means a Band 1 Continental Competition, a Band 2 Continental Competition or a Band 3 Continental Competition. Continental Progression means the progress made by the Player's Last Club in a Continental Competition in the Last Season. Current Club means, subject to the points below: 1) the Player’s Last Club, if the application for a GBE is made after the club the Player plays for as at the date of the application has completed its season; or 2) the club the Player is registered for as at the date the application is made, if the application for a GBE is made before the club the Player plays for as at the date of the application has completed its season (i.e. mid-season). If the Player is a Free Agent, the Player’s Current Club is the club the Player played in the half of the season immediately before the date the application is made. If the Player is a Free Agent and was not registered for any club in the half of the season immediately before the date the application is made, he shall not be granted any points for the criteria which adopt this definition. If a Player has not been named in a match day squad list within the first transfer window of the season for the club the Player is registered for as at the date the application is made, the Player’s Current Club is the Player’s Last Club. Domestic Cup means any domestic cup competition which is open to clubs in the country’s top domestic division and provides a route for qualification to a Band 1 Continental Competition or Band 2 Continental Competition. English Club means a club affiliated to The FA. Exceptions Panel means a panel appointed by The FA to consider an application for a GBE in accordance with paragraphs 47-55. Extended GBE means a new GBE applied for by a Club in respect of a Player who has already received a GBE for that Club which is due to expire. FIFA means the Fédération Internationale de Football Association. Final League Position means the final league position of the Player’s Last Club at the end of the Last Season. If the Last Season did not finish but a final league table was compiled, the Last Club’s league position shall be taken from that final league table. Free Agent means a Player who is not registered for any club as at the date that the application for a GBE is made. GBE means Governing Body Endorsement. Governing Body Endorsement Requirements for Players Governing Body Endorsement Requirements for Players

Miscellaneous 731 732 Home Associations means The Scottish Football Association, the Football Association of Wales and The Irish Football Association. International Friendlies means any match played by the National Association’s senior team which is not a Senior Competitive International Match. International Reference Period means: 1) the twenty four months prior to the date of the application for a GBE, if the Player is not a Youth Player; or 2) the twelve months prior to the date of the application for a GBE, if the Player is a Youth Player. ISP means the International Sportsperson route. ISP (long term) means an application for a period of stay exceeding 12 months. ISP (short term) means an application for a period of stay of 12 months or less. Last Club means the club the Player played for in the Last Season. If the Player played for two (or more) clubs during the Last Season, the Player’s Last Club is the club the Player played for at the end of the Last Season. If the Player is a Free Agent and was not registered for any club at the end of the Last Season, he shall not be granted any points for the criteria which adopt this definition. Last Season means the last full season prior to the date of the application for a GBE. National Association means a football association that is a member of, and recognised by, FIFA. PBS means the Home Office Points Based System. Player means any player who is not a citizen of the United Kingdom or Ireland and has not acquired permanent residence in the United Kingdom, been granted pre-settled status or settled status under the EU Settlement Scheme. Player’s Domestic Cup Minutes means the percentage of Available Domestic Cup Minutes the Player played in. Player’s Domestic League Minutes means the percentage of Available Domestic League Minutes the Player played in. Player’s Continental Minutes means the percentage of Available Continental Minutes the Player played in. Player’s International Appearances means the percentage of Available International Matches the Player played in. Player’s National Association means the National Association the Player plays for, or has declared for, as at the date of the application for a GBE. Reference Period means the twelve months prior to the date of the application for a GBE. Relevant Interested Parties means a representative of (i) the league in which the Player plays, or will play if the application for a GBE is successful, and (ii) the Professional Footballers’ Association. Season means the period between 1 June and 31 May (inclusive). For example, a reference to the 2025/26 Season means 1 June 2025 to 31 May 2026. Senior Competitive International Matches means any match played by the National Association’s senior team in the following tournaments: 1) FIFA World Cup Finals; 2) FIFA World Cup Qualifying Groups; and 3) Continental Cup Qualifiers and Finals, including but not limited to: a) UEFA European Championships and Qualifiers; b) UEFA Nations League Groups and Final Stages; c) CAF African Cup of Nations and Qualifiers; d) AFC Asia Nations Cup and Qualifiers; e) CONCACAF Gold Cup; f) CONCACAF Nations League; g) CONMEBOL & UEFA Finalissima h) UNCAF Nations Cup; i) CONMEBOL Copa America; and j) OFC Nations Cup. Sponsor’s Licence means a licence obtained from the Home Office under the PBS. Stakeholders means The FA, The Premier League, The English Football League and The Professional Footballers’ Association. The FA means the Football Association. Unavailable for Selection means: a) The player was not available to play due to injury, on-field suspension, or the player was called up for a Senior Competitive International Match, International Friendlies or a Youth Competitive International Match. For the avoidance of doubt, a player may not be classed as injured (and therefore Unavailable for Selection) if he was listed as a substitute in a match and was not used and such matches may not be eligible for exclusion when calculating Governing Body Endorsement Requirements for Players Governing Body Endorsement Requirements for Players

Miscellaneous 733 734 International Sportsperson route (ISP) of the PBS (subject to satisfying any other eligibility requirements of The FA and any competitions the club participates in). 2. A club can apply for a GBE for a Player at any time during the Season. In order to apply for a GBE, a club must hold a valid Sponsor’s Licence under ISP of the PBS. In order to apply for and obtain a valid Sponsor’s Licence, a club must have obtained an endorsement letter for a Sponsor’s Licence from the FA. If a Club’s Sponsor’s Licence is revoked, any Player who has obtained a GBE in order to play for the Club may have his permission curtailed and may have to make a change in employment application which must be granted before the Player can undertake any employment duties for the new club. 3. Clubs in the Premier League or English Football League are eligible for a Sponsor’s Licence. Clubs in other leagues within the men’s football pyramid are not permitted to field Players unless: a. The Player has obtained a visa outside the GBE system which permits them to play football (on such terms as they in fact play); and b. The Player’s employment by the club complies with the terms and conditions of their visa and any relevant immigration law, including the Immigration Rules (or any successor legislation), and including but not limited to in relation to the requirements regarding professional sportspersons. 4. If The FA grants an application for a GBE for a Player in accordance with these criteria, the club is permitted to assign a Certificate of Sponsorship to the Player for the period covered by the GBE. The GBE must be presented to the Home Office when the club applies for entry clearance on behalf of a player, which must be done within 2 months of a Certificate of Sponsorship being assigned. Any Certificate of Sponsorship and a copy of the player’s biometric residence permit or eVisa must be submitted to The FA and relevant league by the club within 3 months of being assigned via iFAS. Clubs must keep a copy of the relevant page of the Player’s passport evidencing their entitlement to work and contact details for the Player, which must be provided to The FA upon request. The club will also have to comply with any other criteria set by the Home Office in order to secure permission to stay under ISP of the PBS. 5. A GBE under ISP (long term) of the PBS will be granted for three years or the length of the player’s contract (whichever is shorter) and a GBE under ISP (short term) of the PBS will be granted for twelve months or the length of the player’s contract (whichever is shorter). A Player will not be eligible to play for the club the Available Minutes (as applicable). In international competitions where players are listed as substitutes regardless of whether or not they are injured, players may be classed as injured (and therefore Unavailable for Selection) if sufficient evidence is provided of their injury; or b) The player was available to play (to include being listed as a substitute in match but not being used), but their availability formed part of a contemporaneous programme of rehabilitation following an injury, provided sufficient evidence is produced in support. For the avoidance of doubt, where the player is deemed Unavailable for Selection in these circumstances, any minutes accumulated by the player in those matches shall be excluded when calculating the Available Minutes (as applicable). Guidance: For the avoidance of doubt a Player cannot be classed as Unavailable for Selection for the parent club if he is on loan at another club. Youth Player means a Player who is born on or after 1 January 2004. Youth Competitive International Match means any match played by a National Association’s youth team in either: a) The following tournaments (including any qualification rounds): the Olympic Games, any FIFA Youth World Cup, U20 Arab Championship, U17 Arab Championship, UEFA U21 Championship, UEFA U19 Championship, UEFA U17 Championship, AFC U23 Championship, AFC U20 Asian Cup, AFC U19 Championship, AFC U17 Asian Cup, CAF Africa U23 Cup of Nations, CAF Africa U20 Cup of Nations, CAF Africa U17 Cup of Nations, CONCACAF U20, CONCACAF U17, CONMEBOL Sudamericano U20, CONMEBOL Sudamericano U17, OFC U19 Championship or the OFC U17 Championship; or b) The following tournaments (excluding any qualification rounds): Tournei Maurice Ravello, Pinatar Cup U18, Pinatar Cup U17, Torneio Internacional Algarve U17, U17 Nordic Football Championship, AFF U23 Championship or the West Asia Championship U23. GOVERNING BODY ENDORSEMENT REQUIREMENTS GBE Status 1. A Player can register for a club without a GBE but, in order to play any football or undertake any employment duties for the club (including participation at training and in friendly matches), he must have obtained a GBE, been assigned a Certificate of Sponsorship by that club and secured permission to stay under the Governing Body Endorsement Requirements for Players Governing Body Endorsement Requirements for Players

Miscellaneous 735 736 to the Relevant Interested Parties by email. The FA and the Relevant Interested Parties shall consider this information, and any other information which they deem to be relevant in their absolute discretion, to determine whether the player remains of sufficient quality to be awarded a GBE. The FA and the Relevant Interested Parties shall make a decision by simple majority and if a majority of The FA and the Relevant Interested Parties recommend that the player should be awarded a GBE, a new or Extended GBE will be granted (as appropriate)., e. The player shall not have a new or Extended GBE granted (as appropriate) other than in accordance with paragraphs a, b, c or d above. 10. If a Player: a. does not turn up for employment; b. is absent for more than 10 working days without permission; c. has his contract terminated during the period that a GBE is effective; d. is no longer sponsored by the club for any other reason; or e. experiences significant changes in his circumstances (such as a change in job title, salary or location of employment), the club must inform the Home Office within 10 days. 11. The club must also inform the Home Office if there is a change of circumstances at the club within 20 working days. A change in circumstances might include changes of name, address or contact details, changes in structure (including mergers, takeovers and de-mergers), changes in financial circumstances (such as administration, receivership, company voluntary arrangement, debt arrangement scheme, liquidation or sequestration). Temporary Transfers/Loans 12. If a Player who has been granted a GBE in accordance with these criteria is loaned to another club during the period of validity of the GBE, the Player’s club must notify the Home Office of the loan and change of location via the Sponsor Management System within 10 working days (regardless of the jurisdiction in which the loanee club is based). The loaning club will retain responsibility as the Player’s sponsor. 13. If a Player is loaned from an English Club to another English Club (a “Domestic Loan”), no GBE application will be required by the loanee club. If the Player is loaned from an English Club to a club affiliated to another Home Association, or beyond the expiry date of the GBE unless the club has applied for and obtained an Extended GBE before the existing GBE has expired in accordance with these criteria and the PBS. Extensions to or transfers of a GBE 6. An Extended GBE under ISP of the PBS can be obtained for three years or the length of the player’s contract (whichever is shorter). 7. A Player who has been granted a GBE under ISP (short term) of the PBS can apply (in country) to transfer to a GBE under ISP (long term) of the PBS. The club must submit a new application for a GBE and provide a pass certificate, or other written confirmation containing an appropriate reference number, from an accredited English language test centre that the Player has passed the English language test required to secure permission to stay under ISP (long term) of the PBS (in addition to the documents listed in paragraph 17). 8. A Player who has been granted a GBE must submit a new application for a GBE if he wishes to permanently transfer (or has permanently transferred) to another club. If the GBE is granted, the player must submit a change of employment application to the Home Office, which must be granted before the Player can undertake any employment duties for the new club. 9. Any application for an Extended GBE (in accordance with paragraph 6), a transfer of a GBE (in accordance with paragraph 7) or a new club application for a GBE (in accordance with paragraph 8) shall be considered as follows: a. If the Player’s International Appearances meet the Auto Pass Percentage set out in Table 1 of the criteria, a new or Extended GBE will be granted (as appropriate). b. If the Player’s International Appearances do not meet the Auto Pass Percentage set out in Table 1 of the criteria, but the value of the Player’s Domestic League Minutes for the applicant Club is at least 30% a new or Extended GBE will be granted (as appropriate). c. If the Player achieves 15 points or more in accordance with paragraphs 33 to 46 below, a new or Extended GBE will be granted (as appropriate). d. If the Player does not satisfy the requirements in either paragraph a, b or c above, the club must submit details of the Player’s Domestic League Minutes for the last 12 months and any other information which it considers to be relevant to its application to The FA. The FA will then provide this information Governing Body Endorsement Requirements for Players Governing Body Endorsement Requirements for Players

Miscellaneous 737 738 Youth Player has significant potential and is of sufficient quality to enhance the development of the game in England and justify the Exceptions Panel recommending that a GBE be awarded (where appropriate, in accordance with paragraph 26. 18. The club must also pay an administration fee of £500 plus VAT for each application, which must be paid before the application will be considered by The FA. Each club shall bear its own costs in respect of any application. 19. If any information submitted as part of the GBE application process is amended (including the terms and conditions of a Player’s contract): a. before a GBE has been granted and before the Player is registered with The FA, the club must inform The FA who may require a new application to be submitted (and a new fee to be paid); b. after a GBE has been granted but before the Player is registered with The FA, the club must inform The FA who may require a new application to be submitted (and a new fee to be paid); c. after a GBE has been granted and after the Player is registered, the club must inform the Home Office via the Sponsorship Management System. The Home Office will confirm whether they require a new application to be submitted (and a new fee to be paid). 20. If a new application is required in accordance with paragraph 19, it will be assessed by reference to the criteria set out in this document and the Club must comply with paragraphs 17-18 of these criteria in respect of the new application. The FA may also inform the Home Office who may curtail the Player’s right to work. Criteria 21. All Players shall be assessed in accordance with paragraphs 33-46. 22. The FA will grant a GBE if the Player’s International Appearances meet the Auto Pass Percentage set out in Table 1 of the criteria. 23. If a Player is not granted a GBE in accordance with paragraph 22 above, The FA will grant a GBE if a Player achieves 15 or more points in accordance with paragraphs 33-46. 24. If a Player is not granted a GBE in accordance with paragraphs 22 or 23 above, the club may request that an Exceptions Panel consider the application if the Player another National Association, the governing body endorsement process of that association will have to be satisfied by the loanee club. 14. If a Domestic Loan is made permanent, the new club will be required to submit an application for a GBE (which must comply with the requirements set out in these criteria). If the GBE is granted, the player will need to make a change of employment application. Provided the Domestic Loan continues until the date on which the change of employment application is granted, the Player can continue to play for the new club in the interim period. 15. If a Player is loaned from a club affiliated to another National Association (including any of the Home Associations) to an English Club, a GBE application will be required (which must comply with the requirements set out in these criteria) save for where a Player is loaned from a club affiliated to the Football Association of Wales which participates in the Premier League or English Football League. 16. When a Player returns to his parent club after a loan period, no GBE application will be required by the parent club (provided the GBE remains valid beyond the date of the Player’s return). GBEs will not be issued in respect of Players who are trialling with an English Club. If a Club wishes to trial a Player, it should contact the Home Office. Application Process 17. A club must submit any application for a GBE to The FA’s Player Status Department along with any evidence in support of the application, including: a. A fully completed application form b. A fully completed application spreadsheet c. A transfer agreement (or loan agreement) in respect of the Player (in draft or final form). d. A playing contract in respect of the Player (in draft or final form). e. Written evidence to support any claim made by the applicant club that a Player was Unavailable for Selection for a particular match, including the reason(s). f. Written evidence to support any claim made by the applicant club that exceptional circumstances prevented the Player from achieving 15 points (where appropriate, in accordance with paragraph 26. g. Written evidence to support any claim made by the applicant club that a Governing Body Endorsement Requirements for Players Governing Body Endorsement Requirements for Players

Governing Body Endorsement Requirements for Players

achieves between 10 and 14 points in accordance with paragraphs 47 to 55 and the club can evidence that exceptional circumstances prevented the Player from achieving 15 points.

25. If a Player is not granted a GBE in accordance with paragraphs 22 to 24 above, the club may apply for the Player to be granted a GBE as an ESC Player in accordance with the provisions set out in Appendix 1.

26. If a Player is not granted a GBE in accordance with paragraphs 22 to 25 above, the club may request that an Exceptions Panel consider the application if the Player

a. is a Youth Player and the club can evidence that the Youth Player shows significant potential and is of sufficient quality to enhance the development of the game in England. If a Player is granted a GBE in accordance with this paragraph, they shall be deemed as an ESC Player and occupy an ESC Place (see Appendix 1).

27. If the Club requests an Exceptions Panel, the procedure in paragraphs 47-55 shall apply.

28. If a Player is not granted a GBE in accordance with paragraph 22 to 27, the club will have no further opportunity to apply for a GBE for that player in the same transfer window unless his circumstances change.

Calculations

29. If a Player has played for two (or more) clubs during the Reference Period, or a Player is or has been a Free Agent during the Reference Period, the Player's Continental Minutes, Player's Domestic Cup Minutes and Player's Domestic League Minutes (each, the **"Minutes"**) will be calculated in accordance with paragraphs 30-32 below.

30. For each of the Minutes criteria, the applicant club should calculate a weighted average (using the annex to the application form at Appendix 1) as follows:

a. Calculate the number of days during the Reference Period the Player has been registered for each/any club or no club (as appropriate).

b. Calculate the percentage of the overall Reference Period that each of those periods of time represents.

739

Governing Body Endorsement Requirements for Players

c. Calculate the percentage of Minutes played as a proportion of the total Available Continental Minutes, Available Domestic Cup Minutes or Available Domestic League Minutes (respectively).

d. Multiply each of the numbers at (b) by their corresponding number at (c).

e. Add each of the numbers at (d) to find the weighted average value for the Minutes.

31. If only one of the clubs played in a Continental Competition, the Player's Continental Minutes shall be the percentage the Player played in for that club.

32. If the calculation of a Player's International Appearances, Player's Domestic League Minutes, Player's Domestic Cup Minutes or Player's Continental Minutes (or any other percentage) results in:

a. a decimal number of .5 or higher, the number will be rounded up to the next whole number; or

b. a decimal number of lower than .5, the number will be rounded down to the next whole number.

Player's International Appearances

33. A Player shall be granted the number of points set out in Table 1 in respect of the Player's International Appearances.

Table 1

Player's International Appearances	Aggregated FIFA World Ranking of the Player's National Association				
	1-10	11-20	21-30	31-50	51+
90-100%	Auto Pass	Auto Pass	Auto Pass	Auto Pass	2
80-89%	Auto Pass	Auto Pass	Auto Pass	Auto Pass	1
70-79%	Auto Pass	Auto Pass	Auto Pass	Auto Pass	0
60-69%	Auto Pass	Auto Pass	Auto Pass	10	0
50-59%	Auto Pass	Auto Pass	10	8	0
40-49%	Auto Pass	Auto Pass	9	7	0
30-39%	Auto Pass	10	8	6	0
20-29%	10	9	7	0	0
10-19%	9	8	0	0	0
1-9%	8	7	0	0	0

Miscellaneous

740

Miscellaneous 741 742 Player’s Continental Minutes 37. A Player shall be granted the number of points set out in Table 3 in respect of the Player’s Continental Minutes. Table 3 Player’s Continental Minutes Band 1 Continental Competition Band 2 Continental Competition Band 3 Continental Competition 90-100% 10 5 2 80-89% 9 4 1 70-79% 8 3 0 60-69% 7 2 0 50-59% 6 1 0 40-49% 5 0 0 30-39% 4 0 0 20-29% 0 0 0 10-19% 0 0 0 1-9% 0 0 0 38. If the Player has made an appearance in two Continental Competitions during the Reference Period, the Player shall be granted the higher of the points he is eligible for in Table 3. Final League Position of Player’s Last Club 39. A Player shall be granted the number of points set out in Table 4 in respect of the Final League Position of the Player’s Last Club, provided (i) the Player appeared on the matchday squad list for the Player’s Last Club for at least one match in its domestic league competition or (ii) the value of the Player’s Domestic Cup Minutes was at least 1%, during the Last Season. Player’s Domestic League Minutes 34. A Player shall be granted the number of points set out in Table 2 in respect of the Player’s Domestic League Minutes. 35. A Youth Player shall be granted the number of points set out in the final row of Table 2 if he made his first appearance (on the pitch) for the senior team of a club during the Reference Period. Table 2 Player’s Domestic League Minutes Band 1 Band 2 Band 3 Band 4 Band 5 Band 6 90-100% 12 10 8 6 4 2 80-89% 11 9 7 5 3 1 70-79% 10 8 6 4 2 0 60-69% 9 7 5 3 1 0 50-59% 8 6 4 2 0 0 40-49% 7 5 3 1 0 0 30-39% 6 4 2 0 0 0 20-29% 0 0 0 0 0 0 10-19% 0 0 0 0 0 0 1-9% 0 0 0 0 0 0 Debut for Youth Player 6 5 4 3 2 1 Guidance: Where a Domestic League format may include splits or multiple sections, the FA will seek guidance from the relevant National Association to confirm which minutes should be classified as Domestic League Minutes. 36. If a Player is eligible for points in multiple columns of Table 2, including where: a. the Player has made an appearance in two domestic league competitions during the Reference Period; or b. a Youth Player made his first appearance in more than one band during the Reference Period; or c. a Youth Player has made his first appearance for the senior team of a club during the Reference Period but has also played in a sufficient percentage of minutes to be eligible for points elsewhere, the Player shall be granted the higher of the points he is eligible for in Table 2. Governing Body Endorsement Requirements for Players Governing Body Endorsement Requirements for Players

Governing Body Endorsement Requirements for Players

Table 4

Last Club's Final League Position	Band 1	Band 2	Band 3	Band 4	Band 5	Band 6
Title winner*	6	5	4	3	2	1
Qualified for group stages of a Band 1 Continental Competition/league conference winner**	5	4	3	2	1	0
Qualified for qualifiers of a Band 1 Continental Competition	4	3	2	1	0	0
Qualified for group stages of a Band 2 Continental Competition	3	2	1	0	0	0
Qualified for qualifiers of a Band 2 Continental Competition	2	1	0	0	0	0
Mid-table	1	0	0	0	0	0
Relegation	0	0	0	0	0	0
Promotion	N/A	1	1	1	1	1

*For the purposes of this Criteria, a League cannot have more than one Title winner in any season. The FA will consult with the relevant National Association to confirm the identity of the sole Title winner.

**Applicable where the Last Club (a) wins part of a split league/season format competition and (b) by virtue of that win, qualifies for a Continental Competition. For example, the winner of the Eastern or Western Conference in the USA's Major League Soccer competition.

40. For the avoidance of doubt, a Player shall only be granted the higher of the points he is eligible for in Table 4.

Continental Progression of Player's Last Club

41. A Player shall be granted the number of points set out in Table 5 in respect of the Continental Progression of the Player's Last Club, provided (i) the Player appeared on the matchday squad list for the Player's Last Club for at least one match in its domestic league competition or a Continental Competition or (ii) the value of the Player's Domestic Cup Minutes was at least 1%, during the Last Season. Where the Player has made an appearance in a Continental Competition which has commenced following the end of the Last Season, the Continental Progression made by the Player's club in that Continental Competition may be used.

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Governing Body Endorsement Requirements for Players

Table 5

Continental Progression	Band 1 Continental Competition	Band 2 Continental Competition	Band 3 Continental Competition
Final	10	7	2
Semi-Finals	9	6	1
Quarter-Finals	8	5	0
Round of 16	7	4	0
Round of 32	6	3	0
Group stage	5	2	0
Other	0	0	0

42. If the relevant Continental Competition is knock-out only, the Player will be awarded the points listed for group stage in Table 5 for any round prior to the Round of 32.

43. For the avoidance of doubt, a Player shall only be granted the higher of the points he is eligible for in Table 5.

League Quality of Player's Current Club

44. A Player shall be granted the number of points set out in Table 6 in respect of the band of the Player's Current Club, provided (i) the Player appeared on the matchday squad list for the Player's Current Club for at least one match in its domestic league competition or a Continental Competition or (ii) the value of the Player's Domestic Cup Minutes was at least 1%, during the Reference Period.

45. For the purposes of paragraph 44, Available Domestic Cup Minutes shall be calculated by reference to the Reference Period rather than Last Season.

Table 6

Band of Player's Current Club	Points
Band 1	12
Band 2	10
Band 3	8
Band 4	6
Band 5	4
Band 6	2

46. If a Player has been loaned to a club in a lower band than his parent club and has made a first team appearance (on the pitch) for his parent club during the Reference Period, he shall be granted the higher of the points he would have been eligible for in accordance with Table 6 if his parent club was the Player's Current Club.

Miscellaneous

744

Miscellaneous 745 746 b. the Youth Player shows significant potential and is of sufficient quality to enhance the development of the game in England and justify the Exceptions Panel recommending that a GBE be awarded. 53. The Exceptions Panel will make its decision, based on the papers submitted to it, at an in- person or virtual meeting at which The FA’s Player Status Department will provide appropriate secretarial support. Each Panel Member has one vote and the decision will be made by a simple majority, with the chair having a casting vote. 54. If the Exceptions Panel recommends to The FA that a GBE be granted, The FA will consider whether to grant a GBE (but is under no obligation to do so). 55. Written reasons for the decision will be supplied by the Exceptions Panel to the applicant club. Written reasons will also be provided to the relevant league Stakeholder with a redacted copy provided (on a confidential basis) to all Stakeholders. Exceptions Panel 47. If a club requests an Exceptions Panel in accordance with paragraph 24 or 26, The FA will appoint an independent panel of three members, which shall include one legally qualified chair and two panel members who have relevant experience at the top level of the game (the “Panel Members”). 48. The FA may also, at its absolute discretion, refer any question in relation to the interpretation or application of any aspect of these criteria to either a legally qualified chair of the Exceptions Panel or an Exceptions Panel (as appropriate) to determine. Any decision made by a chair of the Exceptions Panel or an Exceptions Panel under this paragraph shall be final and binding. 49. A fee of £5,000 plus VAT will be charged for every Exceptions Panel, which must be paid by the club before the application will be considered by the Exceptions Panel. 50. The club will be notified of the identity of the Panel Members and have the opportunity to challenge the appointment of any Panel Member on the basis of an actual or perceived conflict of interest. Each Panel Member shall also have the opportunity to declare an actual or perceived conflict of interest (of him or herself or any other Panel Member) to the Chair or, if the conflict of interest relates to the Chair, to The FA. The Chair, or The FA respectively, shall then determine whether the Panel Member should be excluded from participating in the application. If the Panel Member is excluded from participating in the application, The FA will appoint a replacement Panel Member (to whom this paragraph shall also apply). 51. The Exceptions Panel can request any further information from The FA’s Player Status Department, the applicant club or any third party (via The FA’s Player Status Department) that it deems necessary, in its absolute discretion, in order to make its decision. If an Exceptions Panel meeting has been convened or is in progress when a request for further information is made, the Chair may adjourn the meeting to allow the information to be gathered. Where it is able to do so, the applicant club or The FA’s Player Status Department will supply the further information to the Exceptions Panel within a reasonable timescale. 52. The Exceptions Panel shall only recommend to The FA that a GBE be granted if it is satisfied that either: a. exceptional circumstances prevented the Player from achieving 15 points, and if those exceptional circumstances did not apply, the Player would have achieved 15 points; or Governing Body Endorsement Requirements for Players Governing Body Endorsement Requirements for Players

Appendix 3
ESC Players

Unless otherwise stated, references to paragraphs below are references to paragraphs within this Appendix.

SECTION I: CRITERIA

1. A Player may be granted a GBE as an ESC Player provided that:

1.1 the club has evidenced to The FA's satisfaction that the Player is an elite player and will make a significant contribution to the sport. Guidance in respect of this will be issued by The FA from time to time but, as a minimum, The FA expects the Player to have, within the ESC Player Reference Period, satisfied one or more of the following:

1.1.1. played in at least one Youth Competitive International Match for a National Association ranked in the top 50 places in the Aggregated FIFA World Rankings;

1.1.2. played in at least five Youth Competitive International Matches for a National Association ranked outside the top 50 places in the Aggregated FIFA World Rankings;

1.1.3. played in at least one Continental Youth Competition Match;

1.1.4. played in at least five Domestic Youth Competition Matches;

1.1.5. played in at least one Senior Competitive International Match for a National Association ranked in the top 50 places in the Aggregated FIFA World Rankings;

1.1.6. played in at least five Senior Competitive International Matches for a National Association ranked outside the top 50 places in the Aggregated FIFA World Rankings;

1.1.7. played in at least one match in a Continental Competition; or

1.1.8. played in at least five Domestic Senior Competition Matches.

SECTION II: ESC PLACES AND WEIGHTED EQP MINUTES PERCENTAGE

ESC Places

2. For the 2025/26 Season, each club in the:

2.1. Premier League and EFL Championship shall have up to four ESC Places available at any one time time as determined by its Weighted EQP Minutes Percentage, as set out in Table 1 below.

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Appendix 3 ESC Players

Miscellaneous

2.2. EFL League One and EFL League Two shall have up to two ESC Places available at any one time as determined by its Weighted EQP Minutes Percentage, as set out in Table 1 below.

Table 1

	Number of Available ESC Places			
Weighted EQP Minutes Percentage	**Premier League**	**EFL Championship**	**EFL League One**	**EFL League Two**
≥35%	4	4	2	2
≥30%	3	3	1	1
≥25%	2	2	-	-
≥20%	1	1	-	-

Guidance: *A reduction in ESC Places shall have no impact on the ESC Players already permanently or temporarily registered with a club and their ability to play for that club.*

However, in circumstances where: (a) the number of ESC Players registered at a club exceeds the number of ESC Places available to the club; and (b) one of the club's existing ESC Players leaves the club or transitions to become a Non-ESC Player, the club would not be able to recruit a replacement ESC Player until it has an available ESC Place.

For example:

- *Club A participates in the EFL Championship and its Weighted EQP Minutes Percentage means it has four available ESC Places (each of which it has filled).*
- *Club A is subsequently relegated to EFL League One where it is entitled to two ESC Places (based on its Weighted EQP Minutes Percentage).*
- *The four ESC Players registered with Club A remain registered, and can play for, Club A.*
- *During the next Registration Period, two ESC Players leave Club A.*
- *Club A is unable to recruit further ESC Players until such time as the club is promoted back to the EFL Championship (and its Weighted EQP Minutes Percentage is ≥30%).*

748

Miscellaneous 749 750 Appendix 3 ESC Players then be combined to create a list of Relevant EQP Qualifying Matches 6.6. The following figures shall then be calculated from the Relevant EQP Qualifying Matches: 6.6.1. Cumulative EQP Minutes. 6.6.2. Cumulative Non-EQP Minutes. 6.6.3. Cumulative Total Minutes (i.e. Cumulative EQP Minutes plus Cumulative Non-EQP Minutes). 6.7. Where the club has temporarily transferred an EQP on a Qualifying Loan during the EQP Reference Period, fifty percent of the Loan Player Minutes or fifty percent of the Pro-Rata EQP Minutes (as applicable) will be added to the parent club’s Cumulative EQP Minutes and Cumulative Total Minutes. 6.8. The Weighted EQP Minutes Percentage shall then be calculated as follows: (Cumulative EQP Minutes / Cumulative Total Minutes) x 100 = Weighted EQP Minutes Percentage Additional ESC places 7. Subject to paragraph 4 above, a club shall be granted up to two additional ESC Places (in addition to the number of ESC Places a club has been allocated as a result of its Weighted EQP Minutes Percentage) in accordance with the below: 7.1. One additional ESC Place if, on average per Season within the EQP Reference Period, three or more of the club’s English Qualified Players: 7.1.1. made at least three appearances of 45 minutes or more in England Senior Competitive International Matches; and 7.1.2. played in 30% or more of the Available Minutes (ESC). 7.2. One additional ESC Place if, on average per Season within the EQP Reference Period, three or more of the club’s English Qualified Players who are also Youth Players have, made at least three appearances of 45 minutes or more for the England U20 and/or U21 teams. Guidance: The maximum number of ESC Places available to any club is four. As such, if a club has 3 ESC Places as a result of its Weighted EQP Minutes Percentage and would be entitled to 2 additional ESC Places under paragraph 7 above, it will still only have 4 ESC Places available. Where applicable, a player can count towards the requirements of both paragraph 7.1 and 7.2. 3. The ESC Places available to clubs in the Premier League and EFL Championship shall not, at any time, exceed 4 and the ESC Places available to Clubs in EFL League One and EFL League Two shall not, at any time, exceed 2. 4. Where the registration of an ESC Player is permanently transferred to another club, that ESC Player shall immediately be excluded from the calculation of how many of the selling club’s ESC Places are filled. 5. Where the registration of an ESC Player is temporarily transferred to another club, that ESC Player shall fill an ESC Place of both the parent club and the loaning club for the duration of the temporary transfer. A club shall only be permitted to recruit an ESC Player on a temporary transfer if they have an available ESC Place that has not been filled. On expiry of the temporary transfer, the ESC Player shall no longer fill an ESC Place of the loaning club. Weighted EQP Minutes Percentage Calculation 6. A club’s Weighted EQP Minutes Percentage for the EQP Reference Period shall be calculated by The FA in accordance with the following procedure: 6.1. For each EQP Qualifying Match played by the club during the EQP Reference Period, the following figures shall be calculated: 6.1.1. EQP Minutes. 6.1.2. Non-EQP Minutes. 6.1.3. Total Minutes (i.e. EQP Minutes plus Non-EQP Minutes). 6.2. For each EQP Qualifying Match played by the club during the EQP Reference Period where an EQP was unavailable as a result of being an Injured Player, the Pro-Rata EQP Minutes for each Injured Player will be added to the club’s EQP Minutes and Total Minutes figures. 6.3. The EQP Minutes Percentage for each EQP Qualifying Match played by the club during the EQP Reference Period shall then be calculated as follows: (EQP Minutes / Total Minutes) x 100 = EQP Minutes Percentage 6.4. Each EQP Qualifying Match during each Season of the EQP Reference Period will then be ranked from highest to lowest by reference to the EQP Minutes Percentage calculated for those matches (“EQP Qualifying Match Ranking”). 6.5. The top four and bottom four matches from the EQP Qualifying Match Ranking for each Season of the EQP Reference Period shall be disregarded. The remaining matches across all Seasons of the EQP Reference Period will Appendix 3 ESC Players

Appendix 3 ESC Players

__Guidance:__ The requirements of both paragraph 7.1 and 7.2 will be assessed as an average per Season within the EQP Reference Period.

For example, a club would meet the requirement in paragraph 7.1 if, for example, three players met those conditions in the first Season, no players met those conditions in the second Season but six players met those conditions in the third Season. The players meeting those conditions in each Season can be the same players.

SECTION III: TRANSITION - ESC PLAYER TO A NON-ESC PLAYER

Transition

8. A Club can apply for an ESC Player to transition to a Non-ESC Player if:

8.1. The application is made and processed within an open Registration Period; and

8.2. At least one full domestic Registration Period has passed since the date that the player was registered; and

8.3. the ESC Player satisfies one of the following requirements:

8.3.1. the Player's International Appearances meet the Auto Pass Percentage;

8.3.2. the ESC Player achieves 15 points or more in accordance with paragraphs 33 to 46 of the main body of this document; or

8.3.3. the ESC Player has, within the 12 months following the date on which he was granted a GBE:

8.3.3.1. played in 25% or more of the club's EQP Qualifying Matches; and

8.3.3.2. played in the required percentage of Available Minutes (ESC) as set out in Table 3 below.

Table 3

	Required percentage of Available Minutes (ESC)	
League in which ESC Player's Club Participates	**Under 21 ESC Player**	**21 and over ESC Player**
Premier League	15%	30%
EFL Championship	50%	50%
EFL League One	60%	60%
EFL League Two	70%	70%

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Appendix 3 ESC Players

Miscellaneous

__Guidance:__ For the purposes of this paragraph 7:

- *The ESC Player's age shall be their age at the beginning of the 12 month period referred to in paragraph 8.3.3, regardless of whether they become 21 years old during the course of that 12 month period.*
- *Where the league in which the ESC Player's club participates changes during the 12 month period referred to in paragraph 83.3.2, the required percentage of Available Minutes (ESC) referred to in paragraph b) shall be calculated separately with reference to the period of time participating in each league competition.*

  For example:

  - *Club A participates in the Premier League.*
  - *Player A, an Under 21 player, joins Club A as an ESC Player during the January transfer window.*
  - *Club A is relegated from the Premier League at the end of that Season and participates in the EFL Championship in the following Season.*
  - *To meet the required percentage of Available Minutes (ESC) for the 12-month period in those circumstances, Player A would need to play in:*
    - *15% of Available Minutes (ESC) for the period in which Club A participated in the Premier League; and*
    - *50% of Available Minutes (ESC) for the period in which Club A participated in the EFL Championship.*

__Guidance:__ The requirements set out in this paragraph 7 apply irrespective of whether an ESC Player remains with their original club or transfers to another club.

SECTION IV: MISCELLANEOUS

Extensions or transfers of a GBE

9. For the purposes of paragraph 9 of the main body of this document, if an ESC Player applies for an extended GBE (in accordance with paragraph 6 of the main body of this document), a transfer of a GBE (in accordance with paragraph 7 of the main body of this document) or makes a new club application for a GBE (in accordance with paragraph 8 of the main body of this document), the ESC Player's club must evidence to The FA's satisfaction that the ESC Player continues to comply with the requirements set out at paragraph 1 above.

752

Miscellaneous 753 754 Domestic Youth Competition Match means any match played in: (i) a youth competition organised and administered by any of the leagues referred to in the definitions of Band 1, Band 2, Band 3, Band 4 or Band 5; or (ii) any domestic youth competition organised and administered by a national association in which the member clubs of a league referred to in the definitions of Band 1, Band 2, Band 3, Band 4 or Band 5 participate. English Qualified Player (or EQP) means a player who was eligible to play for the England Senior Men’s Team at the time the player was first permanently registered with the club. Guidance: If a player subsequently becomes ineligible to play for the England Senior Men’s Team pursuant to FIFA’s Regulations Governing the Application of the Statutes (RGAs) (for example by electing to play for a Senior Men’s Team of another National Association in an official competition), the player shall still be regarded as an EQP at that club (and any loaning club). For the avoidance of doubt, if that player subsequently permanently registers with a different club, the player will not be regarded as an EQP for that new club. EQP Minutes means the total number of minutes (including any added time or extra time) played by EQPs in an EQP Qualifying Match or Relevant EQP Qualifying Match (as applicable). EQP Minutes Percentage means the percentage figure calculated in accordance with paragraphs 6.1 and 6.3, rounded to the nearest whole number. EQP Qualifying Match means: 1. Where the club is participating in the Premier League, matches in the following competitions in which the club has played: a. matches in the Premier League; b. matches in the: (i) UEFA Champions League, UEFA Europa League, and/or UEFA Conference League and qualification matches in respect of any of these competitions; (ii) UEFA Super Cup; and (iii) FIFA Club World Cup; c. matches played at the quarter final stage and onwards of The FA Cup; and d. matches played at the semi-final stage and onwards of the EFL Cup. 2. Where the club is participating in the EFL Championship, EFL League One or EFL League Two matches in the following competitions in which the club has played: 10. If the ESC Player has not transitioned out of an ESC Place, the ESC Place will be transferred to the new permanent domestic club upon any successful extension application. Reviewing GBE System 11. Without prejudice to what is set out below at paragraph 1, The FA will review how ESC Player registrations are used on an annual basis and reserves all its rights to make any changes it considers, in its absolute discretion, to be necessary to the criteria set out in this Appendix. 12. In the event that the League EQP Minutes Percentage in any one of the Premier League, EFL Championship, EFL League One or EFL League Two League is: 12.1. 25% or less in any Season, no new ESC Player registrations will be permitted and the application of the criteria set out in this Appendix will be automatically stopped; and 12.2. between 26% and 30% in any Season, the application of the criteria set out in this Appendix will be reviewed. Definitions 13. Unless otherwise stated, definitions are as set out in the glossary at the beginning of this document or as set out below: Available Minutes (ESC) means the total number of minutes (including any injury time or added time) played by the club in EQP Qualifying Matches minus the number of minutes that the EQP or ESC Player (as applicable) was Unavailable for Selection. Continental Youth Competition Match means any match played in a youth club competition organised by one or more of UEFA, CONMEBOL, CAF, CONCACAF, AFC or OFC. Cumulative EQP Minutes means the total number of EQP Minutes from the Relevant EQP Qualifying Matches. Cumulative Non-EQP Minutes means the total number of Non-EQP Minutes from the Relevant EQP Qualifying Matches. Cumulative Total Minutes means total number of Cumulative EQP Minutes and Cumulative Non- EQP Minutes accumulated by a club in Relevant EQP Qualifying Matches. Domestic Senior Competition Match means any match played in those leagues set out in the definitions of Band 1, Band 2, Band 3, Band 4 or Band 5. Appendix 3 ESC Players Appendix 3 ESC Players

Miscellaneous 755 756 time or extra time) played by an EQP who has been temporarily transferred on a Qualifying Loan in a Qualifying Loan Match during the EQP Reference Period. Non-EQP Minutes means the total number of minutes (including any added time or extra time) played by players who are not EQPs in an EQP Qualifying Match or Relevant EQP Qualifying Match (as applicable). Non-ESC Player means a player that has transitioned from an ESC Player to a Non-ESC Player in accordance with paragraph 7. Pro-Rata EQP Minutes means the total number of minutes (including any added time or extra time) played by an Injured Player in EQP Qualifying Matches over the 12 months immediately preceding the date of his injury divided by the total number of EQP Qualifying Matches in the same period. Guidance: Where applicable, Pro-Rata EQP Minutes shall only form part of the Weighted EQP Minutes Percentage calculation from the 2025/26 Season. Qualifying Loan means a temporary transfer from a club in the Premier League to a club in the EFL Championship or a club participating in any of the leagues at Band 1 or Band 2. Qualifying Loan Match means: • For clubs in the EFL Championship, an EQP Qualifying Match. • For clubs participating in any of the leagues in Band 1 or Band 2, any match played in the relevant league competition or any match played in a Band 1 Continental Competition or a Band 2 Continental Competition. Registration Period means the period in which players may be registered for a club as notified by The FA from time to time and approved by FIFA. Guidance: For the purposes of paragraph 7b, the additional registration period for the 2025 FIFA Club World Cup will not be considered a full domestic Registration Period Relevant EQP Qualifying Matches means the list of matches created in accordance with the procedure set out at paragraph 7.5. Total League Minutes means the total number of minutes (including added time or extra time) played by all players at all clubs in a particular league in EQP Qualifying Matches. Guidance: Total League Minutes means the total number of minutes played by all players (including EQPs and non-EQPs) at all clubs in one league i.e. in the Premier League this would be all minutes played by all players (including EQPs and non-EQPs) at all Premier League Clubs in EQP Qualifying Matches. a. matches played in the EFL Championship, EFL League One or EFL League Two (as applicable) and play off matches in respect of any of these league competitions; b. matches in the: (i) UEFA Champions League, UEFA Europa League, and/or UEFA Conference League and qualification matches in respect of any of these competitions; (ii) UEFA Super Cup; and (iii) FIFA Club World Cup; c. matches played in the fifth round and onwards of The FA Cup; and d. matches played at the quarter-final stage and onwards of the EFL Cup. Guidance: Where a club competes in more than one league competition during the EQP Reference Period, the relevant EQP Qualifying Matches will vary by reference to the league competition in which the club played in each Season. EQP Qualifying Match Ranking shall have the meaning given to it in paragraph 5. EQP Reference Period means the three Seasons prior to the current Season (i.e. 1 June 2020 to 31 May 2023). ESC Place means a place available to a club for the purposes of recruiting an ESC Player, as calculated by The FA in accordance with Section II of this Appendix. For the avoidance of date, such places are non-transferrable. ESC Player means a player granted a GBE in accordance with this Appendix. ESC Player Reference Period means the twenty four months prior to the date on which the application for an ESC Player GBE is made. Injured Player means a player who has been injured while on international duty for England. League EQP Minutes means the total number of minutes (including added time or extra time) played by all EQPs at all clubs in a particular league in EQP Qualifying Matches. Guidance: League EQP Minutes means the total number of minutes played by all EQPs at all clubs in one league i.e. in the Premier League this would be all minutes played by all EQPs at all Premier League Clubs in EQP Qualifying Matches. League EQP Minutes Percentage means League EQP Minutes divided by Total League Minutes. Loan Player Minutes means the total number of minutes (including any added Appendix 3 ESC Players Appendix 3 ESC Players

Miscellaneous 757 758 Total Minutes means the total number of EQP Minutes and Non-EQP Minutes accumulated by a club in an EQP Qualifying Match. Weighted EQP Minutes Percentage means the percentage figure calculated in accordance with the procedure set out at paragraph 6, rounded to the nearest whole number. Youth Competitive International Match means any match played by a National Association’s youth team in either: (a) The following tournaments (including any qualification rounds): the Olympic Games, any FIFA Youth World Cup, U20 Arab Championship, U17 Arab Championship, UEFA U21 Championship, UEFA U19 Championship, UEFA U17 Championship, AFC U23 Championship, AFC U20 Asian Cup, AFC U19 Championship, AFC U17 Asian Cup, CAF Africa U23 Cup of Nations, CAF Africa U20 Cup of Nations, CAF Africa U17 Cup of Nations, CONCACAF U20, CONCACAF U17, CONMEBOL Sudamericano U20, CONMEBOL Sudamericano U17, OFC U19 Championship or the OFC U17 Championship; or (b) The following tournaments (excluding any qualification rounds): Tournei Maurice Ravello, Pinatar Cup U18, Pinatar Cup U17, Torneio Internacional Algarve U17, U17 Nordic Football Championship, AFF U23 Championship or the West Asia Championship U23. 1. Title The committee shall be called the Professional Football Negotiating and Consultative Committee (PFNCC). 2. Membership The PFNCC shall consist of: a) Four representatives from the Professional Footballers’ Association (the PFA); b) Two representatives from The Football League Limited (the EFL); c) Two representatives from The FA Premier League Limited (the PL); d) One representative from The Football Association Limited (the FA); e) The Chief Executive Officer (or equivalent) of each of the four bodies listed above, or their respective nominees, (and the PFA, EFL, PL and FA are together the Members and each a Member). 3. Terms of Reference a) The PFNCC shall be the forum in which the Members consider matters relating to the employment of, and any associated rules and regulations relating to, those professional football players (Players) employed by clubs in membership of EFL and the PL (the Leagues), including (but not limited to): i) standard terms and conditions for contracts of employment of Players (including contractual obligations, minimum pay, pension provision, treatment of benefits in kind and holidays); ii) matters relating to health & safety of Players, and appropriate insurance arrangements; iii) a code of practice for clubs and Players to abide by; iv) minimum standards for the resolution of disputes between clubs and Players; v) the effects of any applicable legislation. b) No major changes in the regulations of the Leagues affecting a Player’s terms and conditions of employment shall take place without full discussion and agreement in the PFNCC. c) The PFNCC can be used to facilitate consultation on any matter relating to professional football upon which any of the Members considers that the view of the PFNCC would be desirable to help further the best interests of the game. Appendix 3 ESC Players Constitution of The Professional Football Negotiating and Consultative Committee (England and Wales)

Miscellaneous 759 760 4. Chair a) The PFNCC shall appoint an independent chair. b) In the event of the unavoidable absence of the independent chair, a meeting may be chaired by a Member of the PFNCC by agreement of all four Members. c) The independent chair shall be appointed for a term of 3 years and no individual may serve more than 2 consecutive terms. d) The independent chair shall retire at the July meeting next following their 75th birthday. e) Clauses (c) and (d) shall not apply to the independent chair in post at the date of adoption of this revised constitution (the Current Chair). The Current Chair shall continue to hold office until 30th June 2019, whereupon he shall retire from office. f) Any independent chair to be appointed after 30th June 2019 shall be permitted to attend meetings of the PFNCC prior to their appointment. 5. Secretary a) The Chief Executive Officer of the EFL and the Chief Executive of the PFA shall act as joint secretaries of the PFNCC. b) The administration and secretarial services to be provided by the EFL. 6. Executive Officers A senior executive officer of each of the Members shall meet as and when necessary and in any event shall meet before any meeting of the PFNCC in order to give preliminary consideration to items which are to appear on the agenda for the next PFNCC meeting. 7. Meetings a) There shall be four ordinary meetings of the PFNCC each Season. They shall ordinarily take place in July, October and April, and in January. An ordinary meeting shall be called on not less than 14 days’ notice. b) Special meetings may be called (in addition to the ordinary meetings set out in paragraph 7(a)) at the discretion of the Chair at the request of any Member. At least seven days’ notice of such meetings shall be given and the business of the meeting shall be stated in the notice. c) Other parties may be invited to attend any meeting of the PFNCC at the request of any Member and at the Chair’s discretion. The Chair shall also be empowered to invite third parties to any meeting following consultation with the Members. Constitution of The Professional Football Negotiating and Consultative Committee (England and Wales) Constitution of The Professional Football Negotiating and Consultative Committee (England and Wales) d) The EFL and PL shall communicate with those clubs employing any Player nominated by the PFA as a representative in accordance with Clause 2(a), and request that such representatives and deputies are given reasonable facilities to attend meetings of the PFNCC. 8. Minutes Full minutes of all meetings shall be drafted by the secretary provided by the EFL in accordance with Clause 5(b). The draft minutes shall not be circulated until approved by the Chair. Draft minutes should normally be circulated within 4 weeks of the meeting to which they relate. Minutes will be subject to approval of the PFNCC at the next meeting. 9. Resolution of Differences a) It shall be the duty of the Members of the PFNCC to take all reasonable steps to ensure the acceptance of agreements reached. Where appropriate, any Member may seek the assistance of the Chair in expounding and explaining agreements reached. b) Where the Members are unable to reach agreement they may by agreement seek the advice of the Chair on any matters before the PFNCC. c) If the Members are unable to reach agreement following the processes outlined above they may by agreement seek independent arbitration by the Advisory Conciliation and Arbitration Service or any other agreed independent arbitrator. 10. Sub-Committees a) The PFNCC shall have the power to set up such sub-committees or joint working parties not restricted to Members of the PFNCC as it considers necessary. b) Each sub-committee or joint working party shall agree terms of reference which shall be subject to the approval of the PFNCC. c) Full minutes of sub-committee and/or joint working party meetings shall be kept and appended to minutes of meetings of the PFNCC for distribution to Members. 11. Finance a) Each Member shall be responsible for meeting the expenses of its representative(s) for attending meetings. b) Any fees and/or expenses of the Chair shall be shared equally by the Members. c) Any other expense shall be shared equally by the Members.

Miscellaneous 761 762 12. Amendment of Constitution Any proposed amendments to the constitution of the PFNCC shall only be considered at a meeting called specifically for that purpose and notice of any proposed amendment shall be given in writing 28 days previous to such meeting. Any amendment to the constitution shall only take effect after approval to it has been given by each of the Members. 13. Status of Constitution The constitution shall be subject to the approval of each of the Members. If approved by each of them it shall be regarded as an agreement binding on each and all of them and shall be appended to the rules of each League and published in their respective handbooks. Constitution of The Professional Football Negotiating and Consultative Committee (England and Wales) Constitution of The Professional Football Negotiating and Consultative Committee (England and Wales)

Statistics

Statistics 765 766 Premier League Table Season 2024/25 Home Away Pos Club P W D L F A W D L F A GD Pts 1 Liverpool 38 14 4 1 42 16 11 5 3 44 25 45 84 2 Arsenal 38 11 6 2 35 17 9 8 2 34 17 35 74 3 Manchester City 38 13 3 3 43 23 8 5 6 29 21 28 71 4 Chelsea 38 12 5 2 35 18 8 4 7 29 25 21 69 5 Newcastle United 38 12 2 5 40 20 8 4 7 28 27 21 66 6 Aston Villa 38 11 7 1 34 20 8 2 9 24 31 7 66 7 Nottingham Forest 38 9 5 5 26 16 10 3 6 32 30 12 65 8 Brighton & Hove Albion 38 8 8 3 30 26 8 5 6 36 33 7 61 9 AFC Bournemouth 38 8 4 7 23 16 7 7 5 35 30 12 56 10 Brentford 38 9 4 6 40 35 7 4 8 26 22 9 56 11 Fulham 38 7 5 7 27 30 8 4 7 27 24 0 54 12 Crystal Palace 38 6 7 6 24 26 7 7 5 27 25 0 53 13 Everton 38 5 9 5 26 23 6 6 7 16 21 -2 48 14 West Ham United 38 5 5 9 23 34 6 5 8 23 28 -16 43 15 Manchester United 38 7 3 9 23 28 4 6 9 21 26 -10 42 16 Wolverhampton Wanderers 38 6 3 10 27 32 6 3 10 27 37 -15 42 17 Tottenham Hotspur 38 6 3 10 35 35 5 2 12 29 30 -1 38 18 Leicester City 38 4 3 12 15 34 2 4 13 18 46 -47 25 19 Ipswich Town 38 1 4 14 14 44 3 6 10 22 38 -46 22 20 Southampton 38 1 3 15 13 47 1 3 15 13 39 -60 12

Premier League Attendances

Season 2024/25

Club	Pld	Average	Aggregate	Utilisation	Max	Opposition
AFC Bournemouth	19	11,286	214,434	99.8%	11,286	v Aston Villa
Arsenal	19	60,251	1,144,760	99.3%	60,383	v Liverpool
Aston Villa	19	41,844	795,041	98.4%	42,740	v Nottingham Forest
Brentford	19	17,094	324,784	99.1%	17,215	v Liverpool
Brighton & Hove Albion	19	31,472	597,975	98.7%	31,715	v Manchester City
Chelsea	19	39,589	752,192	98.5%	39,852	v Tottenham Hotspur
Crystal Palace	19	25,008	475,161	99.3%	25,186	v AFC Bournemouth
Everton	19	39,232	745,404	99.5%	39,395	v Leicester City
Fulham	19	26,826	509,689	98.1%	27,770	v Liverpool
Ipswich Town	19	29,744	565,144	99.0%	30,017	v Manchester United
Leicester City	19	31,540	599,263	97.8%	32,058	v Liverpool
Liverpool	19	60,246	1,144,681	98.3%	60,448	v Newcastle United
Manchester City	19	52,109	990,075	97.3%	53,282	v Wolverhampton Wanderers
Manchester United	19	73,759	1,401,415	99.4%	73,839	v Aston Villa
Newcastle United	19	52,187	991,549	99.9%	52,252	v Manchester United
Nottingham Forest	19	30,059	571,115	98.9%	30,263	v Chelsea
Southampton	19	30,822	585,620	95.2%	31,278	v Liverpool
Tottenham Hotspur	19	62,758	1,192,411	99.9%	62,850	v Brighton & Hove Albion
West Ham United	19	62,464	1,186,819	99.9%	62,476	v Liverpool
Wolverhampton Wanderers	19	30,881	586,739	97.3%	31,518	v Leicester City
TOTAL	**380**	**40,459**	**15,374,271**	**98.8%**		

767

Statistics

Premier League Results

Season 2024/25

	AFC Bournemouth	Arsenal	Aston Villa	Brentford	Brighton & Hove Albion	Chelsea	Crystal Palace	Everton	Fulham	Ipswich Town	Leicester City	Liverpool	Manchester City	Manchester United	Newcastle United	Nottingham Forest	Southampton	Tottenham Hotspur	West Ham United	Wolverhampton Wanderers
AFC Bournemouth	—	2-0	0-1	1-2	1-2	0-1	0-0	1-0	1-0	1-2	2-0	0-2	2-1	1-1	1-1	5-0	3-1	1-0	1-1	0-1
Arsenal	1-2	—	2-2	1-1	1-1	1-0	2-2	0-0	2-1	1-0	4-2	2-2	5-1	2-0	1-0	3-0	3-1	2-1	0-1	2-0
Aston Villa	1-1	0-2	—	3-1	2-2	2-1	2-2	3-2	1-0	1-1	2-1	2-2	2-1	0-0	4-1	2-1	1-0	2-0	1-1	3-1
Brentford	3-2	1-3	0-1	—	4-2	0-0	2-1	1-1	2-3	4-3	4-1	0-2	2-2	4-3	4-2	0-2	3-1	0-2	1-1	5-3
Brighton & Hove Albion	2-1	1-1	0-3	0-0	—	3-0	1-3	0-1	2-1	0-0	2-2	3-2	2-1	2-1	1-1	2-2	1-1	3-2	3-2	2-2
Chelsea	2-2	1-1	3-0	2-1	4-2	—	1-1	1-0	1-2	2-2	1-0	3-1	0-2	1-0	2-1	1-1	4-0	1-0	2-1	3-1
Crystal Palace	0-0	1-5	4-1	1-2	2-1	1-1	—	1-2	0-2	1-0	2-2	0-1	2-2	0-0	1-1	1-1	2-1	1-0	0-2	4-2
Everton	2-3	1-1	0-1	0-0	0-3	0-0	2-1	—	1-1	2-2	4-0	2-2	0-2	2-2	0-0	0-2	2-0	3-2	1-1	4-0
Fulham	2-2	1-1	1-3	2-1	3-1	1-2	0-2	1-3	—	2-2	2-1	3-2	0-2	0-1	3-1	2-1	0-0	2-0	1-1	1-4
Ipswich Town	1-2	0-4	2-2	0-1	0-2	2-0	0-1	0-2	1-1	—	1-1	0-2	0-6	1-1	0-4	2-4	1-2	1-4	1-3	1-2
Leicester City	1-0	0-2	1-2	0-4	2-2	1-2	0-2	1-1	0-2	2-0	—	0-1	0-2	0-3	0-3	1-3	2-0	1-1	3-1	0-3
Liverpool	3-0	2-2	2-0	2-0	2-1	2-1	1-1	1-0	2-2	4-1	3-1	—	2-0	2-2	2-0	0-1	3-1	5-1	2-1	2-1
Manchester City	3-1	2-2	2-1	2-1	2-2	3-1	5-2	1-1	3-2	4-1	2-0	0-2	—	1-2	4-0	3-0	1-0	0-4	4-1	1-0
Manchester United	0-3	1-1	2-0	2-1	1-3	1-1	0-2	4-0	1-0	3-2	3-0	0-3	0-0	—	0-2	2-3	3-1	0-3	0-2	0-1
Newcastle United	1-4	1-0	3-0	2-1	0-1	2-0	5-0	0-1	1-2	3-0	4-0	3-3	1-1	4-1	—	4-3	1-0	2-1	0-2	3-0
Nottingham Forest	1-1	0-0	2-1	0-2	7-0	0-1	1-0	0-1	0-1	1-0	2-2	1-1	1-0	1-0	1-3	—	3-2	1-0	3-0	1-1
Southampton	1-3	1-2	0-3	0-5	0-4	1-5	1-1	1-0	1-2	1-1	2-3	2-3	0-0	0-3	1-3	0-1	—	0-5	0-1	1-2
Tottenham Hotspur	2-2	0-1	4-1	3-1	1-4	3-4	0-2	4-0	1-1	1-2	1-2	3-6	0-1	1-0	1-2	1-2	3-1	—	4-1	2-2
West Ham United	2-2	2-5	1-2	0-1	1-1	0-3	0-2	0-0	3-2	4-1	2-0	0-5	1-3	2-1	0-1	1-2	1-1	1-1	—	2-1
Wolverhampton Wanderers	2-4	0-1	2-0	1-1	0-2	2-6	2-2	1-1	1-2	1-2	3-0	1-2	1-2	2-0	1-2	0-3	2-0	4-2	1-0	—

768

Premier League Appearances and Goals

Season 2024/25

AFC Bournemouth	P	Sub P	Sub NP	GS		P	Sub P	Sub NP	GS
Adam Smith	19	6	1	0	Julio Soler	0	3	10	0
Alex Scott	8	12	1	0	Justin Kluivert	29	5	0	12
Antoine Semenyo	36	1	0	11	Kepa	31	0	1	0
Archie Harris	0	0	2	0	Lewis Cook	32	4	0	1
Ben Winterburn	0	4	16	0	Luis Sinisterra	1	11	1	1
Callan McKenna	0	0	1	0	Marcos Senesi	13	4	4	0
Dango Ouattara	21	11	0	7	Marcus Tavernier	20	9	0	3
Daniel Adu-Adjei	0	0	4	0	Mark Travers	5	0	18	0
Daniel Jebbison	0	16	4	1	Matai Akinmboni	0	0	8	0
David Brooks	9	20	7	2	Max Aarons	1	2	11	0
Dean Huijsen	26	6	6	3	Max Kinsey	0	0	14	0
Dominic Sadi	0	0	1	0	Milos Kerkez	38	0	0	2
Enes Ünal	2	15	0	2	Neto	2	0	0	0
Evanilson	28	3	1	10	Philip Billing	1	9	3	0
Hamed Traoré	0	0	1	0	Remy Rees-Dottin	0	1	6	0
Illia Zabarnyi	35	1	0	0	Ryan Christie	27	2	0	2
Jaidon Anthony	0	0	2	0	Tyler Adams	21	7	1	0
James Hill	6	4	21	0	Will Dennis	0	0	21	0
Julián Araujo	7	5	7	0	Zain Silcott-Duberry	0	1	7	0

Arsenal	P	Sub P	Sub NP	GS		P	Sub P	Sub NP	GS
Aaron Ramsdale	0	0	2	0	Jurriën Timber	27	3	2	1
Ayden Heaven	0	0	3	0	Kai Havertz	21	2	1	9
Ben White	13	4	3	0	Kieran Tierney	2	11	13	1
Brayden Clarke	0	0	1	0	Leandro Trossard	28	10	0	8
Bukayo Saka	20	5	0	6	Maldini Kacurri	0	0	4	0
David Raya	38	0	0	0	Martin Ødegaard	26	4	0	3
Declan Rice	33	2	1	4	Mikel Merino	17	11	0	7
Eddie Nketiah	0	0	2	0	Myles Lewis-Skelly	15	8	9	1
Ethan Nwaneri	11	15	10	4	Nathan Butler-Oyedeji	0	1	13	0
Gabriel Jesus	6	11	1	3	Neto	0	0	33	0
Gabriel Magalhães	28	0	0	3	Oleksandr Zinchenko	5	10	16	0
Gabriel Martinelli	25	8	2	8	Raheem Sterling	7	10	12	0
Ismeal Kabia	0	0	9	0	Reiss Nelson	0	1	1	0
Jack Henry-Francis	0	0	6	0	Riccardo Calafiori	11	8	3	2
Jack Porter	0	0	1	0	Salah-Eddine Oulad M'hand	0	0	1	0
Jakub Kiwior	10	7	20	1	Takehiro Tomiyasu	0	1	0	0
Jimi Gower	0	0	4	0	Thomas Partey	31	4	2	4
Jorginho	9	6	19	0	Tommy Setford	0	0	3	0
Josh Nichols	0	0	3	0	William Saliba	35	0	0	2

Key: P = Played **Sub P** = Sub Played **Sub NP** = Sub Not Played **GS** = Goals Scored

769

Premier League Appearances and Goals

Statistics

Aston Villa	P	Sub P	Sub NP	GS		P	Sub P	Sub NP	GS
Amadou Onana	20	6	2	3	Kadan Young	0	0	3	0
Andrés García	5	2	9	0	Kosta Nedeljkovic	0	5	11	0
Axel Disasi	5	2	4	0	Lamare Bogarde	5	3	14	0
Ben Broggio	0	0	1	0	Leon Bailey	14	10	5	1
Boubacar Kamara	20	6	1	1	Lucas Digne	28	4	6	0
Diego Carlos	8	2	7	0	Marco Asensio	9	4	0	3
Donyell Malen	2	12	3	3	Marcus Rashford	4	6	0	2
Emiliano Buendía	0	12	11	0	Matty Cash	24	3	2	1
Emiliano Martínez	37	0	0	0	Morgan Rogers	37	0	0	8
Ezri Konsa	33	1	1	2	Oliwier Zych	0	0	9	0
Ian Maatsen	10	19	8	1	Ollie Watkins	31	7	0	16
Jacob Ramsey	19	10	0	1	Pau Torres	23	1	4	0
Jaden Philogene	2	9	3	0	Robin Olsen	1	3	26	0
Jamaldeen Jimoh	0	0	7	0	Ross Barkley	3	17	4	3
Jhon Durán	4	16	1	7	Sil Swinkels	0	0	5	0
Joe Gauci	0	0	10	0	Tyrone Mings	12	2	13	0
John McGinn	27	7	0	1	Youri Tielemans	35	1	0	3

Brentford	P	Sub P	Sub NP	GS		P	Sub P	Sub NP	GS
Aaron Hickey	0	0	1	0	Kristoffer Ajer	17	7	2	0
Ben Mee	2	5	28	0	Mads Roerslev	11	8	4	0
Benjamin Arthur	0	0	4	0	Mark Flekken	37	0	0	0
Benjamin Fredrick	0	0	2	0	Mathias Jensen	8	16	0	0
Bryan Mbeumo	38	0	0	20	Michael Kayode	6	6	1	0
Christian Nørgaard	34	0	0	5	Mikkel Damsgaard	34	4	0	2
Ethan Pinnock	21	1	9	2	Myles Peart-Harris	0	0	1	0
Fábio Carvalho	3	16	6	2	Nathan Collins	38	0	0	2
Frank Onyeka	0	2	0	0	Paris Maghoma	0	8	15	0
Gustavo Nunes	0	3	4	0	Rico Henry	0	5	5	0
Hákon Valdimarsson	1	1	36	0	Ryan Trevitt	0	1	11	0
Igor Thiago	1	7	0	0	Sepp van den Berg	29	2	1	0
Iwan Morgan	0	0	5	0	Tony Yogane	0	0	6	0
Jayden Meghoma	0	1	13	0	Vitaly Janelt	27	5	0	1
Julian Eyestone	0	0	1	0	Yehor Yarmoliuk	15	16	7	0
Keane Lewis-Potter	36	2	0	1	Yoane Wissa	34	1	0	19
Kevin Schade	26	12	0	11	Yunus Konak	0	10	26	0
Kim Ji-Soo	0	3	12	0					

770

Premier League Appearances and Goals

Brighton & Hove Albion	P	Sub P	Sub NP	GS		P	Sub P	Sub NP	GS
Adam Webster	11	3	7	0	Jan Paul van Hecke	33	1	0	1
Bart Verbruggen	36	0	0	0	Jason Steele	2	0	24	0
Billy Gilmour	1	1	0	0	Jeremy Sarmiento	0	1	0	0
Brajan Gruda	8	13	7	1	João Pedro	23	4	0	10
Carl Rushworth	0	0	14	0	Joe Knight	0	0	3	0
Carlos Baleba	31	3	2	3	Joël Veltman	19	2	3	0
Charlie Tasker	0	0	5	0	Julio Enciso	2	10	7	0
Danny Welbeck	24	6	0	10	Kaoru Mitoma	28	8	0	10
Diego Gómez	4	12	1	1	Killian Cahill	0	0	1	0
Eiran Cashin	0	2	9	0	Lewis Dunk	23	2	2	0
Evan Ferguson	2	11	2	1	Mark O'Mahony	0	0	1	0
Ferdi Kadioglu	5	1	1	1	Mats Wieffer	10	15	3	1
Freddie Simmonds	0	0	1	0	Matt O'Riley	11	10	3	2
Georginio Rutter	19	9	0	5	Pervis Estupiñán	26	4	1	1
Harry Howell	0	1	4	0	Ruairi McConville	0	0	8	0
Igor Julio	10	3	10	0	Simon Adingra	12	17	6	2
Imari Samuels	0	0	2	0	Solly March	1	7	5	0
Jack Hinshelwood	22	4	0	5	Tariq Lamptey	10	5	10	2
Jacob Slater	0	0	3	0	Valentín Barco	0	0	1	0
Jakub Moder	0	4	9	0	Yankuba Minteh	20	12	1	6
James Milner	3	1	0	0	Yasin Ayari	22	12	2	2

Chelsea	P	Sub P	Sub NP	GS		P	Sub P	Sub NP	GS
Aaron Anselmino	0	0	2	0	Marcus Bettinelli	0	0	5	0
Axel Disasi	4	2	9	1	Mathis Amougou	0	1	3	0
Benoît Badiashile	3	2	17	0	Moisés Caicedo	38	0	0	1
Cesare Casadei	0	0	4	0	Mykhailo Mudryk	1	6	5	0
Christopher Nkunku	9	18	6	3	Nicolas Jackson	28	2	1	10
Cole Palmer	36	1	0	15	Noni Madueke	27	5	1	7
Enzo Fernández	32	4	0	6	Pedro Neto	24	11	1	4
Filip Jørgensen	6	0	31	0	Reece James	12	7	4	1
Genesis Antwi	0	0	1	0	Renato Veiga	1	6	13	0
Ishé Samuels-Smith	0	0	2	0	Robert Sánchez	32	0	6	0
Jadon Sancho	19	12	1	3	Roméo Lavia	11	5	4	0
João Félix	3	9	8	1	Samuel Rak-Sakyi	0	0	1	0
Josh Acheampong	2	2	19	0	Shumaira Mheuka	0	1	1	0
Kiernan Dewsbury-Hall	2	11	13	0	Tosin Adarabioyo	15	7	16	1
Levi Colwill	35	0	2	2	Trevoh Chalobah	11	2	3	0
Malo Gusto	19	13	1	0	Tyrique George	1	7	11	1
Marc Cucurella	33	3	0	5	Wesley Fofana	14	0	1	0
Marc Guiu	0	3	10	0					

771

Premier League Appearances and Goals

Statistics

Crystal Palace	P	Sub P	Sub NP	GS		P	Sub P	Sub NP	GS
Adam Wharton	16	4	1	0	Jordan Ayew	0	1	0	0
Asher Agbinone	0	2	10	0	Justin Devenny	4	19	7	1
Ben Chilwell	1	7	4	1	Kaden Rodney	0	0	3	0
Caleb Kporha	0	2	25	0	Marc Guéhi	34	0	0	3
Chadi Riad	1	0	5	0	Matheus França	0	4	7	1
Cheick Doucouré	4	9	4	0	Matt Turner	0	0	32	0
Chris Richards	22	2	5	1	Maxence Lacroix	35	0	0	1
Daichi Kamada	15	19	1	0	Naouirou Ahamada	0	0	1	0
Daniel Muñoz	37	0	0	4	Nathaniel Clyne	5	8	24	0
Dean Henderson	38	0	0	0	Odsonne Édouard	1	1	0	0
Eberechi Eze	31	3	0	8	Remi Matthews	0	0	7	0
Eddie Nketiah	9	20	2	3	Rob Holding	0	0	1	0
Franco Umeh-Chibueze	0	0	8	0	Romain Esse	1	6	8	1
Ismaïla Sarr	30	8	0	8	Sam Johnstone	0	0	2	0
Jean-Philippe Mateta	33	4	0	14	Trevoh Chalobah	12	0	2	3
Jefferson Lerma	26	7	1	0	Tyrick Mitchell	37	0	1	0
Jeffrey Schlupp	0	12	12	0	Will Hughes	24	9	0	0
Joachim Andersen	1	0	0	0	Zach Marsh	0	0	1	0
Joel Ward	1	1	18	0					

Everton	P	Sub P	Sub NP	GS		P	Sub P	Sub NP	GS
Abdoulaye Doucouré	31	2	1	3	Jarrad Branthwaite	28	2	0	0
Armando Broja	4	6	3	0	Jenson Metcalfe	0	0	2	0
Ashley Young	19	13	4	1	Jesper Lindstrøm	15	10	3	0
Asmir Begovic	0	0	18	0	João Virgínia	0	0	38	0
Beto	15	15	8	8	Jordan Pickford	38	0	0	0
Callum Bates	0	0	2	0	Martin Sherif	0	0	7	0
Carlos Alcaraz	7	8	0	2	Mason Holgate	0	1	1	0
Coby Ebere	0	0	1	0	Michael Keane	11	3	22	3
Dominic Calvert-Lewin	19	7	0	3	Nathan Patterson	3	7	18	0
Dwight McNeil	15	6	0	4	Neal Maupay	0	0	2	0
Harrison Armstrong	0	3	20	0	Orel Mangala	14	5	0	1
Idrissa Gueye	35	2	0	0	Reece Welch	0	0	1	0
Iliman Ndiaye	29	4	0	9	Roman Dixon	1	0	7	0
Isaac Heath	0	0	4	0	Séamus Coleman	3	2	13	0
Jack Harrison	24	10	4	1	Tim Iroegbunam	5	13	4	0
Jake O'Brien	17	3	17	2	Vitalii Mykolenko	35	0	0	1
James Garner	17	4	1	0	Youssef Chermiti	0	4	10	0
James Tarkowski	33	0	0	1					

772

Premier League Appearances and Goals

Fulham	P	Sub P	Sub NP	GS		P	Sub P	Sub NP	GS
Adama Traoré	18	18	1	2	Josh King	1	7	15	0
Alex Iwobi	35	3	0	9	Kenny Tete	21	1	2	0
Andreas Pereira	25	8	2	2	Martial Godo	0	2	7	0
Antonee Robinson	35	1	0	0	Raúl Jiménez	30	8	0	12
Bernd Leno	38	0	0	0	Reiss Nelson	5	6	0	1
Calvin Bassey	34	1	2	1	Rodrigo Muniz	8	23	1	8
Carlos Vinícius	0	3	8	0	Ryan Sessegnon	7	9	16	4
Emile Smith Rowe	25	9	0	6	Samuel Amissah	0	0	1	0
Harrison Reed	0	12	14	0	Sander Berge	26	5	0	0
Harry Wilson	12	13	3	6	Sasa Lukic	28	2	0	0
Issa Diop	15	6	9	0	Steven Benda	0	0	38	0
Jay Stansfield	0	1	1	0	Timothy Castagne	17	7	9	0
Joachim Andersen	29	0	2	0	Tom Cairney	3	22	10	2
Jorge Cuenca	4	4	18	0	Willian	2	8	4	0

Ipswich Town	P	Sub P	Sub NP	GS		P	Sub P	Sub NP	GS
Alex Palmer	13	0	0	0	Jacob Greaves	25	0	2	1
Ali Al-Hamadi	0	11	2	0	Jaden Philogene	5	5	1	2
Arijanet Muric	18	0	8	0	Jens Cajuste	25	5	3	1
Axel Tuanzebe	20	2	0	0	Julio Enciso	12	1	0	2
Ben Godfrey	2	1	8	0	Kalvin Phillips	14	5	6	0
Ben Johnson	14	9	9	1	Leif Davis	32	1	0	1
Cameron Burgess	16	2	5	0	Liam Delap	32	5	0	12
Chiedozie Ogbene	3	2	2	0	Luke Woolfenden	12	3	13	0
Christian Walton	7	0	27	0	Marcus Harness	0	2	0	0
Cieran Slicker	0	0	4	0	Massimo Luongo	2	9	11	0
Conor Chaplin	10	12	6	1	Nathan Broadhead	7	11	7	2
Conor Townsend	3	3	26	0	Omari Hutchinson	30	1	1	3
Dara O'Shea	35	0	1	0	Sam Morsy	31	2	2	1
George Edmundson	0	1	0	0	Sam Szmodics	13	7	2	4
George Hirst	5	21	0	3	Somto Boniface	0	0	5	0
Harry Clarke	4	3	5	0	Tom Taylor	0	0	1	0
Jack Clarke	12	20	3	0	Wes Burns	12	6	3	0
Jack Taylor	4	28	1	1					

773

Premier League Appearances and Goals

Statistics

Leicester City	P	Sub P	Sub NP	GS		P	Sub P	Sub NP	GS
Abdul Fatawu	6	5	0	0	Jordan Ayew	19	11	6	5
Ben Nelson	0	0	1	0	Kasey McAteer	9	9	2	1
Bilal El Khannouss	27	5	3	2	Luke Thomas	13	1	11	0
Bobby De Cordova-Reid	9	14	9	1	Mads Hermansen	27	0	0	0
Boubakary Soumaré	25	6	4	0	Michael Golding	0	1	1	0
Caleb Okoli	12	7	18	1	Odsonne Édouard	0	4	3	0
Conor Coady	19	3	13	1	Olabade Aluko	0	1	1	0
Daniel Iversen	0	0	12	0	Oliver Skipp	10	14	11	0
Danny Ward	1	1	14	0	Patson Daka	6	17	4	1
Facundo Buonanotte	14	17	3	5	Ricardo Pereira	4	6	8	0
Hamza Choudhury	1	3	11	0	Sammy Braybrooke	0	0	1	0
Harry Winks	17	5	3	0	Stephy Mavididi	16	14	3	4
Henry Cartwright	0	0	1	0	Thomas Cannon	0	0	1	0
Jake Evans	0	4	1	0	Thomas Wilson-Brown	0	0	1	0
Jakub Stolarczyk	10	0	11	0	Victor Kristiansen	29	1	5	0
James Justin	34	2	1	2	Wilfred Ndidi	28	0	0	0
Jamie Vardy	35	0	0	9	Will Alves	0	1	2	0
Jannik Vestergaard	16	2	2	0	Wout Faes	30	4	1	1
Jeremy Monga	0	7	0	0	Woyo Coulibaly	1	3	6	0

Liverpool	P	Sub P	Sub NP	GS		P	Sub P	Sub NP	GS
Alexis Mac Allister	30	5	0	5	James McConnell	0	0	4	0
Alisson Becker	28	0	0	0	Jarell Quansah	4	9	25	0
Amara Nallo	0	0	1	0	Jayden Danns	0	1	1	0
Andy Robertson	29	4	5	0	Joe Gomez	6	3	10	0
Caoimhín Kelleher	10	0	27	0	Kostas Tsimikas	9	9	16	0
Cody Gakpo	23	12	0	10	Luis Díaz	28	8	2	13
Conor Bradley	7	12	6	0	Mohamed Salah	38	0	0	29
Curtis Jones	19	14	1	3	Ryan Gravenberch	37	0	0	0
Darwin Núñez	8	22	5	5	Trent Alexander-Arnold	28	5	1	3
Diogo Jota	14	12	3	6	Treymaurice Nyoni	0	0	4	0
Dominik Szoboszlai	29	7	0	6	Tyler Morton	0	0	8	0
Federico Chiesa	1	5	13	0	Virgil van Dijk	37	0	1	3
Harvey Davies	0	0	3	0	Vitezslav Jaros	0	1	11	0
Harvey Elliott	2	16	12	1	Wataru Endo	1	19	17	0
Ibrahima Konaté	30	1	1	1					

774

Premier League Appearances and Goals

Manchester City	P	Sub P	Sub NP	GS		P	Sub P	Sub NP	GS
Abdukodir Khusanov	6	0	5	0	Manuel Akanji	23	3	2	0
Bernardo Silva	29	4	5	4	Mateo Kovacic	25	6	2	6
Claudio Echeverri	0	1	0	0	Matheus Nunes	19	7	9	1
Divin Mubama	0	1	4	0	Max Alleyne	0	0	2	0
Ederson	26	0	4	0	Nathan Aké	8	2	9	0
Erling Haaland	31	0	1	22	Nico González	9	2	3	1
Ilkay Gündogan	25	8	4	1	Nico O'Reilly	6	3	21	2
Issa Kaboré	0	0	1	0	Omar Marmoush	14	2	0	7
Jack Grealish	7	13	12	1	Oscar Bobb	0	3	0	0
Jacob Wright	0	0	5	0	Phil Foden	20	8	5	7
Jahmai Simpson-Pusey	1	1	8	0	Rico Lewis	21	7	8	1
James McAtee	3	12	20	3	Rodri	1	2	2	0
Jérémy Doku	16	13	4	3	Rúben Dias	25	2	0	0
John Stones	6	5	4	2	Savinho	21	8	7	1
Josh Wilson-Esbrand	0	0	2	0	Scott Carson	0	0	16	0
Josko Gvardiol	36	1	1	5	Spike Brits	0	0	1	0
Kevin De Bruyne	19	9	5	4	Stefan Ortega	12	1	25	0
Kyle Walker	9	6	2	0	Vitor Reis	0	1	8	0

Manchester United	P	Sub P	Sub NP	GS		P	Sub P	Sub NP	GS
Alejandro Garnacho	23	13	0	6	Jonny Evans	3	4	10	0
Altay Bayindir	4	0	27	0	Joshua Zirkzee	14	18	0	3
Amad Diallo	20	6	2	8	Kobbie Mainoo	19	6	1	0
André Onana	34	0	0	0	Leny Yoro	12	9	0	0
Antony	0	8	11	0	Lisandro Martínez	20	0	2	2
Ayden Heaven	2	2	4	0	Luke Shaw	4	3	1	0
Bruno Fernandes	35	1	1	8	Manuel Ugarte	22	7	3	1
Casemiro	18	6	14	1	Marcus Rashford	12	3	1	4
Chido Obi	1	6	4	0	Mason Mount	8	9	3	1
Christian Eriksen	11	12	12	1	Matthijs de Ligt	25	4	1	2
Dermot Mee	0	0	2	0	Noussair Mazraoui	34	3	0	0
Diogo Dalot	31	2	0	0	Patrick Dorgu	10	2	0	0
Elyh Harrison	0	0	6	0	Rasmus Højlund	23	9	2	4
Ethan Wheatley	0	0	5	0	Scott McTominay	0	2	0	0
Godwill Kukonki	0	0	4	0	Sékou Koné	0	0	3	0
Harry Amass	4	1	8	0	Toby Collyer	0	6	11	0
Harry Maguire	19	8	3	1	Tom Heaton	0	0	8	0
Hubert Graczyk	0	0	2	0	Tyler Fredricson	2	0	6	0
Jack Fletcher	0	0	5	0	Tyrell Malacia	2	1	8	0
Jack Moorhouse	0	0	2	0	Victor Lindelöf	6	10	7	0
Jayce Fitzgerald	0	0	1	0					

775

Statistics

Premier League Appearances and Goals

Newcastle United	P	Sub P	Sub NP	GS		P	Sub P	Sub NP	GS
Alex Murphy	0	0	4	0	Leo Shahar	0	0	1	0
Alexander Isak	34	0	0	23	Lewis Hall	24	3	0	0
Anthony Gordon	28	6	0	6	Lewis Miley	1	13	12	1
Bruno Guimarães	38	0	0	5	Lloyd Kelly	4	6	14	0
Callum Wilson	2	16	0	0	Martin Dúbravka	10	0	24	0
Dan Burn	37	0	0	1	Matt Targett	0	2	16	0
Emil Krafth	2	10	14	0	Miguel Almirón	1	8	14	0
Fabian Schär	33	1	0	4	Nick Pope	28	0	3	0
Harvey Barnes	17	16	1	9	Odysseas Vlachodimos	0	0	10	0
Jacob Murphy	31	4	2	8	Sandro Tonali	28	8	0	4
Jamaal Lascelles	0	0	3	0	Sean Longstaff	8	17	13	0
Joe Willock	11	21	1	0	Sean Neave	0	0	7	0
Joelinton	29	0	0	4	Sven Botman	6	2	2	0
John Ruddy	0	0	8	0	Tino Livramento	32	5	0	0
Kieran Trippier	14	11	6	0	William Osula	0	14	24	1

Nottingham Forest	P	Sub P	Sub NP	GS		P	Sub P	Sub NP	GS
Álex Moreno	11	4	12	0	Morato	6	20	8	0
Andrew Omobamidele	0	0	4	0	Morgan Gibbs-White	34	0	0	7
Anthony Elanga	31	7	0	6	Murillo	36	0	0	2
Callum Hudson-Odoi	25	6	1	5	Neco Williams	28	7	3	1
Carlos Miguel	0	0	33	0	Nicolás Domínguez	23	11	3	0
Chris Wood	35	1	0	20	Nikola Milenkovic	37	0	0	5
Danilo	5	3	6	0	Ola Aina	35	0	0	2
Elliot Anderson	33	4	0	2	Ramón Sosa	1	18	13	1
Eric da Silva Moreira	0	2	7	0	Ryan Yates	18	17	2	2
Harry Toffolo	1	3	20	0	Taiwo Awoniyi	3	23	7	1
Ibrahim Sangaré	7	6	5	0	Wayne Hennessey	0	0	5	0
James Ward-Prowse	5	4	9	0	Willy-Arnaud Boly	1	5	23	0
Jota Silva	5	26	6	3	Zach Abbott	0	0	7	0
Matz Sels	38	0	0	0					

776

Premier League Appearances and Goals

Southampton	P	Sub P	Sub NP	GS		P	Sub P	Sub NP	GS
Aaron Ramsdale	30	0	0	0	Joseph O'Brien-Whitmarsh	0	0	1	0
Adam Armstrong	15	5	4	2	Kamaldeen Sulemana	17	9	2	1
Adam Lallana	5	9	6	0	Kyle Walker-Peters	33	0	2	0
Albert Grønbæk	2	2	2	0	Lesley Ugochukwu	18	8	6	1
Alex McCarthy	5	0	33	0	Mateus Fernandes	34	2	0	2
Armel Bella-Kotchap	2	2	8	0	Maxwel Cornet	1	1	3	0
Ben Brereton	4	6	4	0	Nathan Wood	9	2	14	0
Cameron Archer	13	22	2	2	Paul Onuachu	11	14	3	4
Carlos Alcaraz	0	1	0	0	Ronnie Edwards	0	1	2	0
Charlie Taylor	3	5	6	0	Ross Stewart	4	8	0	1
Flynn Downes	25	2	2	1	Ryan Fraser	4	4	5	0
Jack Stephens	17	2	4	1	Ryan Manning	18	6	7	0
James Bree	13	4	15	0	Sam Amo-Ameyaw	0	2	7	0
Jan Bednarek	30	0	0	2	Samuel Edozie	0	2	0	0
Jay Robinson	1	3	1	0	Taylor Harwood-Bellis	32	2	0	1
Jayden Moore	0	0	1	0	Tyler Dibling	20	13	1	2
Joachim Kayi-Sanda	0	2	0	0	Welington	6	4	3	0
Joe Aribo	21	11	6	3	Will Smallbone	6	12	2	1
Joe Lumley	3	0	5	0	Yukinari Sugawara	16	14	5	1

Tottenham Hotspur	P	Sub P	Sub NP	GS		P	Sub P	Sub NP	GS
Alfie Devine	0	0	1	0	Kevin Danso	9	1	0	0
Alfie Dorrington	0	1	3	0	Lucá Williams-Barnett	0	0	1	0
Alfie Whiteman	0	0	1	0	Lucas Bergvall	11	16	7	0
Antonín Kinsky	6	0	12	0	Maeson King	0	0	1	0
Archie Gray	19	9	10	0	Malachi Hardy	0	0	6	0
Ben Davies	14	3	7	0	Mathys Tel	11	2	1	2
Brandon Austin	1	0	12	0	Micky van de Ven	12	1	6	0
Brennan Johnson	24	9	2	11	Mikey Moore	3	7	8	0
Callum Olusesi	0	0	14	0	Pape Sarr	22	14	2	3
Cristian Romero	18	0	3	1	Pedro Porro	28	5	5	2
Damola Ajayi	0	0	5	0	Radu Dragusin	14	2	7	0
Dane Scarlett	0	3	3	0	Richarlison	4	11	2	4
Dante Cassanova	0	0	2	0	Rodrigo Bentancur	21	5	1	2
Dejan Kulusevski	27	5	0	7	Sergio Reguilón	1	3	10	0
Destiny Udogie	24	1	5	0	Son Heung-Min	24	6	0	7
Djed Spence	19	6	8	1	Timo Werner	4	14	3	0
Dominic Solanke	25	2	1	9	Will Lankshear	0	3	12	0
Fraser Forster	7	0	11	0	Wilson Odobert	9	7	0	1
Guglielmo Vicario	24	0	2	0	Yang Min-Hyeok	0	0	2	0
James Maddison	21	10	1	9	Yves Bissouma	16	12	6	2

777

Premier League Appearances and Goals

Statistics

West Ham United	P	Sub P	Sub NP	GS		P	Sub P	Sub NP	GS
Aaron Cresswell	10	8	13	0	Kaelan Casey	0	1	7	0
Aaron Wan-Bissaka	35	1	1	2	Konstantinos Mavropanos	21	12	3	0
Alphonse Areola	25	1	8	0	Lewis Orford	0	2	3	0
Andy Irving	1	9	15	0	Lucas Paquetá	27	6	1	4
Carlos Soler	14	17	2	1	Luis Guilherme	1	11	22	0
Crysencio Summerville	7	12	1	1	Lukasz Fabianski	13	1	21	0
Danny Ings	1	14	15	1	Maximilian Kilman	38	0	0	0
Edson Álvarez	20	8	2	0	Michail Antonio	11	3	0	1
Emerson	26	5	4	2	Mohammed Kudus	31	1	0	5
Evan Ferguson	1	7	4	0	Niclas Füllkrug	6	12	1	3
Ezra Mayers	0	0	1	0	Ollie Scarles	7	8	6	0
Guido Rodríguez	16	7	13	0	Tomás Soucek	30	5	1	9
James Ward-Prowse	12	3	1	1	Vladimír Coufal	11	11	11	0
Jarrod Bowen	34	0	0	13	Wes Foderingham	0	0	9	0
Jean-Clair Todibo	20	7	5	0					

Wolverhampton Wanderers	P	Sub P	Sub NP	GS		P	Sub P	Sub NP	GS
Alfie Pond	0	1	7	0	Mateus Mané	0	1	4	0
André	31	2	2	0	Matheus Cunha	29	4	0	15
Bastien Meupiyou	0	0	5	0	Matt Doherty	25	5	8	2
Boubacar Traoré	0	1	7	0	Nasser Djiga	1	4	8	0
Carlos Forbs	1	9	17	0	Nélson Semedo	32	2	0	0
Chiquinho	0	1	0	0	Pablo Sarabia	7	16	8	3
Craig Dawson	10	5	6	0	Pedro Lima	1	2	18	0
Dan Bentley	2	0	16	0	Rayan Aït-Nouri	37	0	0	4
Daniel Podence	0	2	0	0	Rodrigo Gomes	7	18	9	2
Emmanuel Agbadou	16	0	0	1	Sam Johnstone	7	0	16	0
Gonçalo Guedes	10	19	4	2	Santiago Bueno	18	11	8	0
Hwang Hee-Chan	5	16	8	2	Tawanda Chirewa	0	0	1	0
Jean-Ricner Bellegarde	20	15	2	2	Tom Edozie	0	0	1	0
João Gomes	35	1	0	3	Tom King	0	1	2	0
Jørgen Strand Larsen	30	5	0	14	Tommy Doyle	3	21	9	0
José Sá	29	0	4	0	Toti Gomes	30	1	1	0
Luke Cundle	0	0	3	0	Wes Okoduwa	0	0	1	0
Mario Lemina	15	2	0	1	Yerson Mosquera	5	0	0	0
Marshall Munetsi	12	2	0	2					

778

Premier League Tables

1992/93 - 2023/24

Premier League 1992/93		P	W	D	L	GF	GA	GD	PTS
1	Manchester United	42	24	12	6	67	31	36	84
2	Aston Villa	42	21	11	10	57	40	17	74
3	Norwich City	42	21	9	12	61	65	-4	72
4	Blackburn Rovers	42	20	11	11	68	46	22	71
5	Queens Park Rangers	42	17	12	13	63	55	8	63
6	Liverpool	42	16	11	15	62	55	7	59
7	Sheffield Wednesday	42	15	14	13	55	51	4	59
8	Tottenham Hotspur	42	16	11	15	60	66	-6	59
9	Manchester City	42	15	12	15	56	51	5	57
10	Arsenal	42	15	11	16	40	38	2	56
11	Chelsea	42	14	14	14	51	54	-3	56
12	Wimbledon	42	14	12	16	56	55	1	54
13	Everton	42	15	8	19	53	55	-2	53
14	Sheffield United	42	14	10	18	54	53	1	52
15	Coventry City	42	13	13	16	52	57	-5	52
16	Ipswich Town	42	12	16	14	50	55	-5	52
17	Leeds United	42	12	15	15	57	62	-5	51
18	Southampton	42	13	11	18	54	61	-7	50
19	Oldham Athletic	42	13	10	19	63	74	-11	49
20	Crystal Palace	42	11	16	15	48	61	-13	49
21	Middlesbrough	42	11	11	20	54	75	-21	44
22	Nottingham Forest	42	10	10	22	41	62	-21	40

Premier League 1993/94		P	W	D	L	GF	GA	GD	PTS
1	Manchester United	42	27	11	4	80	38	42	92
2	Blackburn Rovers	42	25	9	8	63	36	27	84
3	Newcastle United	42	23	8	11	82	41	41	77
4	Arsenal	42	18	17	7	53	28	25	71
5	Leeds United	42	18	16	8	65	39	26	70
6	Wimbledon	42	18	11	13	56	53	3	65
7	Sheffield Wednesday	42	16	16	10	76	54	22	64
8	Liverpool	42	17	9	16	59	55	4	60
9	Queens Park Rangers	42	16	12	14	62	61	1	60
10	Aston Villa	42	15	12	15	46	50	-4	57
11	Coventry City	42	14	14	14	43	45	-2	56
12	Norwich City	42	12	17	13	65	61	4	53
13	West Ham United	42	13	13	16	47	58	-11	52
14	Chelsea	42	13	12	17	49	53	-4	51
15	Tottenham Hotspur	42	11	12	19	54	59	-5	45
16	Manchester City	42	9	18	15	38	49	-11	45
17	Everton	42	12	8	22	42	63	-21	44
18	Southampton	42	12	7	23	49	66	-17	43
19	Ipswich Town	42	9	16	17	35	58	-23	43
20	Sheffield United	42	8	18	16	42	60	-18	42
21	Oldham Athletic	42	9	13	20	42	68	-26	40
22	Swindon Town	42	5	15	22	47	100	-53	30

779

Premier League Tables

Statistics

Premier League 1994/95		P	W	D	L	GF	GA	GD	PTS
1	Blackburn Rovers	42	27	8	7	80	39	41	89
2	Manchester United	42	26	10	6	77	28	49	88
3	Nottingham Forest	42	22	11	9	72	43	29	77
4	Liverpool	42	21	11	10	65	37	28	74
5	Leeds United	42	20	13	9	59	38	21	73
6	Newcastle United	42	20	12	10	67	47	20	72
7	Tottenham Hotspur	42	16	14	12	66	58	8	62
8	Queens Park Rangers	42	17	9	16	61	59	2	60
9	Wimbledon	42	15	11	16	48	65	-17	56
10	Southampton	42	12	18	12	61	63	-2	54
11	Chelsea	42	13	15	14	50	55	-5	54
12	Arsenal	42	13	12	17	52	49	3	51
13	Sheffield Wednesday	42	13	12	17	49	57	-8	51
14	West Ham United	42	13	11	18	44	48	-4	50
15	Everton	42	11	17	14	44	51	-7	50
16	Coventry City	42	12	14	16	44	62	-18	50
17	Manchester City	42	12	13	17	53	64	-11	49
18	Aston Villa	42	11	15	16	51	56	-5	48
19	Crystal Palace	42	11	12	19	34	49	-15	45
20	Norwich City	42	10	13	19	37	54	-17	43
21	Leicester City	42	6	11	25	45	80	-35	29
22	Ipswich Town	42	7	6	29	36	93	-57	27

Premier League 1995/96		P	W	D	L	GF	GA	GD	PTS
1	Manchester United	38	25	7	6	73	35	38	82
2	Newcastle United	38	24	6	8	66	37	29	78
3	Liverpool	38	20	11	7	70	34	36	71
4	Aston Villa	38	18	9	11	52	35	17	63
5	Arsenal	38	17	12	9	49	32	17	63
6	Everton	38	17	10	11	64	44	20	61
7	Blackburn Rovers	38	18	7	13	61	47	14	61
8	Tottenham Hotspur	38	16	13	9	50	38	12	61
9	Nottingham Forest	38	15	13	10	50	54	-4	58
10	West Ham United	38	14	9	15	43	52	-9	51
11	Chelsea	38	12	14	12	46	44	2	50
12	Middlesbrough	38	11	10	17	35	50	-15	43
13	Leeds United	38	12	7	19	40	57	-17	43
14	Wimbledon	38	10	11	17	55	70	-15	41
15	Sheffield Wednesday	38	10	10	18	48	61	-13	40
16	Coventry City	38	8	14	16	42	60	-18	38
17	Southampton	38	9	11	18	34	52	-18	38
18	Manchester City	38	9	11	18	33	58	-25	38
19	Queens Park Rangers	38	9	6	23	38	57	-19	33
20	Bolton Wanderers	38	8	5	25	39	71	-32	29

780

Premier League Tables

Premier League 1996/97		P	W	D	L	GF	GA	GD	PTS
1	Manchester United	38	21	12	5	76	44	32	75
2	Newcastle United	38	19	11	8	73	40	33	68
3	Arsenal	38	19	11	8	62	32	30	68
4	Liverpool	38	19	11	8	62	37	25	68
5	Aston Villa	38	17	10	11	47	34	13	61
6	Chelsea	38	16	11	11	58	55	3	59
7	Sheffield Wednesday	38	14	15	9	50	51	-1	57
8	Wimbledon	38	15	11	12	49	46	3	56
9	Leicester City	38	12	11	15	46	54	-8	47
10	Tottenham Hotspur	38	13	7	18	44	51	-7	46
11	Leeds United	38	11	13	14	28	38	-10	46
12	Derby County	38	11	13	14	45	58	-13	46
13	Blackburn Rovers	38	9	15	14	42	43	-1	42
14	West Ham United	38	10	12	16	39	48	-9	42
15	Everton	38	10	12	16	44	57	-13	42
16	Southampton	38	10	11	17	50	56	-6	41
17	Coventry City	38	9	14	15	38	54	-16	41
18	Sunderland	38	10	10	18	35	53	-18	40
19	Middlesbrough	38	10	12	16	51	60	-9	39*
20	Nottingham Forest	38	6	16	16	31	59	-28	34

*Middlesbrough deducted 3 points

Premier League 1997/98		P	W	D	L	GF	GA	GD	PTS
1	Arsenal	38	23	9	6	68	33	35	78
2	Manchester United	38	23	8	7	73	26	47	77
3	Liverpool	38	18	11	9	68	42	26	65
4	Chelsea	38	20	3	15	71	43	28	63
5	Leeds United	38	17	8	13	57	46	11	59
6	Blackburn Rovers	38	16	10	12	57	52	5	58
7	Aston Villa	38	17	6	15	49	48	1	57
8	West Ham United	38	16	8	14	56	57	-1	56
9	Derby County	38	16	7	15	52	49	3	55
10	Leicester City	38	13	14	11	51	41	10	53
11	Coventry City	38	12	16	10	46	44	2	52
12	Southampton	38	14	6	18	50	55	-5	48
13	Newcastle United	38	11	11	16	35	44	-9	44
14	Tottenham Hotspur	38	11	11	16	44	56	-12	44
15	Wimbledon	38	10	14	14	34	46	-12	44
16	Sheffield Wednesday	38	12	8	18	52	67	-15	44
17	Everton	38	9	13	16	41	56	-15	40
18	Bolton Wanderers	38	9	13	16	41	61	-20	40
19	Barnsley	38	10	5	23	37	82	-45	35
20	Crystal Palace	38	8	9	21	37	71	-34	33

781

Statistics

Premier League Tables

Premier League 1998/99		P	W	D	L	GF	GA	GD	PTS
1	Manchester United	38	22	13	3	80	37	43	79
2	Arsenal	38	22	12	4	59	17	42	78
3	Chelsea	38	20	15	3	57	30	27	75
4	Leeds United	38	18	13	7	62	34	28	67
5	West Ham United	38	16	9	13	46	53	-7	57
6	Aston Villa	38	15	10	13	51	46	5	55
7	Liverpool	38	15	9	14	68	49	19	54
8	Derby County	38	13	13	12	40	45	-5	52
9	Middlesbrough	38	12	15	11	48	54	-6	51
10	Leicester City	38	12	13	13	40	46	-6	49
11	Tottenham Hotspur	38	11	14	13	47	50	-3	47
12	Sheffield Wednesday	38	13	7	18	41	42	-1	46
13	Newcastle United	38	11	13	14	48	54	-6	46
14	Everton	38	11	10	17	42	47	-5	43
15	Coventry City	38	11	9	18	39	51	-12	42
16	Wimbledon	38	10	12	16	40	63	-23	42
17	Southampton	38	11	8	19	37	64	-27	41
18	Charlton Athletic	38	8	12	18	41	56	-15	36
19	Blackburn Rovers	38	7	14	17	38	52	-14	35
20	Nottingham Forest	38	7	9	22	35	69	-34	30

Premier League 1999/00		P	W	D	L	GF	GA	GD	PTS
1	Manchester United	38	28	7	3	97	45	52	91
2	Arsenal	38	22	7	9	73	43	30	73
3	Leeds United	38	21	6	11	58	43	15	69
4	Liverpool	38	19	10	9	51	30	21	67
5	Chelsea	38	18	11	9	53	34	19	65
6	Aston Villa	38	15	13	10	46	35	11	58
7	Sunderland	38	16	10	12	57	56	1	58
8	Leicester City	38	16	7	15	55	55	0	55
9	West Ham United	38	15	10	13	52	53	-1	55
10	Tottenham Hotspur	38	15	8	15	57	49	8	53
11	Newcastle United	38	14	10	14	63	54	9	52
12	Middlesbrough	38	14	10	14	46	52	-6	52
13	Everton	38	12	14	12	59	49	10	50
14	Coventry City	38	12	8	18	47	54	-7	44
15	Southampton	38	12	8	18	45	62	-17	44
16	Derby County	38	9	11	18	44	57	-13	38
17	Bradford City	38	9	9	20	38	68	-30	36
18	Wimbledon	38	7	12	19	46	74	-28	33
19	Sheffield Wednesday	38	8	7	23	38	70	-32	31
20	Watford	38	6	6	26	35	77	-42	24

782

Premier League Tables

Premier League 2000/01		P	W	D	L	GF	GA	GD	PTS
1	Manchester United	38	24	8	6	79	31	48	80
2	Arsenal	38	20	10	8	63	38	25	70
3	Liverpool	38	20	9	9	71	39	32	69
4	Leeds United	38	20	8	10	64	43	21	68
5	Ipswich Town	38	20	6	12	57	42	15	66
6	Chelsea	38	17	10	11	68	45	23	61
7	Sunderland	38	15	12	11	46	41	5	57
8	Aston Villa	38	13	15	10	46	43	3	54
9	Charlton Athletic	38	14	10	14	50	57	-7	52
10	Southampton	38	14	10	14	40	48	-8	52
11	Newcastle United	38	14	9	15	44	50	-6	51
12	Tottenham Hotspur	38	13	10	15	47	54	-7	49
13	Leicester City	38	14	6	18	39	51	-12	48
14	Middlesbrough	38	9	15	14	44	44	0	42
15	West Ham United	38	10	12	16	45	50	-5	42
16	Everton	38	11	9	18	45	59	-14	42
17	Derby County	38	10	12	16	37	59	-22	42
18	Manchester City	38	8	10	20	41	65	-24	34
19	Coventry City	38	8	10	20	36	63	-27	34
20	Bradford City	38	5	11	22	30	70	-40	26

Premier League 2001/02		P	W	D	L	GF	GA	GD	PTS
1	Arsenal	38	26	9	3	79	36	43	87
2	Liverpool	38	24	8	6	67	30	37	80
3	Manchester United	38	24	5	9	87	45	42	77
4	Newcastle United	38	21	8	9	74	52	22	71
5	Leeds United	38	18	12	8	53	37	16	66
6	Chelsea	38	17	13	8	66	38	28	64
7	West Ham United	38	15	8	15	48	57	-9	53
8	Aston Villa	38	12	14	12	46	47	-1	50
9	Tottenham Hotspur	38	14	8	16	49	53	-4	50
10	Blackburn Rovers	38	12	10	16	55	51	4	46
11	Southampton	38	12	9	17	46	54	-8	45
12	Middlesbrough	38	12	9	17	35	47	-12	45
13	Fulham	38	10	14	14	36	44	-8	44
14	Charlton Athletic	38	10	14	14	38	49	-11	44
15	Everton	38	11	10	17	45	57	-12	43
16	Bolton Wanderers	38	9	13	16	44	62	-18	40
17	Sunderland	38	10	10	18	29	51	-22	40
18	Ipswich Town	38	9	9	20	41	64	-23	36
19	Derby County	38	8	6	24	33	63	-30	30
20	Leicester City	38	5	13	20	30	64	-34	28

783

Premier League Tables

Statistics

Premier League 2002/03		P	W	D	L	GF	GA	GD	PTS
1	Manchester United	38	25	8	5	74	34	40	83
2	Arsenal	38	23	9	6	85	42	43	78
3	Newcastle United	38	21	6	11	63	48	15	69
4	Chelsea	38	19	10	9	68	38	30	67
5	Liverpool	38	18	10	10	61	41	20	64
6	Blackburn Rovers	38	16	12	10	52	43	9	60
7	Everton	38	17	8	13	48	49	-1	59
8	Southampton	38	13	13	12	43	46	-3	52
9	Manchester City	38	15	6	17	47	54	-7	51
10	Tottenham Hotspur	38	14	8	16	51	62	-11	50
11	Middlesbrough	38	13	10	15	48	44	4	49
12	Charlton Athletic	38	14	7	17	45	56	-11	49
13	Birmingham City	38	13	9	16	41	49	-8	48
14	Fulham	38	13	9	16	41	50	-9	48
15	Leeds United	38	14	5	19	58	57	1	47
16	Aston Villa	38	12	9	17	42	47	-5	45
17	Bolton Wanderers	38	10	14	14	41	51	-10	44
18	West Ham United	38	10	12	16	42	59	-17	42
19	West Bromwich Albion	38	6	8	24	29	65	-36	26
20	Sunderland	38	4	7	27	21	65	-44	19

Premier League 2003/04		P	W	D	L	GF	GA	GD	PTS
1	Arsenal	38	26	12	0	73	26	47	90
2	Chelsea	38	24	7	7	67	30	37	79
3	Manchester United	38	23	6	9	64	35	29	75
4	Liverpool	38	16	12	10	55	37	18	60
5	Newcastle United	38	13	17	8	52	40	12	56
6	Aston Villa	38	15	11	12	48	44	4	56
7	Charlton Athletic	38	14	11	13	51	51	0	53
8	Bolton Wanderers	38	14	11	13	48	56	-8	53
9	Fulham	38	14	10	14	52	46	6	52
10	Birmingham City	38	12	14	12	43	48	-5	50
11	Middlesbrough	38	13	9	16	44	52	-8	48
12	Southampton	38	12	11	15	44	45	-1	47
13	Portsmouth	38	12	9	17	47	54	-7	45
14	Tottenham Hotspur	38	13	6	19	47	57	-10	45
15	Blackburn Rovers	38	12	8	18	51	59	-8	44
16	Manchester City	38	9	14	15	55	54	1	41
17	Everton	38	9	12	17	45	57	-12	39
18	Leicester City	38	6	15	17	48	65	-17	33
19	Leeds United	38	8	9	21	40	79	-39	33
20	Wolverhampton Wanderers	38	7	12	19	38	77	-39	33

784

Premier League Tables

Premier League 2004/05		P	W	D	L	GF	GA	GD	PTS
1	Chelsea	38	29	8	1	72	15	57	95
2	Arsenal	38	25	8	5	87	36	51	83
3	Manchester United	38	22	11	5	58	26	32	77
4	Everton	38	18	7	13	45	46	-1	61
5	Liverpool	38	17	7	14	52	41	11	58
6	Bolton Wanderers	38	16	10	12	49	44	5	58
7	Middlesbrough	38	14	13	11	53	46	7	55
8	Manchester City	38	13	13	12	47	39	8	52
9	Tottenham Hotspur	38	14	10	14	47	41	6	52
10	Aston Villa	38	12	11	15	45	52	-7	47
11	Charlton Athletic	38	12	10	16	42	58	-16	46
12	Birmingham City	38	11	12	15	40	46	-6	45
13	Fulham	38	12	8	18	52	60	-8	44
14	Newcastle United	38	10	14	14	47	57	-10	44
15	Blackburn Rovers	38	9	15	14	32	43	-11	42
16	Portsmouth	38	10	9	19	43	59	-16	39
17	West Bromwich Albion	38	6	16	16	36	61	-25	34
18	Crystal Palace	38	7	12	19	41	62	-21	33
19	Norwich City	38	7	12	19	42	77	-35	33
20	Southampton	38	6	14	18	45	66	-21	32

Premier League 2005/06		P	W	D	L	GF	GA	GD	PTS
1	Chelsea	38	29	4	5	72	22	50	91
2	Manchester United	38	25	8	5	72	34	38	83
3	Liverpool	38	25	7	6	57	25	32	82
4	Arsenal	38	20	7	11	68	31	37	67
5	Tottenham Hotspur	38	18	11	9	53	38	15	65
6	Blackburn Rovers	38	19	6	13	51	42	9	63
7	Newcastle United	38	17	7	14	47	42	5	58
8	Bolton Wanderers	38	15	11	12	49	41	8	56
9	West Ham United	38	16	7	15	52	55	-3	55
10	Wigan Athletic	38	15	6	17	45	52	-7	51
11	Everton	38	14	8	16	34	49	-15	50
12	Fulham	38	14	6	18	48	58	-10	48
13	Charlton Athletic	38	13	8	17	41	55	-14	47
14	Middlesbrough	38	12	9	17	48	58	-10	45
15	Manchester City	38	13	4	21	43	48	-5	43
16	Aston Villa	38	10	12	16	42	55	-13	42
17	Portsmouth	38	10	8	20	37	62	-25	38
18	Birmingham City	38	8	10	20	28	50	-22	34
19	West Bromwich Albion	38	7	9	22	31	58	-27	30
20	Sunderland	38	3	6	29	26	69	-43	15

785

Premier League Tables

Premier League 2006/07		P	W	D	L	GF	GA	GD	PTS
1	Manchester United	38	28	5	5	83	27	56	89
2	Chelsea	38	24	11	3	64	24	40	83
3	Liverpool	38	20	8	10	57	27	30	68
4	Arsenal	38	19	11	8	63	35	28	68
5	Tottenham Hotspur	38	17	9	12	57	54	3	60
6	Everton	38	15	13	10	52	36	16	58
7	Bolton Wanderers	38	16	8	14	47	52	-5	56
8	Reading	38	16	7	15	52	47	5	55
9	Portsmouth	38	14	12	12	45	42	3	54
10	Blackburn Rovers	38	15	7	16	52	54	-2	52
11	Aston Villa	38	11	17	10	43	41	2	50
12	Middlesbrough	38	12	10	16	44	49	-5	46
13	Newcastle United	38	11	10	17	38	47	-9	43
14	Manchester City	38	11	9	18	29	44	-15	42
15	West Ham United	38	12	5	21	35	59	-24	41
16	Fulham	38	8	15	15	38	60	-22	39
17	Wigan Athletic	38	10	8	20	37	59	-22	38
18	Sheffield United	38	10	8	20	32	55	-23	38
19	Charlton Athletic	38	8	10	20	34	60	-26	34
20	Watford	38	5	13	20	29	59	-30	28

Premier League 2007/08		P	W	D	L	GF	GA	GD	PTS
1	Manchester United	38	27	6	5	80	22	58	87
2	Chelsea	38	25	10	3	65	26	39	85
3	Arsenal	38	24	11	3	74	31	43	83
4	Liverpool	38	21	13	4	67	28	39	76
5	Everton	38	19	8	11	55	33	22	65
6	Aston Villa	38	16	12	10	71	51	20	60
7	Blackburn Rovers	38	15	13	10	50	48	2	58
8	Portsmouth	38	16	9	13	48	40	8	57
9	Manchester City	38	15	10	13	45	53	-8	55
10	West Ham United	38	13	10	15	42	50	-8	49
11	Tottenham Hotspur	38	11	13	14	66	61	5	46
12	Newcastle United	38	11	10	17	45	65	-20	43
13	Middlesbrough	38	10	12	16	43	53	-10	42
14	Wigan Athletic	38	10	10	18	34	51	-17	40
15	Sunderland	38	11	6	21	36	59	-23	39
16	Bolton Wanderers	38	9	10	19	36	54	-18	37
17	Fulham	38	8	12	18	38	60	-22	36
18	Reading	38	10	6	22	41	66	-25	36
19	Birmingham City	38	8	11	19	46	62	-16	35
20	Derby County	38	1	8	29	20	89	-69	11

Statistics

786

Premier League Tables

Premier League 2008/09		P	W	D	L	GF	GA	GD	PTS
1	Manchester United	38	28	6	4	68	24	44	90
2	Liverpool	38	25	11	2	77	27	50	86
3	Chelsea	38	25	8	5	68	24	44	83
4	Arsenal	38	20	12	6	68	37	31	72
5	Everton	38	17	12	9	55	37	18	63
6	Aston Villa	38	17	11	10	54	48	6	62
7	Fulham	38	14	11	13	39	34	5	53
8	Tottenham Hotspur	38	14	9	15	45	45	0	51
9	West Ham United	38	14	9	15	42	45	-3	51
10	Manchester City	38	15	5	18	58	50	8	50
11	Wigan Athletic	38	12	9	17	34	45	-11	45
12	Stoke City	38	12	9	17	38	55	-17	45
13	Bolton Wanderers	38	11	8	19	41	53	-12	41
14	Portsmouth	38	10	11	17	38	57	-19	41
15	Blackburn Rovers	38	10	11	17	40	60	-20	41
16	Sunderland	38	9	9	20	34	54	-20	36
17	Hull City	38	8	11	19	39	64	-25	35
18	Newcastle United	38	7	13	18	40	59	-19	34
19	Middlesbrough	38	7	11	20	28	57	-29	32
20	West Bromwich Albion	38	8	8	22	36	67	-31	32

Premier League 2009/10		P	W	D	L	GF	GA	GD	PTS
1	Chelsea	38	27	5	6	103	32	71	86
2	Manchester United	38	27	4	7	86	28	58	85
3	Arsenal	38	23	6	9	83	41	42	75
4	Tottenham Hotspur	38	21	7	10	67	41	26	70
5	Manchester City	38	18	13	7	73	45	28	67
6	Aston Villa	38	17	13	8	52	39	13	64
7	Liverpool	38	18	9	11	61	35	26	63
8	Everton	38	16	13	9	60	49	11	61
9	Birmingham City	38	13	11	14	38	47	-9	50
10	Blackburn Rovers	38	13	11	14	41	55	-14	50
11	Stoke City	38	11	14	13	34	48	-14	47
12	Fulham	38	12	10	16	39	46	-7	46
13	Sunderland	38	11	11	16	48	56	-8	44
14	Bolton Wanderers	38	10	9	19	42	67	-25	39
15	Wolverhampton Wanderers	38	9	11	18	32	56	-24	38
16	Wigan Athletic	38	9	9	20	37	79	-42	36
17	West Ham United	38	8	11	19	47	66	-19	35
18	Burnley	38	8	6	24	42	82	-40	30
19	Hull City	38	6	12	20	34	75	-41	30
20	Portsmouth	38	7	7	24	34	66	-32	19*

*Portsmouth deducted 9 points

787

Premier League Tables

Statistics

Premier League 2010/11		P	W	D	L	GF	GA	GD	PTS
1	Manchester United	38	23	11	4	78	37	41	80
2	Chelsea	38	21	8	9	69	33	36	71
3	Manchester City	38	21	8	9	60	33	27	71
4	Arsenal	38	19	11	8	72	43	29	68
5	Tottenham Hotspur	38	16	14	8	55	46	9	62
6	Liverpool	38	17	7	14	59	44	15	58
7	Everton	38	13	15	10	51	45	6	54
8	Fulham	38	11	16	11	49	43	6	49
9	Aston Villa	38	12	12	14	48	59	-11	48
10	Sunderland	38	12	11	15	45	56	-11	47
11	West Bromwich Albion	38	12	11	15	56	71	-15	47
12	Newcastle United	38	11	13	14	56	57	-1	46
13	Stoke City	38	13	7	18	46	48	-2	46
14	Bolton Wanderers	38	12	10	16	52	56	-4	46
15	Blackburn Rovers	38	11	10	17	46	59	-13	43
16	Wigan Athletic	38	9	15	14	40	61	-21	42
17	Wolverhampton Wanderers	38	11	7	20	46	66	-20	40
18	Birmingham City	38	8	15	15	37	58	-21	39
19	Blackpool	38	10	9	19	55	78	-23	39
20	West Ham United	38	7	12	19	43	70	-27	33

Premier League 2011/12		P	W	D	L	GF	GA	GD	PTS
1	Manchester City	38	28	5	5	93	29	64	89
2	Manchester United	38	28	5	5	89	33	56	89
3	Arsenal	38	21	7	10	74	49	25	70
4	Tottenham Hotspur	38	20	9	9	66	41	25	69
5	Newcastle United	38	19	8	11	56	51	5	65
6	Chelsea	38	18	10	10	65	46	19	64
7	Everton	38	15	11	12	50	40	10	56
8	Liverpool	38	14	10	14	47	40	7	52
9	Fulham	38	14	10	14	48	51	-3	52
10	West Bromwich Albion	38	13	8	17	45	52	-7	47
11	Swansea City	38	12	11	15	44	51	-7	47
12	Norwich City	38	12	11	15	52	66	-14	47
13	Sunderland	38	11	12	15	45	46	-1	45
14	Stoke City	38	11	12	15	36	53	-17	45
15	Wigan Athletic	38	11	10	17	42	62	-20	43
16	Aston Villa	38	7	17	14	37	53	-16	38
17	Queens Park Rangers	38	10	7	21	43	66	-23	37
18	Bolton Wanderers	38	10	6	22	46	77	-31	36
19	Blackburn Rovers	38	8	7	23	48	78	-30	31
20	Wolverhampton Wanderers	38	5	10	23	40	82	-42	25

788

Premier League Tables

Premier League 2012/13	P	W	D	L	GF	GA	GD	PTS
1 Manchester United	38	28	5	5	86	43	43	89
2 Manchester City	38	23	9	6	66	34	32	78
3 Chelsea	38	22	9	7	75	39	36	75
4 Arsenal	38	21	10	7	72	37	35	73
5 Tottenham Hotspur	38	21	9	8	66	46	20	72
6 Everton	38	16	15	7	55	40	15	63
7 Liverpool	38	16	13	9	71	43	28	61
8 West Bromwich Albion	38	14	7	17	53	57	-4	49
9 Swansea City	38	11	13	14	47	51	-4	46
10 West Ham United	38	12	10	16	45	53	-8	46
11 Norwich City	38	10	14	14	41	58	-17	44
12 Fulham	38	11	10	17	50	60	-10	43
13 Stoke City	38	9	15	14	34	45	-11	42
14 Southampton	38	9	14	15	49	60	-11	41
15 Aston Villa	38	10	11	17	47	69	-22	41
16 Newcastle United	38	11	8	19	45	68	-23	41
17 Sunderland	38	9	12	17	41	54	-13	39
18 Wigan Athletic	38	9	9	20	47	73	-26	36
19 Reading	38	6	10	22	43	73	-30	28
20 Queens Park Rangers	38	4	13	21	30	60	-30	25

Premier League 2013/14	P	W	D	L	GF	GA	GD	PTS
1 Manchester City	38	27	5	6	102	37	65	86
2 Liverpool	38	26	6	6	101	50	51	84
3 Chelsea	38	25	7	6	71	27	44	82
4 Arsenal	38	24	7	7	68	41	27	79
5 Everton	38	21	9	8	61	39	22	72
6 Tottenham Hotspur	38	21	6	11	55	51	4	69
7 Manchester United	38	19	7	12	64	43	21	64
8 Southampton	38	15	11	12	54	46	8	56
9 Stoke City	38	13	11	14	45	52	-7	50
10 Newcastle United	38	15	4	19	43	59	-16	49
11 Crystal Palace	38	13	6	19	33	48	-15	45
12 Swansea City	38	11	9	18	54	54	0	42
13 West Ham United	38	11	7	20	40	51	-11	40
14 Sunderland	38	10	8	20	41	60	-19	38
15 Aston Villa	38	10	8	20	39	61	-22	38
16 Hull City	38	10	7	21	38	53	-15	37
17 West Bromwich Albion	38	7	15	16	43	59	-16	36
18 Norwich City	38	8	9	21	28	62	-34	33
19 Fulham	38	9	5	24	40	85	-45	32
20 Cardiff City	38	7	9	22	32	74	-42	30

789

Premier League Tables

Statistics

Premier League 2014/15	P	W	D	L	GF	GA	GD	PTS
1 Chelsea	38	26	9	3	73	32	41	87
2 Manchester City	38	24	7	7	83	38	45	79
3 Arsenal	38	22	9	7	71	36	35	75
4 Manchester United	38	20	10	8	62	37	25	70
5 Tottenham Hotspur	38	19	7	12	58	53	5	64
6 Liverpool	38	18	8	12	52	48	4	62
7 Southampton	38	18	6	14	54	33	21	60
8 Swansea City	38	16	8	14	46	49	-3	56
9 Stoke City	38	15	9	14	48	45	3	54
10 Crystal Palace	38	13	9	16	47	51	-4	48
11 Everton	38	12	11	15	48	50	-2	47
12 West Ham United	38	12	11	15	44	47	-3	47
13 West Bromwich Albion	38	11	11	16	38	51	-13	44
14 Leicester City	38	11	8	19	46	55	-9	41
15 Newcastle United	38	10	9	19	40	63	-23	39
16 Sunderland	38	7	17	14	31	53	-22	38
17 Aston Villa	38	10	8	20	31	57	-26	38
18 Hull City	38	8	11	19	33	51	-18	35
19 Burnley	38	7	12	19	28	53	-25	33
20 Queens Park Rangers	38	8	6	24	42	73	-31	30

Premier League 2015/16	P	W	D	L	GF	GA	GD	PTS
1 Leicester City	38	23	12	3	68	36	32	81
2 Arsenal	38	20	11	7	65	36	29	71
3 Tottenham Hotspur	38	19	13	6	69	35	34	70
4 Manchester City	38	19	9	10	71	41	30	66
5 Manchester United	38	19	9	10	49	35	14	66
6 Southampton	38	18	9	11	59	41	18	63
7 West Ham United	38	16	14	8	65	51	14	62
8 Liverpool	38	16	12	10	63	50	13	60
9 Stoke City	38	14	9	15	41	55	-14	51
10 Chelsea	38	12	14	12	59	53	6	50
11 Everton	38	11	14	13	59	55	4	47
12 Swansea City	38	12	11	15	42	52	-10	47
13 Watford	38	12	9	17	40	50	-10	45
14 West Bromwich Albion	38	10	13	15	34	48	-14	43
15 Crystal Palace	38	11	9	18	39	51	-12	42
16 AFC Bournemouth	38	11	9	18	45	67	-22	42
17 Sunderland	38	9	12	17	48	62	-14	39
18 Newcastle United	38	9	10	19	44	65	-21	37
19 Norwich City	38	9	7	22	39	67	-28	34
20 Aston Villa	38	3	8	27	27	76	-49	17

790

Statistics

Premier League Tables

Premier League 2016/17		P	W	D	L	GF	GA	GD	PTS
1	Chelsea	38	30	3	5	85	33	52	93
2	Tottenham Hotspur	38	26	8	4	86	26	60	86
3	Manchester City	38	23	9	6	80	39	41	78
4	Liverpool	38	22	10	6	78	42	36	76
5	Arsenal	38	23	6	9	77	44	33	75
6	Manchester United	38	18	15	5	54	29	25	69
7	Everton	38	17	10	11	62	44	18	61
8	Southampton	38	12	10	16	41	48	-7	46
9	AFC Bournemouth	38	12	10	16	55	67	-12	46
10	West Bromwich Albion	38	12	9	17	43	51	-8	45
11	West Ham United	38	12	9	17	47	64	-17	45
12	Leicester City	38	12	8	18	48	63	-15	44
13	Stoke City	38	11	11	16	41	56	-15	44
14	Crystal Palace	38	12	5	21	50	63	-13	41
15	Swansea City	38	12	5	21	45	70	-25	41
16	Burnley	38	11	7	20	39	55	-16	40
17	Watford	38	11	7	20	40	68	-28	40
18	Hull City	38	9	7	22	37	80	-43	34
19	Middlesbrough	38	5	13	20	27	53	-26	28
20	Sunderland	38	6	6	26	29	69	-40	24

Premier League 2017/18		P	W	D	L	GF	GA	GD	PTS
1	Manchester City	38	32	4	2	106	27	79	100
2	Manchester United	38	25	6	7	68	28	40	81
3	Tottenham Hotspur	38	23	8	7	74	36	38	77
4	Liverpool	38	21	12	5	84	38	46	75
5	Chelsea	38	21	7	10	62	38	24	70
6	Arsenal	38	19	6	13	74	51	23	63
7	Burnley	38	14	12	12	36	39	-3	54
8	Everton	38	13	10	15	44	58	-14	49
9	Leicester City	38	12	11	15	56	60	-4	47
10	Newcastle United	38	12	8	18	39	47	-8	44
11	Crystal Palace	38	11	11	16	45	55	-10	44
12	AFC Bournemouth	38	11	11	16	45	61	-16	44
13	West Ham United	38	10	12	16	48	68	-20	42
14	Watford	38	11	8	19	44	64	-20	41
15	Brighton & Hove Albion	38	9	13	16	34	54	-20	40
16	Huddersfield Town	38	9	10	19	28	58	-30	37
17	Southampton	38	7	15	16	37	56	-19	36
18	Swansea City	38	8	9	21	28	56	-28	33
19	Stoke City	38	7	12	19	35	68	-33	33
20	West Bromwich Albion	38	6	13	19	31	56	-25	31

791

Premier League Tables

Premier League 2018/19		P	W	D	L	GF	GA	GD	PTS
1	Manchester City	38	32	2	4	95	23	72	98
2	Liverpool	38	30	7	1	89	22	67	97
3	Chelsea	38	21	9	8	63	39	24	72
4	Tottenham Hotspur	38	23	2	13	67	39	28	71
5	Arsenal	38	21	7	10	65	54	11	70
6	Manchester United	38	19	9	10	65	54	11	66
7	Wolverhampton Wanderers	38	16	9	13	47	46	1	57
8	Everton	38	15	9	14	54	46	8	54
9	Leicester City	38	15	7	16	51	48	3	52
10	West Ham United	38	15	7	16	52	55	-3	52
11	Watford	38	14	8	16	52	59	-7	50
12	Crystal Palace	38	14	7	17	51	53	-2	49
13	Newcastle United	38	12	9	17	42	48	-6	45
14	AFC Bournemouth	38	13	6	19	56	70	-14	45
15	Burnley	38	11	7	20	45	68	-23	40
16	Southampton	38	9	12	17	45	65	-20	39
17	Brighton & Hove Albion	38	9	9	20	35	60	-25	36
18	Cardiff City	38	10	4	24	34	69	-35	34
19	Fulham	38	7	5	26	34	81	-47	26
20	Huddersfield Town	38	3	7	28	22	76	-54	16

Premier League 2019/20		P	W	D	L	GF	GA	GD	PTS
1	Liverpool	38	32	3	3	85	33	52	99
2	Manchester City	38	26	3	9	102	35	67	81
3	Manchester United	38	18	12	8	66	36	30	66
4	Chelsea	38	20	6	12	69	54	15	66
5	Leicester City	38	18	8	12	67	41	26	62
6	Tottenham Hotspur	38	16	11	11	61	47	14	59
7	Wolverhampton Wanderers	38	15	14	9	51	40	11	59
8	Arsenal	38	14	14	10	56	48	8	56
9	Sheffield United	38	14	12	12	39	39	0	54
10	Burnley	38	15	9	14	43	50	-7	54
11	Southampton	38	15	7	16	51	60	-9	52
12	Everton	38	13	10	15	44	56	-12	49
13	Newcastle United	38	11	11	16	38	58	-20	44
14	Crystal Palace	38	11	10	17	31	50	-19	43
15	Brighton & Hove Albion	38	9	14	15	39	54	-15	41
16	West Ham United	38	10	9	19	49	62	-13	39
17	Aston Villa	38	9	8	21	41	67	-26	35
18	AFC Bournemouth	38	9	7	22	40	65	-25	34
19	Watford	38	8	10	20	36	64	-28	34
20	Norwich City	38	5	6	27	26	75	-49	21

792

Statistics

Premier League Tables

Premier League 2020/21		P	W	D	L	GF	GA	GD	PTS
1	Manchester City	38	27	5	6	83	32	51	86
2	Manchester United	38	21	11	6	73	44	29	74
3	Liverpool	38	20	9	9	68	42	26	69
4	Chelsea	38	19	10	9	58	36	22	67
5	Leicester City	38	20	6	12	68	50	18	66
6	West Ham United	38	19	8	11	62	47	15	65
7	Tottenham Hotspur	38	18	8	12	68	45	23	62
8	Arsenal	38	18	7	13	55	39	16	61
9	Leeds United	38	18	5	15	62	54	8	59
10	Everton	38	17	8	13	47	48	-1	59
11	Aston Villa	38	16	7	15	55	46	9	55
12	Newcastle United	38	12	9	17	46	62	-16	45
13	Wolverhampton Wanderers	38	12	9	17	36	52	-16	45
14	Crystal Palace	38	12	8	18	41	66	-25	44
15	Southampton	38	12	7	19	47	68	-21	43
16	Brighton & Hove Albion	38	9	14	15	40	46	-6	41
17	Burnley	38	10	9	19	33	55	-22	39
18	Fulham	38	5	13	20	27	53	-26	28
19	West Bromwich Albion	38	5	11	22	35	76	-41	26
20	Sheffield United	38	7	2	29	20	63	-43	23

Premier League 2021/22		P	W	D	L	GF	GA	GD	PTS
1	Manchester City	38	29	6	3	99	26	73	93
2	Liverpool	38	28	8	2	94	26	68	92
3	Chelsea	38	21	11	6	76	33	43	74
4	Tottenham Hotspur	38	22	5	11	69	40	29	71
5	Arsenal	38	22	3	13	61	48	13	69
6	Manchester United	38	16	10	12	57	57	0	58
7	West Ham United	38	16	8	14	60	51	9	56
8	Leicester City	38	14	10	14	62	59	3	52
9	Brighton & Hove Albion	38	12	15	11	42	44	-2	51
10	Wolverhampton Wanderers	38	15	6	17	38	43	-5	51
11	Newcastle United	38	13	10	15	44	62	-18	49
12	Crystal Palace	38	11	15	12	50	46	4	48
13	Brentford	38	13	7	18	48	56	-8	46
14	Aston Villa	38	13	6	19	52	54	-2	45
15	Southampton	38	9	13	16	43	67	-24	40
16	Everton	38	11	6	21	43	66	-23	39
17	Leeds United	38	9	11	18	42	79	-37	38
18	Burnley	38	7	14	17	34	53	-19	35
19	Watford	38	6	5	27	34	77	-43	23
20	Norwich City	38	5	7	26	23	84	-61	22

793

Premier League Tables

Premier League 2022/23		P	W	D	L	GF	GA	GD	PTS
1	Manchester City	38	28	5	5	94	33	61	89
2	Arsenal	38	26	6	6	88	43	45	84
3	Manchester United	38	23	6	9	58	43	15	75
4	Newcastle United	38	19	14	5	68	33	35	71
5	Liverpool	38	19	10	9	75	47	28	67
6	Brighton & Hove Albion	38	18	8	12	72	53	19	62
7	Aston Villa	38	18	7	13	51	46	5	61
8	Tottenham Hotspur	38	18	6	14	70	63	7	60
9	Brentford	38	15	14	9	58	46	12	59
10	Fulham	38	15	7	16	55	53	2	52
11	Crystal Palace	38	11	12	15	40	49	-9	45
12	Chelsea	38	11	11	16	38	47	-9	44
13	Wolverhampton Wanderers	38	11	8	19	31	58	-27	41
14	West Ham United	38	11	7	20	42	55	-13	40
15	AFC Bournemouth	38	11	6	21	37	71	-34	39
16	Nottingham Forest	38	9	11	18	38	68	-30	38
17	Everton	38	8	12	18	34	57	-23	36
18	Leicester City	38	9	7	22	51	68	-17	34
19	Leeds United	38	7	10	21	48	78	-30	31
20	Southampton	38	6	7	25	36	73	-37	25

Premier League 2023/24		P	W	D	L	GF	GA	GD	PTS
1	Manchester City	38	28	7	3	96	34	62	91
2	Arsenal	38	28	5	5	91	29	62	89
3	Liverpool	38	24	10	4	86	41	45	82
4	Aston Villa	38	20	8	10	76	61	15	68
5	Tottenham Hotspur	38	20	6	12	74	61	13	66
6	Chelsea	38	18	9	11	77	63	14	63
7	Newcastle United	38	18	6	14	85	62	23	60
8	Manchester United	38	18	6	14	57	58	-1	60
9	West Ham United	38	14	10	14	60	74	-14	52
10	Crystal Palace	38	13	10	15	57	58	-1	49
11	Brighton & Hove Albion	38	12	12	14	55	62	-7	48
12	AFC Bournemouth	38	13	9	16	54	67	-13	48
13	Fulham	38	13	8	17	55	61	-6	47
14	Wolverhampton Wanderers	38	13	7	18	50	65	-15	46
15	Everton*†	38	13	9	16	40	51	-11	40
16	Brentford	38	10	9	19	56	65	-9	39
17	Nottingham Forest**†	38	9	9	20	49	67	-18	32
18	Luton Town	38	6	8	24	52	85	-33	26
19	Burnley	38	5	9	24	41	78	-37	24
20	Sheffield United	38	3	7	28	35	104	-69	16

*Everton deducted six points and then a further two points, following two separate breaches of the Profitability and Sustainability Rules (PSRs)

**Nottingham Forest deducted four points following a breach of the Premier League's Profitability and Sustainability Rules.

†Imposed by an Independent Commission.

794

Premier League Tables